Form 10-K, Exhibit 13
period 1999-09-30
CAPITOL FEDERAL FINANCIAL
filed 1999-12-29
CIK 1074433

[COVER]

CAPITOL FEDERAL FINANCIAL

ANNUAL REPORT 1999

"...to give the investor and the borrower a means for achieving the habit of thrift and the joy of home ownership." - from the official charter, filed December 16, 1893

[PHOTO:  Capitol Federal headquarters, 1927.]

CONTENTS
1   Financial Highlights
2   Letter from the CEO and the President
4   Performance - Where We Are Today
6   Potential - Where We Are Headed
8   Progress - Opportunities Abound
10  Future - Commitment with a Purpose
13  Financial Information
      14       Selected Financial Data
      16       Management's Discussion and Analysis
      29       Independent Auditors' Report on Consolidated Financial Statements
      30       Consolidated Balance Sheets
      32       Consolidated Statements of Income
      33       Consolidated Statements of Stockholders' Equity
      34       Consolidated Statements of Cash Flows
      36       Notes to Consolidated Statements

Decades of Momentum for the History of Capital Federal

1893 Capitol Federal opens its doors as the Savings and Loan Association of Topeka. 1918 World War I ended, a new record marks Capitol Federal's 25th anniversary; assets reach $3 million.
1938 Surviving the Great Depression and on the grow again, the bank adopts a federal charter and becomes Capitol Federal Savings and Loan Association.
1941 Henry A. Bubb is named CEO, stressing service, stability, courtesy and leadership.
1951     The Bank initiates branching strategy in eastern Kansas.
1969 John C. Dicus becomes President, while Henry Bubb remains Chairman; assets close in on a half-billion dollars.
1989     John C. Dicus succeeds henry Bubb as Chairman.
1993 Capitol Federal's 100th anniversary; assets are more than $3.9 billion. 1996 John B. Dicus is elected President; John C. Dicus continues as
         Chairman.
1999 Reorganization is completed March 31; Capitol Federal is now a publicly traded financial institution.
2000 Capitol Federal Savings Bank begins the 21st century with over 30 branches and over $6.52 billion in assets.

[PHOTO:  Capitol Federal headquarters since 1961.]

Financial Highlights

[BAR GRAPH:           [BAR GRAPH:                [BAR GRAPH:
Assets (in billions)  Deposits (in billions)     Net Income (in millions)(1,2)

1995     4.3          1995    3.6                1995     30
1996     4.4          1996    3.7                1996     41
1997     4.9          1997    3.8                1997     53
1998     5.3          1998    3.9                1998     54
1999     6.5]         1999    3.9]               1999     63]


                                    1995            1996             1997             1998             1999
                                ----------      ----------       ----------       ----------       ----------
                                                            (in thousands)
Total Assets                    $4,350,293      $4,453,672       $4,923,657       $5,315,801       $6,539,315
Loans receivable                 2,751,634       2,944,906        3,322,102        3,711,152        4,291,288
Mortgage-related securities
  Available-for-sale (AFS)               0         607,738          754,179           747,99        1,136,776
  Held-to-maturity (HTM)           771,163          17,006          120,007          320,379          939,492
Deposits                         3,673,630       3,740,718        3,787,123        3,894,180        3,899,565
Borrowings                          75,000          75,000          450,000          675,000        1,520,000
Equity                             515,882         547,422          604,789          662,332        1,046,514
Net income 1,2                      30,374          41,193           52,704           53,991           63,306

Efficiency ratio 1,2                47.43%          40.57%           34.63%           36.45%           35.30%
Equity to assets                    11.86%          12.29%           12.28%           12.46%           16.00%

1 Net income and the efficiency ratio for 1999 excludes one-time charges related to the reorganization, explained in the management Discussion and Analysis, beginning on page 16.
2 Net income and the efficiency ration for 1996 excludes the SAIF special assessment of $24.2 million.

True Blue(R)

A Clear Vision for a Prosperous Future

         Capitol Federal's rich history marked another important milestone in fiscal year 1000. On March 31, 1999, we successfully completed the Plan of Reorganization and Stock Issuance, transforming Capitol Federal from a mutual savings association to a stock savings bank. This restructuring allows Capitol Federal to expand its lending and investment activities within the communities we serve.
         As further commitment to our valued shareholders, depositors and our communities, Capitol Federal continues to build upon the foundation on which it has prospered for more than a century. Capitol Federal enjoys the loyalty of generations of families, which is achieved by exceeding customer and community expectations. We maintain one of the strongest capital positions in our industry. This is accomplished by strict adherence to cost control and decisive investment strategies. Safe business practices in conventional residential mortgage lending lead the way in our notable growth. Development of expanded retail services furthers our directive. Capitol Federal's corporate business plan reinforces consistent, reliable performance and now focuses on building unparalleled shareholder value.
         At the close of this historic year, September 30, 1999, Capitol Federal continued to build its assets and capital. Assets grew by $1.22 billion over 1998 to a total of $6.54 billion. Indicative of Capitol Federal's continued dedication to safety and soundness and as a part of our ongoing efforts to increase shareholder value, tangible equity to assets was 16.00% at year end. Stockholders' equity totaled $1.05 billion and net income was $42.9 million. Book value per share was $11.80 compared to $11.65 on June 30, 1999. Our quarterly dividend payout, at $0.10 per share, has been paid three times since our reorganization earlier in the year.
         Capitol Federal's conversion to a stock company created on-time charges affecting net income for fiscal year 1999. Net income for 1999 totaled $42.9 million compared to $54.0 million for 1998. Excluding the one-time charges, net income would have been $63.3 million. The adjusted earnings represent a 17.2% increase over the previous year. The efficiency ratio was 56.77% compared to 36.45% one year ago. The efficiency ratio, excluding one-time charges, was 35.30% for the year ended September 30, 1999.
         Exemplifying Capitol Federal's resolve to provide growth and security, nonperforming assets decreased to $6.0 million for 1999, compared to $8.2 million one year ago. The percentage of nonperforming assets to total assets was 0.09%, lowered from 0.15% in 1998.
         Capitol Federal is proud to be the leading residential lender in Kansas, ending fiscal year 1999 with record originations. The bank ended the year with a net increase in loans receivable of $580.1 million and mortgage-related securities of $1.01 billion. As of September 30, 1999, loan originations totaled $1.34 billion compared to $1.19 billion one year ago.
         In 1893, Capitol Federal's founders began with ah mission of safety and service. It is a tradition that will continue with even greater determination in 2000, delivering shareholder returns based on the steadfast principles of Safety in Savings, Sound Lending Policies, Quality Customer Service and Commitment to Community.
         Management and your Board of Directors than you, our shareholders and customers, for your continued trust. We look forward to the 21st century with clear vision, filled with energy and confidence. With assurances of strength, security and stability, Capitol Federal renews its dedication to seeking new opportunities for sound growth and expanded customer service. With this pledge, we remain True Blue(R) for all your financial and investment needs.

                                    /s/ John C. Dicus
                                    John C. Dicus, Chairman,
                                    Chief Executive Officer

                                    /s/ John B. Dicus
                                    John B. Dicus, President,
                                    Chief Operating Officer

                                    [PHOTO: John C. Dicus and John B. Dicus]

True Blue(R)

Performance - Where We Are Today

[BAR GRAPH:                         Capitol  Federal began  its long  history of
Efficiency Ratio           performance excellencebased on its stated  mission of
1995     47.4%             giving    the depositor and the  borrower ameans  for
1996     40.5%             achieving financial security  and realizing the dream
1997     34.6%             of homeownership.  Capitol Federal has weathered many
1998     36.4%             storms throughout  its century  of operation.  It has
1999     35.3%]            been the Bank's  belief  in people  and homeownership
                           that has   guided Capitol  Federal and has  led it to
                           consistent andsubstantial growth.
                                    Capitol Federal welcomes  depositor  members
                           to join the Bank and share in the  rewards  of proven
                           success  as we  begin a new  era.  Fiscal  year  1999
                           includes  Capitol  Federal's  first  six  months as a
                           stock  savings  bank.   Tried  and  true   management
                           direction  brought  the  Bank's  performance  to  new
                           heights again this year.  During the final quarter of
                           the year,  Capitol Federal  earnings  achieved record
                           levels,  allowing  earnings  per share to exceed  the
                           previous  quarter.  This  increase  resulted  from  a
                           strong core earnings performance
[BAR GRAPH:                         Capitol Federal's tradition of  strength and
Equity to Assets           belief in home  ownership  continues  with  growth in
1995     11.8%             assets and loan originations. Primarily due to growth
1996     12.2%             in   our   loan   and   mortgage-related   securities
1997     12.2%             portfolio,  total  interest and  dividend  income for
1998     12.4%             this  year  was  $396.1  million  compared  to $363.6
1999     16.0%]            million for fiscal year 1998. Loan origination volume
                           increased,   resulting in posting record originations
                           in the market areas in which we operate.
                                    Proud  of  our  strong  residential  lending
                           heritage, Capitol Federal is unsurpassed by any other
                           local institution.  We originated three times as many
                           residential loans as our nearest competitor.  Capitol
                           Federal was formed  with this  purpose in mind and it
                           is further evidence of our strength today. The Bank's
                           loan  portfolio is  concentrated  in permanent  loans
                           secured   by  first   mortgages   on   owner-occupied
                           residences, currently accounting for 94% of our portfolio.

[PIE CHART:  Earning Asset Mix         [PIE CHART:  Costing Liability Mix
Mortgage-related securities:           Borrowings                28.05%
  Available for sale       17.85%      Transaction accounts      17.09%
  Held to maturity         14.75       Savings                   54.86%]
  Loans receivable         67.40%]

[BAR GRAPH:  Growth in Assets          [BAR GRAPH:  Loan Originations
(billions of dollars)                  (billions of dollars)
1998     0.4                           1998     1.32
1999     1.2]                          1999     1.56]

                                    With a  professional  staff of more than 800
                           located within a 31- branch network across Kansas, Capitol Federal continues to expand its services and retail product lines. Current growth in volume is directly related to Capitol Federal's initiative in developing new and innovative products to meet customers' financial needs and to be at the forefront of competitive conditions. Although Capitol Federal remains true to our time-honored banking products and services, we also actively engage in the pursuit of future expansion opportunities.
                                    Capitol Federal meets the challenges of this
                           new era with ever-increasing vigor and a determination to respond to the needs of the communities we serve. Ultimately, based on a culture of performance excellence, we will continue to strive to provide the highest return on investment for customers and investors alike.

[PHOTO: new homes under construction; CAPTION: Capitol Federal... giving the borrower a means for achieving financial security and realizing the dream of home ownership.]

True Blue(R)

Potential - Where We Are Headed

         Capitol Federal's progressive positioning, based on capable and trustworthy banking policies, establishes the foundation for a successful future. Despite the ever-changing influence of market climates throughout our history, Capitol Federal has endured exceedingly well. We continue to do so by adhering to our basic philosophy of steady and consistent business practices. Presently, we move forward by providing customers with a wide range of services encompassing creative retail products as well as conventional real estate mortgages and consumer loans. As management and staff work toward these objectives, we do so with growth potential in mind.
         Customers have access to the convenience of Capitol Federal's branch locations, including seven in-store offices. The extended branch network includes an automated teller machine (ATM) network that was traditionally housed within most Capitol Federal offices. At this time, we have expanded ATM installations to include off-premises and stand-alone locations. In our pursuit of greater customer convenience and service flexibility, Capitol Federal's branch network will continue to grow in potential customer areas. To meet the challenge of evolving technology, banking via the Internet will be implemented in the year 2000 with the introduction of True Blue(R) Online.

[PHOTO: Visa(R) True Blue(R) Direct Check Card and Visa(R) True Blue(R) Direct Gold Check Card; CAPTION: Bank check cards enhance customer service.]

         Capitol Federal offers a variety of deposit services, including savings accounts, certificates of deposit, Individual Retirement Accounts, certificates of deposit, Individual Retirement Accounts, money market accounts and a full array of interest bearing and free checking accounts. The Visa(R) True Blue(R) Direct check card offeres customers worldwide access to account transactions anytime.

[PHOTO: (above) A couple reviews house plans in front of partially constructed home; (below) lending officer with a couple, reviewing loan agreement; CAPTION:
As the market expands so does the need for housing in our communities. Conventional real estate mortgages remain the strength of our lending base.]

         Based on customer desire for ease and speed of service, Capitol Agency was established a number of years ago. As the insurance affiliate of Capitol Federal Savings Bank, and an extension of our banking services, the agency offers a variety of homeowner, auto and life insurance products.
         Conventional residential mortgages remain the strength of our lending base. In addition, our specialized Home-At-Last affordable housing program remains strong, helping low-to-moderate income and minority families purchase homes. Capitol Federal continues to strengthen its community commitment with enthusiastic partnerships with nonprofit affordable housing agencies and the Kansas Association of Realtors. Consumer Loans and home equity loans are also included in our product mix for a wide range of lending services.
         In an effort  to  further  accommodate  customers  seeking  diversified investment portfolios, Capitol Federal recently welcomed CMIC Financial Services. CMIC is a provider of investments and securities as Capitol Federal branch offices. Within a cooperative referral system, CMIC fulfills the customer demand for fixed and variable annuities, mutual funds, estate planning, college funding and other non-FDIC insured investment products.
         Capitol Federal has listened and responded proactively since its establishment and will continue to follow this mutually beneficial course. Backed by conservative operating standards, yet fueled by a progressive spirit, the Bank can be characterized as having significant potential for our shareholders.

True Blue(R)

Progress - Opportunities Abound

         During the first half of the 20th century, Capitol Federal experienced consistent growth. It was during the last half of the century, however, that Capitol Federal entered a period of unprecedented growth. The housing and baby boom created opportunities in the form of increased savings, a tremendous rise in loan volume and a new concept in convenient customer service: the branch network.
         Capitol Federal embraces the latest technology, the advent of cyberspace and the information highway with vigor. Management continues to aggressively seek out benefits presented by these new opportunities. Today's customer can easily invest and bank on-line, open an account and pay bills by telephone, or withdraw funds from an ATM halfway around the world. Capitol Federal continues to address these needs and searches for enterprising concepts that will parallel these services in the future.

[PHOTO: Computer screen displays the Capitol Federal logo; CAPTION: Capitol Federal provides services in person, on the phone or via the internet.]

         Capitol Federal was the first in Kansas to introduce a bill payment service by telephone nearly three decades ago. Today, Capitol Federal continues to take the initiative. We provide a professionally manned customer service center that can be accessed by telephone every day of the week. With our convenient in-store offices, personal service is offered during nontraditional banking hours including weekends, evenings and some holidays.

[PHOTO:  Three  people  in  graduation  regalia;  (inset)  university  building;
CAPTION: Capitol Federal is committed to supporting education at all levels in the communities we serve.]

         Confidentiality and security are crucial with the advancement of technology. Prior to the release of any product, particularly via the World Wide Web, Capitol Federal exceeds safety standards with all operations. In the interest of protecting our customers, firewalls and encryption are part of our everyday language. Our web site, www.capfed.com, is updated on a daily basis to keep current and potential customers and investors abreast of the competitive services we offer to provide cutting-edge interactive information, and to be a valued source of real-time virtual news links, all reflective of our True Blue image.
         Capitol Federal has committed itself to community, a concept that begins with family and home. The great state of Kansas boasts an extraordinary quality of life. Dynamic corporate entities comprise a sizable presence here, including several headquarters facilities throughout the state. Flourishing economic health in Kansas is apparent.

         With consistency in earnings, quality underwriting standards, and financial strength and soundness of operations, Capitol Federal can afford ambitious positioning. By holding one of the leading equity capital positions in the nation, Capitol Federal can swiftly take advantage of any attractive circumstance that may arise. In order to uphold and expand upon the ideals of our proven corporate strategy, Capitol Federal can swiftly take advantage of any attractive circumstance that may arise. In order to uphold and expand upon the ideals of our proven corporate strategy, Capitol Federal will judiciously take advantage of the abundant opportunities the future presents.

True Blue(R)

The Future - Commitment with a Purpose

[PHOTO: Kansas...a great place to live. American Indian art at Spooner Hall, Kansas University campus.]

         Capitol Federal has always maintained a strong commitment to the future of its communities, customers and now its shareholders. Capitol Federal actively supports involvement with the development and progress of its area communities. This dedication brings preservation and growth to the communities, to the families living within the communities, and to Capitol Federal.
         In recent times, a crucial priority has been the successful completing of a Y2K five-step readiness plan. Beginning several years ago, with the full support of the Board of Directors, sufficient resources were dedicated to the completion of this task. Aware of the trust and faith customers and our communities have in Capitol Federal, management has earnestly pursued the goal of Y2K readiness. Although our programs are completed and deemed ready, no company can absolutely guarantee there will be no disruption of service. However, with contingency plans in place, Capitol Federal can guarantee that its Year 2000 Task Force has been and will remain dedicated to minimizing and eliminating the effects on customers in the unlikely even a disruption occurs.
         The Bank strongly supports civic and charitable organizations, and as an Equal Housing Lender, Capitol Federal has given special emphasis to housing-related organizations. Capitol Federal Foundation, our newly incorporated charitable entity, will be able to provide grants to worthwhile causes, continuing to benefit communities within Capitol Federal's market areas. The Foundation will provide funding for educational advancements, affordable housing, civic organizations and

[PHOTO: Volunteers in t-shirts with Capitol Federal logo; CAPTION: The bank supports civic and charitable organizations with grants and gifts.]

various charities, such as the United Way. The Foundation gifts are investments in the future and prosperity of our local communities.
         The greatest commitment to be undertaken to date was our recent conversion to a stock savings bank - an opportunity seized with a goal of maximizing shareholder value. Capitol Federal management is committed to enhancing long-term shareholder value. In that regard we commenced paying quarterly dividends in May of this year and paid subsequent dividends in August and November. It is our intent to continue paying cash dividends in future quarters. In order to improve earnings pers share and return on equity, we applied for and were granted permission to repurchase 15% of the publicly held shares. These purchases will take place in an orderly manner, dependent on market conditions. We have a capital utilization plan in place which involves dividends, buybacks and leveraging our balance sheet at a profitable net interest margin while maintaining a low level of credit risk and an acceptable level of interest rate risk.
         As we celebrate the beginning of a new era in Capitol Federal history, we derive our strength from our past century of service. We diligently accept the new challenge of increasing shareholder value. We confidently move forward offering a greater diversity of financial services and products for customers. We industriously seek out growth and we will progress into the future welcoming endless opportunities that further our mission.
         Most importantly, through all the growth, challenges, and opportunities the next century will bring, we remain CAPITOL FEDERAL - TRUE BLUE(R) FOR OVER ONE HUNDRED YEARS.

[PHOTO:  View down Interstate 70 at dusk, with city silhouetted against the sky;
CAPTION: Capitol Federal Savings Rely on us for the long-term]

DIRECTORS

B. B. Andersen                                          Robert B. Maupin
 Real Estate Developer                                   Retired Senior Executive Vice President and Chief
                                                         Lending Officer of Capitol Federal Savings Bank
John B. Dicus
 President and Chief Operating Officer of Capitol       Carl W. Quarnstrom
 Federal Financial and Capitol Federal Savings Bank      Attorney and Partner, Shaw, Hergenreter, Quarnstrom
                                                         & kocher L.L.P.
John C. Dicus
 Chairman of the Board and Chief Executive Officer of   Frederick P. Reynolds
 Capitol Federal Financial and Capitol Federal Savings   Chairman of the Board of Sound Products
 Bank
                                                        Marilyn S. Ward
                                                         Executive Director of ERC/Resource & Referral

MANAGEMENT GROUP

John C. Dicus                                           Neil F. McKay
 Chairman of the Board and Chief Executive Officer       Executive Vice President, Chief Financial Officer and
                                                         Treasurer
John B. Dicus
 President and Chief Operating Officer                  Stanley F. Mick
                                                         Executive Vice President and Chief Lending Officer for
R. Joe Aleshire                                          Capitol Federal Savings Bank
 Executive Vice President of Retail Operations for
 Capitol Federal Savings Bank                           Kent G. Townsend
                                                         Senior Vice President and Controller
Larry K. Brubaker
 Executive Vice President of Corporate Services for     Mary Falter
 Capitol Federal Savings Bank                            Corporate Secretary


INDEPENDENT AUDITORS          CORPORATE COUNSEL                  SPECIAL COUNSEL
Deloitte & Touche L.L.P.      Shaw, Hergenreter, Quarnstrom      Silver, Freedman & Taff, L.L.P.
1010 Grand Avenue                & Kocher, L.L.P.                1100 New York Avenue, N.W.
Suite 400                     700 S. Kansas Avenue, Suite 504    Seventh Floor
Kansas City, MO 64106         Topeka, KS  66603                  Washington, DC  20005

Financial Information


CONTENTS
--------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA . . . . . . . . . . . . . . 14-15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . .16-28

INDEPENDENT AUDITORS' REPORT ON CONSOLIDATE FINANCIAL STATEMENTS. . . . . . . 29

CONSOLIDATED FINANCIAL STATEMENTS:

  Consolidated Balance Sheets as of September 30, 1999 and 1998 . . . . . .30-31

  Consolidated Statements of Income for the years ended
  September 30, 1999, 1998 and 1997 . . . . . . . . . . . . . . . . . . . . . 32

  Consolidated Statements of Stockholders' Equity for the years ended
  September 30, 1999, 1998 and 1997 . . . . . . . . . . . . . . . . . . . . . 33

  Consolidated Statements of Cash Flows for the years ended
  September 30, 1999, 1998 and 1997 . . . . . . . . . . . . . . . . . . . .34-35

  Notes to Consolidated Financial Statements for the years ended
  September 30, 1999, 1998 and 1997 . . . . . . . . . . . . . . . . . . . .36-56

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------

     The summary information presented below under "Selected Financial Condition Data" and "Selected Operations Data" for, and as of the end of, each of the years ended September 30 is derived from our audited financial statements. The following information is only a summary and you should read it in conjunction with our financial statements and notes beginning on page 30. Fiscal 1996 results include the effect of a one-time Savings Association Insurance Fund recapitalization assessment of approximately $24. 2 million. Fiscal 1999 results include the effect of a one-time contribution to the Capitol Federal Foundation of approximately $30.2 million.


                                                                 September 30,
                                         -----------------------------------------------------------
                                             1999        1998        1997         1996       1995
                                         ----------- ----------- ----------- -----------  ----------
                                                                   (In Thousands)
Selected Financial Condition Data:
Total assets                              $6,539,315  $5,315,801  $4,923,657  $4,453,672   $4,350,293
Loans receivable, net                      4,291,288   3,711,152   3,322,102   2,944,906    2,751,634
Securities purchased under agreement
 to resell                                       ---     235,000         ---         ---          ---
Investment securities, held-to-maturity       15,100     160,569     585,394     717,348      671,227
Mortgage-related securities:
  Available-for-sale, at market value      1,136,776     747,991     754,179     607,738          ---
  Held-to-maturity                           939,492     320,379     120,007      17,006      771,163
Capital stock of Federal Home Loan Bank       68,336      43,584      40,398      37,752       35,415
Deposits                                   3,899,565   3,894,180   3,787,123   3,740,718    3,673,630
Borrowings                                 1,520,000     675,000     450,000      75,000       75,000
Equity                                     1,046,514     662,332     604,786     547,422      515,882

                                                           Year Ended September 30,
                                         -----------------------------------------------------------
                                             1999        1998        1997         1996       1995
                                         ----------- ----------- ----------- -----------  ----------
                                                        (In Thousands, except per share data)
Selected Operations Data:
Total interest and dividend income          $396,099    $363,642    $330,150    $306,389     $275,467
Total interest expense                       253,030     234,897     207,457     200,401      193,197
Net interest and dividend income             143,069     128,745     122,693     105,988       82,270
Provision for loan losses                        395       2,462          56         865          ---
Net interest and dividend income after
 provision for loan losses                   142,674     126,283     122,637     105,123       82,270
Fees and service charges                       8,956       8,398       7,450       6,966        4,898
Other income                                   4,718       4,395       3,988       4,431        6,329
Total other income                            13,674      12,793      11,438      11,397       11,227
Total other expense                           86,940      50,304      45,680      71,505       43,266
Income before income tax expense              69,408      88,772      88,395      45,015       50,231
Income tax expense                            26,487      34,781      35,691      18,393       19,857
Net income                                    42,921      53,991      52,704      26,622       30,374

Basic earnings per share                    $    .39
Average shares outstanding                    88,634


                                                           Year Ended September 30,
                                         -----------------------------------------------------------
                                             1999        1998        1997         1996       1995
                                         ----------- ----------- ----------- -----------  ----------

Selected Financial Ratios and Other Data:
Performance Ratios:
  Return on average assets                    0.71%       1.05%      1.12%       0.60%        0.73%
  Return on average equity                    4.34        8.52       9.15        5.01         6.07
  Dividend payout ratio                      20.88
  Interest rate spread information:
  Average during period                       1.84        1.91       2.04        1.83         1.13
  End of period                               1.79        1.83       1.97        1.86         1.39
  Net interest margin                         2.49        2.56       2.75        2.48         1.98
  Ratio of operating expense to average
   total assets                               1.43        0.98       0.97        1.62         1.04
  Ratio of average interest-earning assets
   to average interest-bearing liabilities    1.18        1.14       1.15        1.14         1.14
  Efficiency ratio                           56.77       36.45      34.63       62.51        47.43
Asset Quality Ratios:
  Non-performing assets to total assets at
   end of period                              0.09        0.15       0.18        0.17         0.41
  Non-performing loans to total loans         0.14        0.17       0.18        0.14         0.15
  Allowance for loan losses to
   non-performing loans                      88.57       65.52      26.83       39.67        32.35
  Allowance for loan losses to loans
   receivable, net                            0.10        0.11       0.05        0.05         0.05
Capital Ratios:
  Equity to total assets at end of period    16.00       12.46      12.28       12.29        11.86
  Average equity to average assets           16.26       12.37      12.13       12.02        11.98

Other Data:
  Number of full-service offices                25          24         24          23           23
  Number of limited service offices              6           5          3           2            1

General

     Capitol Federal Financial (the "Company") is the mid-tier holding company and the sole shareholder of Capitol Federal Savings Bank. In March 1999, Capitol Federal Savings reorganized from a federally chartered mutual savings and loan association into the federal mutual holding company form of organization. As a result of this reorganization, Capitol Federal Savings converted to a federally chartered stock savings bank and a wholly-owned subsidiary of Capitol Federal Financial, which is majority owned by Capitol Federal Savings Bank, MHC, a federally chartered mutual holding company. Capitol Federal Financial's common stock is traded on the Nasdaq-Amex National Market under the symbol "CFFN." All references to Capitol Federal Financial prior to March 31, 1999, except where otherwise indicated, are to Capitol Federal Savings and its subsidiary on a consolidated basis.

     Our principal business has historically consisted of attracting deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences. We also originate a limited amount of loans secured by first mortgages on nonowner-occupied one-to four-family residences, consumer loans, permanent and construction loans secured by commercial real estate, multi-family real estate loans and land acquisition and development loan s. We also purchase whole loans and invest in certain investment and mortgage-related securities.

     The Company's results of operations are primarily dependent on net interest rate spread, which is the difference between the average yield on loans, mortgage-related securities and investments and the average rate paid on deposits and other borrowings. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. In addition, the Company, like other non-diversified savings institution holding companies, is subject to in terest rate risk to the degree that its interest-earning assets mature or reprice at different times, or on a different basis, than its interest-bearing liabilities.

     Our results of operations  are also  affected by, among other  things,  fee income received, loss or profit on securities available-for-sale, the establishment of provisions for losses on loans, income derived from subsidiary activities, the level of operating expenses and income taxes. Our operating expenses principally consist of employee compensation and benefits, occupancy expenses, federal deposit insurance premiums, data processing expenses and other general and administrative expenses.

     The Company is significantly affected by prevailing economic conditions including federal monetary and fiscal policies and federal regulation of financial institutions. Deposit balances are influenced by a number of factors including interest rates paid on competing personal investments and the level of personal income and savings within the institution's market area. Lending activities are influenced by the demand for housing as well as competition from other lending institutions. The primary sources of funds for lending activities include deposits, loan repayments, borrowings and funds provided from operations.

Forward-Looking Statements

     We may from time to time make written or oral "forward-looking statements", including statements contained in filings with the Securities and Exchange Commission ("SEC"). These forward-looking statements may be included in this annual report to shareholders and in other communications by the Company, which are made in good faith by us pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

     These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond our control. The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan" and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause our financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in the forward-looking statements:

 o the strength of the U.S. economy in general and the strength of the local economies in which we conduct operations;

 o the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

 o   inflation, interest rate, market and monetary fluctuations;

 o the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services;

o the willingness of users to substitute competitors' products and services for our products and services;

o our success in gaining regulatory approval of our products and services, when required;

o the impact of changes in financial services' laws and regulations, including laws concerning taxes, banking, securities and insurance;

o    technological changes;

o    acquisitions;

o    changes in consumer spending and saving habits; and

o    our success at managing the risks involved in our business.


     This list of important factors is not all inclusive. We do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of Capitol Federal Financial or Capitol Federal Savings.


Management Strategy

     Our strategy is to operate as an independent, retail oriented financial institution dedicated to serving the needs of customers in our market areas. Our commitment is to provide the broadest possible access to home ownership through our residential lending programs. We also offer a variety of personal financial products and services through our branch office network and have recently emphasized the wholesale component of our operations.

     The financial highlights of our strategy include:

 o Single-Family Portfolio Lending. We are the largest originator of one- to four- family residential mortgage loans in the State of Kansas. Generally, we originate these loans for our own portfolio, rather than for sale, and we service the loans we originate. During fiscal year 1999, we originated $1.21 billion of one- to four-family loans. At September 30, 1999, we had $4.08 billion of these loans, representing 94.1% of our total loan portfolio.

 o Commitment to Cost Control. We are very effective at controlling our costs of operations. Lending and deposit support functions are centralized for efficient processing, using technology to increase productivity. Our average deposits per full service branch at September 30, 1999 were over $150.0 million. As a result of these efforts, and excluding the effect of our contribution to the Capitol Federal Foundation and other one-time costs associated with the reorganization to a stock company, our ratio of operating expenses to average total assets was 0.88% for the year ended September 30, 1999 and our efficiency ratio, a commonly used industry ratio measuring the cost of producing each dollar of revenue, was 35.30%.
     Including these one-time costs the ratios were 0.71% and 56.77%, respectively. Both of these ratios, excluding one time costs, are significantly better than peer group and national averages.

 o Strong Capital Position. Our policy has always been to protect the safety and soundness of Capitol Federal Savings through conservative risk management, balance sheet strength, consistent earnings and sound operations. At September 30, 1999, our ratio of equity to total assets was 16.0% and our return on average assets for the fiscal year was 0.71%.

 o Excellent Asset Quality. Through our commitment to single-family lending, we have minimal delinquencies and, in management's view, very little credit risk. At September 30, 1999, our ratio of non-performing assets to total assets was 0.09%.

 o Wholesale Borrowings and Investments. In order to reduce our interest rate risk we have borrowed money and invested it in medium-term or adjustable rate mortgage-related securities. At September 30, 1999, we had $1.52 billion in borrowings. We have extended this borrowing strategy by leveraging the capital we raised in the reorganization.

  Asset and Liability Management and Market Risk

     Our Risk When Interest Rates Change. The rates of interest we earn on assets and pay on liabilities generally are established contractually for a period of time. Market interest rates change over time. Accordingly, our results of operations, like those of other financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of our assets and liabilities. The risk associated with changes in interest rates and our ability to adapt to these changes is known as interest rate risk and is our most significant market risk.


     How We Manage Our Risk of Interest Rate Change. In an attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we regularly monitor our interest rate risk. In monitoring interest rate risk we continually analyze and manage assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates.

     The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained despite fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's inter est rate spread will be affected by changes in interest rates.

     A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities repricing during the same period, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter repricing periods would adversely affect net interest inco me, while a positive gap within shorter repricing periods would result in an increase in net interest income. During a period of falling interest rates, the opposite would be true. As of September 30, 1999, the ratio of Capitol Federal Savings one-year gap to total assets was a negative 10.44% and its ratio of interest-earning assets to interest-bearing liabilities maturing or repricing within one year was 75.72%.

     In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on our results of operations, we have adopted asset and liability management policies to better match the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities. The board of directors sets and recommends our asset and liability policies which are implemented by the asset and liability management committee. The asset and liability management committee is chai red by the Chief Financial Officer and is comprised of members of senior management. The purpose of the asset and liability management committee is to communicate, coordinate and control asset/liability management consistent with our business plan and board approved policies. The asset and liability management committee establishes and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk and profitability goals. The asset and liability management committee generally meets on at least a monthly basis to review, among other things, economic conditions and interest rate outlook, current and projected liquidity needs and capital positions, anticipated changes in the volume and mix of assets and liabilities and interest rate risk exposure limits versus current projections ba sed upon gap analysis and income simulations. At each meeting, the asset and liability management committee recommends appropriate strategy changes based on this review. The Chief Financial Officer or his designee is responsible for reviewing and reporting on the effects of the policy implementations and strategies to the board of directors, at least quarterly.

     In order to manage our assets and liabilities and achieve the desired liquidity, credit quality, interest rate risk, profitability and capital targets, we have focused our strategies on:

 o   originating adjustable rate loans,

 o maintaining a significant level of mortgage-related securities with average lives of approximately five years or with interest rates that reprice in less than three years,

 o   managing deposits to establish stable deposit relationships, and

 o acquiring longer-term borrowings at fixed interest rates to offset the negative impact of longer-term fixed rate loans in our loan portfolio.

     At times, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the asset and liability management committee may determine to increase our interest rate risk position somewhat in order to maintain our net interest margin.

     The asset and liability management committee regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and market value of portfolio equity, which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and market value of portfolio equity that are authorized by the board of directors.

     The following tables set forth at September 30, 1999 and 1998, respectively, the estimated percentage change in our net interest income over a four-quarter period and market value of portfolio equity based on the indicated changes in interest rates.

 At September 30, 1999
                                                Estimated  Change in
                                          ---------------------------------
      Change                                Net Interest     Market  Value
(in Basis Points)                              Income        of Portfolio
in Interest Rates(1)                    (next four quarters)    Equity
--------------------                    -------------------- -------------

     -300 bp                                   -1.59%             10.21%
     -200 bp                                    4.02%             10.36%
     -100 bp                                    3.07%              8.47%
        0 bp                                    0                  0
      100 bp                                   -4.77%            -12.81%
      200 bp                                   -9.41%            -27.66%
      300 bp                                  -14.21%            -43.29%

 At September  30, 1998
                                                Estimated  Change in
                                          ---------------------------------
      Change                                Net Interest     Market  Value
(in Basis Points)                              Income        of Portfolio
in Interest Rates(1)                    (next four quarters)    Equity
--------------------                    -------------------- -------------
  -300 bp                                    -18.50%           - 3.55%
  -200 bp                                    - 9.47%           - 5.07%
  -100 bp                                    - 2.18%           - 0.60%
     0 bp                                      0                 0
   100 bp                                    - 3.15%           - 7.85%
   200 bp                                    - 6.10%           -19.48%
   300 bp                                    - 8.90%           -34.71%

(1)  Assumes  an   instantaneous   uniform  change  in  interest  rates  at  all
     maturities.

     The changes in net interest income estimations for 1999 over 1998 are primarily the result of an increase in the portfolio of fixed rate loans. Generally, in decreasing rate scenarios increased fixed rate lending allows interest income to remain higher because liabilities reprice down faster than assets, depicted by the negative gap report in the gap table below. In the increasing rate scenarios, projected net interest income decreases because liabilities will reprice up while the rate earned on fixed rate loans remains unchanged. Helping to offset this effect, however, is the increase in purchased adjustable rate loans. The effect of the capital utilization plan on net interest income projections is generally favorable in increasing rate scenarios and unfavorable in decreasing rate scenarios. The results presented in the above tables are based upon the assumption that the total composition of interest earning assets and interest bearing liabilities does not change. The table presents the effects of the cha nge in interest rates only on the portfolio as these assets and liabilities mature or repay.

     The improvement in the change in the estimated market value of portfolio equity in the down rate scenarios is generally the result of increased lending in fixed rate products and the purchase of fixed rate mortgage-related securities. The loans have been originated at current market rates, increasing the likelihood that prepayments will not increase immediately in a falling rate environment. These same originations cause the decrease in the estimated market value of portfolio equity in the increasing rate environments. The callable features of the borrowings, used to purchase mortgage-related securities, are assumed to be exercised in increasing rate scenarios. This has the effect of shortening the average maturities of liabilities while the fixed rate loans and mortgage-related securities will tend to experience lower prepayments, and in effect, lengthen in maturity.

     The assumptions used by management to evaluate the vulnerability of our operations to changes in interest rates in the table above are utilized in, and set forth under, the gap table below. Although management finds these assumptions reasonable, the interest rate sensitivity of our assets and liabilities and the estimated effects of changes in interest rates on our net interest income and market value of portfolio equity indicated in the above table could vary substantially if different assumptions were us ed or actual experience differs from such assumptions.

     The following table (p. 20) summarizes the anticipated maturities or repricing of our interest-earning assets and interest-bearing liabilities as of September 30, 1999, based on the information and assumptions set forth in the notes below.

     Certain assumptions are contained in the above table which affect the presentation. Although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities lag behind changes in market interest rates. Certain assets, such as adjust able-rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table.

Changes in Financial Condition

     General. Total assets increased by $1.22 billion or 22.9% to $6.54 billion at September 30, 1999 compared to $5.32 billion at September 30, 1998. The increase was primarily due to our decision to leverage our capital through an increase in mortgage-related securities of approximately $1.00 billion, acquired through the utilization of proceeds from additional borrowings and issuance of common stock. The increase was also due to a $580.1 million or 15.6% increase in loans, which totaled $4.29 billion at Sep tember 30, 1999 compared to $3.71 billion at September 30, 1998. These increases were partially offset by a decrease of $380.5 million or 96.2% in investment securities and securities purchased under agreement to resell.

     Loans. Our loan portfolio increased to $4.29 billion at September 30, 1999 from $3.71 billion at September 30, 1998. The increase in the loan portfolio over this time period was due to increased loan demand caused both by low interest rates and significant increases in home-building activities in Kansas. The loan portfolio increased in most categories, with the largest increase occurring in the one- to four-family category, increasing to $4.08 billion at September 30, 1999 from $3.50 billion at September 30, 1998. Loan origination and purchase volume for 1999 exceeded 1998 by $245.1 million. The lower interest rates on mortgage loans increased refinancing activity to $253.1 million for fiscal year 1999 from $235.0 million for fiscal year 1998.

     Securities. Investment securities and securities purchased under agreement to resell amounted to $15.1 million at September 30, 1999, and $395.6 million at September 30, 1998. The decrease of $380.5 million or 96.2% was primarily due to the use of funds from maturities and prepayments to fund our loan and mortgage-related securities growth. As part of the execution of our capital utilization plan, the average lives of mortgage-related securities purchased during fiscal year 1999 approximated 5.6 years. At September 30, 1999, these securities totaled $2.08 billion. Our mortgage-related securities are comprised of mortgage-backed securities issued by Fannie Mae, Freddie Mac, or Ginnie Mae, which minimizes credit risk. These are delivered in our name to our account at the Federal Reserve in exchange for the funds we wish to invest.


     Liabilities. Total liabilities increased $839.3 million or 18.0% to $5.49 billion at September 30, 1999 comp-

                                                      Three to         More than        More than
                                     Within Three      Twelve         One Year to    Three Years to          Over
                                        Months         Months         Three Years      Five Years         Five Years     Total
                                     ------------     ---------       -----------    --------------       ----------     -----
Interest-earning assets(1):
  Loans receivable(2):
    Mortgage loans:
      Fixed                           $   104,041   $   223,947       $    476,727      $362,506          $1,503,981   $2,671,202
      Adjustable                          227,404       630,374            427,629       206,475               4,158    1,496,040
    Other loans                           132,080        11,710              9,598         2,612                 672      156,672
   Securities:
    Non-mortgage(3)                             0           100                  0             0              15,000       15,100
    Mortgage-related fixed(4)              53,838       134,317            246,595       154,326             370,055      959,131
    Mortgage-related adjustable(4)        307,932       303,721            411,769        86,933                   0    1,110,355
   Other interest-earning assets                0             0                  0             0                   0            0
                                      -----------    ----------        -----------      --------          ----------   ----------
       Total interest-earning assets      825,295     1,304,169          1,572,318       812,852           1,893,866    6,408,500
                                      -----------    ----------        -----------      --------          ----------   ----------

 Interest-bearing liabilities:
   Deposits:

     NOW accounts(5)                       53,222       149,670             53,874        19,166               2,790      278,722
     Savings accounts(5)                   30,870        74,087             12,965         5,557                   0      123,479
     Money market deposit accounts(5)      90,651       213,569            118,077        50,819              50,819      523,935
     Certificates of deposit              772,987     1,307,255            717,671       172,567               2,949    2,973,429
    Other borrowings(6)                   120,000             0                  0       250,000           1,150,000    1,520,000
                                      -----------    ----------        -----------      --------          ----------   ----------
       Total interest-bearing
        liabilites                      1,067,730     1,744,581            902,587       498,109           1,206,558    5,419,565
                                      -----------    ----------        -----------      --------          ----------   ----------
Excess (deficiency) of interest-
 earning assets over interest-
 bearing liabilities                  $  (242,435)   $ (440,412)          $669,731      $314,743          $  687,308   $  988,935
                                      ===========    ==========        ===========      ========          ==========   ==========

Cumulative excess (deficiency)
of interest-earning assets over
interest-bearing liabilities          $  (242,435)   $ (682,847)          $(13,116)     $301,627          $  988,935   $  988,935
                                      ===========    ==========        ===========      ========          ==========   ==========

Cumulative excess (deficiency)
 of interest-earning assets over
 interest-bearing liabilities as
 a percent of total assets                  (3.71)%      (10.44)%            (0.20)%        4.61%              15.12%

Cumulative one-year gap at
 September 30, 1998                                        3.84%

Cumulative one-year gap at
 September 30, 1997                                        9.31%

(1) Adjustable-rate loans are included in the period in which the rate is next scheduled to adjust rather than in the period in which the loans are due, and fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, as adjusted to take into account estimated prepayments in assessing the interest rate sensitivity of savings associations in our region.
(2) Balances have been reduced for non-performing loans, which amounted to $4.4 million at September 30, 1999.
(3)  Based on contractual maturities.
(4)  Reflects estimated prepayments in the current interest rate environment.
(5) Although our NOW accounts, passcard savings accounts and money market deposit accounts are subject to immediate withdrawal, management considers a substantial amount of such accounts to be core deposits having significantly longer effective maturities. The decay rates used on these accounts are based on the latest available Office of Thrift Supervision assumptions and should not be regarded as indicative of the actual withdrawals that may be experienced by us. If all of our NOW accounts, passcard savings accounts and money market deposit accounts had been assumed to be subject to repricing within one year, interest-bearing liabilities which were estimated to mature or reprice within one year would have exceeded interest-earning assets with comparable characteristics by $996.9 million, for a cumulative one-year gap of (15.24%) of total assets.
(6) Assumes call features will not be exercised in the current interest rate environment.

ared to $4.65 billion at September 30, 1998. This increase was due primarily to an increase in borrowed funds of $845.0 million to fund mortgage-related securities growth and, to a lesser extent, an increase in deposits of $5.4 million.

     Equity. Total equity amounted to $1.05 billion at September 30, 1999 and $662.3 million at September 30, 1998, or 16.00% and 12.46% of total assets at such dates. The increase in equity over the period was due primarily to proceeds received in the reorganization to a stock company and to continued profitable operations. Unrealized gains on securities available for sale, net of taxes, was $4.2 million at September 30, 1999 compared to $13.1 million at September 30, 1998 due to increases in market rates of i nterest during fiscal 1999.

     The following table presents the weighted average yields earned on loans, investments and other interest-earning assets, and the weighted average rates paid on savings deposits and borrowings and the resultant interest rate spreads at the dates indicated.


                                                     At September 30,
                                    ------------------------------------------------
                                      1999               1998                 1997
                                    --------          ----------            --------

Weighted average yield on:
  Loans receivable                   7.14%              7.38%                7.63%
  Mortgage-related securites         6.57               6.66                 6.75
  Investment securities              6.09               5.93                 6.52
  Other interest-earning assets      6.71               5.26                 5.67
    Combined weighted average
     yield on interest-earning
     assets                          6.95               7.07                 7.32
Weighted average rate paid on:
  Savings deposits                   2.22               3.64                 3.02
  Demand and NOW deposits            2.86               1.50                 1.88
  Certificate accounts               5.67               5.75                 5.92
  Borrowings                         5.68               5.73                 5.75
    Combined weighted average
     rate paid on interest-
     bearing liablities              5.18               5.24                 5.35
  Spread                             1.77               1.83                 1.97





Average Balances,  Net Interest Income,  Yields
 Earned and Rates Paid

     The following table on page 22 presents for the periods indicated the total amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. We do not believe that the use of monthly averages rather than daily averages has a significant effect upon our results. Non-accruing loans have been included in the table as loans carrying a zero yield.

Rate/Volume Analysis

     The table on page 23 presents the amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(1) changes in volume,  which are changes in volume  multiplied by the old rate,
(2) changes in rate,  which are changes in rate multiplied by the old volume and
(3) changes in rate and volume, which are changes in rate multiplied by changes in volume.

Comparison of Results of Operations for the Years
 Ended September 30, 1999 and 1998

     General. Capitol Federal completed its first fiscal year as a public company with assets totaling $6.54 billion and equity of $1.05 billion. Net income for the year was $42.9 million compared to $54.0 million for fiscal year 1998. However, excluding one-time charges related to the Reorganization (explained below) net income for fiscal year 1999 would have been $63.3 million, a 17.2% increase over the previous year.

     Capitol Federal Financial ("Company"), headquartered in Topeka, Kansas is a federally chartered savings and loan holding company incorporated in March 1999. The Company was organized at the direction of Capitol Federal Savings ("Bank") for the purpose of acquiring all of the common stock of the Bank issued in connection with the conversion of the Bank from mutual to stock form ("Conversion"). On March 31, 1999, the Bank com-




                                     September 30,                       September 30,                      September 30,
                                         1999                                1998                                 1997
                          Average   Interest                   Average     Interest                Average    Interest
                        Outstanding  Earned/      Yield/     Outstanding    Earned/     Yield/   Outstanding   Earned/    Yield/
                          Balance     Paid         Rate        Balance       Paid        Rate      Balance      Paid       Rate
                        ----------- --------     -------     -----------   --------    -------   -----------  ---------   ------
                                                                       (Dollars in Thousands)
Interest-Earning Assets:
Loans receivable(1)     $3,760,908  $273,134      7.26%       $3,470,898   $264,752     7.63%    $3,065,946    $236,158    7.70%
Other loans                145,925    12,373      8.48            46,082      3,694     8.02         48,689       3,904    8.02
Mortgage-related
 securities              1,641,176    99,767      6.08           911,659     57,967     6.36        592,719      41,473    7.00
Investment securities      155,569     7,378      4.74           556,646     34,045     6.12        717,114      45,968    6.41
Capital stock of Federal
 Home Loan Bank             49,283     3,447      6.99            41,598      3,186     7.66         38,698       2,647    6.84
                         ---------   -------                   ---------    -------               ---------     -------
Total Interest-Earning
 Assets(1)              $5,752,861   396,099      6.89        $5,026,883    363,644     7.23     $4,463,166     330,150    7.40
                         =========   -------                   =========    -------               =========     -------
Interest-Bearing
 Liabilities:
Savings deposits        $  129,914  $  2,886      2.22        $  131,343      2,918     2.22     $  131,912       2,931    2.22
Demand and NOW deposits    781,936    22,888      2.93           661,871     19,861     3.00        570,865      15,141    2.65
Certificate accounts     3,008,720   172,306      5.73         3,071,829    180,647     5.88      3,082,984     184,357    5.98
Borrowings                 964,510    54,950      5.78           548,275     31,471     5.74         87,140       5,028    5.77
                         ---------   -------                   ---------    -------               ---------     -------
Total Interest-Bearing
 Liabilities            $4,885,080   253,030      5.18        $4,413,318    234,897     5.32     $3,872,901     207,457    5.36
                         =========   -------                   =========    -------               =========     -------
Net interest income                 $143,069                               $128,747                            $122,693
                                     =======                                =======                             =======
Net interest rate spread                          1.71%                                 1.91%                              2.04%
                                                ======                                ======                             ======
Net earning assets       $  867,781                           $  613,565                         $  590,265
                         ==========                           ==========                         ==========
Net interest  margin                              2.49%                                 2.56%                              2.75%
                                                ======                                ======                             ======
Average Interest-Earning
 Assets to Average
 Interest-Bearing
 Liabilities                                     117.76%                              113.90%                            115.24%
                                                 ======                               ======                             ======


(1) Calculated net of deferred loan fees, loan discounts, and loans in process.


                                                              Year Ended September 30,
                                 -------------------------------------------------------------------------------------------------
                                          1998 vs. 1999                                                   1997 vs. 1998
                                 -------------------------------------------------------------------------------------------------
                                            Increase                                        Increase
                                           (Decrease)                 Total                (Decrease)                  Total
                                             Due to      Rate/       Increase                Due to      Rate/        Increase
                                  Volume      Rate      Volume      (Decrease)    Volume      Rate      Volume       (Decrease)
                                ---------  ---------- ---------     ----------   --------- ----------  ---------     ----------
                                                                     (Dollars in Thousands)
Interest-earning assets:
 Loans receivable               $29,753    $(11,428)   $(1,263)        $17,062   $ 31,265   $ (2,383)   $  (445)       $28,437
 Mortgage-related securities     46,396      (2,553)    (2,043)         41,800     21,995     (5,524)        23         16,494
 Investment securities          (24,194)     (4,824)     2,350         (26,668)    (7,884)    (2,886)    (1,153)       (11,923)
 Other                              591        (279)       (51)            261        198        317         24            539
                                -------     -------     ------          ------     ------    -------     ------        -------
  Total interest-earning
   assets                       $52,546    $(19,084)   $(1,007)         32,455   $ 45,574   $(10,476)   $(1,551)        33,547
                                =======     =======     ======          ======     ======    =======     ======        =======
Interest-bearing liabilities:
 Savings deposits              $   (32)    $     ---   $   ---          $  (32)  $    (13)  $    ---    $   ---        $   (13)
 Demand and NOW deposits         3,602          (463)      (84)          3,055      2,412      1,998        319          4,729
 Borrowings                     23,864          (219)     (166)         23,479     26,498         (9)       (46)        26,443
 Certificate accounts           (3,254)       (5,222)      107          (8,369)      (647)    (3,083)        11         (3,719)
                               -------       -------    ------          ------     ------    -------     ------        -------
  Total interest-bearing
   liabilities                 $24,180      $ (5,904)  $  (143)        $18,133   $ 28,250    $(1,094)    $  284         27,440
                               =======       =======    ======          ------     ======    =======     ======        -------
Net interest income                                                    $14,322                                         $ 6,107
                                                                        ======                                         =======

pleted its Conversion, and the Company sold 37,807,183 shares of its common stock a t a price of $10.00 per share in a subscription offering ("Offering") to certain depositors of the Bank. At that time, the Company also issued 52,192,817 of its common stock to the Capitol Federal Savings Bank MHC ("MHC"). The Conversion, the Offering and the issuance of Company common stock to the MHC are referred to collectively as the "Reorganization." In connection with the Reorganization, the Company established the Capitol Federal Foundation ("Foundation") and made a charitable contribution of $15. 1 million in cash and 1,512,287 shares of the Company's common stock to the Foundation, which resulted in a one-time charge relating to the funding of the Foundation of $30.2 million ($18.7 million net of tax). The net proceeds from the Offering, excluding shares issued to the Employee Stock Ownership Plan (ESOP) amounted to $355.5 million. The Company contributed $275.0 million of the proceeds from the Offering to the Bank in exchange for all of the issued and outstanding shares of common stock of the Ba nk. The Company had no assets or operations prior to March 31, 1999. Earnings per share from April 1, 1999 to September 30, 1999 was $0.39 and book value per share at September 30, 1999 was $11.80. Presently, the only significant assets of the Company are the capital stock of the Bank, the Company's loan to the ESOP and the investments of the net proceeds from the Offering retained by the Company. It is noted that during the second quarter of fiscal year 1999, the Company recorded, in addition to the contribution to the Foundation of $30.2 million, a $2.4 million expense in conjunction with the termination of the existing pension plan and the implementation of the ESOP.

     Net Interest Income. Net interest income increased $14.3 million or 11.1% to $143.1 million for 1999 compared to 1998, reflecting a $32.5 million or 8.9% increase in interest income which was partially offset by a $18.1 million or 7.7% increase in interest expense. Our interest rate spread and net interest margin decreased to 1.71% and 2.49%, respectively, for 1999 compared to 1.91% and 2.56%, respectively, for 1998. The ratio of average interest-earning assets to average interest-bearing liabilities incre ased to 117.8% for 1999 compared to 113.9% for 1998.

     Interest Income. The increase in interest income during the year ended September 30, 1999 was primarily due to an increase in the average balance of our interest-earning assets. The average balance of the loan portfolio increased $389.8 million or 11.1% to $3.91 billion for 1999 compared to 1998 due to increased loan demand. The average balance of our mortgage-related securities and investment securities portfolios increased $328.4 million or 22.4% to $1.80 billion for 1999 compared to 1998 primarily as a result of the use of additional borrowings to purchase mortgage-related securities. This increase was consistent with our decision to leverage our capital. The average yield earned on our loan portfolio decreased to 7.31% in 1999 from 7.63% in 1998, and the average yield earned on our mortgage-related and investment securities portfolios decreased to 5.97% for 1999 from 6.27% for 1998. The decrease in average yield earned on our mortgage-related and investment securities portfolios was primarily due to t he purchase of lower-yielding mortgage-related securities that had adjustable rates of interest.

     Interest Expense. The increase in interest expense during the year ended September 30, 1999 was primarily due to the increase of $416.2 million or 75.9% on the average balance of borrowings and an increase in the average balance of deposits. The average balance of deposits increased $55.5 million or 1.4% to $3.92 billion for 1999, $118.6 million of which consisted of an increase in demand deposits, including noninterest-bearing checking, NOW and money market accounts partially offset by a $63.1 million dec rease in the average balance of certificates of deposit. The average rate paid on deposits decreased to 5.05% in 1999 from 5.26% in 1998. The average rate paid on borrowings increased slightly to 5.78% in 1999 from 5.74% in 1998. Borrowings increased by $845.0 million for the year ended September 30, 1999 compared to September 30, 1998. All of the borrowings were from the Federal Home Loan Bank of Topeka and are consistent with our decision to leverage our capital. The borrowings are all callable advances.

     Provision for Loan Losses. For the year ended September 30, 1999, the expense for the provision for loan losses amounted to $395,000 compared to an expense for the provision for loan losses in 1998 of $2.5 million. At September 30, 1999, our allowance for loan losses was $4.4 million or 0.10% of the total loan portfolio and approximately 88% of total nonaccruing loans. This compares with an allowance for loan losses of $4.1 million or 0.11% of the total loan portfolio and approximately 66% of the total non accruing loans as of September 30, 1998. At fiscal year end 1999, the unallocated portion of the allowance for loan losses was $2,000. The allocated portion of the allowance of $4.4 million is composed of inherent credit losses related to the loan portfolio.

     During 1999, our single-family residential loan portfolio increased by $578.3 million at September 30, 1999 over September 30, 1998. The provision represents 0.07% of the fiscal year 1999 increase in the portfolio. Non-performing single-family loans decreased by $1.1 million, or 18.6%, to $4.9 million at September 30, 1999 from $6.0 million at September 30, 1998. Our consumer loan portfolio increased approximately 9.5% to $157.0 million.

     The provision for loan losses in fiscal year 1999 was recorded in the allocated allowance to reflect the increase in the single family residential mortgage loan portfolio. The reduction in the balance of the allowance for loan losses in all other loan categories, except consumer loans, resulted from decreased balances in those loan categories. The redistribution of the allowance comes from the application of our formula allowance which evaluates the overall risk of the portfolio. We maintained our provision for credit losses on consumer loans at approximately 0.1% of the consumer loan portfolio. The increase in the formula allowance was primarily driven by faster market growth in the portfolio. We also reviewed the ratio of our non-performing loans to total loans and compared this to our ratio of allowance for loan losses to net loans receivable. The increase in the allowance for credit losses properly allocates the inherent credit losses based upon the known risks of the loan portfolio during fiscal year 1999.

     Other Income. Other income amounted to $13.7 million and $12.8 million for the years ended September 30, 1999 and 1998, respectively. The increase consisted primarily of a $1.0 million, or 17.2% increase in automated teller and debit card transaction fees and checking account transaction fees.

     Other Expenses. Other expenses increased $36.6 million or 72.8% to $86.9 million for the year ended September 30, 1999 compared to the year ended September 30, 1998. This increase was primarily due to a $30.2 million contribution from the Company to the Capitol Federal Foundation as part of the Reorganization. In addition, pension costs for the year ended September 30, 1999 increased $3.0 million over the year ended September 30, 1998 due to the termination of the existing pension plan and the implementation of the ESOP. Other personnel expense was up $2.5 million for the year ended September 30, 1999 compared to the year ended September 30, 1998. The increase was due to increased staffing at new branch locations and for the loan origination function, as well as back office support functions. Office occupancy expense was approximately $900,000 greater for the year ended September 30, 1999 compared to the year ended September 30, 1998. This increase was the result of increased lease expense on new branch locations and costs associated with upgrading our computer systems.

     Provision for Income Taxes. The provision for income taxes amounted to $26.5 million and $34.8 million for 1999 and 1998, respectively, resulting in effective tax rates of 38.2% and 39.2%, respectively.


Comparison of Results of Operations for the Years
 Ended  September 30, 1998 and 1997

     General. Net income for the year ended September 30, 1998 was $54.0 million compared to net income of $52.7 million for the year ended September 30, 1997, an increase of $1.3 million or 2.4%. The increase in 1998 was primarily due to an increase in net interest income, which was partially offset by increases in total other expenses and the provision for loan losses.

     Net Interest Income. Net interest income increased $6.1 million or 4.9% to $128.7 million for 1998 compared to 1997, reflecting a $33.5 million or 10.1% increase in interest income which was partially offset by a $27.4 million or 13.2% increase in interest expense. Our interest rate spread and net interest margin decreased to 1.91% and 2.56%, respectively, for 1998 compared to 2.04% and 2.75%, respectively, for 1997. In addition, the ratio of average interest-earning assets to average interest-bearing liabilities decreased to 113.9% for 1998 compared to 115.2% for 1997.

     Interest Income. The increase in interest income during the year ended September 30, 1998 was primarily due to an increase in the average balance of our interest-earning assets. The average balance of the loan portfolio increased $402.3 million or 12.9% to $3.52 billion for 1998 compared to 1997 due to increased loan demand. The average balance of our mortgage-related securities and investment securities portfolios increased $158.5 million or 12.1% to $1.47 billion for 1998 compared to 1997 primarily as a result of the use of additional borrowings to purchase mortgage-related securities. The average yield earned on our loan portfolio decreased from 7.70% in 1997 to 7.63% in 1998, and the average yield earned on our mortgage-related and investment securities portfolios decreased from 6.68% for 1997 to 6.27% for 1998. The decrease in average yield earned on our mortgage-related and investment securities portfolios was primarily due to the purchase of lower-yielding mortgage-related securities that had adjustable rates of interest, consistent with our asset and liability management policies.

     Interest Expense. The increase in interest expense during the year ended September 30, 1998 was primarily due to the increase of $461.1 million or 529.2% in the average balance of borrowings and to an increase in the average balance of deposits. The average balance of deposits increased $79.3 million or 2.1% to $3.87 billion for 1998, $90.1 million of which consisted of an increase in demand deposits, including noninterest-bearing checking, NOW and money market accounts and $11.2 million of which consisted of a decrease in the average balance of certificates of deposit. The average rate paid on deposits decreased slightly from 5.35% in 1997 to 5.26% in 1998. The average rate paid on borrowings decreased from 5.77% in 1997 to 5.74% in 1998.

     Provision for Loan Losses. For the year ended September 30, 1998, the expense provision for loan losses amounted to $2.5 million compared to a provision for loan losses in 1997 of $56,000. At September 30, 1998, our allowance for loan losses was $4.1 million or 0.11% of the total loan portfolio and approximately 66% of total nonaccrual loans. This compares with an allowance for loan losses of $1.6 million or 0.05% of the total loan portfolio and approximately 27% of the total nonaccrual loans as of Septembr 30, 1997. At fiscal year end 1998, the unallocated portion of the allowance for loan losses was $60,000. The allocated portion of the allowance of $4.0 million is composed of inherent credit losses related to the loan portfolio.

     During 1998, changes in assumptions regarding the effects of economic and business conditions on borrowers and other factors, which are described below, affected the assessment of the allocated allowance.

     During 1998, our single-family residential loan portfolio increased by $359.6 million over 1997. In addition, the non-performing single-family loans increased by $1.0 million, or 21%, from $5.0 million at September 30, 1997 to $6.0 million at September 30, 1998, primarily due to an increased number of borrowers being overextended in their consumer debt. The provision for loan losses in fiscal 1998 of $2.5 million, representing 2.2% of pretax earnings, was recorded in allocated allowance to reflect the incr ease in the nonperforming single family residential mortgage loans as a result of the increase in the overall risk evaluation of the portfolio, which contributed to an increase in the formula allowance. The provision represents 0.56% of the 1998 increase in the portfolio. The increase in the formula allowance was primarily driven by faster market growth in the portfolio as a result of increased refinancings and the exposure presented by the level of nonperforming loans. We also reviewed the ratio of our non -performing loans to total loans and compared this to our ratio of allowance for loan losses to net loans receivable.

     During 1998, our multi-family loan portfolio increased by approximately 51% to $40.4 million. This growth is the result of increased lending opportunities in various market areas. We increased our provision for credit losses to 0.5% of the multi-family loan portfolio. We increased our portfolio of commercial real estate loans by approximately 53% to $9.1 million and increased our provision for credit losses to 0.9% of the commercial real estate loan portfolio. The portfolio of construction and development loans remained generally unchanged from 1997 to 1998. However, we increased our provision for credit losses to 1.1% of the construction and development loan portfolio. Our consumer loan portfolio increased 12% to $143.3 million during 1998 as a result of increased marketing efforts. We increased our provision for credit losses on consumer loans to approximately 0.1% of the consumer loan portfolio. These increases in provision for credit losses properly allocate the inherent credit loss provision based upon the known risks of the various loan portfolios in 1998.

     Other Income. Other income amounted to $12.8 million and $11.4 million for the years ended September 30, 1998 and 1997, respectively. The increase consisted primarily of a $1.2 million or 24.0% increase in automated teller and debit card transaction fees and checking account transaction fees, resulting from increased debit card usage and from an increased number of checking accounts.

     Other Expenses. Other expenses increased $4.6 million or 10.1% to $50.3 million for the year ended September 30, 1998 compared to the year ended September 30, 1997. This increase was primarily due to a $2.4 million or 10.2% increase in personnel expenses and a $1.3 million or 19.7% increase in occupancy costs resulting from the addition of two limited service branch offices in 1998. We had also set up a reserve for losses on unfunded commitments of $900,000, reflecting the growth in mortgage and consumer loan commitments and letters of credit.

     Provision for Income Taxes. The provision for income taxes amounted to $34.8 million and $35.7 million for 1998 and 1997, respectively, resulting in effective tax rates of 39.2% and 40.4%, respectively.

Liquidity  and  Commitments

     Capitol Federal Savings' liquidity, represented by cash and cash equivalents, investments and mortgage-related securities available for sale, is a product of its operating, investing and financing activities. Capitol Federal Savings' primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and mortgage-related securities, maturities of investment securities and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-related securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, we invest excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements. Historically, we have been able to generate sufficient cash through deposits and have only utilized borrowings to a limited degree. We utilize repurchase agreements and Federal Home Loan Bank advances to leverage our capital base and provide funds for our lending and investment activities, and to enhance our interest rate risk management. Since the Reorganization, we have increased our use of borrowed funds to leverage our capital.

     Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits or U.S. agency securities. We use our sources of funds primarily to meet our ongoing commitments, to pay maturing certificates of deposit and savings withdrawals, to fund loan commitments and to maintain our portfolio of mortgage-related securities and investment securities. At September 30, 1999, the total approved loan origination and purchase commitments outstanding amounted to $286.3 million. At the same date, the unadvanced portion of construction loans was $29.0 million. Unused home equity lines of credit were $150.8 million as of September 30, 1999 and outstanding letters of credit totaled $1.2 million. Certificates of deposit scheduled to mature in one year or less at September 30, 1999, totaled $1.94 billion. Based on historical experience, management believes that a significant portion of maturing deposits will remain with us. We anticipate that we will continue to have sufficient funds, through deposits and borrowings, to meet our current commitments.

Capital

     Consistent with our goals to operate a sound and profitable financial organization, we actively seek to maintain a "well capitalized" institution in accordance with regulatory standards. Total equity was $1.05 billion at September 30, 1999, or 16.0% of total assets on that date. As of September 30, 1999, Capitol Federal Savings exceeded all capital requirements of the Office of Thrift Supervision. Capitol Federal Savings' regulatory capital ratios at September 30, 1999 were as follows: Tier I (leverage) ca pital, 14.6%; Tier I risk-based capital, 33.7%; and total risk-based capital, 33.9%. The regulatory capital requirements to be considered well capitalized are 5.0%, 6.0%, and 10.0%, respectively.

Year 2000 Issues

     General. The Year 2000 issue confronting us and our suppliers, customers, customers' suppliers and competitors, centers on the inability of computer systems to recognize the year 2000. Many existing computer programs and systems originally were programmed with six digit dates that provided only two digits to identify the calendar year in the date field. With the impending new millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000.

     Financial institution regulators have remained focused upon Y2K compliance issues and have issued guidance concerning the responsibilities of senior management and directors. The Federal Financial Institution Examination Council has issued several interagency statements on Y2K project management awareness. These statements require financial institutions to, among other things, examine the Y2K implications of their reliance on vendors with respect to data exchange and the potential impact of the Y2K issue on their customers, suppliers and borrowers. These statements also require each federally regulated financial institution to survey its exposure, measure its risk and prepare a plan to address the Y2K issue. In addition, the federal banking regulators have issued safety and soundness guidelines to be followed by insured depository institutions to assure resolution of any Y2K problems. The federal banking agencies have assured that Y2K testing and certification is a key safety and soundness issue in conjunct ion with regulatory exams and thus, that an institution's failure to address appropriately the Y2K issue could result in supervisory action, including the reduction of the institution's supervisory ratings, the denial of applications for approval of mergers or acquisitions or the imposition of civil money penalties.

     Risk. Like most financial service providers, our operations may be significantly affected by the Y2K issue due to our dependence on technology and date-sensitive data. Computer software, hardware and other equipment, both within and outside our direct control and third parties with whom we electronically or operationally interface are likely to be affected. If computer systems are not modified in order to be able to identify the year 2000, many computer applications could fail or create erroneous results. As a result, many calculations which rely on date field information, such as interest, payment or due dates and other operating functions, could generate results which are significantly misstated. Consequently, we could experience an inability to process transactions, prepare statements or engage in similar normal business activities. Likewise, under certain circumstances a failure to adequately address the Y2K issue could adversely affect the viability of our suppliers and creditors and the creditworthine ss of our borrowers. Thus, if not adequately addressed, the Y2K issue could result in a significant adverse impact on our operations and, in turn, our financial condition and results of operations.


     State of Readiness. During April 1997, we formulated our plan to address the Y2K issue. Since that time, we have taken the following steps:

 o   Established senior management advisory and review responsibilities;

 o   Completed a company-wide inventory of application and system software;

 o   Built an internal tracking database for application and vendor software;

 o   Developed compliance plans and schedules for all lines of business;

 o   Completed renovation of internal applications; updated system software;

 o   Completed computer code testing;

 o   Completed vendor compliance verification;

 o Completed awareness and education activities for employees through existing internal communication channels;

 o Developed a process to respond to customer inquiries as well as help educate customers on the Y2K issue, executed a multi-faceted customer communication program;

 o   Completed and tested contingency plans; and

 o   Completed further tests to assure maintenance of Y2K readiness.

     The following paragraphs summarize the phases of our Y2K plan:

     Awareness Phase. Our senior management formally established a Y2K plan, and a project team was assembled for management of the Y2K project. The project team created a plan of action that includes milestones, budget estimates, strategies, and methodologies to track and report the status of the project. Members of the project team also attended conferences and information sharing sessions to gain more insight into the Y2K issue and potential strategies for addressing it. This stage is complete.

     Assessment Phase. Our strategies were further developed with respect to how the objectives of the Y2K plan would be achieved, and a Y2K business risk assessment was made to quantify the extent of our Y2K exposure. A corporate inventory, which is periodically updated as new technology is acquired and as systems progress through subsequent phases, was developed to identify and monitor Y2K readiness for information systems, including hardware, soft-
ware, utilities and vendors, as well as environmental systems, including security systems and facilities. Systems were prioritized based on business impact and available alternatives. As part of this process, 118 vendors and 2,458 programs were identified as mission critical. Mission critical systems supplied by vendors were reviewed to determine Y2K readiness. If Y2K-ready versions were not available, we began identifying functional replacements which were upgradable or are currently Y2K-ready, and a formal plan was developed to repair, upgrade or replace all missi on critical systems. This phase is complete. As of September 30, 1999, 100% of the mission critical vendors and 100% of the mission critical programs were identified as or determined to be Y2K-ready.

     By June 1998, our larger borrowers were evaluated for Y2K exposure using a questionnaire developed by our Y2K Business Systems Team. As part of the current credit approval process, all new and renewed loans are evaluated for Y2K risk. Our loan policy clearly states that all loans, especially commercial real estate loans, require an analysis of the impact of Y2K issues on the creditworthiness of the borrower prior to approval. Commercial real estate loans represent only 0.12% of total loans and all are sec ured by real estate. No commercial real estate borrower was identified as mission critical during the assessment process due to the size, nature, and collateral of commercial real estate loans with us. While we will continue to monitor the progress being made by our larger borrowers in addressing their own Y2K issues, to date we are generally satisfied with these customers' responses to our inquiries.

Renovation Phase. Our corporate inventory revealed that Y2K upgrades were available for all vendor supplied mission critical systems, and these Y2K-ready versions have been delivered, installed and validated. We have renovated and validated all mission critical proprietary software.

Validation Phase. The validation phase is designed to test the ability of hardware and software to accurately process date sensitive data. We have completed the process of validation testing each mission critical system. We created a test environment comprised of an IBM Multiprise 2000 dedicated to Y2K testing which is virtually insulated from production and development environments. Our validation phase is complete for all mission critical systems. During the validation testing process, no significant Y2K problems were identified relating to any modified or upgraded mission critical systems.

Implementation  Phase.   Y2K-ready  modified  or  upgraded  versions  have  been
installed and placed into production with respect to all proprietary mission critical systems.

     Bank Resources Invested. Our Y2K project team has been assigned the task of ensuring that all of our mission critical systems are identified, analyzed for Y2K compliance, corrected if necessary, tested, and have changes put into service. The Y2K project team members represent all our functional areas, including branches, data processing, loan administration, accounting, item processing and operations, compliance, internal audit, human resources and marketing. The team is headed by an Executive Vice President who reports directly to the President. Our board of directors oversees the Y2K plan and provides guidance and resources to and receives monthly updates from the Y2K project team leader.

     We are expensing all costs associated with required system changes as those costs are incurred, and such costs are being funded through operating cash flows. The total cost of the Y2K conversion project for us is estimated to be $2.3 million. Expenses of approximately $1.4 million were incurred and expensed through September 30, 1999. Y2K expenses are not expected to exceed the budget, and we do not expect significant increases in future data processing costs relating to Y2K compliance.

     Contingency Plans. During the assessment phase, we began to develop back-up or contingency plans for each of our mission critical systems. A few of our mission critical systems are dependent upon third party vendors or service providers, therefore, contingency plans include selecting a new vendor or service provider and converting to their system. In the event a current vendor's system fails during the validation phase, and it is determined that the vendor is unable or unwilling to correct the failure, we will convert to a new system from a pre-selected list of prospective vendors. In each case, realistic trigger dates have been established to allow for orderly and successful conversions. For some systems, contingency plans consist of using or reverting to manual systems until system problems can be corrected.

     We have identified a worst case scenario that envisions the possibility of the lack of power or communication services for a period of time in excess of one day. Contingency planning is an integral part of our Y2K readiness plan. Key operating personnel are actively analyzing services that will be supported during extended outages and preparing written plans and procedures to train our personnel. The contingency plans are tested when practical to validate the effectiveness of contingent procedures.

     Virtually all of our mission critical systems are written and maintained by our Information Systems Department. As of September 30, 1999, 100% of all mission critical proprietary software had been renovated. Although there can be no assurances, we do not anticipate any material adverse effect on our operations as a result of the impact of the Y2K issue.

INDEPENDENT AUDITORS' REPORT



Board of Directors
Capitol Federal Financial and Subsidiary
Topeka, Kansas


We have audited the accompanying consolidated balance sheets of Capitol Federal Financial and Subsidiary (the Company) as of September 30, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1999 in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP

October 28, 1999
Kansas City, Missouri

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 1999 AND 1998 (in thousands)
--------------------------------------------------------------------------------

ASSETS                                                  1999           1998
                                                     ---------       ---------
CASH AND CASH EQUIVALENTS:
  Cash  and  amounts  due from  depository
  institutions                                      $    22,275     $    12,454
  Interest bearing deposits in other banks                               12,000
                                                      ---------       ---------
    Total cash and cash equivalents                      22,275          24,454

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL                         235,000

INVESTMENT SECURITIES, Held-to-maturity
  (Market value of $14,754 and $160,712)                  15,100        160,569

CAPITAL STOCK OF FEDERAL HOME LOAN BANK, at cost          68,336         43,584

MORTGAGE-RELATED SECURITIES:
  Available-for-sale, at market value
  (Amortized cost of $1,129,995 and $726,104)           1,136,776       747,991
  Held-to-maturity, at cost (Market value of
   $914,820 and $319,128)                                 939,492       320,379

LOANS HELD FOR SALE, Net                                    3,651        14,578

LOANS RECEIVABLE, Net (Less allowance for loan
 losses of $4,407 and $4,081)                           4,291,288     3,711,152

PREMISES AND EQUIPMENT, Net                                24,046        22,785

REAL ESTATE OWNED, Net (Less allowance for losses
 of $16 and $139)                                           1,073         1,964

ACCRUED INTEREST RECEIVABLE:
  Loans receivable                                         19,874        18,399
  Mortgage-related securities                              12,540         6,823
  Investment securities                                       431         2,776

OTHER ASSETS                                                4,433         5,347
                                                        ---------     ---------

TOTAL ASSETS                                           $6,539,315    $5,315,801
                                                        =========     =========

                                                              (Continued)

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 1999 AND 1998 (in thousands, except share amounts)
-------------------------------------------------------------------------------

LIABILITIES AND EQUITY                                     1999         1998
                                                        ---------    ---------
LIABILITIES:
  Deposits                                            $3,899,565    $3,894,180
  Advances from Federal Home Loan Bank                 1,345,000       500,000
  Securities sold under agreements to
   repurchase                                            175,000       175,000
  Advance payments by borrowers for taxes
  and insurance                                           37,422        37,426
  Income taxes payable                                     1,287           227
  Deferred income taxes                                   13,779        28,995
  Accounts payable and accrued expenses                   20,748        17,641
                                                       ---------     ---------
    Total liabilities                                  5,492,801     4,653,469

COMMITMENTS AND CONTINGENCIES (NOTE 16)

STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; 50,000,000
   shares authorized, no shares issued or
   outstanding
  Common stock, $.01 par value, 450,000,000
   shares authorized, 91,512,287 shares issued
   and outstanding as of September 30, 1999                  915
Additional paid-in capital                               384,864
Unearned compensation - Employee Stock Ownership Plan    (28,230)
Retained earnings                                        684,761       649,199
Accumulated other comprehensive income                     4,204        13,133
                                                       ---------     ---------
    Total stockholders' equity                         1,046,514       662,332
                                                       ---------     ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $6,539,315    $5,315,801
                                                       =========     =========



See notes to consolidated financial statements.                      (Concluded)

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997
 (in thousands, except per share amounts)

                                            1999           1998           1997
                                          --------       --------       --------
INTEREST AND DIVIDEND INCOME:
  Loans receivable                        $285,508       $268,444       $240,062
  Mortgage-related securities               99,767         57,967         41,473
  Investment securities                      1,194         23,025         43,461
  Securities purchased under
   agreements to resell                      3,894          6,955
  Cash and cash equivalents                  2,289          4,065          2,507
  Capital stock of Federal Home Loan
   Bank                                      3,447          3,186          2,647
                                          --------       --------       --------
      Total interest and dividend income   396,099        363,642        330,150

INTEREST EXPENSE:
  Deposits                                 198,080        203,426        202,429
  Borrowings                                54,950         31,471          5,028
                                          --------       --------       --------
      Total interest expense               253,030        234,897        207,457
                                          --------       --------       --------

NET INTEREST AND DIVIDEND INCOME           143,069        128,745        122,693

PROVISION FOR LOAN LOSSES                      395          2,462             56
                                          --------       --------       --------

NET INTEREST AND DIVIDEND INCOME AFTER
 PROVISION FOR LOAN LOSSES                 142,674        126,283        122,637

OTHER INCOME:
  Automated teller and debit card
   transaction fees                          4,236          3,267          2,528
  Checking account transaction fees          2,866          2,791          2,359
  Loan fees                                  1,854          2,340          2,563
  Insurance commissions                      1,530          1,424          1,479
  Other, net                                 3,188          2,971          2,509
                                          --------       --------       --------
      Total other income                    13,674         12,793         11,438
                                          --------       --------       --------
OTHER EXPENSES:
  Salaries and employee benefits            31,770         26,300         23,875
  Occupancy of premises                      8,647          7,756          6,477
  Office supplies and related expenses       3,399          3,325          3,275
  Deposit and loan transaction costs         4,110          3,514          3,022
  Advertising                                2,719          2,564          2,709
  Federal insurance premium                  2,341          2,409          3,391
  Foundation contribution                   30,231
  Other, net                                 3,723          4,436          2,931
                                          --------       --------       --------
      Total other expenses                  86,940         50,304         45,680
                                          --------       --------       --------

INCOME BEFORE INCOME TAX EXPENSE            69,408         88,772         88,395

INCOME TAX EXPENSE                          26,487         34,781         35,691
                                          --------       --------       --------

NET INCOME                                $ 42,921       $ 53,991       $ 52,704
                                          ========       ========       ========

Earnings per share (from April 1, 1999):
  Basic                                   $   0.39
                                          ========
  Diluted                                 $   0.39
                                          ========

See notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED  SEPTEMBER  30,  1999,  1998 AND 1997 (in  thousands,  except  share amounts)

                                                                                  Unearned
                                                                                Compensation-             Accumulated
                                               Common Stock      Additional     Employee Stock                Other       Total
                                          ----------------------   Paid-in        Ownership    Retained  Comprehensive Stockholders'
                                          Shares        Amount     Capital           Plan      Earnings      Income       Equity
                                          ------        ------   ----------     -------------- --------  ------------- -------------

BALANCE, October 1, 1996                                                                      $542,504   $   4,918     $  547,422
Comprehensive Income:
  Net income                                                                                    52,704                     52,704
  Other comprehensive income -
   Change in unrealized gains on
    mortgage-related securities
    available-for-sale, net of deferred
    income taxes of $3,107                                                                                   4,660          4,660
                                                                                              ---------   --------     ----------
Total comprehensive income                                                                                                 57,364
                                                                                                                       ----------
BALANCE, September 30, 1997                                                                     595,208      9,578        604,786
Comprehensive Income:
  Net income                                                                                     53,991                    53,991
  Other comprehensive income -
    Change in unrealized gains on
    mortgage-related securities
    available-for-sale, net of deferred
    income taxes of $2,370                                                                                   3,555          3,555
                                                                                              ---------   --------     ----------
Total comprehensive income                                                                                                 57,546
                                                                                                                       ----------
BALANCE, September 30, 1998                                                                     649,199     13,133        662,332
Comprehensive Income:
  Net income                                                                                     42,921                    42,921
  Other comprehensive income -
    Change in unrealized gains on mortgage-
    related securities available-for-sale,
    net of deferred income taxes of $(6,177)                                                                (8,929)        (8,929)
                                                                                                                       ----------
Total comprehensive income                                                                                                 33,992
                                                                                                                       ----------
Issuance of common stock, net of offering
 expenses of $7,403                         88,487,713   $885     $354,660                                                355,545
Common stock issued to Employee Stock
 Ownership Plan                              3,024,574     30       30,216          $(30,246)
Common stock committed to be released
 for allocation - Employee Stock
 Ownership Plan                                                                         2,016                               2,016
Decrease in fair market value of
 Employee Stock Ownership Plan shares
 committed to be released for allocation                                (12)                                                  (12)
Capitalization of Mutual Holding Company                                                           (100)                     (100)
Dividends on common stock to stockholders
 ($0.20 per share)                                                                               (7,259)                   (7,259)
                                             ----------   ----      --------         --------  --------     ------     ----------
BALANCE, September 30, 1999                  91,512,287   $915      $384,864         $(28,230) $684,761     $4,204     $1,046,514
                                             ==========   ====      ========         ========  ========     ======     ==========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 (in thousands)
--------------------------------------------------------------------------------
                                             1999        1998          1997
                                          ----------  ---------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                $  42,921   $  53,991     $  52,704
Adjustments  to  reconcile  net
 income  to net cash  provided  by
 operating activities:
 Termination of pension plan                  1,350
 Contribution of common stock to
  Capitol Federal Foundation                 15,108
 Federal Home Loan Bank stock dividends      (3,447)     (3,186)       (2,646)
 Net loan origination fees capitalized       10,058       4,664           466
 Amortization of net deferred loan
  origination fees                           (8,684)     (3,930)         (248)
 Provision  for loan losses                     395       2,462            56
 Provision  for losses on real estate
  owned                                                     216           424
 Gain on sales of real estate owned, net       (314)       (382)         (438)
 Gain on sales of loans held for sale          (294)       (172)         (253)
 Originations  of loans held for sale        (2,141)    (23,760)       (3,560)
 Proceeds from sales of loans held for
  sale                                       13,256      18,782         4,251
 Amortization and accretion of premiums
  and discounts on mortgage-related
  securities and investment securities        3,668       1,039        (1,770)
 Depreciation and amortization of premises
  and equipment                               3,154       2,960         2,816
 (Benefit) provision for deferred income
  taxes                                      (9,039)        (33)       10,637
 Decrease in fair market value of Employee
  Stock Ownership Plan shares committed to
  be released for allocation                    (12)
 Common stock committed to be released for
  allocation - Employee Stock Ownership Plan  2,016
 Changes in:
  Accrued interest receivable                (4,847)      3,916           334
  Other assets                                 (436)        990          (297)
  Income taxes payable                        1,060      (3,151)        1,972
  Accounts payable and accrued expenses       3,107       3,813       (24,682)
                                           --------    --------      --------
    Net cash provided by operating
     activities                              66,879      58,219        39,766
                                           --------    --------      --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds  from  maturities of investment
   securities                               172,486     850,060       196,992
  Purchases of investment  securities       (36,305)   (425,000)      (64,992)
  Purchases of securities  under
   agreements to resell                  (1,383,410)   (235,000)
  Repayments of securities purchased
   under agreements to resell             1,618,410
  Principal collected on  mortgage-
   related  securities  available-for-
   sale                                     555,350     255,352       112,900
  Purchases of mortgage-related
   securities available-for-sale           (962,181)   (244,027)     (249,850)
  Principal collected on mortgage-
   related securities held-to-maturity      304,732     138,934        10,115
  Purchases of mortgage-related
   securities held-to-maturity             (936,591)   (339,792)     (113,117)
  Loan originations net of principal
   collected on loans receivable           (369,662)   (273,624)     (266,024)
  Purchases of loan  receivable            (215,959)   (124,724)     (117,425)
  Purchases of premises and
   equipment,  net                           (4,415)     (5,632)       (4,504)
  Proceeds from sales of
   real estate owned                          5,028       6,901         7,364
                                           --------    --------      --------
    Net cash used in investing
     activities                          (1,252,517)   (396,552)     (488,541)
                                           --------    --------      --------

                                                                    (Continued)

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 (in thousands)
--------------------------------------------------------------------------------

                                               1999       1998          1997
                                            ----------  ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                           $   (7,259)
  Deposits, net of payments                     5,385   $107,057      $ 46,405
  Proceeds from advances from Federal
   Home Loan Bank                           1,397,000    255,000       337,000
  Repayments on advances from Federal
   Home Loan Bank                            (552,000)   (30,000)      (62,000)
  Proceeds from securities sold under
   agreements to repurchase                                            175,000
  Proceeds from common stock issuance,
   net                                        340,337
  Repayments of securities sold under
   agreements to repurchase                                            (75,000)
  Change in advance payments by
   borrowers for taxes and insurance               (4)      (458)          182
                                            ---------   --------      --------
     Net cash provided by financing
      activities                            1,183,459    331,599       421,587
                                            ---------   --------      --------

NET DECREASE IN CASH AND CASH
  EQUIVALENTS                                  (2,179)    (6,734)      (27,188)

CASH AND CASH EQUIVALENTS:
  Beginning of year                            24,454     31,188        58,376
                                            ---------   --------      --------
  End of year                               $  22,275   $ 24,454      $ 31,188
                                            =========   ========      ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:

Income tax payments, net of refunds         $  34,294   $ 37,910      $ 39,987
                                            =========   ========      ========

Interest payments, net of interest
 credited to deposits of $173,473,
 $176,588 and $175,242                      $  76,060   $ 58,280      $ 31,510
                                            =========   ========      ========

SUPPLEMENTAL DISCLOSURE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES:

Loans transferred to real estate owned      $   4,251   $  5,664      $  6,425
                                            =========   ========      ========

Loans made upon the sale of real estate
 owned                                      $     428   $    600      $    193
                                            =========   ========      ========

Common stock issued to Employee Stock
 Ownership Plan in exchange for a note
 receivable                                 $  30,246
                                            =========

See notes to consolidated financial statements.                      (Concluded)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 (in thousands,  except share data)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT  ACCOUNTING  POLICIES

Description of Business

     Capitol Federal Financial (the "Company") provides a full range of banking services through its wholly-owned subsidiary, Capitol Federal Savings Bank (the "Bank") which has 25 full service and six limited service banking offices serving primarily the entire metropolitan areas of Topeka, Wichita, Lawrence, Manhattan, Emporia and Salina, Kansas and a portion of the metropolitan area of greater Kansas City. The Bank emphasizes mortgage lending, primarily originating one-to four-family mortgage loans. The Company is subject to competition from other financial institutions and other companies that provide financial services. The Company is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

     On March 31, 1999, the Company completed the reorganization of the Bank into the federal mutual holding company form of ownership, whereby the Bank converted into a federally chartered stock savings bank as a wholly owned subsidiary of the Company, and the Company became a majority-owned subsidiary of Capitol Federal Savings Bank MHC (the "MHC"), a federally chartered mutual holding company (collectively, the "Reorganization"). In connection with the Reorganization, the Company sold 37,807,183 shares of Company common stock, par value $0.01 per share at $10.00 per share which, net of issuance costs, generated proceeds of $355,545. The Company loaned $30,246 to the Employee Stock Ownership Plan ("ESOP") to enable the ESOP to purchase 3,024,574 shares of the Company's stock in the initial public offering. The Company also issued 52,192,817 shares of Company common stock to the MHC. As an integral part of the Reorganization and in furtherance of the Company's commitment to the communities that it serves, the Company established a charitable foundation known as the Capitol Federal Foundation (the "Foundation") and contributed 1,512,287 shares and $15,123 in cash to the Foundation. The Company received $15 in proceeds from the contribution of shares to the Foundation. The Company recorded a contribution expense of $30,231 and a corresponding deferred tax benefit of $11,488 for this donation.

     The Company's ability to pay dividends is dependent, in part, upon its ability to obtain dividends from the Bank. The future dividend policy of the Company is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial conditions, cash needs, and general business conditions. Holders of common stock will be entitled to receive dividends as and when declared by the Board of Directors of the Company out of funds legally available for that purpose. Such payment, however, will be subject to the regulatory restrictions set forth by the Office of Thrift Supervision ("OTS"). In addition, the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") provides that, as a general rule, a financial institution may not make a capital distribution if it would be undercapitalized after making the capital distribution.

     To date, the MHC has waived its receipt of cash dividends from the Company. The dollar amount of dividends waived by the MHC are considered as a restriction on the retained earnings of the Company. The amount of any dividend waived by the MHC shall be available for declaration as a dividend solely to the MHC. At September 30, 1999, the cumulative amount of such waived dividend was $10,439.

     Subsequent to September 30, 1999, the Company obtained  regulatory approval
to   repurchase  up  to  5,897,921   shares  of  common  stock.

Principles  of Consolidation

     The consolidated financial statements include the accounts of the Company, and its wholly owned subsidiary, the Bank. The Bank has a wholly owned subsidiary, Capitol Funds, Inc., that has one loan outstanding for the acquisition and development of land for the construction of single-family residential homes. Significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand, amounts due from banks and interest bearing deposits with an original maturity of three months or less. The Bank has acknowledged informal agreements with banks where they maintain deposits. Under these agreements, service fees charged to the Bank are waived provided certain average compensating balances are maintained throughout each month.

     The Bank is required by regulation to maintain liquid assets in the form of cash and securities approved by federal regulations at a quarterly average of not less than 4% of customer deposits and short-term borrowings.

Investment Securities, Securities Purchased
Under Agreements to Resell and
Mortgage-Related Securities, Held-to-Maturity

     Investment securities, securities purchased under agreements to resell and certain mortgage-related securities are held-to-maturity and are stated at cost, adjusted for amortization of premiums and discounts which are recognized as adjustments to interest income over the life of the securities using the level-yield method.

     To the extent management determines a decline in value in an investment or mortgage-related security held-to-maturity to be other than temporary, the Bank will adjust the carrying value and include such expense in the consolidated statements of income.

Capital Stock of Federal Home Loan Bank

     Capital Stock of Federal Home Loan Bank is carried at cost. Dividends received on such stock are reflected as interest and dividend income in the consolidated statements of income.

Mortgage-Related Securities,  Available-for-Sale

     Mortgage-related securities available-for-sale are recorded at their current fair value. Unrealized gains or losses on mortgage-related securities available-for-sale are included as a separate component of accumulated other comprehensive income, net of deferred income taxes. Premiums and discounts are recognized as adjustments to interest income over the life of the securities using the level yield method. Gains or losses on the disposition of mortgage-related securities available-for-sale are recognized using the specific identification method. Estimated fair values of mortgage-related securities available for sale are based on quoted market prices where available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar instruments.

Loans Held for Sale

     The  Bank's  management  designates  certain  loans  as  held  for  sale as management does not intend to hold such loans to maturity. Accordingly, such loans are carried at the lower of amortized cost (outstanding principal adjusted for deferred loan fees) or market value. Market values for such loans are determined based on sales commitments or dealer quotations. Gains or losses on such sales are recognized utilizing the specific identification method. Interest, including amortization and accretion of deferred loan fees, is included in interest income on loans receivable.

Loans  Receivable,  net

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal less an allowance for loan losses, undisbursed loan funds and unearned discounts and loan fees, net of certain direct loan origination costs. Interest on loans is credited to income as earned and accrued only if deemed collectible. Loans are placed on nonaccrual status when, in the opinion of management, the full timely collection of principal or interest is in doubt. As a general rule, the accrual of interest is discontinued when principal or interest payments become doubtful. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is reversed against current income.
Subsequent collections of cash may be applied as reductions to the principal balance, interest in arrears or recorded as income, depending on management's assessment of the ultimate collectibility of the loan. Nonaccrual loans may be restored to accrual status when principal and interest become current and full payment of principal and interest is expected.

     Net loan origination and commitment fees are amortized as a yield adjustment to interest income using the level-yield method over the contractual lives of the related loans.

Provision  for Loan  Losses

     The Bank considers a loan to be impaired when management believes it is probable that it will be unable to collect all principal and interest due according to the contractual terms of the loan. If a loan is impaired, the Bank records a loss valuation equal to the excess of the loan's carrying value over the present value of the estimated future cash flows discounted at the loan's effective rate based on the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. One-to-four family residential loans and consumer loans are collectively evaluated for impairment. Loans on residential properties with greater than four units and loans on construction and development and commercial properties are evaluated for impairment on a loan by loan basis. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

     The Bank also records a loss valuation for loan losses inherent in unused commitments to provide financing (Note 16). The Bank records the allowance for these off-balance sheet commitments in accrued expenses.

     Assessing the adequacy of the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change. In the opinion of management, the allowance when taken as a whole, is adequate to absorb reasonable estimated loan losses inherent in the Bank's loan portfolio.

Premises and Equipment

 Land is carried at cost. Buildings and improvements, furniture, fixtures and equipment are stated at cost less accumulated depreciation. Depreciation is computed on straight-line or accelerated methods over the estimated useful lives of the related assets. The estimated useful lives of the assets are as follows:

  Buildings  and  improvements                           20-40  years
  Furniture, fixtures and equipment                       5-10  years

Real Estate Owned

     Real estate owned represents foreclosed assets held for sale and is recorded at fair value as of the date of foreclosure less estimated disposal costs (the new basis) and is subsequently carried at the lower of the new basis or fair value less selling costs on the current measurement date. Adjustments for estimated losses are charged to operations when any decline reduces the fair value to less than carrying value. Costs and expenses related to major additions and improvements are capitalized while maintenance and repairs which do not improve or extend the lives of the respective assets are expensed currently. Gains on the sale of real estate owned are recognized upon disposition of the property to the extent allowable considering the adequacy of the down payment and other requirements.

Income Taxes

     The Company files a consolidated income tax return using the accrual basis of accounting.

     The Company provides for income taxes using the asset/liability method of accounting for income taxes. Deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

     The Bank is permitted under the Internal Revenue Code to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. This addition differs from the bad debt expense used for financial accounting purposes. Bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserve is used subsequently for purposes other than to absorb bad debt losses. A deferred tax liability is required to be provided only to the extent the tax bad debt reserve exceeds the base year reserve. The base year reserve is the tax bad debt reserve as of September 30, 1988. Retained earnings as of September 30, 1999 includes approximately $97,108 representing such bad debt reserve as of the base year for which no deferred income taxes have been provided. The Small Business Job Protection Act of 1996 (the "Act") repeals the special bad debt reserve method for thrift institutions. The Act requires thrifts to recapture any reserves accumulated after 1987, but forgives taxes owed on reserves accumulated prior to 1988. The Bank began recapturing excess reserves beginning with the year ended September 30, 1999. The Company established a deferred income tax liability in the amount of $10,701 and $13,203 on the excess reserves as of September 30, 1999 and 1998, respectively.

Revenue  Recognition

     Interest income, loan fees, checking account transaction fees, insurance commissions, automated teller and debit card transaction fees, and other ancillary income related to the Bank's deposits and lending activities are accrued as earned.

Estimates

     The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include the loan loss reserve and fair values of financial instruments. Actual results could differ from those estimates.

Significant Group Concentrations of Credit Risk

     Most of the Bank's activities are with customers located within the metropolitan areas of eastern Kansas and a portion of the metropolitan area of greater Kansas City.

New Statements of Financial Accounting Standards

     In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share". The Statement establishes standards for computing and presenting earnings per share ("EPS"). It replaces the presentation of primary EPS with a presentation of basic EPS. The Statement was adopted for the Company's consolidated financial statements for the year ended September 30, 1999.

     In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure". The Statement establishes standards for disclosing information about an entity's capital structure. The Statement was adopted for the Company's consolidated financial statements as of September 30,1999.

     In June  1997,  the FASB  issued  SFAS No.  130,  "Reporting  Comprehensive
Income". The Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. In accordance with the Statement, the Company has (a) classified items of other comprehensive income by their nature in a financial statement and (b) displayed the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Statement was adopted for the Company's consolidated financial statements as of and for the year ended September 30, 1999.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. The Statement was adopted for the Company's consolidated financial statements as of and for the year ended September 30, 1999. The Company determined that it has no segment other than the banking segment.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits". The Statement revises employers' disclosures about pensions and other post-retirement benefit plans. The Statement does not change the measurement or recognition of those plans. The Statement was adopted for the Company's consolidated financial statements as of and for the year ended September 30, 1999.

     In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held-for-Sale by a Mortgage Banking Enterprise". The Statement changes the way entities conducting mortgages banking activities account for certain securities and other interests they retain after securitizing mortgage loans that were held-for-sale. The Statement was effective for the Company's consolidated financial statements as of January 1, 1999. The adoption of this Statement did not have a material impact on the Company's consolidated financial statements as of and for the year ended September 30, 1999.

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance on accounting for the costs of internal use computer software at various stages of development. This SOP is effective for the Company's fiscal year ending September 30, 2000. The Company does not expect the implementation of this SOP to have a material inpact on the Company's consolidated financial statements.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Statement establishes accounting and reporting standards for derivative instruments including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and hedging activities. The Statement requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Due to the issuance of SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133", the Statement will not be effective for the Company's consolidated financial statements until the fiscal year ending September 30, 2001. The adoption of this Statement is not expected to have a material impact on the Company's consolidated financial statements.

Earnings Per Share

     The Company completed its initial stock offering on March 31, 1999, and, accordingly, earnings per share for 1999 is computed on net income and common stock outstanding from that date. Earnings per share is calculated by dividing net income from April 1, 1999 to September 30, 1999 of $34,771, by the weighted average number of common and common equivalent shares outstanding. The Company accounts for the 3,024,574 shares acquired by its ESOP in accordance with Statement of Position 93-6; shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to an employee's individual account. The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations.


                                                            For the six months
                                                                   ended
                                                            September 30, 1999
                                                            ------------------

Net Income                                                   $     34,771
Weighted  average common shares                                88,487,713
Allocated ESOP shares                                             151,776
                                                              -----------
Total basic and diluted weighted
 average common shares                                         88,639,489
                                                              ===========

Net earnings per share:
  Basic                                                      $       0.39
  Diluted                                                    $       0.39

Reclassifications
Certain reclassifications have been made to the 1997 and 1998 consolidated financial statements in order to conform with the 1999 presentation.

2. INVESTMENT SECURITIES HELD-TO-MATURITY

                                                                September 30, 1999
                                            -----------------------------------------------------
                                                           Gross          Gross       Estimated
                                             Amortized   Unrealized     Unrealized     Market
                                                Cost       Gains          Losses        Value
                                             ----------  ----------     ----------    ----------
Certificate of deposit                       $     100   $              $              $     100
Federal National Mortgage
 Association notes                              15,000                         346        14,654
                                             ---------   ----------     ----------     ---------
                                             $  15,100   $              $      346     $  14,754
                                             =========   ==========     ==========     =========

                                                                September 30, 1998
                                            -----------------------------------------------------
                                                           Gross          Gross       Estimated
                                             Amortized   Unrealized     Unrealized     Market
                                                Cost       Gains          Losses        Value
                                             ----------  ----------     ----------    ----------
Certificate of deposit                       $      100  $              $             $      100
Federal Home Loan Bank notes                     55,000         45                        55,045
U.S. Government agencies:
 Federal Home Loan Mortgage
  Corporation notes                               9,999          9                        10,008
 Federal National Mortgage
  Association notes                              95,470         89                        95,559
                                             ----------  ---------      ----------    ----------
                                             $  160,569  $     143      $             $  160,712
                                             ==========  =========      ==========    ==========

The amortized cost and estimated fair value of investment securities by contractual maturity are as follows:

                                                   September 30, 1999
                                                   ------------------
                                                               Estimated
                                                   Amortized     Market
                                                      Cost       Value
                                                   ---------   ---------
One year or less                                   $     100   $     100
Ten years and thereafter                              15,000      14,654
                                                     -------     -------
                                                   $  15,100   $  14,754
                                                     =======     =======

As of September 30, 1998, the Bank held callable notes with aggregate carrying values of $160,469. All dispositions of investment securities during 1999, 1998 and 1997 were the result of maturities or calls.

3. MORTGAGE-RELATED SECURITIES AVAILABLE-FOR-SALE


                                                                September 30, 1999
                                            ----------------------------------------------------
                                                           Gross          Gross       Estimated
                                             Amortized   Unrealized     Unrealized     Market
                                                Cost       Gains          Losses        Value
                                             ----------  ----------     ----------    ----------
Pass through certificates:
  Federal National Mortgage Association      $  500,641  $    4,633     $    2,002    $  503,272
  Federal Home Loan Mortgage Corporation        629,354       7,350          3,200       633,504
                                             ----------  ----------     ----------    ----------
                                             $1,129,995  $   11,983     $    5,202    $1,136,776
                                             ==========  ==========     ==========    ==========

                                                                September 30, 1998
                                            -----------------------------------------------------
                                                           Gross          Gross       Estimated
                                             Amortized   Unrealized     Unrealized     Market
                                                Cost       Gains          Losses        Value
                                             ----------  ----------     ----------    ---------
Pass through certificates:
 Federal National Mortgage Association       $  260,291  $   7,753      $       61    $  267,983
 Federal Home Lona Mortgage Corporation         465,813     14,288              93       480,008
                                             ----------  ---------      ----------    ----------
                                             $  726,104  $  22,041      $      154    $  747,991
                                             ==========  =========      ==========    ==========

     All dispositions of mortgage-related securities available-for-sale during 1999, 1998 and 1997 were the result of maturities or calls.

     The  amortized  cost  and  estimated   market  value  of   mortgage-related
securities available-for-sale by contractual maturity are as follows:

                                                   September 30, 1999
                                                   ------------------
                                                               Estimated
                                                   Amortized     Market
                                                      Cost       Value
                                                   ---------   ---------
One year or less                                   $   12,056   $   11,959
One year through five years                             3,539        3,679
Five years through ten years                          115,834      119,160
Ten years and thereafter                              998,566    1,001,978
                                                   ----------   ----------
                                                   $1,129,995   $1,136,776
                                                   ==========   ==========


     Actual maturities of mortgage-related securities may differ from scheduled maturities as borrowers have the right to call or prepay certain obligations, sometimes without penalties. Maturities of mortgage-related securities depend on the repayment characteristics and experience of the underlying financial instruments.

     As of September 30, 1999, the Bank has pledged mortgage-related securities available for sale as collateral with amortized cost of $109,578 and estimated market value of $110,211 to public unit depositors of the Bank, as security for letters of credit for low income housing projects and as collateral for securities sold under agreements to repurchase (Note 12). The Bank also has mortgage-related securities available for sale with amortized cost of $8,929 and estimated market value of $8,982 pledged as collateral to the Federal Reserve Bank for treasury, tax and loan requirements as of September 30, 1999.

4. MORTGAGE-RELATED SECURITIES HELD-TO-MATURITY

                                                                September 30, 1999
                                            -----------------------------------------------------
                                                           Gross          Gross       Estimated
                                             Amortized   Unrealized     Unrealized     Market
                                                Cost       Gains          Losses        Value
                                             ----------  ----------     ----------    ----------
Collateralized mortgage obligations:
  Federal National Mortgage Association      $  832,264  $       96     $   23,764    $  808,596
  Federal Home Loan Mortgage Corporation          5,251                         60         5,191
  Government National Mortgage Association      101,977                        944       101,033
                                             ----------  ----------     ----------    ----------
                                             $  939,492  $       96     $   24,768    $  914,820
                                             ==========  ==========     ==========    ==========

                                                                September 30, 1998
                                            -----------------------------------------------------
                                                           Gross          Gross       Estimated
                                             Amortized   Unrealized     Unrealized     Market
                                                Cost       Gains          Losses       Value
                                             ----------  ----------     ----------    ----------
Collaterized mortgage obligations:
 Federal National Mortgage Association       $  240,242  $     396      $    1,289    $  239,349
 Federal Home Loan Mortgage Corporation          80,137                        358        79,779
                                             ----------  ---------      ----------    ----------
                                             $  320,379  $     396      $    1,647    $  319,128
                                             ==========  =========      ==========    ==========


     The  amortized  cost  and  estimated   market  value  of   mortgage-related
securities held-to-maturity by contractual maturity are as follows:

                                                   September 30, 1999
                                                   ------------------
                                                               Estimated
                                                   Amortized     Market
                                                      Cost       Value
                                                   ---------   ---------
One year through five years                        $  52,951   $  52,722
Ten years and thereafter                             886,541     862,098
                                                     -------     -------
                                                   $ 939,492   $ 914,820
                                                     =======     =======

     Actual maturities of mortgage-related securities may differ from scheduled maturities as borrowers have the right to call or prepay certain obligations, sometimes without penalties. Maturities of mortgage-related securities depend on the repayment characteristics and experience of the underlying obligation.

     As of September 30, 1999, the Bank has mortgage-related securities held-to-maturity with amortized cost of $104,005 and estimated market value of $101,687 pledged as collateral for securities sold under agreements to repurchase (Note 12).

     All dispositions of mortgage-related securities held-to-maturity during 1999, 1998 and 1997 were the result of maturities or calls.

5.  SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

     The Bank purchases investment securities and mortgage-related securities under agreements to resell substantially identical securities. Securities purchased under agreements to resell as of September 30, 1998 consist of mortgage-related securities.

     The amount advanced under such agreements represent short-term loans and are reflected as an asset in the consolidated balance sheets. Securities are delivered into the Bank's account maintained at the Federal Reserve Bank under a written custodial agreement that explicitly recognizes the Bank's interest in the securities. As of September 30, 1998, the Bank had one outstanding agreement which matured within 90 days and was outstanding with one dealer.

6.  LOANS RECEIVABLE, Net

                                                           1999          1998
                                                        ---------      ---------
Mortgage loans:
  Residential - one-to-four units                       $4,083,148    $3,504,799
  Residential - five or more units                          31,114        40,361
  Construction and development                              56,660        52,086
  Commercial                                                11,415         9,069
                                                        ----------    ----------
                                                         4,182,337     3,606,315
Other loans:
  Property improvements, auto and other                    125,303       106,793
  Student loans                                             16,424        20,120
  Deposits                                                  15,281        16,446
                                                        ----------    ----------
                                                           157,008       143,359
Less:
  Undisbursed loan funds                                    29,043        21,690
  Allowance for loan losses                                  4,407         4,081
  Unearned loan fees and deferred costs                     14,607        12,751
                                                        ----------    ----------
Loans receivable, net                                   $4,291,288    $3,711,152
                                                        ==========    ==========


     During 1997, the Bank was a participating institution in two commercial real estate loans. As a participating institution, the Bank is not responsible for the servicing of the loan or disbursement of funds. The total unpaid principal balance of these participations as of both September 30, 1999 and 1998 was $3,449, respectively. There were no other commercial real estate or business loans purchased or originated during 1999, 1998 or 1997. The Bank originates and purchases both adjustable and fixed rate loans. The approximate composition of these loans is as follows:

                            September 30, 1999
--------------------------------------------------------------------------------
             Fixed Rate                             Adjustable Rate
-----------------------------------   ------------------------------------------
  Term to                                Term to Rate
 Maturity              Book Value         Adjustment             Book Value
-----------           ------------     ----------------         ------------
1 mo. - 1 yr.         $   14,293       1 mo. - 1 yr.            $   14,980
1 yr. - 3 yrs.            18,071       1 yr. - 3 yrs.                8,104
3 yrs. - 5 yrs.           18,668       3 yrs. - 5 yrs.               7,502
5 yrs. - 10 yrs.         203,206       5 yrs. - 10 yrs.             59,324
10 yrs. - 20 yrs.        783,012       10 yrs. - 20 yrs.           236,403
Over 20 yrs.           1,678,790       Over 20 yrs.              1,296,992
                      ----------                                ----------
                      $2,716,040                                $1,623,305
                      ==========                                ==========

     The adjustable rate loans have interest rate adjustment limitations and are generally indexed to a one year constant maturity treasury note or the cost of funds for the 11th District of Federal Home Loan Bank.

     The Bank is subject to numerous lending-related regulations. Under FIRREA, the Bank may not make real estate loans to one borrower in excess of the greater of 15% of its unimpaired capital and surplus or $500,000, whichever is greater. As of September 30, 1999, the Bank is in compliance with this limitation.

     A summary of the activity in the allowance for loan losses is as follows:

                                                     1999      1998       1997
                                                    ------    ------     ------
Balance, beginning of year                          $4,081    $1,639     $1,583
  Provision charged to expense                         395     2,462         56
  Losses charged against the allowance                 (69)      (20)
                                                    ------    ------     ------
Balance, end of year                                $4,407    $4,081     $1,639
                                                    ======    ======     ======

     The Bank did not engage in any troubled debt restructurings during the years ended September 30, 1999, 1998 and 1997. No loans were considered impaired during the years ended September 30, 1999, 1998 and 1997.

     Aggregate loans to executive officers, directors and their associates, including companies in which they have partial ownership interest did not exceed 5% of stockholders' equity as of September 30, 1999 and 1998. Management believes such loans were made under terms and conditions substantially the same as loans made to parties not affiliated with the Bank.

     As of September 30, 1999 and 1998, loans totaling approximately $4,976 and $6,229, respectively, were on nonaccrual status. Gross interest income would have increased by $151 and $227 for the years ended September 30, 1999 and 1998, respectively, for nonaccrual status loans.

     As of September 30, 1999 and 1998, the Bank was servicing loans for others aggregating approximately $399,531 and $520,595, respectively. Such loans are not included in the accompanying consolidated balance sheets. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. The Bank held borrowers' escrow balances on loans serviced for others of $6,979 and $8,662 as of September 30, 1999 and 1998, respectively.

7. LOANS HELD FOR SALE, Net

                                                      1999            1998
                                                     ------          ------

 Loans held for sale                                 $3,745          $14,595
 Deferred net discounts, premiums
  and other related costs                               (94)             (17)
                                                     ------          -------
 Loans held for sale,  net                           $3,651          $14,578
                                                     ======          =======

     Gross realized gains on sales of loans held for sale were $294, $172, and $253, respectively, for the years ended September 30, 1999, 1998 and 1997.

8. PREMISES  AND  EQUIPMENT,  Net

                                                      1999             1998
                                                    -------           -------
 Land                                               $ 6,465           $ 6,462
 Building and improvements                           26,659            24,532
 Furniture, fixtures and equipment                   21,098            19,210
                                                    -------           -------
                                                     54,222            50,204
 Less accumulated depreciation                       30,176            27,419
                                                    -------           -------
 Premises and equipment, net                        $24,046           $22,785
                                                    =======           =======

     Depreciation and amortization expense for the years ended September 30, 1999, 1998 and 1997 was $3,154, $2,960, and $2,816, respectively.

     Certain Bank facilities and equipment are leased under various operating leases. Rental expense was $853, $329, and $219, respectively, for years ended September 30, 1999, 1998 and 1997.

     Future minimum rental commitments under noncancellable leases are:

                     2000                  $502
                     2001                   211
                     2002                    10
                                           ----
                                           $723
                                           ====

9. REAL ESTATE OWNED
                                                1999                1998
                                               ------              ------
Real estate owned (acquired by foreclosure or
  by deed in lieu of foreclosure)              $1,089              $2,103
Less allowance for losses                          16                 139
                                               ------              ------
                                               $1,073              $1,964
                                               ======              ======

A summary of the activity in the allowance for losses on real estate owned is as follows:

                                          1999          1998            1997
                                          ----          ----            ----
Balance, beginning of year               $ 139         $ 166           $ 210

  Provision charged to expense                           216             424
  Losses charged against the allowance    (123)         (243)           (468)
                                         -----         -----           -----
Balance, end of year                     $  16         $ 139           $ 166
                                         =====         =====           =====

10. DEPOSITS

                                            1999                      1998
                                   ---------------------      --------------------
                                                 Average                   Average
                                   Amount         Rate        Amount        Rate
                                 ---------       -----       ---------      -----
Passbook and demand deposits:
  NOW and PS*                    $  278,722       1.12%     $   260,440      1.50%
  Passbook and Passcard             123,479       2.22%         129,180      2.22%
  Money Market Select               322,660       4.38%         213,181      5.09%
  Cash Fund                         201,275       2.84%         225,356      3.08%
                                  ---------                   ---------
                                    926,136                     828,157
Certificates of deposit:
  1.00% to 1.99%                          2       1.00%
  2.00% to 2.99%                         44       2.22%
  3.00% to 3.99%                      5,732       3.83%           5,900      3.88%
  4.00% to 4.99%                    573,440       4.88%         429,108      4.51%
  5.00% to 5.99%                  1,644,605       5.53%       1,684,996      5.63%
  6.00% to 6.99%                    514,167       6.12%         715,234      6.16%
  7.00% to 7.99%                    234,901       7.68%         227,695      7.68%
  8.00% to 8.99%                        538       8.11%           2,405      8.47%
  9.00% to 9.99%                                                    685      9.00%
                                  ---------                   ---------
                                  2,973,429                   3,066,023
                                  ---------                   ---------
                                 $3,899,565                  $3,894,180
                                  =========                   =========

Weighted average interest rate
 on deposits during the year               4.99%                       5.15%
                                           ====                        ====


As of September 30, 1999 and 1998, certificates of deposit mature as follows:

                                                     1999
                                                  ---------
Within one year                                  $1,941,683
Beyond one year but within two years                521,411
Beyond two years but within three years             334,787
Beyond three years                                  175,548
                                                  ---------
    Total                                        $2,973,429
                                                  =========

A summary of interest expense by deposit type is as follows:

                                            1999          1998            1997
                                          --------      --------        --------
Passbook savings deposits                 $  2,886      $  2,918        $  2,931
NOW accounts and money market
  demand deposits                           22,120        19,861          15,141
Certificates of deposit                    173,074       180,647         184,357
                                          --------      --------        --------
                                          $198,080      $203,426        $202,429
                                          ========      ========        ========

The amount of non-interest bearing deposits was $28,828 and $23,168 as of September 30, 1999 and 1998, respectively. The aggregate amount of deposit accounts with a balance of $100 or greater was approximately $498,261 and $402,781 as of September 30, 1999 and 1998, respectively, of which jumbo certificates of deposit with a minimum denomination of $100 was $311,090 and $299,476 as of September 30, 1999 and 1998, respectively. Deposits in excess of $100 are not insured by the Federal Deposit Insurance Corporation.

11. ADVANCES FROM FEDERAL HOME LOAN BANK

             1999                                              1998
------------------------------------         ------------------------------------
 Fiscal                                      Fiscal
  Year                      Interest          Year                       Interest
Maturity     Amount           Rate           Maturity       Amount         Rate
--------    ---------        ------          --------      --------       ------
 2000       $  120,000        5.24%            2004        $275,000        5.76%
 2004          275,000        5.76%            2008         225,000        5.68%
                                                           --------
 2008          225,000        5.68%
 2009          725,000        5.60%                        $500,000        5.72%
             ---------                                     ========       =====
            $1,345,000        5.61%
             =========       =====

     Actual maturities of the advances may differ from scheduled maturities as the Federal Home Loan Bank has the right to call the advances and the Bank has the option to prepay the advances. The call dates range from years 1999 to 2004. The Bank may refinance or reprice the advance at the two week advance rate at each respective call date. The advances are collateralized by a blanket pledge agreement, including all capital stock of Federal Home Loan Bank and qualifying first mortgage loans.

     The Bank has a line-of-credit agreement with the Federal Home Loan Bank wherein the Bank can borrow up to $300,000. As of September 30, 1999, there was $120,000 drawn on this line of credit which is due December 10, 1999, the agreement's expiration date. Management expects that the agreement will be renewed concurrently with its expiration.

12. SECURITIES SOLD UNDER AGREEMENTS TO  REPURCHASE

     The Bank sells securities under agreements to repurchase ("repurchase agreements"). Fixed-coupon repurchase agreements are treated as financings, and obligations to repurchase the identical securities sold are reflected as liabilities in the consolidated balance sheets. The dollar amounts of securities underlying the agreements remain in the asset accounts. The Bank sold certain mortgage-related securities under agreements to repurchase with book values of $212,340 and $181,024 and market values of $210,625 and $189,265 as of September 30, 1999 and 1998, respectively.

     The securities underlying these agreements are delivered to a designated safekeeping agent at the inception of the agreement.

     The following provides information regarding the repurchase agreements as of and for the years ended September 30, 1999, 1998 and 1997.

                                         1999          1998             1997
                                       --------      --------         --------
Weighted average interest rate
 during and at the endof the period      5.73%          5.73%          5.73%
                                        ------         ------         ------
Maximum amount outstanding
 at any month-end during the period    $175,000      $175,000       $175,000
                                       ========      ========       ========
Average amount outstanding
 during the period                     $175,000      $175,000       $ 82,692
                                       ========      ========       ========

     The repurchase agreements have a scheduled maturity date of 2004. Actual maturities of the repurchase agreements may differ from scheduled maturities due to a call date of 2000. The Bank would refinance at the call date.

13. INCOME TAXES

     Income tax expense consists of the following:

                                         1999          1998            1997
                                        ------        ------          ------
          Current                      $35,526       $34,814         $25,054
          Deferred                      (9,039)          (33)         10,637
                                        ------        ------          ------
                                       $26,487       $34,781         $35,691
                                        ======        ======          ======

     Income tax expense has been provided at effective rates of 38.2%, 39.2%, and 40.4% for the years ended September 30, 1999, 1998 and 1997, respectively. The differences between such effective rates and the statutory Federal income tax rate computed on income before income tax expense result from the following:

                                   1999               1998                 1997
                              --------------     --------------       --------------
                               Amount    %         Amount    %          Amount    %
                              -------   ----      -------   ----       -------   ----

Federal income tax expense
 computed at statutory rate   $24,293   35.0%     $31,070   35.0%     $30,938   35.0%
Increases (decreases) in
 taxes resulting from:
 State taxes, net
 of Federal income tax
 benefit                        2,027    2.9        3,849    4.4        4,705    5.3
Other                             167    0.3         (138)  (0.2)          48    0.1
                              -------   ----      -------   ----      -------   ----
                              $26,487   38.2%     $34,781   39.2%     $35,691   40.4%
                              =======   ====      =======   ====      =======   ====

     Deferred tax expense (benefit) results from timing differences in the recognition of revenue and expenses for tax and financial statement purposes. The sources of these differences and the tax effect of each were as follows:

                                        1999        1998         1997
                                       ------      ------       ------
BIF/SAIF Premium                                               $ 9,421
Deferred loan fees and costs           $   191    $   342          270
Accrued interest on savings                380        352          352
Allowance for loan losses                  279     (1,310)         (27)
Salaries and employee benefits               3        (99)         (84)
Federal Home Loan Bank stock dividends   1,063      1,242        1,032
Bad debts reserve                       (2,502)
Foundation contribution                 (7,835)
Other                                     (618)      (560)        (327)
                                        ------     ------       ------
                                       $(9,039)   $   (33)     $10,637
                                        ======     ======       ======

The components of net deferred tax liabilities as of September 30, 1999 and 1998 are as follows:

                                                 1999               1998
                                                ------             ------
Deferred tax assets:
  Deferred loan fees and costs                $    304           $    495
  Accrued interest on savings                    1,025              1,405
  Allowance for loan losses                      1,671              1,950
  Salaries and employee benefits                 1,302              1,305
  Allowance for losses on real estate owned          5
  Foundation contribution                        7,835
  Other                                            331                314
                                               -------            -------
                                              $ 12,468           $  5,474
Deferred tax liabilities:
  Unrealized gain on mortgage-related
   securities available-for-sale              $ (2,578)          $ (8,755)
  Federal Home Loan Bank stock dividends        (9,969)            (8,906)
  Bad debt reserves                            (10,701)           (13,203)
  Prepaid expenses                                (375)              (291)
  Fixed assets - depreciation                     (560)              (263)
  Pension fund                                                       (328)
  Other                                         (2,064)            (2,723)
                                               -------            -------
                                               (26,247)           (34,469)
                                               -------            -------
Net deferred tax liabilities                  $(13,779)          $(28,995)
                                               =======            =======

14. EMPLOYEE BENEFIT PLANS

     Pension Plan - The Bank sponsored a defined benefit pension plan (the "Plan") covering substantially all employees completing one year of employment (1,000 hours of service) and attainment of age 21. Normal retirement benefits were calculated under the Plan using various formulas based upon years of service and compensation. The Bank's funding policy was to contribute annually an amount intended to at least meet the minimum funding requirements of applicable regulations.

     The Bank terminated the Plan effective May 31, 1999 ceasing the accrual of any further benefits and the contribution of any further amounts under the Plan. The Bank has substantially distributed all of the Plan's assets to participants in accordance with their accrued benefits and the requirements of applicable law as of September 30, 1999.

     The Company adopted the provisions of SFAS No. 132, "Employers' Disclosures about Pension and Other Postretirement Benefits". SFAS No. 132 standardizes disclosures for pension and other postretirement benefits to the extent practicable, and was effective for the Company's financial statements for the year ended September 30, 1999. There were no contributions to the Plan for the year ended September 30, 1999. The following table sets forth the Plan's funded status and amounts recognized in the Company's financial statements as of September 30, 1999:

                                                         1999                1998
                                                       --------            --------
Change in benefit obligation:
  Benefit obligation at beginning of year              $10,290              $11,023
  Service cost                                             574                  515
  Interest cost                                            604                  666
  Amendments                                            (2,109)
  Actuarial gain                                         1,991                 (352)
  Benefits paid                                        (11,350)              (1,562)
                                                       -------              -------
Benefit obligation at end of year                                            10,290
                                                       -------              -------

Change in plan assets:
  Fair value of plan assets as beginning of year        10,523               10,367
  Actual return on plan assets                             827                  899
  Employer contribution                                                         819
  Benefits paid                                        (11,350)              (1,562)
                                                       -------              -------

Fair value of plan assets at end of year                                     10,523
                                                       -------              -------

Reconciliation of funded status:
  Projected benefit obligation excess of plan assets                            233
  Unrecognized  transition  asset obligation                                    460
  Unrecognized net actuarial loss                                             1,685
  Unrecognized prior service cost                                                92
                                                       -------              -------

Prepaid benefit cost                                                          2,470
                                                       =======              =======
Weighted-average  assumptions  as of period  end:
  Discount rate                                                                 5.9%
  Expected return on plan assets                                                7.8%
  Rate of compensation increase                                                 4.0%


Components of net periodic benefit cost for the years ended September 30:

                                                   1999      1998      1997
                                                 --------  --------  --------
  Service cost                                   $  574    $ 516     $  454
  Interest cost                                     604      666        644
  Expected return on plan assets                   (743)    (748)    (1,192)
  Amortization of transition asset obligation       460      115        115
  Amortization of prior service cost                200       37         37
  Amortization of actuarial loss                  1,375       95        704
                                                 ------    -----      -----
Net periodic benefit cost                        $2,470    $ 681      $ 762
                                                 ======    =====      =====

     The Bank has a profit sharing trust which covers all employees with a minimum of two years of service. This plan allows discretionary employer contributions between 1% and 15% and requires employee contributions equal to 50% of the Bank's contributions, not to exceed 5% of the employee's annual compensation, and permits additional contributions, per formula, up to an additional 10% of the employee's annual compensation. Total profit sharing expense amounted to $613, $669, and $571 for the years ended September 30, 1999, 1998 and 1997, respectively.

Employee Stock Ownership Plan

     The Bank has an ESOP for the benefit of the Bank employees who meet the eligibility requirement which includes having completed 1,000 hours of service within a 12 month period. The ESOP Trust acquired 3,024,574 shares of common stock in the Company's initial public offering with proceeds from a loan from the Company.

     The Bank makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required loan payments to the Company.

     The loan referred to above bears interest at a fixed rate of 5.80% with interest payable annually and future principal and interest payable in fifteen fixed installments of $2,991. A payment of $2,991 consisting of principal of $2,099 and interest of $892 was paid on September 30, 1999. The loan is secured by the shares of the stock purchased.

     As the debt is repaid, 201,638 shares are released from collateral annually at September 30 and allocated to qualified employees based on the proportion of their compensation to total qualifying compensation. The Company accounts for its ESOP in accordance with AICPA Statement of Position 93-6. Accordingly, the shares pledged as collateral are reported as a reduction of stockholders' equity in the consolidated balance sheet. As shares are committed to be released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Compensation expense related to the ESOP was $2,004 for the year ended September 30, 1999. Dividends on unallocated ESOP shares are recorded as a reduction of debt. There were no dividends credited to allocated ESOP shares as of September 30, 1999.

     Following is a summary of shares held in the ESOP Trust as of September 30, 1999:

Allocated shares                            201,638
Unreleased shares                         2,822,936
                                          ---------
Total ESOP shares                         3,024,574
                                          =========
Fair value of unreleased shares
  at September 30, 1999
                                          $  28,144
                                          =========


15. DEFERRED COMPENSATION

     The Bank has deferred compensation agreements with certain officers and retired officers whereby stipulated amounts will be paid to them over a period of 20 years upon their retirement or termination. Amounts accrued under these agreements aggregate $1,216 and $1,299 as of September 30, 1999 and 1998, respectively, and are accrued over the period of active employment and will be funded by life insurance contracts.

16. COMMITMENTS AND CONTINGENCIES

     The Bank had approximate commitments outstanding to originate and purchase first mortgage loans as of September 30, 1999 and 1998 as follows:

                                            1999           1998
                                         ----------     ----------
Fixed rate (interest rates ranging
 from 6.00% to 8.63% and 5.88% to
 9.50%, respectively,  at September
 30, 1999 and 1998)                      $ 61,400       $ 76,800
Variable rate                             189,100         63,900
                                         --------       --------
                                         $250,500       $140,700
                                         ========       ========

     As of September 30, 1999, the Bank had commitments to originate non-mortgage loans approximating $10,720 of which approximately $563 were fixed-rate (interest rates ranging from 7.50% to 10.25%) and $10,157 were floating rate commitments. As of September 30, 1998, the Bank had commitments to originate non-mortgage loans approximating $8,750 of which approximately $418 were fixed rate (interest rates ranging from 8.75% to 10.50%) and $8,332 were floating rate commitments.

     The commitments to originate mortgage and non-mortgage loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Certain of the commitments are expected to expire without being fully drawn upon. The total commitments amount disclosed above does not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Bank, upon extension of credit is based on management's credit evaluation of the counterparty.

     The Bank has approved, but unused, home equity lines of credit of approximately $151,000 at September 30, 1999. Approval of lines of credit is based upon underwriting standards that do not allow total borrowings, including existing mortgages and lines of credit, to exceed 100% of the estimated market value of the customer's home. The Bank has outstanding letters of credit of $1,200 at September 30, 1999.

17.  REGULATORY CAPITAL   REQUIREMENTS

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures that have been established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below). The Bank's primary regulatory agency, the Office of Thrift Supervision ("OTS") requires that the Bank maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 3%, and total risk-based capital (as defined) of 8%. The Bank is also subject to prompt corrective action capital requirement regulations set forth by the Federal Deposit Insurance Corporation ("FDIC"). The FDIC requires the Bank to maintain a minimum of Tier 1 total and core capital (as defined) to risk-weighted assets (as defined), and of core capital (as defined) to adjusted tangible assets (as defined). Management believes, as of September 30, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

     As of September 30, 1999 and 1998, the most recent notification from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.


                                                                                       To Be Well
                                                                                       Capitalized
                                                                                       Under Prompt
                                                                   For Capital       Corrective Action
                                                Actual         Adequacy Purposes         Provisions
                                           ----------------    ----------------      ----------------
                                            Amount    Ratio     Amount    Ratio       Amount    Ratio
                                           -------    -----    -------    -----      -------    -----
As of September 30, 1999:
  Total capital (to risk weighted
   assets)                                 $960,916    33.9%   $226,843     8.0%     $283,554   10.0%
  Core capital (to adjusted tangible
   assets)                                  956,758    14.6%    262,864     3.0%      328,581    5.0%
  Tangible capital (to tangible assets)     956,758    14.6%     98,574     1.5%          N/A    N/A
  Tier I capital (to risk weighted assets)  956,758    33.7%        N/A     N/A       170,132    6.0%

As of September 30, 1998:
  Total capital (to risk weighted assets)  $652,949    27.3%   $191,424     8.0%     $239,280   10.0%
  Core capital (to adjusted tangible
   assets)                                  649,199    12.2%    159,447     3.0%      266,865    5.0%
  Tangible capital (to tangible assets)     649,199    12.2%     79,724     1.5%          N/A    N/A
  Tier I capital (to risk weighted assets)  649,199    27.2%        N/A     N/A       143,376    6.0%

     A reconciliation of the Bank's equity under generally accepted accounting principles ("GAAP") to regulatory capital amounts as of September 30, 1999 is as follows:

Total equity as reported under GAAP                       $960,962
Adjustments for regulatory capital
  Unrealized gains on securities                            (4,204)
                                                          --------

Total tangible and core capital                            956,758
  General loan loss reserve                                  4,407
                                                          --------

Total risk based capital                                  $961,165
                                                          ========

18. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Estimated fair value amounts have been determined by the Bank using available market information and a selection from a variety of valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amount the Bank could realize in a current market exchange. The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts.

     The estimated fair value of the Bank's financial instruments as of September 30, 1999 and 1998 are as follows:

                                          1999                         1998
                                  ---------------------        --------------------
                                              Estimated                   Estimated
                                  Carrying      Fair           Carrying      Fair
                                   Amount       Value           Amount       Value
                                 ---------    ---------        ---------  ---------
Assets:
Cash and cash equivalents        $  22,275    $   22,275       $  24,454  $  24,454
Securities purchased under
 agreements to resell                                            235,000    235,000
Investment securities held
 -to-maturity                       15,100        14,754         160,569    160,712
Capital Stock of Federal Home
 Loan Bank                          68,336        68,336          43,584     43,584
Mortgage-related securities:
  Available-for-sale             1,136,776     1,136,776         747,991    747,991
  Held-to-maturity                 939,492       914,820         320,379    319,128
Loans held for sale                  3,651         3,652          14,578     14,901
Loans receivable                 4,291,288     4,157,898       3,711,152  3,954,842

Liabilities:
Deposits                         3,899,565     3,843,825       3,894,180  3,917,423
Advances from Federal Home
 Loan Bank                       1,345,000     1,320,559         500,000    529,217
Securities sold under
 agreements to repurchase          175,000       174,583         175,000    186,954


                                                 1999                      1998
                                        ---------------------     --------------------
                                         Contract  Estimated       Contract  Estimated
                                            or    Unrealized          or    Unrealized
                                         Notional    Gain          Notional    Gain
                                          Amount    (Loss)          Amount    (Loss)
                                        --------- ----------      --------- ----------
Off-balance sheet financial instruments:
  Commitments to originate and purchase
   first mortgage loans
                                         $250,500    $2,844        $140,700  $(2,867)
  Commitments to originate non-mortgage
   loans                                   10,720      (266)          8,750     (402)

     The following methods and assumptions were used to estimate the fair value of the financial instruments:

Cash and Cash  Equivalents

     The carrying amounts of cash and cash equivalents are reasonable estimates of their fair value.

Investment  Securities,  Mortgage-Related
Securities and Securities  Purchased
Under Agreements  to Resell

     Estimated fair values of investment securities, mortgage-related securities, securities purchased under agreements to resell and loans held for sale are based on quoted market prices where available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar instruments.

Loans Held for Sale

     Estimated fair values of loans held for sale are determined based on sales commitments or dealer quotations.

Capital Stock of Federal Home Loan Bank

     The carrying value of capital stock of Federal Home Loan Bank approximates its fair value.

Loans Receivable

     Fair values are estimated for portfolios with similar financial characteristics. Loans are segregated by type, such as single family residential mortgages, multi-family residential mortgages, nonresidential and installment loans. Each loan category is further segmented into fixed and variable interest rate categories. Future cash flows of these loans are discounted using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits

     The estimated fair value of demand deposits and savings accounts is the amount payable on demand at the reporting date. The estimated fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Advances from Federal Home Loan Bank

     The estimated fair value of advances from Federal Home Loan Bank is determined by discounting the future cash flows of existing advances using rates currently available on advances from Federal Home Loan Bank having similar characteristics.

Securities  Sold Under  Agreements  to Repurchase

     The estimated fair value of securities sold under agreements to repurchase is estimated by discounting the future cash flows based on rates currently offered for contracts of similar terms.

Off-Balance Sheet Items

     The estimated fair value of commitments to originate, purchase or sell loans is based on the fees currently charged to enter into similar agreements and the difference between current levels of interest rates and the committed rates.

     The fair value estimates presented herein are based on pertinent information available to management as of September 30, 1999 and 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date. Therefore, current estimates of fair value may differ significantly from the amounts presented herein.

19. PARENT COMPANY FINANCIAL  INFORMATION  (PARENT COMPANY ONLY)

     The Company was organized to serve as the holding company for the Bank and began operations on March 31, 1999 in conjunction with the Savings Bank's mutual-to-stock conversion and the Company's initial public offering of common stock (Note 1). The Company's (parent company only) balance sheet as of September 30, 1999 and the related statements of income and cash flows for the period then ended are as follows:

BALANCE  SHEET

SEPTEMBER 30, 1999
(in thousands, except share amounts)
--------------------------------------------------------------------------------

ASSETS

CASH AND CASH EQUIVALENTS                                       $   49,017
INVESTMENT IN CAPITOL FEDERAL SAVINGS BANK                         960,962
DEFERRED INCOME TAXES                                                9,038
                                                                 ---------
TOTAL ASSETS                                                    $1,019,017
                                                                 =========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES -
  Income taxes payable                                           $     650

STOCKHOLDERS' EQUITY:

  Common stock $.01 par value, 450,000,000 shares
   authorized, 91,512,287 issued and outstanding                        915
  Additional paid-in capital                                        384,864
  Note receivable - Employee Stock Ownership Plan                   (28,147)
  Unearned compensation - Employee Stock Ownership Plan             (28,230)
  Accumulated other comprehensive income                              4,204
  Retained earnings                                                 684,761
                                                                  ---------
     Total stockholders' equity                                   1,018,367
                                                                  ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $1,019,017
                                                                  =========


STATEMENT OF INCOME
YEAR ENDED SEPTEMBER 30, 1999
(in thousands)
--------------------------------------------------------------------------------

INTEREST INCOME                                                     $ 1,967
                                                                    -------

OTHER EXPENSES:
  Salaries and employee benefits                                        169
  Foundation contribution                                            30,231
  Other, net                                                             85
      Total other expense                                            30,485
                                                                    -------

LOSS BEFORE INCOME TAX BENEFIT AND EQUITY IN
  UNDISTRIBUTED NET INCOME OF SUBSIDIARY                            (28,518)
INCOME TAX BENEFIT                                                   10,837
                                                                    -------
LOSS BEFORE EQUITY IN UNDISTRIBUTED NET INCOME
 OF SUBSIDIARY                                                      (17,681)
EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARY                     60,602
                                                                    -------
NET INCOME                                                          $42,921
                                                                    =======

STATEMENT OF CASH FLOWS
YEAR ENDED SEPTEMBER 30, 1999
(in thousands)
--------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                 $  42,921
                                                              --------
  Adjustments to reconcile net income to net
   cash used in operating  activities:
    Equity in undistributed  earnings of
     subsidiary                                                (60,602)
    Decrease in fair market value of Employee
     Stock Ownership Plan shares committed to
     be released for allocation                                    (12)
    Contribution of common stock to Capitol
     Federal Foundation                                         15,108
    Changes in:
      Income taxes payable                                         650
      Deferred income taxes                                     (9,038)
                                                              --------
        Net cash flows used in operating activities            (10,973)
                                                              --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital investment in Bank                                  (275,287)
  Principal collected on notes receivable from
   Employee Stock Ownership Plan                                 2,099
                                                              --------
        Net cash flows used in investing activities           (273,188)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock                                     340,437
  Cash dividends on common stock to stockholders                (7,259)
                                                              --------
        Net cash flows provided by financing activities        333,178
                                                              --------

NET INCREASE IN CASH AND CASH EQUIVALENTS                       49,017

CASH AND CASH EQUIVALENTS:
  Beginning of year
                                                              --------
  End of year                                                 $ 49,017
                                                              ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
  Income tax payments                                         $ 34,294
                                                              ========
SUPPLEMENTAL  DISCLOSURES OF NONCASH INVESTING AND
 FINANCING  ACTIVITIES -
  Common stock issued to Employee Stock Ownership Plan
   in exchange for a note receivable                          $ 30,246
                                                              ========

These statements should be read in conjunction with the other notes related to the Company's consolidated financial statements.


SHAREHOLDER INFORMATION                                                           LOCATIONS

Annual Meeting                                                                    HOME OFFICE
                                                                                   700 S. Kansas Avenue
The Annual Meeting of Stockholders  will be held at 10:00 a.m.  central time, on   Topeka, KS  66603
January 20, 2000,  at hte Manner  Conference  Center,  1801 SW Western,  Topeka,
Kansas.                                                                           RETAIL BRANCH OFFICES

Stock Listing                                                                     Emporia
                                                                                     602 Commercial
Capitol Federal  Financial  common stock is traded on teh  nasdaq-Amex  national
market under hte symbol "CFFN."                                                   Kansas City
                                                                                     7734 State Avenue
Price Range of Common Stock
                                                                                  Lawrence
The high and low bid  quotations  for the common stock as reported on the Nasdaq     1046 Vermont Street
Stock Market, as well as dividends declared per share, is reflected in the table     1025 Iowa Street
below.  The  information set forth in the table below was provided by the Nasdaq
Stock Market.  Such  information  reflects  interdealer  prices,  without retail  Lenexa
mark-up, mark-down or commission and may not represent actual transactions.  The     15525 W. 87th Street Parkway
stock began trading on April 1, 1999.
                                                                                  Manhattan
                                                   FISCAL 1999                       1401 Poyntz
                                   --------------------------------------
                                      HIGH         LOW        DIVIDENDS           Mission
                                   --------------------------------------            5251 Johnson Drive
          Third Quarter              10.375       8.625         $0.10
          Fourth Quarter             10.438       9.625         $0.10             Olathe
                                                                                     1408 E. Santa Fe
Our cash dividend  payout poicy is  continually  reviewed by management  and the     15345 W. 119th Street
Board of  Directors.  The  Company  intends  to  continue  its  policy of paying     2100 E. 151st Street
quarterly dividends;  however, the payment will depend upon a number of factors, including capital requirements,  regulatory limitations, the Company's financial  Overland Park
condition,  results of operations and the Bank's ability to pay dividends to the     9500 Nall Avenue
Company. The Company relies  significantly upon such dividends  originating from     9000 W. 87th Street
the  Bank  to  accumulate   earnings  for  payment  of  cash  dividends  to  its     13500 Metcalf
stockholders. See Note 1 to the Notes to Consolidated Financial Statements for a     10101 College Boulevard
discussion of restrictions on the Bank's ability to pay dividends.                   12200 Blue Valley Parkway
         At December 1, 1999,  there were  91,462,287  shares of Capitol Federal
Financial  common  stock  issued  and  outstanding  and   approximately   16,796  Prairie Village
stockholders of record.                                                              1900 W. 75th Street

                                                                                  Salina
Stockholders and General Inquiries                                                   2550 S. 9th Street

James D. Wempe, Vice President                                                    Shawnee
Capitol Federal Financial                                                            5700 Nieman Road
700 S. Kansas Avenue                                                                 15700 Shawnee Mission Parkway
Topeka, Kansas 66603
(785) 270-6055                                                                    Topeka
email: jwempe@capfed.com                                                             1201 S. Topeka Boulevard
                                                                                     2100 SW Fairlawn Road
Transfer Agent                                                                       2901 S. Kansas Avenue
                                                                                     2865 SW Wanamaker Road
American Stock Transfer & Trust Company
40 Wall Street                                                                    Wichita
New York, NY  10005                                                                  301 N. Main
(202) 936-5100                                                                       8040 E. Douglas
                                                                                     4020 W. Maple
                                                                                     10404 W. Central
                                                                                     4000 E. Harry
                                                                                     4616 E. 13th Street
                                                                                     8301 E. 21st Street

[BACK COVER]

               CAPITOL
     [LOGO]    FEDERAL
               FINANCIAL

True Blue(R) for over 100 years