Form 10-K, Exhibit 13
period 2000-09-30
CAPITOL FEDERAL FINANCIAL
filed 2000-12-29
CIK 1074433

EXHIBIT 13

ANNUAL REPORT
2000

CAPITOL FEDERAL FINANCIAL

Page

1            Financial Highlights

2            Letter to Our Shareholders

4            Directors and Management Group

7            Financial Information

Our Locations

Home Office 700 South Kansas Avenue Topeka, KS 66603	Lenexa 15525 West 87th Street Parkway	12200 Blue Valley Parkway, Super Target 13500 Metcalf 11700 West 135 Street, Price Chopper 74th & Quivira, Westbrooke Village Center*	2865 SW Wanamaker Road 3540 NW 46th Street
Emporia 602 Commercial	Manhattan 1401 Poyntz K-State Student Union*	Prairie Village 1900 West 75th Street	Wichita 8040 East Douglas 8301 East 21st Street 4020 West Maple
	Mission 5251 Johnson Drive	Salina 2550 South 9th Street	10404 West Central 4000 East Harry 4616 East 13th Street
Kansas City 7734 State Avenue, Price Chopper	Olathe 1408 East Santa Fe 2100 East 151st Street 15345 West 119th Street, Super Target	Shawnee 5700 Nieman Road 15700 Shawnee Mission Parkway, Super Target
Lawrence 11th & Vermont Iowa & Harvard 3201 S. Iowa, Super Target 6th & Wakarusa, Dillon's 1026 Westdale Rd.** 1321 Oread, KU Student Union* 19th & Massachusetts, Dillon's Plaza*	Overland Park 9500 Nall Avenue 9000 West 87th Street 10101 College Boulevard	Topeka 1201 South Topeka Boulevard 2100 SW Fairlawn Road 2901 South Kansas Avenue	* ATM Only ** Loan Production Office

Financial Highlights

FINANCIAL HIGHLIGHTS
Assets

Assets grew $1.73 billion during the fiscal year. Our growth resulted from the emphasis on single-family loans and the continued implementation of our capital utilization plan. The balance of loans receivable increased $1.17
billion and mortgage-related securities increased $335.9 million.	[Bar Chart presentation of information omitted]

Net Income (1,2)

Net income was $76.3 million, an increase over the previous year of
$13.0 million, or 20.5%, excluding conversion related expenses in the prior year. Earnings per share were $0.91 per share. Our efficiency
ratio decreased to 33.74%.	[Bar Chart presentation of information omitted]

Shareholders' Equity

Shareholders' equity decreased to $986.2 million primarily as a result of capital management activities that effectively returned value to our shareholders. Share repurchases totaled $123.7 million and dividends paid during the year were $14.1 million. Book value per share
increased $0.84 to $12.64 per share.	[Bar Chart presentation of information omitted]

	1996	1997	1998	1999	2000
Total Assets	$4,456,945	$4,926,496	$5,318,120	$6,541,907	$8,265,219
Loans receivable	2,917,345	3,298,942	3,691,293	4,275,200	5,442,445
Mortgage-related securities
Available-for-sale (AFS)	607,738	754,179	747,991	1,136,776	850,892
Held-to-maturity (HTM)	17,006	120,007	320,379	939,492	1,561,251
Deposits	3,740,718	3,787,123	3,894,180	3,899,565	3,956,329
Borrowings	75,000	450,000	675,000	1,520,000	3,225,000
Equity	547,422	604,786	662,332	1,046,514	986,207
Net Income	41,193	52,704	53,991	63,306	76,339

Efficiency Ratio	40.56%	33.94%	35.63%	34.53%	33.74%
Equity to assets	12.29%	12.28%	12.46%	16.00%	11.93%

1   Net income and the efficiency ratio for 1996 excludes the SAIF special assessment of $24.2 million.

2   Net income and the efficiency ratio for 1999 excludes one-time charges related to the reorganization, explained in the Management Discussion and Analysis, beginning on page 10.

Letter to Shareholders

Capitol Federal Financial completed its first full year as a public company, continuing our promise to operate in a safe and sound manner while creating value for our shareholders. Your Board and management recognized the importance of balancing what is best for the Company, its employees, customers and shareholders. The capital management strategies we utilized, that created additional shareholder value, included raising the dividend, repurchasing outstanding shares and continuing our capital utilization plan.

The strength of our commitment to our shareholders is exemplified by the payment of dividends. In fiscal year 2000, we paid quarterly dividends totaling $0.44 per share. The annualized increase of the dividend was 10% over the prior fiscal year. We also initiated a series of three stock buybacks totaling 11.1 million shares. In July 2000, the Office of Thrift Supervision revised regulations allowing thrifts to repurchase additional stock one year after an initial public offering.  In conjunction with this rule change, the Board approved a fourth buyback plan totaling approximately 1.4 million shares.

Our capital utilization plan was continued throughout the year and put to work proceeds received in our conversion. Using Federal Home Loan Bank advances, we profitably grew the Company $1.7 billion by purchasing a mix of mortgage-related securities and single family loans.

Capitol Federal continued to operate from a position of strength as illustrated by our successful financial performance. At the close of our fiscal year, September 30, 2000, total assets reached $8.27 billion, shareholders' equity totaled $986.2 million and our net income for the year increased to $76.3 million. As Capitol Federal grows, our commitment to controlling expenses resulted in reducing our efficiency ratio to 33.74%, one of the best and lowest in the banking industry.

Capitol Federal is competitively positioned with an array of products and services based on customer needs that are the heart of our future success. Capitol Federal is proud to be the leading residential lender in the State of Kansas with $904.5 million in single family originations during the fiscal year and we remain committed to residential lending as a major segment of our asset mix. Total loan originations and purchases in fiscal year 2000 improved to $1.83 billion from $1.56 billion in fiscal 1999. Efforts to streamline our lending services provided growth not only in mortgage loans but also in our consumer and home equity loans.

On the retail deposit side, Capitol Federal refined its methods of delivery to meet the needs of customer convenience and market demand. Our delivery channels expanded by developing new branch locations, extending our ATM network and providing immediate response through our Customer Service Center and our automated information line. In the first quarter of fiscal year 2001 we unveiled our True Blue Online(R) internet banking solution, giving our customers one more additional, convenient, and secure way to do their banking business with us.

Next Page

In the year ahead, Capitol Federal will strive to maintain success in its core operations. Deposit growth is a major challenge in today's banking industry and will be the focus of our attention and resources. Capitol Federal will make 2001 another year of commitment to our valued principles of Safety in Savings, Sound Lending Policies, Quality Customer Service, and Commitment to Community. We will work to create greater value for our shareholders by excelling in our financial performance and improving our competitive position.

Your Board of Directors and management thank you for your True Blue (R) confidence and trust, and we look forward to the year ahead with the challenges and opportunities it presents.

/s/ John C. Dicus

John C. Dicus
Chairman, Chief Executive Officer

/s/ John B. Dicus

John B. Dicus
President, Chief Operating Officer

Next Page

DIRECTORS AND MANAGEMENT GROUP

Directors

B. B. Andersen	-- Real Estate Developer
John B. Dicus	-- President and COO of Capitol Federal Financial and Capitol Federal Savings Bank
John C. Dicus	-- Chairman of the Board and CEO of Capitol Federal Financial and Capitol Federal Savings Bank
Robert B. Maupin	-- Retired Senior Executive Vice President and Chief Lending Officer of Capitol Federal Savings Bank
Carl W. Quarnstrom	-- Attorney and Partner, Shaw, Hergenreter, Quarnstrom & Peters L.L.P.
Frederick P. Reynolds	-- Chairman of the Board of Sound Products
Marilyn S. Ward	-- Executive Director of ERC/Resource & Referral

Management Group

John C. Dicus	-- Chairman of the Board and CEO
John B. Dicus	-- President and COO
R. Joe Aleshire	-- Executive Vice President of Retail Operations for Capitol Federal Savings Bank
Larry K. Brubaker	-- Executive Vice President of Corporate Services for Capitol Federal Savings Bank
Neil F.M. McKay	-- Executive Vice President, Chief Financial Officer and Treasurer
Stanley F. Mick	-- Executive Vice President and Chief Lending Officer for Capitol Federal Savings Bank
Kent G. Townsend	-- Senior Vice President and Controller
Mary Falter	-- Corporate Secretary

SPECIAL COUNSEL	INDEPENDENT AUDITORS	CORPORATE COUNSEL
Silver, Freedman & Taff, L.L.P. 1100 New York Avenue, N.W., 7th Floor Washington, DC 20005	Deloitte & Touche L.L.P. 1010 Grand Avenue, Suite 400 Kansas City, MO 64106	Shaw, Hergenreter, Quarnstrom & Peters, L.L.P. 700 S. Kansas Avenue, Suite 504 Topeka, KS 66603

Next Page

Capitol Federal Financial

PRESENTATION

OF

FINANCIAL INFORMATION

Next Page

CONTENTS

PAGE

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA	8-9

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	10-22

INDEPENDENT AUDITORS' REPORT ON CONSOLIDATED FINANCIAL STATEMENTS	23

CONSOLIDATED FINANCIAL STATEMENTS:
Consolidated Balance Sheets as of September 30, 2000 and 1999	24-25

Consolidated Statements of Income for the Years Ended September 30, 2000, 1999 and 1998	26

Consolidated Statements of Stockholders' Equity for the Years Ended September 30, 2000, 1999 and 1998	27-28

Consolidated Statements of Cash Flows for the Years Ended September 30, 2000, 1999 and 1998	29-30

Notes to Consolidated Financial Statements for the Years Ended September 30, 2000, 1999 and 1998	31-52

Next Page

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

      The summary information presented below under "Selected Financial Condition Data" and "Selected Operations Data" for, and as of the end of, each of the years ended September 30 is derived from our audited financial statements. The following information is only a summary and you should read it in conjunction with our financial statements and notes beginning on page 24. Fiscal 1996 results include the effect of a one-time Savings Association Insurance Fund recapitalization assessment of approximately $24.2 million. Fiscal 1999 results include the effect of a one-time contribution to the Capitol Federal Foundation of approximately $30.2 million.

	September 30,
	2000	1999	1998	1997	1996
	(In Thousands)

Selected Financial Condition Data:
Total assets	$8,265,219	$6,541,907	$5,318,120	$4,926,496	$4,456,945
Loans receivable, net	5,442,445	4,275,200	3,691,293	3,298,942	2,917,345
Securities purchased under agreement to resell	-	-	235,000	-	-
Investment securities, held-to-maturity	15,100	15,100	160,569	585,394	717,348
Mortgage-related securities:
Available-for-sale, at market value	850,892	1,136,776	747,991	754,179	607,738
Held-to-maturity, at cost	1,561,251	939,492	320,379	120,007	17,006
Capital stock of Federal Home Loan Bank	161,250	68,336	43,584	40,398	37,752
Deposits	3,956,329	3,899,565	3,894,180	3,787,123	3,740,718
Borrowings	3,225,000	1,520,000	675,000	450,000	75,000
Equity	986,207	1,046,514	662,332	604,786	547,422

	Year Ended September 30,
	2000	1999	1998	1997	1996
	(Dollars in Thousands, Except per Share Amounts)
Selected Operations Data:
Total interest and dividend income	$518,357	$396,099	$363,642	$330,150	$306,389
Total interest expense	350,117	253,030	234,897	207,457	200,401
Net interest and dividend income	168,240	143,069	128,745	122,693	105,988
Provision for loan losses	494	395	2,462	56	865
Net interest and dividend income after provision for loan losses	167,746	142,674	126,283	122,637	105,123
Fees and service charges	9,691	8,956	8,398	7,450	6,966
Other income	5,099	4,718	4,395	3,988	4,431
Total other income	14,790	13,674	12,793	11,438	11,397
Total other expenses	61,665	86,940	50,304	45,680	71,505
Income before income tax expense	120,871	69,408	88,772	88,395	45,015
Income tax expense	44,532	26,487	34,781	35,691	18,393
Net income	76,339	42,921	53,991	52,704	26,622

Basic earnings per share	$ 0.91	$ 0.39	n.a.	n.a.	n.a.
Average shares outstanding	83,718	88,634	n.a.	n.a.	n.a.
Diluted earnings per share	$ 0.90	$ 0.39	n.a.	n.a.	n.a.
Average diluted shares outstanding	84,152	88,634	n.a.	n.a.	n.a.

Next Page

	Year Ended September 30,
	2000	1999	1998	1997	1996
Selected Performance and Financial Ratios and Other Data:
Performance Ratios:
Return on average assets	1.03%	0.71%	1.05%	1.12%	0.60%
Return on average equity	7.46	4.34	8.52	9.15	5.01
Dividend payout ratio	18.48	20.88	n.a.	n.a.	n.a.
Ratio of operating expense to average total assets	0.83	1.43	0.98	0.97	1.62
Ratio of average interest-earning assets to average interest-bearing liabilities	1.16	1.18	1.14	1.15	1.14
Efficiency ratio	33.74	56.77	36.45	34.63	62.51
Interest rate spread information:
Average during period	1.57	1.71	1.91	2.04	1.83
End of period	1.51	1.79	1.84	1.97	1.86
Net interest margin	2.29	2.49	2.56	2.75	2.48
Asset Quality Ratios:
Non-performing assets to total assets at end of period	0.06	0.09	0.15	0.18	0.17
Non-performing loans to total loans	0.06	0.14	0.17	0.18	0.14
Allowance for loan losses to non-accruing loans	133.02	88.57	65.52	26.83	39.67
Allowance for loan losses to loans receivable, net	0.08	0.10	0.11	0.05	0.05
Capital Ratios:
Equity to total assets at end of period	11.93	16.00	12.46	12.28	12.29
Average equity to average assets	13.73	16.26	12.37	12.13	12.02

Other Data:
Number of full-service offices	27	25	24	24	23
Number of limited service offices	7	6	5	3	2

Next Page

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

      Capitol Federal Financial (the "Company") is the mid-tier holding company and the sole shareholder of Capitol Federal Savings Bank ("the Bank"). In March 1999, Capitol Federal Savings reorganized from a federally chartered mutual savings and loan association into the federal mutual holding company form of organization. As a result of this reorganization, Capitol Federal Savings converted to a federally chartered stock savings bank and a wholly-owned subsidiary of Capitol Federal Financial, which is majority owned by Capitol Federal Savings Bank, MHC ("the MHC"), a federally chartered mutual holding company. Capitol Federal Financial's common stock is traded on the Nasdaq-Amex National Market under the symbol "CFFN." All references to Capitol Federal Financial prior to March 31, 1999, except where otherwise indicated, are to Capitol Federal Savings Bank and its subsidiary on a consolidated basis.

      Our principal business consists of attracting deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences. We also originate a limited amount of loans secured by first mortgages on nonowner-occupied one-to four-family residences, consumer loans, permanent and construction loans secured by commercial real estate, multi-family real estate loans and land acquisition and development loans. While our primary business is the origination of one-to four-family residential mortgage loans funded through retail deposits, we also purchase whole loans and invest in certain investment and mortgage-related securities.

      The Company's results of operations are primarily dependent on net interest rate spread, which is the difference between the average yield on loans, mortgage-related securities and investments and the average rate paid on deposits and borrowings. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. In addition, the Company, like other savings institution holding companies, is subject to interest rate risk to the degree that our interest-earning assets mature or reprice at different times, or on a different basis, than our interest-bearing liabilities.

      Our results of operations are also affected by, among other things, fee income received, loss or profit on loans held-for-sale, the establishment of provisions for possible losses on loans, income derived from subsidiary activities, the level of operating expenses and income taxes. Our operating expenses principally consist of employee compensation and benefits, occupancy expenses, federal deposit insurance premiums, marketing expenses and other general and administrative expenses.

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

Forward-Looking Statements

      We may from time to time make written or oral "forward-looking statements", including statements contained in our filings with the Securities and Exchange Commission ("SEC"). These forward-looking statements may be included in this annual report to shareholders and in other communications by the Company, which are made in good faith by us pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

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

Next Page
  inflation, interest rate, market and monetary fluctuations;
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
  technological changes;
  acquisitions;
  changes in consumer spending and saving habits; and
  our success at managing the risks involved in our business.

      This list of important factors is not exclusive. We do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the Bank.

Management Strategy

      Our strategy is to operate as an independent, retail oriented financial institution dedicated to serving the needs of customers in our market areas. Our commitment is to provide the broadest possible access to home ownership through our residential lending programs. We also offer a variety of personal financial products and services through our branch office network and have recently emphasized the wholesale component of our operations. Since becoming a public company, we have put into place capital management strategies that are focused on increasing shareholder value.

      The highlights of our strategy for fiscal year 2000 include:
  Single-Family Portfolio Lending.   We are the largest originator of one- to four-family residential mortgage loans in the State of Kansas. Generally, we originate these loans for our own portfolio, rather than for sale, and we service the loans we originate. During fiscal year 2000, we originated $904.5 million of one- to four-family loans. At September 30, 2000, we had $5.21 billion of these loans, representing 95.0% of our total loan portfolio.
  Commitment to Cost Control.   We are very effective at controlling our costs of operations. Lending and deposit support functions are centralized for efficient processing, using technology to increase productivity. Our average deposits per full service branch at September 30, 2000 were over $146.5 million. As a result of these efforts, our ratio of operating expenses to average total assets was 0.83% for the year ended September 30, 2000 and our efficiency ratio, a commonly used industry ratio measuring the cost of producing each dollar of revenue, was 33.74%. Both of these ratios are significantly better than peer group and national averages.
  Strong Capital Position.   Our policy has always been to protect the safety and soundness of Capitol Federal Savings through conservative risk management, balance sheet strength, consistent earnings and sound operations. At September 30, 2000, our ratio of equity to total assets was 11.9%.
  Excellent Asset Quality.   Through our commitment to single-family lending, we have minimal delinquencies and, in management's view, very little credit risk. At September 30, 2000, our ratio of non-performing assets to total assets was 0.06%.
  Wholesale Borrowings and Investments.   In order to utilize excess capital, we have borrowed money in the form of callable advances and invested these funds generally in fixed rate mortgage-related securities with an average maturity of approximately 5 years. At September 30, 2000, we had $3.23 billion in borrowings and mortgage-related securities of $2.41 billion.

Asset and Liability Management and Market Risk

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

Next Page

      In an attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor our interest rate risk. In monitoring this risk we continually analyze and manage assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates.

      The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained despite fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between the amount of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities repricing during the same period, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter repricing periods would adversely affect net interest income, while a positive gap within shorter repricing periods would result in an increase in net interest income. During a period of falling interest rates, the opposite would be true. As of September 30, 2000, the ratio of our one-year gap to total assets was a positive 7.18% and the ratio of interest-earning assets to interest-bearing liabilities maturing or repricing within one year was 1.25.

      In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on our results of operations, we have adopted asset and liability management policies to better match the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities. Based upon management's recommendations, the board of directors sets the asset and liability policies of the Bank which are implemented by the asset and liability management committee. The asset and liability management committee is chaired by the Chief Financial Officer and is comprised of members of executive management. The purpose of the asset and liability management committee is to communicate, coordinate and control asset/liability management consistent with the business plan and board approved policies. The asset and liability management committee establishes and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources to produce the highest profitability balanced against liquidity, capital adequacy, growth and risk goals. The asset and liability management committee generally meets on a monthly basis to review, among other things, economic conditions and the outlook for interest rates, current and projected liquidity needs and capital positions, anticipated changes in the volume and mix of assets and liabilities and interest rate risk exposure limits versus current projections pursuant to gap and market value of portfolio equity analysis, and income simulations. At each meeting, the asset and liability management committee recommends appropriate strategy changes based on this review. The Chief Financial Officer or his designee is responsible for reviewing and reporting on the effects of the policy implementations and strategies to the board of directors, at least quarterly.

      In order to manage our assets and liabilities and achieve the desired liquidity, credit quality, interest rate risk, profitability and capital targets, we have focused our strategies on:

  originating and purchasing adjustable rate loans,
  maintaining a significant level of investment securities and mortgage-related securities with average maturities of approximately five years or with interest rates that reprice in less than three years, managing our deposits to establish stable deposit relationships, and acquiring longer-term borrowings at fixed interest rates to offset the negative impact of longer- term fixed rate loans in our loan portfolio.

      At times, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the asset and liability management committee may decide to increase our interest rate risk position somewhat in order to maintain our net interest margin. Management believes that maintaining and improving earnings are the best way to preserve a strong capital position and we may, therefore, at times take on additional interest rate risk to increase earnings.

      The asset and liability management committee regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and the market value of portfolio equity, which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and market value of portfolio equity that are authorized by the board of directors of the Bank.

Next Page

      The following table sets forth the estimated percentage change in our net interest income over the next four-quarter period and our market value of portfolio equity at September 30, 2000 based on the indicated instantaneous and permanent changes in interest rates.

At September 30, 2000

	Estimated Change in
Change (in Basis Points) in Interest Rates (1)	Net Interest Income (next four quarters)	Market Value of Portfolio Equity
-300 bp	-8.88%	-31.22%
-200 bp	-1.71	-13.65
-100 bp	0.59	-1.27
0 bp	0	0
100 bp	-1.79	-6.60
200 bp	-5.43	-16.13
300 bp	-10.37	-27.39

At September 30, 1999

	Estimated Change in
Change (in Basis Points) in Interest Rates (1)	Net Interest Income (next four quarters)	Market Value of Portfolio Equity
-300 bp	-1.59%	10.21%
-200 bp	4.02	10.36
-100 bp	3.07	8.47
0 bp	0	0
100 bp	-4.77	-12.81
200 bp	-9.41	-27.66
300 bp	-14.21	-43.29

(1) Assumes an instantaneous uniform change in interest rates at all maturities.

      The changes in net interest income estimations for September 30, 2000 over September 30, 1999 are primarily the result of an increase in the portfolio of adjustable rate loans and increased long-term funding from the Federal Home Loan Bank of Topeka ("FHLB"). Generally, in the decreasing rate scenarios fixed rate loans will increase in prepayments and the long-term FHLB funding and existing certificates will not decrease in rate as much as market rates. Repricing of some of our adjustable rate loans will also decrease yields on earning assets. These events can cause our net interest income to go down. In the increasing rate scenarios, projected net interest income decreases because loan prepayments generally slow down, decreasing the opportunity for cashflow to be repriced upward while the amount of deposits scheduled to reprice will essentially remain unchanged, compared to the decreasing rate scenarios, and will cause an increase in our cost of deposits. These events have the effect of decreasing net interest income. While the Company believes that the level of total assets and earnings will remain largely unchanged from fiscal year 2000, continuation of the capital utilization plan, particularly in increasing rate scenarios, generally has a positive effect on net interest income and unfavorable effects in decreasing rate scenarios. The results presented in the above table are based upon the assumption that the total composition of interest earning assets and interest bearing liabilities does not change and that any repricing of assets or liabilities occur at market rates as of September 30, 2000. The table presents the effects of the change in interest rates only on the portfolio as these assets and liabilities mature or repay.

      The change in the estimated market value of portfolio equity in the down rate scenarios is generally the result of increased holdings of fixed rate mortgage-related securities and fixed-rate callable advances from the FHLB. Loans that have been originated at current market rates during fiscal year 2000 increase the likelihood that prepayments will increase in a falling rate environment. This same characteristic applies to fixed rate mortgage-related securities. Since these assets are generally prepaid more quickly in a falling rate environment, their market value decreases. Callable advances have the effect of lowering the market value of portfolio equity in decreasing rate environments because the likelihood of the advances being called is diminished resulting in the advances existing until final maturity. The balance of fixed rate loans and mortgage-related securities partially cause the decrease in the estimated market value of portfolio equity in the increasing rate environments. The callable features of the borrowings, used primarily to purchase mortgage-related securities, are assumed to be exercised in increasing rate scenarios. This has the effect of shortening the average maturites of liabilities while the fixed rate loans and mortgaged-related securities will tend to experience lower prepayments, and in effect, lengthen in maturity. These characteristics in financial assets and liabilities tend to decrease the market value of portfolio equity in increasing rate scenarios.

Next Page

      The assumptions used by management to evaluate the vulnerability of our operations to changes in interest rates in the table above are utilized in, and set forth under, the gap table below. Although management finds these assumptions reasonable, the interest rate sensitivity of our assets and liabilities and the estimated effects of changes in interest rates on our net interest income and market value of portfolio equity indicated in the above table could vary substantially if different assumptions were used or actual experience differs from such assumptions.

      The table on page 15 summarizes the anticipated maturities or repricing of our interest-earning assets and interest-bearing liabilities as of September 30, 2000, based on the information and assumptions set forth in the notes below.

Next Page

At September 30, 2000

	Within Three Months	Three to Twelve Months	More Than One Year to Three Years	More Than Three Years to Five Years	Over Five Years	Total
Interest-earning assets: (1)
Loans receivable: (2)
Mortgage loans:
Fixed	$ 110,267	$ 241,455	$ 503,114	$ 412,210	$1,578,256	$2,845,302
Adjustable	335,622	1,021,560	705,416	381,744	3,697	2,448,039
Other loans	161,907	5,891	2,553	194	46	170,591
Securities:
Non-mortgage (3)	-	100	-	-	15,000	15,100
Mortgage-related fixed (4)	57,965	163,376	362,774	283,323	772,405	1,639,843
Mortgage-related adjustable (4)	409,924	362,858	-	-	-	772,782
Other interest-earning assets	112,500	-	-	-	-	112,500
Total interest-earning assets	1,188,185	1,795,240	1,573,857	1,077,471	2,369,404	8,004,157

Interest-bearing liabilities:
Deposits:
Savings accounts (5)	26,139	62,735	10,979	4,705	-	104,558
NOW accounts (5)	57,215	161,112	60,903	21,230	3,284	303,744
Money market deposit accounts (5)	55,882	189,519	113,711	85,283	85,283	529,678
Certificates of deposit	579,657	1,233,019	999,206	155,806	50,661	3,018,349
Borrowings (6)	25,000	-	1,400,000	1,800,000	-	3,225,000
Total interest-bearing liabilities	743,893	1,646,385	2,584,799	2,067,024	139,228	7,181,329

Excess (deficiency) of interest-earning assets over interest-bearing liabilities	$ 444,292	$ 148,855	$(1,010,942)	$ (989,553)	$2,230,176	$ 822,828

Cumulative excess (deficiency) of interest-earning assets over interest- bearing liabilities	$ 444,292	$ 593,147	$ (417,795)	$(1,407,348)	$ 822,828

Cumulative excess (deficiency) of interest-earning assets over interest- bearing liabilities as a percent of total assets at September 30, 2000	5.38%	7.18%	(5.05)%	(17.03)%	9.96%

Cumulative one-year gap at September 30, 1999		(10.44)%

Cumulative one-year gap at September 30, 1998		3.84%

Next Page

(1)	Adjustable-rate loans are included in the period in which the rate is next scheduled to adjust, rather than in the period in which the loans are due, or in the period in which repayments are expected to occur prior to their next rate adjustment, and fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization. Both fixed and adjustable rate loans are adjusted to take into account estimated prepayments in assessing their interest rate sensitivity.
(2)	Balances have been reduced for non-performing loans, which amounted to $3.5 million at September 30, 2000.
(3)	Based on contractual maturities.
(4)	Reflects estimated prepayments in the current interest rate environment.
(5)	Although our NOW accounts, passcard savings accounts and money market deposit accounts are subject to immediate withdrawal, management considers a substantial amount of such accounts to be core deposits having significantly longer effective maturities. The decay rates used on these accounts are based on recent Office of Thrift Supervision assumptions and should not be regarded as indicative of the actual withdrawals that may be experienced by us. If all of our NOW accounts, passcard savings accounts and money market deposit accounts had been assumed to be subject to repricing within one year, interest-bearing liabilities which were estimated to mature or reprice within one year would have exceeded interest-earning assets with comparable characteristics by $205.7 million, for a cumulative one-year gap of (2.49)% of total assets.
(6)	In the GAP table above call features are not assumed to be exercised. If the call features are assumed to be exercised, our cumulative one-year gap would have remained unchanged because our earliest call date is in December 2002.

      Certain assumptions are contained in the above table which affect the presentation. Although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table.

Changes In Financial Condition

      General.      Total assets increased by $1.73 billion or 26.5% to $8.27 billion at September 30, 2000 compared to $6.54 billion at September 30, 1999. The increase was primarily due to a $1.16 billion or 27.1% increase in loans receivable, which totaled $5.44 billion at September 30, 2000 compared to $4.28 billion at September 30, 1999. The increase in assets was also due to the continued implementation of our capital utilization plan through a net increase in mortgage-related securities of $335.9 million, funded primarily with additional borrowings. The balance of cash and cash equivalents increased $110.8 million over the balance at September 30, 1999 due in part to an increase in cash to fund commitments to originate and purchase loans as of September 30, 2000.

      Loans.      The net loan portfolio increased from $4.28 billion at September 30, 1999 to $5.44 billion at September 30, 2000. The increase in the loan portfolio during the fiscal year was due to continued strong loan demand and an increase in the amount of loans purchased. The loan portfolio increased in all but two categories, with one- to four-family loans having the largest increase, growing $1.13 billion from $4.08 billion at September 30, 1999 to $5.21 billion at September 30, 2000. Loan origination and purchase volume for 2000 exceeded 1999 by $250.4 million. Higher rates during the recent fiscal year caused a decrease in refinance activity and adjustable rate loan originations exceeded fixed-rate originations during the year. Originations of loans to refinance existing mortgages totaled $42.2 million for fiscal year 2000 compared to $253.1 million for fiscal year 1999.

      Securities.      During the year we continued our capital utilization plan by purchasing mortgage related securities in the amount of $803.4 million compared to $725.0 million during fiscal year 1999. The weighted average life of mortgage-related securities purchased during fiscal year 2000 approximated 5.1 years. At September 30, 2000, mortgage-related securities totaled $2.41 billion, an increase of $335.9 million over the previous year. Our mortgage-related securities are generally comprised of securities issued by Fannie Mae or Freddie Mac, which minimizes credit risk. The repayments of principal on mortgage-related securities was used primarily to help fund the origination and purchase of loans. While the balance of mortgage-related securities has grown significantly since our conversion to a stock company, we do not anticipate this growth to continue as the Company emphasizes its focus on originating and purchasing single-family loans.

      Liabilities.      Total liabilities increased $1.79 billion or 32.6% to $7.28 billion at September 30, 2000 compared to $5.49 billion at September 30, 1999. The increase was due primarily to advances from the FHLB of $1.88 billion during the fiscal year, with $803.4 million facilitating the continuation of the capital utilization plan, $175 million being used to repay reverse repurchase agreements, and the remaining balance, or $901.6 million, being used primarily to fund the origination and purchase of loans. FHLB borrowing guidelines require than capital stock equal to at least 5% of the balance of borrowings be held by the borrower. FHLB capital stock was $161.3 million at September 30, 2000 compared to $68.3 million the previous year. Deposits increased $56.8 million during fiscal year 2000.

      Equity.      Stockholders' equity totaled $986.2 million at September 30, 2000 compared to $1.05 billion at September 30, 1999. The decrease in stockholders' equity of $60.3 million from September 30, 1999 is the result of the repurchase of the Company's common stock of $123.7 million, dividends paid of $14.1 million, and a reduction of $4.5 million in the unrealized gain on securities available-for-sale. These were partially offset by earnings of $76.3 million.

Next Page

      The following table presents the weighted average yields earned on loans, investments and other interest-earning assets, the weighted average rates paid on savings deposits and borrowings and the resultant interest rate spreads at the dates indicated.

	At September 30,
	2000	1999	1998
Weighted average yield on:
Loans receivable	7.31%	7.14%	7.38%
Mortgage-related securities	7.05	6.57	6.66
Investment securities	6.09	6.09	5.93
Cash and cash equivalents	6.60	5.18	5.26
Capital stock of Federal Home Loan Bank	8.60	7.00	7.56
Combined weighted average yield on interest-earning assets	7.25	6.97	7.08

Weighted average rate paid on:
Savings deposits	2.22	2.22	3.64
Demand and NOW deposits	3.28	2.86	1.50
Certificate accounts	6.11	5.67	5.75
Borrowings	6.14	5.68	5.73
Combined weighted average rate paid on interest-bearing liabilities	5.74	5.18	5.24

Spread	1.51	1.79	1.84

Average Balances, Net Interest Income, Yields Earned and Rates Paid

      The following table on page 18 presents for the fiscal years ending September 30, 2000, 1999, and 1998 the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are daily for fiscal years 2000 and 1999 and are monthly for fiscal year 1998. We do not believe that the use of monthly averages rather than daily averages has a significant effect upon our results for fiscal year 1998.

Rate/Volume Analysis

      The following table on page 19 presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities, comparing fiscal years 2000 to 1999 and fiscal years 1999 to 1998. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume, which are changes in the average balance multiplied by the previous year's average rate, (2) changes in rate, which are changes in the average rate multiplied by the average balance from the previous year, and (3) changes due to both rate and volume, which are changes in the average balance multiplied by the change in the average rate.

Next Page

	September 30, 2000			September 30, 1999			September 30, 1998
	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
	(Dollars in Thousands)
Interest-Earning Assets:
Loans receivable (1)	$4,645,533	$331,325	7.13%	$3,760,908	$273,134	7.26%	$3,470,898	$264,752	7.63%
Other loans	170,382	15,926	9.32	145,925	12,373	8.48	46,082	3,694	8.02
Total Loans receivable, net	4,815,915	347,251	7.21	3,906,833	285,507	7.31	3,516,980	268,446	7.63
Mortgage-related securities	2,363,921	159,139	6.73	1,641,176	99,767	6.08	911,659	57,967	6.36
Investments & cash equivalents	54,204	3,196	5.90	155,569	7,378	4.74	556,646	34,045	6.12
Capital stock of Federal Home Loan Bank	112,219	8,771	7.79	49,283	3,447	6.99	41,598	3,186	7.66
Total Interest-Earning Assets (1)	$7,346,259	518,357	7.06	$5,752,861	396,099	6.89	$5,026,883	363,644	7.23

Interest-Bearing Liabilities:
Savings deposits	$ 115,483	2,406	2.08%	$ 129,914	2,886	2.22%	$ 131,343	2,918	2.22%
Demand and NOW deposits	815,258	25,194	3.08	781,936	22,888	2.93	661,871	19,861	3.00
Certificate accounts	2,992,729	176,833	5.89	3,008,720	172,306	5.73	3,071,829	180,647	5.88
Total Deposits	3,923,470	204,433	5.21	3,920,570	198,080	5.05	3,865,043	203,426	5.26
Borrowings	2,394,404	145,684	5.98	964,510	54,950	5.78	548,275	31,471	5.74
Total Interest-Bearing Liabilities	$6,317,874	350,117	5.49	$4,885,080	253,030	5.18	$4,413,318	234,897	5.32

Net interest income		$168,240			$143,069			$128,747
Net interest rate spread			1.57%			1.71%			1.91%
Net earning assets	$1,028,385			$ 867,781			$ 613,565
Net interest margin			2.29%			2.49%			2.56%
Average Interest-Earning Assets to Average Interest- Bearing Liabilities		116.28%			117.76%			113.90%

(1) Calculated net of deferred loan fees, loan discounts, and loans in process.

Next Page

	Year Ended September 30,
	1999 vs. 2000				1998 vs. 1999
	Increase (Decrease) Due to				Increase (Decrease) Due to
	Volume	Rate	Rate/Volume	Total	Volume	Rate	Rate/Volume	Total
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable, net	$66,351	$(3,663)	$(945)	$61,743	$29,753	$(11,428)	$(1,263)	$17,062
Mortgage-related securities	44,007	10,667	4,698	59,372	46,396	(2,553)	(2,043)	41,800
Investments and cash equities	(4,926)	(2,888)	3,633	(4,181)	(24,194)	(4,824)	2,350	(26,668)
Capital stock of Federal Home Loan Bank	4,426	394	504	5,324	591	(279)	(51)	261
Total interest-earning assets	$109,858	$4,510	$7,890	122,258	$52,546	$(19,084)	$(1,007)	32,455

Interest-bearing liabilities:
Savings deposits	$(320)	$(182)	$20	(482)	$(32)	$---	$---	(32)
Demand and NOW deposits	976	1,173	50	2,199	3,602	(463)	(84)	3,055
Certificate accounts	(751)	5,416	(29)	4,636	(3,254)	(5,222)	107	(8,369)
Borrowings	85,945	1,929	2,860	90,734	23,864	(219)	(166)	23,479
Total interest-bearing liabilities	$85,850	$8,336	$2,901	97,087	$24,180	$(5,904)	$(143)	18,133

Net interest income				$25,171				$14,322

Next Page

Comparison of Results of Operations for the Years Ended September 30, 2000 and 1999

      General.      Capitol Federal completed its first full fiscal year as a public company with assets totaling $8.27 billion and equity of $986.2 million. Net income for the year was $76.3 million compared to $42.9 million for fiscal year 1999. However, excluding one-time charges related to the Reorganization (see Comparison of Results of Operations for the Years Ended September 30, 1999 and 1998) net income for fiscal year 1999 would have been $63.3 million.

      Net Interest and Dividend Income.       Net interest income increased $25.2 million or 17.6% to $168.2 million for 2000 compared to 1999, reflecting a $122.3 million or 30.9% increase in interest income which was partially offset by a $97.1 million or 38.4% increase in interest expense. Our interest rate spread and net interest margin decreased to 1.57% and 2.29%, respectively, for 2000 compared to 1.71% and 2.49%, respectively, for 1999. The ratio of average interest-earning assets to average interest-bearing liabilities decreased to 1.16 for 2000 compared to 1.18 for 1999.

      Interest Income.      The increase in interest income during the year ended September 30, 2000 was primarily due to an increase in the average balance of our interest-earning assets and to a much lesser degree an increase in the average rate earned on those assets. The average balance of the loan portfolio increased $909.1 million or 23.3% to $4.82 billion for 2000 compared to 1999 due to continued strong loan demand and the purchase of single-family loans. The average balance of our mortgage-related securities portfolio increased $722.7 million or 44.0% to $2.36 billion for 2000 compared to 1999 primarily as a result of the use of additional borrowings to purchase mortgage-related securities consistent with our capital utilization plan. The average yield earned on our loan portfolio decreased from 7.31% in 1999 to 7.21% in 2000, and the average yield earned on our mortgage-related securities portfolio increased from 6.08% for 1999 to 6.73% for 2000. The increase in the average yield earned on our mortgage-related securities was primarily due to the purchase of higher-yielding securities and existing adjustable rate securities repricing to higher rates as a result of generally higher short and intermediate term market rates.

      Interest Expense.      The increase in interest expense during the year ended September 30, 2000 was primarily due to the increase of $1.43 billion or 148.3% in the average balance of borrowings. The average balance of deposits increased $2.9 million or 0.1% to $3.92 billion for 2000. The average rate paid on deposits increased from 5.05% in 1999 to 5.19% in 2000 as a result of generally higher short and intermediate term market rates. The average rate paid on borrowings increased from 5.78% in 1999 to 5.98% in 2000.

      Provision for Loan Losses.      For the year ended September 30, 2000, the provision for loan losses amounted to $494,000 compared to a provision for loan losses in 1999 of $395,000.  At September 30, 2000, our allowance for loan losses was $4.6 million or 0.08% of the total loan portfolio and approximately 133% of total non-accrual loans. This compares with an allowance for loan losses of $4.4 million or 0.10% of the total loan portfolio and approximately 88% of the total non-accrual loans as of September 30, 1999.

      During 2000, our single-family residential loan portfolio increased by $1.12 billion over 1999. The provision represents 0.04% of the 2000 increase in the portfolio. Non-performing single-family loans decreased by $1.6 million, or 32.7%, from $4.9 million at September 30, 1999 to $3.3 million at September 30, 2000. Our consumer loan portfolio increased approximately 21% to $170.6 million.

      The provision for loan losses in fiscal 2000 primarily reflects the increase in the single family residential, multi-family, and consumer loan portfolios. The reduction in the balance of the allowance for loan losses in all other loan categories resulted from decreased balances in those loan categories and a review of the credit risks associated with specific loans in these other loan categories. The redistribution of the allowance comes from the application of the formula allowance which evaluates the overall risk of the portfolio as well as a review of the credit exposure and loss experience in specific loan categories. The increase in the formula allowance was primarily driven by faster market growth in the portfolio. However, we also reviewed the ratio of our non-performing loans to total loans and compared this to our ratio of allowance for loan losses to net loans receivable. These increases in the provision for credit losses reflects management's estimate of inherent credit losses based upon the known risks of the various loan portfolios in 2000.

      Other Income.      Other income amounted to $14.8 million and $13.7 million for the years ended September 30, 2000 and 1999, respectively. The increase consisted primarily of a $985,000, or 13.9% increase in automated teller and debit card transaction fees and checking account transaction fees, resulting from increased debit card usage, an increased number of checking accounts, and an increase in the fees charged for non-customer usage of ATM's.

      Other Expenses.      Other expenses decreased $25.3 million or 29.1 % to $61.7 million for the year ended September 30, 2000 compared to September 30, 1999. This decrease was primarily due to a $30.2 million contribution from the Company to the Capitol Federal Foundation as part of the Reorganization in fiscal year 1999 with no corresponding expense in fiscal year 2000. The decrease was also due to the termination of the Company's pension plan in prior year. The decrease was partially offset by increases in compensation and occupancy expense. Compensation expense was up $4.8 million, primarily the result of $4.5 million related to the implementation of the recognition and retention plan and incentive compensation plans while employee compensation increased $1.4 million due to staffing increases and market adjustments to compensation levels for Bank employees.

      Provision for Income Taxes.       The provision for income taxes amounted to $44.5 million and $26.5 million for 2000 and 1999, resulting in effective tax rates of 36.8% and 38.2%, respectively. The increase was due to the increase in taxable income.

Next Page

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

      The Company incorporated in March 1999 following its conversion of the Bank from mutual to stock form ("Conversion"). At that time, the Company issued 52,192,817 shares of its common stock to the MHC. The Conversion, the offering of stock to depositors, and the issuance of Company common stock to the MHC are referred to collectively as the "Reorganization." In connection with the Reorganization, the Company established the Capitol Federal Foundation ("Foundation") and made a charitable contribution of $15.1 million in cash and 1,512,287 shares of the Company's common stock to the Foundation, which resulted in a one-time charge of $30.2 million. During the second quarter of fiscal year 1999 the Company recorded, in addition to the contribution to the Foundation, a $2.4 million expense in conjunction with the termination of the existing pension plan and the implementation of the Employee Stock Ownership Plan ("ESOP").

      Net Interest and Dividend Income.      Net interest income increased $14.3 million or 11.1% to $143.1 million for 1999 compared to 1998, reflecting a $32.5 million or 8.9% increase in interest income which was partially offset by a $18.1 million or 7.7% increase in interest expense. Our interest rate spread and net interest margin decreased to 1.71% and 2.49%, respectively, for 1999 compared to 1.91% and 2.56%, respectively, for 1998. The ratio of average interest-earning assets to average interest-bearing liabilities increased to 1.18 for 1999 compared to 1.14 for 1998.

      Interest Income.      The increase in interest income during the year ended September 30, 1999 was primarily due to an increase in the average balance of our interest-earning assets. The average balance of the loan portfolio increased $389.8 million or 11.1% to $3.91 billion for 1999 compared to 1998 due to increased loan demand. The average balance of our mortgage-related securities and investment securities portfolios increased $328.4 million or 22.4% to $1.80 billion for 1999 compared to 1998 primarily as a result of the use of additional borrowings to purchase mortgage-related securities. This increase was consistent with our decision to leverage our capital. The average yield earned on our loan portfolio decreased to 7.31% in 1999 from 7.63% in 1998, and the average yield earned on our mortgage-related and investment securities portfolios decreased to 5.97% for 1999 from 6.27% for 1998. The decrease in average yield earned on our mortgage-related and investment securities portfolios was primarily due to the purchase of lower-yielding mortgage-related securities that had adjustable rates of interest.

      Interest Expense.      The increase in interest expense during the year ended September 30, 1999 was primarily due to the increase of $416.2 million or 75.9% on the average balance of borrowings and an increase in the average balance of deposits. The average balance of deposits increased $55.5 million or 1.4% to $3.92 billion for 1999, $118.6 million of which consisted of an increase in demand deposits, including noninterest-bearing checking, NOW and money market accounts partially offset by a $63.1 million decrease in the average balance of certificates of deposit. The average rate paid on deposits decreased to 5.05% in 1999 from 5.26% in 1998. The average rate paid on borrowings increased slightly to 5.78% in 1999 from 5.74% in 1998. Borrowings increased by $845.0 million for the year ended September 30, 1999 compared to September 30, 1998. All of the borrowings were from the FHLB and are consistent with our decision to leverage our capital. The borrowings are all callable advances.

      Provision for Loan Losses.      For the year ended September 30, 1999, the provision for loan losses amounted to $395,000 compared to a provision for loan losses in 1998 of $2.5 million. At September 30, 1999, our allowance for loan losses was $4.4 million or 0.10% of the total loan portfolio and approximately 88% of total non-accrual loans. This compares with an allowance for loan losses of $4.1 million or 0.11 % of the total portfolio and approximately 66% of the total non-accrual loans as of September 30, 1998.

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

      The provision for loan losses in fiscal year 1999 primarily reflects the increase in the single family residential mortgage loan portfolio. The reduction in the balance of the allowance for loan losses in all other loan categories, except consumer loans, resulted from decreased balances in those loan categories. The redistribution of the allowance comes from the application of our formula allowance which evaluates the overall risk of the portfolio. The increase in the formula allowance was primarily driven by faster market growth in the portfolio. We also reviewed the ratio of our non-performing loans to total loans and compared this to our ratio of allowance for loan losses to net loans receivable. These increases in the provision for credit losses reflects management's estimate of inherent credit losses based upon the known risks of the various loan portfolios in fiscal year 1999.

      Other Income.      Other income amounted to $13.7 million and $12.8 million for the years ended September 30, 1999 and 1998, respectively. The increase consisted primarily of a $1.0 million, or 17.2% increase in automated teller and debit card transaction fees and checking account transaction fees.

Next Page

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

Liquidity and Commitments

      The Bank's liquidity, represented by cash and cash equivalents and mortgage-related securities available for sale, are products of its operating, investing and financing activities. The Bank's primary sources of funds are deposits, FHLB advances, prepayments and maturities of outstanding loans and mortgage-related securities, maturing investment securities and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-related securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, excess funds are invested in short-term interest-earning assets, which provide liquidity to meet lending opportunities. FHLB advances are utilized to provide funds for our lending and investment activities, as a facet to implement our capital management plan, and as an interest rate risk management tool.

      Liquidity management is both a daily and long-term function of our business management. Excess liquidity is generally invested in short-term investments such as overnight deposits or U.S. agency securities. We use our sources of funds primarily to meet our ongoing commitments, to pay maturing certificates of deposit and savings withdrawals, to fund loan commitments and to maintain our portfolio of mortgage-related securities and investment securities. At September 30' 2000 our commitments were:

  total single-family approved loan origination and purchase commitments outstanding of $173.0 million, unadvanced portion of construction loans of $16.9 million, unused home equity lines of credit of $179.4 million,
  and outstanding letters of credit of $612 thousand.

      Certificates of deposits scheduled to mature in one year or less totaled $1.73 billion. Based on historical experience, management believes that a significant portion of maturing deposits will remain with us. We anticipate that we will continue to have sufficient funds, through deposits, borrowings, and repayments, to meet our current commitments.

Capital

      Consistent with our goals to operate a sound and profitable financial organization, we actively seek to maintain a "well capitalized" institution in accordance with regulatory standards. Total equity for the Bank was $956.2 million at September 30, 2000, or 11.9% of total assets on that date. As of September 30, 2000, the Bank exceeded all capital requirements of the Office of Thrift Supervision. The Bank's regulatory capital ratios at September 30, 2000 were as follows: Tier I (leverage) capital, 11.5%; Tier I risk-based capital, 27.0%; and total risk-based capital, 27.1%. The regulatory capital requirements to be considered well capitalized at that date were 5.0%, 6.0%, and 10.0%, respectively.

Consolidated Financial Statements

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Capitol Federal Financial and Subsidiary
Topeka, Kansas

We have audited the accompanying consolidated balance sheets of Capitol Federal Financial and Subsidiary (the "Company") as of September 30, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

November 1, 2000
Kansas City, Missouri

Next Page

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2000 AND 1999 (in thousands)

ASSETS	2000	1999

CASH AND CASH EQUIVALENTS	$ 133,034	$ 22,275

INVESTMENT SECURITIES, Held-to-maturity
(Market value of $14,808 and $14,754)	15,100	15,100

CAPITAL STOCK OF FEDERAL HOME LOAN BANK, at cost	161,250	68,336

MORTGAGE-RELATED SECURITIES:
Available-for-sale, at market value (Amortized cost of $851,374
and $1,129,995)	850,892	1,136,776
Held-to-maturity, at cost (Market value of $1,539,247 and $914,820)	1,561,251	939,492

LOANS RECEIVABLE HELD FOR SALE, at lower of amortized
cost or market	25,742	19,739

LOANS RECEIVABLE, Net (Less allowance for loan losses of
$4,596 and $4,407)	5,442,445	4,275,200

PREMISES AND EQUIPMENT, Net	24,076	24,046

REAL ESTATE OWNED, Net	1,094	1,073

ACCRUED INTEREST RECEIVABLE:
Loans receivable	27,781	21,656
Mortgage-related securities	15,180	12,540
Investment securities	436	431

OTHER ASSETS	6,938	4,433

TOTAL ASSETS	$ 8,265,219	$ 6,541,097

		(Continued)

Next Page

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2000 AND 1999 (in thousands, except share amounts)

LIABILITIES AND STOCKHOLDERS' EQUITY	2000	1999

LIABILITIES:
Deposits	$ 3,956,329	$ 3,899,565
Advances from Federal Home Loan Bank	3,225,000	1,345,000
Securities sold under agreements to repurchase	-	175,000
Advance payments by borrowers for taxes and insurance	38,411	37,422
Income taxes payable	4,088	1,287
Deferred income taxes	13,439	13,779
Accounts payable and accrued expenses	41,745	22,530

Total liabilities	7,279,012	5,494,583

COMMITMENTS AND CONTINGENCIES (NOTE 14)

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 50,000,000 shares authorized, no shares issued or outstanding Common stock, $.01 par value; 450,000,000 shares authorized, 91,512,287 shares issued as of September 30, 2000 and 1999	915	915
Additional paid-in capital	385,076	384,864
Unearned compensation - Employee Stock Ownership Plan	(26,214)	(28,230)
Unearned compensation - Recognition and Retention Plan	(8,485)	-
Retained earnings	745,598	684,761
Accumulated other comprehensive income (loss)	(300)	4,204

	1,096,590	1,046,514

Treasury stock, 9,830,155 shares as of September 30, 2000, at cost	(110,383)	-
Total stockholders' equity	986,207	1,046,514
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 8,265,219	$ 6,541,097

See notes to consolidated financial statements.		(Concluded)

Next Page

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998 (in thousands, except per share amounts)

	2000	1999	1998
INTEREST AND DIVIDEND INCOME:
Loans receivable	$347,251	$285,508	$268,444
Mortgage-related securities	159,139	99,767	57,967
Investment securities	926	1,194	23,025
Securities purchased under agreements to resell	-	3,894	6,955
Cash and cash equivalents	2,270	2,289	4,065
Capital stock of Federal Home Loan Bank	8,771	3,447	3,186

Total interest and dividend income	518,357	396,099	363,642

INTEREST EXPENSE:
Deposits	204,434	198,080	203,426
Borrowings	145,683	54,950	31,471

Total interest expense	350,117	253,030	234,897

NET INTEREST AND DIVIDEND INCOME	168,240	143,069	128,745

PROVISION FOR LOAN LOSSES	494	395	2,462

NET INTEREST AND DIVIDEND INCOME AFTER PROVISION FOR LOAN LOSSES	167,746	142,674	126,283

OTHER INCOME:
Automated teller and debit card transaction fees	5,095	4,236	3,267
Checking account transaction fees	2,992	2,866	2,791
Loan fees	1,604	1,854	2,340
Insurance commissions	1,574	1,530	1,424
Other, net	3,525	3,188	2,971

Total other income	14,790	13,674	12,793

OTHER EXPENSES:
Salaries and employee benefits	36,608	31,770	26,300
Occupancy of premises	9,867	8,647	7,756
Office supplies and related expenses	3,399	3,399	3,325
Deposit and loan transaction costs	3,740	4,110	3,514
Advertising	2,165	2,719	2,564
Federal insurance premium	1,223	2,341	2,409
Foundation contribution	-	30,231	-
Other, net	4,663	3,723	4,436

Total other expenses	61,665	86,940	50,304

INCOME BEFORE INCOME TAX EXPENSE	120,871	69,408	88,772

INCOME TAX EXPENSE	44,532	26,487	34,781

NET INCOME	$ 76,339	$ 42,921	$ 53,991

Earnings per share (from April 1, 1999 to September 30, 1999 and for the year ended September 30, 2000):
Basic	$ 0.91	$ 0.39
Diluted	$ 0.90	$ 0.39
See notes to consolidated financial statements.

Next Page

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998
(in thousands, except share amounts)

-

				Unearned
				Compensation
				Employee	Recognition		Accumulated
	Common Stock		Additional Paid-In	Stock Ownership	and Retention	Retained	Other Comprehensive	Treasury Stock		Total Stockholders'
	Shares	Amount	Capital	Plan	Plan	Earnings	Income (Loss)	Shares	Amount	Equity

BALANCE, October 1, 1997						$595,208	$ 9,578			$ 604,786
Comprehensive Income:
Net income						53,991				53,991
Other comprehensive income -
Change in unrealized gains on mortgage-related securities available-for-sale, net of deferred income taxes of $2,370							3,555			3,555

Total comprehensive income										57,546

BALANCE, September 30, 1998						649,199	13,133			662,332
Comprehensive Income:
Net income						42,921				42,921
Other comprehensive loss -
Change in unrealized gains on mortgage-related securities available-for-sale, net of deferred)
income taxes of $(6,177)							(8,929)			(8,929)
Total comprehensive income										33,992
Issuance of common stock, net of offering expenses of $7,403	88,487,713	$885	$354,660							355,545
Common stock issued to Employee Stock Ownership Plan	3,024,574	30	30,216	$ (30,246)						-
Common stock committed to be released for allocation - Employee Stock Ownership Plan				2,016						2,016
Decrease in fair market value of Employee Stock Ownership Plan shares committed to be released for allocation			(12)							(12)
Capitalization of Mutual Holding Company						(100)				(100)
Dividends on common stock to stockholders ($0.20 per share)						(7,259)				(7,259)

BALANCE, September 30, 1999	91,512,287	915	384,864	(28,230)		684,761	4,204			1,046,514

										(Continued)

Next Page

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998
(in thousands, except share amounts)

				Unearned
				Compensation
				Employee	Recognition		Accumulated
	Common Stock		Additional Paid-In	Stock Ownership	and Retention	Retained	Other Comprehensive	Treasury Stock		Total Stockholders'
	Shares	Amount	Capital	Plan	Plan	Earnings	Income (Loss)	Shares	Amount	Equity

Comprehensive Income:
Net income						76,339				76,339
Other comprehensive income -
Changes in unrealized gains on mortgage-related securities available-for-sale, net of deferred income taxes of $(2,759)							(4,504)			(4,504)
Total comprehensive income										71,835

Common stock committed to be released for allocation - Employee Stock Ownership Plan				2,016						2,016
Increase in fair market value of Employee Stock Ownership Plan shares committed to be released for allocation			138							138
Acquisition of treasury stock								12,758,155	$(123,717)	(123,717)
Treasury stock issued to Recognition and Retention Plan					(11,840)	(1,432)		(1,280,000)	13,272	-
Amortization of unearned compensation - Recognition and Retention Plan					3,355					3,355
Recognition and Retention Plan Shares sold for employee withholding tax purposes			81							81
Stock options exercised			(7)					(6,000)	62	55
Dividends on common stock to stockholders ($0.44 per share)						(14,070)				(14,070)

BALANCE, September 30, 2000	91,512,287	$915	$385,076	$(26,214)	$(8,485)	$745,598	$ (300)	9,830,155	$(110,383)	$ 986,207

										(Concluded)

See notes to consolidated financial statements.

Next Page

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2000, 1999 and 1998 (in thousands)

	2000	1999	1998
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 76,339	$ 42,921	$ 53,991
Adjustments to reconcile net income to net cash provided by operating activities
Termination of pension plan	-	1,350	-
Contribution of common stock to Capitol Federal Foundation	-	15,108	-
Federal Home Loan Bank stock dividends	(1,367)	(3,447)	(3,186)
Net loan origination fees capitalized	6,928	10,058	4,664
Amortization of net deferred loan origination fees	(5,776)	(8,684)	(3,930)
Provision for loan losses	494	395	2,462
Provision for losses on real estate owned	-	-	216
Gain on sales of real estate owned, net	(416)	(314)	(382)
Gain on sales of loans receivable held for sale	(42)	(294)	(172)
Originations of loans receivable held for sale	(14,843)	(11,082)	(33,917)
Proceeds from sales of loans receivable held for sale	8,882	26,074	32,402
Amortization and accretion of premiums and discounts on
mortgage-related securities and investment securities	174	3,668	1,039
Depreciation and amortization of premises and equipment	3,545	3,154	2,960
Provision for deferred income taxes (benefit)	2,419	(9,039)	(33)
Common stock committed to be released for allocation - Employee Stock
Ownership Plan	2,016	2,016	-
Increase (decrease) in fair market value of Employee Stock Ownership Plan
shares committed to be released for allocation	138	(12)	-
Amortization of unearned compensation - Recognition and Retention Plan	3,355	-	-
Recognition and Retention Plan shares sold for employee withholding
tax purposes	81	-	-
Changes in:
Accrued interest receivable	(8,770)	(4,310)	4,436
Other assets	(2,505)	(436)	990
Income taxes payable	2,801	1,060	(3,151)
Accounts payable and accrued expenses	19,215	2,570	3,293

Net cash provided by operating activities	92,668	70,756	61,682

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of investment securities	-	172,486	850,060
Purchases of investment securities	-	(15,000)	(425,000)
Purchases of capital stock of Federal Home Loan Bank	(91,547)	(21,305)	-
Purchases of securities under agreements to resell	-	(1,383,410)	(235,000)
Repayment of securities purchased under agreements to resell	-	1,618,410	-
Principal collected on mortgage-related securities available-for-sale	277,707	555,350	255,352
Purchases of mortgage-related securities available-for-sale	-	(962,181)	(244,027)
Principal collected on mortgage-related securities held-to-maturity	195,572	304,732	138,934
Purchases of mortgage-related securities held-to-maturity	(816,591)	(936,591)	(339,792)
Loan originations net of principal collected	(498,081)	(538,277)	(468,381)
Loan purchases net of principal collected	(674,010)	(51,221)	66,570
Purchases of premises and equipment, net	(3,575)	(4,415)	(5,632)
Proceeds from sales of real estate owned	3,595	5,028	6,901

Net cash used in investing activities	(1,606,930)	(1,256,394)	(400,015)
			(Continued)

Next Page
CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998 (in thousands)

	2000	1999	1998

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	$ (14,070)	$ (7,259)	-
Deposits, net of withdrawals	56,764	5,385	$ 107,057
Proceeds from advances from Federal Home Loan Bank	2,658,000	1,397,000	255,000
Repayments on advances from Federal Home Loan Bank	(778,000)	(552,000)	(30,000)
Proceeds from common stock issuance, net	-	340,337	-
Repayments of securities sold under agreements to repurchase	(175,000)	-	-
Change in advance payments by borrowers for taxes and insurance	989	(4)	(458)
Acquisition of treasury stock	(123,717)	-	-
Stock options exercised	55	-	-

Net cash provided by financing activities	1,625,021	1,183,459	331,599

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	110,759	(2,179)	(6,734)

CASH AND CASH EQUIVALENTS:
Beginning of year	22,275	24,454	31,188

End of year	$ 133,034	$ 22,275	$ 24,454

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income tax payments, net of refunds	$ 40,376	$ 34,294	$ 37,910

Interest payments, net of interest credited to deposits of $180,668, $172,397
and $176,588	$ 162,574	$ 77,135	$ 58,280

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
AND FINANCING ACTIVITIES:
Loans transferred to real estate owned	$ 3,270	$ 4,251	$ 5,664

Loans made upon the sale of real estate owned	$ 70	$ 428	$ 600

Common stock issued to Employee Stock Ownership Plan in exchange for
a note receivable		$ 30,246

Treasury stock issued to Recognition and Retention Plan	$ 13,272

See notes to consolidated financial statements.			(Concluded)

Next Page

CAPITOL FEDERAL FINANCIAL and subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998 (in thousands, except share data)

1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business - Capitol Federal Financial (the "Company") provides a full range of banking services through its wholly-owned subsidiary, Capitol Federal Savings Bank (the "Bank") which has 27 full service and 7 limited service banking offices serving primarily the entire metropolitan areas of Topeka, Wichita, Lawrence, Manhattan, Emporia and Salina, Kansas and a portion of the metropolitan area of greater Kansas City. The Bank emphasizes mortgage lending, primarily originating one-to four-family mortgage loans. The Bank is subject to competition from other financial institutions and other companies that provide financial services. The Company is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

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

To date, the MHC has waived its receipt of cash dividends from the Company. The dollar amount of dividends waived by the MHC are considered as a restriction on the retained earnings of the Company. The amount of any dividend waived by the MHC shall be available for declaration as a dividend solely to the MHC. At September 30, 2000, the cumulative amount of such waived dividends was $33,404.

During fiscal year 2000, the Company obtained regulatory approval to repurchase up to 12,583,020 shares of common stock. As of September 30, 2000, the Company had repurchased 11,108,155 shares of common stock for $123,717.

Principles of Consolidation - The consolidated financial statements include the accounts of the Company, and its wholly owned subsidiary, the Bank. The Bank has a wholly owned subsidiary, Capitol Funds, Inc., that has one loan outstanding for the acquisition and development of land for the construction of single-family residential homes. Significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents - Cash and cash equivalents include cash on hand and amounts due from banks. The Bank has acknowledged informal agreements with banks where they maintain deposits. Under these agreements, service fees charged to the Bank are waived provided certain average compensating balances are maintained throughout each month.

The Bank is required by regulation to maintain liquid assets in the form of cash and securities approved by federal regulations at a quarterly average of not less than 4% of customer deposits maturing within one year and short-term borrowings.

Next Page

Investment Securities and Mortgage-Related Securities, Held-to-Maturity - Investment securities and certain mortgage-related securities are held-to-maturity and are stated at cost, adjusted for amortization of premiums and discounts which are recognized as adjustments to interest income over the life of the securities using the level-yield method.

To the extent management determines a decline in value in an investment or mortgage-related security held-to-maturity to be other than temporary, the Bank will adjust the carrying value and include such expense in the consolidated statements of income.

Capital Stock of Federal Home Loan Bank - Capital Stock of Federal Home Loan Bank is carried at cost. Dividends received on such stock are reflected as interest and dividend income in the consolidated statements of income.

Mortgage-Related Securities, Available-for-Sale - Mortgage-related securities available-for-sale are recorded at their current fair value. Unrealized gains or losses on mortgage-related securities available-for-sale are included in accumulated other comprehensive income (loss), net of deferred income taxes. Premiums and discounts are recognized as adjustments to interest income over the life of the securities using the level-yield method. Gains or losses on the disposition of mortgage-related securities available-for-sale are recognized using the specific identification method. Estimated fair values of mortgage-related securities available-for-sale are based on quoted market prices where available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar instruments.

To the extent management determines a decline in value in a mortgage-related security available-for-sale to be other than temporary, the Bank will include such expense in the consolidated statements of income.

Loans Receivable Held for Sale - Upon origination, the Bank's management designates certain loans receivable as held for sale as management does not intend to hold such loans to maturity. Accordingly, such loans are carried at the lower of amortized cost (outstanding principal adjusted for deferred loan fees) or market value. Market values for such loans are determined based on sales commitments or dealer quotations. Gains or losses on such sales are recognized utilizing the specific identification method. Interest, including amortization and accretion of deferred loan fees, is included in interest income on loans receivable.

Loans Receivable - Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal less an allowance for loan losses, undisbursed loan funds and unearned discounts and loan fees, net of certain direct loan origination costs. Interest on loans is credited to income as earned and accrued only if deemed collectible. Loans are placed on nonaccrual status when, in the opinion of management, the full timely collection of principal or interest is in doubt. As a general rule, the accrual of interest is discontinued when principal or interest payments become doubtful. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is reversed against current income. Subsequent collections of cash may be applied as reductions to the principal balance, interest in arrears or recorded as income, depending on management's assessment of the ultimate collectibility of the loan. Nonaccrual loans may be restored to accrual status when principal and interest become current and full payment of principal and interest is expected.

Net loan origination and commitment fees are amortized as a yield adjustment to interest income using the level-yield method over the contractual lives of the related loans.

Provision for Loan Losses - The Bank considers a loan to be impaired when management believes it is probable that it will be unable to collect all principal and interest due according to the contractual terms of the loan. If a loan is impaired, the Bank records a loss valuation equal to the excess of the loan's carrying value over the present value of the estimated future cash flows discounted at the loan's effective rate based on the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. One-to-four family residential loans and consumer loans are collectively evaluated for impairment. Loans on residential properties with greater than four units and loans on construction and development and commercial properties are evaluated for impairment on a loan by loan basis. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent losses in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

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

Next Page

Premises and Equipment - Land is carried at cost. Buildings and improvements and furniture, fixtures and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on straight-line or accelerated methods over the estimated useful lives of the related assets. The estimated useful lives of the assets are as follows:

Buildings and improvements	20-40 years

Furniture, fixtures and equipment	5-10 years

Real Estate Owned - Real estate owned represents foreclosed assets held for sale and is recorded at fair value as of the date of foreclosure less estimated disposal costs (the new basis) and is subsequently carried at the lower of the new basis or fair value less selling costs on the current measurement date. Adjustments for estimated losses are charged to operations when any decline reduces the fair value to less than carrying value. Costs and expenses related to major additions and improvements are capitalized while maintenance and repairs which do not improve or extend the lives of the respective assets are expensed currently. Gains on the sale of real estate owned are recognized upon disposition of the property to the extent allowable considering the adequacy of the down payment and other requirements.

Income Taxes - The Company files a consolidated income tax return using the accrual basis of accounting.

The Company provides for income taxes using the asset/liability method of accounting for income taxes. Deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

Prior to the fiscal year ended September 30, 1997, the Bank was permitted under the Internal Revenue Code to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. This addition differs from the bad debt expense used for financial accounting purposes. A deferred tax liability was required to be provided only to the extent the tax bad debt reserve exceeded the September 30, 1998 base year reserve. Retained earnings as of September 30, 2000 includes approximately $97,108 representing such bad debt reserve for which no deferred income taxes have been provided. The Small Business Job Protection Act of 1996(the "Act") required thrifts to recapture any reserves accumulated after 1987, but forgave taxes owed on reserves accumulated prior to 1988. The Bank began recapturing excess reserves beginning with the fiscal year ended September 30, 1999. In addition, under the Act, the Bank is required to use the specific charge-off method for tax purposes in accounting for bad debts beginning with the fiscal year ended September 30, 1997. The recapture of excess reserves is being accounted for as a reduction of the deferred tax liability relating to post-1987 reserves. The Bank has a deferred income tax liability related to the excess reserves of $7,899 and $10,701 as of September 30, 2000 and 1999, respectively.

Revenue Recognition - Interest income, loan fees, checking account transaction fees, insurance commissions, automated teller and debit card transaction fees, and other ancillary income related to the Bank's deposits and lending activities are accrued as earned.

Stock Option Plan - The Company follows Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which allows companies to continue under the approach set forth in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," for recognizing stock-based compensation expense in the consolidated financial statements. Companies electing to retain the approach under APB No. 25 are required to disclose pro forma net income and net income per share in the notes to the financial statements, as if they had adopted the fair value accounting method under SFAS No. 123. The Company has elected to use the accounting approach under APB No. 25.

Estimates - The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include the allowance for loan losses and fair values of financial instruments. Actual results could differ from those estimates.

Significant Group Concentrations of Credit Risk - Most of the Bank's activities are with customers located within the metropolitan areas of eastern Kansas and a portion of the metropolitan area of greater Kansas City.

New Statements of Financial Accounting Standards - In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance on accounting for the costs of internal use computer software at various stages of development. The adoption of this SOP on October 1, 1999 did not have a material impact on the Company's consolidated financial statements as of and for the year ended September 30, 2000.

Next Page

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". As amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133," the Statement establishes accounting and reporting standards for derivative instruments including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and hedging activities. The Statement requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Statements are effective for the Company's consolidated financial statements on October 1, 2000. As the Company does not hold any derivatives or embedded derivatives as defined by the Statements, the adoption of the Statements on October 1, 2000 did not result in a transition adjustment.

In December 1999, the Securities & Exchange Commission (the "SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 summarizes the SEC's view on applying GAAP to revenue recognition in financial statements. Due to the issuance of SAB No. 101B, SAB No. 101 must be implemented no later than the fourth fiscal quarter of the Company's fiscal year ending September 30, 2001. The Company does not believe that the implementation of SAB No. 101 will have a material effect on the Company's consolidated financial statements.

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and rescinds SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over the majority of the provisions of SFAS No. 125. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This Statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The Company does not believe that the implementation of this Statement will have a material effect on the Company's consolidated financial statements.

Earnings Per Share - The Company completed its initial stock offering on March 31, 1999, and accordingly, earnings per share for 1999 is computed on net income and common stock outstanding from that date. Earnings per share for the six months ended September 30, 1999 is calculated by dividing net income from April 1, 1999 to September 30, 1999 of $34,771, by the average number of common and common equivalent shares outstanding. The Company accounts for the shares acquired by its ESOP in accordance with SOP 93-6 and the shares acquired for its Recognition and Retention Plan in a manner similar to the ESOP shares; shares acquired by the ESOP and the Recognition and Retention Plan are not considered in the basic average shares outstanding until the shares are committed for allocation or vested to an employee's individual account. The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations.

	2000	1999

Net Income	$ 76,339	$ 34,771

Average common shares	83,323,930	88,487,713

Allocated ESOP shares	277,803	151,776

Allocated Recognition and Retention Plan shares	116,109	-

Total basic average common shares	83,717,842	88,639,489

Effect of dilutive Recognition and Retention Plan shares	120,391	-

Effect of dilutive stock options	313,491	-

Total diluted average common shares	84,151,724	88,639,489
Net earnings per share:
Basic	$ 0.91	$ 0.39
Diluted	$ 0.90	$ 0.39

Reclassifications - Certain reclassifications have been made to the 1998 and 1999 consolidated financial statements in order to conform with the 2000 presentation.

Next Page

2.   INVESTMENT SECURITIES HELD-TO-MATURITY

	September 30, 2000
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Certificate of deposit	$ 100	$ -	$ -	$ 100
Federal National Mortgage Association notes	15,000	-	292	14,708
	$15,100	$ -	$292	$14,808

	September 30, 1999
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Certificate of deposit	$ 100	$ -	$ -	$ 100
Federal National Mortgage Association notes	15,000	-	346	14,654
	$15,100	$ -	$346	$14,754

The amortized cost and estimated market value of investment securities by contractual maturity are as follows:

	September 30, 2000
		Estimated
	Amortized	Market
	Cost	Value
One year or less	$ 100	$ 100
One year through five years	15,000	14,708
	$15,100	$14,808

As of September 30, 2000, the Bank has pledged investment securities held-to-maturity with an amortized cost of $2,000 and an estimated market value of $1,961 to public unit depositors of the Bank.

All dispositions of investment securities held-to-maturity during 2000, 1999 and 1998 were the result of maturities.

3.   MORTGAGE-RELATED SECURITIES AVAILABLE-FOR-SALE

September 30, 2000
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value

Pass through certificates:
Federal National Mortgage Association	$ 390,547	$ 1,804	$ 4,266	$ 388,085
Federal Home Loan Mortgage Corporation	460,827	5,625	3,645	462,807
	$ 851,374	$ 7,429	$ 7,911	$ 850,892

	September 30, 1999
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Pass through certificates:
Federal National Mortgage Association	$ 500,641	$ 4,633	$2,002	$ 503,272
Federal Home Loan Mortgage Corporation	629,354	7,350	3,200	633,504

	$1,129,995	$11,983	$5,202	$1,136,776

All dispositions of mortgage-related securities available-for-sale during 2000, 1999 and 1998 were the result of principal repayments or maturities.

Next Page

The amortized cost and estimated market value of mortgage-related securities available-for-sale by contractual maturity are as follows:

	September 30, 2000
	Amortized Cost	Estimated Market Cost
One year or less	$ 13	$ 13
One year through five years	1,354	1,382
Five years through ten years	95,760	98,241
Ten years and thereafter	754,247	751,256
	$851,374	$850,892

Actual maturities of mortgage-related securities may differ from scheduled maturities as borrowers have the right to prepay certain obligations, sometimes without penalties. Maturities of mortgage-related securities depend on the repayment characteristics and experience of the underlying financial instruments.

As of September 30, 2000, the Bank has pledged mortgage-related securities available-for-sale as collateral with amortized cost of $6,345 and estimated market value of $6,426 to the Federal Reserve Bank for treasury, tax and loan requirements.

4.   MORTGAGE-RELATED SECURITIES HELD-TO-MATURITY

	September 30, 2000
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Collateralized mortgage obligations:
Federal National Mortgage Association	$ 414,059	$ 183	$ 8,812	$ 405,430
Federal Home Loan Mortgage Corporation	912,819	930	12,854	900,895
Government National Mortgage Association	234,373	133	1,584	232,922
	$1,561,251	$1,246	$23,250	$1,539,247

	September 30, 1999
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Collateralized mortgage obligations:
Federal National Mortgage Association	$832,264	$ 96	$23,764	$808,596
Federal Home Loan Mortgage Corporation	5,251	-	60	5,191
Government National Mortgage Association	101,977	-	944	101,033
	$939,492	$ 96	$24,768	$914,820

Next Page

The amortized cost and estimated market value of mortgage-related securities held-to-maturity by contractual maturity are as follows:

	September 30, 2000
	Amortized Cost	Estimated Market Value
One year or less	$ 363	$ 362
One year through five years	30,650	30,247
Five years through ten years	116,781	115,843
Ten years and thereafter	1,413,457	1,392,795
	$1,561,251	$1,539,247

Actual maturities of mortgage-related securities may differ from scheduled maturities as borrowers have the right to prepay certain obligations, sometimes without penalties. Maturities of mortgage-related securities depend on the repayment characteristics and experience of the underlying financial instruments.

As of September 30, 2000, the Bank has pledged mortgage-related securities held-to-maturity as collateral with amortized cost of $16,017 and estimated market value of $15,985 to public unit depositors of the Bank.

All dispositions of mortgage-related securities held-to-maturity during 2000, 1999 and 1998 were the result of principal repayments or maturities.

5.   LOANS RECEIVABLE, Net

	2000	1999
Mortgage loans:
Residential - one-to-four units	$5,206,237	$4,083,148
Residential - five or more units	50,767	31,114
Construction and development	38,192	56,660
Commercial	13,206	11,415
	5,308,402	4,182,337

Other loans:
Property improvements, auto and other	156,627	125,303
Deposits	13,964	15,281
	170,591	140,584
Less:
Undisbursed loan funds	16,891	29,043
Allowance for loan losses	4,596	4,407
Unearned loan fees and deferred costs	15,061	14,271
Loans receivable, net	$5,442,445	$4,275,200

The Bank is a participating institution in two commercial real estate loans. As a participating institution, the Bank is not responsible for the servicing of the loan or disbursement of funds. The total unpaid principal balance of these participations as of September 30, 2000 and 1999 was $1,602, and $3,449, respectively. There were no other commercial real estate or business loans purchased during the years ended September 30, 2000, 1999, and 1998. The Bank originated $2,900, $2,500, and $2,588 of commercial real estate and business loans during the years ended September 30, 2000, 1999, and 1998, respectively.

Next Page

The Bank originates and purchases both adjustable and fixed rate loans. The approximate composition of these loans is as follows:

September 30, 2000
Fixed Rate		Adjustable Rate
Term to Maturity	Book Value	Term to Rate Adjustment	Book Value
1 mo. - 1 yr.	$ 13,053	1 mo. - 1 yr.	$ 873,930
1 yr. - 3 yrs.	19,953	1 yr. - 3 yrs.	870,646
3 yrs. - 5 yrs.	21,842	3 yrs. - 5 yrs.	820,050
5 yrs. - 10 yrs.	211,287
10 yrs. - 20 yrs.	797,899		$2,564,626
Over 20 yrs.	1,850,333
	$2,914,367

The adjustable rate loans have interest rate adjustment limitations and are generally indexed to a one year constant maturity treasury note, the Cost-of-Funds for the 11th District of the Federal Home Loan Bank System, or the National Average Contract Mortgage Rate.

The Bank is subject to numerous lending-related regulations. Under FIRREA, the Bank may not make real estate loans to one borrower in excess of the greater of 15% of its unimpaired capital and surplus or $500, whichever is greater. As of September 30, 2000, the Bank is in compliance with this limitation.

A summary of the activity in the allowance for loan losses is as follows:

	2000	1999	1998
Balance, beginning of year	$4,407	$4,081	$1,639
Provision charged to expense	494	395	2,462
Losses charged against the allowance for loan losses	(311)	(69)	(20)
Recoveries of loans previously charged against the allowance for loan losses	6	-	-
Balance, end of year	$4,596	$4,407	$4,081

The following is a summary of information pertaining to impaired loans:

	September 30,
	2000	1999
Impaired loans without a valuation allowance	$2,290	$3,157
Impaired loans with a valuation allowance	16	-
	$2,306	$3,157
Valuation allowance related to impaired loans	$ 3	$ -

	Years Ended September 30,
	2000	1999	1998
Average investment in impaired loans	$3,095	$4,018	$4,258
Interest income recognized on impaired loans	$ 58	$ 100	$ 74
Interest income recognized on a cash basis on impaired loans	$ -	$ -	$ -

No additional funds are committed to be advanced in connection with impaired loans.

Next Page

As of September 30, 2000 and 1999, loans totaling approximately $3,455 and $4,976, respectively, were on nonaccrual status. Gross interest income would have increased by $41, $151 and $227 for the years ended September 30, 2000, 1999 and 1998, respectively, if these nonaccrual status loans were not classified as such.

The Bank did not engage in any troubled debt restructurings during the years ended September 30, 2000, 1999 and 1998.

Aggregate loans to executive officers, and directors and their associates, did not exceed 5% of stockholders' equity as of September 30, 2000 and 1999. Management believes such loans were made under terms and conditions substantially the same as loans made to parties not affiliated with the bank.

As of September 30, 2000 and 1999, the Bank was servicing loans for others aggregating approximately $339,837 and $399,531, respectively. Such loans are not included in the accompanying consolidated balance sheets. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income includes servicing fees withheld from investors and certain charges collected from borrowers, such as late payment fees. The Bank held borrowers' escrow balances on loans serviced for others of $6,302 and $6,979 as of September 30, 2000 and 1999, respectively.

6.   PREMISES AND EQUIPMENT, Net

	2000	1999
Land	$ 6,459	$ 6,465
Building and improvements	28,027	26,659
Furniture, fixtures and equipment	22,236	21,098
	56,722	54,222
Less accumulated depreciation	32,646	30,176
Premises and equipment, net	$ 24,076	$ 24,046

Depreciation and amortization expense for the years ended September 30, 2000, 1999 and 1998 was $3,545, $3,154 and $2,960, respectively.

Certain Bank facilities and equipment are leased under various operating leases. Rental expense was $981, $853 and $329 for the years ended September 30, 2000, 1999 and 1998, respectively. Future minimum rental commitments under noncancellable leases are:

2001	$ 768
2002	694
2003	516
2004	339
2005	332
Thereafter	825
$ 3,474

Next Page

7.   REAL ESTATE OWNED, Net

	2000	1999

Real estate owned (acquired by foreclosure or by deed in lieu of foreclosure)	$1,107	$1,089
Less allowance for losses	13	16
	$1,094	$1,073

A summary of the activity in the allowance for losses on real estate owned is as follows:

	2000	1999	1998
Balance, beginning of year	$ 16	$ 139	$ 166
Provision charged to expense	-	-	216
Losses charged against the allowance for losses	(5)	(123)	(243)
Recoveries of real estate owned previously charged against theallowance for losses	2	-	-
Balance, end of year	$ 13	$ 16	$ 139

8.   DEPOSITS

	2000		1999
	Amount	Average Rate	Amount	Average Rate
Passbook and demand deposits:
NOW and PS*	$ 303,744	1.08%	$ 278,722	1.12%
Passbook and Passcard	104,558	2.22%	123,479	2.22%
Money Market Select	419,130	4.99%	322,660	4.38%
Cash Fund	110,548	2.85%	201,275	2.84%
	937,980		926,136
Certificates of deposit:
1.00% to 1.99%	-	-	2	1.00%
2.00% to 2.99%	87	2.21%	44	2.22%
3.00% to 3.99%	2,379	3.83%	5,732	3.83%
4.00% to 4.99%	32,893	4.94%	573,440	4.88%
5.00% to 5.99%	987,101	5.52%	1,644,605	5.53%
6.00% to 6.99%	1,656,374	6.30%	514,167	6.12%
7.00% to 7.99%	339,515	7.00%	234,901	7.68%
8.00% to 8.99%	-	-	538	8.11%
	3,018,349		2,973,429
	$ 3,956,329		$ 3,899,565
Weighted average interest rate on deposits		5.41%		4.99%

As of September 30, 2000, certificates of deposit mature as follows:

2001	$ 1,726,018
2002	871,165
2003	214,650
2004	104,840
2005	49,695
Thereafter	51,981
$ 3,018,349

Next Page

A summary of interest expense by deposit type is as follows:

	2000	1999	1998
Passbook savings deposits	$ 2,406	$ 2,886	$ 2,918
NOW accounts and money market demand deposits	25,194	22,120	19,861
Certificates of deposit	176,834	173,074	180,647
	$ 204,434	$ 198,080	$ 203,426

The amount of non-interest bearing deposits was $40,383 and $28,828 as of September 30, 2000 and 1999, respectively. The aggregate amount of deposit accounts with a balance of $100 or greater was approximately $498,735 and $498,261 as of September 30, 2000 and 1999, respectively, of which jumbo certificates of deposit with a minimum denomination of $100 was $353,363 and $311,090 as of September 30, 2000 and 1999, respectively. Deposits in excess of $100 are not insured by the Federal Deposit Insurance Corporation (the "FDIC").

9.   ADVANCES from FEDERAL HOME LOAN BANK

2000			1999
Fiscal Year Maturity	Amount	Interest Rate	Fiscal Year Maturity	Amount	Interest Rate
2004	$ 25,000	6.55%	2000	$ 120,000	5.24%
2008	225,000	5.68%	2004	275,000	5.76%
2009	1,400,000	5.95%	2008	225,000	5.68%
2010	1,575,000	6.37%	2009	725,000	5.60%
	$ 3,225,000	6.14%		$ 1,345,000	5.61%

Actual maturities of the advances may differ from scheduled maturities as the Federal Home Loan Bank has the right to call the advances and the Bank has the option to prepay the advances. The call dates range from years 2002 to 2005. The Bank may refinance or reprice the advance at the two week advance rate at each respective call date. The advances are collateralized by a blanket pledge agreement, including all capital stock of the Federal Home Loan Bank of Topeka .

10.   SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The Bank sells securities under agreements to repurchase ("repurchase agreements"). Fixed-coupon repurchase agreements are treated as financings, and obligations to repurchase the identical securities sold are reflected as liabilities in the consolidated balance sheets. The dollar amounts of securities underlying the agreements remain in the asset accounts. As of September 30, 1999, the Bank had outstanding sales of certain mortgage-related securities under agreements to repurchase with book values of $212,340 and market values of $210,625. The securities underlying these agreements were delivered to a designated safekeeping agent at the inception of the agreements.

The following provides information regarding the repurchase agreements as of and for the years ended September 30, 2000, 1999 and 1998.

	2000	1999	1998
Weighted average interest rate	5.73%	5.73%	5.73%
Maximum amount outstanding at any month-end	$ 175,000	$ 175,000	$ 175,000
Average amount outstanding	$ 159,699	$ 175,000	$ 175,000

Next Page

11.   INCOME TAXES

Income tax expense consists of the following:

	2000	1999	1998
Current	$ 42,113	$ 35,526	$ 34,814
Deferred	2,419	(9,039)	(33)
	$ 44,532	$ 26,487	$ 34,781

Income tax expense has been provided at effective rates of 36.8%, 38.2% and 39.2% for the years ended September 30, 2000, 1999 and 1998, respectively. The differences between such effective rates and the statutory Federal income tax rate computed on income before income tax expense result from the following:

	2000		1999		1998
	Amount	%	Amount	%	Amount	%
Federal income tax expense computed at statutory rate	$ 42,305	35.0%	$ 24,293	35.0%	$ 31,070	35.0%
Increases (decreases) in taxes resulting from:
State taxes, net of Federal income tax benefit	3,535	2.9	2,027	2.9	3,849	4.4
Other	(1,308)	(1.1)	167	0.3	(138)	(0.2)
	$ 44,532	36.8%	$ 26,487	38.2%	$ 34,781	39.2%

Deferred income tax expense (benefit) results from timing differences in the recognition of revenue and expenses for tax and financial statement purposes. The sources of these differences and the tax effect of each were as follows:

	2000	1999	1998
Foundation contribution	$ 4,474	$ (7,835)	-
Bad debts reserve	(2,802)	(2,502)	-
Allowance for loan losses	1,187	279	$ (1,310)
Accrued interest on savings	803	380	352
Federal Home Loan Bank stock dividends	517	1,063	1,242
Salaries and employee benefits	(212)	3	(99)
Deferred loan fees and costs	42	191	342
Other	(1,590)	(618)	(560)
	$ 2,419	$(9,039)	$ (33)

Next Page

The components of the net deferred income tax liability as of September 30, 2000 and 1999 are as follows:

	2000	1999
Deferred income tax assets:
Foundation contribution	$ 3,361	$ 7,835
Salaries and employee benefits	1,514	1,302
Allowance for loan losses	484	1,671
Deferred loan fees and costs	262	304
Accrued interest on savings	222	1,025
Unrealized loss on mortgage-related securities available- for-sale	181	-
Other	210	331
	$ 6,234	$ 12,468
Federal Home Loan Bank stock dividends	$(10,486)	$ (9,969)
Bad debt reserve	(7,899)	(10,701)
Fixed assets - depreciation	(642)	(560)
Prepaid expenses	(236)	(375)
Unrealized gain on mortgage-related securities available-for-sale	-	(2,578)
Other	(410)	(2,064)
	(19,673)	(26,247)
Net deferred tax liabilities	$(13,439)	$(13,779)

12.   EMPLOYEE BENEFIT PLANS

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

The Bank terminated the Plan effective May 31, 1999 ceasing the accrual of any further benefits and the contribution of any further amounts under the Plan. The Bank distributed all of the Plan's assets to participants in accordance with their accrued benefits and the requirements of applicable law as of September 30, 1999.

The following table sets forth the Plan's funded status and amounts recognized in the Company's financial statements as of September 30, 1999:

1999
Change in benefit obligation:
Benefit obligation at beginning of year	$ 10,290
Service cost	574
Interest cost	604
Amendments	(2,109)
Actuarial gain	1,991
Benefits paid	(11,350)
Benefit obligation at end of year	-
Change in plan assets:
Fair value of plan assets as beginning of year	10,523
Actual return on plan assets	827
Benefits paid	(11,350)
Fair value of plan assets at end of year	$ -

Next Page

Components of net periodic benefit cost for the years ended September 30:

	1999	1998
Service cost	$ 574	$ 516
Interest cost	604	666
Expected return on plan assets	(743)	(748)
Amortization of transition asset obligation	460	115
Amortization of prior service cost	200	37
Amoritization of actuarial loss	1,375	95
Net periodic benefit cost	$ 2,470	$ 681

Profit Sharing Plan - The Bank has a profit sharing trust which covers all employees with a minimum of two years of service and at least 1,000 hours of employment each year. This plan provides for two types of discretionary contributions to the profit sharing plan. The first is a Bank contribution between 0.5% and 5% of an eligible employee's base compensation during the fiscal year. The second contribution may be between 0.5% and 10% of an eligible employee's base compensation during the fiscal year if the employee matches 50% of the Bank's contribution (on an after-tax basis), not to exceed 5% of the employee's annual base compensation. The profit sharing plan permits additional employee contributions, per formula, not to exceed 10% of the employee's annual compensation. Total profit sharing expense amounted to $821, $613 and $669 for the years ended September 30, 2000, 1999 and 1998, respectively.

Bonus Plans - The Company and the Bank have a short-term performance plan and a deferred incentive bonus plan. Short-term performance plan awards are granted based upon performance criteria established each fiscal year by the Compensation Committee of the Board of Directors (the "Committee"). The deferred incentive bonus plan is intended to operate in conjunction with the short-term performance plan. A participant of the deferred incentive bonus plan can elect to defer, into an account with a portion of the return tied to the performance of the Company's stock and a portion that is interest bearing, between $2 and 50% of the short-term performance plan award up to but not exceeding $100. The total amount of short-term performance plan awards provided for the year ended September 30, 2000, amounted to $2,122, of which $419 is deferred under the deferred incentive bonus plan.

Employee Stock Ownership Plan - The Bank has an ESOP for the benefit of the Bank employees who meet the eligibility requirement which includes having completed 1,000 hours of service within a 12 month period. The ESOP Trust acquired 3,024,574 shares of common stock in the Company's initial public offering with proceeds from a loan from the Company.

The Bank makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required loan payments to the Company.

The loan referred to above bears interest at a fixed rate of 5.80% with interest payable annually and future principal and interest payable in fifteen fixed installments of $2,991. Payments of $2,991 consisting of principal of $1,358 and $2,099 and interest of $1,633 and $892 were made on September 30, 2000, and 1999, respectively. The loan is secured by the shares of the stock purchased.

As the debt is repaid, 201,638 shares are released from collateral annually at September 30 and allocated to qualified employees based on the proportion of their compensation to total qualifying compensation. The Company accounts for its ESOP in accordance with SOP 93-6. Accordingly, the shares pledged as collateral are reported as a reduction of stockholders' equity in the consolidated balance sheet. As shares are committed to be released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Compensation expense related to the ESOP was $2,154 and $2,004 for the years ended September 30, 2000 and 1999, respectively. Dividends on unallocated ESOP shares are recorded as a reduction of debt. There were $89 of dividends credited to allocated ESOP shares as of September 30, 2000, while none were credited to such shares as of September 30, 1999.

Following is a summary of shares held in the ESOP Trust as of September 30, 2000:

Allocated shares	402,240
Unreleased shares	2,621,298
Total ESOP shares	3,023,538
Fair value of unreleased shares at September 30, 2000	$ 38,336

Next Page

Recognition and Retention Plan - On April 18, 2000, Company shareholders approved the 2000 Recognition and Retention Plan ("RRP"), the objective of which is to enable the Bank to retain personnel of experience and ability in key positions of responsibility. Employees of the Bank are eligible to receive benefits under the RRP at the sole discretion of the Committee. The RRP is managed by trustees who are non-employee directors of the Bank. The total number of shares eligible to be granted under the RRP are 1,512,287.

During fiscal year 2000, the RRP granted 1,280,000 shares of the Company's treasury stock for $11,840. These shares were granted in the form of restricted stock vesting 20% upon date of award (April 18, 2000) and the remaining 80% equally over a four year period beginning April 18, 2001. Compensation expense in the amount of the fair market value of the common stock at the date of the grant, as defined by the RRP, to the employee will be recognized over the period during which the shares vest. A recipient of such restricted stock will be entitled to all voting and other stockholder rights (including the right to receive dividends on vested and nonvested shares), except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in escrow by the Company. If a holder of such restricted stock terminates employment for reasons other than death or disability, the employee forfeits all rights to the nonvested shares under restriction. If the participant's service terminates as a result of death, disability, or a change in control of the Bank, all restrictions expire and all shares allocated become unrestricted.

Stock Option Plan -  On April 18, 2000, Company shareholders approved the 2000 Stock Option and Incentive Plan (the "Option Plan"). Pursuant to the Option Plan, 3,780,718 shares of common stock were reserved for issuance by the Company upon exercise of stock options granted to officers, directors and employees of the Company from time to time under the Option Plan. The Company may issue both incentive and nonqualified stock options under the Option Plan, and the incentive stock options expire on April 18, 2010 and nonqualified stock options expire on April 18, 2015. The purpose of the Option Plan is to provide additional incentive to certain officers, directors and key employees by facilitating their purchase of a stock interest in the Company.

The Option Plan is administered by the Committee and selects the employees and non-employee directors to whom options are to be granted and the number of shares to be granted. The option price may not be less than 100% of the fair market value of the shares on the date of the grant.In the case of any employee or non-employee director who owns more than 10% of the outstanding common stock at the time the option is granted, the option price may not be less than 110% of the fair market value of the shares on the date of the grant, and the option shall not be exercisable after the expiration of five years from the grant date. The exercise price may be paid in cash, shares of the common stock, or a combination of both.

On April 18, 2000, the Committee granted options for 3,103,500 shares of common stock, at an exercise price of $9.22 per share (market value at date of grant as defined by the Option Plan). Of the 3,103,500 shares granted on April 18, 2000, 20% vested on the date of the grant. The remaining 80% of the grant vests over a four year period (20% annually) commencing on the first anniversary of the grant date, subject to continued employment. The weighted average remaining contractual life of options outstanding under the Option Plan at September 30, 2000 is 13 years. Options on 614,700 shares are exercisable and outstanding at September 30, 2000.

A summary of option activity for the year ended September 30, 2000, follows:

	Shares Under Option	Range of Exercise Prices Per Share	Weighted Average Exercise Price Per Share
Granted	3,103,500	$ 9.22	$ 9.22
Exercised	(6,000)	9.22	9.22
Forfeited	(49,600)	9.22	9.22
Outstanding, September 30, 2000	3,047,900

Next Page

The Company applies APB No. 25 in accounting for the Option Plan, under which no compensation cost has been recognized for stock option awards. Had compensation cost for the plan been determined in accordance with the fair value accounting method prescribed under SFAS No. 123, the Company's net income per share on a pro forma basis would have been as follows for the year ended
September 30, 2000:

Net income:
As reported	$ 76,339
Pro forma	74,804
Net income per share:
As reported:
Basic	0.91
Diluted	0.90
Pro forma:
Basic	0.89
Diluted	0.89

For the purpose of computing the pro forma effects of stock option grants under the fair value accounting method, the fair value of the stock option grant was estimated on the date of the grant using the Black Scholes option pricing model. The weighted average grant-date fair value of stock options granted during fiscal year 2000 was $2.92 per share. The following weighted average assumptions were used for option grants made during the year ended September 30, 2000:

Risk-free interest rate	6.0%
Expected life	7 years
Expected volatility	33%
Dividend yield	3.3%

13.    DEFERRED COMPENSATION

The Bank has deferred compensation agreements with certain officers and retired officers whereby stipulated amounts will be paid to them over a period of 20 years upon their retirement or termination. Amounts accrued under these agreements aggregate $1,119 and $1,216 as of September 30, 2000 and 1999, respectively, and are accrued over the period of active employment and will be funded by life insurance contracts.

14.    COMMITMENTS AND CONTINGENCIES

The Bank had approximate commitments outstanding to originate and purchase first and second mortgage loans as of September 30, 2000 and 1999 as follows:

	2000	1999
Fixed rate (interest rates ranging from 6.75% to 11.50% and 6.00% to 10.25%, respectively, at September 30, 2000 and 1999)	$ 43,700	$ 61,400
Variable rate	132,700	195,400
	$ 176,400	$ 256,800

As of September 30, 2000, the Bank had commitments to originate non-mortgage loans approximating $4,910 of which approximately $511 were fixed-rate (interest rates ranging from 8.24% to 13.50%) and $4,399 were variable rate commitments. As of September 30, 1999, the Bank had commitments to originate non-mortgage loans approximating $4,400 of which approximately $563 were fixed-rate (interest rates ranging from 7.50% to 10.25%) and $3,837 were variable rate commitments.

Commitments to originate mortgage and non-mortgage loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Certain of the commitments are expected to expire without being fully drawn upon. The amount of total commitments disclosed above does not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Bank, upon extension of credit is based on management's credit evaluation of the counterparty.

Next Page

The Bank has approved, but unused, home equity lines of credit of approximately $179,000 and $151,000 at September 30, 2000 and 1999, respectively. Approval of lines of credit is based upon underwriting standards that do not allow total borrowings, including existing mortgages and lines of credit, to exceed 100% of the estimated market value of the customer's home.

The Bank has outstanding letters of credit of $610 and $1,200 at September 30, 2000 and 1999, respectively.

15.   REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by regulators about components, risk weightings, and other factors.

Quantitative measures that have been established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below). The Bank's primary regulatory agency, the Office of Thrift Supervision ("OTS") requires that the Bank maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 3%, and total risk-based capital (as defined) of 8%. The Bank is also subject to prompt corrective action capital requirement regulations set forth by the FDIC. The FDIC requires the Bank to maintain a minimum of Tier 1 total and core capital (as defined) to risk-weighted assets (as defined), and of core capital (as defined) to adjusted tangible assets (as defined). Management believes, as of September 30, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2000 and 1999, the most recent guidelines from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

					To Be Well
					Capitalized
					Under Prompt
			For Capital		Corrective Action
	Actual		Adequacy Purposes		Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of September 30, 2000:
Total capital (to risk weighted assets)	$ 956,235	27.1%	$ 281,922	8.0%	$ 352,402	10.0%
Core capital (to adjusted tangible assets)	951,805	11.5%	248,835	3.0%	414,726	5.0%
Tangible capital (to tangible assets)	951,805	11.5%	124,418	1.5%	N/A	N/A
Tier I capital (to risk weighted assets)	951,805	27.0%	N/A	N/A	211,441	6.0%

As of September 30, 1999:
Total capital (to risk weighted assets)	$ 960,916	33.9%	$ 226,843	8.0%	$ 283,554	10.0%
Core capital (to adjusted tangible assets)	956,758	14.6%	262,864	3.0%	328,581	5.0%
Tangible capital (to tangible assets)	956,758	14.6%	98,574	1.5%	N/A	N/A
Tier I capital (to risk weighted assets)	956,758	33.7%	N/A	N/A	170,132	6.0%

A reconciliation of the Bank's equity under GAAP to regulatory capital amounts as of
September 30, 2000 is as follows:

Total equity as reported under GAAP	$ 951,505
Adjustments for regulatory capital -
Unrealized losses on mortgage-related securities available-for-sale	300
Total tangible and core capital	951,805
Allowance for loan losses	4,596
Other	(166)
Total risk based capital	$956,235

Next Page

16.   FAIR VALUE OF FINANCIAL INSTRUMENTS

Estimated fair value amounts have been determined by the Company using available market information and a selection from a variety of valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts.

The estimated fair values of the Company's financial instruments as of September 30, 2000 and 1999 are as follows:

	2000		1999
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Assets:
Cash and cash equivalents	$ 133,034	$ 133,034	$ 22,275	$ 22,275
Investment securities held-to-maturity	15,100	14,808	15,100	14,754
Capital Stock of Federal Home Loan Bank	161,250	161,250	68,336	68,336
Mortgage-related securities:
Available-for-sale	850,892	850,892	1,136,776	1,136,776
Held-to-maturity	1,561,251	1,539,247	939,492	914,820
Loans receivable held for sale	25,742	25,758	19,739	19,740
Loans receivable	5,442,445	5,383,070	4,275,200	4,141,810
Liabilities:
Deposits	3,956,329	3,846,460	3,899,565	3,843,825
Advances from Federal Home Loan Bank	3,225,000	3,059,052	1,345,000	1,320,559
Securities sold under agreements to repurchase	-	-	175,000	174,583

	2000		1999
	Contract or Notional Amount	Estimated Unrealized Gain (Loss)	Contract or Notional Amount	Estimated Unrealized Gain (Loss)
Off-balance sheet financial instruments:
Commitments to originate and purchase first and second mortgage loans	$ 176,400	$ 208	$ 256,800	$ 2,739
Commitments to originate non-mortgage loans	4,910	(126)	4,400	(161)

The following methods and assumptions were used to estimate the fair value of the financial instruments:

Cash and Cash Equivalents - The carrying amounts of cash and cash equivalents are reasonable estimates of their fair value.

Investment Securities and Mortgage-Related Securities - Estimated fair values of investment securities and mortgage-related securities are based on quoted market prices where available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar instruments.

Loans Receivable Held for Sale - Estimated fair values of loans receivable held for sale are determined based on sales commitments or dealer quotations.

Capital Stock of Federal Home Loan Bank - The carrying value of capital stock of Federal Home Loan Bank approximates its fair value.

Loans Receivable - Fair values are estimated for portfolios with similar financial characteristics. Loans are segregated by type, such as single family residential mortgages, multi-family residential mortgages, nonresidential and installment loans. Each loan category is further segmented into fixed and variable interest rate categories. Future cash flows of these loans are discounted using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Next Page

Deposits - The estimated fair value of demand deposits and savings accounts is the amount payable on demand at the reporting date. The estimated fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Advances from Federal Home Loan Bank - The estimated fair value of advances from Federal Home Loan Bank is determined by discounting the future cash flows of existing advances using rates currently available on advances from Federal Home Loan Bank having similar characteristics.

Securities Sold Under Agreements to Repurchase - The estimated fair value of securities sold under agreements to repurchase is estimated by discounting the future cash flows based on rates currently offered for contracts of similar terms.

Off-Balance Sheet Items - The estimated fair value of commitments to originate or purchase loans is based on the fees currently charged to enter into similar agreements and the difference between current levels of interest rates and the committed rates.

The fair value estimates presented herein are based on pertinent information available to management as of September 30, 2000 and 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date. Therefore, current estimates of fair value may differ significantly from the amounts presented herein.

Next Page

17.   PARENT COMPANY FINANCIAL INFORMATION (PARENT COMPANY ONLY)

The Company was organized to serve as the holding company for the Bank and began operations on March 31, 1999 in conjunction with the Bank's mutual-to-stock conversion and the Company's initial public offering of common stock (Note 1). The Company's (parent company only) balance sheets as of September 30, 2000 and 1999, and the related statements of income and cash flows for the periods then ended are as follows:

BALANCE SHEETS
SEPTEMBER 30, 2000 and 1999
(in thousands, except share amounts)

	2000	1999
ASSETS
CASH AND CASH EQUIVALENTS	$ 11,796	$ 49,017

INVESTMENT IN CAPITOL FEDERAL SAVINGS BANK	951,505	960,962

OTHER ASSETS	2,991	-

DEFERRED INCOME TAXES	3,317	9,038

TOTAL ASSETS	$ 969,609	$1,019,017

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Income taxes payable	$ 107	$ 650
Accounts payable and accrued expenses	10,084

Total liabilities	10,191	650

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 50,000,000 shares authorized, no shares issued or outstanding
Common stock, $.01 par value; 450,000,000 shares authorized,
91,512,287 shares issued as of September 30, 2000 and 1999	915	915
Additional paid-in capital	385,076	384,864
Note receivable - Employee Stock Ownership Plan	(26,789)	(28,147)
Unearned compensation - Employee Stock Ownership Plan	(26,214)	(28,230)
Unearned compensation - Recognition and Retention Plan	(8,485)	-
Retained earnings	745,598	684,761
Accumulated other comprehensive income (loss)	(300)	4,204

	1,069,801	1,018,367
Treasury stock, 9,830,155 shares as of September 30, 2000,
at cost	(110,383)	-

Total stockholders' equity	959,418	1,018,367

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 969,609	$1,019,017

Next Page

STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2000 and 1999
(in thousands)

	2000	1999

INTEREST INCOME	$ 3,353	$ 1,967

OTHER EXPENSES:
Salaries and employee benefits	1,077	169
Other, net	741	85
Foundation contribution	-	30,231

Total other expense	1,818	30,485

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT) AND EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARY	1,535	(28,518)

INCOME TAX EXPENSE (BENEFIT)	573	(10,837)

INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARY	962	(17,681)

EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARY	75,377	60,602

NET INCOME	$ 76,339	$ 42,921

Next Page

STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2000 AND 1999
(in thousands)

	2000	1999

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 76,339	$ 42,921
Adjustments to reconcile net income to net cash provided by (used in)
operating activities:
Equity in undistributed net income of subsidiary	(75,377)	(60,602)
Contribution of common stock to Capitol Federal Foundation	-	15,108
Provision for deferred income taxes (benefit)	5,721	(9,038)
Decrease in fair market value of Employee Stock Ownership
Plan shares committed to be released for allocation	-	(12)
Recognition and Retention Plan shares sold for employee withholding
tax purposes	81	-
Changes in:
Other assets	(2,991)	-
Income taxes payable	(543)	650
Accounts payable and accrued expenses	10,084	-

Net cash flows provided by (used in) operating activities	13,314	(10,973)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investment in Capitol Federal Savings Bank	-	(275,287)
Principal collected on notes receivable from Employee Stock
Ownership Plan	1,358	2,099

Net cash flows provided by (used in) investing activities	1,358	(273,188)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend from subsidiary	73,999	-
Payment from subsidiary for sale of treasury stock related to
Recognition and Retention Plan shares	11,840	-
Dividends paid	(14,070)	(7,259)
Acquisition of treasury stock	(123,717)	-
Stock options exercised	55	-
Issuance of common stock	-	340,437

Net cash flows provided by (used in) financing activities	(51,893)	333,178

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(37,221)	49,017

CASH AND CASH EQUIVALENTS:
Beginning of year	49,017	-

End of year	$ 11,796	$ 49,017

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
Income tax payments	$ 40,376	$ 34,294

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITY -
Common stock issued to Employee Stock Ownership Plan in
exchange for a note receivable		$ 30,246

These statements should be read in conjunction with the other notes related to the Company's consolidated financial statements.

Next Page

SHAREHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Shareholders will be held at 10:00a.m. local time, on January 23, 2001, at the Bradbury Thompson Center, 1700 SW Jewell, on the Washburn University campus, in Topeka Kansas.

STOCK LISTING

Capitol Federal Financial common stock is traded on the Nasdaq-Amex National Market under the Symbol "CFFN."

PRICE RANGE OF COMMON STOCK

The high and low bid quotations for the common stock as reported on the Nasdaq Stock Market, as well as dividends declared per share, are reflected in the table below. The information set forth below was provided by Nasdaq Stock Market. Such information reflects inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions. The stock began trading on April 1, 1999.

FISCAL 2000	HIGH	LOW	DIVIDENDS
First Quarter	$ 10.500	$ 9.563	$ 0.10
Second Quarter	$ 9.781	$ 8.906	$ 0.11
Third Quarter	$ 11.188	$ 9.063	$ 0.11
Fourth Quarter	$ 14.750	$ 10.313	$ 0.12

Our cash dividend payout policy is continually reviewed by management and the Board of Directors. The Company intends to continue its policy of paying quarterly dividends; however, the payment will depend upon a number of factors, including capital requirements, regulatory limitations, the Company's financial condition, results of operations and the Bank's ability to pay dividends to the Company. The Company relies significantly upon such dividends originating from the Bank to accumulate earnings for payment of cash dividends to the shareholders. See Note 1 to the Notes of Consolidated Financial Statements for a discussion of restrictions on the Bank's ability to pay dividends.

At December 1, 2000, there were 80,580,732 shares of Capitol Federal Financial common stock issued and outstanding and approximately 14,674 shareholder of record.

SHAREHOLDER INQUIRIES
James D. Wempe, Vice President, Capitol Federal Financial
700 South Kansas Avenue, Topeka, KS 66603
(785) 270-6055
email:    ;jwempe@capfed.com

TRANSFER AGENT
American Stock Transfer & Trust Company
59 Maiden Lane, New York, NY 10038
(800) 937-5449