Form 10-K, Exhibit 13
period 2001-09-30
CAPITOL FEDERAL FINANCIAL
filed 2001-12-31
CIK 1074433

EXHIBIT 13

ANNUAL REPORT 2001

Capitol Federal Financial

Next Page

TABLE OF CONTENTS

Page

1            Financial Highlights

2            Letter to Our Shareholders

4            Management Group

5            Financial Information

53          Shareholder Information

Governor's Award of Excellence

In early June, Kansas Governor Bill Graves and the Kansas Department of Commerce and Housing honored Capitol Federal Savings with the 2001 Governor's Award of Excellence, the most prestigious quality award given to a business in the State of Kansas. As he presented the award to Chairman Dicus, Governor Graves recognized Capitol Federal and its employees for their achievements and impact on the communities served by the bank. "Capitol Federal Savings Bank has a great history in the State of Kansas," Governor Graves remarked. "It makes a tremendous contribution to the economy and the quality of life, not only in the communities it serves, but also in the entire state. This company is an excellent representative of the high-quality Kansas business community."

Capitol Federal was chosen from among 217 nominated companies across Kansas. Criteria used to determine the Award of Excellence include a five-year review of individual and organizational quality accomplishments.

Upon receiving the award, Chairman Dicus stated, "I am proud to accept the Governor's Award of Excellence on behalf of Capitol Federal Savings and its employees. This is indeed a great honor. For 108 years, Capitol Federal has adhered to a commitment of excellence in providing quality customer service, in developing and motivating superior personnel and in contributing to the economic and social progress in those communities we serve. This award recognizes the initiatives and efforts of more than 750 employees. I am honored to accept the award on their behalf."
Next Page

FINANCIAL HIGHLIGHTS
Assets

Assets grew $370.2 million during the fiscal year. The balance of investment securities increased $487.2 million over the previous year.
We continued our emphasis on single-family lending and the purchase of
mortgage-related securities.	[Bar Chart presentation of information omitted]

Net Income Net income was $77.8 million, an increase over the previous year of $1.4 million, or 1.9%. Diluted earnings per share were $0.99 per share. Our efficiency ratio was 33.88%.	[Bar Chart presentation of information omitted]

Shareholders' Equity

Shareholders' equity increased to $1.05 billion primarily as a result of earnings for the year. The continued capital management activities increased the book value by $0.94 to $13.58. Share repurchases totaled $20.6 million and dividends paid during the year were
$14.2 million.	[Bar Chart presentation of information omitted]

	1997	1998	1999	2000	2001
Total Assets	$4,926,496	$5,318,120	$6,541,907	$8,265,219	$8,635,443
Loans Receivable	3,298,942	3,691,293	4,275,200	5,442,445	5,416,507
Mortgage-Related Securities
Available-For-Sale (AFS)	754,179	747,991	1,136,776	850,892	1,059,110
Held-to-Maturity (HTM)	120,007	320,379	939,492	1,561,251	1,248,813
Investment Securities (HTM)	585,394	160,569	15,100	15,100	502,283
Deposits	3,787,123	3,894,180	3,899,565	3,956,329	4,285,835
Borrowings	450,000	675,000	1,520,000	3,225,000	3,200,000
Equity	604,786	662,332	1,046,514	986,207	1,048,262
Net Income	52,704	53,991	63,306	76,339	77,779

Efficiency Ratio	33.94%	35.63%	34.53%	33.74%	33.88%
Equity to Assets	12.28%	12.46%	16.00%	11.93%	12.14%

Next Page

Letter to Our Shareholders

Capitol Federal Financial proudly completed another year as the holding company for one of the nation's largest thrift institutions. Your Board of Directors and Management stand dedicated to creating shareholder value and maintaining financial soundness in all decisions and practices of the bank. We rely on our financial strength as the primary competitive force in building customer loyalty and employee satisfaction.

Despite a troubling year in the economy, the performance of thrift stocks remained strong. In our fiscal year, thrifts and thrift holding companies enjoyed gains in value up to and beyond 25%. Capitol Federal performed exceedingly well, achieving double-digit growth in share price, dividends and earnings per share.

Throughout fiscal year 2001, we continued with our proactive effort to stimulate shareholder value. In our fourth stock repurchase program, we repurchased nearly 1.4 million shares. Share repurchases were a direct contribution to the nearly 11% increase in earnings per share. Also, we increased our dividend $0.13 in fiscal 2001 to $0.57 in total dividends per share, a 30% increase over the previous fiscal year. Investors responded positively to our financial successes as CFFN stock rose significantly throughout the year. In October 2001, we repurchased an additional 5.8 million shares through a modified dutch auction, which will assist in improving earnings per share in the year ending September 30, 2002.

Providing value to our communities is a goal of the bank and its associates and was a determining factor in being awarded the Kansas Governor's Award of Excellence. This honor is bestowed upon one Kansas company each year and is a source of great pride for everyone at Capitol Federal. Capitol Federal Foundation continued to demonstrate its dedication to assisting many charitable efforts. This past year, the Foundation made grants of over $1.6 million toward the needs of others, including the matching of donations made by employees to various organizations. Employees of Capitol Federal donated thousands of dollars and personal hours toward the United Way, the American Red Cross and countless local philanthropies and fund drives.

Deposit growth has become an industry-wide focus and one of our primary challenges. True Blue Online(R), our internet banking solution, was introduced in the first quarter of this fiscal year. This service offers convenience to all customers for the purposes of bill payment, account balance inquiries, transferring funds, and now with the enhanced ability to order checks and download account information to Quicken. Also, plans are underway to expand our operations with a new branch in western Johnson County, further increasing our accessibility in this rapidly developing area of our market. These added conveniences, in

Next Page

combination with the uncertain equity market, translated into a growth in our deposits of over 7% this past year, a significant increase and an encouraging success.

Capitol Federal continued to be the largest residential lender in Kansas. We originated over $1.11 billion in one-to-four family real estate loans and over $160 million in consumer loans. With the downward trend in interest rates, the housing industry remained firm despite a weakening economy. As reflected by our extremely low 0.09% ratio of non-performing loans to total loans, we were able to grow our loan balances within the structure of our sound lending policies.

During the past year, the Federal Reserve lowered its target interest rate eight times, seven prior to September 11, 2001. Short-term rates dropped in line with the changes made by the Federal Reserve, while long-term rates remained relatively firm. Currently, our net interest margin has stabilized. However, the greater challenge ahead will be to take advantage of the steeper yield curve to maintain or improve our net interest margin when rates rise.

In moving forward, we must remember the American tragedy we suffered as a nation this year. With heavy hearts, we are mindful of our friends lost at Sandler O'Neill and Keefe, Bruyette and Woods. This event brings sympathy for the many families, friends and business associates experiencing great losses and inspires and appreciation for the relationships built among those of us within the financial community.

Your Board of Directors and Management appreciate the opportunity to earn your confidence and trust, as investors and as customers. Now more than ever, we believe in the value of a company's strength, stability and security in choosing where you put your money and your investments. We look forward to a promising new year, and are committed to be "the most trusted name in banking."

/s/ John C. Dicus

John C. Dicus
Chairman, Chief Executive Officer

/s/ John B. Dicus

John B. Dicus
President, Chief Operating Officer

Next Page

DIRECTORS AND MANAGEMENT GROUP

                          Directors

B. B. Andersen	-- Real Estate Developer
John B. Dicus	-- President and COO of Capitol Federal Financial and Capitol Federal Savings Bank
John C. Dicus	-- Chairman of the Board and CEO of Capitol Federal Financial and Capitol Federal Savings Bank
Robert B. Maupin	-- Retired Senior Executive Vice President and Chief Lending Officer of Capitol Federal Savings Bank
Carl W. Quarnstrom	-- Attorney and Partner, Shaw, Hergenreter, Quarnstrom & Peters L.L.P.
Frederick P. Reynolds	-- Chairman of the Board of Sound Products
Marilyn S. Ward	-- Executive Director of ERC/Resource & Referral

                          Management Group

John C. Dicus	-- Chairman of the Board and CEO
John B. Dicus	-- President and COO
R. Joe Aleshire	-- Executive Vice President of Retail Operations for Capitol Federal Savings Bank
Larry K. Brubaker	-- Executive Vice President of Corporate Services for Capitol Federal Savings Bank
Neil F.M. McKay	-- Executive Vice President, Chief Financial Officer and Treasurer
Stanley F. Mick	-- Executive Vice President and Chief Lending Officer for Capitol Federal Savings Bank
Kent G. Townsend	-- Senior Vice President and Controller
Mary R. Falter	-- Corporate Secretary

SPECIAL COUNSEL	INDEPENDENT AUDITORS	CORPORATE COUNSEL
Silver, Freedman & Taff, L.L.P. 1100 New York Avenue, N.W., 7th Floor Washington, DC 20005	Deloitte & Touche L.L.P. 1010 Grand Avenue, Suite 400 Kansas City, MO 64106	Shaw, Hergenreter, Quarnstrom & Peters, L.L.P. 700 S. Kansas Avenue, Suite 504 Topeka, KS 66603

Next Page

Capitol Federal Financial

PRESENTATION

OF

FINANCIAL INFORMATION

PAGE
SELECTED CONSOLIDATED FINANCIAL DATA	6-7
MANAGEMENT'S DISCUSSION and ANALYSIS OF FINANCIAL CONDITION and RESULTS OF OPERATIONS	8-20
INDEPENDENT AUDITORS' REPORT ON CONSOLIDATED FINANCIAL STATEMENTS	21
CONSOLIDATED FINANCIAL STATEMENTS:
Consolidated Balance Sheets as of September 30, 2001 and 2000	22-23
Consolidated Statements of Income for the Years Ended September 30, 2001, 2000 and 1999	24
Consolidated Statements of Stockholders' Equity for the Years Ended September 30, 2001, 2000 and 1999	25-27
Consolidated Statements of Cash Flows for the Years Ended September 30, 2001, 2000 and 1999	28-29
Notes to Consolidated Financial Statements for the Years Ended September 30, 2001, 2000 and 1999	30-52

Next Page

SELECTED CONSOLIDATED FINANCIAL DATA

              The summary information presented below under "Selected Balance Sheet Data" and "Selected Operations Data" for, and as of the end of, each of the years ended September 30 is derived from our audited consolidated financial statements. The following information is only a summary and you should read it in conjunction with our consolidated financial statements and notes beginning on page 22. Fiscal 1999 results include the effect of a one-time contribution to the Capitol Federal Foundation of approximately $30.2 million.

	September 30,
	2001	2000	1999	1998	1997
	(In Thousands)
Selected Balance Sheet Data:
Total assets	$8,635,443	$8,265,219	$6,541,907	$5,318,120	$4,926,496
Loans receivable, net	5,416,507	5,442,445	4,275,200	3,691,293	3,298,942
Securities purchased under agreement to resell	---	---	---	235,000	---
Investment securities, held-to-maturity	502,283	15,100	15,100	160,569	585,394
Mortgage-related securities:
Available-for-sale, at market value	1,059,110	850,892	1,136,776	747,991	754,179
Held-to-maturity, at cost	1,248,813	1,561,251	939,492	320,379	120,007
Capital stock of Federal Home Loan Bank	162,350	161,250	68,336	43,584	40,398
Deposits	4,285,835	3,956,329	3,899,565	3,894,180	3,787,123
Borrowings	3,200,000	3,225,000	1,520,000	675,000	450,000
Equity	1,048,262	986,207	1,046,514	662,332	604,786

	Year Ended September 30,
	2001	2000	1999	1998	1997
	(Dollars in Thousands, Except Per Share Amounts)
Selected Operations Data:
Total interest and dividend income	$580,740	$518,357	$396,099	$363,642	$330,150
Total interest expense	410,458	350,117	253,030	234,897	207,457
Net interest and dividend income	170,282	168,240	143,069	128,745	122,693
Provision for loan losses	75	494	395	2,462	56
Net interest and dividend income after provision for loan losses	170,207	167,746	142,674	126,283	122,637
Fees and service charges	11,177	9,691	8,956	8,398	7,450
Other income	5,160	5,099	4,718	4,395	3,988
Total other income	16,337	14,790	13,674	12,793	11,438
Total other expenses	63,193	61,665	86,940	50,304	45,680
Income before income tax expense	123,351	120,871	69,408	88,772	88,395
Income tax expense	45,572	44,532	26,487	34,781	35,691
Net income	77,779	76,339	42,921	53,991	52,704

Basic earnings per share	$1.01	$0.91	$0.39	(1)
Average shares outstanding	77,136	83,718	88,614
Diluted earnings per share	$0.99	$0.90	$0.39	(1)
Average diluted shares outstanding	78,944	84,152	88,614

(1) For the period April 1, 1999 through September 30, 1999

Next Page

	Year Ended September 30,
	2001	2000	1999	1998	1997
Selected Performance and Financial Ratios and Other Data:
Performance Ratios:
Return on average assets	0.93%	1.03%	0.71%	1.05%	1.12%
Return on average equity	7.69	7.46	4.34	8.52	9.15
Dividend payout ratio	18.16	18.43	20.88	n.a.	n.a.
Ratio of operating expense to average total assets	0.75	0.83	1.43	0.98	0.97
Ratio of average interest-earning assets to average interest-bearing liabilities	1.14	1.16	1.18	1.14	1.15
Efficiency ratio	33.88	33.74	56.77	36.45	34.63
Interest rate spread information:
Average during period	1.39	1.57	1.71	1.91	2.04
End of period	1.55	1.51	1.79	1.84	1.97
Net interest margin	2.05	2.29	2.49	2.56	2.75
Asset Quality Ratios:
Non-performing assets to total assets at end of period	0.09	0.06	0.09	0.15	0.18
Non-performing loans to total loans	0.12	0.06	0.14	0.17	0.18
Allowance for loan losses to non-accruing loans	72.63	133.02	88.57	65.52	26.83
Allowance for loan losses to loans receivable, net	0.09	0.08	0.10	0.11	0.05
Capital Ratios:
Equity to total assets at end of period	12.14	11.93	16.00	12.46	12.28
Average equity to average assets	12.02	13.73	16.26	12.37	12.13

Other Data:
Number of full-service offices	27	27	25	24	24
Number of limited service offices	7	7	6	5	3

Next Page

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

              Capitol Federal Financial (the "Company") is the mid-tier holding company and the sole shareholder of Capitol Federal Savings Bank (the "Bank"). In March 1999, the Company incorporated in connection with the conversion of the Bank from mutual to stock form ("Conversion"). At that time, the Company issued 52,192,817 shares of its common stock to Capitol Federal Savings Bank MHC ("MHC"). The Conversion, the offering of stock to depositors, and the issuance of Company stock to the MHC are referred to collectively as the "Reorganization." As a result of this reorganization, the Bank converted to a federally chartered stock savings bank and became a wholly-owned subsidiary of the Company, which is majority owned by MHC, a federally chartered mutual holding company. Capitol Federal Financial's common stock is traded on the Nasdaq-Amex National Market under the symbol "CFFN." All references to Capitol Federal Financial prior to March 31, 1999, except where otherwise indicated, are to Capitol Federal Savings Bank and its subsidiary on a consolidated basis.

              Our principal business consists of attracting deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences. We also originate a limited amount of loans secured by first mortgages on nonowner-occupied one- to four-family residences, consumer loans, permanent and construction loans secured by commercial real estate, multi-family real estate loans and land acquisition and development loans. While our primary business is the origination of one- to four-family residential mortgage loans funded through retail deposits, we also purchase whole loans and invest in certain investment and mortgage-related securities.

              The Company's results of operations are primarily dependent on our net interest rate spread, which is the difference between the average yield on loans, mortgage-related securities and investments and the average rate paid on deposits and borrowings. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. In addition, the Company, like other savings institution holding companies, is subject to interest rate risk to the degree that our interest-earning assets mature or reprice at different times, or on a different basis, than our interest-bearing liabilities.

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

              The Company is significantly affected by prevailing economic conditions including federal monetary and fiscal policies and federal regulation of financial institutions. Deposit balances are influenced by a number of factors including interest rates paid on competing personal investments and the level of personal income and savings within our market areas. Lending activities are influenced by the demand for housing as well as competition from other lending institutions. The primary sources of funds for lending activities include deposits, loan repayments, borrowings and funds provided from operations.

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

Next Page

  the strength of the U.S. economy in general and the strength of the local economies in which we conduct operations;
  the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;
  inflation, interest rate, market and monetary fluctuations;
  the timely development and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services;
  the willingness of users to substitute competitors' products and services for our products and services;
  our success in gaining regulatory approval of our products, services and branching locations, when required;
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

Next Page

Management Strategy

              Our strategy is to operate as an independent, retail oriented financial institution dedicated to serving the needs of customers in our market areas. Our commitment is to provide the broadest possible access to home ownership through our residential lending programs. We also offer a variety of personal financial products and services through our branch office network. Since becoming a public company, we have put into place capital management strategies that are focused on increasing shareholder value.

         The highlights of our strategy for fiscal year 2001 include:
  Single-Family Portfolio Lending. We are the largest originator of one- to four-family residential mortgage loans in the State of Kansas. Generally, we originate these loans for our own portfolio, rather than for sale, and we service the loans we originate. During fiscal year 2001, we originated $1.11 billion of one- to four-family loans. At September 30, 2001, we had $5.17 billion of these loans, representing 94.7% of our total loan portfolio.

  Retail Financial Services. We offer a wide array of deposit products and retail services for our customers. These are provided through a branch network of 34 locations offering both traditional branch locations and locations in retail stores in our market area. We generally have the dominant market share of deposits in the areas in which we are located and have approximately $4.29 billion in deposit balances.

  Commitment to Cost Control. We are very effective at controlling our costs of operations. Lending and deposit support functions are centralized for efficient processing, using technology to increase productivity. Our average deposit base per full service branch at September 30, 2001 was over $158.7 million. As a result of these efforts, our ratio of operating expenses to average total assets was 0.75% for the year ended September 30, 2001 and our efficiency ratio, a commonly used industry ratio measuring the cost of producing each dollar of revenue, was 33.88%. Both of these ratios are significantly better than peer group and national averages.

  Strong Capital Position. Our policy has always been to protect the safety and soundness of Capitol Federal Savings through conservative risk management, balance sheet strength, consistent earnings and sound operations. At September 30, 2001, our ratio of equity to total assets was 12.1%.

  Excellent Asset Quality. As a result of our commitment to single-family lending, we have minimal delinquencies and, in management's view, very little credit risk. At September 30, 2001, our ratio of non-performing assets to total assets was 0.09%.

  Shareholder Value. During the past fiscal year, we repurchased 1,384,500 shares and on August 15, 2001 began a modified dutch auction tender offer to repurchase up to 8,000,000 shares. The offer was completed October 15, 2001, when we repurchased 5,852,596 of our shares. We increased our dividend three times during fiscal 2001, from $0.12 to $0.16 per share, an increase of 33.3%.

Next Page

Asset and Liability Management and Market Risk

              The rates of interest we earn on assets and pay on liabilities generally are established contractually for a period of time. Market interest rates change over time and have changed dramatically during the current fiscal year. Our results of operations, like those of other financial institutions, are impacted by these changes in interest rates and the interest rate sensitivity of our assets and liabilities. The risk associated with changes in interest rates is known as interest rate risk and is our most significant market risk and our ability to adapt to these changes is known as interest rate risk management.

              In an attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor our interest rate risk. In monitoring this risk we continually analyze and manage assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates.

              The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained despite fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between the amount of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, maturing or repricing during the same period, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter repricing periods would adversely affect net interest income, while a positive gap within shorter repricing periods would result in an increase in net interest income. During a period of falling interest rates, the opposite would generally be true. As of September 30, 2001, the ratio of our one-year gap to total assets was a positive 3.75% and the ratio of interest-earning assets to interest-bearing liabilities maturing or repricing within one year was 1.11.

              In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on our results of operations, we have adopted asset and liability management policies to better match the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities in existing rate environments. Based upon management's recommendations, the board of directors sets the asset and liability policies of the Bank. These policies are implemented by the asset and liability management committee. The asset and liability management committee is chaired by the Chief Financial Officer and is comprised of members of executive management. The purpose of the asset and liability management committee is to communicate, coordinate and control asset/liability management consistent with the business plan and board-approved policies. The asset and liability management committee establishes and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources to produce the highest profitability balanced against liquidity, capital adequacy, growth and risk goals. The asset and liability management committee generally meets on a monthly basis to review, among other things, economic conditions and the outlook for interest rates, current and projected liquidity needs and capital positions, anticipated changes in the volume and mix of assets and liabilities, and interest rate risk exposure limits versus current projections pursuant to gap and market value of portfolio equity analysis, and income simulations. At each meeting, the asset and liability management committee recommends appropriate strategy changes based on this review. The Chief Financial Officer or his designee is responsible for reviewing and reporting on the effects of the policy implementations and strategies to the board of directors, at least quarterly.

              In order to manage our assets and liabilities and achieve the desired liquidity, credit quality, interest rate risk, profitability and capital targets, we have focused our strategies on:

  originating and purchasing adjustable rate loans,
  maintaining a significant level of investment securities and mortgage-related securities with average maturities of approximately five years or with interest rates that reprice in less than three years, managing our deposits to establish stable deposit relationships which provide long-term sources of funding.

              At times, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the asset and liability management committee may decide to increase our interest rate risk position somewhat in order to maintain our net interest margin. Management believes that maintaining and improving earnings is the best way to preserve a strong capital position and we may, therefore, at times take on additional interest rate risk to increase earnings. Management recognizes that dramatic changes in interest rates in a short period of time can cause an increase in our interest rate risk relative to the balance sheet but improve the prospects for earnings, at least in the short term, and attempts to leverage these opportunities to increase earnings over a longer period of time.

Next Page

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

              The following table sets forth the estimated percentage change in our net interest income over the next four-quarter period and our market value of portfolio equity at September 30, 2001 based on the indicated instantaneous and permanent changes in interest rates.

At September 30, 2001

	Estimated Change in
Change (in Basis Points) in Interest Rates(1)	Net Interest Income (next four quarters)	Market Value of Portfolio Equity
(300) bp	n/m(2)	n/m(2)
(200) bp	(10.22)	(23.53)
(100) bp	(4.19)	(6.84)
0 bp	0	0
100 bp	(1.01)	(10.13)
200 bp	(3.17)	(27.19)
300 bp	(5.64)	(46.72)

(1)   Assumes an instantaneous, permanent and parallel change in interest rates at all maturities.
(2)   Not meaningful, some market rates would compute to a rate less than zero percent.

              The changes in net interest income estimations presented above are based upon the assumption that the total composition of interest earning assets and interest bearing liabilities does not change and that any repricing of assets or liabilities occurs at market rates at the date shown. The table presents the effects of the change in interest rates on our assets and liabilities as they mature, or repay or reprice. In the decreasing rate scenarios fixed rate loans generally will experience an increase in prepayments with the proceeds reinvested at rates lower than the current market rates while maturing certificates of deposit decrease in rate as market rates decline. However, this is offset by long-term FHLB advances with rates that will remain unchanged until beyond the forecasted time period. These factors result in a decrease in earnings from that projected in a constant rate environment. In the increasing rate scenarios, projected net interest income decreases because loan prepayments generally slow down decreasing the opportunity for cashflow to be repriced upward while the amount of deposits scheduled to reprice will essentially remain unchanged from the decreasing rate scenarios, and will cause an increase in our cost of deposits. These events have the effect of decreasing net interest income.

              The changes in estimated market value of portfolio equity in the decreasing rate scenarios is generally the result of the valuation of our portfolio of fixed rate loans, securities and our convertible advances starting in a very low rate environment. Loans and fixed rate mortgage-related securities are generally prepaid more quickly in a falling rate environment, and as a result their market value decreases. Convertible advances have the effect of lowering the market value of portfolio equity in decreasing rate environments because the likelihood of the advances being converted is diminished with the result being the advances remain outstanding until final maturity. The balance of fixed rate loans and mortgage-related securities partially cause the decrease in the estimated market value of portfolio equity in the increasing rate environments. The convertible features of the borrowings, used primarily to purchase mortgage-related securities, are generally assumed not to be exercised in increasing rate scenarios because of the historically low interest rates in the base interest rate scenario. This has the effect of lengthening the average maturities of liabilities. These characteristics in financial assets and liabilities tend to decrease the market value of portfolio equity in increasing rate scenarios.

              The assumptions used by management to evaluate the vulnerability of our operations to changes in interest rates in the tables above are utilized in, and set forth under, the gap table below. Although management finds these assumptions reasonable given the constraints described above, the interest rate sensitivity of our assets and liabilities and the estimated effects of changes in interest rates on our net interest income and market value of portfolio equity indicated in the above tables could vary substantially if different assumptions were used or actual experience differs from these assumptions.

Next Page

              Gap Table: The gap table summarizes the anticipated maturities or repricing of our interest-earning assets and interest-bearing liabilities as of September 30, 2001, based on the information and assumptions set forth in the notes below.

At September 30, 2001
	Within Three Months	Three to Twelve Months	More Than One Year to Three Years	More Than Three Years to Five Years	Over Five Years	Total
Interest-earning assets(1):
Loans receivable(2):
Mortgage loans:
Fixed	$ 217,262	$ 503,955	$ 937,662	$ 623,627	$1,105,179	$3,387,685
Adjustable	431,249	1,064,268	321,811	39,827	453	1,857,608
Other loans	153,118	15,310	15,405	4,430	1,185	189,448
Securities:
Non-mortgage(3)	---	---	201,022	301,261	---	502,283
Mortgage-related fixed(4)	118,141	304,495	539,378	291,659	348,832	1,602,505
Mortgage-related adjustable(4)	85,450	140,740	196,000	283,228	---	705,418
Other interest-earning assets	124,900	---	---	---	---	124,900
Total interest-earning assets	1,130,120	2,028,768	2,211,278	1,544,032	1,455,649	8,369,847

Interest-bearing liabilities:
Deposits:
Savings accounts(5)	24,912	59,789	10,463	4,485	---	99,649
NOW accounts(5)	60,513	170,450	65,159	22,610	3,545	322,277
Money market deposit accounts(5)	104,040	259,374	147,640	80,789	80,789	672,632
Certificates of deposit	839,159	1,316,865	873,931	157,384	3,938	3,191,277
Borrowings(6)	---	---	---	---	3,200,000	3,200,000
Total interest-bearing liabilities	1,028,624	1,806,478	1,097,193	265,268	3,288,272	7,485,835
Excess (deficiency) of interest- earning assets over interest- bearing liabilities	$ 101,496	$ 222,290	$1,114,085	$1,278,764	$(1,832,623)	$ 884,012
Cumulative excess of interest-earning assets over interest-bearing liabilities	$ 101,496	$ 323,786	$1,437,871	$2,716,635	$ 884,012
Cumulative excess of interest-earning assets over interest-bearing liabilities as a percent of total assets at September 30, 2001	1.18%	3.75%	16.65%	31.46%	10.24%

Cumulative one-year gap at September 30, 2000		7.18%

Cumulative one-year gap at September 30, 1999		(10.44)%

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
(2)   Balances have been reduced for non-performing loans, which totaled $6.7 million at September 30, 2001.
(3)   Based on contractual maturities.
(4)   Reflects estimated prepayments in the current interest rate environment.
(5)   Although our NOW accounts, passcard savings accounts and money market deposit accounts are subject to immediate withdrawal, management considers a substantial amount of such accounts to be core deposits having significantly longer effective maturities. The decay rates used on these accounts are based on recent Office of Thrift Supervision assumptions and should not be regarded as indicative of the actual withdrawals that may be experienced by us. If all of our NOW accounts, passcard savings accounts and money market deposit accounts had been assumed to be subject to repricing within one year, interest-bearing liabilities which were estimated to mature or reprice within one year would have exceeded interest-earning assets with comparable characteristics by $91.4 million, for a cumulative one-year gap of (1.06)% of total assets.
(6)   In the GAP table above, conversion features are not assumed to be exercised. If the conversion features on FHLB advances are assumed to be exercised, our cumulative one-year gap would have remained unchanged because our earliest conversion date is in December 2002.

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

Changes In Financial Condition

              General. Total assets increased by $370.2 million or 4.5% to $8.64 billion at September 30, 2001 compared to $8.27 billion at September 30, 2000. The increase was primarily due to a $487.2 million increase in investment securities, which totaled $502.3 million at September 30, 2001 compared to $15.1 million at September 30, 2000.

              Loans. The net loan portfolio decreased from $5.44 billion at September 30, 2000 to $5.42 billion at September 30, 2001. The decrease in the loan portfolio during the fiscal year was primarily due to the decrease in the purchase of loans in the current fiscal year from the prior year and an increase in loan repayments. The mortgage loan portfolio decreased in all but one category, with one- to four-family loans having the largest dollar decrease, $39.6 million, or 0.76%, from $5.21 billion at September 30, 2000 to $5.17 billion at September 30, 2001. Loan originations increased $212.1 million over the origination activity for fiscal year 2000. Fixed rate one- to four-family originations increased $468.7 million over 2000. Loan purchases for 2001 decreased $660.7 million from fiscal year 2000. Refinance activity increased during fiscal year 2001 with fixed rate loan originations far exceeding adjustable rate originations during the year. Originations of loans to refinance existing mortgages totaled $211.2 million for fiscal year 2001 compared to $42.2 million for fiscal year 2000.

              Securities. During the year we purchased mortgage-related securities in the amount of $747.2 million compared to $817.8 million during fiscal year 2000. The weighted average life of mortgage-related securities purchased during fiscal year 2001 approximated 6.7 years. These purchases were primarily funded using repayment proceeds on mortgage-related securities and purchased loans. At September 30, 2001, mortgage-related securities totaled $2.31 billion, a decrease of $104.2 million over the previous year. Our mortgage-related securities are generally comprised of securities issued by Fannie Mae or Freddie Mac, which minimizes credit risk. At September 30, 2001, investment securities totaled $502.3 million, an increase of $487.2 million. These investment securities are fixed rate, non-callable securities issued primarily by the Federal Home Loan Bank. We will continue to invest excess funds in either mortgage-related securities or other investment securities to maintain liquidity, supplement our lending opportunities or to improve our interest rate risk position.

              Liabilities. Total liabilities increased $308.2 million or 4.2% to $7.59 billion at September 30, 2001 compared to $7.28 billion at September 30, 2000. The increase was due primarily to deposits increasing $329.5 million during the fiscal year. The increase in deposits consisted of new deposits of $143.5 million and interest credits of $186.0 million. Deposits in the Money Market Select accounts increased by $143.0 million, from $529.7 million at September 2000 to $672.6 at September 2001. Advances from the FHLB decreased $25.0 million from the previous year.

              Equity. Stockholders' equity totaled $1.05 billion at September 30, 2001 compared to $986.2 million at September 30, 2000. The increase in stockholders' equity of $62.1 million from September 30, 2000 is primarily the result of earnings of $77.8 million and an increase of $11.8 million in the unrealized gain on securities available-for-sale, which was partially offset by the repurchase of 1,384,500 shares of the Company's common stock for $20.6 million and dividends paid of $14.2 million.

Next Page

              On August 15, 2001 the Company initiated a modified dutch auction tender offer to repurchase up to 8,000,000 shares of common stock at a price not to exceed $20.00 per share. The offer was scheduled to close on September 18, 2001. Following the events of September 11, 2001, however, the Company extended the period to tender shares to October 5, 2001. The tender offer was settled on October 15, 2001 and the Company repurchased 5,852,596 shares for $20.00 per share. The repurchase of shares under the modified dutch auction tender offer was funded through cumulative borrowings by the Company of $117.0 million from two unrelated financial institutions. The loans each have a six year term and are currently priced off of the six month LIBOR at October 15, 2001 plus 175 basis points.

              The following table presents the weighted average yields earned on loans, investments and other interest-earning assets, the weighted average rates paid on savings deposits and borrowings and the resultant interest rate spreads at the dates indicated.

	At September 30,
	2001	2000	1999
Weighted average yield on:
Loans receivable	7.21%	7.31%	7.14%
Mortgage-related securities	6.31	7.05	6.57
Investment securities	5.21	6.09	6.09
Cash and cash equivalents	2.92	6.60	5.18
Capital stock of Federal Home Loan Bank	7.00	8.60	7.00
Combined weighted average yield on interest-earning assets	6.78	7.25	6.97

Weighted average rate paid on:
Savings deposits	1.98	2.22	2.22
Demand and NOW deposits	2.35	3.28	2.86
Certificate accounts	5.32	6.11	5.67
Borrowings	6.14	6.14	5.68
Combined weighted average rate paid on interest-bearing liabilities	5.23	5.74	5.18

Spread	1.55%	1.51%	1.79%

Next Page

Average Balances, Net Interest Income, Yields Earned and Rates Paid: The table below presents for the fiscal years ending September 30, 2001, 2000, and 1999 the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made.

	September 30, 2001			September 30, 2000			September 30, 1999
	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
	(Dollars in Thousands)
Interest-Earning Assets:
Loans receivable(1)	$5,314,080	$383,197	7.21%	$4,645,533	$331,325	7.13%	$3,760,908	$273,134	7.26%
Other loans	197,485	17,402	8.81	170,382	15,926	9.32	145,925	12,373	8.48
Total Loans receivable, net	5,511,565	400,599	7.27	4,815,915	347,251	7.21	3,906,833	285,507	7.31
Mortgage-related securities	2,258,772	149,102	6.60	2,363,921	159,139	6.73	1,641,176	99,767	6.08
Investments and cash equivalents	374,899	18,807	5.01	54,204	3,196	5.90	155,569	7,378	4.74
Capital stock of Federal Home Loan Bank	161,313	12,232	7.58	112,219	8,771	7.79	49,283	3,447	6.99
Total Interest-Earning Assets(1)	$8,306,549	580,740	6.99	$7,346,259	518,357	7.06	$5,752,861	396,099	6.89

Interest-Bearing Liabilities:
Savings deposits	$ 99,041	1,962	1.98%	$ 115,483	2,406	2.08%	$ 129,914	2,886	2.22%
Demand and NOW deposits	884,504	27,590	3.12	815,258	25,194	3.08	781,936	22,888	2.93
Certificate accounts	3,095,406	181,468	5.86	2,992,729	176,833	5.89	3,008,720	172,306	5.73
Total Deposits	4,078,951	211,020	5.17	3,923,470	204,433	5.21	3,920,570	198,080	5.05
Borrowings	3,206,019	199,438	6.14	2,394,404	145,684	5.98	964,510	54,950	5.78
Total Interest-Bearing Liabilities	$7,284,970	410,458	5.60	$6,317,874	350,117	5.49	$4,885,080	253,030	5.18
Net interest income		$170,282			$168,240			$143,069
Net interest rate spread			1.39%			1.57%			1.71%
Net earning assets	$1,021,579			$1,028,385			$ 867,781
Net interest margin			2.05%			2.29%			2.49%
Average Interest-Earning Assets to Average Interest-Bearing Liabilities			114.02%			116.28%			117.76%

(1)   Calculated net of deferred loan fees, loan discounts, and loans in process.

Next Page

Rate/Volume Analysis: The table below presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities, comparing fiscal years 2001 to 2000 and fiscal years 2000 to 1999. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume, which are changes in the average balance multiplied by the previous year's average rate, (2) changes in rate, which are changes in the average rate multiplied by the average balance from the previous year, and (3) changes due to both rate and volume, which are changes in the average balance multiplied by the change in the average rate.

	Year Ended September 30,
	2001 vs. 2000				2000 vs. 1999
	Increase (Decrease) Due to				Increase (Decrease) Due to
	Volume	Rate	Rate/ Volume	Total	Volume	Rate	Rate/ Volume	Total
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable, net	$50,104	$2,847	$397	$53,348	$66,351	$(3,663)	$(945)	$61,743
Mortgage-related securities	(7,101)	(3,073)	137	(10,037)	44,007	10,667	4,698	59,372
Investment and cash equivalents	19,153	(510)	(3,032)	15,611	(4,926)	(2,888)	3,633	(4,181)
Capital stock of Federal Home Loan Bank	3,800	(236)	(103)	3,461	4,426	394	504	5,324
Total interest-earning assets	$65,956	$(972)	$(2,601)	62,383	$109,858	$4,510	$7,890	122,258
Interest-bearing liabilities:
Savings deposits	$(342)	$(115)	$16	(441)	$(320)	$(182)	$20	(482)
Demand and NOW deposits	2,133	360	31	2,524	976	1,173	50	2,199
Certificate accounts	5,432	(898)	(31)	4,503	(751)	5,416	(29)	4,636
Borrowings	48,625	3,831	1,299	53,755	85,945	1,929	2,860	90,734
Total interest-bearing liabilities	$55,848	$3,178	$1,315	60,341	$85,850	$8,336	$2,901	97,087
Net interest income				$2,042				$25,171

Next Page

Comparison of Results of Operations for the Years Ended September 30, 2001 and 2000

              General. Capitol Federal completed its second full fiscal year as a public company with assets totaling $8.64 billion and equity of $1.05 billion. Net income for the year was $77.8 million compared to $76.3 million for fiscal year 2000.

              Net Interest and Dividend Income. Net interest income increased $2.0 million, or 1.2%, to $170.3 million for fiscal year 2001 compared to fiscal year 2000, reflecting a $62.4 million or 12.0% increase in interest income which was largely offset by a $60.3 million or 17.2% increase in interest expense. Our interest rate spread and net interest margin decreased to 1.39% and 2.05%, respectively, for fiscal year 2001 from 1.57% and 2.29%, respectively, for fiscal year 2000. The ratio of average interest-earning assets to average interest-bearing liabilities decreased to 1.14 for fiscal year 2001 from 1.16 for fiscal year 2000.

              Interest Income. The increase in interest income during the year ended September 30, 2001 was primarily due to an increase in the average balance of our interest-earning assets, partially offset by a decrease in the average rate earned on those assets. The average balance of the loan portfolio increased $695.7 million or 14.4% to $5.51 billion in fiscal year 2001 over fiscal year 2000. The average balance of our mortgage-related securities portfolio decreased $105.1 million, or 4.5%, to $2.26 billion for fiscal year 2001 compared to fiscal year 2000. The average yield earned on our loan portfolio increased from 7.21% in fiscal year 2000 to 7.27% in fiscal year 2001, and the average yield earned on our mortgage-related securities portfolio decreased from 6.73% in fiscal year 2000 to 6.60% in fiscal year 2001.

              Interest Expense. The increase in interest expense during the year ended September 30, 2001 was primarily due to the increase of $811.6 million or 33.9% in the average balance of borrowings. The average balance of deposits increased $155.5 million or 4.0% to $4.08 billion for 2001. The average rate paid on deposits decreased from 5.21% in 2000 to 5.17% in 2001 as a result of lower short and intermediate term market rates. The average rate paid on borrowings increased from 5.98% in 2000 to 6.14% in 2001.

              Provision for Loan Losses. For the year ended September 30, 2001, the provision for loan losses amounted to $75,000 compared to a provision for loan losses in 2000 of $494,000. At September 30, 2001, our allowance for loan losses was $4.8 million or 0.09% of the total loan portfolio and approximately 73% of total non-accrual loans. This compares with an allowance for loan losses of $4.6 million or 0.08% of the total loan portfolio and approximately 133% of the total non-accrual loans as of September 30, 2000.

              During fiscal year 2001, our single-family residential loan portfolio decreased by $39.6 million from the previous fiscal year. Non-performing single-family loans increased by $3.1 million, or 93.9%, from $3.3 million at September 30, 2000 to $6.4 million at September 30, 2001. Our consumer loan portfolio increased approximately 11% to $189.7 million. We also reviewed the ratio of our non-performing loans to total loans and compared this to our ratio of the allowance for loan losses to net loans receivable. The decrease in the provision for credit losses reflects management's estimate of inherent credit losses based upon the known risks of the various loan portfolios in 2001. The provision represents 0.04% of the change in the portfolio.

              Other Income. Other income amounted to $16.3 million and $14.8 million for the years ended September 30, 2001 and 2000, respectively. This was primarily due to an increase of $1.1 million, or 13.8% in automated teller and debit card transaction fees and checking account transaction fees, resulting from increased debit card usage, an increase in the number of checking accounts, and an increase in the fees charged for non-customer usage of ATM's.

              Other Expenses. Other expenses increased $1.5 million or 2.5% to $63.2 million for the year ended September 30, 2001 compared to September 30, 2000. This increase was primarily due to an increase in deposit and loan fees of $912,000 and an increase in advertising of $795,000. These increases were partially offset by a decrease of $490,000 in compensation expense.

              Provision for Income Taxes. The provision for income taxes amounted to $45.6 million and $44.5 million for fiscal years 2001 and 2000, respectively, resulting in effective tax rates of 36.9% and 36.8%, respectively. The increase in taxes paid was primarily due to the increase in taxable income.

Next Page

Comparison of Results of Operations for the Years Ended September 30, 2000 and 1999

              General. Capitol Federal completed its first full fiscal year as a public company with assets totaling $8.27 billion and equity of $986.2 million. Net income for the year was $76.3 million compared to $42.9 million for fiscal year 1999. However, excluding one-time charges related to the Reorganization (see Management's Discussion and Analysis of Financial Condition and Results of Operations -- General) net income for fiscal year 1999 would have been $63.3 million.

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

              The provision for loan losses in fiscal 2000 primarily reflects the increase in the single family residential, multi-family, and consumer loan portfolios. The reduction in the balance of the provision for loan losses in all other loan categories resulted from decreased balances in those loan categories and a review of the credit risks associated with specific loans in these other loan categories. The redistribution of the provision comes from the application of the formula allowance which evaluates the overall risk of the portfolio as well as a review of the credit exposure and loss experience in specific loan categories. The increase in the formula allowance was primarily driven by faster market growth in the portfolio. However, we also reviewed the ratio of our non-performing loans to total loans and compared this to our ratio of allowance for loan losses to net loans receivable. These increases in the provision for credit losses reflects management's estimate of inherent credit losses based upon the known risks of the various loan portfolios in 2000.

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

              Other Expenses. Other expenses decreased $25.3 million or 29.1% to $61.7 million for the year ended September 30, 2000 compared to September 30, 1999. This decrease was primarily due to a $30.2 million contribution from the Company to the Capitol Federal Foundation as part of the Reorganization in fiscal year 1999 with no corresponding

Next Page

expense in fiscal year 2000. The decrease was also due to the termination of the Company's pension plan in the prior year. The decrease was partially offset by increases in compensation and occupancy expense. Compensation expense was up $4.8 million, primarily the result of $4.5 million related to the implementation of the recognition and retention plan and incentive compensation plans while employee compensation increased $1.4 million due to staffing increases and market adjustments to compensation levels for Bank employees.

              Provision for Income Taxes. The provision for income taxes amounted to $44.5 million and $26.5 million for 2000 and 1999, resulting in effective tax rates of 36.8% and 38.2%, respectively. The increase was due to the increase in taxable income.

Liquidity and Commitments

              The Bank's liquidity, represented by cash and cash equivalents and mortgage-related securities available for sale, are products of its operating, investing and financing activities. The Bank's primary sources of funds are deposits, FHLB borrowings, prepayments and maturities of outstanding loans and mortgage-related securities, short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-related securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, excess funds are invested in short-term interest-earning assets, which provide liquidity to meet lending opportunities. FHLB borrowings have in the past been used to provide funds for our lending and investment activities, as one facet in the implementation of our capital utilization plan, and as an interest rate risk management tool.

              Liquidity management is both a daily and long-term function of our business management. Excess liquidity is generally invested in short-term investments such as overnight deposits or U.S. agency securities. We use our sources of funds primarily to meet our ongoing commitments, to pay maturing certificates of deposit and savings withdrawals, to fund loan commitments and to maintain our portfolio of mortgage-related securities and investment securities. At September 30, 2001 our commitments primarily were:
  total single-family approved loan origination and purchase commitments outstanding of $199.3 million,

  unadvanced portion of construction loans of $20.1 million,

  unused home equity lines of credit of $217.2 million.

              Certificates of deposit scheduled to mature in one year or less totaled $2.04 billion. Based on historical experience, management believes that a significant portion of maturing deposits will remain with us. We anticipate that we will continue to have sufficient funds, through deposits, borrowings, and repayments, to meet our current commitments.

Capital

              Consistent with our goals to operate a sound and profitable financial organization, we actively seek to maintain a "well capitalized" institution in accordance with regulatory standards. Total equity for the Bank was $942.2 million at September 30, 2001, or 10.9% of total assets on that date. As of September 30, 2001, the Bank exceeded all capital requirements of the Office of Thrift Supervision. The Bank's regulatory capital ratios at September 30, 2001 were as follows: Tier I (leverage) capital, 10.8%; Tier I risk-based capital, 25.9%; and total risk-based capital, 26.1%. The regulatory capital requirements to be considered well capitalized at that date were 5.0%, 6.0%, and 10.0%, respectively.

Next Page

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Capitol Federal Financial and Subsidiary
Topeka, Kansas

We have audited the accompanying consolidated balance sheets of Capitol Federal Financial and Subsidiary (the "Company") as of September 30, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2001 in conformity with accounting principles generally accepted in the United States of America.

 /s/ Deloitte & Touche LLP

October 31, 2001
Kansas City, Missouri

Next Page

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2001 AND 2000 (in thousands)

ASSETS	2001	2000
CASH AND CASH EQUIVALENTS	$153,462	$133,034

INVESTMENT SECURITIES, Held-to-maturity (Market value of $520,099 and $14,808)	502,283	15,100

CAPITAL STOCK OF FEDERAL HOME LOAN BANK, at cost	162,350	161,250

MORTGAGE-RELATED SECURITIES:
Available-for-sale, at market value (Amortized cost of $1,041,069 and $851,374)	1,059,110	850,892
Held-to-maturity, at cost (Market value of $1,294,248 and $1,539,247)	1,248,813	1,561,251

LOANS RECEIVABLE HELD FOR SALE, at lower of amortized cost or market	16,904	25,742

LOANS RECEIVABLE, Net (Less allowance for loan losses of $4,837 and $4,596)	5,416,507	5,442,445

PREMISES AND EQUIPMENT, Net	22,494	24,076

REAL ESTATE OWNED, Net	1,031	1,094

ACCRUED INTEREST RECEIVABLE:
Loans receivable	25,495	27,781
Mortgage-related securities	13,740	15,180
Investment securities	7,984	436

OTHER ASSETS	5,270	6,938

TOTAL ASSETS	$8,635,443	$8,265,219

(Continued)

Next Page

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2001 AND 2000 (in thousands, except share amounts)

LIABILITIES AND STOCKHOLDERS' EQUITY	2001	2000

LIABILITIES:
Deposits	$4,285,835	$3,956,329
Advances from Federal Home Loan Bank	3,200,000	3,225,000
Advance payments by borrowers for taxes and insurance	40,161	38,411
Income taxes payable	4,798	4,088
Deferred income taxes	19,827	13,439
Accounts payable and accrued expenses	36,560	41,745
Total liabilities	7,587,181	7,279,012

COMMITMENTS AND CONTINGENCIES (NOTE 13)

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 50,000,000 shares authorized, no shares issued or outstanding
Common stock, $.01 par value; 450,000,000 shares authorized, 91,512,287 shares issued as of September 30, 2001 and 2000	915	915
Additional paid-in capital	387,018	385,076
Unearned compensation - Employee Stock Ownership Plan	(24,197)	(26,214)
Unearned compensation - Recognition and Retention Plan	(6,156)	(8,485)
Retained earnings	809,127	745,598
Accumulated other comprehensive income (loss)	11,457	(300)
	1,178,164	1,096,590

Treasury stock, 11,103,005 and 9,830,155 shares as of September 30, 2001 and 2000, at cost	(129,902)	(110,383)

Total stockholders' equity	1,048,262	986,207

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,635,443	$8,265,219

See notes to consolidated financial statements.

(Concluded)

Next Page

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999 (in thousands, except per share amounts)

	2001	2000	1999

INTEREST AND DIVIDEND INCOME:

Loans receivable	$400,599	$347,251	$285,508
Mortgage-related securities	149,102	159,139	99,767
Investment securities	9,433	926	1,194
Securities purchased under agreements to resell			3,894
Cash and cash equivalents	9,374	2,270	2,289
Capital stock of Federal Home Loan Bank	12,232	8,771	3,447
Total interest and dividend income	580,740	518,357	396,099

INTEREST EXPENSE:
Deposits	211,020	204,434	198,080
Borrowings	199,438	145,683	54,950
Total interest expense	410,458	350,117	253,030

NET INTEREST AND DIVIDEND INCOME	170,282	168,240	143,069

PROVISION FOR LOAN LOSSES	75	494	395

NET INTEREST AND DIVIDEND INCOME AFTER PROVISION FOR LOAN LOSSES	170,207	167,746	142,674

OTHER INCOME:
Automated teller and debit card transaction fees	5,607	5,095	4,236
Checking account transaction fees	3,597	2,992	2,866
Loan fees	1,973	1,604	1,854
Insurance commissions	2,056	1,574	1,530
Other, net	3,104	3,525	3,188
Total other income	16,337	14,790	13,674

OTHER EXPENSES:
Salaries and employee benefits	36,118	36,608	31,770
Occupancy of premises	9,832	9,867	8,647
Office supplies and related expenses	3,674	3,399	3,399
Deposit and loan transaction costs	4,652	3,740	4,110
Advertising	2,960	2,165	2,719
Federal insurance premium	784	1,223	2,341
Foundation contribution			30,231
Other, net	5,173	4,663	3,723
Total other expenses	63,193	61,665	86,940
INCOME BEFORE INCOME TAX EXPENSE	123,351	120,871	69,408

INCOME TAX EXPENSE	45,572	44,532	26,487
NET INCOME	$77,779	$76,339	$42,921

Earnings per share:
Basic	$1.01	$0.91	$0.39
Diluted	$0.99	$0.90	$0.39

See notes to consolidated financial statements.

Next Page

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999
(in thousands, except share amounts)

	Common Stock		Additional Paid-in Capital	Unearned Compensation - Employee Stock Ownership Plan	Unearned Compensation - Recognition and Retention Plan	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Total Stockholders' Equity
	Shares	Amount						Shares	Amount

BALANCE, October 1, 1998						$649,199	$13,133			$662,332
Comprehensive Income:
Net income						42,921				42,921
Other comprehensive loss - Changes in unrealized gains/losses on mortgage-related securities available-for-sale, net of deferred income taxes of $(6,117)							(8,929)			(8,929)

Total comprehensive income										33,992
Issuance of common stock, net of offering expenses of $7,403	88,487,713	$885	$354,660							355,545
Common stock issued to Employee Stock Ownership Plan	3,024,574	30	30,216	$(30,246)
Common stock committed to be released for allocation - Employee Stock Ownership Plan			(12)	2,016						2,004
Capitalization of Mutual Holding Company						(100)				(100)
Dividends on common stock to stockholders ($0.20 per share)						(7,259)				(7,259)

BALANCE, September 30, 1999	91,512,287	915	384,864	(28,230)		684,761	4,204			1,046,514

See notes to consolidated financial statements.

(Continued)

Next Page

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999
(in thousands, except share amounts)

	Common Stock		Additional Paid-in Capital	Unearned Compensation - Employee Stock Ownership Plan	Unearned Compensation - Recognition and Retention Plan	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Total Stockholders' Equity
	Shares	Amount						Shares	Amount

Comprehensive Income:
Net income						76,339				76,339
Other comprehensive loss - Changes in unrealized gains/losses on mortgage-related securities available-for-sale, net of deferred income taxes of $(2,759)							(4,504)			(4,504)

Total comprehensive income										71,835
Common stock committed to be released for allocation - Employee Stock Ownership Plan			138	2,016						2,154
Acquisition of treasury stock								11,116,155	$(123,717)	(123,717)
Treasury stock activity related to Recognition and Retention Plan, net			81		$(11,840)	(1,432)		(1,280,000)	13,272	81
Amortization of unearned compensation - Recognition and Retention Plan					3,355					3,355
Stock options exercised			(7)					(6,000)	62	55
Dividends on common stock to stockholders ($0.44 per share)						(14,070)				(14,070)

BALANCE, September 30, 2000	91,512,287	915	385,076	(26,214)	(8,485)	745,598	(300)	9,830,155	(110,383)	986,207

See notes to consolidated financial statements.

(Continued)

Next Page

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999
(in thousands, except share amounts)

	Common Stock		Additional Paid-in Capital	Unearned Compensation - Employee Stock Ownership Plan	Unearned Compensation - Recognition and Retention Plan	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Total Stockholders' Equity
	Shares	Amount						Shares	Amount

Comprehensive Income:
Net income						77,779				77,779
Other comprehensive loss - Changes in unrealized gains/losses on mortgage-related securities available-for-sale, net of deferred income taxes of $(6,766)							11,757			11,757

Total comprehensive income										89,536
Market value change in vested Recognition and Retention Plan shares			664							664
Common stock committed to be released for allocation - Employee Stock Ownership Plan			1,353	2,107						3,370
Acquisition of treasury stock								1,384,500	(20,595)	(20,595)
Treasury stock activity related to Recognition and Retention Plan, net			19		(67)	(9)		(10,000)	21	(36)
Amortization of unearned compensation - Recognition and Retention Plan					2,396					2,396
Stock options exercised			(94)			(26)		(101,650)	1,055	935
Dividends on common stock to stockholders ($0.57 per share)						(14,215)				(14,215)

BALANCE, September 30, 2001	91,512,287	$915	$387,018	$(24,197)	$(6,156)	$809,127	$11,457	11,103,005	$(129,902)	$1,048,262

See notes to consolidated financial statements.

(Concluded)

Next Page

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999 (in thousands)

	2001	2000	1999
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$77,779	$76,339	$42,921
Adjustments to reconcile net income to net cash provided by operating activities:
Termination of pension plan			1,350
Contribution of common stock to Capitol Federal Foundation			15,108
Federal Home Loan Bank stock dividends		(1,367)	(3,447)
Net loan origination fees capitalized	5,084	6,928	10,058
Amortization of net deferred loan origination fees	(3,493)	(5,776)	(8,684)
Provision for loan losses	75	494	395
Loss on sales of premises and equipment, net	16
Gain on sales of real estate owned, net	(179)	(416)	(314)
Gain on sales of loans receivable held for sale	(42)	(42)	(294)
Originations of loans receivable held for sale	(11,708)	(14,843)	(11,082)
Proceeds from sales of loans receivable held for sale	20,588	8,882	26,074
Amortization and accretion of premiums and discounts on mortgage- related securities and investment securities	4,823	174	3,668
Depreciation and amortization of premises and equipment	3,658	3,545	3,154
Provision for deferred income taxes (benefit)	286	2,419	(9,039)
Common stock committed to be released for allocation - Employee Stock Ownership Plan	3,370	2,154	2,004
Amortization of unearned compensation - Recognition and Retention Plan	2,396	3,355
Recognition and Retention Plan shares sold for employee withholding tax purposes	(36)	81
Changes in:
Accrued interest receivable	(3,822)	(8,770)	(4,310)
Other assets	1,668	(2,505)	(436)
Income taxes payable	710	2,801	1,060
Accounts payable and accrued expenses	(5,185)	19,215	2,570
Net cash provided by operating activities	95,988	92,668	70,756

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of investment securities	15,100		172,486
Purchases of investment securities	(502,798)		(15,000)
Purchases of capital stock of Federal Home Loan Bank	(1,100)	(91,547)	(21,305)
Purchases of securities under agreements to resell			(1,383,410)
Repayment of securities purchased under agreements to resell			1,618,410
Principal collected on mortgage-related securities available-for-sale	301,046	277,707	555,350
Purchases of mortgage-related securities available-for-sale	(496,377)		(962,181)
Principal collected on mortgage-related securities held-to-maturity	564,558	195,572	304,732
Purchases of mortgage-related securities held-to-maturity	(250,792)	(816,591)	(936,591)
Loan originations net of principal collected	(376,831)	(498,081)	(538,277)
Loan purchases net of principal collected	398,608	(674,010)	(51,221)
Purchases of premises and equipment, net	(2,092)	(3,575)	(4,415)
Proceeds from sales of real estate owned	2,737	3,595	5,028
Net cash used in investing activities	(347,941)	(1,606,930)	(1,256,394)

(Continued)

Next Page

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999 (in thousands)

	2001	2000	1999
CASH FLOWS FROM FINANCING ACTIVITIES:

Dividends paid	$ (14,215)	$ (14,070)	$ (7,259)
Deposits, net of withdrawals	329,506	56,764	5,385
Proceeds from advances from Federal Home Loan Bank		2,658,000	1,397,000
Repayments on advances from Federal Home Loan Bank	(25,000)	(778,000)	(552,000)
Proceeds from common stock issuance, net			340,337
Repayments of securities sold under agreements to repurchase		(175,000)
Change in advance payments by borrowers for taxes and insurance	1,750	989	(4)
Acquisition of treasury stock	(20,595)	(123,717)
Stock options exercised	935	55
Net cash provided by financing activities	272,381	1,625,021	1,183,459
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	20,428	110,759	(2,179)

CASH AND CASH EQUIVALENTS:
Beginning of year	133,034	22,275	24,454
End of year	$ 153,462	$ 133,034	$ 22,275

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income tax payments, net of refunds	$ 44,579	$ 40,376	$ 34,294
Interest payments, net of interest credited to deposits of $186,019, $180,668 and $172,397	$ 221,329	$ 162,574	$ 77,135

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Loans transferred to real estate owned	$ 2,593	$ 3,270	$ 4,251
Loans made upon the sale of real estate owned	$ 98	$ 70	$ 428
Common stock issued to Employee Stock Ownership Plan in exchange for a note receivable			$ 30,246

Treasury stock activity related to Recognition and Retention Plan (excluding Recognition and Retention Plan shares sold for employee withholding tax purposes)	$ 21	$ 13,272

See notes to consolidated financial statements.

(Concluded)

Next Page

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999 (in thousands, except share data)

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

Cash and Cash Equivalents- Cash and cash equivalents include cash on hand and amounts due from banks. The Bank has acknowledged informal agreements with banks where they maintain deposits. Under these agreements, service fees charged to the Bank are waived provided certain average compensating balances are maintained throughout each month.

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

Next Page

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

Loans Receivable Held for Sale - Upon origination, the Bank's management designates certain loans receivable as held for sale as management does not intend to hold such loans to maturity. Accordingly, such loans are carried at the lower of amortized cost (outstanding principal adjusted for unamortized deferred loan fees, net of certain direct loan origination costs) or market value. Market values for such loans are determined based on sales commitments or dealer quotations. Gains or losses on such sales are recognized utilizing the specific identification method. Interest, including amortization and accretion of deferred loan fees and costs, is included in interest income on loans receivable.

Loans Receivable - Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal less an allowance for loan losses, undisbursed loan funds and unearned discounts and loan fees, net of certain direct loan origination costs. Interest on loans is credited to income as earned and accrued only if deemed collectible. Loans are placed on nonaccrual status when, in the opinion of management, the full timely collection of principal or interest is in doubt. The accrual of interest is discontinued when principal or interest payments become doubtful. After the completion of the foreclosure process, previously accrued but unpaid interest is reversed against current income. Subsequent collections of cash may be applied as reductions to the principal balance, interest in arrears or recorded as income, depending on management's assessment of the ultimate collectibility of the loan. Nonaccrual loans may be restored to accrual status when principal and interest become current and full payment of principal and interest is expected.

Net loan origination and commitment fees are amortized as a yield adjustment to interest income using the level-yield method over the contractual lives of the related loans.

Provision for Loan Losses- The Bank considers a loan to be impaired when management believes it is probable that it will be unable to collect all principal and interest due according to the contractual terms of the loan. If a loan is impaired, the Bank records a loss valuation equal to the excess of the loan's carrying value over the present value of the estimated future cash flows discounted at the loan's effective rate based on the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. One-to-four family residential loans and consumer loans are collectively evaluated for impairment. Loans on residential properties with greater than four units and loans on construction and development and commercial properties are evaluated for impairment on a loan by loan basis. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent losses in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

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
Maintenance and repairs are charged to expense. Major renewals and improvements are capitalized. Gains and losses on dispositions are credited or charged to earnings as incurred.

Next Page

Real Estate Owned - Real estate owned represents foreclosed assets held for sale and is recorded at fair value as of the date of foreclosure less estimated disposal costs (the new basis) and is subsequently carried at the lower of the new basis or fair value less selling costs on the current measurement date. Adjustments for estimated losses are charged to operations when any decline reduces the fair value to less than carrying value. Costs and expenses related to major additions and improvements are capitalized while maintenance and repairs which do not improve or extend the lives of the respective assets are expensed. Gains on the sale of real estate owned are recognized upon disposition of the property to the extent allowable considering the adequacy of the down payment and other requirements.

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

Prior to the fiscal year ended September 30, 1997, the Bank was permitted under the Internal Revenue Code to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. This addition differs from the bad debt expense used for financial accounting purposes. A deferred tax liability was required to be provided only to the extent the tax bad debt reserve exceeded the September 30, 1988 base year reserve. Retained earnings as of September 30, 2001 includes approximately $97,108 representing such bad debt reserve for which no deferred income taxes have been provided. The Small Business Job Protection Act of 1996 (the "Act") required thrifts to recapture any reserves accumulated after 1987, but forgave taxes owed on reserves accumulated prior to 1988. The Bank began recapturing excess reserves beginning with the fiscal year ended September 30, 1999. In addition, under the Act, the Bank is required to use the specific charge-off method for tax purposes in accounting for bad debts beginning with the fiscal year ended September 30, 1997. The recapture of excess reserves is being accounted for as a reduction of the deferred tax liability relating to post-1987 reserves. The Bank has a deferred income tax liability related to the excess reserves of $5,925 and $7,899 as of September 30, 2001 and 2000, respectively.

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

New Statements of Financial Accounting Standards - In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133," the Statement established accounting and reporting standards for derivative instruments including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and hedging activities. The Statement required an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Statements were effective for the Company's consolidated financial statements on October 1, 2000. As the Company does not hold any derivatives or embedded derivatives as defined by the Statements, the adoption of the Statements on October 1, 2000 did not result in a transition adjustment.

Next Page

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and rescinds SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over the majority of the provisions of SFAS No. 125. This Statement became effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This Statement became effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The implementation of this Statement did not have a material effect on the Company's consolidated financial statements.

The FASB recently issued SFAS No. 141, Business Combinations, SFAS No. 142, Goodwill and Other Intangible Assets, SFAS No. 143, Accounting for Asset Retirement Obligations and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. These Statements are effective on various dates through the Company's 2003 fiscal year. Implementation of these Statements are not expected to have a material effect on the Company's consolidated financial statements.

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

	2001	2000	1999
Net Income	$ 77,779	$ 76,339	$ 34,771

Average common shares outstanding	76,283,335	83,323,930	88,487,713
Allocated ESOP shares	479,512	277,803	126,712
Allocated Recognition and Retention Plan shares	373,392	116,109

Total basic average common shares outstanding	77,136,239	83,717,842	88,614,425
Effect of dilutive Recognition and Retention Plan shares	468,495	120,391
Effect of dilutive stock options	1,339,052	313,491

Total diluted average common shares outstanding	78,943,786	84,151,724	88,614,425
Net earnings per share:
Basic	$1.01	$0.91	$0.39

Diluted	$0.99	$0.90	$0.39

Reclassifications - Certain reclassifications have been made to the 1999 and 2000 consolidated financial statements in order to conform with the 2001 presentation.

Next Page

2.	INVESTMENT SECURITIES HELD-TO-MATURITY
	September 30, 2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Agency notes:
Federal Farm Credit Bank	$ 25,030	$ 742	$	$ 25,772
Federal National Mortgage Association	102,171	4,021		106,192
Federal Home Loan Mortgage Corporation	92,011	3,407		95,418
Federal Home Loan Bank	283,071	9,646		292,717

	$ 502,283	$ 17,816	$	$ 520,099

	September 30, 2000
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value

Certificate of deposit	$ 100	$	$	$ 100
Federal National Mortgage Association notes	15,000		292	14,708

	$ 15,100	$	$ 292	$ 14,808

Investment securities have maturities ranging from one to five years.

As of September 30, 2001, the Bank has pledged investment securities held-to-maturity with an amortized cost of $9,827 and an estimated market value of $10,156 to public unit depositors of the Bank.

All dispositions of investment securities held-to-maturity during 2001, 2000 and 1999 were the result of maturities.

Next Page

3.	MORTGAGE-RELATED SECURITIES AVAILABLE-FOR-SALE
	September 30, 2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Pass through certificates:
Federal National Mortgage Association	$ 512,578	$ 9,807	$ 88	$ 522,297
Federal Home Loan Mortgage Corporation	528,491	8,323	1	536,813

	$1,041,069	$ 18,130	$ 89	$1,059,110

:
	September 30, 2000
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Pass through certificates:
Federal National Mortgage Association	$ 390,547	$ 1,804	$ 4,266	$ 388,085
Federal Home Loan Mortgage Corporation	460,827	5,625	3,645	462,807

	$ 851,374	$ 7,429	$ 7,911	$ 850,892

All dispositions of mortgage-related securities available-for-sale during 2001, 2000 and 1999 were the result of principal repayments or maturities.

The amortized cost and estimated market value of mortgage-related securities available-for-sale by contractual maturity are as follows:

	September 30, 2001
	Amortized Cost	Estimated Market Value

One year or less	$ 28	$ 28
One year through five years	563	582
Five years through ten years	230,550	238,945
Ten years and thereafter	809,928	819,555

	$1,041,069	$1,059,110

Actual maturities of mortgage-related securities may differ from scheduled maturities as borrowers have the right to prepay certain obligations, sometimes without penalties. Maturities of mortgage-related securities depend on the repayment characteristics and experience of the underlying financial instruments.

As of September 30, 2001, the Bank has pledged mortgage-related securities available-for-sale as collateral with amortized cost of $2,614 and estimated market value of $2,669 to the Federal Reserve Bank for treasury, tax and loan requirements.

Next Page

4.	MORTGAGE-RELATED SECURITIES HELD-TO-MATURITY
	September 30, 2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Pass through certificates:
Federal National Mortgage Association	$ 461,490	$ 14,021	$ 89	$ 475,422
Federal Home Loan Mortgage Corporation	603,966	26,254	865	629,355
Government National Mortgage Association	183,357	6,114		189,471

	$ 1,248,813	$ 46,389	$ 954	$ 1,294,248

	September 30, 2000
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Pass through certificates:
Federal National Mortgage Association	$ 414,059	$ 183	$ 8,812	$ 405,430
Federal Home Loan Mortgage Corporation	912,819	930	12,854	900,895
Government National Mortgage Association	234,373	133	1,584	232,922

	$ 1,561,251	$ 1,246	$ 23,250	$ 1,539,247

Mortgage-related securities held-to-maturity have contractual maturities in excess of ten years.

Actual maturities of mortgage-related securities may differ from scheduled maturities as borrowers have the right to prepay certain obligations, sometimes without penalties. Maturities of mortgage-related securities depend on the repayment characteristics and experience of the underlying financial instruments.

As of September 30, 2001, the Bank has pledged mortgage-related securities held-to-maturity as collateral with amortized cost of $30,153 and estimated market value of $31,541 to public unit depositors of the Bank.

All dispositions of mortgage-related securities held-to-maturity during 2001, 2000 and 1999 were the result of principal repayments or maturities.

Next Page

5.	LOANS RECEIVABLE, Net
	2001	2000
Mortgage loans:
Residential - one-to-four units	$ 5,166,660	$ 5,206,237
Residential - five or more units	48,991	50,767
Construction and development	44,712	38,192
Commercial	7,966	13,206

	5,268,329	5,308,402
Other loans:
Property improvements, auto and other	175,258	156,627
Deposits	14,466	13,964

	189,724	170,591

Less:
Undisbursed loan funds	20,057	16,891
Allowance for loan losses	4,837	4,596
Unearned loan fees and deferred costs	16,652	15,061

Loans receivable, net	$ 5,416,507	$ 5,442,445

The Bank is a participating institution in two commercial real estate loans. As a participating institution, the Bank is not responsible for the servicing of the loan or disbursement of funds. The total unpaid principal balance of these participations as of September 30, 2001 and 2000 was $1,565 and $1,602, respectively. There were no other commercial real estate or business loans purchased during the years ended September 30, 2001, 2000, and 1999. The Bank originated $270, $2,900 and $2,500 of commercial real estate and business loans during the years ended September 30, 2001, 2000 and 1999, respectively.

The Bank originates and purchases both adjustable and fixed rate loans. The approximate composition of these loans is as follows:

September 30, 2001
Fixed Rate		Adjustable Rate
Term to Maturity	Book Value	Term to Rate Adjustment	Book Value
1 mo. - 1 yr.	$ 13,466	1 mo. - 1 yr.	$ 846,209
1 yr. - 3 yrs.	22,020	1 yr. - 3 yrs.	640,800
3 yrs. - 5 yrs.	19,485	3 yrs. - 5 yrs.	515,477
5 yrs. - 10 yrs.	225,636
10 yrs. - 20 yrs.	924,007
Over 20 yrs.	2,250,953
	$ 3,455,567		$ 2,002,486

The adjustable rate loans have interest rate adjustment limitations and are generally indexed to a one year constant maturity treasury note, the Cost-of-Funds for the 11th District of the Federal Home Loan Bank System, or the National Average Contract Mortgage Rate.

The Bank is subject to numerous lending-related regulations. Under FIRREA, the Bank may not make real estate loans to one borrower in excess of the greater of 15% of its unimpaired capital and surplus or $500, whichever is greater. As of September 30, 2001, the Bank is in compliance with this limitation.

Next Page

A summary of the activity in the allowance for loan losses is as follows:
	2001	2000	1999

Balance, beginning of year	$ 4,596	$ 4,407	$ 4,081

Provision charged to expense	75	494	395
Losses charged against the allowance for loan losses	(91)	(311)	(69)
Recoveries of loans previously charged against the allowance for loan losses	257	6

Balance, end of year	$ 4,837	$ 4,596	$ 4,407

The following is a summary of information pertaining to impaired loans:
	September 30,
	2001	2000

Impaired loans without a valuation allowance	$ 3,363	$ 2,290
Impaired loans with a valuation allowance		16

	$ 3,363	$ 2,306

Valuation allowance related to impaired loans	$	$ 3

Years Ended September 30,
	2001	2000	1999

Average investment in impaired loans	$ 2,588	$ 3,095	$ 4,018

Interest income recognized on impaired loans	$ 56	$ 58	$ 100

Interest income recognized on a cash basis on impaired loans	$	$	$

No additional funds are committed to be advanced in connection with impaired loans.

As of September 30, 2001 and 2000, loans totaling approximately $6,660 and $3,455, respectively, were on nonaccrual status. Gross interest income would have increased by $75, $41, and $151 for the years ended September 30, 2001, 2000 and 1999, respectively, if nonaccrual status loans were not classified as such.

The Bank did not engage in any troubled debt restructurings during the years ended September 30, 2001, 2000 and 1999.

Aggregate loans to executive officers, directors and their associates did not exceed 5% of stockholders' equity as of September 30, 2001 and 2000. Management believes such loans were made under terms and conditions substantially the same as loans made to parties not affiliated with the Bank.

As of September 30, 2001 and 2000, the Bank was servicing loans for others aggregating approximately $278,703 and $339,837, respectively. Such loans are not included in the accompanying consolidated balance sheets. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income includes servicing fees withheld from investors and certain charges collected from borrowers, such as late payment fees. The Bank held borrowers' escrow balances on loans serviced for others of $5,639 and $6,302 as of September 30, 2001 and 2000, respectively.

Next Page

6.	PREMISES AND EQUIPMENT, Net
	2001	2000

Land	$ 6,463	$ 6,459
Building and improvements	27,249	28,027
Furniture, fixtures and equipment	23,944	22,236

	57,656	56,722
Less accumulated depreciation	35,162	32,646

Premises and equipment, net	$ 22,494	$ 24,076

Depreciation and amortization expense for the years ended September 30, 2001, 2000 and 1999 was $3,658, $3,545 and $3,154, respectively.

Certain Bank facilities and equipment are leased under various operating leases. Rental expense was $1,080, $981 and $853 for the years ended September 30, 2001, 2000 and 1999, respectively. Future minimum rental commitments under noncancellable leases are:

2002	$ 769
2003	593
2004	361
2005	333
2006	292
Thereafter	611
$ 2,959

7.	DEPOSITS
	2001		2000
	Amount	Average Rate	Amount	Average Rate
Passbook and demand deposits:
NOW and PS*	$ 322,277	0.70%	$ 303,744	1.08%
Passbook and Passcard	99,649	1.98%	104,558	2.22%
Money Market Select	672,632	3.11%	529,678	4.54%
	1,094,558		937,980
Certificates of deposit:
1.00% to 1.99%	1	1.73%
2.00% to 2.99%			87	2.21%
3.00% to 3.99%	101,113	3.70%	2,379	3.83%
4.00% to 4.99%	1,061,979	4.55%	32,893	4.94%
5.00% to 5.99%	1,051,475	5.36%	987,101	5.52%
6.00% to 6.99%	976,236	6.29%	1,656,374	6.30%
7.00% to 7.99%	473	7.03%	339,515	7.00%
	3,191,277		3,018,349
	$ 4,285,835		$ 3,956,329
Weighted average interest rate on deposits		4.55%		5.41%

Next Page

As of September 30, 2001, certificates of deposit mature as follows:
2001
2002	$ 2,044,797
2003	701,133
2004	284,023
2005	103,588
2006	52,828
Thereafter	4,908
$ 3,191,277

A summary of interest expense by deposit type is as follows:
	2001	2000	1999
Passbook savings deposits	$ 1,962	$ 2,406	$ 2,886
NOW accounts and money market demand deposits	27,589	25,194	22,120
Certificates of deposit	181,469	176,834	173,074

	$ 211,020	$ 204,434	$ 198,080

The amount of non-interest bearing deposits was $45,058 and $40,383 as of September 30, 2001 and 2000, respectively. The aggregate amount of deposit accounts with a balance of $100 or greater was approximately $711,807 and $498,735 as of September 30, 2001 and 2000, respectively, of which jumbo certificates of deposit with a minimum denomination of $100 was $338,510 and $353,363 as of September 30, 2001 and 2000, respectively. Deposits in excess of $100 are not insured by the Federal Deposit Insurance Corporation (the "FDIC").

8.	ADVANCES FROM FEDERAL HOME LOAN BANK
2001			2000
Fiscal Year Maturity	Amount	Average Interest Rate	Fiscal Year Maturity	Amount	Average Interest Rate
			2004	$ 25,000	6.55%
2008	$ 225,000	5.68%	2008	225,000	5.68%
2009	725,000	5.60%	2009	725,000	5.60%
2010	2,250,000	6.35%	2010	2,250,000	6.35%
	$ 3,200,000	6.14%		$ 3,225,000	6.14%

Actual maturities of the advances may differ from scheduled maturities as the Federal Home Loan Bank has the right to convert the advances and the Bank has the option to prepay the advances. The conversion dates range from years 2002 to 2005. The Bank may refinance or reprice the advance at the two week advance rate at each respective conversion date. The advances are collateralized by a blanket pledge agreement, including all capital stock of Federal Home Loan Bank of Topeka.

Next Page

9.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The Bank sells securities under agreements to repurchase ("repurchase agreements"). Fixed-coupon repurchase agreements are treated as financings, and obligations to repurchase the identical securities sold are reflected as liabilities in the consolidated balance sheets. The dollar amounts of securities underlying the agreements remain in the asset accounts. As of September 30, 1999, the Bank had outstanding sales of certain mortgage-related securities under agreements to repurchase with book values of $212,340 and market values of $210,625. The securities underlying these agreements outstanding were delivered to a designated safekeeping agent at the inception of the agreements.

The following provides information regarding the repurchase agreements as of and for the years ended September 30, 2000 and 1999. There were no repurchase agreements outstanding during the year ended September 30, 2001.

	2000	1999

Weighted average interest rate	5.73%	5.73%

Maximum amount outstanding at any month-end	$ 175,000	$ 175,000

Average amount outstanding	$ 159,699	$ 175,000

10.	INCOME TAXES Income tax expense (benefit) consists of the following:
	2001	2000	1999

Current	$ 45,286	$ 42,113	$ 35,526
Deferred	286	2,419	(9,039)

	$ 45,572	$ 44,532	$ 26,487

Income tax expense has been provided at effective rates of 36.9%, 36.8% and 38.2% for the years ended September 30, 2001, 2000 and 1999, respectively. The differences between such effective rates and the statutory Federal income tax rate computed on income before income tax expense result from the following:

	2001		2000		1999
	Amount	%	Amount	%	Amount	%

Federal income tax expense	$ 43,173	35.0%	$ 42,305	35.0%	$ 24,293	35.0%
Increases (decreases) in taxes resulting from:
State taxes, net of Federal income tax benefit	3,577	2.9	3,535	2.9	2,027	2.9
Other	(1,178)	(1.0)	(1,308)	(1.1)	167	0.3

	$ 45,572	36.9%	$ 44,532	36.8%	$ 26,487	38.2%

Next Page

Deferred income tax expense (benefit) results from timing differences in the recognition of revenue and expenses for tax and financial statement purposes. The sources of these differences and the tax effect of each were as follows:

	2001	2000	1999

Foundation contribution	$ 3,361	$ 4,474	$ (7,835)
Bad debts reserve	(1,974)	(2,802)	(2,502)
Allowance for loan losses	83	1,187	279
Accrued interest on savings	16	803	380
Federal Home Loan Bank stock dividends		517	1,063
Salaries and employee benefits	153	(212)	3
Deferred loan fees and costs	38	42	191
Deferred compensation plans	(821)
Other	(570)	(1,590)	(618)

	$ 286	$ 2,419	$ (9,039)

The components of the net deferred income tax liability as of September 30, 2001 and 2000 are as follows:
	2001	2000
Deferred income tax assets:
Foundation contribution	$	$ 3,361
Salaries and employee benefits	1,361	1,514
Allowance for loan losses	401	484
Deferred loan fees and costs	224	262
Accrued interest on savings	206	222
Unrealized loss on mortgage-related securities available-for-sale		181
Change in market value of vested Recognition and Retention
Plan shares	664
Deferred compensation plans	821
Other	779	210

	$ 4,456	$ 6,234

Deferred income tax liabilities:
Federal Home Loan Bank stock dividends	$ (10,486)	$ (10,486)
Bad debt reserve	(5,925)	(7,899)
Fixed assets - depreciation	(764)	(642)
Prepaid expenses	(166)	(236)
Unrealized gain on mortgage-related securities available-for-sale	(6,585)
Other	(357)	(410)

	(24,283)	(19,673)

Net deferred tax liabilities	$ (19,827)	$ (13,439)

11.

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

Next Page

The following table sets forth the Plan's funded status and amounts recognized in the Company's financial statements as of September 30, 1999:

1999

Change in benefit obligation:
Benefit obligation at beginning of year	$ 10,290
Service cost	574
Interest cost	604
Amendments	(2,109)
Actuarial gain	1,991
Benefits paid	(11,350)

Benefit obligation at end of year

Change in plan assets:
Fair value of plan assets as beginning of year	10,523
Actual return on plan assets	827
Benefits paid	(11,350)

Fair value of plan assets at end of year	$
Components of net periodic benefit cost for the year ended September 30, 1999:

Service cost	$ 574
Interest cost	604
Expected return on plan assets	(743)
Amortization of transition asset obligation	460
Amortization of prior service cost	200
Amoritization of actuarial loss	1,375
Net periodic benefit cost	$ 2,470

Profit Sharing Plan - The Bank has a profit sharing trust which covers all employees with a minimum of two years of service and at least 1,000 hours of employment each year. This plan provides for two types of discretionary contributions to the profit sharing plan. The first as a Bank contribution between 0.5% and 5% of an eligible employee's base compensation during the fiscal year. The second contribution may be between 0.5% and 10% of an eligible employee's base compensation during the fiscal year if the employee matches 50% of the Bank's contribution (on an after-tax basis), not to exceed 5% of the employee's annual base compensation. The profit sharing plan permits additional employee contributions, per formula, not to exceed 10% of the employee's annual compensation. Total profit sharing expense amounted to $744, $821 and $613 for the years ended September 30, 2001, 2000 and 1999, respectively.

Bonus Plans - The Company and the Bank have a short-term performance plan and a deferred incentive bonus plan. Short-term performance plan awards are granted based upon performance criteria established each fiscal year by the Compensation Committee of the Board of Directors (the "Committee"). The deferred incentive bonus plan is intended to operate in conjunction with the short-term performance plan. A participant of the deferred incentive bonus plan can elect to defer into an account, with a portion of the return tied to the performance of the Company's stock and a portion that is interest bearing, between $2 and 50% of the short-term performance plan award up to but not exceeding $100. The total amount of short-term performance plan awards provided for the years ended September 30, 2001 and 2000, amounted to $1,912 and $2,122, of which $376 and $419 was deferred under the deferred incentive bonus plan.

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

The loan referred to above bears interest at a fixed rate of 5.80% with interest payable annually and future principal and interest payable in fifteen fixed installments of $2,991. Payments of $2,991 consisting of principal of $1,437, $1,358 and $2,099 and interest of $1,554, $1,633 and $892 were made on September 30, 2001, 2000 and 1999, respectively. The loan is secured by the shares of the stock purchased.

Next Page

As the debt is repaid, 201,638 shares are released from collateral annually at September 30 and allocated to qualified employees based on the proportion of their compensation to total qualifying compensation. The Company accounts for its ESOP in accordance with SOP 93-6. Accordingly, the shares pledged as collateral are reported as a reduction of stockholders' equity in the consolidated balance sheet. As shares are committed to be released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Compensation expense related to the ESOP was $3,370, $2,154 and $2,004 for the years ended September 30, 2001, 2000 and 1999, respectively. Dividends on unallocated ESOP shares are recorded as a reduction of debt. There were $233 and $89 of dividends credited to allocated ESOP shares as of September 30, 2001 and 2000, while none were credited to such shares as of September 30, 1999.

Following is a summary of shares held in the ESOP Trust as of September 30, 2001 and 2000:

	2001	2000

Allocated shares	588,936	402,240
Unreleased shares	2,419,660	2,621,298

Total ESOP shares	3,008,596	3,023,538

Fair value of unreleased shares	$ 46,240	$ 38,336

Recognition and Retention Plan - On April 18, 2000, Company shareholders approved the 2000 Recognition and Retention Plan ("RRP"), the objective of which is to enable the Bank to retain personnel of experience and ability in key positions of responsibility. Employees of the Bank are eligible to receive benefits under the RRP at the sole discretion of the Stock Benefits Committee. The RRP is managed by trustees who are non-employee directors of the Bank. The total number of shares eligible to be granted under the RRP is 1,512,287.

During fiscal year 2000, the RRP granted 1,280,000 shares of the Company's treasury stock for $11,480. These shares were granted in the form of restricted stock vesting 20% upon date of award (April 18, 2000) and the remaining 80% over a four year period (20% annually) beginning April 18, 2001. On October 24, 2000 the RRP granted an additional 10,000 shares of the Company's treasury stock for $141 which also vests in the same manner as the previous grant. Compensation expense in the amount of the fair market value of the common stock at the date of the grant, as defined by the RRP, to the employee will be recognized over the period during which the shares vest. A recipient of such restricted stock will be entitled to all voting and other stockholder rights (including the right to receive dividends on vested and nonvested shares), except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in escrow by the Company. If a holder of such restricted stock terminates employment for reasons other than death or disability, the employee forfeits all rights to the nonvested shares under restriction. If the participant's service terminates as a result of death, disability, or a change in control of the Bank, all restrictions expire and all shares allocated become unrestricted.

Stock Option Plan - On April 18, 2000, Company shareholders approved the 2000 Stock Option and Incentive Plan (the "Option Plan"). Pursuant to the Option Plan, 3,780,718 shares of common stock were reserved for issuance by the Company upon exercise of stock options granted to officers, directors and employees of the Company from time to time under the Option Plan. The Company may issue both incentive and nonqualified stock options under the Option Plan and the incentive stock options expire on April 18, 2010 and nonqualified stock options expire on April 18, 2015. The purpose of the Option Plan is to provide additional incentive to certain officers, directors and key employees by facilitating their purchase of a stock interest in the Company.

The Option Plan is administered by the Stock Benefits Committee and selects the employees and non-employee directors to whom options are to be granted and the number of shares to be granted. The option price may not be less than 100% of the fair market value of the shares on the date of the grant. In the case of any employee or non-employee director who owns more than 10% of the outstanding common stock at the time the option is granted, the option price may not be less than 110% of the fair market value of the shares on the date of the grant, and the option shall not be exercisable after the expiration of five years from the grant date. The exercise price may be paid in cash, shares of the common stock, or a combination of both.

On April 18, 2000, the Stock Benefits Committee granted options for 3,103,500 shares of common stock, at an exercise price of $9.22 per share (market value at date of grant as defined by the Option Plan). Of the 3,103,500 shares granted on April 18, 2000, 20% vested on the date of the grant. The remaining 80% of the grant vests over a four year period (20% annually) commencing on the first anniversary of the grant date, subject to continued employment. On October 24, 2000 and June 26, 2001 respectively, the Stock Benefits Committee granted options for 38,500 and 9,900 shares of common stock at an exercise price of $14.03 and $18.64 per share (market value at date of grant as defined by the Option Plan). Each grant vests 20% on the date of grant with the remaining 80% over a four year period (20% annually) commencing on the first anniversary of the grant date. The weighted average remaining contractual life of options outstanding under the Option Plan at September 30, 2001 is 12 years. Options on 1,129,230 shares are exercisable and outstanding at September 30, 2001.

Next Page

A summary of option activity for the years ended September 30, 2001 and 2000, follows:
	Shares Under Option	Range of Exercise Prices Per Share	Weighted Average Exercise Price Per Share
Inception:
Granted	3,103,500	$ 9.22	$ 9.22
Exercised	(6,000)	9.22	9.22
Forfeited	(49,600)	9.22	9.22
Outstanding, September 30, 2000	3,047,900	9.22	9.22
Granted	48,400	14.03 - 18.64	14.97
Exercised	(101,650)	9.22	9.22
Forfeited	(3,200)	9.22	9.22
Outstanding, September 30, 2001	2,991,450	$9.22 - $18.64	$ 9.31

The Company applies APB No. 25 in accounting for the Option Plan, under which no compensation cost has been recognized for stock option awards. Had compensation cost for the plan been determined in accordance with the fair value accounting method prescribed under SFAS No. 123, the Company's net income per share on a pro forma basis would have been as follows for the years ended September 30, 2001 and 2000:

	2001	2000
Net income:
As reported	$77,779	$76,339
Pro forma	76,907	75,165
Net income per share:
As reported:
Basic	1.01	0.91
Diluted	0.99	0.90
Pro forma:
Basic	1.00	0.90
Diluted	0.97	0.89

For the purpose of computing the pro forma effects of stock option grants under the fair value accounting method, the fair value of the stock option grant was estimated on the date of the grant using the Black Scholes option pricing model. The weighted average grant-date fair value of stock options granted during fiscal years 2001 and 2000 was $3.46 and $2.13 per share, respectively. The following weighted average assumptions were used for option grants made during the years ended September 30, 2001 and 2000:

	2001	2000
Risk-free interest rate	5.6%	6.0%
Expected life (years)	7	7
Expected volatility	22%	21%
Dividend yield	3.4%	3.3%

Next Page

12.  DEFERRED COMPENSATION

The Bank has deferred compensation agreements with certain officers and retired officers whereby stipulated amounts will be paid to them over a period of 20 years upon their retirement or termination. Amounts accrued under these agreements aggregate $1,036 and $1,119 as of September 30, 2001 and 2000, respectively, and are accrued over the period of active employment and will be funded by life insurance contracts.

13.  COMMITMENTS AND CONTINGENCIES

The Bank had approximate commitments outstanding to originate and purchase first and second mortgage loans as of September 30, 2001 and 2000 as follows:

	2001	2000
Fixed rate (interest rates ranging from 5.50% to 9.75% and 6.75% to 11.50%, respectively, at September 30, 2001 and 2000)	$106,196	$ 43,700
Variable rate	97,975	132,700
	$204,171	$176,400

As of September 30, 2001, the Bank had commitments to originate non-mortgage loans approximating $4,750 of which approximately $270 were fixed-rate (interest rates ranging from 6.88% to 13.50%) and $4,480 were variable rate commitments. As of September 30, 2000, the Bank had commitments to originate non-mortgage loans approximating $4,910 of which approximately $511 were fixed-rate (interest rates ranging from 8.24% to 13.50%) and $4,399 were variable rate commitments.

Commitments to originate mortgage and non-mortgage loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Some of the commitments are expected to expire without being fully drawn upon, therefore the amount of total commitments disclosed above does not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Bank, upon extension of credit is based on management's credit evaluation of the counterparty.

The Bank has approved, but unused, home equity lines of credit of approximately $217,000 and $179,000 at September 30, 2001 and 2000, respectively. Approval of lines of credit is based upon underwriting standards that do not allow total borrowings, including existing mortgages and lines of credit, to exceed 100% of the estimated market value of the customer's home.

The Bank has outstanding letters of credit of $590 and $610 at September 30, 2001 and 2000, respectively.

Next Page

14.  REGULATORY CAPITAL REQUIREMENTS

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

Quantitative measures that have been established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below). The Bank's primary regulatory agency, the Office of Thrift Supervision ("OTS"), requires that the Bank maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 3%, and total risk-based capital (as defined) of 8%. The Bank is also subject to prompt corrective action capital requirement regulations set forth by the FDIC. The FDIC requires the Bank to maintain a minimum of Tier 1 total and core capital (as defined) to risk-weighted assets (as defined), and of core capital (as defined) to adjusted tangible assets (as defined). Management believes, as of September 30, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2001 and 2000, the most recent guidelines from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2001:
Total capital (to risk weighted assets)	$935,474	26.1%	$287,168	8.0%	$358,960	10.0%
Core capital (to adjusted tangible assets)	930,721	10.8%	259,625	3.0%	432,709	5.0%
Tangible capital (to tangible assets)	930,721	10.8%	129,813	1.5%	N/A	N/A
Tier I capital (to risk weighted assets)	930,721	25.9%	N/A	N/A	215,376	6.0%
As of September 30, 2000:
Total capital (to risk weighted assets)	$956,235	27.1%	$281,922	8.0%	$352,402	10.0%
Core capital (to adjusted tangible assets)	951,805	11.5%	248,835	3.0%	414,726	5.0%
Tangible capital (to tangible assets)	951,805	11.5%	124,418	1.5%	N/A	N/A
Tier I capital (to risk weighted assets)	951,805	27.0%	N/A	N/A	211,441	6.0%

Next Page

A reconciliation of the Bank's equity under GAAP to regulatory capital amounts as of September 30, 2001 and 2000 is as follows:
	2001	2000
Total equity as reported under GAAP	$942,178	$951,505
Adjustments for regulatory capital -
Unrealized (gains) losses on mortgage-related securities available-for-sale	(11,457)	300

Total tangible and core capital	930,721	951,805
Allowance for loan losses	4,837	4,596
Other	(84)	(166)
Total risk based capital	$935,474	$956,235
15.  FAIR VALUE OF FINANCIAL INSTRUMENTS

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

The estimated fair values of the Company's financial instruments as of September 30, 2001 and 2000 are as follows:
	2001		2000
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and cash equivalents	$ 153,462	$ 153,462	$ 133,034	$ 133,034
Investment securities held-to-maturity	502,283	520,099	15,100	14,808
Capital Stock of Federal Home Loan Bank	162,350	162,350	161,250	161,250
Mortgage-related securities:
Available-for-sale	1,059,110	1,059,110	850,892	850,892
Held-to-maturity	1,248,813	1,294,248	1,561,251	1,539,247
Loans receivable held for sale	16,904	16,904	25,742	25,758
Loans receivable	5,416,507	5,594,000	5,442,445	5,383,070
Liabilities:
Deposits	4,285,835	4,267,287	3,956,329	3,846,460
Advances from Federal Home Loan Bank	3,200,000	3,466,960	3,225,000	3,059,052

Next Page

	2001		2000
	Contract or Notional Amount	Estimated Unrealized Gain (Loss)	Contract or Notional Amount	Estimated Unrealized Gain (Loss)
Off-balance sheet financial instruments:
Commitments to originate and purchase first and second mortgage loans	$204,171	$ 153	$176,400	$ 208
Commitments to originate non-mortgage loans	4,750	(48)	4,910	(126)

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

The fair value estimates presented herein are based on pertinent information available to management as of September 30, 2001 and 2000. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date. Therefore, current estimates of fair value may differ significantly from the amounts presented herein.

Next Page

16.  SUBSEQUENT EVENT

During June of 2001 the Board approved a modified dutch auction tender ("Tender") to repurchase up to 8.0 million shares of outstanding stock from the Company's shareholders. On August 15, 2001 the Company initiated the Tender which closed on October 5, 2001. At the close of the offering period, the Company purchased 5,852,596 shares of the Company's stock for $117,052. The purchase of common stock from the shareholders was completed on October 15, 2001.

In connection with the Tender, the Company borrowed a cumulative amount of $117,000 from two unrelated financial institutions on October 15, 2001 to fund the purchase of shares. The terms of each loan include a six-year repayment period with equal principal payments due quarterly, with interest based upon the prime lending rate or tied to LIBOR plus 175 basis points. Initially, interest is tied to the six-month LIBOR as of October 15, 2001. There are no prepayment penalties. There are certain financial and non-financial debt covenants with which the Company must comply. The Company intends to continue with the buy back program by purchasing the additional 2,147,404 shares in the open market as conditions allow.

17.  PARENT COMPANY FINANCIAL INFORMATION (PARENT COMPANY ONLY)

The Company was organized to serve as the holding company for the Bank and began operations on March 31, 1999 in conjunction with the Bank's mutual-to-stock conversion and the Company's initial public offering of common stock (Note 1). The Company's (parent company only) balance sheets as of September 30, 2001 and 2000, and the related statements of income and cash flows for each of the three years in the period ended September 30, 2001 are as follows:

BALANCE SHEETS
SEPTEMBER 30, 2001 and 2000
(in thousands, except share amounts)

	2001	2000
ASSETS

CASH AND CASH EQUIVALENTS	$ 80,038	$ 11,796

INVESTMENT IN CAPITOL FEDERAL SAVINGS BANK	942,178	951,505

NOTE RECEIVABLE - EMPLOYEE STOCK OWNERSHIP PLAN	25,351	26,789

OTHER ASSETS	1,190	2,991

INCOME TAX RECEIVABLE	101

DEFERRED INCOME TAXES		3,317

TOTAL ASSETS	$ 1,048,858	$ 996,398

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Income taxes payable	$	$ 107
Accounts payable and accrued expenses	596	10,084

Total liabilities	596	10,191

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 50,000,000 shares authorized, no shares issued or outstanding
Common stock, $.01 par value; 450,000,000 shares authorized, 91,512,287 shares issued as of September 30, 2001 and 2000	915	915
Additional paid-in capital	387,018	385,076
Unearned compensation - Employee Stock Ownership Plan	(24,197)	(26,214)
Unearned compensation - Recognition and Retention Plan	(6,156)	(8,485)
Retained earnings	809,127	745,598
Accumulated other comprehensive income (loss)	11,457	(300)

	1,178,164	1,096,590
Treasury stock, 11,103,055 and 9,830,155 shares as of September 30, 2001 and 2000, at cost	(129,902)	(110,383)

Total stockholders' equity	1,048,262	986,207

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 1,048,858	$ 996,398

Next Page

STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2001, 2000 and 1999
(in thousands)

	2001	2000	1999

INTEREST INCOME	$ 2,572	$ 3,353	$ 1,967

OTHER EXPENSES:
Salaries and employee benefits	1,742	1,077	169
Other, net	465	741	85
Foundation contribution			30,231

Total other expense	2,207	1,818	30,485

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT) AND
EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARY	365	1,535	(28,518)

INCOME TAX EXPENSE	140	573	(10,837)

INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED NET
INCOME OF SUBSIDIARY	225	962	(17,681)

EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARY	77,554	75,377	60,602

NET INCOME	$ 77,779	$ 76,339	$ 42,921

Next Page

STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2001, 2000 and 1999
(in thousands)

	2001	2000	1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 77,779	$ 76,339	$ 42,921
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed net income of subsidiary	(77,554)	(75,377)	(60,602)
Contribution of common stock to Capitol Federal Foundation			15,108
Provision for deferred income taxes (benefit)	3,317	5,721	(9,038)
Decrease in fair market value of Employee Stock Ownership
Plan shares committed to be released for allocation			(12)
Recognition and Retention Plan shares sold for employee withholding tax purposes	(36)	81
Changes in:
Other assets	1,801	(2,991)
Income taxes payable	(208)	(543)	650
Accounts payable and accrued expenses	(9,488)	10,084

Net cash flows provided by (used in) operating activities	(4,389)	13,314	(10,973)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investment in Capitol Federal Savings Bank			(275,287)
Principal collected on notes receivable from Employee Stock Ownership Plan	1,438	1,358	2,099

Net cash flows provided by (used in) investing activities	1,438	1,358	(273,188)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend from subsidiary	105,001	73,999
Payment from subsidiary for sale of treasury stock related to Recognition and Retention Plan shares	67	11,840
Dividends paid	(14,215)	(14,070)	(7,259)
Acquisition of treasury stock	(20,595)	(123,717)
Stock options exercised	935	55
Issuance of common stock			340,437

Net cash flows provided by (used in) financing activities	71,193	(51,893)	333,178

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	68,242	(37,221)	49,017

CASH AND CASH EQUIVALENTS:
Beginning of year	11,796	49,017

End of year	$ 80,038	$ 11,796	$ 49,017

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
Income tax payments	$ 44,579	$ 40,376	$ 34,294

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
FINANCING ACTIVITIES:
Common stock issued to Employee Stock Ownership Plan in exchange for a note receivable			$ 30,246

Treasury stock activity related to Recognition and Retention Plan (excluding Recognition and Retention Plan shares sold for employee withholding tax purposes)	$ 21	$ 13,272

These statements should be read in conjunction with the other notes related to the Company's consolidated financial statements.

******

Next Page

SHAREHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Shareholders will be held at 10:00a.m. local time, on January 22, 2002, at the Bradbury Thompson Center, 1700 S.W. Jewell, on the Washburn University campus, in Topeka, Kansas.

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

FISCAL YEAR 2001	HIGH	LOW	DIVIDENDS
First Quarter	$ 16.813	$ 13.500	$ 0.12
Second Quarter	$ 17.188	$ 14.813	$ 0.14
Third Quarter	$ 19.450	$ 15.375	$ 0.15
Fourth Quarter	$ 20.000	$ 17.950	$ 0.16

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

At December 3, 2001, there were 74,543,114 shares of Capitol Federal Financial common stock issued and outstanding and approximately 13,056 shareholders of record.

SHAREHOLDER INQUIRIES
James D. Wempe, Vice President, Capitol Federal Financial
700 South Kansas Avenue, Topeka, KS 66603
(785) 270-6055
jwempe@capfed.com

TRANSFER AGENT
American Stock Transfer & Trust Company
59 Maiden Lane, New York, NY 10038
(800) 937-5449