Form 10-K, Exhibit 13
period 2002-09-30
CAPITOL FEDERAL FINANCIAL
filed 2002-12-27
CIK 1074433

Capitol Federal Financial

[company logo]

Contents

1	financial highlights
2	letter to our shareholders
4	directors and management
5	financial information
57	shareholder information

our locations

	Topeka 785-235-1341	Lawrence 785-749-9000
	Home Office-	1046 Vermont St.
	700 S. Kansas Avenue, Topeka, KS 66603	1025 Iowa St.
3201 S. Iowa, Super Target
	1201 S. Topeka Blvd.	4701 W. 6th St., Dillion's
	2100 SW Fairlawn Rd.	1026 Westdale Rd., Loan Production office
	2865 SW Wanamaker Rd.	1321 Oread, KU Student Union, ATM only
	2901 S. Kansas Ave.	1740 Massachusetts, Dillon's Plaza, ATM only
3540 NW 46th St.

	Greater Kansas City 913-381-5400	Wichita 316-689-0200
	5251 Johnson Dr.	4000 E. Harry
	9000 W. 87th St.	4020 W. Maple
	10101 College Blvd.	10404 W. Central
	1408 E. Santa Fe	4616 E. 13th
	9500 Nall Ave.	8040 E. Douglas
	13500 Metcalf	8301 E. 21st St. North
5700 Nieman Rd.
	1900 W. 75th St.	Emporia 620-342-0125
	15525 W. 87th Pkwy.	602 Commercial
2100 E. 151st St.
	12200 Blue Valley Pkwy., Super Target	Manhattan 785-537-4226
	15700 Shawnee Mission Pkwy., Super Target	1401 Poyntz
	7734 State Ave., Price Chopper	K-State Student Union, ATM only
15345 W.119th St., Super Target
	11700 W. 135th St., Price Chopper	Salina 785-825-7121
	75th & Quivira, ATM only	2550 S. 9th St.
22400 Midland Dr. (opening 2003)

FINANCIAL HIGHLIGHTS

1.20%
1.00%
0.80%
0.60%
0.40%
0.20%
0.00%
1.05
0.71
1.03
0.93
1.02
98
99
00
01
02
Fiscal Year

return on average assets

$1.40
$1.20
$1.00
$0.80
$0.60
$0.40
$0.20
$0.00
0.39
0.91
1.01
1.25
98
99
00
01
02
Fiscal Year

earnings per share[1]

37%
36%
35%
34%
33%
32%
31%
30%
29%
35.63
34.53
33.74
33.88
31.81
98
99
00
01
02
Fiscal Year

efficiency ratio

$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
0.30
0.46
0.62
2.00
98
99
00
01
02
Calendar Year

dividends paid per share[1]

100
80
60
40
20
0
millions of shares
91.5
36.5
81.7
25.9
80.4
25.0
73.6
18.6
98
99
00
01
02
Total
Public[2]

shares outstanding *(fiscal year end)*[1]

	1998	1999	2000	2001	2002

Total Assets	$ 5,318,120	$ 6,541,907	$ 8,265,219	$ 8,635,443	$ 8,781,127
Loans Receivable, net	3,691,293	4,275,200	5,442,445	5,416,507	4,867,569
Mortgage-Related Securities
Available-for-Sale (AFS)	747,991	1,136,776	850,892	1,059,110	1,318,974
Held-to-Maturity (HTM)	320,379	939,492	1,561,251	1,248,813	1,255,906
Investment Securities (HTM)	160,569	15,100	15,100	502,283	500,814
Deposits	3,894,180	3,899,565	3,956,329	4,285,835	4,391,874
Borrowings	675,000	1,520,000	3,225,000	3,200,000	3,301,301
Equity	662,332	1,046,514	986,207	1,048,262	987,430
Net Income	53,991	63,306	76,339	77,779	89,592

Efficiency Ratio	35.63%	34.53%	33.74%	33.88%	31.81%
Equity to Assets	12.46%	16.00%	11.93%	12.14%	11.24%
(1) Capitol Federal Financial began operations March 31, 1999. Information for 1998 is not meaningful. Information for 1999 is for a partial year.
(2) The Public share count is the number of shares that receive dividends.

LETTER TO OUR SHAREHOLDERS

In 2002, Capitol Federal continued to pursue its fundamental principles of Safety in Savings, Sound Lending Policies, Quality Customer Service and Commitment to Community. In addition to focusing on our most basic objectives, we were able to complete several transactions this year that enhanced your position as a valued shareholder.

At the beginning of this fiscal year, we released the final results of the modified dutch tender offer announced on August 15, 2001. Over 5.8 million shares were tendered in this offer, which closed on October 15, 2001. Shortly after the close of this offer we announced a share buyback plan that would complete the original tender offer of 8.0 million shares.

In addition to the increase in the market price of over 15% during the fiscal year, Capitol Federal increased its regular quarterly cash dividend 25% during the year. The dividends paid in the fiscal year totaled $0.74 per share.

On November 7, 2002 Capitol Federal Financial announced a year-end dividend of $1.22 per share payable on December 6, 2002. The combination of this dividend and the regular quarterly dividends resulted in cash dividends of $2.00 per share being paid to shareholders in calendar year 2002. Based upon our strong history of earnings, it is our intent to pay an annual dividend each year in December.

The stock repurchase plans and the increased dividend payout continue to demonstrate the resolve of your Board of Directors and management to utilize capital in the best interests of shareholders.

This year was dominated by the lowest interest rates in 40 years. The weakness in the economy and the easing of interest rates by the Federal Reserve held interest rates historically low during the entire year. This backdrop created an opportunity for borrowers to refinance their home loans and savers to reassess the term of their deposits. Despite this unprecedented interest rate environment, we increased our net interest margin in this fiscal year.

In response to the extremely low interest rates, Capitol Federal Financial began selling fixed rate loans into the secondary market in August 2002. By the end of the fiscal year, the Bank had sold $279.0 million of new or recently modified fixed rate loans that resulted in a pretax gain of over $10.1 million. To maintain close contact with these borrowers, servicing was retained on all sold loans. As with all strategies, we will monitor the appropriateness of selling loans as the market and operational needs warrant.

Low interest rates and an uncertain stock market challenged investors in 2002. Our depositors also reacted to the environment by investing in shorter term accounts. However, regardless of market conditions, our depositors know that there is Safety in Savings at Capitol Federal with capital that far exceeds requirements set by our regulators.

Capitol Federal once again was the leading residential lender in Kansas last year with loan originations and loan modifications totaling more than $2.62 billion. The vast majority of these loans were first mortgages on single-family homes in our market areas. In addition to purchasing new and existing homes, borrowers also took advantage of very low interest rates by refinancing or modifying the terms of their existing home mortgages. The loans we originate or purchase are processed within the framework of our Sound Lending Policies. As a result, they enhance our earnings as illustrated by our non-performing assets to total assets ratio of only 0.12%.

Quality Customer Service has long been a tradition at Capitol Federal. Through our helpful staff, convenient locations and our use of internet technology we continue to make our many products and services easily accessible to our customer base. To illustrate, over 30,000 customers have enrolled in our True Blue On-line banking service, which meets our initial estimates. In addition, last year we introduced our on-line home loan application service, which is available to potential borrowers in our market areas.

Our Commitment to the Community is demonstrated by the many volunteer hours of our employees and financial contributions made by them and Capitol Federal Foundation. Our staff volunteers many hours each week to a variety of worthwhile efforts, including the United Way and other charities. In calendar year 2002, the Foundation contributed over $1.9 million to many nonprofit and charitable entities in the markets in which we are located.

We thank our fellow shareholders, directors, officers and employees for their continued support and look forward to responding to the many opportunities and challenges that lie ahead.

John C. Dicus, Chairman, Chief Executive Officer

John B. Dicus, President, Chief Operating Officer

directors

B. B. Andersen	Real Estate Developer

John B. Dicus	President and COO of Capitol Federal Financial and
Capitol Federal Savings Bank

John C. Dicus	Chairman of the Board and CEO of Capitol Federal
Financial and Capitol Federal Savings Bank

Robert B. Maupin	Retired Senior Executive Vice President and Chief
Lending Officer of Capitol Federal Savings Bank

Carl W. Quarnstrom	Attorney and Partner, Shaw, Hergenreter &
Quarnstrom

Frederick P. Reynolds	Chairman of the Board of Sound Products

Marilyn S. Ward	Executive Director of ERC/Resource & Referral

management

John C. Dicus	Chairman of the Board and CEO

John B. Dicus	President and COO

R. Joe Aleshire	Executive Vice President of Retail Operations for
Capitol Federal Savings Bank

Larry K. Brubaker	Executive Vice President of Corporate Services for
Capitol Federal Savings Bank

Morris J. Huey, II	Executive Vice President and Chief Lending
Officer for Capitol Federal Savings Bank

Neil F. M. McKay	Executive Vice President, Chief Financial Officer
and Treasurer

Kent G. Townsend	Senior Vice President and Controller

Mary R. Culver	Corporate Secretary

Special Counsel	Silver, Freedman & Taff, L.L.P. - 1700 Wisconsin Avenue - Washington, DC 20007
Independent Auditors	Deloitte & Touche L.L.P. - 1010 Grand Avenue, Suite 400 - Kansas City, MO 64106
Corporate Counsel	Shaw, Hergenreter, & Quarnstrom - 700 S. Kansas Avenue, Suite 504 - Topeka, KS 66603

PRESENTATION

OF

FINANCIAL INFORMATION

Page
SELECTED CONSOLIDATED FINANCIAL DATA	6-7

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS	8-24

INDEPENDENT AUDITORS' REPORT ON CONSOLIDATED
FINANCIAL STATEMENTS	25

CONSOLIDATED FINANCIAL STATEMENTS:
Consolidated Balance Sheets as of
September 30, 2002 and 2001	26-27

Consolidated Statements of Income for the Years Ended
September 30, 2002, 2001 and 2000	28

Consolidated Statements of Stockholders' Equity for the Years Ended
September 30, 2002, 2001 and 2000	29-31

Consolidated Statements of Cash Flows for the Years Ended
September 30, 2002, 2001 and 2000	32-33

Notes to Consolidated Financial Statements for the Years Ended
September 30, 2002, 2001 and 2000	34-56

SELECTED CONSOLIDATED FINANCIAL DATA

The summary information presented below under "Selected Balance Sheet Data" and "Selected Operations Data" for, and as of the end of, each of the years ended September 30 is derived from our audited consolidated financial statements. The following information is only a summary and you should read it in conjunction with our consolidated financial statements and notes beginning on page 26. Fiscal 1999 results include the effect of a one-time contribution to the Capitol Federal Foundation of approximately $30.2 million.

	September 30,
	2002	2001	2000	1999		1998
	(in Thousands)
Selected Balance Sheet Data:
Total assets	$8,781,127	$8,635,443	$8,265,219	$6,541,907		$5,318,120
Loans receivable, net	4,867,569	5,416,507	5,442,445	4,275,200		3,691,293
Securities purchased under agreement to resell	--	--	--	--		235,000
Investment securities, held-to-maturity	500,814	502,283	15,100	15,100		160,569
Mortgage-related securities:
Available-for-sale, at market value	1,318,974	1,059,110	850,892	1,136,776		747,991
Held-to-maturity, at cost	1,255,906	1,248,813	1,561,251	939,492		320,379
Capital stock of Federal Home Loan Bank	163,250	162,350	161,250	68,336		43,584
Deposits	4,391,874	4,285,835	3,956,329	3,899,565		3,894,180
FHLB advances	3,200,000	3,200,000	3,225,000	1,520,000		675,000
Borrowings, other	101,301	--	--	--		--
Equity	987,430	1,048,262	986,207	1,046,514		662,332

	Year Ended September 30,
	2002	2001	2000	1999		1998
	(Dollars in Thousands, Except per Share Amounts)
Selected Operations Data:
Total interest and dividend income	$557,132	$580,740	$518,357	$396,099		$363,642
Total interest expense	370,743	410,458	350,117	253,030		234,897
Net interest and dividend income	186,389	170,282	168,240	143,069		128,745
Provision for loan losses	184	75	494	395		2,462
Net interest and dividend income after provision
for loan losses	186,205	170,207	167,746	142,674		126,283
Retail fees and charges	11,177	9,204	8,087	8,956		8,398
Gains on sales of loans receivable held for sale	10,150	136	42	--		--
Other income	8,117	6,997	6,661	4,718		4,395
Total other income	29,444	16,337	14,790	13,674		12,793
Total other expenses	68,613	63,193	61,665	86,940		50,304
Income before income tax expense	147,036	123,351	120,871	69,408		88,772
Income tax expense	57,444	45,572	44,532	26,487		34,781
Net income	89,592	77,779	76,339	42,921		53,991

Basic earnings per share	$ 1.25	$ 1.01	$ 0.91	$ 0.39	1
Average shares outstanding	71,523	77,136	83,718	88,614
Diluted earnings per share	$ 1.22	$ 0.99	$ 0.90	$ 0.39	1
Average diluted shares outstanding	73,579	78,944	84,152	88,614

(1) For the period April 1, 1999 through September 30, 1999

	Year Ended September 30,
	2002	2001	2000	1999	1998
Selected Performance and Financial Ratios
and Other Data:
Performance Ratios:
Return on average assets	1.02%	0.93%	1.03%	0.71%	1.05%
Return on average equity	9.25	7.69	7.46	4.34	8.52
Dividend payout ratio	15.79	18.16	18.43	20.88	n.a.
Ratio of operating expense to
average total assets	0.78	0.75	0.83	1.43	0.98
Efficiency ratio	31.81	33.88	33.74	56.77	35.63
Ratio of average interest-earning assets to
to average interest-bearing liabilities:	1.12	1.14	1.16	1.18	1.14
Interest rate spread information:
Average during period	1.66	1.39	1.57	1.71	1.91
End of period	1.50	1.55	1.51	1.79	1.84
Net interest margin	2.16	2.05	2.29	2.49	2.56
Asset Quality Ratios:
Non-performing assets to total assets at
end of period	0.12	0.09	0.06	0.09	0.15
Non-performing loans to total loans	0.16	0.12	0.06	0.14	0.17
Allowance for loan losses to
non-accruing loans	60.51	72.63	133.02	88.57	65.52
Allowance for loan losses to
loans receivable, net	0.10	0.09	0.08	0.10	0.11
Capital Ratios:
Equity to total assets at end of period	11.24	12.14	11.93	16.00	12.46
Average equity to average assets	11.07	12.02	13.73	16.26	12.37

Other Data:
Number of full-service offices	27	27	27	25	24
Number of limited service offices	7	7	7	6	5

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Capitol Federal Financial (the "Company") is the mid-tier holding company and the sole shareholder of Capitol Federal Savings Bank (the "Bank"). In March 1999, the Company incorporated in connection with the conversion of the Bank from mutual to stock form ("Conversion"). At that time, the Company issued 52,192,817 shares of its common stock to Capitol Federal Savings Bank MHC ("MHC"). The Conversion, the offering of stock to depositors, and the issuance of Company stock to the MHC are referred to collectively as the "Reorganization." As a result of this Reorganization, the Bank converted to a federally chartered stock savings bank and became a wholly-owned subsidiary of the Company, which is majority owned by MHC, a federally chartered mutual holding company. Capitol Federal Financial's common stock is traded on the Nasdaq National Market under the symbol "CFFN." All references to Capitol Federal Financial prior to March 31, 1999, except where otherwise indicated, are to Capitol Federal Savings Bank and its subsidiary on a consolidated basis.

Our principal business consists of attracting deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences. We also originate consumer loans, a limited amount of loans secured by first mortgages on nonowner-occupied one- to four-family residences, permanent and construction loans secured by commercial real estate, multi-family real estate loans and land acquisition and development loans. While our primary business is the origination of one- to four-family residential mortgage loans funded through retail deposits, we also purchase whole loans and invest in certain investment and mortgage-related securities.

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

Our results of operations are also affected by, among other things, fee income received, gains or losses on the sale of loans held for sale, the establishment of provisions for possible losses on loans, income derived from subsidiary activities, the level of operating expenses and income taxes. Our operating expenses principally consist of employee compensation and benefits, occupancy expenses, federal deposit insurance premiums, marketing expenses and other general and administrative expenses.

The Company is significantly affected by prevailing economic conditions including federal monetary and fiscal policies and federal regulation of financial institutions. Deposit balances are influenced by a number of factors including interest rates paid on competing personal investments, the level of personal income and the personal rate of savings within our market areas. Lending activities are influenced by the demand for housing as well as competition from other lending institutions. The primary sources of funds for lending activities include deposits, loan repayments, borrowings and funds provided from operations.

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

These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond our control. The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan" and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause our financial performance to differ materially from the plans, objectives, goals, expectations, anticipations, estimates and intentions expressed in the forward-looking statements:

  the strength of the U.S. economy in general and the strength of the local economies in which we conduct operations;
  the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;
  the effects of, and changes in, foreign and military policy of the United States Government;
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
  acquisitions and dispositions;
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

The highlights of our strategy for fiscal year 2002 include:

  Single-Family Portfolio Lending. We are the largest originator of one- to four-family residential mortgage loans in the State of Kansas. Historically, we have originated these loans for our own portfolio, rather than for sale, and we generally service the loans we originate. During fiscal year 2002, we originated $1.35 billion new one- to four-family loans and, through our loan modification program, modified the terms on an additional $1.09 billion of existing one- to four-family loans in portfolio. At September 30, 2002, we owned $4.61 billion of one- to four-family loans, representing 93.9% of our total loan portfolio. During the current fiscal year, the Bank sold $279.0 million in fixed rate loans while retaining the servicing rights on those loans in connection with our interest rate risk management strategy.
  Retail Financial Services. We offer a wide array of deposit products and retail services for our customers. These are provided through a branch network of 34 locations, offering both traditional branch locations and locations in retail stores in our market areas, as well as through our call center and the internet. We generally have the dominant share of deposits in the areas in which we are located and, at September 30, 2002, we had approximately $4.39 billion in deposit balances.
  Commitment to Cost Control. We are very effective at controlling our costs of operations. Lending and deposit support functions are centralized for efficient processing, using technology to increase productivity. Our average deposit base per full service branch at September 30, 2002 was over $162.6 million. As a result of these efforts, our ratio of operating expenses to average total assets was 0.78% for the year ended September 30, 2002 and our efficiency ratio, a commonly used industry ratio measuring the cost of producing each dollar of revenue, was 31.81%. Both of these ratios are significantly better than peer group and national averages.
  Strong Capital Position. Our policy has always been to protect the safety and soundness of Capitol Federal Savings through conservative credit and operational risk management, balance sheet strength, consistent earnings and sound operations. At September 30, 2002, our ratio of equity to total assets was 11.2%.
  Excellent Asset Quality. As a result of our commitment to single-family lending, we have minimal delinquencies and, in management's view, very little credit risk. At September 30, 2002, our ratio of non-performing assets to total assets was 0.12%.
  Shareholder Value. During the past fiscal year we:

  repurchased 7,512,504 shares, of which 5,852,596 shares were purchased through the modified dutch auction tender offer completed October 15, 2001,

  increased our dividend four times during fiscal 2002, from $0.16 per share paid during the last quarter of fiscal year 2001 to $0.20 per share paid during the last quarter of fiscal year 2002, an increase of 25.0%, declared a special year end dividend on November 7, 2002 of $1.22 per share, payable on December 6, 2002 and recorded net income of $89.6 million for the fiscal year.

Quantitative and Qualitative Disclosure about Market Risk

Asset and Liability Management and Market Risk

The rates of interest we earn on assets and pay on liabilities generally are established contractually for a period of time. Market interest rates change over time and have changed dramatically during the current fiscal year. Our results of operations, like those of other financial institutions, are impacted by these changes in interest rates and the interest rate sensitivity of our assets and liabilities. The risk associated with changes in interest rates is known as interest rate risk. Interest rate risk is our most significant market risk and our ability to adapt to these changes is known as interest rate risk management.

Based upon management's recommendations, the board of directors sets the asset and liability policies of the Bank. These policies are implemented by the asset and liability management committee. This committee is chaired by our Chief Financial Officer and is comprised of members of our executive management. The purpose of the asset and liability management committee is to communicate, coordinate and control asset/liability management consistent with the business plan and board-approved policies. The asset and liability management committee sets goals for and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources to produce the highest profitability balanced against liquidity, capital adequacy and risk goals. The asset and liability management committee generally meets on a monthly basis to review, among other things, economic conditions and the outlook for interest rates, current and projected liquidity needs and capital positions, anticipated changes in the volume and mix of assets and liabilities, and interest rate risk exposure limits versus current projections pursuant to our interest rate repricing gap. market value of portfolio equity analyses and income simulations. At each meeting, the asset and liability management committee recommends appropriate strategy changes, if any, based on this review. The Chief Financial Officer or his designee is responsible for reviewing and reporting on the effects of the policy implementations and strategies to the board of directors, generally on a monthly basis.

In an attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor our interest rate risk. In monitoring this risk we continually analyze and manage assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates. The asset and liability management committee regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments and/or investment strategies on net interest income and the market value of portfolio equity ("MVPE"), which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments, and evaluating this impact against the maximum potential changes in market value of portfolio equity that are authorized by the board of directors of the Bank.

The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained despite fluctuations in prevailing interest rates. The interest rate repricing gap is a measure of the difference between the amount of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, maturing or repricing during the same period. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets maturing or repricing during the same period. Generally, during a period of rising interest rates, a negative gap within shorter repricing periods would adversely affect net interest income, while a positive gap within shorter repricing periods would result in an increase in net interest income. During a period of falling interest rates, the opposite would generally be true. As of September 30, 2002, the ratio of our one-year gap to total assets was a positive 12.22% and the ratio of interest-earning assets to interest-bearing liabilities maturing or repricing within one year was 1.57.

Management recognizes that dramatic changes in interest rates in a short period of time can cause an increase in our interest rate risk relative to the balance sheet. Depending on the level of market interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, however, these changes may improve the prospects for earnings, at least in the short term. The asset and liability management committee may decide to increase our interest rate risk position somewhat in order to increase our net interest margin or maintain it over a longer period of time. Management believes that maintaining and improving earnings is the best way to preserve a strong capital position. Conversely, management recognizes the need, in certain interest rate environments, to limit the Bank's exposure to changing interest rates and may shorten the average maturity or repricing frequency of its assets to be better positioned to redeploy cash in a rising rate environment and may, as a result, reduce earnings in the short-term.

To minimize the potential for adverse effects of material and prolonged changes in interest rates on our results of operations, we have adopted asset and liability management policies to better balance the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities based on existing local and national interest rates. In order to manage our assets and liabilities and achieve the desired liquidity, credit quality, interest rate risk, profitability and capital targets, we have focused our strategies on:

  originating and purchasing adjustable rate loans,
  maintaining a significant level of investment securities and mortgage-related securities with average maturities of approximately five years or less or with interest rates that reprice in less than five years, managing our deposits to establish stable deposit relationships which provide long-term sources of funding, selling loans originated at historically low interest rates.

The Bank sold, during fiscal year 2002, a total of $279 million in fixed rate loans originated at historically low interest rates. The sale of loans has continued into fiscal year 2003 and will continue until management determines that its long term asset and liability management objectives have been met. The intent of this strategy is to protect the Bank against long-term reduced earnings following an increase in interest rates. Because the Bank does not use derivatives to hedge its interest rate risk exposure, we maintain a mix of fixed and adjustable rate loans and securities. At September 30, 2001, the Bank had an approximate mix of 37% adjustable rate loans and 63% fixed rate loans. By September 30, 2002, this mix had become 28% adjustable rate and 72% fixed rate. The Bank made changes in its mortgage-related securities portfolio during fiscal year 2002 to address the imbalance as its adjustable to fixed rate mix changed from 31% adjustable and 69% fixed rate to 39% adjustable and 61% fixed rate from September 30, 2001 to September 30, 2002. The proceeds from the sales of loans, along with the repayments on mortgage loans and mortgage-related securities, have been reinvested into adjustable rate mortgage-related securities with maturity and/or repricing characteristics such that they will generally mature or reprice in less than five years. Some of the proceeds have been used to fund the withdrawal of maturing deposits from high rate accounts. Through November 30, 2002, the Bank has sold $365.0 million of fixed rate mortgage loans and purchased $1.26 billion of adjustable rate mortgage-related securities.

The following table sets forth the estimated percentage change in our net interest income over the next four-quarter period and our MVPE at September 30, 2002 based on the current and alternative rate environments depicted by the indicated instantaneous and permanent changes in interest rates.

At September 30, 2002(1)
	Estimated Change in
Change	Net Interest	Market Value
(in Basis Points)	Income	of Portfolio
in Interest Rates(2)	(next four quarters)	Equity
-300 bp	n/m(3)	n/m(3)
-200 bp	n/m(3)	n/m(3)
-100 bp	-15.21	-24.1
0 bp	0	0
100 bp	3.81	2.8
200 bp	3.48	-10.8
300 bp	1.80	-29.3

(1)    Comparisons to one year ago are not meaningful due to changes made in the evaluation methodology.

(2)    Assumes an instantaneous, permanent and parallel change in interest rates at all maturities.

(3)    Not meaningful, some market rates would compute to a rate less than zero percent.

The changes in net interest income estimations presented above are based upon the assumption that the total composition of interest earning assets and interest bearing liabilities does not change and that any repricing of assets or liabilities occurs at market rates or anticipated market rates for the alternative rate environments as of September 30, 2002. The estimation of net interest income does not include any projected gain-on-sale related to the sale of loans. The table also presents the effects of the change in interest rates on our assets and liabilities as they mature, repay, or reprice as shown by the change in the MVPE in changing interest rate environments. It is important to consider that the estimated changes in net interest income are for a four-quarter period and the estimated MVPE is derived from the valuation of cash flows from financial assets and liabilities over the respective life of each.

In the decreasing rate scenario fixed rate loans generally will experience an increase in prepayments with the proceeds reinvested at lower rates or used to fund maturing certificates of deposit. Because of the increase in prepayments in a lower rate environment, the gap position of the Bank will become more positive causing more assets to reprice faster than our liabilities in the first year resulting in a decrease in earnings. Rates on long-term FHLB advances are assumed to remain unchanged until beyond the forecasted time period. It is anticipated that in the current rate environment the FHLB will not exercise its option to convert eligible fixed rate advances to floating rate advances. These factors contribute to a decrease in earnings from earnings projected in a constant rate environment. The change in the estimated MVPE in the decreasing rate scenario is generally the result of the valuation of our portfolio of fixed rate loans, securities and our convertible advances. Loans and fixed rate mortgage-related securities are generally prepaid more quickly in a falling rate environment, and as a result their market value generally does not increase significantly compared to fixed rate, fixed term bonds. Convertible advances have the effect of lowering the MVPE in decreasing rate environments because the likelihood of the advances being converted from fixed rate to floating rate is diminished resulting in the advances remaining outstanding until final maturity. The maturing certificates of deposit contribute to the decrease in the estimated MVPE because they do not mature quicker, compared to mortgage loans in the same rate environment, and therefore are outstanding longer at higher rates than loans.

In the increasing rate scenarios, projected net interest income increases because there are sufficient cash flows eligible to be reinvested at higher rates compared to the funding cash flows. This occurs in part because the loan sales and the reinvestment of those proceeds into adjustable rate assets, as well as adjustable rate assets currently in our portfolios of loans and investments, will begin to reprice upward. In addition, the yield curve has continued to remain steep enough to allow us to significantly lower our cost of funds and we expect to realize that benefit during the next fiscal year. Because the rates offered on loans is driven primarily by the national secondary market it is expected that loan rates will move up with broader long-term market rates. However, deposit rates are more dependent on local competition and pricing and it is anticipated that they will not move by the full change in market rates. The decrease, generally, in the estimated MVPE in increasing rate environments is primarily due to loan prepayments generally decreasing, in the long-term, limiting the opportunity for cashflow to be repriced upward while the amount of deposits scheduled to reprice will essentially remain unchanged from the decreasing rate scenarios, and will cause an increase in our cost of deposits. The more the cash flows from these assets are extended, in higher rate environments, the lower the present value of those cash flows and the lower the estimated MVPE will be for the Bank. The convertible features of the borrowings, used primarily to purchase mortgage-related securities, are generally assumed not to be exercised in increasing rate scenarios primarily because of the historically low interest rates in the base interest rate scenario. This has the effect of lengthening the average maturity of liabilities. These characteristics in financial assets and liabilities tend to decrease the market value of portfolio equity in increasing rate scenarios.

The assumptions used by management to evaluate the vulnerability of our operations to changes in interest rates in the table above are utilized in, and set forth under, the gap table and footnotes beginning on page 14. Although management finds these assumptions reasonable given the constraints described above, the interest rate sensitivity of our assets and liabilities and the estimated effects of changes in interest rates on our net interest income and market value of portfolio equity indicated in the above tables could vary substantially if different assumptions were used or actual experience differs from these assumptions. The Bank would generally experience greater interest rate risk based upon changes in market rates if the yield curve were to flatten, if short-term rates increase in the future with little or no corresponding increase in long-term rates or if the yield curve became inverted.

Gap Table: The gap table summarizes the anticipated maturities or repricing of our interest-earning assets and interest-bearing liabilities as of September 30, 2002, based on the information and assumptions set forth in the notes below.

At September 30, 2002
	Within Three Months	Three to Twelve Months	More Than One Year to Three Years	More Than Three Years to Five Years	Over Five Years	Total
Interest-earning assets:(1)
Loans receivable:(2)
Mortgage loans:
Fixed	$ 224,836	$ 523,183	$ 1,013,719	$ 672,148	$ 1,046,809	$ 3,480,695
Adjustable	160,820	378,682	345,393	128,604	194,494	1,207,993
Other loans	162,171	9,908	12,688	5,249	7,480	197,496
Securities:
Non-mortgage(3)	--	75,157	235,364	190,293	--	500,814
Mortgage-related adjustable(4)	285,473	700,257	1,276,349	232,206	80,595	2,574,880
Other interest-earning assets	427,000	--	--	--	--	427,000
Total interest-earning assets	1,260,300	1,687,187	2,883,513	1,228,500	1,329,378	8,388,878

Interest-bearing liabilities:
Deposits:
Savings accounts(5)	457	1,371	6,772	10,212	88,688	107,500
NOW accounts(5)	1,035	3,105	16,559	89,349	234,931	344,979
Money market deposit accounts(5)	40,710	122,130	218,024	308,189	119,109	808,162
Certificates of deposit	372,849	1,312,467	1,149,703	291,099	5,115	3,131,233
Borrowings(6)	5,087	15,261	80,953	--	3,200,000	3,301,301
Total interest-bearing liabilities	420,138	1,454,334	1,472,011	698,849	3,647,843	7,693,175

Excess (deficiency) of interest- earning assets over
interest- bearing liabilities	$ 840,162	$ 232,853	$ 1,411,502	$ 529,651	$ (2,318,465)	$ 695,703

Cumulative excess of interest-earning assets over
interest-bearing liabilities	$ 840,162	$ 1,073,015	$ 2,484,517	$ 3,014,168	$ 695,703

Cumulative excess of interest-earning assets over
interest-bearing liabilities as a percent of total assets
at September 30, 2002	9.57%	12.22%	28.29%	34.33%	7.92%

Cumulative one-year gap at September 30, 2001		3.75%

Cumulative one-year gap at September 30, 2000		7.18%

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

(2) Balances have been reduced for non-performing loans, which totaled $8.0 million at September 30, 2002.

(3) Based on contractual maturities.

(4) Reflects estimated prepayments in the current interest rate environment.

(5) Although our NOW accounts, passcard savings accounts and money market deposit accounts are subject to immediate withdrawal, management considers a substantial amount of such accounts to be core deposits having significantly longer effective maturities. The decay rates used on these accounts are based on recent Office of Thrift Supervision assumptions and should not be regarded as indicative of the actual withdrawals that may be experienced by us. If all of our NOW accounts, passcard savings accounts and money market deposit accounts had been assumed to be subject to repricing within one year, interest-bearing liabilities which were estimated to mature or reprice within one year would have exceeded interest-earning assets with comparable characteristics by $(18.8) million, for a cumulative one-year gap of (0.2)% of total assets.

(6) In the gap table above, conversion features are not assumed to be exercised. If the conversion features on FHLB advances are assumed to be exercised, our cumulative one-year gap would have been (3.72)% because our earliest conversion date is in December 2002.

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

Critical Accounting Policies

The Company has identified the accounting policies below as critical to the Company's operations and understanding of the Company's consolidated financial statements. Following is an explanation of the methods and assumptions underlying their application.

Allowance for Loan and Lease Losses. The allowance for loan losses is established and maintained through a provision for loan losses based on our evaluation of the risks inherent in our loan portfolio. We evaluate the adequacy of our allowance on a quarterly basis.

Our methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formula allowance, specific allowances for identified problem loans and portfolio segments and economic conditions that may lead to a concern about the loan portfolio. In addition, the allowance incorporates the results of measuring impaired loans as provided in Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." These accounting standards prescribe the measurement methods, income recognition and disclosures related to impaired loans.

The formula allowance is calculated by applying loss factors to outstanding loans based on the internal risk evaluation of such loans or pools of loans. Changes in risk evaluations of both performing and non-performing loans affect the amount of the formula allowance. Loss factors are based both on our historical loss experience and on significant factors that, in management's judgment, affect the collectibility of the portfolio as of the evaluation date. Loss factors for loans on residential properties with greater than four units, loans on construction and development and commercial properties are computed based on an evaluation of inherent losses on these loans. Loan loss factors for portfolio segments are based on expected net charge-offs for one year and are applied to loans that are homogeneous in nature, such as one- to four-family residential loans and consumer loans.

The appropriateness of the allowance is reviewed by management based upon its evaluation of then-existing economic and business conditions affecting our key lending areas and other conditions, such as credit quality trends (including trends in non-performing loans expected to result from existing conditions), collateral values, loan volumes and concentrations, recent loss experience in particular segments of the portfolio that existed as of the balance sheet date and the impact that such conditions were believed to have had on the collectibility of those loans. Senior management reviews these conditions quarterly in discussions with our senior credit officers.

To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's estimate of the effect of such condition may be reflected as a specific allowance applicable to such credit or portfolio segment. Where any of these conditions are not evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's evaluation of the loss related to this condition is reflected in the unallocated allowance associated with our homogeneous population of mortgage loans. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments.

The allowance for loan losses is based on estimates of losses inherent in the loan portfolio. The amounts actually observed in respect of these losses can vary significantly from the estimated amounts. Our methodology as described permits adjustments to any loss factor used in the computation of the formula allowance in the event that, in management's judgment, significant factors which affect the collectibility of the portfolio as of the evaluation date are not reflected in the current loss factors. By assessing the estimated losses inherent in our loan portfolios on a quarterly basis, we can adjust specific and inherent loss estimates based upon more recent information that has become available.

Assessing the adequacy of the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change. These evaluations are inherently subjective because, even though they are based on objective data, it is management's interpretation of that data that determines the amount of the appropriate allowance. Therefore, from time to time, we review the actual performance and charge-off history of our portfolio and compare that to our previously determined allowance coverage percentages. In doing so, we evaluate the impact the previously mentioned variables may have had on the portfolio to determine which changes, if any, should be made to our assumptions and analyses.

As indicated above, actual results could differ from our estimate as a result of changes in economic or market conditions. Changes in estimates could result in a material change in the allowance. While we believe that the allowance for loan losses has been established and maintained at levels adequate to reflect the risks inherent in our loan portfolio, future increases may be necessary if economic or market conditions decline substantially from the conditions that existed at the time of the initial determinations.

Valuation of Mortgage Servicing Rights ("MSR"). The Bank records MSR as a result of retaining the servicing on originated loans that are sold. Our MSR exist on fixed rate loans only. Impairment exists if the carrying value of MSR exceeds the estimated fair value of the MSR. MSR are stratified by the underlying loan term and by interest rate. Individual impairment allowances for each stratum are established when necessary and then adjusted in subsequent periods to reflect changes in the measurement of impairment. The estimated fair value of each MSR stratum is determined through analysis of future cash flows incorporating numerous assumptions including; servicing income, servicing costs, market discount rates, prepayment speeds and other market driven data.

The fair value of MSR is highly sensitive to changes in assumptions. Changes in prepayment speed assumptions have the most significant impact on the fair value of MSR. Generally, as interest rates decline, prepayments accelerate due to increased refinance activity, which results in a decrease in the fair value of MSR. As interest rates rise, prepayments slow down, which generally results in an increase in the fair value of MSR. All assumptions are reviewed for reasonableness on a quarterly basis and adjusted as necessary to reflect current and anticipated market conditions. Thus, any measurement of the fair value of MSR is limited by the conditions existing and the assumptions utilized as of a particular point in time, and those assumptions may not be appropriate if they are applied at a different point in time.

Weighted Average Yields and Rates: The following table presents the weighted average yields earned on loans, investments and other interest-earning assets, the weighted average rates paid on savings deposits and borrowings and the resultant interest rate spreads at the dates indicated.

	At September 30,
	2002	2001	2000

Weighted average yield on:
Loans receivable	6.70%	7.21%	7.31%
Mortgage-related securities	5.56	6.31	7.05
Investment securities	5.20	5.21	6.09
Cash and cash equivalents	1.77	2.92	6.60
Capital stock of Federal Home Loan Bank	4.75	7.00	8.60
Combined weighted average yield on
interest-earning assets	6.00	6.78	7.25

Weighted average rate paid on:
Savings deposits	1.00	1.98	2.22
Demand and NOW deposits	1.46	2.35	3.28
Certificate accounts	4.09	5.32	6.11
Borrowings	6.07	6.14	6.14
Combined weighted average rate paid on
interest-bearing liabilities	4.50	5.23	5.74

Spread	1.50%	1.55%	1.51%

Average Balances, Net Interest Income, Yields Earned and Rates Paid: The table below presents for the fiscal years ending September 30, 2002, 2001, and 2000 the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made.

	September 30, 2002			September 30, 2001			September 30, 2000
	Average	Interest		Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
Interest-Earning Assets:
Loans receivable(1)	$ 5,139,238	$358,680	6.98%	$ 5,314,080	$383,197	7.21%	$ 4,645,533	$331,325	7.13%
Other loans	208,718	12,958	6.21	197,485	17,402	8.81	170,382	15,926	9.32
Total Loans receivable, net	5,347,956	371,638	6.95	5,511,565	400,599	7.27	4,815,915	347,251	7.21
Mortgage-related securities	2,505,290	149,417	5.96	2,258,772	149,102	6.60	2,363,921	159,139	6.73
Investments and cash equivalents	610,375	27,980	4.58	374,899	18,807	5.01	54,204	3,196	5.90
Capital stock of Federal Home Loan Bank	161,908	8,097	5.00	161,313	12,232	7.58	112,219	8,771	7.79
Total Interest-Earning Assets(1)	$ 8,625,529	557,132	6.46	$ 8,306,549	580,740	6.99	$ 7,346,259	518,357	7.06

Interest-Bearing Liabilities:
Savings deposits	$ 104,948	1,205	1.15%	$ 99,041	$1,962	1.98%	$ 115,483	2,406	2.08%
Demand and NOW deposits	1,079,793	18,474	1.71	884,504	27,590	3.12	815,258	25,194	3.08
Certificate accounts	3,174,630	147,587	4.65	3,095,406	181,468	5.86	2,992,729	176,833	5.89
Total Deposits	4,359,371	167,266	3.84	4,078,951	211,020	5.17	3,923,470	204,433	5.21
Borrowings	3,308,757	203,477	6.07	3,206,019	199,438	6.14	2,394,404	145,684	5.98
Total Interest-Bearing Liabilities	$ 7,668,128	370,743	4.80	$ 7,284,970	410,458	5.60	$ 6,317,874	350,117	5.49
Net interest income		$186,389			$170,282			$168,240
Net interest rate spread			1.66%			1.39%			1.57%
Net earning assets	$ 957,401			$ 1,021,579			$ 1,028,385
Net interest margin			2.16%			2.05%			2.29%
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			112.49%			114.02%			116.28%

  Calculated net of deferred loan fees, loan discounts, and loans in process.

Rate/Volume Analysis: The table below presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities, comparing fiscal years 2002 to 2001 and fiscal years 2001 to 2000. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume, which are changes in the average balance multiplied by the previous year's average rate, (2) changes in rate, which are changes in the average rate multiplied by the average balance from the previous year, and (3) changes due to both rate and volume, which are changes in the average balance multiplied by the change in the average rate.

	Year Ended September 30,
	2002 vs. 2001				2001 vs. 2000
	Increase (Decrease) Due to				Increase (Decrease) Due to
	Volume	Rate	Rate/ Volume	Total	Volume	Rate	Rate/ Volume	Total

Interest-earning assets:
Loans receivable, net	$ (11,618)	$ (17,456)	$ 113	$ (28,961)	$ 50,104	$ 2,847	$ 397	$ 53,348
Mortgage-related securities	16,273	(14,387)	(1,571)	315	(7,101)	(3,073)	137	(10,037)
Investment and cash equivalents	12,525	(6,008)	2,657	9,174	19,153	(510)	(3,032)	15,611
Capital stock of Federal Home
Loan Bank	45	(4,166)	(15)	(4,136)	3,800	(236)	(103)	3,461
Total interest-earning assets	$ 17,225	$ (42,017)	$ 1,184	(23,608)	$ 65,956	$ (972)	$ (2,601)	62,383

Interest-bearing liabilities:
Savings deposits	$ 117	$ (822)	$ (49)	(754)	$ (342)	$ (115)	$ 16	(441)
Demand and NOW deposits	6,088	(12,467)	(2,753)	(9,132)	2,133	360	31	2,524
Certificate accounts	4,545	(37,455)	(958)	(33,868)	5,432	(898)	(31)	4,503
Borrowings	6,355	(2,244)	(72)	4,039	48,625	3,831	1,299	53,755
Total interest-bearing liabilities	$ 17,105	$ (52,988)	$ (3,832)	(39,715)	$ 55,848	$ 3,178	$ 1,315	60,341

Net interest income				$ 16,107				$ 2,042

Changes In Financial Condition

        General.  Total assets increased by $145.7 million or 1.7% to $8.78 billion at September 30, 2002 compared to $8.64 billion at September 30, 2001. The increase was primarily due to a $298.9 million increase in cash and cash equivalents which totaled $452.3 million at September 30, 2002, compared to $153.5 million at September 30, 2001, and a $267.0 million increase in mortgage-related securities which totaled $2.58 billion at September 30, 2002 compared to $2.31 billion at September 30, 2001, both were offset largely by a decrease of $548.9 million in loans receivable from $5.42 billion at September 30, 2001 to $4.87 at September 30, 2002.

        Loans.  The net loan portfolio decreased from $5.42 billion at September 30, 2001 to $4.87 billion at September 30, 2002. The decrease in the loan portfolio during the fiscal year was primarily due to the sale of mortgage loans totaling $279.0 million and an increase in loan repayments. The mortgage loan portfolio decreased in all but two categories, with one- to four-family loans having the largest dollar decrease, $554.1 million, or 10.7%, from $5.17 billion at September 30, 2001 to $4.61 billion at September 30, 2002. Our consumer loan portfolio grew $8.0 million, or 4.2%, during the year. Loan originations increased $258.0 million over the origination activity for fiscal year 2001. Total loan volume, including modifications, during the year was $2.74 billion. Loan originations and purchases during the fiscal year totaled $1.65 billion, up $264.3 million from last year, due primarily to an increase in refinance activity as a result of lower interest rates. Fixed rate one- to four-family originations increased $162.3 million over 2001. Loan purchases for 2002 increased $6.3 million from fiscal year 2001. Increased refinance activity accounted for $172.6 million of the $258.0 million increase in loan originations. Originations of loans to refinance existing mortgages totaled $383.8 million for fiscal year 2002 compared to $211.2 million for fiscal year 2001. The Bank modified $1.09 billion of loans during the year. Modifications allow the customer, who pays a fee, to obtain current market rates without having to process a complete new loan application. Loans held for sale increased $128.8 million at September 30, 2002 to $145.7 million compared to $16.9 million at September 30, 2001. The increase in loans held for sale was primarily due to $105.9 million of commitments to sell loans at September 30, 2002.

        Securities.  At September 30, 2002, investment securities totaled $500.8 million, a decrease of $1.5 million. These investment securities are fixed rate, non-callable securities issued primarily by the Federal Home Loan Bank. At September 30, 2002, mortgage-related securities totaled $2.57 billion, an increase of $267.0 million over the previous year. Our mortgage-related securities are generally comprised of securities issued by Fannie Mae or Freddie Mac, which minimizes credit risk. During the year we purchased $717.9 million fixed rate mortgage-related securities with an average life of 3.46 years and $615.0 million adjustable rate mortgage-related securities with an average life of 9.43 years and an average of 2.5 years to their next repricing date. The purchase of mortgage-related securities for fiscal year 2002 totaled $1.33 billion compared to $747.2 million during fiscal year 2001. These purchases were primarily funded using repayment proceeds on mortgage-related securities and loans and proceeds from the sale of loans. We will continue to invest excess funds in either mortgage-related securities or other investment securities to maintain liquidity, supplement our lending opportunities or to improve our interest rate risk position.

        Liabilities.  Total liabilities increased $206.5 million or 2.7% to $7.79 billion at September 30, 2002 compared to $7.59 billion at September 30, 2001. The increase was due partly to deposits increasing $106.0 million during the fiscal year. The increase in deposits consisted of interest credits of $148.3 million partially offset by net deposit outflows of $42.3 million. Deposits in the Money Market Select accounts increased $135.6 million from $672.6 million at September 2001 to $808.2 million at September 2002. Advances from the FHLB remained unchanged from the previous year. The increase in other borrowings resulted from a loan of $117.0 million to fund the purchase of shares in the modified dutch auction tender offer. The Company paid down the loan during the course of the year to a balance of $101.3 million at September 30, 2002.

        Equity.  Stockholders' equity totaled $987.4 million at September 30, 2002 compared to $1.05 billion at September 30, 2001. The decrease in stockholders' equity of $60.8 million from September 30, 2001 was due primarily to the repurchase of 7,512,504 shares of the Company's common stock for $159.7 million and dividends paid of $14.1 million. These were partially offset by earnings of $89.6 million and an increase of $6.1 million in the unrealized gain on securities available-for-sale.

         During June of 2001 the Board approved a modified dutch auction tender offer ("Tender") to repurchase up to eight million shares of outstanding stock from the Company's shareholders. On August 15, 2001, the Company initiated the Tender, which closed on October 5, 2001. At the close of the offering period, the Company purchased 5,852,596 shares of the Company's stock for $117.1 million. The purchase of common stock from shareholders was completed on October 15, 2001.

Comparison of Results of Operations for the Years Ended September 30, 2002 and 2001

        General.  Capitol Federal completed its third full fiscal year as a public company with assets totaling $8.78 billion and equity of $987.4 million. Net income for the year was $89.6 million compared to $77.8 million for fiscal year 2001.

        Net Interest and Dividend Income.  Net interest income increased $16.1 million, or 9.5%, to $186.4 million for fiscal year 2002 compared to fiscal year 2001, reflecting a $23.6 million or 4.1% decrease in interest income, which was more than offset by a $39.7 million or 9.7% decrease in interest expense. Our interest rate spread and net interest margin increased to 1.66% and 2.16%, respectively, for fiscal year 2002 from 1.39% and 2.05%, respectively, for fiscal year 2001.

        Interest Income.  The decrease in interest income during the year ended September 30, 2002 was primarily due to an decrease in the average rate earned, partially offset by an increase in the average balance on those assets. The average balance of the loan portfolio decreased $163.6 million or 3.0% to $5.35 billion in fiscal year 2002 over fiscal year 2001. The average balance of the mortgage-related securities portfolio increased $246.5 million, or 10.9%, to $2.51 billion for fiscal year 2002 compared to fiscal year 2001. The average yield earned on our loan portfolio decreased from 7.27% in fiscal year 2001 to 6.95% in fiscal year 2002, and the average yield earned on our mortgage-related securities portfolio decreased from 6.60% in fiscal year 2001 to 5.96% in fiscal year 2002.

        Interest Expense.  The decrease in interest expense during the year ended September 30, 2002 was primarily due to the decrease in the average rate paid on deposits from 5.17% in 2001 to 3.84% for 2002, partially offset by the increase in the average balance of $280.4 million to $4.36 billion in 2002. The average balance of borrowings increased $102.7 million or 3.2% to $3.31 billion for 2002. The average rate paid on borrowings decreased from 6.14% in 2001 to 6.07% in 2002.

        Provision for Loan Losses. For the year ended September 30, 2002, the provision for loan losses amounted to $184 thousand compared to a provision for loan losses in 2001 of $75 thousand. At September 30, 2002, our allowance for loan losses was $4.8 million or 0.10% of the total loan portfolio and approximately 61% of total non-accrual loans. This compares with an allowance for loan losses of $4.8 million or 0.09% of the total loan portfolio and approximately 73% of the total non-accrual loans as of September 30, 2001.

        During fiscal year 2002, our single-family residential loan portfolio decreased by $554.1 million from the previous fiscal year. Non-performing single-family loans increased by $1.3 million, from $6.4 million at September 30, 2001 to $7.7 million at September 30, 2002. Our consumer loan portfolio increased approximately 4.2% to $197.8 million. We reviewed the ratio of our non-performing loans to total loans and types of loans which were non-performing, and compared this to our ratio of the allowance for loan losses to net loans receivable. The increase in the provision for credit losses reflects management's estimate of inherent credit losses based upon the known risks of the various loan portfolios in 2002.

        Other Income. Other income amounted to $29.4 million for year ended September 30, 2002, an increase of $13.1 million or 80.2%, compared to $16.3 million for the year ended September 30, 2001. This increase was primarily due to a recognized gain of $10.1 million on the sale of $279.0 million of fixed rate mortgage loans. The Bank also implemented aspects of FAS 133 related to recording the net fair value of certain loan-related commitments. Other income includes an adjustment for the fair value of these commitments of $605,000 for the year ended September 30, 2002. Retail fees and charges increased $2.0 million or 21.4%, resulting from increased debit card usage, an increase in the number of checking accounts, an increase in the fees charged for non-customer usage of ATM's and a new pricing structure for the processing of overdrawn accounts.

        Other Expenses. Other expenses increased $5.4 million or 8.6% to $68.6 million for the year ended September 30, 2002 compared to September 30, 2001. This increase was primarily due to an increase in compensation expense of $2.7 million and an increase in advertising of $1.3 million. The increase in compensation expense was primarily the result of increases in the cost of the ESOP due to an increase in the average price of the Company's stock during the year, increases in salary expense due to increased staff and compensation adjusted for changes in market compensation rates and the increased costs of insurance benefits. Advertising expense increased primarily due to an increased emphasis in the use of broadcast media over print media and a year-round campaign directed toward retention of existing and attracting new deposit customers.

        Provision for Income Taxes. The provision for income taxes amounted to $57.4 million and $45.6 million for fiscal years 2002 and 2001, respectively, resulting in effective tax rates of 39.1% and 36.9%, respectively. The increase in taxes paid was primarily due to the increase in taxable income.

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

        Provision for Loan Losses. For the year ended September 30, 2001, the provision for loan losses amounted to $75 thousand compared to a provision for loan losses in 2000 of $494 thousand. At September 30, 2001, our allowance for loan losses was $4.8 million or 0.09% of the total loan portfolio and approximately 73% of total non-accrual loans. This compares with an allowance for loan losses of $4.6 million or 0.08% of the total loan portfolio and approximately 133% of the total non-accrual loans as of September 30, 2000.

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

        Other Expenses. Other expenses increased $1.5 million or 2.5% to $63.2 million for the year ended September 30, 2001 compared to September 30, 2000. This increase was primarily due to an increase in deposit and loan fees of $912 thousand and an increase in advertising of $795 thousand. These increases were partially offset by a decrease of $490 thousand in compensation expense.

        Provision for Income Taxes. The provision for income taxes amounted to $45.6 million and $44.5 million for fiscal years 2001 and 2000, respectively, resulting in effective tax rates of 36.9% and 36.8%, respectively. The increase in taxes paid was primarily due to the increase in taxable income.

Liquidity and Commitments

The Bank's liquidity, represented by cash and cash equivalents and mortgage-related securities available for sale, is a product of its operating, investing and financing activities. The Bank's primary sources of funds are deposits, FHLB borrowings, prepayments on and maturities of outstanding loans and mortgage-related securities, short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-related securities and short-term investments are relatively predictable sources of funds, deposit flows and loan and mortgage-related securities prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, excess funds are invested in short-term interest-earning assets, which provide liquidity to meet lending opportunities. FHLB borrowings have in the past been used to provide funds for our lending and investment activities, as one facet in the implementation of our capital utilization plan, and as an interest rate risk management tool.

Liquidity management is both a daily and long-term function of our business management. Excess liquidity is generally invested in short-term investments such as overnight deposits or U.S. agency securities. We use our sources of funds primarily to meet our ongoing commitments, to pay certificates of deposit withdrawn at maturity, to fund withdrawals from non-maturity savings accounts, to fund loan commitments and to maintain our portfolio of mortgage-related and investment securities. At September 30, 2002 our commitments primarily were:

  total single-family approved loan origination and purchase commitments outstanding of $256.6 million,

  unadvanced portion of construction loans of $21.8 million,

  unused home equity lines of credit of $252.6 million,

  loan sale commitments of $105.9 million.

Certificates of deposit scheduled to mature in one year or less totaled $1.69 billion. Based on historical experience, management believes that a significant portion of maturing deposits will not be withdrawn. We anticipate that we will continue to have sufficient funds, through deposits, borrowings, and repayments, to meet our current commitments.

Capital

Consistent with our goals to operate a sound and profitable financial organization, we actively seek to maintain a "well capitalized" institution in accordance with regulatory standards. Total equity for the Bank was $971.1 million at September 30, 2002, or 11.0% of total assets on that date. As of September 30, 2002, the Bank exceeded all capital requirements of the Office of Thrift Supervision. The Bank's regulatory capital ratios at September 30, 2002 were as follows: Tier I (leverage) capital, 10.9%; Tier I risk-based capital, 26.8%; and total risk-based capital, 26.9%. The regulatory capital requirements to be considered well capitalized at that date were 5.0%, 6.0%, and 10.0%, respectively.

Quarterly Results

The following table presents summarized quarterly data for each of the years indicated for Capitol Federal Financial.

Quarterly Financial Data (Unaudited)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

2002
Total interest and dividend income	$ 143,067	$ 140,126	$ 138,913	$ 135,026	$ 557,132
Net interest and dividend income	45,572	47,900	47,754	45,163	186,389
Provision for loan losses	100	24	60	--	184
Gains on sales of loans receivable held for sale	--	--	--	10,150	10,150
Net income	20,764	21,698	21,069	26,061	89,592
Basic earnings per share	0.29	0.30	0.29	0.37	1.25
Diluted earnings per share	0.28	0.29	0.29	0.36	1.22

2001
Total interest and dividend income	$ 146,330	$ 145,002	$ 144,895	$ 144,513	$ 580,740
Net interest and dividend income	41,679	42,661	42,372	43,570	170,282
Provision for loan losses	--	--	--	75	75
Gains on sales of loans receivable held for sale	136	--	--	--	136
Net income	19,465	19,928	18,814	19,572	77,779
Basic earnings per share	0.25	0.26	0.24	0.26	1.01
Diluted earnings per share	0.24	0.26	0.24	0.25	0.99

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Capitol Federal Financial and Subsidiary
Topeka, Kansas

We have audited the accompanying consolidated balance sheets of Capitol Federal Financial and Subsidiary (the "Company") as of September 30, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

November 7, 2002
Kansas City, Missouri

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2002 AND 2001 (in thousands)

ASSETS	2002	2001

CASH AND CASH EQUIVALENTS	$ 452,341	$ 153,462

INVESTMENT SECURITIES, Held-to-maturity
(Market value of $534,769 and $520,099)	500,814	502,283

MORTGAGE-RELATED SECURITIES:
Available-for-sale, at market value (Amortized cost of $1,290,643
and $1,041,069)	1,318,974	1,059,110
Held-to-maturity, at cost (Market value of $1,284,539 and $1,294,248)	1,255,906	1,248,813

LOANS RECEIVABLE HELD FOR SALE, at lower of amortized
cost or market	145,657	16,904

LOANS RECEIVABLE, Net (Less allowance for loan losses of
$4,825 and $4,837)	4,867,569	5,416,507

MORTGAGE SERVICING RIGHTS	2,547	297

CAPITAL STOCK OF FEDERAL HOME LOAN BANK, at cost	163,250	162,350

ACCRUED INTEREST RECEIVABLE:
Loans receivable	20,933	25,495
Mortgage-related securities	14,682	13,740
Investment securities	7,786	7,984

PREMISES AND EQUIPMENT, Net	23,679	22,494

REAL ESTATE OWNED, Net	2,886	1,031

OTHER ASSETS	4,103	4,973

TOTAL ASSETS	$ 8,781,127	$ 8,635,443

See notes to consolidated financial statements.		(Continued)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2002 AND 2001 (in thousands, except share amounts)

LIABILITIES AND STOCKHOLDERS' EQUITY	2002	2001

LIABILITIES:
Deposits	$ 4,391,874	$ 4,285,835
Advances from Federal Home Loan Bank	3,200,000	3,200,000
Other borrowings	101,301	--
Advance payments by borrowers for taxes and insurance	40,254	40,161
Income taxes payable	894	4,798
Deferred income taxes	21,230	19,827
Accounts payable and accrued expenses	38,144	36,560

Total liabilities	7,793,697	7,587,181

COMMITMENTS AND CONTINGENCIES (NOTE 15)

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 50,000,000 shares authorized,
no shares issued or outstanding	--	--
Common stock, $.01 par value; 450,000,000 shares authorized,
91,512,287 shares issued as of September 30, 2002 and 2001	915	915
Additional paid-in capital	393,849	387,018
Unearned compensation - Employee Stock Ownership Plan	(22,180)	(24,197)
Unearned compensation - Recognition and Retention Plan	(3,855)	(6,156)
Retained earnings	883,973	809,127
Accumulated other comprehensive income	17,587	11,457

	1,270,289	1,178,164

Treasury stock, 17,959,145 and 11,103,005 shares as of
September 30, 2002 and 2001, at cost	(282,859)	(129,902)

Total stockholders' equity	987,430	1,048,262

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 8,781,127	$ 8,635,443

See notes to consolidated financial statements.		(Concluded)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000 (in thousands, except per share amounts)

	2002	2001	2000
INTEREST AND DIVIDEND INCOME:
Loans receivable	$ 371,638	$ 400,599	$ 347,251
Mortgage-related securities	149,417	149,102	159,139
Investment securities	26,131	9,433	926
Cash and cash equivalents	1,849	9,374	2,270
Capital stock of Federal Home Loan Bank	8,097	12,232	8,771
Total interest and dividend income	557,132	580,740	518,357

INTEREST EXPENSE:
Deposits	167,266	211,020	204,434
FHLB Advances	199,139	199,438	136,377
Other borrowings	4,338	--	9,306
Total interest expense	370,743	410,458	350,117

NET INTEREST AND DIVIDEND INCOME	186,389	170,282	168,240

PROVISION FOR LOAN LOSSES	184	75	494

NET INTEREST AND DIVIDEND INCOME AFTER PROVISION
FOR LOAN LOSSES	186,205	170,207	167,746

OTHER INCOME:
Retail fees and charges	11,177	9,204	8,087
Loan fees	1,506	1,634	1,604
Insurance commissions	1,932	2,056	1,574
Gains on sales of loans receivable held for sale	10,150	136	42
Other, net	4,679	3,307	3,483
Total other income	29,444	16,337	14,790

OTHER EXPENSES:
Salaries and employee benefits	38,843	36,118	36,608
Occupancy of premises	10,064	9,832	9,867
Office supplies and related expenses	3,927	3,674	3,399
Deposit and loan transaction costs	5,060	4,652	3,740
Advertising	4,232	2,960	2,165
Federal insurance premium	787	784	1,223
Other, net	5,700	5,173	4,663
Total other expenses	68,613	63,193	61,665
INCOME BEFORE INCOME TAX EXPENSE	147,036	123,351	120,871

INCOME TAX EXPENSE	57,444	45,572	44,532
NET INCOME	$ 89,592	$ 77,779	$ 76,339

Earnings per share:
Basic	$ 1.25	$ 1.01	$ 0.91
Diluted	$ 1.22	$ 0.99	$ 0.90

See notes to consolidated financial statements.

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000
(in thousands, except share amounts)
				Unearned	Unearned
				Compensation -	Compensation -
				Employee	Recognition		Accumulated
			Additional	Stock	and		Other			Total
	Common Stock		Paid-In	Ownership	Retention	Retained	Comprehensive	Treasury Stock		Stockholders'
	Shares	Amount	Capital	Plan	Plan	Earnings	Income (Loss)	Shares	Amount	Equity

BALANCE, October 1, 1999	91,512,287	$ 915	$ 384,864	$ (28,230)		$ 684,761	$ 4,204			$ 1,046,514
Comprehensive Income:
Net income						76,339				76,339
Other comprehensive loss -
Changes in unrealized gains/losses
on mortgage-related securities
available-for-sale, net of deferred
income taxes of $(2,759)							(4,504)			(4,504)
Total comprehensive income										71,835
Common stock committed to be
released for allocation - Employee
Stock Ownership Plan			138	2,016						2,154
Acquisition of treasury stock								11,116,155	$ (123,717)	(123,717)
Treasury stock activity related to
Recognition and Retention Plan, net			81		$ (11,840)	(1,432)		(1,280,000)	13,272	81

Amortization of unearned compensation -
Recognition and Retention Plan					3,355					3,355
Stock options exercised			(7)					(6,000)	62	55
Dividends on common stock to
stockholders ($0.44 per share)						(14,070)				(14,070)
BALANCE, September 30, 2000	91,512,287	915	385,076	(26,214)	(8,485)	745,598	(300)	9,830,155	(110,383)	986,207

See notes to consolidated financial statements.										(Continued)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000
(in thousands, except share amounts)
				Unearned	Unearned
				Compensation -	Compensation -
				Employee	Recognition		Accumulated
			Additional	Stock	and		Other			Total
	Common Stock		Paid-In	Ownership	Retention	Retained	Comprehensive	Treasury Stock		Stockholders'
	Shares	Amount	Capital	Plan	Plan	Earnings	Income (Loss)	Shares	Amount	Equity
Comprehensive Income:
Net income						77,779				77,779
Other comprehensive loss -
Changes in unrealized gains/losses
on mortgage-related securities
available-for-sale, net of deferred
income taxes of $(6,766)							11,757			11,757
Total comprehensive income										89,536
Tax benefit of market value change in vested
Recognition and Retention Plan shares			664							664
Common stock committed to be
released for allocation - Employee
Stock Ownership Plan			1,353	2,017						3,370
Acquisition of treasury stock								1,384,500	(20,595)	(20,595)
Treasury stock activity related to
Recognition and Retention Plan, net			19		(67)	(9)		(10,000)	21	(36)
Amortization of unearned compensation -
Recognition and Retention Plan					2,396					2,396
Stock options exercised			(94)			(26)		(101,650)	1,055	935
Dividends on common stock to
stockholders ($0.57 per share)						(14,215)				(14,215)
BALANCE, September 30, 2001	91,512,287	915	387,018	(24,197)	(6,156)	809,127	11,457	11,103,005	(129,902)	1,048,262

See notes to consolidated financial statements.										(Continued)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000
(in thousands, except share amounts)
				Unearned	Unearned
				Compensation -	Compensation -
				Employee	Recognition		Accumulated
			Additional	Stock	and		Other			Total
	Common Stock		Paid-In	Ownership	Retention	Retained	Comprehensive	Treasury Stock		Stockholders'
	Shares	Amount	Capital	Plan	Plan	Earnings	Income (Loss)	Shares	Amount	Equity
Comprehensive Income:
Net income						89,592				89,592
Other comprehensive loss -
Changes in unrealized gains/losses
on mortgage-related securities
available-for-sale, net of deferred
income taxes of $(4,159)							6,130			6,130
Total comprehensive income										95,722
Tax benefit of market value change in vested
Recognition and Retention Plan shares			1,486							1,486
Common stock committed to be
released for allocation - Employee
Stock Ownership Plan			2,700	2,017						4,717
Acquisition of treasury stock								7,512,504	(159,657)	(159,657)
Treasury stock activity related to
Recognition and Retention Plan, net			143		(77)			(3,000)	30	96
Amortization of unearned compensation -
Recognition and Retention Plan					2,378					2,378
Stock options exercised			2,502			(599)		(653,364)	6,670	8,573
Dividends on common stock to
stockholders ($0.74 per share)						(14,147)				(14,147)
BALANCE, September 30, 2002	91,512,287	$ 915	$ 393,849	$ (22,180)	$ (3,855)	$ 883,973	$ 17,587	17,959,145	$ (282,859)	$ 987,430

See notes to consolidated financial statements.										(Concluded)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000 (in thousands)

	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 89,592	$ 77,779	$ 76,339
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Federal Home Loan Bank stock dividends	--	--	(1,367)
Net loan origination fees capitalized	9,065	5,084	6,928
Amortization of net deferred loan origination fees	(7,078)	(3,493)	(5,776)
Provision for loan losses	184	75	494
Loss on sales of premises and equipment, net	12	16	--
Gains on sales of real estate owned, net	(352)	(179)	(416)
Gains on sales of loans receivable held for sale	(10,150)	(136)	(42)
Originations of loans receivable held for sale	(420,066)	(11,708)	(14,843)
Proceeds from sales of loans receivable held for sale	296,083	20,588	8,882
Amortization of mortgage servicing rights	169	49	--
Net fair value of loan-related commitments	(605)	--	--
Amortization and accretion of premiums and discounts on mortgage-
related securities and investment securities	4,096	4,823	174
Depreciation and amortization of premises and equipment	3,317	3,658	3,545
Provision for deferred income taxes (benefit)	(1,956)	286	2,419
Amortization of deferred debt issuance costs	173	--	--
Common stock committed to be released for allocation -
Employee Stock Ownership Plan	4,717	3,370	2,154
Amortization of unearned compensation -
Recognition and Retention Plan	2,378	2,396	3,355
Recognition and Retention Plan shares sold, net of forfeitures	96	(36)	81
Changes in:
Accrued interest receivable	3,818	(3,822)	(8,770)
Other assets	1,521	1,713	(2,505)
Income taxes payable	3,219	710	2,801
Accounts payable and accrued expenses	(2,817)	(5,185)	19,215
Net cash (used in) provided by operating activities	(24,584)	95,988	92,668

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of investment securities	200,000	15,100
Purchases of investment securities	(200,000)	(502,798)
Proceeds from the retirement of capital stock of Federal Home Loan Bank	1,850
Purchases of capital stock of Federal Home Loan Bank	(2,750)	(1,100)	(91,547)
Principal collected on mortgage-related securities available-for-sale	361,676	301,046	277,707
Purchases of mortgage-related securities available-for-sale	(615,034)	(496,377)
Principal collected on mortgage-related securities held-to-maturity	711,977	564,558	195,572
Purchases of mortgage-related securities held-to-maturity	(717,915)	(250,792)	(816,591)
Loan originations, net of principal collected	160,421	(376,831)	(498,081)
Loan purchases, net of principal collected	384,623	398,608	(674,010)
Purchases of premises and equipment, net	(4,514)	(2,092)	(3,575)
Proceeds from sales of real estate owned	3,642	2,737	3,595
Net cash provided by (used in) investing activities	283,976	(347,941)	(1,606,930)

			(Continued)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000 (in thousands)

	2002	2001	2000

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	$ (14,147)	$ (14,215)	$ (14,070)
Deposits, net of withdrawals	106,039	329,506	56,764
Proceeds from advances from Federal Home Loan Bank	20,000	--	2,658,000
Repayments of advances from Federal Home Loan Bank	(20,000)	(25,000)	(778,000)
Proceeds from other borrowings	117,000	--	--
Capitalized debt issuance costs	(611)	--	--
Repayments of other borrowings	(15,261)	--	--
Repayments of securities sold under agreements to repurchase	--	--	(175,000)
Change in advance payments by borrowers for taxes and insurance	93	1,750	989
Acquisitions of treasury stock	(159,657)	(20,595)	(123,717)
Stock options exercised	6,031	935	55

Net cash provided by financing activities	39,487	272,381	1,625,021

NET INCREASE IN CASH AND CASH EQUIVALENTS	298,879	20,428	110,759

CASH AND CASH EQUIVALENTS:
Beginning of year	153,462	133,034	22,275

End of year	$ 452,341	$ 153,462	$ 133,034

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income tax payments, net of refunds	$ 60,089	$ 44,579	$ 40,376

Interest payments, net of interest credited to deposits of $148,295,
$186,019 and $180,668	$ 223,457	$ 221,329	$ 162,574

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
AND FINANCING ACTIVITIES:
Loans transferred to real estate owned	$ 5,296	$ 2,593	$ 3,270

Loans made upon the sale of real estate owned	$ 110	$ 98	$ 70

Tax effect of employee premature disposal of stock options	$ 2,542	$ --	$ --

Originated mortgage servicing rights recorded in conjunction
with the sale of loans held for sale	$ 2,419	$ --	$ --

Treasury stock activity related to Recognition and Retention Plan
(excluding Recognition and Retention Plan shares sold for
employee withholding tax purposes)	$ 30	$ 21	$ 13,272

See notes to consolidated financial statements.			(Concluded)

CAPITOL FEDERAL FINANCIAL and SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000 (in thousands, except share data)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business - Capitol Federal Financial (the "Company") provides a full range of banking services through its wholly-owned subsidiary, Capitol Federal Savings Bank (the "Bank") which has 27 full service and 7 limited service banking offices serving primarily the entire metropolitan areas of Topeka, Wichita, Lawrence, Manhattan, Emporia and Salina, Kansas and a portion of the metropolitan area of greater Kansas City. The Bank emphasizes mortgage lending, primarily originating one-to four-family mortgage loans and providing personal retail financial services. The Bank is subject to competition from other financial institutions and other companies that provide financial services. The Company is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

The Company is organized as a mid-tier holding company chartered as a federal savings and loan holding company. The Company owns 100% of the stock of the Bank. The Company is majority owned by Capitol Federal Savings Bank MHC (the "MHC"), a federally chartered mutual holding company. At September 30, 2002 MHC owned approximately 71% of the stock of the Company. The Company's ability to pay dividends is dependent, in part, upon its ability to obtain dividends from the Bank. The future dividend policy of the Company is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial conditions, cash needs, and general business conditions. Holders of common stock will be entitled to receive dividends as and when declared by the Board of Directors of the Company out of funds legally available for that purpose. Such payment, however, will be subject to the regulatory restrictions set forth by the Office of Thrift Supervision ("OTS"). In addition, the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") provides that, as a general rule, a financial institution may not make a capital distribution if it would be undercapitalized after making the capital distribution.

Principles of Consolidation - The consolidated financial statements include the accounts of the Company, and its wholly owned subsidiary, the Bank. The Bank has a wholly owned subsidiary, Capitol Funds, Inc., that has one loan outstanding for the acquisition and development of land for the construction of single-family residential homes. Capitol Funds, Inc. has a wholly owned subsidiary, Capitol Federal Mortgage Reinsurance Corporation (the "Corporation"). The Corporation was formed in August 2002 to serve as a reinsurance company for the private mortgage insurance companies the Bank uses in its normal course of operations. The Corporation assumes the risks of default on loans exceeding a five percent loss and less than a ten percent loss. In return for participation in the mortgage insurance risk, the Corporation receives a portion of the mortgage insurance premium. Significant intercompany accounts and transactions have been eliminated.

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

Mortgage-Related Securities, Available-for-Sale - Mortgage-related securities available-for-sale are recorded at their current fair value. Unrealized gains or losses on mortgage-related securities available-for-sale are included in accumulated other comprehensive income, net of deferred income taxes. Premiums and discounts are recognized as adjustments to interest income over the life of the securities using the level-yield method. Gains or losses on the disposition of mortgage-related securities available-for-sale are recognized using the specific identification method. Estimated fair values of mortgage-related securities available-for-sale are based on quoted market prices where available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar instruments.

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

Provision for Loan Losses - The Bank considers a loan to be impaired when management believes it is probable that it will be unable to collect all principal and interest due according to the contractual terms of the loan. If a loan is impaired, the Bank records a loss valuation equal to the excess of the loan's carrying value over the present value of the estimated future cash flows discounted at the loan's effective rate based on the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. One-to-four family residential loans and consumer loans are collectively evaluated for impairment. Loans on residential properties with greater than four units and loans on construction and development and commercial properties are evaluated for impairment on a loan by loan basis. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent losses in the portfolio, adverse situations that may affect a borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

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

Mortgage Servicing Rights ("MSR") - The right to service loans for others is generally obtained by the sale of loans with servicing retained. Originated MSR are recorded at cost based upon the relative fair value of loans and the servicing rights. Fees earned for servicing loans are reported as income when the related mortgage loan payments are collected. MSR are amortized in proportion to and over the estimated period of net servicing income. MSR are carried at cost, and impairment, if any, is recognized through a valuation allowance. MSR are stratified by their underlying original loan term and interest rate. The estimated fair value of each MSR stratum is determined through a discounted analysis of future cash flows, incorporating numerous assumptions including servicing income, servicing costs, market discount rates and prepayment speeds.

Impairment of the MSR is based on the estimated fair value of those rights on a stratum-by-stratum basis with any impairment recognized through a valuation allowance for each impaired stratum. Individual allowances for each stratum are then adjusted in subsequent periods to reflect changes in the measurement of impairment.

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

Prior to the fiscal year ended September 30, 1997, the Bank was permitted under the Internal Revenue Code to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. This addition differs from the bad debt expense used for financial accounting purposes. A deferred tax liability was required to be provided only to the extent the tax bad debt reserve exceeded the September 30, 1988 base year reserve. Retained earnings, as of September 30, 2002, includes approximately $97,108 representing such bad debt reserve for which no deferred income taxes have been provided. The Small Business Job Protection Act of 1996 (the "Act") required thrifts to recapture any reserves accumulated after 1987, but forgave taxes owed on reserves accumulated prior to 1988. The Bank began recapturing excess reserves beginning with the fiscal year ended September 30, 1999. In addition, under the Act, the Bank is required to use the specific charge-off method for tax purposes in accounting for bad debts beginning with the fiscal year ended September 30, 1997. The recapture of excess reserves is being accounted for as a reduction of the deferred tax liability relating to post-1987 reserves. The Bank has a deferred income tax liability related to the excess reserves of $3,950 and $5,925 as of September 30, 2002 and 2001, respectively.

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

Estimates - The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include the allowance for loan losses, valuation of mortgage servicing rights and the fair values of financial instruments. Actual results could differ from those estimates.

Derivative Instruments - The Company regularly enters into fixed commitments to originate and sell loans held for sale. Pursuant to clarifying guidance issued in April 2002, such commitments are considered derivative instruments under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities-an amendment of FASB Statement No. 133." These standards require the recognition of all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. As of September 30, 2002, the net fair value of loan-related commitments was $605.

Significant Group Concentrations of Credit Risk - Most of the Bank's activities are with customers located within the metropolitan areas of eastern Kansas and a portion of the metropolitan area of greater Kansas City. The Bank regularly purchases variable rate mortgage loans from a nationwide lender which reduces geographic concentration of credit risk.

New Statements of Financial Accounting Standards

In July 2001, Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations." SFAS No.141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The provisions of this Statement apply to all business combinations initiated after June 30, 2001. The Company's adoption of SFAS No.141 did not have a significant impact on its consolidated financial statements.

In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. The provisions of this Statement are required to be applied starting in fiscal year 2003. The Company does not believe that the adoption of SFAS No.142 will have a significant impact on its consolidated financial statements.

In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement is effective for all financial statements issued for fiscal years beginning after June 15, 2002. The Company does not believe that the adoption of SFAS No. 143 will have a significant impact on its consolidated financial statements.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The provisions of this Statement are effective for the Company's financial statements issued for fiscal year 2003. The Company does not believe that the adoption of SFAS No. 144 will have a significant impact on its consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities " ("SFAS No. 146"). The provisions of SFAS No. 146 are effective for exit or disposal activities initiated after December 31, 2002. The Company does not believe that the adoption of SFAS No. 146 will have a significant impact on its consolidated financial statements.

In October 2002, the FASB issued SFAS No. 147 "Acquisitions of Certain Financial Institutions" ("SFAS No. 147"). This Statement provides guidance on the accounting for the acquisition of a financial institution and applies to all acquisitions except those between two or more mutual enterprises. Those transition provisions are effective on October 1, 2002. The scope of SFAS No. 144 is amended to include long-term customer-relationship intangible assets such as depositor-and borrower-relationship intangible assets and credit card-holder intangible assets. The Company does not believe that the adoption of SFAS No. 147 will have a significant impact on its consolidated financial statements.

Earnings Per Share - The Company accounts for the shares acquired by its Employee Stock Option Pan ("ESOP") in accordance with Statement of Position 93-6 and the shares acquired for its Recognition and Retention Plan in a manner similar to the ESOP shares; shares acquired by the ESOP and the Recognition and Retention Plan are not considered in the basic average shares outstanding until the shares are committed for allocation or vested to an employee's individual account. The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations.

	2002	2001	2000

Net Income	$ 89,592	$ 77,779	$ 76,339

Average common shares outstanding	70,212,293	76,283,335	83,323,930

Allocated ESOP shares	681,150	479,512	277,803

Vested Recognition and Retention Plan shares	629,392	373,392	116,109

Total basic average common shares outstanding	71,522,835	77,136,239	83,717,842

Effect of dilutive Recognition and Retention Plan
Shares	440,442	468,495	120,391

Effect of dilutive stock options	1,616,139	1,339,052	313,491

Total diluted average common shares outstanding	73,579,416	78,943,786	84,151,724

Net earnings per share:
Basic	$ 1.25	$ 1.01	$ 0.91
Diluted	$ 1.22	$ 0.99	$ 0.90

Reclassifications - Certain reclassifications have been made to the 2000 and 2001 consolidated financial statements in order to conform with the 2002 presentation.

2.   INVESTMENT SECURITIES HELD-TO-MATURITY
	September 30, 2002
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Agency notes:
Federal Farm Credit Bank	$ 25,016	$ 948	$ --	$ 25,964
Federal National Mortgage Association	101,591	8,233	--	109,824
Federal Home Loan Mortgage Corporation	91,621	6,461	--	98,082
Federal Home Loan Bank	282,586	18,313	--	300,899
	$ 500,814	$ 33,955	$ --	$ 534,769

	September 30, 2001
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Agency notes:
Federal Farm Credit Bank	$ 25,030	$ 742	$ --	$ 25,772
Federal National Mortgage Association	102,171	4,021	--	106,192
Federal Home Loan Mortgage Corporation	92,011	3,407	--	95,418
Federal Home Loan Bank	283,071	9,646	--	292,717
	$ 502,283	$ 17,816	$ --	$ 520,099

Investment securities have maturities ranging between six months and four years.

As of September 30, 2002, the Bank has pledged investment securities held-to-maturity with an amortized cost of $44,983 and an estimated market value of $48,864 to public unit depositors of the Bank.

All dispositions of investment securities held-to-maturity during 2002, 2001 and 2000 were the result of maturities.

  MORTGAGE-RELATED SECURITIES AVAILABLE-FOR-SALE

September 30, 2002
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Pass through certificates:
Federal National Mortgage Association	$ 501,981	$ 9,982	$ 250	$ 511,713
Federal Home Loan Mortgage Corporation	788,662	18,641	42	807,261
	$1,290,643	$ 28,623	$ 292	$ 1,318,974

September 30, 2001
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Pass through certificates:
Federal National Mortgage Association	$ 512,578	$ 9,807	$ 88	$ 522,297
Federal Home Loan Mortgage Corporation	528,491	8,323	1	536,813
	$1,041,069	$ 18,130	$ 89	$ 1,059,110

  All dispositions of mortgage-related securities available-for-sale during 2002, 2001 and 2000 were the result of principal repayments or maturities.

  The amortized cost and estimated market value of mortgage-related securities available-for-sale by remaining contractual maturity are as follows:

	September 30, 2002
		Estimated
	Amortized	Market
	Cost	Value

One year or less	$ --	$ --
One year through five years	642	680
Five years through ten years	171,950	181,782
Ten years and thereafter	1,118,051	1,136,512

	$ 1,290,643	$ 1,318,974

  Actual maturities of mortgage-related securities may differ from scheduled maturities as borrowers have the right to prepay certain obligations, sometimes without penalties. Maturities of mortgage-related securities depend on the repayment characteristics and experience of the underlying financial instruments.

  As of September 30, 2002, the Bank has pledged mortgage-related securities available-for-sale as collateral with an amortized cost of $680 and estimated market value of $687 to the Federal Reserve Bank for treasury, tax and loan requirements.

  MORTGAGE-RELATED SECURITIES HELD-TO-MATURITY
September 30, 2002
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Pass through certificates:
Federal National Mortgage Association	$ 743,855	$ 14,579	$ 5	$ 758,429
Federal Home Loan Mortgage Corporation	341,474	7,884	--	349,358
Government National Mortgage Association	170,577	6,175	--	176,752
	$ 1,255,906	$ 28,638	$ 5	$ 1,284,539

September 30, 2001
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Pass through certificates:
Federal National Mortgage Association	$ 461,490	$ 14,021	$ 89	$ 475,422
Federal Home Loan Mortgage Corporation	603,966	26,254	865	629,355
Government National Mortgage Association	183,357	6,114	--	189,471
	$ 1,248,813	$ 46,389	$ 954	$ 1,294,248

Mortgage-related securities held-to-maturity have remaining contractual maturities in excess of ten years.

Actual maturities of mortgage-related securities may differ from scheduled maturities as borrowers have the right to prepay certain obligations, sometimes without penalties. Maturities of mortgage-related securities depend on the repayment characteristics and experience of the underlying financial instruments.

As of September 30, 2002, the Bank has pledged mortgage-related securities held-to-maturity as collateral with an amortized cost of $10,380 and estimated market value of $10,845 to public unit depositors of the Bank.

All dispositions of mortgage-related securities held-to-maturity during 2002, 2001 and 2000 were the result of principal repayments or maturities.

  LOANS RECEIVABLE, Net

	2002	2001
Mortgage loans:
Residential - one- to-four units	$ 4,612,543	$ 5,166,660
Residential - five or more units	45,985	48,991
Construction and development	48,023	44,712
Commercial	5,514	7,966
	4,712,065	5,268,329
Other loans:
Property improvements, auto and other	185,840	175,258
Deposits	11,931	14,466
	197,771	189,724

Less:
Undisbursed loan funds	21,764	20,057
Allowance for loan losses	4,825	4,837
Unearned loan fees and deferred costs	15,678	16,652
Loans receivable, net	$ 4,867,569	$ 5,416,507

  In 2001, the Bank was a participating institution in two commercial real estate loans. As a participating institution, the Bank was not responsible for the servicing of the loans or disbursement of funds. The total unpaid principal balance of these participations as of September 30, 2001 was $1,565. There were no other commercial real estate or business loans purchased during the years ended September 30, 2002, 2001, and 2000. The Bank originated $1,405, $270 and $2,900 of commercial real estate and business loans during the years ended September 30, 2002, 2001 and 2000, respectively.

  The Bank originates and purchases both adjustable and fixed rate loans. The approximate composition of these loans is as follows:

September 30, 2002
Fixed Rate		Adjustable Rate
Term to		Term to Rate
Maturity	Book Value	Adjustment	Book Value

1 mo. - 1 yr.	$ 11,124	1 mo. - 1 yr.	$ 627,253
1 yr. - 3 yrs.	15,894	1 yr. - 3 yrs.	438,314
3 yrs. - 5 yrs.	26,894	3 yrs. - 5 yrs.	305,745
5 yrs. - 10 yrs.	257,970		$ 1,371,312
10 yrs. - 20 yrs.	1,107,146
Over 20 yrs.	2,119,496
	$ 3,538,524

  The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the one year constant maturity treasury note index, National Average Contract Mortgage Rate, or the Cost-of-Funds for the 11th District of the Federal Home Loan Bank System.

  The Bank is subject to numerous lending-related regulations. Under FIRREA, the Bank may not make real estate loans to one borrower in excess of the greater of 15% of its unimpaired capital and surplus or $500. As of September 30, 2002, the Bank is in compliance with this limitation.

  A summary of the activity in the allowance for loan losses is as follows:

	2002	2001	2000

Balance, beginning of year	$ 4,837	$ 4,596	$ 4,407

Provision charged to expense	184	75	494
Losses charged against the allowance for loan losses	(199)	(91)	(311)
Recoveries of loans previously charged against the
allowance for loan losses	3	257	6

Balance, end of year	$ 4,825	$ 4,837	$ 4,596

  The following is a summary of information pertaining to impaired loans:

September 30,
	2002	2001

Impaired loans without a valuation allowance	$ 5,011	$ 3,363
Impaired loans with a valuation allowance	--	--

	$ 5,011	$ 3,363

Valuation allowance related to impaired loans	$ --	$ --

Years Ended September 30,
	2002	2001	2000

Average investment in impaired loans	$ 4,330	$ 2,588	$ 3,095

Interest income recognized on impaired loans	$ 71	$ 56	$ 58

Interest income recognized on a cash basis on
impaired loans	$ --	$ --	$ --

  No additional funds are committed to be advanced in connection with impaired loans.

  As of September 30, 2002, 2001 and 2000, loans totaling approximately $7,974, $6,660 and $3,455, respectively, were on nonaccrual status. Gross interest income would have increased by $122, $75, and $41 for the years ended September 30, 2002, 2001 and 2000, respectively, if nonaccrual status loans were not classified as such.

  The Bank did not engage in troubled debt restructuring in fiscal year 2002. However, during 2002 the Bank did modify the loan covenants on one commercial loan with a loan balance of $5,043 on the modification date. The rate and term of the loan remained the same. The loan was not delinquent at the time of modification. The Bank did not engage in any troubled debt restructurings during the years ended September 30, 2001 and 2000.

  Aggregate loans to executive officers, directors and their associates did not exceed 5% of stockholders' equity as of September 30, 2002 and 2001. Management believes such loans were made under terms and conditions substantially the same as loans made to parties not affiliated with the Bank.

  As of September 30, 2002 and 2001, the Bank was servicing loans for others aggregating approximately $470,411 and $278,703, respectively. Such loans are not included in the accompanying consolidated balance sheets. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income includes servicing fees withheld from investors and certain charges collected from borrowers, such as late payment fees. The Bank held borrowers' escrow balances on loans serviced for others of $7,010 and $5,639 as of September 30, 2002 and 2001, respectively.

  MORTGAGE SERVICING RIGHTS

	September 30,
	2002	2001
Beginning balance	$ 297	$ 346
Originated mortgage servicing rights recorded as a result of
loan sales	2,419	--
Amortization expense	(169)	(49)
Balance before impairment loss	2,547	297

Impairment loss	--	--
Ending balance	$ 2,547	$ 297

Fair value of mortgage servicing rights	$ 2,583	$ 297

  The following compares the key assumptions used in measuring the fair values of mortgage servicing rights at the periods presented:

	September 30,
	2002	2001
Weighted average prepayment speed (CPR)	10.1	11.2
Discount rate	4.74%	6.86%

  PREMISES AND EQUIPMENT, Net

	2002	2001

Land	$ 7,348	$ 6,463
Building and improvements	28,295	27,249
Furniture, fixtures and equipment	25,026	23,944
	60,669	57,656

Less accumulated depreciation	36,990	35,162

Premises and equipment, net	$ 23,679	$ 22,494

  Depreciation and amortization expense for the years ended September 30, 2002, 2001 and 2000 was $3,317, $3,658 and $3,545, respectively.

  Certain Bank facilities and equipment are leased under various operating leases. Rental expense was $1,112, $1,080 and $981 for the years ended September 30, 2002, 2001 and 2000, respectively. Future minimum rental commitments under noncancellable leases are:

2003	$ 691
2004	460
2005	373
2006	292
2007	292
Thereafter	250

  DEPOSITS

	2002		2001
		Average		Average
	Amount	Rate	Amount	Rate

Passbook and demand deposits:
NOW and PS	$ 344,979.43%		$ 322,277	0.70%
Passbook and Passcard	107,500.99%		99,649	1.98%
Money Market Select	808,162	1.90%	672,632	3.11%

	1,260,641		1,094,558
Certificates of deposit:
1.00% to 1.99%	66,769	1.80%	1	1.73%
2.00% to 2.99%	649,084	2.56%	--	--%
3.00% to 3.99%	990,172	3.53%	101,113	3.70%
4.00% to 4.99%	592,173	4.41%	1,061,979	4.55%
5.00% to 5.99%	395,886	5.26%	1,051,475	5.36%
6.00% to 6.99%	437,149	6.50%	976,236	6.29%
7.00% to 7.99%	--	--%	473	7.03%

	3,131,233		3,191,277

	$ 4,391,874		$ 4,285,835

Weighted average interest rate on deposits		3.32%		4.55%

  As of September 30, 2002, certificates of deposit mature as follows:

2003	$ 1,685,315
2004	895,139
2005	254,494
2006	138,717
2007	152,455
Thereafter	5,113
$ 3,131,233

  A summary of interest expense by deposit type is as follows:

	2002	2001	2000

Passbook and Passcard savings deposits	$ 1,205	$ 1,962	$ 2,406
NOW accounts and money market demand deposits	18,474	27,589	25,194
Certificates of deposit	147,587	181,469	176,834

	$167,266	$ 211,020	$ 204,434

  The amount of non-interest bearing deposits was $49,856 and $45,058 as of September 30, 2002 and 2001, respectively. The aggregate amount of deposit accounts with a balance of $100 or greater was approximately $721,250 and $622,928 as of September 30, 2002 and 2001, respectively, of which jumbo certificates of deposit with a minimum denomination of $100 was $472,309 and $445,058 as of September 30, 2002 and 2001, respectively. Deposits in excess of $100 are not insured by the Federal Deposit Insurance Corporation (the "FDIC").

  ADVANCES FROM FEDERAL HOME LOAN BANK

2002			2001
Fiscal		Average	Fiscal		Average
Year		Interest	Year		Interest
Maturity	Amount	Rate	Maturity	Amount	Rate

2008	$ 225,000	5.68%	2008	$ 225,000	5.68%
2009	725,000	5.60%	2009	725,000	5.60%
2010	2,250,000	6.35%	2010	2,250,000	6.35%

	$ 3,200,000	6.14%		$ 3,200,000	6.14%

  Actual maturities of the advances may differ from scheduled maturities as Federal Home Loan Bank has the right to convert the advances from fixed to floating rate. The Bank would then have the option to prepay the advances without penalty. The conversion dates range from years 2002 to 2005, with each advance having only one conversion date. The Bank may refinance the advance from the two week advance rate at each respective conversion date, if Federal Home Loan Bank first exercises its' option to convert the fixed rate borrowing. The advances are collateralized by a blanket pledge agreement, including all capital stock of Federal Home Loan Bank of Topeka.

  10.   OTHER BORROWINGS

  During June of 2001 the Board approved a modified dutch auction tender offer ("Tender") to repurchase up to eight million shares of outstanding stock from the Company's shareholders. On August 15, 2001, the Company initiated the Tender, which closed on October 5, 2001. At the close of the offering period, the Company purchased 5,852,596 shares of the Company's stock for $117,052. The purchase of common stock from the shareholders was completed on October 15, 2001.

  In connection with the Tender, the Company borrowed a cumulative amount of $117,000 from two unrelated financial institutions on October 15, 2001 to fund the purchase of shares. Debt issuance costs aggregating $611 were capitalized in conjunction with these borrowings. The terms of each loan include a six-year repayment period with equal principal payments of $5,087 due quarterly, with interest based upon the prime lending rate or LIBOR, plus 175 basis points. Generally, the Company has chosen to have the debt priced off of LIBOR. There are no prepayment penalties. There are certain financial and non-financial debt covenants with which the Company must comply. As of September 30, 2002, the Company believes it was in compliance with all such covenants. The Company pledged the common stock of the Bank as collateral for the loans.

	2002
		Average
		Interest
	Amount	Rate

Amount to reprice in October 2002	$ 53,975	3.61%
Amount to reprice in January 2003	47,764	3.68
Capitalized debt issuance costs	(438)
	$ 101,301	3.64%
Other borrowings mature as follows:
2003	$ 20,348
2004	20,348
2005	20,348
2006	20,348
2007	20,347
Thereafter	--

  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

  The Bank may sell securities under agreements to repurchase ("repurchase agreements"). Fixed-coupon repurchase agreements are treated as financings, and obligations to repurchase the identical securities sold are reflected as liabilities in the consolidated balance sheets. The dollar amounts of securities underlying the agreements remain in the asset accounts. As of September 30, 1999, the Bank had outstanding sales of certain mortgage-related securities under agreements to repurchase with book values of $212,340 and market values of $210,625. The securities underlying these agreements outstanding were delivered to a designated safekeeping agent at the inception of the agreements.

  The following provides information regarding the repurchase agreements for the year ended September 30, 2000. There were no repurchase agreements outstanding during the years ended September 30, 2002 and 2001.

2000

Weighted average interest rate	5.73%

Maximum amount outstanding at any month-end	$ 175,000

Average amount outstanding	$ 159,699
  INCOME TAXES

  Income tax expense (benefit) consists of the following:

	2002	2001	2000

Current	$ 59,400	$ 45,286	$ 42,113
Deferred	(1,956)	286	2,419
	$ 57,444	$ 45,572	$ 44,532

  Income tax expense has been provided at effective rates of 39.1%, 36.9% and 36.8% for the years ended September 30, 2002, 2001 and 2000, respectively. The differences between such effective rates and the statutory Federal income tax rate computed on income before income tax expense result from the following:

	2002		2001		2000
	Amount	%	Amount	%	Amount	%

Federal income tax expense
computed at statutory rate	$ 51,463	35.0%	$ 43,173	35.0%	$ 42,305	35.0%
Increases (decreases) in
taxes resulting from:
State taxes, net of Federal
income tax benefit	4,236	2.9	3,577	2.9	3,535	2.9
Other	1,745	1.2	(1,178)	(1.0)	(1,308)	(1.1)
	$ 57,444	39.1%	$ 45,572	36.9%	$ 44,532	36.8%

  Deferred income tax expense (benefit) results from timing differences in the recognition of revenue and expenses for tax and financial statement purposes. The sources of these differences and the tax effect of each were as follows:

	2002	2001	2000

Foundation contribution	$ --	$ 3,361	$ 4,474
Bad debts reserve	(1,975)	(1,974)	(2,802)
Allowance for loan losses	210	83	1,187
Accrued interest on savings	54	16	803
Federal Home Loan Bank stock dividends	--	--	517
Salaries and employee benefits	(557)	153	(212)
Deferred loan fees and costs	53	38	42
Deferred compensation plans	(145)	(821)	--
Fair value of loan related commitments	230	--	--
ESOP compensation	(626)	--	--
Other	800	(570)	(1,590)

	$ (1,956)	$ 286	$ 2,419

  The components of the net deferred income tax liability as of September 30, 2002 and 2001 are as follows:

	2002	2001
Deferred income tax assets:
Salaries and employee benefits	$ 1,918	$ 1,361
Allowance for loan losses	191	401
Deferred loan fees and costs	171	224
Accrued interest on savings	152	206
Change in market value of vested Recognition and Retention
Plan shares	1,464	664
Deferred compensation plans	966	821
ESOP compensation	626	--
Other	54	779
Gross deferred tax assets	5,542	4,456

Deferred income tax liabilities:
Federal Home Loan Bank stock dividends	10,486	10,486
Bad debt reserve	3,950	5,925
Fixed assets - depreciation	942	764
Prepaid expenses	121	166
Unrealized gain on mortgage-related securities available-for-sale	10,744	6,585
Fair value of loan related commitments	230	--
Other	299	357
Gross deferred tax liabilities	26,772	24,283

Net deferred tax liabilities	$ 21,230	$ 19,827
  EMPLOYEE BENEFIT PLANS

  Profit Sharing Plan - The Bank has a profit sharing trust which covers all employees with a minimum of two years of service and at least 1,000 hours of employment each year. This plan provides for two types of discretionary contributions to the profit sharing plan. The first type is a Bank contribution between 0.5% and 5% of an eligible employee's base compensation during the fiscal year. The second contribution may be between 0.5% and 10% of an eligible employee's base compensation during the fiscal year if the employee matches 50% of the Bank's contribution (on an after-tax basis). The employee match can not exceed 5% of the employee's annual base compensation. The profit sharing plan permits additional employee contributions, per formula, not to exceed 10% of the employee's annual compensation. Total profit sharing expense amounted to $901, $744 and $821 for the years ended September 30, 2002, 2001 and 2000, respectively.

  Bonus Plans - The Company and the Bank have a short-term performance plan and a deferred incentive bonus plan. The short-term performance plan has a component tied to Company performance and individual participant performance. Individual performance criteria are established by executive management for eligible employees of the Bank. Company performance criteria are approved by the Compensation Committee of the Board of Directors (the "Committee"). Short-term performance plan awards are granted based upon a performance review by the Committee. The deferred incentive bonus plan is intended to operate in conjunction with the short-term performance plan. A participant of the deferred incentive bonus plan can elect to defer into an account, with a portion of the earnings on the deferral tied to the performance of the Company's stock and a portion that is a cash percentage match of the amount deferred, between $2 and 50% of the short-term performance plan award up to but not exceeding $100. The total amount of short-term performance plan awards provided for the years ended September 30, 2002, 2001 and 2000, amounted to $1,901, $1,912 and $2,122, of which $385, $376 and $419 was deferred under the deferred incentive bonus plan. During fiscal years 2002 and 2001, $288 and $155 were expensed in conjunction with the deferred incentive plan. The deferrals and returns on the deferrals will be paid in 2004, 2005 and 2006 respectively.

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

  The loan referred to above bears interest at a fixed rate of 5.80% with interest payable annually and future principal and interest payable in fifteen fixed installments of $2,991. Payments of $2,991 consisting of principal of $1,520, $1,438 and $1,358 and interest of $1,471, $1,553 and $1,633 were made on September 30, 2002, 2001 and 2000, respectively. The loan is secured by the shares of the stock purchased.

  As the debt is repaid, 201,638 shares are released from collateral annually at September 30 and allocated to qualified employees based on the proportion of their compensation to total qualifying compensation. The Company accounts for its ESOP in accordance with SOP 93-6. Accordingly, the shares pledged as collateral are reported as a reduction of stockholders' equity in the consolidated balance sheet. As shares are committed to be released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Compensation expense related to the ESOP was $4,720, $3,370 and $2,154 for the years ended September 30, 2002, 2001 and 2000, respectively. Dividends on unallocated ESOP shares are recorded as a reduction of debt. During the fiscal year ended September 30, 2002, the Bank amended its ESOP plan to allow for the direct payment of the dividends received on allocated Company stock held in the participants' accounts. During fiscal year 2002, dividends of $448 were credited to participants in the plan with $374 disbursed to fully vested participants as of September 30, 2001. The disbursement was made in October 2002. Dividends of $233 and $89 were credited to allocated ESOP shares as of September 30, 2001 and 2000, respectively.

  Following is a summary of shares held in the ESOP Trust as of September 30, 2002 and 2001:

	2002	2001

Allocated shares	771,677	588,936
Unreleased shares	2,218,022	2,419,660
Total ESOP shares	2,989,699	3,008,596
Fair value of unreleased shares	$ 49,151	$ 46,240

  Recognition and Retention Plan - On April 18, 2000, Company shareholders approved the 2000 Recognition and Retention Plan ("RRP"), the objective of which is to enable the Bank to retain personnel of experience and ability in key positions of responsibility. Employees of the Bank are eligible to receive benefits under the RRP at the sole discretion of the Stock Benefits Committee, a sub-committee of the Compensation Committee. The RRP is managed by trustees who are non-employee directors of the Bank. The total number of shares eligible to be granted under the RRP is 1,512,287.

  During fiscal year 2000, the RRP granted 1,280,000 shares of the Company's treasury stock for $11,480. These shares were granted in the form of restricted stock vesting 20% upon the date of award (April 18, 2000) and the remaining 80% over a four year period (20% annually) beginning April 18, 2001. On October 24, 2000 the RRP granted an additional 10,000 shares of the Company's treasury stock for $141 which also vests in the same manner as the previous grant. On June 18, 2002 the RRP granted an additional 3,000 shares of the Company's treasury stock for $77 which vest 1,000 shares per year over a three year period, with the initial vesting period deferred until April 18, 2005. Compensation expense in the amount of the fair market value of the common stock at the date of the grant, as defined by the RRP, to the employee will be recognized over the period during which the shares vest. A recipient of such restricted stock will be entitled to all voting and other stockholder rights (including the right to receive dividends on vested and nonvested shares), except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in escrow by the Company. If a holder of such restricted stock terminates employment for reasons other than death or disability, the employee forfeits all rights to the nonvested shares under restriction. If the participant's service terminates as a result of death, disability, or a change in control of the Bank, all restrictions expire and all shares allocated become unrestricted.

  Stock Option Plan - On April 18, 2000, Company shareholders approved the 2000 Stock Option and Incentive Plan (the "Option Plan"). Pursuant to the Option Plan, 3,780,718 shares of common stock were reserved for issuance by the Company upon exercise of stock options granted to officers, directors and employees of the Company from time to time under the Option Plan. The Company may issue both incentive and nonqualified stock options under the Option Plan and the incentive stock plan expires on April 18, 2010 and the nonqualified stock plan expires on April 18, 2015. The purpose of the Option Plan is to provide additional incentive to certain officers, directors and key employees by facilitating their purchase of a stock interest in the Company.

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

  On April 18, 2000, the Stock Benefits Committee granted options for 3,103,500 shares of common stock, at an exercise price of $9.22 per share (market value at date of grant as defined by the Option Plan). Of the 3,103,500 shares granted on April 18, 2000, 20% vested on the date of the grant. The remaining 80% of the grant vests over a four year period (20% annually) commencing on the first anniversary of the grant date, subject to continued employment. On October 24, 2000 and June 26, 2001 respectively, the Stock Benefits Committee granted options for 38,500 and 9,900 shares of common stock at an exercise price of $14.03 and $18.64 per share (market value at date of grant as defined by the Option Plan). On October 23, 2001 and June 18, 2002 respectively, the Stock Benefits Committee granted options for 10,000 and 40,000 shares of common stock at an exercise price of $19.68 and $25.66 per share (market value at date of grant as defined by the Option Plan). Except for options for 30,000 shares granted on June 18, 2002, each grant vests 20% on the date of grant with the remaining 80% over a four year period (20% annually) commencing on the first anniversary of the grant date. Options for 30,000 shares granted on June 18, 2002 do not vest until April 18, 2005 and vest in equal amounts over a three year period. The weighted average remaining contractual life of options outstanding under the Option Plan at September 30, 2002 is 8 years. Options on 1,058,221 shares, with a weighted average exercise price of $9.34, are exercisable and outstanding at September 30, 2002.

  A summary of option activity for the years ended September 30, 2002, 2001 and 20001, follows:

		Range of	Weighted Average
	Shares Under	Exercise Prices	Exercise Price
	Option	Per Share	Per Share
Inception:
Granted	3,103,500	$9.22	$ 9.22
Exercised	(6,000)	9.22	9.22
Forfeited	(49,600)	9.22	9.22
Outstanding, September 30, 2000	3,047,900	9.22	9.22
Granted	48,400	14.03 - 18.64	14.97
Exercised	(101,650)	9.22	9.22
Forfeited	(3,200)	9.22	9.22
Outstanding, September 30, 2001	2,991,450	9.22 - 18.64	9.31
Granted	50,000	19.68 - 25.66	24.46
Exercised	(653,364)	9.22 - 19.68	9.26
Forfeited	(25,100)	9.22 - 14.03	10.31
Outstanding, September 30, 2002	2,362,986	$9.22 - $25.66	$ 9.64

  The Company applies APB No. 25 in accounting for the Option Plan, under which no compensation cost has been recognized for stock option awards. Had compensation cost for the plan been determined in accordance with the fair value accounting method prescribed under SFAS No. 123, the Company's net income per share on a pro forma basis would have been as follows for the years ended September 30, 2002, 2001 and 20001:

	2002	2001	2000
Net income:
As reported	$ 89,592	$ 77,779	$ 76,339
Pro forma	88,303	76,907	75,165

Net income per share:
As reported:
Basic	1.25	1.01	0.91
Diluted	1.22	0.99	0.90
Pro forma:
Basic	1.23	1.00	0.90
Diluted	1.20	0.97	0.89

  For the purpose of computing the pro forma effects of stock option grants under the fair value accounting method, the fair value of the stock option grant was estimated on the date of the grant using the Black Scholes option pricing model. The weighted average grant-date fair value of stock options granted during fiscal years 2002, 2001 and 20001 was $4.74, $3.46 and $2.13.46 per share, respectively. The following weighted average assumptions were used for option grants made during the years ended September 30, 2002, 2001 and 20001:

	2002	2001	2000
Risk-free interest rate	4.8%	5.6%	6.0%
Expected life (years)	7	7	7
Expected volatility	24%	22%	21%
Dividend yield	4.5%	3.4%	3.3%

  14.   DEFERRED COMPENSATION

  The Bank has deferred compensation agreements with certain officers and retired officers whereby stipulated amounts will be paid to them over a period of 20 years upon their retirement or termination. Amounts accrued under these agreements aggregate $898 and $1,036 as of September 30, 2002 and 2001, respectively, and are accrued over the period of active employment and either have been or will be funded by life insurance contracts.

  15.   COMMITMENTS AND CONTINGENCIES

  The Bank had commitments outstanding to originate and purchase first and second mortgage loans as of September 30, 2002 and 2001 as follows:

	2002	2001
Fixed rate (interest rates ranging from 5.00% to 9.00% and	$ 141,396	$ 106,196
5.50% to 9.75%, respectively, at September 30, 2002 and 2001)
Variable rate	127,984	97,975
	$ 269,380	$ 204,171

  The fair value of loan-related commitments that meet the definition of derivatives of $605 is recorded in other assets.

  As of September 30, 2002, the Bank had commitments to originate non-mortgage loans approximating $5,690 of which approximately $260 were fixed-rate (interest rates ranging from 8.00% to 14.00%) and $5,430 were variable rate commitments. As of September 30, 2001, the Bank had commitments to originate non-mortgage loans approximating $4,750 of which approximately $270 were fixed-rate (interest rates ranging from 6.88% to 13.50%) and $4,480 were variable rate commitments.

  As of September 30, 2002, the Bank had commitments to sell fixed rate loans in the amount of $105,872.

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

  The Bank has approved, but unused, home equity lines of credit of approximately $253,000 and $217,000 at September 30, 2002 and 2001, respectively. Approval of lines of credit is based upon underwriting standards that do not allow total borrowings, including existing mortgages and lines of credit, to exceed 100% of the estimated market value of the customer's home.

  The Bank has outstanding letters of credit of $169 and $590 at September 30, 2002 and 2001, respectively.

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

  Quantitative measures that have been established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below). The Bank's primary regulatory agency, the OTS, requires that the Bank maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 3%, and total risk-based capital (as defined) of 8%. The Bank is also subject to prompt corrective action capital requirement regulations set forth by the FDIC. The FDIC requires the Bank to maintain a minimum of Tier 1 total and core capital (as defined) to risk-weighted assets (as defined), and of core capital (as defined) to adjusted tangible assets (as defined). Management believes, as of September 30, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

  As of September 30, 2002 and 2001, the most recent guidelines from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

					To Be Well
					Capitalized
					Under Prompt
			For Capital		Corrective Action
	Actual		Adequacy Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2002:
Total capital (to risk weighted assets)	$ 958,273	26.9%	$ 285,114	8.0%	$ 356,392	10.0%
Core capital (to adjusted tangible assets)	953,523	10.9	263,661	3.0	439,435	5.0
Tangible capital (to tangible assets)	953,523	10.9	131,830	1.5	N/A	N/A
Tier I capital (to risk weighted assets)	953,523	26.8	N/A	N/A	213,835	6.0

As of September 30, 2001:
Total capital (to risk weighted assets)	$ 935,474	26.1%	$ 287,168	8.0%	$ 358,960	10.0%
Core capital (to adjusted tangible assets)	930,721	10.8	259,625	3.0	432,709	5.0
Tangible capital (to tangible assets)	930,721	10.8	129,813	1.5	N/A	N/A
Tier I capital (to risk weighted assets)	930,721	25.9	N/A	N/A	215,376	6.0

  A reconciliation of the Bank's equity under GAAP to regulatory capital amounts as of September 30, 2002 and 2001 is as follows:

	2002	2001
Total equity as reported under GAAP	$ 971,110	$ 942,178
Adjustments for regulatory capital -
Unrealized gains on mortgage-related securities
available-for-sale	(17,587)	(11,457)
Total tangible and core capital	953,523	930,721
Allowance for loan losses	4,825	4,837
Other	(75)	(84)
Total risk based capital	$ 958,273	$ 935,474

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

  The estimated fair values of the Company's financial instruments as of September 30, 2002 and 2001 are as follows:

	2002		2001
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Assets:
Cash and cash equivalents	$ 452,341	$ 452,341	$ 153,462	$ 153,462
Investment securities held-to-maturity	500,814	534,769	502,283	520,099
Mortgage-related securities:
Available-for-sale	1,318,974	1,318,974	1,059,110	1,059,110
Held-to-maturity	1,255,906	1,284,539	1,248,813	1,294,248
Loans receivable held for sale	145,657	148,493	16,904	16,904
Loans receivable	4,867,569	5,161,457	5,416,507	5,594,000
Mortgage servicing rights	2,547	2,583	297	297
Loan-related commitments	605	605	--	--
Capital Stock of Federal Home
Loan Bank	163,250	163,250	162,350	162,350
Liabilities:
Deposits	4,391,874	4,466,847	4,285,835	4,337,324
Advances from Federal Home Loan
Bank	3,200,000	3,741,180	3,200,000	3,466,960
Other borrowings	101,301	101,301	--	--

	2002		2001
	Contract	Estimated	Contract	Estimated
	or	Unrealized	or	Unrealized
	Notional	Gain	Notional	Gain
	Amount	(Loss)	Amount	(Loss)

Off-balance sheet financial instruments:
Commitments to originate
first and second mortgage loans	$ 59,793	$ (559)	$ 204,171	$ 153
Commitments to originate
non-mortgage loans	5,690	(65)	4,750	(48)

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

  Loans Receivable - Fair values are estimated for portfolios with similar financial characteristics. Loans are segregated by type, such as single family residential mortgages, multi-family residential mortgages, nonresidential and installment loans. Each loan category is further segmented into fixed and variable interest rate categories. Future cash flows of these loans are discounted using the spread between our loan rates and the 10 year treasury added to the treasury yield curve at September 30, 2002.

  Mortgage Servicing Rights - The estimated fair value of MSR is determined through a discounted analysis of future cash flows, incorporating numerous assumptions including servicing income, servicing costs, market discount rates and prepayment speeds.

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

  Advances from Federal Home Loan Bank - The estimated fair value of advances from Federal Home Loan Bank are determined by discounting the future cash flows of existing advances using the forward yield curve and pricing the option value for each advance.

  Other Borrowings - The Other borrowings are variable rate. The carrying value of other borrowings approximates its fair value.

  Loan-related Commitments - The estimated fair value of commitments to originate loans is based on the fees currently charged to enter into similar agreements and the difference between current levels of interest rates and the committed rates. The estimated fair value of commitments to purchase or sell loans held for sale is based on the change in the market price of the pass-through rate from the commitment date to the reporting date.

  The fair value estimates presented herein are based on pertinent information available to management as of September 30, 2002 and 2001. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date. Therefore, current estimates of fair value may differ significantly from the amounts presented herein.

  SUBSEQUENT EVENT

  On November 7, 2002, the Board of Directors declared a special year end dividend of $1.22 per share, payable on December 6, 2002 to stockholders of record on November 22, 2002.

  PARENT COMPANY FINANCIAL INFORMATION (PARENT COMPANY ONLY)

The Company serves as the holding company for the Bank (Note 1). The Company's (parent company only) balance sheets as of September 30, 2002 and 2001, and the related statements of income and cash flows for each of the three years in the period ended September 30, 2002 are as follows:

BALANCE SHEETS
SEPTEMBER 30, 2002 and 2001
(in thousands, except share amounts)

	2002	2001
ASSETS

CASH AND CASH EQUIVALENTS	$ 96,501	$ 80,038

INVESTMENT IN CAPITOL FEDERAL SAVINGS BANK	971,110	942,178

NOTE RECEIVABLE - EMPLOYEE STOCK OWNERSHIP PLAN	23,831	25,351

OTHER ASSETS	12	1,190

INCOME TAX RECEIVABLE	--	101

TOTAL ASSETS	$ 1,091,454	$ 1,048,858

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Income taxes payable	$ 1,860	$ --
Accounts payable and accrued expenses	863	596
Other borrowings	101,301	--

Total liabilities	104,024	596

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 50,000,000 shares authorized, no shares issued or outstanding
Common stock, $.01 par value; 450,000,000 shares authorized,
91,512,287 shares issued as of September 30, 2002 and 2001	915	915
Additional paid-in capital	393,849	387,018
Unearned compensation - Employee Stock Ownership Plan	(22,180)	(24,197)
Unearned compensation - Recognition and Retention Plan	(3,855)	(6,156)
Retained earnings	883,973	809,127
Accumulated other comprehensive income	17,587	11,457

	1,270,289	1,178,164
Treasury stock, 17,959,145 and 11,103,005 shares as of
September 30, 2002 and 2001, at cost	(282,859)	(129,902)

Total stockholders' equity	987,430	1,048,262

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 1,091,454	$ 1,048,858

STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2002, 2001 and 2000
(in thousands)

	2002	2001	2000

INTEREST AND DIVIDEND INCOME	$ 3,249	$ 2,572	$ 3,353

INTEREST EXPENSE	4,338	--	--

NET INTEREST AND DIVIDEND INCOME (EXPENSE)	(1,089)	2,572	3,353

OTHER EXPENSES:
Salaries and employee benefits	1,929	1,742	1,077
Other, net	427	465	741

Total other expense	2,356	2,207	1,818

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT) AND
EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARY	(3,445)	365	1,535

INCOME TAX EXPENSE (BENEFIT)	(1,358)	140	573

INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED NET
INCOME OF SUBSIDIARY	(2,087)	225	962

EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARY	91,679	77,554	75,377

NET INCOME	$ 89,592	$ 77,779	$ 76,339

STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2002, 2001 and 2000
(in thousands)

	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 89,592	$ 77,779	$ 76,339
Adjustments to reconcile net income to net cash provided by (used in)
operating activities:
Equity in undistributed net income of subsidiary	(91,679)	(77,554)	(75,377)
Provision for deferred income taxes (benefit)	--	3,317	5,721
Amortization of loan fees	173	--	--
Recognition and Retention Plan shares sold for employee withholding
tax purposes	96	(36)	81
Changes in:
Other assets	1,178	1,801	(2,991)
Income taxes payable	1,961	(208)	(543)
Accounts payable and accrued expenses	267	(9,488)	10,084
Net cash flows provided by (used in) operating activities	1,588	(4,389)	13,314

CASH FLOWS FROM INVESTING ACTIVITIES-
Principal collected on notes receivable from Employee Stock
Ownership Plan	1,520	1,438	1,358
Net cash flows provided by investing activities	1,520	1,438	1,358

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend from subsidiary	80,000	105,001	73,999
Payment from subsidiary for sale of treasury stock related to
Recognition and Retention Plan shares	--	67	11,840
Dividends paid	(14,147)	(14,215)	(14,070)
Acquisition of treasury stock	(159,657)	(20,595)	(123,717)
Stock options exercised	6,031	935	55
Proceeds from other borrowings	117,000	--	--
Capitalized debt issuance costs	(611)	--	--
Repayments of other borrowings	(15,261)	--	--
Net cash flows provided by (used in) financing activities	13,355	71,193	(51,893)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	16,463	68,242	(37,221)

CASH AND CASH EQUIVALENTS:
Beginning of year	80,038	11,796	49,017

End of year	$ 96,501	$ 80,038	$ 11,796

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Income tax payments	$ 60,089	$ 44,579	$ 40,376

Interest payments	$ 4,165	$ --	$ --

Tax effect of employee premature disposal of stock options	$ 2,542	$ --	$ --

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
FINANCING ACTIVITIES:
Treasury stock activity related to Recognition and Retention Plan
(excluding Recognition and Retention Plan shares sold for employee
withholding tax purposes)	$ 30	$ 21	$ 13,272

Shareholder information

Annual meeting

The Annual Meeting of Shareholders will be held at 10:00 am local time, on January 21, 2003, at the Bradbury Thompson Center, 1700 S.W. Jewell, on the Washburn University campus, in Topeka, Kansas.

Stock listing

Capitol Federal Financial common stock is traded on the Nasdaq-Amex National Market under the symbol "CFFN".

Price range of common stock

The high and low bid quotations for the common stock as reported on the Nasdaq Stock Market, as well as dividends declared per share, are reflected in the table below. The information set forth below was provided by the Nasdaq Stock Market. Such information reflects inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.
FISCAL YEAR 2002	HIGH	LOW	DIVIDENDS
First Quarter	$22.29	$18.75	$0.17
Second Quarter	$23.68	$20.63	$0.18
Third Quarter	$28.09	$22.63	$0.19
Fourth Quarter	$27.37	$21.55	$0.20

Our cash dividend payout policy is continually reviewed by management and the Board of Directors. The Company intends to continue its policy of paying quarterly dividends and a year-end dividend; however, these payments will depend upon a number of factors, including capital requirements, regulatory limitations, the Company's financial condition, results of operations and the Bank's ability to pay dividends to the Company. The Company relies significantly upon such dividends from the Bank to accumulate earnings for payment of cash dividends to the shareholders. See Note 1 to the Notes of Consolidated Financial Statements for a discussion of restrictions on the Bank's ability to pay dividends.

At December 2, 2002, there were 73,092,842 shares of Capitol Federal Financial common stock issued and outstanding and approximately 12,384 shareholders of record.

Shareholder inquiries

James D. Wempe, Vice President, Capitol Federal Financial

700 South Kansas Avenue, Topeka, KS 66603

785.270.6055

jwempe@capfed.com

Transfer agent

American Stock Transfer & Trust Company

59 Maiden Lane, New York, NY 10038

800.937.5449