Form 10-K, Exhibit 13
period 2004-09-30
CAPITOL FEDERAL FINANCIAL
filed 2004-12-14
CIK 1074433

Contents

Financial Highlights	1
Letter To Our Shareholders	2
Directors and Management	4
Financial Information	5
Shareholder Information	73

Locations

Topeka | 785-235-1341

Home Office
700 S. Kansas Avenue, Topeka, KS 66603

1201 S. Topeka Blvd.
2100 SW Fairlawn Rd.
2865 SW Wanamaker Rd.
2901 S. Kansas Ave.
3540 NW 46th St.

Greater Kansas City | 913-381-5400

5251 Johnson Dr.
9000 W. 87th St.
10101 College Blvd.
1408 E. Santa Fe
9500 Nall Ave.
13500 Metcalf
5700 Nieman Rd.
1900 W. 75th St.
15525 W. 87th Pkwy.
2100 E. 151st St.
22400 Midland Dr.
12200 Blue Valley Pkwy., *SuperTarget*
15700 Shawnee Mission Pkwy., *SuperTarget*
7734 State Ave., *Price Chopper*
15345 W. 119th St., *SuperTarget*
11700 W. 135th St., *Price Chopper*
4050 W. 83rd St., *Hen House*
75th & Quivira, *ATM only*

Lawrence | 785-749-9000

1046 Vermont St.
1025 Iowa St.
3201 S. Iowa, *SuperTarget*
4701 W. 6th St., *Dillon's*
1026 Westdale Rd., *Loan Production office*
1321 Oread, KU Student Union, *ATM only*
1740 Massachusetts, Dillon's Plaza, *ATM only*

Wichita | 316-689-0200

4000 E. Harry
4020 W. Maple
10404 W. Central
4616 E. 13th
8040 E. Douglas
8301 E. 21st St. North

Emporia | 620-342-0125

602 Commercial

Manhattan | 785-537-4226

1401 Poyntz
705A Commons Place
K-State Student Union, *ATM only*

Salina | 785-825-7121

2550 S. 9th St.

Financial Highlights

basic earnings per share(1)
$1.40
$1.20
$1.00
$0.80
$0.60
$0.40
$0.20
$0.00
-$0.20
-$0.40
-$0.60
-$0.80
-$1.00
-$1.20
-$1.40
-$1.60
0.91
1.01
1.25
0.74
-1.48
00 01 02 03 04
Fiscal Year

dividends paid per share
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
0.46
0.62
2.00 2.00 2.00
00 01 02 03 04
Calendar Year

shares outstanding
millions of shares
100
80
60
40
20
0
81.7
25.9
80.4
25.0
73.6
18.6
73.3
18.8
74.0
20.0
00 01 02 03 04
Fiscal Years Ended 2000-2003
Total
Public(2)
Fiscal Year Ended 2004
Total
Public(2)

	2000	2001	2002	2003	2004	
	(Dollars in thousands)					
Total Assets	$8,265,393	$8,635,739	$8,781,369	$8,582,816	$8,541,036	
Loans Receivable, net	5,442,445	5,416,507	4,867,569	4,307,440	4,747,228	
Mortgage-Related Securities						
Available-for-Sales (AFS)	850,892	1,059,110	1,318,974	2,128,721	1,201,800	
Held-to-Maturity (HTM)	1,561,251	1,248,813	1,255,906	815,453	1,446,908	
Investment Securities (HTM)	15,100	502,283	500,814	1,022,412	638,079	
Deposits	3,956,329	4,285,835	4,391,874	4,237,889	4,127,472	
Borrowings	3,225,000	3,200,000	3,301,301	3,281,146	3,502,777	
Equity	986,207	1,048,262	987,430	976,445	832,414	
Net (Loss) Income	76,339	77,779	89,592	52,031	(106,275)	(1)
Efficiency Ratio	33.74%	33.88%	31.81%	46.05%	221.83%	(1)
Equity to Assets	11.93%	12.14%	11.24%	11.38%	9.75%	

(1) Excluding the prepayment penalty related to refinancing the Federal Home Loan Bank Advances during fiscal year 2004, net income would have been $40,290, the basic earnings per share would have been $0.56 and the efficiency ratio would have been 52.35%. See additional explanation in the Management Discussion and Analysis, beginning on page 8.

(2) The public share count is the number of shares that would receive regular quarterly dividends as of September 30 of each year presented.

1

Letter To Our Shareholders

AS the sun rose on fiscal year 2004 Capitol Federal Financial (Company) was again faced with a difficult interest rate environment. Interest rates continued at historically low levels, refinances and loan modifications were continuing and our net interest margin was under pressure. The sun has now set on fiscal year 2004 and we are very excited to report that Capitol Federal Financial met the challenges of last year and we are now looking forward to a brighter future in fiscal year 2005.

Last year we met the challenges primarily by taking three major steps which we have outlined below. Each of these transactions helped us restructure the liability side of the balance sheet and better prepare the Company for the future.

Interest rates remained at historically low levels during most of fiscal year 2004. As a result, Capitol Federal Savings Bank (Bank) entered into interest rate swaps with a notional amount of $800 million in December, 2003, which effectively reduced our interest expense associated with a like amount of long-term fixed rate borrowings from the Federal Home Loan Bank of Topeka by 248 basis points. While our savings from these swap agreements could lessen if interest rates rise, we continue to benefit from these swap agreements today as interest rates have remained relatively low. In fact, in fiscal year 2004 we realized savings in the amount of $15.7 million from these swaps.

In March 2004, the Company issued $53.6 million in Trust Preferred Securities. Capitol Federal retained the proceeds from this offering at the Company level and did not downstream the proceeds to the Bank. Capitol Federal Financial will use the funds to further its general corporate and capital management strategies, which may include the payment of dividends, funding of future growth or the repurchase our stock.

During the summer of 2004 longer-term interest rates increased to a level that allowed us to execute a third transaction that better positioned the Bank for now and in the future. On July 21, 2004, the Bank refinanced $2.40 billion of its fixed rate Federal Home Loan Bank borrowings. Although we incurred

2

(continued)

a substantial prepayment penalty, we estimated that this transaction would initially lower our annual interest expense by 235 basis points or $47.5 million.

In calendar year 2004 the Company paid $2.00 per share in cash dividends to its shareholders. This is the third year in a row that our shareholders received a $2.00 per share dividend.

In June 2004 we opened another branch in Johnson County, the 36th branch in our network and our eighth in-store branch. In October we opened our second branch in Manhattan, which is our 37th branch. Both of these promising locations will support our strategy of gathering retail deposits and originating single family home loans.

Robert B. Maupin, whose career has spanned over 55 years as both an executive officer and a director and Carl W. Quarnstrom, who has been a Board member since 1985 are retiring from our Board of Directors. Both men were vital to the tremendous success of Capitol Federal during their tenures. We thank Mr. Maupin and Mr. Quarnstrom for their long and distinguished service to Capitol Federal.

Now that the sun has set on 2004 and the sun has risen on fiscal year 2005 we again thank you for your support as we continue our efforts to enhance shareholder value.

Sincerely,

John C. Dicus
— Chairman

John B. Dicus
— President, Chief Executive Officer

3

Directors

B. B. Andersen	Real Estate Developer
John B. Dicus	President and CEO of Capitol Federal Financial and Capitol Federal Savings Bank
John C. Dicus	Chairman of the Board of Capitol Federal Financial and Capitol Federal Savings Bank
Robert B. Maupin	Retired Senior Executive Vice President and Chief Lending Officer of Capitol Federal Savings Bank
Carl W. Quarnstrom	Attorney and Partner, Shaw, Hergenreter & Quarnstrom
Jeffrey R. Thompson	Chief Financial Officer of Salina Vortex Corporation
Marilyn S. Ward	Executive Director of ERC/Resource & Referral

Management

John C. Dicus	Chairman of the Board
John B. Dicus	President and CEO
R. Joe Aleshire	Executive Vice President of Retail Operations for Capitol Federal Savings Bank
Larry K. Brubaker	Executive Vice President of Corporate Services for Capitol Federal Savings Bank
Morris J. Huey, II	Executive Vice President and Chief Lending Officer for Capitol Federal Savings Bank
Neil F. M. McKay	Executive Vice President, Chief Financial Officer and Treasurer
Kent G. Townsend	Senior Vice President and Controller
Mary R. Culver	Corporate Secretary

Special Counsel	Silver, Freedman & Taff, L.L.P. • 1700 Wisconsin Avenue, N.W. • Washington, DC 20007
Independent Auditors	Deloitte & Touche L.L.P. • 1010 Grand Avenue, Suite 400 • Kansas City, MO 64106
Corporate Counsel	Shaw, Hergenreter, & Quarnstrom • 700 S. Kansas Avenue, Suite 504 • Topeka, KS 66603

4

SELECTED CONSOLIDATED FINANCIAL DATA

The summary information presented below under "Selected Balance Sheet Data" and "Selected Operations Data" for, and as of the end of, each of the years ended September 30 is derived from our audited consolidated financial statements. The following information is only a summary and you should read it in conjunction with our consolidated financial statements and notes beginning on page 36.

	September 30,
	2004	2003	2002	2001	2000
	(Dollars in thousands)
Selected Balance Sheet Data:
Total assets	$8,541,036	$8,582,816	$8,781,369	$8,635,739	$8,265,393
Loans receivable, net	4,747,228	4,307,440	4,867,569	5,416,507	5,442,445
Investment securities, held-to-maturity	638,079	1,022,412	500,814	502,283	15,100
Mortgage-related securities:
Available-for-sale, at market value	1,201,800	2,128,721	1,318,974	1,059,110	850,892
Held-to-maturity, at cost	1,446,908	815,453	1,255,906	1,248,813	1,561,251
Capital stock of Federal Home Loan Bank	174,126	169,274	163,250	162,350	161,250
Deposits	4,127,472	4,237,889	4,391,874	4,285,835	3,956,329
Advances from Federal Home Loan Bank	3,449,429	3,200,000	3,200,000	3,200,000	3,225,000
Other borrowings	53,348	81,146	101,301	--	--
Stockholders' equity	832,414	976,445	987,430	1,048,262	986,207

	Year Ended September 30,
	2004	2003	2002	2001	2000
	(Dollars and counts in thousands, except per share amounts)
Selected Operations Data:
Total interest and dividend income	$384,833	$441,536	$557,132	$580,740	$518,357
Total interest expense	268,642	326,848	370,743	410,458	350,117
Net interest and dividend income	116,191	114,688	186,389	170,282	168,240
Provision for loan losses	64	--	184	75	494
Net interest and dividend income after provision
for loan losses	116,127	114,688	186,205	170,207	167,746
Retail fees and charges	14,978	15,068	11,290	9,249	8,087
Gains on sales of loans receivable held for sale	107	18,949	10,150	136	42
Other income	8,500	9,145	8,117	6,996	6,661
Total other income	23,585	43,162	29,557	16,381	14,790
Prepayment penalty on FHLB advances	236,109	--	--	--	--
Total other expenses	309,038	72,560	68,726	63,237	61,665
(Loss) income before income tax (benefit) expense	(169,326)	85,290	147,036	123,351	120,871
Income tax (benefit) expense	(63,051)	33,259	57,444	45,572	44,532
Net (loss) income	(106,275)	52,031	89,592	77,779	76,339

Basic (loss) earnings per share	$ (1.48)	$ 0.74	$ 1.25	$ 1.01	$ 0.91
Average shares outstanding	71,599	70,699	71,523	77,136	83,718
Diluted (loss) earnings per share	$ (1.48)	$ 0.72	$ 1.22	$ 0.99	$ 0.90
Average diluted shares outstanding	71,599	72,392	73,579	78,944	84,152

	Year Ended September 30,
	2004	2003	2002	2001	2000
Selected Performance and Financial Ratios
and Other Data:
Performance Ratios:
Return on average assets	(1.25)%	0.60%	1.02%	0.93%	1.03%
Return on average equity	(11.36)	5.28	9.25	7.69	7.46
Dividends paid per public share(1)	$ 2.81	$ 2.12	$ 0.74	$ 0.57	$ 0.44
Dividend payout ratio	(51.21)%	76.68%	15.79%	18.16%	18.43%
Ratio of operating expense to
average total assets	3.64	0.84	0.78	0.75	0.83
Efficiency ratio	221.83	46.05	31.81	33.88	33.74
Ratio of average interest-earning assets
to average interest-bearing liabilities	1.12	1.13	1.12	1.14	1.16
Interest rate spread information:
Average during period	1.05	0.90	1.66	1.39	1.57
End of period	1.77	0.42	1.50	1.55	1.51
Net interest margin	1.39	1.34	2.16	2.05	2.29
Asset Quality Ratios:
Non-performing assets to total assets	0.12	0.15	0.12	0.09	0.06
Non-performing loans to total loans	0.13	0.21	0.16	0.12	0.06
Allowance for loan losses to
non-accruing loans	74.04	50.87	60.51	72.63	133.02
Allowance for loan losses to
loans receivable, net	0.09	0.11	0.10	0.09	0.08
Capital Ratios:
Equity to total assets at end of period	9.75	11.38	11.24	12.14	11.93
Average equity to average assets	11.03	11.33	11.07	12.02	13.73

Other Data:
Number of traditional offices	28	28	27	27	27
Number of in-store offices	8	7	7	7	7

(1) For all years shown, Capitol Federal Savings Bank MHC, which owns a majority of the outstanding shares of Capitol Federal Financial common stock, has waived its right to receive dividends paid on the common stock. "Public Shares" excludes shares held by Capitol Federal Savings Bank MHC, as well as unallocated shares held in the Capitol Federal Financial Employee Stock Ownership Plan. See page 27 for additional information.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General Overview

Capitol Federal Financial (the "Company") is the mid-tier holding company and the sole shareholder of Capitol Federal Savings Bank (the "Bank"). Capitol Federal Savings Bank MHC ("MHC"), a federally chartered mutual holding company, is the majority owner of the Company. MHC owns 52,192,817 shares of the 73,990,801 voting shares outstanding on September 30, 2004. The Company's common stock is traded on the NASDAQ Stock Market under the symbol "CFFN." The Bank comprises almost all of the assets and liabilities of the Company and the Company is dependent primarily upon the performance of the Bank for the results of its operations. Because of this relationship, references to management actions, strategies and results of actions and strategies apply to both the Bank and the Company.

Management Strategy

Our strategy is to operate a retail oriented financial institution dedicated to serving the needs of retail customers in our market areas. Our commitment is to provide the broadest possible access to home ownership through our residential lending programs and to offer a complete set of personal financial products and services. The primary components of our strategy include:

  Portfolio Lending. We are one of the largest originators of one- to four-family residential mortgage loans in the State of Kansas. We have primarily originated these loans for our own portfolio, rather than for sale, and we generally service the loans we originate. We provide retail customers with alternatives for their borrowing needs by offering both fixed- and adjustable-rate products with various terms to maturity and pricing alternatives. We utilize underwriting standards for our lending products that are designed to limit our exposure to credit risk which has resulted in minimal levels of delinquent and non-performing loans. We offer special programs to individuals who may be first time home buyers, have low or moderate incomes or may have certain credit risk concerns in order to maximize our ability to deliver home ownership opportunities. We attract customers through our strong relationships with real estate agents, loan agents, reputation, pricing, existing and walk-in customers and customers that apply on the Internet. We also purchase one- to four-family residential mortgage loans from nationwide lenders and correspondent lenders located within our Kansas City and Wichita market areas.
  Retail Financial Services. We offer a wide array of deposit products and retail services for our customers. These products include checking, savings, money market accounts, certificates of deposit and retirement accounts. These are provided through a branch network of 36 locations, offering traditional branch locations and locations in retail stores, our call center which operates on extended hours, telephone bill payment services and internet based transaction services.
  Commitment to Cost Control. We are generally very effective at controlling our costs of operations outside of the expense portion of our employee benefit plans that are tied to our stock price. By using technology, we are able to increase productivity and centralize our lending and deposit support functions for efficient processing. Our retail orientation allows us to serve a broad range of customers through relatively few branch locations. Our average deposit base per traditional branch at September 30, 2004 was over $147.4 million. This helps to control costs. Our one- to four-family residential lending strategy, through effective management of credit risk, allows us to service a large portfolio of loans at efficient levels because it costs less to service a portfolio of performing loans.
  Strong Capital Position. Our policy has always been to protect the safety and soundness of Capitol Federal Savings Bank through conservative credit and operational risk management, balance sheet strength, consistent earnings and sound operations. The end result of these activities is a capital ratio that is in excess of the well-capitalized standards set by the Office of Thrift Supervision ("OTS"). We believe that by maintaining a strong capital position we can best safeguard the long-term interests of the Bank, the Company and our shareholders.
  Excellent Asset Quality. As a result of our commitment to one- to four-family lending, we have minimal delinquencies and, in management's view, very little credit risk. At September 30, 2004, our ratio of non-performing assets to total assets was 0.1%.

  Shareholder Value. We strive to enhance shareholder value while maintaining a strong capital position. We continue to provide returns to shareholders through our dividend payments. In October 2004, the Board declared a $0.50 per public share dividend payable on November 19, 2004 to holders of record on November 5, 2004. This continues the Board's dividend policy for calendar year 2004 to pay its calendar year dividend in four equal quarterly installments. No dividend payout ratio has been targeted. The Company paid dividends of $2.81 per public share during fiscal year 2004.

To meet each of these strategies, the Bank must manage its daily cash flows and the cost of those cash flows. Cash flow management is done through:

  the setting of interest rates on loan and deposit products;
  the investment of cash flows not placed in our local markets through the origination of loans are placed into purchased mortgage loans;
  purchasing investments that meet the long term objectives of earnings and liquidity management;
  borrowing money if cash flows are not sufficient to meet local loan demand.

The Bank manages all of its portfolios, both asset and liability portfolios, including the available-for-sale securities portfolio, essentially as held-to-maturity portfolios. As such, changes in the balance or mix of products in these portfolios does not typically occur quickly, especially in a rising rate environment. Because of this, management looks at changes over a period of time to determine trends that can be changed through various strategies in our local markets, by the investments we make, by mortgage loans we purchase or by borrowings we incur.

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

These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond our control. The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan" and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause our future results to differ materially from the plans, objectives, goals, expectations, anticipations, estimates and intentions expressed in the forward-looking statements:

  our ability to continue to maintain overhead costs at reasonable levels;
  our ability to continue to originate a significant volume of one- to four-family mortgage loans in our market area;
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
  the impact of changes in financial services laws and regulations, including laws concerning taxes, banking, securities and insurance;
  technological changes;
  acquisitions and dispositions;
  changes in consumer spending and saving habits; and
  our success at managing the risks involved in our business.

This list of important factors is not exclusive. We do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the Bank.

Executive Summary

Our principal business consists of attracting deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences. We also originate consumer loans, loans secured by first mortgages on nonowner-occupied one- to four-family residences, permanent and construction loans secured by commercial real estate and multi-family real estate loans. While our primary business is the origination of one- to four-family residential mortgage loans funded through retail deposits, we also purchase whole loans and invest in certain investment and mortgage-related securities using Federal Home Loan Bank ("FHLB") advances as a funding source.

The Company is significantly affected by prevailing economic conditions including federal monetary and fiscal policies and federal regulation of financial institutions. Deposit balances are influenced by a number of factors including interest rates paid on competing personal investments, the level of personal income and the personal rate of savings within our market areas. Lending activities are influenced by the demand for housing and other loans as well as interest rate pricing competition from other lending institutions. The primary sources of funds for lending activities include deposits, loan and investment repayments, borrowings and funds provided from operations.

The Company's results of operations are primarily dependent on our net interest income, which is the difference between the interest earned on loans, mortgage-related securities and investments and the interest paid on deposits and borrowings. We generally price our loan and deposit products based upon an analysis of our competition and changes in market rates. While we do not explicitly price our products at a margin to a specific market rate or index, our products do tend to be priced at a margin to general market rates or indices. While national market rates change constantly, and rates offered by competitors with nationwide delivery channels may change during a business day, our offered rates generally remain available to customers for up to a week on deposit products and several days to a week on loan products. Our loans are generally priced based upon the 10 year Treasury rate while the rates on our deposits are generally priced based upon short-term Treasury interest rates. The majority of our loans are fixed-rate products with maturities up to 30 years, while the majority of our deposits have maturity or reprice dates of less than 2 years.

The spread between long-term and short-term interest rates have a direct impact on our net interest margin. A steeper yield curve will generally have a positive impact on our net interest margin in future periods. A flat yield curve will generally have an adverse impact on our net interest margin in future periods.

Long-term interest rates generally decreased during the last half of calendar year 2003 through the first quarter of calendar year 2004. During the second quarter of calendar year 2004, long-term interest rates generally increased. By the end of the third quarter, long-term interest rates were back down to levels observed in the first quarter of calendar year 2004. Short-term interest rates (one year and shorter maturities) remained relatively stable during the last half of calendar year 2003 and first half of calendar year 2004 until the Federal Reserve Board started increasing the Fed Funds rate in June 2004. The spread between two and five year treasuries generally increased early in the last half of calendar year 2003 and then remained relatively unchanged in the first quarter of calendar year 2004. The spread began to narrow during the second quarter of calendar year 2004 and continued to narrow during the third quarter. The narrowing spread of interest rates during the third quarter resulted in a flattening of the yield curve at the end of our fiscal year. A continued flattening of the yield curve could have an adverse impact on our net interest margin as our interest rate spread could decrease.

Changes in interest rates affect the prepayment activity on our mortgage-related assets, which has a direct impact on the yields of our interest-earning assets. Generally, prepayments increase during periods of decreasing long-term interest rates and decrease during periods of increasing long-term interest rates. When prepayments increase, the yield earned on our mortgage-related assets decrease as prepayments received are reinvested at the then current lower market interest rates and there is generally an increase in net premium amortization. Prepayment activity was extraordinarily high during the last quarter of fiscal year 2002 and all of fiscal year 2003 due to the historically low interest rate environment. During fiscal year 2004, prepayment activity began to slow due to the general overall increase in long-term interest rates compared to fiscal year 2003. The decrease in prepayment activity and the slowing of the net premium amortization generally had a positive impact on our net interest margin.

The average cost of our deposits has been steadily decreasing over the past two years, primarily due to our certificates of deposit repricing to current rates. The decrease in rates on our deposits began to level off during the second quarter of fiscal year 2004 and remained relatively unchanged for the remainder of the fiscal year as the majority of our certificates of deposit had already repriced to current rates. The increases in the Fed Funds rate by the Federal Reserve had almost no effect on the pricing of our deposits during fiscal year 2004. Management intends to implement a more competitive pricing strategy for certain certificate of deposit maturities and money market tiers during fiscal year 2005 to maintain and possibly grow our deposits. This strategy will result in an increase in the average rate paid on deposits in future periods.

During December 2003, the Bank entered into interest rate swap agreements with a notional amount of $800.0 million. The interest rate swaps have maturities ranging from May 2008 to August 2010. The Bank is utilizing the interest rate swaps to modify its interest rate risk profile and to reduce interest expense. The Bank receives interest from counterparties at a fixed rate, matching the amounts paid by the Bank on the hedged FHLB advances, and pays interest at a variable rate indexed to the one month LIBOR rate plus an average spread of 248 basis points. During July 2004, the Bank refinanced $2.40 billion of its FHLB advances that were not hedged by interest rate swaps. In doing so, the Bank incurred a $236.1 million prepayment penalty. Following the refinance, the Bank had $2.65 billion of advances that were not hedged. The refinancing lowered the weighted average cost on our unhedged FHLB advances to 3.78% from 6.13%. The Bank's regulatory capital ratios, after the completion of the refinancing, were an important factor when management analyzed this transaction. The refinancing was undertaken at that time because the after-tax cost to prepay would still allow the Bank's regulatory capital ratios to be above levels required by the OTS to be classified as a well-capitalized institution. The following table presents the maturity structure and rates for the new $2.65 billion of FHLB advances.
Fiscal Year
Maturity	Amount	Rate
2005	$ 200,000	2.14%
2007	750,000	3.52
2008	900,000	3.87
2009	600,000	4.24
2010	200,000	4.63
	$ 2,650,000	3.78%

We expect to grow our balance sheet in future periods primarily through the origination and purchase of mortgage loans and purchasing of investment and mortgage-related securities as a supplement to our mortgage loan activity. The primary funding of our growth is expected to come through deposits by continuing to offer desirable products at competitive rates. We opened one new in-store office during fiscal year 2004 and a new traditional office in October 2004. We will continue to explore branch expansion opportunities in the future.

Quantitative and Qualitative Disclosure about Market Risk

Asset and Liability Management and Market Risk

The rates of interest we earn on assets and pay on liabilities generally are established contractually for a period of time. Fluctuations in interest rates have a significant impact on not only our net income, but also on the cash flows of those assets and liabilities and the market value of our assets and liabilities. Our results of operations, like those of other financial institutions, are impacted by these changes in interest rates and the interest rate sensitivity of our interest-earning assets and interest-bearing liabilities. The risk associated with changes in interest rates on the earnings of the Bank and the market value of its financial assets and liabilities is known as interest rate risk. Interest rate risk is our most significant market risk and our ability to adapt to these changes is known as interest rate risk management.

Based upon management's recommendations, the board of directors sets the asset and liability management policies of the Bank. These policies are implemented by the asset and liability management committee. This committee is chaired by our Chief Financial Officer and is comprised of members of our executive management which include the Chairman, the Chief Executive Officer, the Executive Vice President for Corporate Services, the Chief Lending Officer, the Executive Vice President for Retail Operations and the Controller. The purpose of the asset and liability management committee is to communicate, coordinate and control asset and liability management consistent with the business plan and board-approved policies. The asset and liability management committee sets goals for and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources to produce the highest profitability balanced against liquidity, capital adequacy and risk management objectives. The asset and liability management committee generally meets on a monthly basis to review, among other things, economic conditions and the outlook for interest rates, current and projected liquidity needs and capital positions, anticipated changes in the volume and mix of assets and liabilities, asset and liability repricing gap, market value of portfolio equity analyses and income simulations. At each meeting, the asset and liability management committee recommends appropriate strategy changes, if any, based on this review. The Chief Financial Officer or his designee is responsible for reviewing and reporting on the effects of the policy implementations and strategies to the board of directors, generally on a monthly basis.

In an attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor our interest rate risk. In monitoring this risk we regularly analyze and manage assets and liabilities based on their payment streams and interest rates, the timing of their maturities and their sensitivity to actual or potential changes in market interest rates. The asset and liability management committee regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments and/or investment strategies on net interest income and the market value of portfolio equity ("MVPE"), which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments, and evaluating this impact against the maximum potential changes in market value of portfolio equity that are authorized by the board of directors of the Bank.

The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained despite fluctuations in prevailing interest rates. The asset and liability repricing gap is a measure of the difference between the amount of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, maturing or repricing during the same period. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets maturing or repricing during the same period. Generally, during a period of rising interest rates, a negative gap within shorter repricing periods would adversely affect net interest income, while a positive gap within shorter repricing periods would result in an increase in net interest income. During a period of falling interest rates, the opposite would generally be true. As of September 30, 2004, the ratio of our one-year gap to total assets was a negative 5.54%, primarily due to the monthly repricing of our interest rate swaps.

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

  entering into interest rate swaps with a notional amount of $800.0 million to hedge certain FHLB advances;
  refinancing $2.40 billion of non-hedged FHLB advances;
  originating and purchasing adjustable-rate loans.

During the first quarter of fiscal year 2004 the Bank modified its policy regarding the use of interest rate swaps. The Bank is using interest rate swaps as a way to mitigate its exposure to the fixed-rate costs of $800.0 million of its long-term, fixed-rate FHLB advances. During the fourth quarter of fiscal year 2004 the Bank refinanced $2.40 billion of non-hedged FHLB advances. The refinancing shortened the average maturity of the refinanced FHLB advances to an average life of 43 months from 67 months. The Bank reduced the average stated rate, excluding the effect of the interest rate swaps, on all advances from 6.14% to 4.33%.

At September 30, 2003, the Bank had an approximate mix of 28% adjustable-rate loans and 72% fixed-rate loans. By September 30, 2004, this mix had become 33% adjustable-rate and 67% fixed-rate. During fiscal year 2004, 43% of loan originations, excluding loan purchases, were adjustable-rate compared to 34% in fiscal year 2003. During the third quarter of fiscal year 2004, management shifted its emphasis from purchasing mortgage-related securities to purchasing mortgage loans as yields on mortgage loans are more favorable than yields on mortgage-related securities with similar characteristics. Approximately 71% of the $537.1 million of mortgage loans purchased during fiscal year 2004 were adjustable-rate loans. Purchased loans accounted for approximately 37% of total loan originations and purchases during fiscal year 2004.

During periods of economic uncertainty, rising interest rates or extreme competition for loans, the Bank's ability to originate or purchase loans can be adversely affected. In such situations, the Bank may alternatively invest its funds into investment or mortgage-related securities. These alternate investments may have rates of interest lower than rates we could receive on loans, if we were able to originate or purchase them, potentially reducing the Bank's interest income.

Qualitative Disclosure about Market Risk

The following table sets forth the estimated percentage change in our net interest income over the next four-quarter period at each quarter end for the current fiscal year and at September 30, 2003 based on the indicated instantaneous, parallel and permanent changes in interest rates. The percentage change in each interest rate environment represents the difference between net interest income in the 0 basis point interest rate environment ("base case") and net interest income in each respective interest rate environment. Net interest income estimations used in preparing the table below are based upon the assumptions that the total composition of interest-earning assets and interest-bearing liabilities does not change and that any repricing of assets or liabilities occurs at market rates or anticipated market rates for the alternative rate environments as of the dates presented. The estimation of net interest income does not include any change in the amount of unamortized premium on mortgage-related securities, any projected gain-on-sale related to the sale of loans, the effect of the use of new interest rate swaps or income derived from non-interest income sources. It is important to consider that the estimated changes in net interest income are for a cumulative four-quarter period. These do not reflect the earnings expectations of management.
Percentage Change in Net Interest Income (next four quarters)

Change	At
(in basis points)	September 30,	June 30,	March 31,	December 31,	September 30,
in Interest Rates(1)	2004	2004	2004	2003	2003
-300 bp	n/m(2)	n/m(2)	n/m(2)	n/m(2)	n/m(2)
-200 bp	n/m(2)	n/m(2)	n/m(2)	n/m(2)	n/m(2)
-100 bp	-2.09	1.43	-1.79	-1.35	-7.91
000 bp	--	--	--	--	--
+100 bp	-5.54	-9.10	-6.41	-6.95	-1.68
+200 bp	-13.68	-19.50	-16.51	-16.29	-5.55
+300 bp	-22.44	-34.12	-31.66	-29.15	-12.02

  Assumes an instantaneous, permanent and parallel change in interest rates at all maturities.

  Not meaningful, as some market rates would compute to a rate less than zero percent.

Although the sensitivity in earnings is greater at September 30, 2004 compared to September 30, 2003, the absolute level of earnings is anticipated to be significantly greater in the base case scenario due to refinancing the unhedged advance portfolio. Net interest income, as modeled for this analysis, was relatively less sensitive to a decrease in interest rates at September 30, 2004 than at September 30, 2003, primarily as a result of entering into interest rate swaps during the current fiscal year. Net interest income was relatively more sensitive to an increase in interest rates at September 30, 2004 than at September 30, 2003 due to the interest rate swaps and the rates of the fixed-rate loans held in our portfolio at September 30, 2004 compared to the market rates in a rising rate environment. The refinancing of FHLB advances had little impact on the sensitivity of earnings because only $200.0 million of the new advances are scheduled to mature within the next thirty months.

    Sensitivity of income in a decreasing rate environment was improved at September 30, 2004 over September 30, 2003 due to the Bank paying a variable rate on the interest rate swaps that adjusts monthly based upon the one month LIBOR. To a lesser extent, the loan prepayments by customers during fiscal year 2003 has reduced the likelihood of significant increases in prepayments if market rates for mortgages decrease 100 basis points from levels at September 30, 2004.
    Sensitivity of income in a rising rate environment at September 30, 2004 was worse than at September 30, 2003 as the variable pay rate on the interest rate swaps would increase if interest rates increased. Interest rates, specifically the one month LIBOR rate, would have to increase more than 200 basis points from the base case at September 30, 2004 for the pay rate on the interest rate swaps to exceed the receive rate. Also contributing to the increased sensitivity of net interest income in the rising rate environment was the rates on the fixed-rate loans held in our portfolio being at or below current market rates, which is a market risk associated with being a portfolio lender. As market rates increase and prepayments on those loans decrease, the amount of cash available to reprice into higher market rates is reduced. The Bank is purchasing adjustable-rate loans and mortgage-related securities in order to allow interest-earning assets to reprice as interest rates increase. In addition, as interest rates rise, the loan and mortgage-related securities portfolios of the Bank are subject to the risk that prepayment speeds on these portfolios will decrease, causing the assets to have relatively longer lives and thereby increasing their interest rate sensitivity in the increasing rate environment. The relatively short average maturity of the certificate of deposit portfolio creates a risk that as market rates increase we could see the cost of deposits increase faster than the rates earned on our loan and mortgage-related securities portfolio, and this could lead to a decrease in our net interest income.

The following table sets forth the estimated percentage change in our MVPE at each quarter end for the current fiscal year and at September 30, 2003 based on the indicated instantaneous, parallel and permanent changes in interest rates. The percentage change in each interest rate environment represents the difference between MVPE in the base case and MVPE in each respective interest rate environment. The estimations of MVPE used in preparing the table below are based upon the assumptions that the total composition of interest-earning assets and interest-bearing liabilities does not change and that any repricing of assets or liabilities occurs at market rates or anticipated market rates for the alternative rate environments as of the dates presented. It is important to consider that the estimated MVPE is derived from the valuation of cash flows from financial assets and liabilities over the respective lives of each. The table presents the effects of the change in interest rates on our assets and liabilities as they mature, repay or reprice as shown by the change in the MVPE in changing interest rate environments.

Percentage Change in Market Value of Portfolio Equity

Change	At
(in basis points)	September 30,	June 30,	March 31,	December 31,	September 30,
in Interest Rates(1)	2004	2004	2004	2003	2003
-300 bp	n/m(2)	n/m(2)	n/m(2)	n/m(2)	n/m(2)
-200 bp	n/m(2)	n/m(2)	n/m(2)	n/m(2)	n/m(2)
-100 bp	-5.32	-1.61	-15.60	-8.80	-18.10
000 bp	--	--	--	--	--
+100 bp	-7.66	-8.81	-1.20	-3.90	3.80
+200 bp	-19.37	-22.16	-11.30	-14.80	-0.90
+300 bp	-31.52	-37.88	-25.90	-28.60	-9.30
  Assumes an instantaneous, permanent and parallel change in interest rates at all maturities.
  Not meaningful, as some market rates would compute to a rate less than zero percent.

Our MVPE at September 30, 2004 showed less sensitivity to a decrease in interest rates than at September 30, 2003 due to the refinancing of the FHLB advances and to the lower average rate on our loan portfolio. The refinance of our FHLB advances substantially increased our MVPE in the base case making changes in the market value estimations between changing rate environments have less impact on a percentage basis. The lower rate on our loan portfolio makes the impact of prepayments on the market value estimations in a down 100 basis point rate environment less dramatic than in the prior year. Our MVPE at September 30, 2004 showed more sensitivity to an increase in interest rates than at September 30, 2003 due primarily to the lower average rate on loans in our portfolio than one year ago and the effect of market rates in a rising rate environment on the valuation of our deposits.

The assumptions used by management to evaluate the vulnerability of our operations to changes in interest rates presented in the tables above are utilized in, and set forth under, the gap table and related notes beginning on page 15. Although management finds these assumptions reasonable given the constraints described above, the interest rate sensitivity of our assets and liabilities and the estimated effects of changes in interest rates on our net interest income and MVPE indicated in the above tables could vary substantially if different assumptions were used or actual experience differs from these assumptions. The Bank would generally experience greater interest rate risk based upon changes in market rates if the yield curve were to flatten or if the yield curve became inverted.

Gap Table: The gap table summarizes the anticipated maturities or repricing of our interest-earning assets and interest-bearing liabilities as of September 30, 2004, based on the information and assumptions set forth in the notes below.

At September 30, 2004
	Within Three Months	Three to Twelve Months	More Than One Year to Three Years	More Than Three Years to Five Years	Over Five Years	Total
Interest-earning assets:(1)	(Dollars in thousands)
Loans receivable:(2)
Mortgage loans:
Fixed	$ 249,270	$ 565,719	$ 992,024	$ 565,616	$ 807,586	$ 3,180,215
Adjustable	127,250	318,203	463,176	277,868	199,838	1,386,335
Other loans	177,783	7,003	7,228	3,056	7,655	202,725
Securities:
Non-mortgage(3)	50,000	107,648	190,431	190,000	100,000	638,079
Mortgage-related(4)	103,118	417,976	1,090,012	749,767	287,835	2,648,708
Other interest-earning assets	111,401	--	--	--	--	111,401
Total interest-earning assets	818,822	1,416,549	2,742,871	1,786,307	1,402,914	8,167,463

Interest-bearing liabilities:
Deposits:
Savings accounts(5)	5,197	15,592	18,773	16,610	69,820	125,992
NOW accounts(5)	9,119	27,357	66,423	162,674	114,890	380,463
Money market deposit accounts(5)	56,868	170,604	236,373	176,538	289,479	929,862
Certificates of deposit	366,750	1,004,084	1,108,533	206,534	5,254	2,691,155
Borrowings	852,777	200,000	750,000	1,500,000	200,000	3,502,777
Total interest-bearing liabilities	1,290,711	1,417,637	2,180,102	2,062,356	679,443	7,630,249

Excess (deficiency) of interest-earning assets over
interest-bearing liabilities	$ (471,889)	$ (1,088)	$ 562,769	$ (276,049)	$ 723,471	$ 537,214

Cumulative excess (deficiency) of interest-earning
assets over interest-bearing liabilities	$ (471,889)	$ (472,977)	$ 89,792	$ (186,257)	$ 537,214

Cumulative excess (deficiency) of interest-earning
assets over interest-bearing liabilities as a percent
of total assets at September 30, 2004	(5.52)%	(5.54)%	1.05%	(2.18)%	6.29%

Cumulative one-year gap at September 30, 2003		1.33%

Cumulative one-year gap at September 30, 2002		12.22%

(1) Adjustable-rate loans are included in the period in which the rate is next scheduled to adjust, rather than in the period in which the loans are due or in the period in which repayments are expected to occur prior to their next rate adjustment. Fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization and prepayment assumptions.

(2) Balances have been reduced for non-performing loans, which totaled $6.1 million at September 30, 2004.

(3) Based on contractual maturities.

(4) Reflects the Bank's estimated prepayments based upon the current market rates for loans and the rates on the loans in our portfolio.

(5) Although our NOW accounts, passcard savings accounts and money market deposit accounts are subject to immediate withdrawal, management considers a substantial amount of such accounts to be core deposits having significantly longer effective maturities. The decay rates used on these accounts are based on assumptions developed based upon our actual experience with these accounts. If all of our NOW accounts, passcard savings accounts and money market deposit accounts had been assumed to be subject to repricing within one year, interest-bearing liabilities which were estimated to mature or reprice within one year would have exceeded interest-earning assets with comparable characteristics by $(1.62) billion, for a cumulative one-year gap of (19.02)% of total assets.

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

The FHLB advances designated in hedging relationships have maturities ranging from May 2008 to August 2010. The following summarizes the interest rate swap agreements by maturity date at September 30, 2004:
			Paying
Fiscal		Notional	1 Month			Receiving
Year	Fair	Principal	LIBOR		Interest	Interest
Maturity	Value(1)	Amount	Rate(2)	Margin	Rate	Rate	Spread
	(Dollars in thousands)
2008	$ (847)	$ 225,000	1.65%	2.41%	4.06%	5.68%	1.62%
2010	276	575,000	1.65%	2.51%	4.16%	6.35%	2.19%
	$ (571)	$ 800,000	1.65%	2.48%	4.13%	6.16%	2.03%
  The one month LIBOR rate as of September 30, 2004 was 1.84%. This rate was used to calculate the fair value of the interest rate swaps at September 30, 2004. This rate plus the margin noted above will be the paying interest rate during October 2004.
  The one month LIBOR rate as of August 27, 2004 was 1.65%. This rate plus the margin noted above was the paying interest rate during September 2004.

Critical Accounting Policies

Our policies with respect to the methodologies used to determine the allowance for loan losses, the valuation of mortgage servicing rights and our policy regarding derivative instruments are our most critical accounting policies because they are important to the presentation of our financial condition and results of operations, involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. The use of different judgments, assumptions and estimates could cause reported results to differ materially. These critical accounting policies and their application are reviewed at least annually with our Audit Committee and board of directors. Following is a description of our critical accounting policies and an explanation of the methods and assumptions underlying their application.

Allowance for Loan Losses. We maintain an allowance for loan losses to absorb losses known and inherent in the loan portfolio based upon ongoing, quarterly assessments of the loan portfolio. Our methodology for assessing the appropriateness of the allowance consists of several key elements, which include a formula allowance, specific allowances for identified problem loans and portfolio segments and economic conditions that may lead to credit risk concerns about the loan portfolio or segments of the loan portfolio. In addition, the allowance incorporates the results of measuring impaired loans as provided in Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These accounting standards prescribe the measurement methods, income recognition and disclosures related to impaired loans.

The formula allowance is calculated by applying loss factors to outstanding loans based on the internal risk evaluation of such loans or pools of loans. Changes in risk evaluations of both performing and non-performing loans affect the amount of the formula allowance. Loss factors are based both on our historical loss experience and on significant factors that, in management's judgment, affect the collectibility of the portfolio as of the evaluation date. Loss factors for loans on residential properties with greater than four units and loans on construction and development and commercial properties are computed based on an evaluation of inherent losses on these loans. Loan loss factors for portfolio segments are representative of the credit risks associated with loans in those segments. The greater the credit risks associated with a particular segment, the greater the loss factor. Loss factors increase within each portfolio segment as loans become classified, delinquent, the foreclosure process begins or as economic conditions warrant.

The appropriateness of the allowance is reviewed by management based upon its evaluation of then-existing economic and business conditions affecting our key lending areas. Other conditions that management considers in determining the appropriateness of the allowance include, but are not limited to, changes to our underwriting standards, credit quality trends (including changes in non-performing loans expected to result from existing economic conditions), trends in collateral values, loan volumes and concentrations, and recent loss experience in particular segments of the portfolio that existed as of the balance sheet date and the impact that such conditions were believed to have had on the collectibility of those loans.

Senior management reviews these conditions quarterly in discussions with our senior credit officers. To the extent that any of these conditions are evidenced by a specifically identifiable problem loan or portfolio segment as of the evaluation date, management's estimate of the effect of such condition may be reflected as a specific allowance applicable to such loan. Where any of these conditions are not evidenced by a specifically identifiable problem loan or portfolio segment as of the evaluation date, management's evaluation of the loss related to these conditions is reflected in the unallocated allowance associated with our homogeneous population of mortgage loans. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific problem loans or portfolio segments.

The amounts actually observed in respect to these losses can vary significantly from the estimated amounts. Our methodology permits adjustments to any loss factor used in the computation of the formula allowance in the event that, in management's judgment, significant factors which affect the collectibility of the portfolio, as of the evaluation date, are not reflected in the current loss factors. By assessing the estimated losses inherent in our loan portfolios on a quarterly basis, we can adjust specific and inherent loss estimates based upon more current information.

Assessing the adequacy of the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans or changes in the market value of collateral securing loans, that may be susceptible to significant change. In the opinion of management, the allowance when taken as a whole, is adequate to absorb reasonable estimated loan losses inherent in our loan portfolios.

Valuation of Mortgage Servicing Rights ("MSR"). The Bank records MSR as a result of retaining the servicing on loans that are sold. Impairment exists if the carrying value of MSR exceeds the estimated fair value of the MSR. MSR are stratified by the underlying loan term and by interest rate. Individual impairment allowances for each stratum are established when necessary and then adjusted in subsequent periods to reflect changes in the measurement of impairment. The estimated fair value of each MSR stratum is determined through analysis of future cash flows incorporating numerous assumptions including: servicing income, servicing costs, market discount rates, prepayment speeds and other market driven data.

The fair value of MSR is highly sensitive to changes in assumptions. Changes in prepayment speed assumptions have the most significant impact on the fair value of MSR. Generally, as interest rates decline, prepayments accelerate due to increased refinance activity, which results in a decrease in the fair value of MSR. As interest rates rise, prepayments slow which generally results in an increase in the fair value of MSR. All assumptions are reviewed for reasonableness on a quarterly basis and adjusted as necessary to reflect current and anticipated market conditions. Thus, any measurement of the fair value of MSR is limited by the conditions existing and the assumptions utilized as of a particular point in time, and those assumptions may not be appropriate if applied at a different point in time.

Derivative Instruments. The Bank has entered into interest rate swap agreements to hedge certain FHLB advances. The Bank pays a variable rate of interest tied to the one month LIBOR and receives a fixed-rate of interest matching the hedged FHLB advances. When the Bank entered into the interest rate swap agreements, they were designated as fair value hedges. All terms in the interest rate swap agreements relating to the pay-fixed rate components and timing of cash flows match the terms of the hedged FHLB advances. Therefore, the Bank has assumed no ineffectiveness in the hedging relationship and accounts for the interest rate swaps using the shortcut method. Any gain or loss in the fair value of the interest rate swaps is offset by a gain or loss on the hedged FHLB advances.

Before undertaking the hedge, management formally documented its risk management objectives, strategy and the relationship between the interest rate swap agreements and the hedged FHLB advances. To qualify for hedge accounting, the interest rate swaps and the related FHLB advances must be designated as a hedge. Both at the inception of the hedge and on an ongoing basis, management assesses whether the hedging relationship is expected to be highly effective in offsetting changes in fair values of the hedged FHLB advances. If at some point it is determined that the interest rate swaps are not highly effective as a hedge, hedge accounting will be discontinued. If hedge accounting is discontinued, changes in the fair value of the interest rate swaps will be recorded in earnings and the hedged FHLB advances will no longer be adjusted for changes in fair value.

Weighted Average Yields and Rates

The following table presents the weighted average yields earned on loans, investments and other interest-earning assets, the weighted average rates paid on deposits, certificates and borrowings and the resultant interest rate spreads at the dates indicated.

	At September 30,
	2004	2003	2002

Weighted average yield on:
Loans receivable	5.44%	5.70%	6.70%
Mortgage-related securities	3.57	2.99	5.56
Investment securities	4.89	3.52	5.20
Cash and cash equivalents	1.76	0.64	1.77
Capital stock of FHLB	3.75	3.50	4.75
Combined weighted average yield on
interest-earning assets	4.72	4.44	6.00

Weighted average rate paid on:
Savings deposits	0.65	0.65	1.00
Demand and NOW deposits	1.01	0.99	1.46
Certificate accounts	2.79	3.20	4.09
Borrowings	3.87	6.06	6.07
Combined weighted average rate paid on
interest-bearing liabilities	2.95	4.02	4.50

Spread	1.77%	0.42%	1.50%

Average Balances, Net Interest Income, Yields Earned and Rates Paid: The table below presents for the fiscal years ending September 30, 2004, 2003, and 2002 the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made.

	September 30, 2004			September 30, 2003			September 30, 2002
	Average	Interest		Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
Assets	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$ 4,230,033	$ 236,917	5.60%	$ 4,213,737	$ 276,146	6.55%	$ 5,139,238	$ 358,680	6.98%
Other loans	198,171	10,448	5.26	206,118	11,375	5.52	208,718	12,958	6.21
Total loans receivable, net	4,428,204	247,365	5.59	4,419,855	287,521	6.51	5,347,956	371,638	6.95
Mortgage-related securities	2,825,549	94,469	3.34	3,027,239	115,262	3.81	2,505,290	149,417	5.96
Investments and cash equivalents	907,752	36,895	4.07	931,610	32,756	3.51	610,375	27,980	4.58
Capital stock of FHLB	171,208	6,104	3.57	168,413	5,997	3.56	161,908	8,097	5.00
Total interest-earning assets(1)	8,332,713	384,833	4.62	8,547,117	441,536	5.17	8,625,529	557,132	6.46
Other noninterest-earning assets(2)	148,425			141,214			119,482
Total assets	$ 8,481,138			$ 8,688,331			$ 8,745,011

Liabilities and stockholders' equity
Interest-bearing liabilities:
Savings deposits	$ 123,077	778	0.63	$ 115,283	916	0.79	$ 104,948	1,205	1.15
Demand and NOW deposits	1,317,027	12,917	0.98	1,238,858	15,034	1.21	1,079,793	18,474	1.71
Certificate accounts	2,722,083	79,236	2.90	2,942,356	108,567	3.69	3,174,630	147,587	4.65
Total deposits	4,162,187	92,931	2.23	4,296,497	124,517	2.90	4,359,371	167,266	3.84
Borrowings(3)	3,280,145	175,711	5.27	3,298,956	202,331	6.06	3,308,757	203,477	6.07
Total interest-bearing liabilities	7,442,332	268,642	3.57	7,595,453	326,848	4.27	7,668,128	370,743	4.80
Other noninterest-bearing liabilities(2)	103,582			108,263			108,516
Stockholders' equity(2)	935,224			984,615			968,367
Total liabilities and stockholders' equity	$ 8,481,138			$ 8,688,331			$ 8,745,011

Net interest income		$ 116,191			$ 114,688			$ 186,389
Net interest rate spread			1.05%			0.90%			1.66%
Net earning assets	$ 890,381			$ 951,664			$ 957,401
Net interest margin			1.39%			1.34%			2.16%
Ratio of interest-earning assets to
interest-bearing liabilities			1.12			1.13			1.12
  Calculated net of deferred loan fees, loan discounts, and loans in process. Non-accruing loans are included in the loans receivable average balance at a yield of zero percent.
  Calculated using month end balances.
  Includes a reduction in net interest expense of $15.7 million as a result of interest rate swaps for the year ended September 30, 2004.

Rate/Volume Analysis: The table below presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities, comparing fiscal years 2004 to 2003 and fiscal years 2003 to 2002. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume, which are changes in the average balance multiplied by the previous year's average rate, (2) changes in rate, which are changes in the average rate multiplied by the average balance from the previous year, and (3) changes due to both rate and volume, which are changes in the average balance multiplied by the change in the average rate.

	Year Ended September 30,
	2004 vs. 2003				2003 vs. 2002
	Increase (Decrease) Due to				Increase (Decrease) Due to
	Volume	Rate	Rate/ Volume	Total	Volume	Rate	Rate/ Volume	Total
	(Dollars in thousands)				(Dollars in thousands)
Interest-earning assets:
Loans receivable, net	$ 659	$ (40,680)	$ (135)	$ (40,156)	$ (64,754)	$ (23,320)	$ 3,958	$ (84,116)
Mortgage-related securities	(7,677)	(14,052)	936	(20,793)	31,129	(54,028)	(11,256)	(34,155)
Investment and cash equivalents	(263)	4,306	96	4,139	16,208	(7,239)	(4,194)	4,775
Capital stock of FHLB	100	7	--	107	325	(2,331)	(93)	(2,099)
Total interest-earning assets	$ (7,181)	$ (50,419)	$ 897	(56,703)	$ (17,092)	$ (86,918)	$ (11,585)	(115,595)

Interest-bearing liabilities:
Savings deposits	$ 62	$ (185)	$ (12)	(135)	$ 119	$ (378)	$ (37)	(296)
Demand and NOW deposits	948	(2,855)	(180)	(2,087)	2,717	(5,349)	(788)	(3,420)
Certificate accounts	(7,859)	(23,245)	1,740	(29,364)	(10,786)	(30,476)	2,230	(39,032)
Borrowings	(707)	(26,062)	149	(26,620)	(816)	(331)	1	(1,146)
Total interest-bearing liabilities	$ (7,556)	$ (52,347)	$ 1,697	(58,206)	$ (8,766)	$ (36,534)	$ 1,406	(43,894)

Net interest income				$ 1,503				$ (71,701)

Financial Condition

Total assets decreased $41.8 million to $8.54 billion at September 30, 2004. The decrease in assets was mainly attributed to a decrease in investment securities of $384.3 million and a decrease in mortgage-related securities of $295.5 million, partially offset by an increase in loans receivable of $439.8 million, an increase in cash and cash equivalents of $129.6 million and the recording of a deferred tax asset related to the refinancing of the FHLB advances. The decrease in investment securities was due to maturities and calls during fiscal year 2004. The increase in loans was attributed to the Bank purchasing $537.1 million mortgage loans during fiscal year 2004 compared to $182.0 million in fiscal year 2003. Approximately 71% of the loans purchased during fiscal year 2004 were adjustable-rate loans. The increase in loans was also due to a significant slow down in prepayments compared to the prior year. The increase in cash and cash equivalents was due to a nationwide lender not filling all of its commitments to sell mortgage loans to the Bank at June 30, 2004, as the lender was purchased by another company. Subsequent to September 30, 2004, the Company purchased mortgage-related securities with those funds. It is the Company's current intent to continue to purchase mortgage loans instead of purchasing mortgage-related securities and the Company is in the process of evaluating other lenders to fill mortgage loan needs.

Total liabilities increased $102.3 million to $7.71 billion at September 30, 2004. The increase in liabilities was mainly attributed to an increase in FHLB advances partially offset by a decrease in deposits and other borrowings. In July 2004, the Bank refinanced $2.40 billion of non-hedged FHLB advances. The Bank entered into $2.65 billion of new fixed-rate, fixed-term FHLB advances that have no conversion features. The additional $250.0 million of FHLB advances was used primarily to finance the prepayment penalty associated with refinancing. Since September 30, 2003, deposits have decreased $110.4 million to $4.13 billion at September 30, 2004. There has been growth in all deposit categories between September 30, 2003 and 2004 except in certificates of deposit. The total decrease in certificates of $124.4 million during fiscal year 2004 more than offset the growth in all other deposit categories during fiscal year 2004. In October 2003, the Company prepaid its other borrowings of $81.4 million and then issued $53.6 million of Junior Subordinated Deferrable Interest Debentures ("Debentures") in connection with a trust preferred securities offering in March 2004. The $81.4 million of other borrowings required principal payments of $20.3 million plus interest each year through fiscal year 2007. The Debentures require quarterly interest payments but the principal is not due until maturity on April 7, 2034. The Debentures are callable, in part or whole, beginning on April 7, 2009. By prepaying the $81.4 million in other borrowings, the Company was able to decrease its annual cash outflow at the holding Company level.

Stockholders' equity decreased to $832.4 million at September 30, 2004 from $976.4 million at September 30, 2003. The decrease was primarily due to the net loss of $106.3 million for fiscal year 2004, due to the prepayment penalty of $146.6 million, after tax, associated with refinancing certain FHLB advances, and to a lesser extent the $54.4 million payment of dividends. The decrease was offset by an increase of $10.4 million in additional paid-in capital and a decrease of $4.1 million in treasury stock.

Loans Receivable. The loan portfolio increased from $4.31 billion at September 30, 2003 to $4.75 billion at September 30, 2004. During the fiscal year ended September 30, 2004, the Bank originated, refinanced and purchased loans totaling $1.44 billion at an average yield of 4.93%. The volume of originations and purchases was partially offset by loan repayments of $992.4 million.

During the third quarter of fiscal year 2004, management shifted its emphasis from purchasing mortgage-related securities to purchasing mortgage loans as rates on mortgage loans are more favorable than rates on mortgage-related securities and an adequate supply was available. Management's intention is to retain the purchased mortgage loans in the Bank's loan portfolio. The trend of purchasing mortgage loans rather than mortgage-related securities is expected to continue.

The average yield on our loan portfolio decreased 26 basis points from 5.70% at September 30, 2003 to 5.44% at September 30, 2004. The decrease in the average yield is due to a reduction in the average rate on mortgages held in the portfolio as a result of loan modifications, refinances and originations of mortgage loans with rates generally below the average portfolio rate. Generally, during the twelve month period ended September 30, 2004, the Bank's 30 year fixed-rate loans, with no points paid by the borrower, were priced at approximately 164 basis points above the average 10 year Treasury rate, while our 15 year fixed-rate loans were priced approximately 97 basis points above the average 10 year Treasury rate.

Modifications allow the customer to pay a fee to obtain current market rates without having to process a complete new loan application. Modifications decreased significantly during fiscal year 2004 due to the increase in long-term interest rates in fiscal year 2004 compared to fiscal year 2003. Modifications totaled $241.5 million for the year ended September 30, 2004, a decrease of $1.70 billion, or 87.6%, from the same period one year ago. The following table summarizes the number and amount of real estate loans modified over the past four fiscal years and the average rate before and after the modification.
			Weighted	Weighted
		Real Estate	Average Rate	Average Rate
Fiscal		Loans	Before	After
Year	Count	Modified	Modification	Modification
	(Dollars in thousands)
2004	1,855	$ 241,514	6.29%	5.23%
2003	14,647	1,946,341	6.76	5.50
2002	8,166	1,089,584	7.27	6.21
2001	2,551	344,378	7.75	6.91

Loans that are refinanced represent loans that have been paid off with a new loan recorded. This process requires the complete underwriting of the new loan. Refinancing volume decreased significantly during fiscal year 2004 due to the increase in long-term interest rates in fiscal year 2004 compared to fiscal year 2003. Refinanced loans totaled $186.7 million for the year, a decrease of $433.3 million, or 69.9%, from the prior year. The following table summarizes the number and amount of one- to four-family loans refinanced over the past four fiscal years and the percent of one- to four-family loan refinances to one- to four-family originations.
Fiscal Year		One- to Four-	Percent of
		Family Loans	One- to Four-Family
	Count	Refinanced	Loan Originations
	(Dollars in thousands)
2004	1,517	$186,741	25.27%
2003	4,942	620,018	42.20%
2002	3,107	383,752	28.42%
2001	1,774	211,207	19.06%

The following table summarizes the activity in the loan portfolio for the periods indicated, excluding changes in loans in process, deferred fees and allowance for loan losses. The weighted average contractual life of our mortgage loan portfolio at September 30, 2004 was 22.2 years, a slight increase from 21.9 years at September 30, 2003.

	For the Three Months Ended
	September 30, 2004		June 30, 2004		March 31, 2004		December 31, 2003
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Loans receivable:	(Dollars in thousands)
Beginning balance	$4,583,879	5.47%	$4,412,445	5.57%	$4,388,194	5.64%	$4,354,925	5.70%
Originations and refinances	220,444	5.41	269,904	5.11	176,810	5.00	237,044	5.24
Purchases	227,052	4.41	197,509	4.46	69,417	4.70	43,087	4.66
Repayments	(234,385)		(297,543)		(216,784)		(243,713)
Transfer to loans held for sale	(3,412)		(919)		(4,356)		(1,111)
Other	562		2,483		(836)		(2,038)
Ending balance	$4,794,140	5.44%	$4,583,879	5.47%	$4,412,445	5.57%	$4,388,194	5.64%

	For the Year Ended
	2004		2003
	Amount	Yield	Amount	Yield
Loans receivable:	(Dollars in thousands)
Beginning balance	$4,354,925	5.70%	$4,909,836	6.70%
Originations and refinances	904,202	5.20	1,648,199	5.24
Purchases	537,065	4.49	182,017	4.08
Repayments	(992,425)		(1,898,084)
Transfer to loans held for sale	(9,798)		(481,033)
Other	171		(6,010)
Ending balance	$4,794,140	5.44%	$4,354,925	5.70%

Mortgage-Related Securities. The yield on mortgage-related securities increased 58 basis points to 3.57% at September 30, 2004. During fiscal year 2003, there were purchases of $3.06 billion of mortgage-related securities at an average yield of 3.95% which essentially repriced the entire mortgage-related security portfolio to then current market rates. Prepayments slowed significantly during fiscal year 2004, due to an increase in market interest rates, which extended the weighted average life ("WAL") of mortgage-related securities. During fiscal year 2004, $886.8 million of mortgage-related securities were purchased, representing 76% of the maturities and repayments during fiscal year 2004. These new securities had an average yield of 3.85% and a term to maturity of 8.1 years when purchased. The combination of these factors resulted in increasing the yield on mortgage-related securities at September 30, 2004 compared to September 30, 2003.

The following table provides a summary of the activity in our portfolio of mortgage-related securities for the periods presented. The yields and WAL for purchases are presented as recorded at the time of purchase. The yields and WAL for the beginning and ending balances are as of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented.

	For the Three Months Ended
	September 30, 2004			June 30, 2004			March 31, 2004			December 31, 2003
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
Mortgage-related securities:	(Dollars in thousands)
Beginning balance	$2,890,609	3.31%	4.93	$2,990,238	3.65%	4.54	$2,595,541	3.46%	3.28	$2,944,174	2.99%	3.14
Maturities and repayments	(252,584)			(359,815)			(206,651)			(341,121)
Net amortization of premiums/discounts	(4,247)			(7,059)			(4,240)			(6,176)
Purchases:
Fixed	1,626	5.12	6.40	193,154	4.57	5.58	175,403	4.22	5.25	500	5.23	6.72
ARMs	--	--	--	97,891	4.05	10.17	418,215	3.31	10.07	--	--	--
Change in valuation on AFS securities	13,304			(23,800)			11,970			(1,836)
Ending balance	$2,648,708	3.57%	3.35	$2,890,609	3.31%	4.93	$2,990,238	3.65%	4.54	$2,595,541	3.46%	3.28

	For the Year Ended
	2004			2003
	Amount	Yield	WAL	Amount	Yield	WAL
Mortgage-related securities:	(Dollars in thousands)
Beginning balance	$2,944,174	2.99%	3.14	$2,574,880	5.56%	2.71
Maturities and repayments	(1,160,171)			(2,629,603)
Net amortization of premiums/discounts	(21,722)			(28,215)
Purchases:
Fixed	370,683	4.40	5.43	426,210	4.19	5.17
ARMs	516,106	3.45	10.09	2,632,066	3.91	9.95
Change in valuation on AFS securities	(362)			(31,164)
Ending balance	$2,648,708	3.57%	3.35	$2,944,174	2.99%	3.14

Investment Securities. Investment securities, which consist of agency bonds, decreased from $1.02 billion at September 30, 2003 to $638.1 million at September 30, 2004. The decrease was due to maturities of $470.2 million and calls of $60.0 million during fiscal year 2004. The majority of the maturities occurred during the second quarter. The maturity of these lower yielding securities increased the yield on the investment security portfolio 137 basis points to 4.89% at September 30, 2004.

The following table provides a summary of the activity of investment securities for the periods presented. The yields and WAL for purchases are presented as recorded at the time of purchase. The yields and WAL for the beginning and ending balances are shown as of the period presented.

	For the Three Months Ended
	September 30, 2004			June 30, 2004			March 31, 2004			December 31, 2003
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
Investment securities:	(Dollars in thousands)
Beginning balance	$ 663,355	4.89%	5.07	$ 738,790	4.90%	1.72	$1,144,850	3.80%	2.71	$1,022,412	3.52%	1.53
Maturities and calls	(25,000)			(75,000)			(405,205)			(25,000)
Net amortization of premiums/discounts	(276)			(335)			(955)			(2,562)
Purchases and transfers	--	--	--	(100)	--	--	100	--	--	150,000	5.92	15.00
Ending balance	$ 638,079	4.89%	1.73	$ 663,355	4.89%	5.07	$ 738,790	4.90%	1.72	$1,144,850	3.80%	2.71

	For the Year Ended
	2004			2003
	Amount	Yield	WAL	Amount	Yield	WAL
Investment securities:	(Dollars in thousands)
Beginning balance	$1,022,412	3.52%	1.53	$ 500,814	5.20%	2.44
Maturities and calls	(530,205)			(75,000)
Net amortization of premiums/discounts	(4,128)			(8,446)
Purchases	150,000	5.92	15.00	605,044	2.25	2.69
Ending balance	$ 638,079	4.89%	1.73	$1,022,412	3.52%	1.53

Deferred Tax Asset. Under the Internal Revenue Code, the Bank is required to amortize the $236.1 million prepayment penalty associated with the FHLB advance refinancing over the term of the new advances as an original issue discount. Through September 30, 2010, the Bank will take annual deductions on its tax return for the amount of the original issue discount amortized in that year, as a yield adjustment to recorded FHLB advance expense. The Bank will take a deduction of $4.7 million, net of tax, on its current year tax return related to the amortization of the original issue discount. The Bank recorded a deferred tax asset of $89.5 million associated with the FHLB advance refinancing, with a balance of $84.8 million at September 30, 2004, for the original issue discount that will be amortized in the future.

Liabilities.   Liabilities increased $102.3 million from $7.61 billion at September 30, 2003 to $7.71 billion at September 30, 2004. The increase was primarily attributable to the additional $250.0 million of FHLB advances entered into primarily to finance the prepayment penalty associated with refinancing the FHLB advances. The increase was partially offset by a decrease in our certificates of deposit and also due to the Company prepaying its other borrowings of $81.4 million in October of 2003 and then issuing $53.6 million of Debentures in March 2004.

Certificates of deposit decreased $124.4 million, or 4.4%, to $2.69 billion at September 30, 2004. As certificates matured over the past year, the renewing rates were generally lower than the original rates on those certificates. Not all customers reinvested maturing certificates at current rates offered by the Bank. During fiscal year 2004, our strategy was to maintain our net interest margin rather than maintaining or growing the certificates of deposit portfolio. To maintain or grow the certificates of deposit portfolio, the Bank would have had to increase the rates offered on certificates of deposit which likely would have reduced the net interest margin. During fiscal year 2005, management intends to implement a more competitive pricing strategy for short-term and medium-term certificates of deposit to at least maintain, if not grow, our certificates of deposit.

While we do not price our deposits based upon any market index, except our 18 month floating rate certificate, our offered rates generally follow the one year LIBOR rate and the two and three year treasury rates. Since September 30, 2003, the pricing, on average, of our one, two and three year certificates have generally been below the one year LIBOR rate and the two and three year treasury rates, respectively. The average pricing since September 30, 2003 on our one year certificates have been 30 basis points below the one year LIBOR rate, our two year certificates have been 5 basis points below the two year treasury rate and our three year certificates have been 38 basis points above the three year treasury rate. The table below presents the Company's deposit portfolio at the dates indicated.

	At			At			At
	June 30, 2004			March 31, 2004			December 31, 2003
		Average	% of		Average	% of		Average	% of
	Amount	Cost	Total	Amount	Cost	Total	Amount	Cost	Total
	(Dollars in thousands)
Demand	$ 391,661	0.22%	9.38%	$ 395,512	0.21%	9.54%	$ 384,356	0.22%	9.21%
Passbook & passcard	125,683	0.65	3.01	127,264	0.65	3.07	118,575	0.65	2.84
Money market select	938,550	1.28	22.49	939,669	1.27	22.67	932,551	1.27	22.34
Certificates	2,718,219	2.85	65.12	2,682,397	2.85	64.72	2,738,103	3.01	65.61
Total deposits	$4,174,113	2.18%	100.00%	$4,144,842	2.17%	100.00%	$4,173,585	2.30%	100.00%

	At			At
	September 30, 2004			September 30, 2003
		Average	% of		Average	% of
	Amount	Cost	Total	Amount	Cost	Total
	(Dollars in thousands)
Demand	$ 380,463	0.21%	9.22%	$ 374,506	0.26%	8.84%
Passbook & passcard	125,992	0.65	3.05	119,532	0.65	2.82
Money market select	929,862	1.33	22.53	928,260	1.28	21.90
Certificates	2,691,155	2.79	65.20	2,815,591	3.20	66.44
Total deposits	$4,127,472	2.16%	100.00%	$4,237,889	2.45%	100.00%

The following table presents deposit activity for the periods indicated.

	For the Three Months Ended				For the Year Ended
	September 30,	June 30,	March 31,	December 31,
	2004	2004	2004	2003	2004	2003
Deposit activity:	(Dollars in thousands)				(Dollars in thousands)
Opening balance	$4,174,113	$4,144,842	$4,173,585	$4,237,889	$4,237,889	$4,391,874
Deposits	1,619,660	1,701,202	1,614,028	1,572,856	6,507,746	6,315,243
Withdrawals	1,686,291	1,691,814	1,663,298	1,659,052	6,700,455	6,578,835
Interest credits	19,990	19,883	20,527	21,892	82,292	109,607
Ending balance	$4,127,472	$4,174,113	$4,144,842	$4,173,585	$4,127,472	$4,237,889

Net (decrease) increase	$ (46,641)	$ 29,271	$ (28,743)	$ (64,304)	$ (110,417)	$ (153,985)

Stockholders' Equity. Total stockholders' equity decreased $144.0 million, or 14.8%, to $832.4 million at September 30, 2004. The decrease in stockholders' equity was due primarily to the net loss of $106.3 million and to a lesser extent dividends paid of $54.4 million, comprised of four quarterly dividend payments of $0.50 per public share each quarter and a special 2003 calendar year-end dividend of $0.81 per public share. The decrease was partially offset by an increase in additional paid-in-capital and a decrease in treasury stock. The increase in additional paid-in capital was due primarily to the valuation on Employee Stock Ownership Plan ("ESOP") shares and stock options exercised. The decrease in treasury stock was due to the net effect of stock options exercised.

Dividends from the Company are the only source of funds for MHC. MHC has waived all previous dividends from the Company. It is expected that MHC will continue to waive future dividends outside of dividends needed to continue operations.

The following table shows the number of shares eligible to receive dividends ("public shares") because of the waiver of dividends by MHC at September 30, 2004:
Total voting shares outstanding at September 30, 2003	73,309,059
Net Recognition and Retention Plan ("RRP") grants (net of forfeitures)	5,000
Options exercised, net	676,742
Total voting shares outstanding at September 30, 2004	73,990,801
Unallocated shares in ESOP	(1,814,746)
Shares held by MHC	(52,192,817)
Total public shares at September 30, 2004	19,983,238

Comparison of Results of Operations for the Years Ended September 30, 2004 and 2003

As previously discussed, the Bank refinanced $2.40 billion of FHLB advances and incurred a prepayment penalty of $236.1 million, pre-tax, or $146.6 million after tax. Management believes, in addition to its regular reporting requirements, it is important for comparability purposes to present selected financial results and performance ratios excluding the prepayment penalty on a non-GAAP basis. Because of the magnitude and non-recurring nature of the prepayment penalty, this transaction is discussed in more detail below. A Selected Financial Results and Ratio table is included after the discussion below to provide a reconciliation of actual (GAAP) amounts and percentages to the adjusted (non-GAAP) amounts and percentages.

For the year ended September 30, 2004, the Company recognized a net loss of $106.3 million, compared to net income of $52.0 million for the year ended September 30, 2003. The net loss was the result of the prepayment penalty associated with refinancing the FHLB advances. Excluding the prepayment penalty and the related tax impact, net income for the year was $40.3 million, as set forth in the non-GAAP Selected Financial Results and Ratios table, or $11.7 million less than the prior year. The decrease, excluding the prepayment penalty, in net income was related primarily to the Bank not selling mortgage loans during the current year.

During the fiscal year ended September 30, 2003, the Bank sold $591.6 million in fixed-rate single-family loans into the secondary market for a gain of $18.5 million, pre-tax. During the year ended September 30, 2004, the Bank did not sell any mortgage loans, a primary contributor to the decrease in net income between the two years, excluding the prepayment penalty. Long-term interest rates generally increased during fiscal year 2004 compared to fiscal year 2003. The increase in long-term rates reduced the Bank's opportunity to originate or modify mortgage loans at then current market rates that would result in a gain if the mortgage loans were sold due to pricing levels generally available in the secondary mortgage market. The potential impact on our net interest margin, had the Bank continued to sell loans, was also considered by management. The yields on mortgage loans are more favorable than the yields on mortgage-related securities, which might have been purchased with proceeds from mortgage loans sales. Rather than selling mortgage loans and purchasing mortgage-related securities with those cash flows, management determined the best long-term option was to retain its mortgage loan portfolio.

The net interest margin increased 5 basis points from the prior year to 1.39% for the year ended September 30, 2004. The slight increase in the net interest margin was due to a decrease in the average rate and average balance of interest-bearing liabilities which was more than the decrease in the average rate and average balance of interest-earning assets.

The average rate on the FHLB advances decreased 86 basis points compared to the prior year due to the FHLB advances on which there are interest rate swaps of a notional amount of $800.0 million designated as fair value hedges ("swapped FHLB advances") and the refinanced FHLB advances. The swapped FHLB advances had an average pay rate of 3.71% during the year, which reduced the average rate on all FHLB advances by 47 basis points for the fiscal year. Prior to the refinancing in July 2004, the $2.40 billion of FHLB advances had an average rate of 6.13%. The average rate of the $2.65 billion of new FHLB advances is 3.78%. The refinancing of the FHLB advances reduced the average cost of our FHLB advances by 39 basis points compared to the prior year, even though the refinancing took place nine months into the fiscal year. Interest expense on the FHLB advances was reduced by $24.9 million between the two years primarily due to the interest rate swaps and to a lesser extent, the refinancing of the FHLB advances. Because the pay rate on the swapped FHLB advances is adjustable (a stated margin over the one month LIBOR rate), our interest expense on these advances will increase if market rates rise above rates at September 30, 2004. See "Quantitative and Qualitative Disclosure about Market Risk." Since $200.0 million of the FHLB advances are scheduled to mature during fiscal year 2005, interest expense on advances, excluding the hedged advances, should decrease in fiscal year 2005 compared to fiscal year 2004.

The average rate on certificates of deposit decreased to 2.90%, or down 79 basis points from the previous year, and the average balance of certificates decreased $220.3 million from the same period one year ago. As previously discussed, maturing certificates were renewing at rates generally lower than the original rates on those certificates. Not all customers are reinvesting maturing certificates into certificates at current rates offered by the Bank. Interest expense on total deposits decreased $31.6 million between the two years.

The yield on interest-earning assets decreased 55 basis points and the average balance decreased $214.4 million compared to the prior year. The decrease in the yield was primarily due to a 92 basis point decrease in the yield on loans receivable and partially due to a 47 basis point decrease in the yield on mortgage-related securities. The yield on loans receivable decreased due to the reduction in the average rate on mortgages held in the portfolio as a result of loan modifications, refinances and originations of mortgage loans with then current market rates, which are generally below the average portfolio rate. The yield on mortgage-related securities decreased due to securities with higher than current market yields prepaying and being replaced by securities with lower, market yields, which was partially offset by a decrease in net premium amortization. Net premium amortization for the year ended September 30, 2004 was $21.7 million compared to $28.2 million for the year ended September 30, 2003. The average balance of mortgage-related securities decreased $201.7 million due to the high level of prepayments during the first two quarters of the current fiscal year and to a change in strategy by management in the third quarter of the current fiscal year as previously discussed. Interest income on interest-earning assets decreased $56.7 million between the two years.

The Bank recorded a provision for loan losses of $64 thousand for the year ended September 30, 2004. The provision was primarily a result of the $423.0 million increase in the balance of our one- to four-family loan portfolio from September 30, 2003. The balance of non-accruing (may also be referred to as "non-performing") one- to four-family loans decreased $2.9 million to $5.8 million at September 30, 2004. We reviewed the ratio of non-accruing loans to total loans and types of loans which were non-accruing and compared this to our ratio of the allowance for loan losses to net loans receivable. The provision for loan losses reflects management's best estimate of inherent credit losses based upon the known risks of the various loan portfolios during fiscal year 2004.

Other expenses increased to $309.0 million for the year ended September 30, 2004 compared to $72.6 million for the year ended September 30, 2003, primarily due to the prepayment penalty for the refinancing of FHLB advances. Other expenses, excluding the prepayment penalty, would have been $72.9 million, which is comparable to the prior year.

During fiscal year 2004, the effective income tax rate was 37.2% as compared to 39.0% for fiscal year 2003. The primary difference between the effective income tax rate and the statutory income tax rate is due to non-deductible expenses associated with the market value adjustment on ESOP shares. In the current year, the Company experienced a net loss, due to the $236.1 million prepayment penalty associated with the FHLB advance refinancing, which resulted in a reduction in the effective income tax rate.

The Company's efficiency ratio for the year ended September 30, 2004 was 52.35%, as set forth in the non-GAAP Selected Financial Results and Ratios table excluding the prepayment penalty, compared to 46.05% for the year ended September 30, 2003. The efficiency ratio measures a financial institution's operating expense as a percent of its net interest margin and its other income. A lower value indicates that a financial institution is generating revenue with a lower level of expense. Another measure of a financial institution's ability to operate effectively is the ratio of operating expenses to total average assets ("operating expense ratio"). The Company's operating expense ratio for the year ended September 30, 2004 was 0.86%, as set forth in the non-GAAP Selected Financial Results and Ratios table excluding the prepayment penalty, which is comparable to 0.84% one year ago.

The following table presents selected financial results and performance ratios for the years ended September 30, 2004 and 2003. Because of the magnitude and non-recurring nature of the prepayment penalty associated with refinancing $2.40 billion in FHLB advances, management believes it is important for comparability purposes to present selected financial results and performance ratios excluding the prepayment penalty. The adjusted financial results and ratios are not presented in accordance with GAAP.
	For the Year Ended
	September 30, 2004
	Actual	Prepayment	Adjusted(1)	September 30,
	(GAAP)	Penalty	(Non-GAAP)	2003
	(Dollars in thousands, except per share data)
Financial results and ratios:
Net (loss) income	$ (106,275)	$ (146,565)	$ 40,290	$ 52,031
Operating expenses	309,038	236,109	72,929	72,560
Average assets(2)	8,481,138	19,225	8,461,913	8,688,331
Average equity(3)	935,224	(33,823)	969,047	984,615
Basic (loss) earnings per share	(1.48)	(2.04)	0.56	0.74
Diluted (loss) earnings per share(4)	(1.48)	(2.03)	0.55	0.72

Return on average assets	(1.25)%	(1.73)%	0.48%	0.60%
Return on average equity	(11.36)	(15.52)	4.16	5.28
Average equity to average assets	11.03	(0.42)	11.45	11.33
Operating expense ratio	3.64	2.78	0.86	0.84
Efficiency ratio	221.83	169.48	52.35	46.05
  The financial results and ratios are not presented in accordance with GAAP as the amounts and ratios exclude the effect of the prepayment penalty.
  The adjusted average assets balance excludes the deferred tax asset associated with the refinancing.
  The adjusted average equity balance excludes the impact of the prepayment penalty on stockholders' equity.
  The prepayment penalty resulted in a net loss for fiscal year 2004. Due to the net loss, the recognition and retention plan shares and stock options were not included in the computation of diluted earnings per share at September 30, 2004 as the effect on earnings per share would be antidilutive. Excluding the prepayment penalty results in net income for fiscal year 2004, therefore the recognition and retention plan shares and stock options are included in the calculation of adjusted (non-GAAP) diluted earnings per share.

Comparison of Results of Operations for the Years Ended September 30, 2003 and 2002

General.  Capitol Federal completed its fourth full fiscal year as a public company with assets totaling $8.58 billion and equity of $976.4 million. Net income for fiscal year 2003 was $52.0 million compared to $89.6 million for fiscal year 2002.

        Net Interest and Dividend Income.  Net interest and dividend income decreased $71.7 million, or 38.5%, to $114.7 million for fiscal year 2003 compared to fiscal year 2002, reflecting a $115.6 million, or 20.8%, decrease in interest income, partially offset by a $43.9 million, or 11.8%, decrease in interest expense. Our interest rate spread and net interest margin decreased to 0.90% and 1.34%, respectively, for fiscal year 2003 from 1.66% and 2.16%, respectively, for fiscal year 2002. The low interest rate environment experienced during fiscal year 2003 resulted in high levels of prepayments, refinancings and modification activity on our mortgage-related assets. The decrease in our net interest margin was primarily due to a decrease in the average yield of our interest-earning assets.

        Interest and Dividend Income.  The decrease in interest and dividend income during the year ended September 30, 2003 was primarily due to a decrease in the average rate earned on interest-earning assets and, to a lesser extent, a decrease in the average balance of interest-earning assets.

Interest income on loans receivable decreased $84.1 million primarily due to a decrease in the average balance of the portfolio of $928.1 million, or 17.4%, to $4.42 billion in fiscal year 2003 over fiscal year 2002. The decrease in the average balance was primarily due to the sale of $591.6 million of one- to four-family mortgage loans during fiscal year 2003. The average yield earned on our loan portfolio decreased from 6.95% in fiscal year 2002 to 6.51% in fiscal year 2003. The decrease in the yield on the loan portfolio was due to both lower origination rates compared to fiscal year 2002 and the reduction in rates on mortgages held in our portfolio as a result of loan modifications and refinances.

Interest income on mortgage-related securities decreased $34.2 million due to a decrease in the yield on the portfolio, partially offset by an increase in the average balance during fiscal year 2003. The average yield earned on our mortgage-related securities portfolio decreased from 5.96% in fiscal year 2002 to 3.81% in fiscal year 2003. The decrease in the yield was primarily a result of the high level of prepayments received on these securities. As prepayments increased significantly during fiscal year 2003, we had to amortize the net premiums against earnings at a faster rate than expected at the time of purchase, thereby decreasing the yield on these securities. During fiscal year 2003, we amortized $28.2 million of net premiums to earnings compared to $2.6 million in fiscal year 2002. Because of the decline in all market yields during fiscal year 2003, the repayments were reinvested into fixed and adjustable rate mortgage-related securities and short-term investments with rates lower than the rates being received on the securities that prepaid. The average yield on fixed and adjustable rate securities purchased during fiscal year 2003 was 3.95% at the time of purchase. The average balance of the mortgage-related securities portfolio increased $521.9 million, or 20.8%, to $3.03 billion for fiscal year 2003 compared to fiscal year 2002. The increase in the mortgage-related securities portfolios was due to purchases funded with proceeds from repayments on mortgage loans, mortgage-related securities and loan sales.

Interest income on investment securities increased $5.1 million due to an increase in the average balance of the portfolio, partially offset by a decrease in the yield on the portfolio. The average balance of the investment securities portfolio increased $309.5 million, or 61.2%, to $814.9 million for fiscal year 2003 over fiscal year 2002. The increase in the average balance was due to purchases of $605.0 million of investment securities funded by proceeds from repayments on mortgage loans, mortgage-related securities and loan sales. The average yield on our investment securities portfolio decreased from 5.17% in fiscal year 2002 to 3.83% in fiscal year 2003. The yield decreased due to the purchase of short-term agency bonds primarily during the quarter ended December 31, 2002 and the purchase of callable agency securities purchased during the last six months of fiscal year 2003.

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

        Provision for Loan Losses. For the year ended September 30, 2003, no provision for loan losses was recorded compared to a provision for loan losses in 2002 of $184 thousand. At September 30, 2003, our allowance for loan losses was $4.6 million, or 0.11%, of the total loan portfolio and approximately 51% of total non-accrual loans. This compares with an allowance for loan losses of $4.8 million, or 0.10%, of the total loan portfolio and approximately 61% of the total non-accrual loans as of September 30, 2002.

During fiscal year 2003, our one- to four-family residential loan portfolio decreased by $543.3 million from the previous fiscal year. Non-performing one- to four-family loans increased by $985 thousand, from $7.7 million at September 30, 2002 to $8.7 million at September 30, 2003. Our consumer loan portfolio decreased approximately 3.5% to $190.8 million. We reviewed the ratio of our non-performing loans to total loans and types of loans which were non-performing, and compared this to our ratio of the allowance for loan losses to net loans receivable. The provision for credit losses reflects management's estimate of inherent credit losses based upon the known risks of the various loan portfolios during fiscal year 2003.

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

        Other Expenses. Other expenses increased $3.8 million, or 5.6%, to $72.6 million for the year ended September 30, 2003 compared to September 30, 2002. This increase was primarily due to an increase in other expenses, net, of $1.9 million, in addition to increases in both regulatory and outside services and compensation expense. The change in other expenses, net, is largely due to MSR charges totaling $2.2 million compared to $164 thousand for the fiscal year 2002. The Company recorded $1.4 million of amortization of MSR and a valuation adjustment charge of $613 thousand on MSR for the fiscal year 2003. The increase in regulatory and outside services was due to costs associated with compliance with new securities laws and the conversion of our PC based computer operating system. The increase in compensation expense was primarily the result of increases in the cost of the ESOP as a result of mark to market adjustments on shares vested during the year and the recognition of the expense associated with dividends the ESOP received on unallocated shares in excess of the amount needed for the annual debt payment on the ESOP note. The excess dividends are attributable to the increase in the level of dividends paid by the Company.

        Provision for Income Taxes. The provision for income taxes amounted to $33.3 million and $57.4 million for fiscal years 2003 and 2002, respectively, resulting in effective tax rates of 39.0% and 39.1%, respectively.

Liquidity and Commitments

Liquidity management is both a daily and long-term function of our business management. The Bank's liquidity, represented by cash and cash equivalents, mortgage-related securities available-for-sale and short-term investment securities is a product of its operating, investing and financing activities. The Bank's primary sources of funds are deposits, FHLB advances, prepayments on and maturities of outstanding loans and mortgage-related securities, maturities and prepayments of investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-related securities and investments are relatively predictable sources of funds, deposit flows and prepayments on loans and mortgage-related securities are greatly influenced by general interest rates, economic conditions and competition. To the extent possible, the Bank manages the cash flows of its portfolios by the rates offered to customers. We use our sources of funds primarily to meet our ongoing commitments, to pay maturing certificates of deposit and savings withdrawals, to fund loan commitments and to maintain our portfolio of investment and mortgage-related securities. At September 30, 2004, approximately $1.37 billion of our $4.13 billion in deposits were certificates of deposit scheduled to mature within one year. Although, based on past experience and our pricing strategy, we expect that a majority of these maturing deposits will renew, no assurance can be given in this regard.

FHLB advances have been used to provide funds for lending and investment activities. FHLB lending guidelines have borrowing limits as part of their underwriting standards. At September 30, 2004, the Bank's ratio of advances to total assets, as reported to the OTS, was 40.3%. Advances in excess of 40 percent of assets, but not exceeding 55 percent of total assets, may be approved by the president of FHLB based upon a review of documentation supporting the use of the advances. In July 2004, the president of FHLB approved an increase in our borrowings to 45 percent of total assets for one year. The Bank intends to apply for another waiver, if necessary, when the current waiver expires. While we expect that this waiver would be granted, if requested, no assurance can be given in this regard. Our advances are secured by a blanket pledge of our loan portfolio, as collateral, supported by quarterly reporting to FHLB. Currently, the blanket pledge has sufficient collateral for the FHLB advances. It is possible that increases in our borrowings or decreases in our loan portfolio could require the Bank to pledge available-for-sale securities as collateral for the FHLB advances. The Bank's policy allows total borrowing from FHLB of up to 55 percent of total assets. The Bank could utilize other sources than FHLB for liquidity.

The Company issued $53.6 million in Debentures in March 2004. The Company received, net, $52.0 million from the issuance of those securities and an investment of $1.6 million in the Capitol Federal Financial Trust I (the "Trust"). The Company did not down-stream the proceeds to be used by the Bank for Tier 1 Capital because the Bank exceeded all regulatory requirements to be a well-capitalized institution. Instead, the Company deposited the proceeds into certificate accounts at the Bank to be used to further its general corporate and capital management strategies which could include the payment of dividends in the future. At September 30, 2004, Capitol Federal Financial, on a stand-alone basis, had $119.1 million of cash and certificates of deposit available for general corporate or capital management purposes.

Off Balance Sheet Arrangements, Commitments and Contractual Obligations

The Company, in the normal course of business, makes commitments to buy or sell assets or to incur or fund liabilities. Commitments may include, but are not limited to:

  the origination, purchase or sale of loans;
  the purchase or sale of investment and mortgage-related securities;
  fulfillment of commitments under letters-of-credit, extensions of credit on home equity loans and construction loans;
  terms and conditions of operating leases; and
  funding withdrawals of savings accounts at maturity.

In addition to its commitments of the types described above, at September 30, 2004 the Company's off balance sheet arrangements included its $1.6 million interest in the Trust, which in March 2004 issued $52.0 million of variable rate cumulative trust preferred securities. In connection therewith, the Company issued $53.6 million of Debentures to the Trust.

The following table summarizes our contractual obligations and other material commitments as of September 30, 2004. Actual maturities of the Debentures may differ from scheduled maturities as the Debentures are callable at any time, in whole or in part, after April 7, 2009.
	Maturity Range

		Less than	1 - 3	4 - 5	After
	Total	1 year	years	years	5 years
	(Dollars in thousands)
Operating leases	$ 6,498	$ 782	$ 1,267	$ 946	$ 3,503

FHLB Advances	$3,450,000	$ 200,000	$ 750,000	$1,725,000	$ 775,000
Weighted average rate	4.33%	2.14%	3.52%	4.23%	5.90%

Certificates of deposit	$2,691,155	$1,370,133	$1,108,832	$ 206,936	$ 5,254
Weighted average rate	2.79%	2.41%	3.17%	3.24%	4.26%

Debentures	$ 53,600	$ --	$ --	$ --	$ 53,600
Weighted average rate	4.35%	--%	--%	--%	4.35%

Commitments to originate and
purchase mortgage loans	$ 236,509	$ 236,509	$ --	$ --	$ --
Weighted average rate	5.13%	5.13%	--%	--%	--%

Commitments to originate
non-mortgage loans	$ 3,770	$ 3,770	$ --	$ --	$ --
Weighted average rate	2.91%	2.91%	--%	--%	--%

Commitments to fund unused home
equity lines of credit	$ 267,056	$ 267,056	$ --	$ --	$ --
Weighted average rate	5.00%	5.00%	--%	--%	--%

Unadvanced portion of
construction loans	$ 23,623	$ 23,623	$ --	$ --	$ --
Weighted average rate	5.27%	5.27%	--%	--%	--%

Commitment to fund low-income
housing partnership	$ 2,672	$ 2,672	$ --	$ --	$ --

We anticipate that we will continue to have sufficient funds, through repayments and maturities of loans and securities, deposits and borrowings, to meet our current commitments.

The Bank entered into interest rate swap agreements with a notional amount of $800.0 million during December 2003. The Bank is utilizing the interest rate swap agreements to effectively reduce the interest expense associated with certain FHLB advances. The counterparties with whom we have entered into the interest rate swap agreements are rated as AA- or higher per our internal policies. Counterparties to the interest rate swaps require collateral for their exposure to the Bank not being able to meet its future obligations under the terms of the interest rate swap agreements when mark-to-market conditions warrant. The exposure is estimated daily by calculating a value for the swap on a net settlement basis. When the valuation indicates that the Bank has a future obligation to the counterparty, we may be required to post collateral sufficient to satisfy the counterparty's exposure. When required, the collateral pledged to the counterparty would be restricted and not available-for-sale. The counterparties have different collateralization levels. The Bank was required to post available-for-sale mortgage-related securities with an estimated market value of $16.4 million as collateral as of September 30, 2004. If the future obligation indicates that the Bank has a net receivable from the counterparties, the Bank could have a certain level of exposure to the extent the counterparties are not able to satisfy their obligations to the Bank.

Contingencies

In the normal course of business, the Company and its subsidiary are named defendants in various lawsuits and counter claims. In the opinion of management, after consultation with legal counsel, none of the suits are expected to have a materially adverse effect on the Company's consolidated financial statements for the year ended September 30, 2004 or future periods.

Capital

Consistent with our goals to operate a sound and profitable financial organization, we actively seek to maintain a "well capitalized" status in accordance with regulatory standards. Total equity for the Bank was $748.0 million at September 30, 2004, or 8.8% of total assets on that date. As of September 30, 2004, the Bank exceeded all capital requirements of the OTS. The Bank's regulatory capital ratios at September 30, 2004 were as follows: Tier I (core/leverage) capital, 8.8%; Tier I risk-based capital, 21.6%; and total risk-based capital, 21.6%. The regulatory capital requirements to be considered well capitalized at that date were 5.0%, 6.0%, and 10.0%, respectively. The following table presents the Bank's regulatory capital ratios at September 30, 2004 based upon regulatory guidelines.
		Regulatory
		Requirement
	Bank	For "Well
	Ratios	Capitalized" Status
Tier I (core/leverage) capital	8.8%	5.0%
Tier I risk-based capital	21.6	6.0
Total risk-based capital	21.6	10.0

The long-term ability of the Company to pay dividends to its shareholders is based primarily upon the ability of the Bank to make capital distributions to the Company. Under OTS safe harbor regulations, the Bank may distribute to the Company capital not exceeding net income for the current calendar year and the prior two calendar years. Through September 30, 2003, the Bank operated under a waiver to the safe harbor regulation as a direct result of its modified dutch auction tender offer, completed in October 2001.

In August 2003, the Bank received OTS approval to pay a capital distribution of $81.0 million from the Bank to the Company. The funds from the capital distribution were used to prepay, on October 1, 2003, the loans related to the modified dutch auction tender offer. By prepaying the loan, the Company increased its flexibility to meet its cash flow needs. As a result of the capital distribution, the Bank began a new time period under which waivers of capital distributions to the Company will be required from the OTS which should lapse on December 31, 2005. After refinancing the FHLB advances in July 2004 and incurring a prepayment penalty resulting in a net loss for fiscal year 2004, the Bank will be required to obtain waivers from the OTS for capital distributions to the Company through December 31, 2006. The Bank cannot move earnings to the Company unless it continues to receive waivers to the safe harbor regulation from the OTS during the current waiver period. Currently, the Bank has authorization from the OTS to move earnings from the Bank to the Company based upon quarterly results through the quarter ending June 30, 2005. Since the Bank maintains excess capital, operates in a safe and sound manner and complies with the interest rate risk management guidelines of the OTS, it is management's belief that we will be able to continue to receive waivers to pay, from the Bank to the Company, the earnings of the Bank.

Quarterly Results

The following table presents summarized quarterly data for each of the years indicated for Capitol Federal Financial.
Quarterly Financial Data (Unaudited)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

(Dollars and counts in thousands, except per share amounts)

2004
Total interest and dividend income	$ 96,156	$ 96,331	$ 94,433	$ 97,913	$ 384,833
Net interest and dividend income	21,510	28,889	27,184	38,608	116,191
Provision for loan losses	--	--	20	44	64
Prepayment penalty on FHLB advances	--	--	--	236,109	236,109
Net (loss) income	4,618	9,610	9,485	(129,988)	(106,275)
Basic (loss) earnings per share	0.06	0.14	0.13	(1.81)	(1.48)
Diluted (loss) earnings per share	0.06	0.13	0.13	(1.81)	(1.48)
Dividends paid per public share	1.31	0.50	0.50	0.50	2.81
Average number of shares outstanding	71,083	71,317	71,883	72,104	71,599

2003
Total interest and dividend income	$ 129,405	$ 114,080	$ 103,820	$ 94,231	$ 441,536
Net interest and dividend income	42,458	31,527	24,206	16,497	114,688
Gains on sales of loans receivable held for sale	17,246	948	433	322	18,949
Net income	29,166	12,378	7,527	2,960	52,031
Basic earnings per share	0.41	0.18	0.11	0.04	0.74
Diluted earnings per share	0.40	0.17	0.11	0.04	0.72
Dividends paid per public share	1.43	0.22	0.23	0.24	2.12
Average number of shares outstanding	70,584	70,434	70,798	70,974	70,699

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Capitol Federal Financial and Subsidiary
Topeka, Kansas

We have audited the accompanying consolidated balance sheets of Capitol Federal Financial and Subsidiary (the "Company") as of September 30, 2004 and 2003, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2004 in conformity with accounting principles generally accepted in the United States of America.

Kansas City, Missouri

December 14, 2004

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2004 AND 2003 (in thousands)

ASSETS	2004	2003

CASH AND CASH EQUIVALENTS	$ 171,526	$ 41,918

INVESTMENT SECURITIES, Held-to-maturity
(Market value of $645,601 and $1,046,693)	638,079	1,022,412

MORTGAGE-RELATED SECURITIES:
Available-for-sale, at market value (Amortized cost of $1,204,994
and $2,131,553)	1,201,800	2,128,721
Held-to-maturity, at cost (Market value of $1,443,168 and $821,603)	1,446,908	815,453

LOANS RECEIVABLE HELD FOR SALE, at lower of amortized
cost or market	3,425	4,257

LOANS RECEIVABLE, Net (Less allowance for loan losses of
$4,495 and $4,550)	4,747,228	4,307,440

MORTGAGE SERVICING RIGHTS, Net	3,340	5,600

CAPITAL STOCK OF FEDERAL HOME LOAN BANK, at cost	174,126	169,274

ACCRUED INTEREST RECEIVABLE:
Loans receivable	18,704	17,002
Mortgage-related securities	11,337	13,382
Investment securities	9,607	11,553

PREMISES AND EQUIPMENT, Net	24,504	26,509

REAL ESTATE OWNED, Net	4,249	4,046

INCOME TAXES RECEIVABLE	--	10,537

DEFERRED INCOME TAXES, Net	74,665	--

OTHER ASSETS	11,538	4,712

TOTAL ASSETS	$ 8,541,036	$ 8,582,816

.		(Continued)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2004 AND 2003 (in thousands, except share amounts)

LIABILITIES AND STOCKHOLDERS' EQUITY	2004	2003

LIABILITIES:
Deposits	$ 4,127,472	$ 4,237,889
Advances from Federal Home Loan Bank	3,449,429	3,200,000
Other borrowings	53,348	81,146
Advance payments by borrowers for taxes and insurance	40,829	38,935
Income taxes payable	3,674	--
Deferred income taxes, Net	--	8,346
Accounts payable and accrued expenses	33,870	40,055

Total liabilities	7,708,622	7,606,371

COMMITMENTS AND CONTINGENCIES (NOTE 15)

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 50,000,000 shares authorized,
no shares issued or outstanding	--	--
Common stock, $.01 par value; 450,000,000 shares authorized,
91,512,287 shares issued as of September 30, 2004 and 2003	915	915
Additional paid-in capital	412,126	401,745
Unearned compensation - Employee Stock Ownership Plan	(20,772)	(21,875)
Unearned compensation - Recognition and Retention Plan	(276)	(1,599)
Retained earnings	735,306	896,015
Accumulated other comprehensive loss	(1,983)	(1,758)

	1,125,316	1,273,443

Treasury stock, 17,521,486 and 18,203,228 shares as of
September 30, 2004 and 2003, at cost	(292,902)	(296,998)

Total stockholders' equity	832,414	976,445

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 8,541,036	$ 8,582,816

See notes to consolidated financial statements.		(Concluded)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2004, 2003 AND 2002 (in thousands, except per share amounts)

	2004	2003	2002
INTEREST AND DIVIDEND INCOME:
Loans receivable	$ 247,365	$ 287,521	$ 371,638
Mortgage-related securities	94,469	115,262	149,417
Investment securities	36,004	31,230	26,131
Capital stock of Federal Home Loan Bank	6,104	5,997	8,097
Cash and cash equivalents	891	1,526	1,849
Total interest and dividend income	384,833	441,536	557,132

INTEREST EXPENSE:
Deposits	92,931	124,517	167,266
Federal Home Loan Bank advances	174,276	199,202	199,139
Other borrowings	1,435	3,129	4,338
Total interest expense	268,642	326,848	370,743

NET INTEREST AND DIVIDEND INCOME	116,191	114,688	186,389

PROVISION FOR LOAN LOSSES	64	--	184

NET INTEREST AND DIVIDEND INCOME AFTER PROVISION
FOR LOAN LOSSES	116,127	114,688	186,205

OTHER INCOME:
Retail fees and charges	14,978	15,068	11,290
Loan fees	2,423	2,981	1,506
Insurance commissions	2,114	2,130	1,932
Gains on sales of loans receivable held for sale	107	18,949	10,150
Other, net	3,963	4,034	4,679
Total other income	23,585	43,162	29,557

OTHER EXPENSES:
Salaries and employee benefits	41,909	39,547	38,843
Occupancy of premises	12,061	11,429	11,195
Regulatory and outside services	3,889	4,431	3,462
Deposit and loan transaction costs	3,723	5,203	4,758
Advertising	3,682	3,962	4,232
Office supplies and related expenses	2,390	2,687	2,796
Federal insurance premium	656	736	787
Prepayment penalty on Federal Home Loan Bank advances	236,109	--	--
Other, net	4,619	4,565	2,653
Total other expenses	309,038	72,560	68,726
(LOSS) INCOME BEFORE INCOME TAX (BENEFIT) EXPENSE	(169,326)	85,290	147,036

INCOME TAX (BENEFIT) EXPENSE	(63,051)	33,259	57,444
NET (LOSS) INCOME	$ (106,275)	$ 52,031	$ 89,592

(Loss) Earnings per share:
Basic	$ (1.48)	$ 0.74	$ 1.25
Diluted	$ (1.48)	$ 0.72	$ 1.22
Dividends declared per public share	$ 2.81	$ 2.12	$ 0.74

See notes to consolidated financial statements.

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2004, 2003 AND 2002
(in thousands, except share amounts)
				Unearned	Unearned
				Compensation-	Compensation-
				Employee	Recognition		Accumulated
			Additional	Stock	and		Other			Total
	Common Stock		Paid-In	Ownership	Retention	Retained	Comprehensive	Treasury Stock		Stockholders'
	Shares	Amount	Capital	Plan	Plan	Earnings	Income (Loss)	Shares	Amount	Equity

BALANCE, October 1, 2001	91,512,287	$ 915	$ 387,018	$ (24,197)	$ (6,156)	$ 809,127	$ 11,457	11,103,005	$ (129,902)	$ 1,048,262

Comprehensive income:
Net income for the year ended,
September 30, 2002						89,592				89,592
Other comprehensive income -
Changes in unrealized gains/losses
on mortgage-related securities
available-for-sale, net of deferred
income taxes of $(4,159)							6,130			6,130
Total comprehensive income										95,722
Tax benefit of market value change in vested
Recognition and Retention Plan shares			1,486							1,486
Common stock committed to be
released for allocation - Employee
Stock Ownership Plan			2,700	2,017						4,717
Acquisition of treasury stock								7,512,504	(159,657)	(159,657)
Treasury stock activity related to
Recognition and Retention Plan, net			143		(77)			(3,000)	30	96
Amortization of unearned compensation -
Recognition and Retention Plan					2,378					2,378
Stock options exercised			2,502			(599)		(653,364)	6,670	8,573
Dividends on common stock to
stockholders ($0.74 per public share)						(14,147)				(14,147)
BALANCE, September 30, 2002	91,512,287	915	393,849	(22,180)	(3,855)	883,973	17,587	17,959,145	(282,859)	987,430

See notes to consolidated financial statements.										(Continued)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2004, 2003 AND 2002
(in thousands, except share amounts)
				Unearned	Unearned
				Compensation-	Compensation-
				Employee	Recognition		Accumulated
			Additional	Stock	and		Other			Total
	Common Stock		Paid-In	Ownership	Retention	Retained	Comprehensive	Treasury Stock		Stockholders'
	Shares	Amount	Capital	Plan	Plan	Earnings	Income (Loss)	Shares	Amount	Equity
Comprehensive income:
Net income for the year ended,
September 30, 2003,						52,031				52,031
Other comprehensive loss -
Changes in unrealized gains/losses
on mortgage-related securities
available-for-sale, net of deferred
income taxes of $11,818							(19,345)			(19,345)
Total comprehensive income										32,686
Tax benefit of market value change in vested
Recognition and Retention Plan shares			2,425							2,425
Common stock committed to be
released for allocation - Employee
Stock Ownership Plan			3,806	2,016						5,822
Acquisition of treasury stock								688,811	(18,526)	(18,526)
Treasury stock activity related to
Recognition and Retention Plan, net			130		(151)			(5,000)	48	27
Amortization of unearned compensation -
Recognition and Retention Plan					2,407					2,407
Dividends in excess of debt service cost
of the Employee Stock Ownership Plan				(1,711)						(1,711)
Stock options exercised			1,535			(91)		(439,728)	4,339	5,783
Dividends on common stock to
stockholders ($2.12 per public share)						(39,898)				(39,898)
BALANCE, September 30, 2003	91,512,287	915	401,745	(21,875)	(1,599)	896,015	(1,758)	18,203,228	(296,998)	976,445

See notes to consolidated financial statements.										(Continued)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2004, 2003 AND 2002
(in thousands, except share amounts)
				Unearned	Unearned
				Compensation-	Compensation-
				Employee	Recognition		Accumulated
			Additional	Stock	and		Other			Total
Common Stock			Paid-In	Ownership	Retention	Retained	Comprehensive	Treasury Stock		Stockholders'
	Shares	Amount	Capital	Plan	Plan	Earnings	Income (Loss)	Shares	Amount	Equity
Comprehensive loss:
Net loss for the year ended,
September 30, 2004,						(106,275)				(106,275)
Other comprehensive loss -
Changes in unrealized gains/losses
on mortgage-related securities
available-for-sale, net of deferred
income taxes of $137							(225)			(225)
Total comprehensive loss										(106,500)
Tax benefit of market value change in vested
Recognition and Retention Plan shares			604			13				617
Common stock committed to be
released for allocation - Employee
Stock Ownership Plan			4,777	2,016						6,793
Acquisition of treasury stock								92,649	(3,355)	(3,355)
Treasury stock activity related to
Recognition and Retention Plan, net			133		(181)	(22)		(5,000)	48	(22)
Amortization of unearned compensation -
Recognition and Retention Plan					1,504					1,504
Dividends in excess of debt service cost
of the Employee Stock Ownership Plan, net				(913)						(913)
Stock options exercised			4,867			2		(769,391)	7,403	12,272
Dividends on common stock to
stockholders ($2.81 per public share)						(54,427)				(54,427)
BALANCE, September 30, 2004	91,512,287	$ 915	$412,126	$ (20,772)	$ (276)	$ 735,306	$ (1,983)	17,521,486	$ (292,902)	$ 832,414

See notes to consolidated financial statements.										(Concluded)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2004, 2003 AND 2002 (in thousands)

	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$ (106,275)	$ 52,031	$ 89,592
Adjustments to reconcile net (loss) income to net cash provided by
(used in) operating activities:
Federal Home Loan Bank ("FHLB") stock dividends	(6,104)	--	--
Prepayment penalty on FHLB advances	236,109	--	--
Net loan origination fees capitalized	6,083	15,722	9,065
Amortization of net deferred loan origination fees	(3,185)	(13,145)	(7,078)
Provision for loan losses	64	--	184
Losses (gains) on sales of premises and equipment, net	84	(19)	12
Gains on sales of real estate owned, net	(1,058)	(631)	(352)
Gains on sales of loans receivable held for sale	(107)	(18,949)	(10,150)
Originations of loans receivable held for sale	(9,798)	(481,033)	(420,066)
Proceeds from sales of loans receivable held for sale	10,737	631,266	296,083
Net change in fair value of loan-related commitments	--	--	(605)
Amortization of mortgage servicing rights	1,383	1,353	169
Impairment of mortgage servicing rights	502	235	--
Valuation allowance for mortgage servicing rights	846	613	--
Recovery of impairment valuation on mortgage servicing rights	(471)	--	--
Amortization and accretion of premiums and discounts on mortgage-
related securities and investment securities	25,850	36,661	4,096
Depreciation and amortization of premises and equipment	4,115	3,554	3,317
Provision for deferred income taxes	(83,500)	(480)	(1,956)
Amortization of deferred debt issuance costs	274	193	173
Common stock committed to be released for allocation -
Employee Stock Ownership Plan	6,793	5,822	4,717
Amortization of unearned compensation -
Recognition and Retention Plan	1,504	2,407	2,378
Recognition and Retention Plan shares sold, net of forfeitures	(22)	27	96
Changes in:
Accrued interest receivable	2,289	1,464	3,818
Other assets	(5,005)	(914)	1,575
Income taxes payable/receivable	20,449	(7,930)	3,219
Accounts payable and accrued expenses	(6,945)	1,687	(2,871)
Net cash provided by (used in) operating activities	94,612	229,934	(24,584)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of investment securities	530,205	75,000	200,000
Purchases of investment securities	(150,000)	(605,044)	(200,000)
Proceeds from the retirement of capital stock of FHLB	3,752	9,476	1,850
Purchases of capital stock of FHLB	(2,500)	(15,500)	(2,750)
Principal collected on mortgage-related securities available-for-sale	907,771	1,467,885	361,676
Purchases of mortgage-related securities available-for-sale	(1,050)	(2,340,718)	(615,034)
Principal collected on mortgage-related securities held-to-maturity	252,400	1,161,718	711,977
Purchases of mortgage-related securities held-to-maturity	(885,739)	(717,558)	(717,915)
Loan originations, net of principal collected	(36,699)	458,294	160,421
Loan purchases, net of principal collected	(413,929)	97,610	384,623
Purchases of premises and equipment, net	(2,194)	(6,638)	(4,514)
Proceeds from sales of real estate owned	8,709	6,802	3,642
Net cash provided by (used in) investing activities	210,726	(408,673)	283,976

			(Continued)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2004, 2003 AND 2002 (in thousands)

	2004	2003	2002

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	$ (54,427)	$ (39,898)	$ (14,147)
Dividends in excess of debt service cost of the Employee Stock
Ownership Plan, net	(913)	(1,711)	--
Deposits, net of withdrawals	(110,417)	(153,985)	106,039
Proceeds from advances from FHLB	494,891	443,000	20,000
Repayments of advances from FHLB	(481,000)	(443,000)	(20,000)
Proceeds from other borrowings	52,000	--	117,000
Capitalized debt issuance costs	(290)	--	(611)
Repayments of other borrowings	(81,391)	(20,348)	(15,261)
Change in advance payments by borrowers for taxes and insurance	1,894	(1,319)	93
Acquisitions of treasury stock	(3,355)	(18,526)	(159,657)
Stock options exercised	7,278	4,103	6,031

Net cash (used in) provided by financing activities	(175,730)	(231,684)	39,487

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	129,608	(410,423)	298,879

CASH AND CASH EQUIVALENTS:
Beginning of year	41,918	452,341	153,462

End of year	$ 171,526	$ 41,918	$ 452,341

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income tax payments	$ --	$ 42,520	$ 62,704

Interest payments, net of interest credited to deposits of $82,292,
$109,607 and $148,295	$ 190,250	$ 218,282	$ 223,457

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
AND FINANCING ACTIVITIES:
Loans transferred to real estate owned	$ 7,934	$ 7,187	$ 5,296

Loans made upon the sale of real estate owned	$ 56	$ 180	$ 110

Loan modifications and refinances	$ 428,255	$ 2,566,359	$ 1,473,336

Originated mortgage servicing rights recorded in conjunction
with the sale of loans held for sale	$ --	$ 5,254	$ 2,419

Purchase of investment in the Capitol Federal Financial Trust I	$ 1,609	$ --	$ --

Tax effect of employee premature disposal of stock options	$ 4,994	$ 1,679	$ 2,542

Treasury stock activity related to Recognition and Retention Plan
(excluding Recognition and Retention Plan shares sold for
employee withholding tax purposes)	$ 48	$ 48	$ 30

Tax effect of Recognition and Retention Plan share transactions	$ 617	$ 2,425	$ 1,486

Refinanced FHLB advances	$ 2,400,000	$ --	$ --
Market value adjustment related to fair value hedge:
Interest rate swaps hedging FHLB advances	$ 571	$ --	$ --

See notes to consolidated financial statements.			(Concluded)

CAPITOL FEDERAL FINANCIAL and SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2004, 2003 AND 2002 (in thousands, except share data)

  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business - Capitol Federal Financial (the "Company") provides a full range of retail banking services through its wholly-owned subsidiary, Capitol Federal Savings Bank (the "Bank") which has 28 traditional and 8 in-store banking offices serving primarily the entire metropolitan areas of Topeka, Wichita, Lawrence, Manhattan, Emporia and Salina, Kansas and a portion of the metropolitan area of greater Kansas City. The Bank emphasizes mortgage lending, primarily originating one- to four-family mortgage loans and providing personal retail financial services. The Bank is subject to competition from other financial institutions and other companies that provide financial services. The Company is subject to the regulations of certain federal agencies and undergoes periodic examinations by certain of those regulatory authorities.

  The Bank has an expense sharing agreement with the Company that covers the reimbursement of certain expenses that are allocable to the Company. These expenses include compensation, rent for leased office space and general overhead expenses.

  The Company is organized as a mid-tier holding company chartered as a federal savings and loan holding company. The Company owns 100% of the stock of the Bank. The Company is majority owned by Capitol Federal Savings Bank MHC (the "MHC"), a federally chartered mutual holding company. At September 30, 2004 MHC owned approximately 71% of the stock of the Company. The Company's ability to pay dividends is dependent, in part, upon its ability to obtain capital distributions from the Bank. The future dividend policy of the Company is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial conditions, cash needs, and general business conditions. Holders of common stock will be entitled to receive dividends as and when declared by the Board of Directors of the Company out of funds legally available for that purpose. Such payment, however, will be subject to the regulatory restrictions set forth by the Office of Thrift Supervision ("OTS"). In addition, the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") provides that, as a general rule, a financial institution may not make a capital distribution if it would be undercapitalized after making the capital distribution.

  Principles of Consolidation - The consolidated financial statements include the accounts of the Company, and its wholly owned subsidiary, the Bank. The Bank has a wholly owned subsidiary, Capitol Funds, Inc. Capitol Funds, Inc. has a wholly owned subsidiary, Capitol Federal Mortgage Reinsurance Corporation ("CFMRC"). CFMRC was formed in August 2002 to serve as a reinsurance company for the private mortgage insurance companies the Bank uses in its normal course of operations. CFMRC assumes the risks of default exceeding a five percent loss and less than a ten percent loss on the aggregate risk of the insured portfolio during any one fiscal year. In return for participation in the mortgage insurance risk, CFMRC receives a portion of the mortgage insurance premium. Significant intercompany accounts and transactions have been eliminated.

  Cash and Cash Equivalents - Cash and cash equivalents include cash on hand and amounts due from banks. The Bank has acknowledged informal agreements with banks where it maintains deposits. Under these agreements, service fees charged to the Bank are waived provided certain average compensating balances are maintained throughout each month.

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

  Loans Receivable Held for Sale - Upon commitment, the Bank's management designates certain loans receivable as held for sale as management does not intend to hold such loans to maturity. Accordingly, such loans are carried at the lower of amortized cost (outstanding principal adjusted for unamortized deferred loan fees, net of certain direct loan origination costs) or market value. Market values for such loans are determined based on sales commitments or dealer quotations. Gains or losses on such sales are recognized utilizing the specific identification method. Interest, including amortization and accretion of deferred loan fees and costs, is included in interest income on loans receivable.

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

  Allowance for Loan Losses - The Bank considers a loan to be impaired when management believes it is probable that it will be unable to collect all principal and interest due according to the contractual terms of the loan. If a loan is impaired, the Bank records a loss valuation equal to the excess of the loan's carrying value over the present value of the estimated future cash flows discounted at the loan's effective rate based on the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent losses in the portfolio, adverse situations that may affect a borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. One- to four-family residential loans and consumer loans are collectively evaluated for impairment. Loans on residential properties with greater than four units, loans on construction and development and commercial properties that are delinquent or the borrower's total loan concentration balance is greater than $1,500 are evaluated for impairment on a loan by loan basis. Assessing the adequacy of the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change. In the opinion of management, the allowance when taken as a whole, is adequate to absorb reasonable estimated loan losses inherent in the Bank's loan portfolio.

  Mortgage Servicing Rights ("MSR") - The right to service loans for others is generally recognized by the sale of loans with servicing retained. Originated MSR are recorded at fair value at the time of the sale of loans. Fees earned for servicing loans are reported as income when the related mortgage loan payments are collected.  MSR are amortized in proportion to and over the estimated period of net servicing income. MSR are carried at amortized cost, and impairment, if any, is recognized through a valuation allowance. Impairment exists if the carrying value of MSR exceeds the estimated fair value of the MSR. MSR are stratified by the underlying loan term and by interest rate. Individual impairment allowances for each stratum are established when necessary and then adjusted in subsequent periods to reflect changes in the valuation of the stratum. The estimated fair value of each MSR stratum is determined through analysis of future cash flows incorporating numerous assumptions including; servicing income, servicing costs, market discount rates, prepayment speeds and other market driven data.

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

  Capital Stock of Federal Home Loan Bank - Capital Stock of Federal Home Loan Bank Topeka ("FHLB") is carried at cost. Dividends received on such stock are reflected as interest and dividend income in the consolidated statements of income.

  Premises and Equipment - Land is carried at cost. Buildings and improvements and furniture, fixtures and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on straight-line or accelerated methods over the estimated useful lives of the related assets. The estimated useful lives of the assets are as follows:

Buildings and improvements	20-40 years

Furniture, fixtures and equipment	5-10 years

Software	3 years

  Maintenance, repairs and minor improvements are charged to occupancy expense. Major renovations and improvements are capitalized. Gains and losses on dispositions are recorded as other income or other expense as incurred.

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

  Prior to the fiscal year ended September 30, 1997, the Bank was permitted under the Internal Revenue Code to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. This addition differs from the bad debt expense used for financial accounting purposes. A deferred tax liability was required to be provided only to the extent the tax bad debt reserve exceeded the September 30, 1988 base year reserve. Retained earnings, as of September 30, 2004, includes approximately $97,108 representing such bad debt reserve for which no deferred income taxes have been provided. The Small Business Job Protection Act of 1996 (the "Act") required thrifts to recapture any reserves accumulated after 1987, but forgave taxes owed on reserves accumulated prior to 1988. The Bank began recapturing excess reserves beginning with the fiscal year ended September 30, 1999. In addition, under the Act, the Bank is required to use the specific charge-off method for tax purposes in accounting for bad debts beginning with the fiscal year ended September 30, 1997. The recapture of excess reserves is being accounted for as a reduction of the deferred tax liability relating to post-1987 reserves. The Bank has a deferred income tax liability related to the excess reserves of $0 and $1,975 as of September 30, 2004 and 2003, respectively.

  The Company will record a valuation allowance to reduce its deferred income tax assets when uncertainty regarding their realizability exists. No valuation allowance has been recorded at September 30, 2004.

  Revenue Recognition - Interest and dividend income, loan fees, retail fees and charges, insurance commissions and other ancillary income related to the Bank's deposits and lending activities are accrued as earned.

  Stock Option Plan - The Company applies the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," as allowed by Statement of Financial Accounting Standards ("SFAS") Nos. 123 and 148, and related interpretations in accounting for stock-based compensation plans.

  For purposes of the pro forma disclosures required by SFAS No. 148, the estimated fair value of the options is amortized to expense on a straight-line method over the options' vesting period. If the fair value provisions under SFAS No. 123 would have been adopted, salary and employee benefit expense would have been $42,703, $40,917 and $40,187 for the years ended September 30, 2004, 2003 and 2002, respectively.

  The following table presents the pro forma impact on earnings and earnings per share.

	2004	2003	2002

Net (loss) income	$ (106,275)	$ 52,031	$ 89,592

Add: Stock-based compensation expense included in
reported net (loss) income, net of related tax effects	943	1,832	1,679
Deduct: Total stock-based employee
compensation expense determined under
fair value based method for all awards,
net of related tax effects	1,432	2,669	2,498

Pro forma net (loss) income	$ (106,764)	$ 51,194	$ 88,773

Net (loss) earnings per share
Basic-as reported	$ (1.48)	$ 0.74	$ 1.25
Basic-pro forma	$ (1.49)	$ 0.72	$ 1.24

Diluted-as reported	$ (1.48)	$ 0.72	$ 1.22
Diluted-pro forma	$ (1.49)	$ 0.71	$ 1.21

  The fair value of the stock option grants were estimated on the date of the grant using the Black-Scholes option pricing model. The weighted average grant-date fair value of stock options granted during fiscal years 2004, 2003 and 2002 was $5.30, $4.93 and $4.50 per share, respectively. The following weighted average assumptions were used for valuing option grants made during the years ended September 30, 2004, 2003 and 2002:

	2004	2003	2002

Risk-free interest rate	4.3%	3.9%	4.4%
Expected life (years)	7	7	6
Expected volatility	24%	24%	24%
Dividend yield	5.6%	5.4%	4.5%

  Estimates - The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include the allowance for loan losses, valuation of mortgage servicing rights, valuation of deferred income tax assets and the fair values of financial instruments. Actual results could differ from those estimates.

  Derivative Instruments - The Bank uses derivative instruments as a means of managing interest rate risk. Interest rate swaps are the derivative instruments that the Bank uses as part of its interest rate risk management strategy. Interest rate swaps are contractual agreements between two parties to exchange interest payments, based on a common notional amount and maturity date.

  Before entering into a derivative instrument, management formally documents its risk management objectives, strategy and the relationship between the hedging instruments and the hedged items. For those derivative instruments that are designated and qualify as hedging instruments, management designates the hedging instrument as either a fair value or cash flow hedge, based upon the exposure being hedged, in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. Both at the inception of the hedge and on an ongoing basis, management assesses the effectiveness of its hedging relationships in accordance with its risk management policy. If at some point it is determined that the hedging instruments are not highly effective as a hedge, hedge accounting will be discontinued. If hedge accounting is discontinued, the derivative instrument will be carried at its fair value on the consolidated balance sheet with changes in its fair value recorded in current period earnings.

  The Company enters into fixed commitments to originate and sell loans held for sale when the market conditions are appropriate. Pursuant to clarifying guidance issued in April 2002, such commitments are considered derivative instruments under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended. These standards require the recognition of all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. As of September 30, 2004 and 2003 the Company had no mortgage loans held for sale and therefore had no loan-related commitments.

  Significant Group Concentrations of Credit Risk - The majority of the Bank's activities are with customers located within the metropolitan areas of eastern Kansas and a portion of the metropolitan area of greater Kansas City. The Bank regularly purchases mortgage loans from nationwide lenders which reduces geographic concentration of credit risk.

  New Statements of Financial Accounting Standards - SEC Staff Accounting Bulletin ("SAB") No. 105 "Application of Accounting Principles to Loan Commitments" was released in March 2004. This release summarizes the SEC staff position regarding the application of GAAP to loan commitments accounted for as derivative instruments. The Company accounts for interest rate lock commitments issued on mortgage loans that will be held for sale as derivative instruments. Consistent with SAB No. 105, the Company considers the fair value of these commitments to be zero at the commitment date, with subsequent changes in fair value determined solely on changes in market interest rates. As of September 30, 2004, the Company had no interest rate lock commitments on mortgage loans to be held for sale. The Company's adoption of this bulletin did not have a material impact on its consolidated financial statements.

  On September 30, 2004, the Financial Accounting Standards Board ("FASB") issued Emerging Issues Task Force ("EITF") Issue No. 03-1-1, "Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," which delays the effective date for the measurement and recognition guidance in EITF Issue No. 03-1. EITF Issue No. 03-1 provides guidance for evaluating whether an investment is other-than-temporarily impaired and was originally effective for other-than-temporarily impairment evaluations made in reporting periods beginning after June 15, 2004. The delay in the effective date for the measurement and recognition guidance in paragraphs 10 through 20 of EITF Issue No. 03-1 does not suspend the requirement to recognize other-than-temporary impairments as required by existing authoritative literature. The Company has included the disclosure requirements of paragraphs 21 and 22 of EITF Issue No. 03-1 in the investment and mortgage-related securities footnotes. The measurement and recognition guidance has been delayed indefinitely by the FASB.

  Earnings Per Share - The Company accounts for the shares acquired by its Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position ("SOP") 93-6 and the shares acquired for its Recognition and Retention Plan in a manner similar to the ESOP shares; shares acquired by the ESOP and the Recognition and Retention Plan are not considered in the basic average shares outstanding until the shares are committed for allocation or vested to an employee's individual account. The following is a reconciliation of the numerators and denominators of the basic and diluted (loss) earnings per share calculations. The Recognition and Retention Plan shares totaling 130,286 and stock options totaling 1,056,276 which were outstanding at September 30, 2004 were not included in the computation of diluted earnings per share as the effect on earnings per share would be antidilutive, due to the net loss at September 30, 2004. There was no antidilutive impact related to the Recognition and Retention Plan shares and stock options at September 30, 2003 or 2002.

	2004	2003	2002

Net (loss) income	$ (106,275)	$ 52,031	$ 89,592

Average common shares outstanding	71,523,084	70,622,508	71,446,599
Average committed ESOP shares outstanding	76,166	76,236	76,236

Total basic average common shares outstanding	71,599,250	70,698,744	71,522,835

Effect of dilutive Recognition and Retention Plan shares	--	307,294	440,442
Effect of dilutive stock options	--	1,386,043	1,616,139

Total diluted average common shares outstanding	71,599,250	72,392,081	73,579,416

Net (loss) earnings per share
Basic	$ (1.48)	$ 0.74	$ 1.25
Diluted	$ (1.48)	$ 0.72	$ 1.22

  Reclassifications - Certain reclassifications have been made to the 2003 and 2002 consolidated financial statements in order to conform with the 2004 presentation.

  INVESTMENT SECURITIES HELD-TO-MATURITY

	September 30, 2004
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Agency notes:
Federal National Mortgage Association	$ 250,432	$ 2,678	$ 3,261	$ 249,849
Federal Home Loan Mortgage Corporation	155,903	1,943	141	157,705
Federal Home Loan Bank	231,744	6,303	--	238,047
	$ 638,079	$ 10,924	$ 3,402	$ 645,601

	September 30, 2003
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Agency notes:
Federal Farm Credit Bank	$ 70,207	$ 195	$ --	$ 70,402
Federal National Mortgage Association	412,343	7,343	2,302	417,384
Federal Home Loan Mortgage Corporation	332,763	5,156	--	337,919
Federal Home Loan Bank	207,099	13,889	--	220,988
	$ 1,022,412	$ 26,583	$ 2,302	$ 1,046,693

  The following tables summarize the estimated market value and gross unrealized losses of those investment securities which reported an unrealized loss at September 30, 2004 and 2003 and if the unrealized loss position was continuous for the twelve months prior to September 30, 2004 and 2003.

September 30, 2004
	Less Than 12 Months		12 Months or Longer		Total
	Estimated	Gross	Estimated	Gross	Estimated	Gross
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Agency notes:
Federal National Mortgage
Association	$ --	$ --	$ 146,739	$ 3,261	$ 146,739	$ 3,261
Federal Home Loan Mortgage
Corporation	39,859	141	--	--	39,859	141
	$ 39,859	$ 141	$ 146,739	$ 3,261	$ 186,598	$ 3,402

September 30, 2003
	Less Than 12 Months		12 Months or Longer		Total
	Estimated	Gross	Estimated	Gross	Estimated	Gross
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Agency notes:
Federal National Mortgage
Association	$ 147,698	$ 2,302	$ --	$ --	$ 147,698	$ 2,302
	$ 147,698	$ 2,302	$ --	$ --	$ 147,698	$ 2,302

  The unrealized losses are primarily due to the changes in interest rates during 2004. These securities have not been classified as other than temporarily impaired as the scheduled principal and interest payments have been received and it is anticipated that the entire principal balance will be collected as scheduled.

  The amortized cost and estimated market value of the investment securities held-to-maturity by remaining contractual maturity, without consideration of call features, as of September 30, 2004 are as follows:

		Estimated
	Amortized	Market
	Cost	Value

One year or less	$ 107,648	$ 109,730
One year through five years	380,431	385,298
Ten years and thereafter	150,000	150,573
	$ 638,079	$ 645,601

  As of September 30, 2004, the Bank has pledged investment securities held-to-maturity with an amortized cost of $131,604 and an estimated market value of $135,608 to public unit depositors of the Bank.

  All dispositions of investment securities held-to-maturity during 2004, 2003 and 2002 were the result of maturities or calls.

  MORTGAGE-RELATED SECURITIES AVAILABLE-FOR-SALE

September 30, 2004
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Pass through certificates:
Federal National Mortgage Association	$ 792,267	$ 2,901	$ 7,785	$ 787,383
Federal Home Loan Mortgage Corporation	412,727	3,811	2,121	414,417
	$ 1,204,994	$ 6,712	$ 9,906	$ 1,201,800

September 30, 2003
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Pass through certificates:
Federal National Mortgage Association	$ 1,353,787	$ 5,158	$ 10,282	$ 1,348,663
Federal Home Loan Mortgage Corporation	777,766	5,721	3,429	780,058
	$ 2,131,553	$ 10,879	$ 13,711	$ 2,128,721

  The following tables summarize the estimated market value and gross unrealized losses of those securities which reported an unrealized loss at September 30, 2004 and 2003 and if the unrealized loss position was continuous for the twelve months prior to September 30, 2004 and 2003.

September 30, 2004
	Less Than 12 Months		12 Months or Longer		Total
	Estimated	Gross	Estimated	Gross	Estimated	Gross
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Pass through certificates:
Federal National Mortgage
Association	$ 500,500	$ 6,463	$ 137,958	$ 1,322	$ 638,458	$ 7,785
Federal Home Loan Mortgage
Corporation	95,011	1,070	146,183	1,051	241,194	2,121
	$ 595,511	$ 7,533	$ 284,141	$ 2,373	$ 879,652	$ 9,906

September 30, 2003
	Less Than 12 Months		12 Months or Longer		Total
	Estimated	Gross	Estimated	Gross	Estimated	Gross
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Pass through certificates:
Federal National Mortgage
Association	$ 1,018,626	$ 10,261	$ 4,092	$ 21	$1,022,718	$ 10,282
Federal Home Loan Mortgage
Corporation	516,906	3,429	--	--	516,906	3,429
	$ 1,535,532	$ 13,690	$ 4,092	$ 21	$1,539,624	$ 13,711

  The unrealized losses are primarily due to the changes in interest rates during 2004. These securities have not been classified as other than temporarily impaired as the scheduled principal and interest payments have been received and it is anticipated that the entire principal balance will be collected as scheduled.

  The amortized cost and estimated market value of mortgage-related securities available-for-sale by remaining contractual maturity as of September 30, 2004 are as follows:

Estimated
	Amortized	Market
	Cost	Value

One year through five years	$ 38,180	$ 40,491
Ten years and thereafter	1,166,814	1,161,309
	$ 1,204,994	$ 1,201,800

  Actual maturities of mortgage-related securities may differ from scheduled maturities as borrowers have the right to prepay certain obligations, sometimes without penalties. Maturities of mortgage-related securities depend on the repayment characteristics and experience of the underlying financial instruments.

  As of September 30, 2004, the Bank has pledged mortgage-related securities available-for-sale as collateral with an amortized cost of $17,026 and estimated market value of $16,926 to the Federal Reserve Bank for treasury, tax and loan requirements and to the counterparties of the interest rate swaps.

  All dispositions of mortgage-related securities available-for-sale during 2004, 2003 and 2002 were the result of principal repayments or maturities.

  MORTGAGE-RELATED SECURITIES HELD-TO-MATURITY

September 30, 2004
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Pass through certificates:
Federal National Mortgage Association	$ 598,828	$ 2,038	$ 3,777	$ 597,089
Federal Home Loan Mortgage Corporation	828,971	3,394	6,325	826,040
Government National Mortgage Association	19,109	930	--	20,039
	$ 1,446,908	$ 6,362	$ 10,102	$ 1,443,168

September 30, 2003
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Pass through certificates:
Federal National Mortgage Association	$ 301,669	$ 2,662	$ 966	$ 303,365
Federal Home Loan Mortgage Corporation	470,262	6,223	4,013	472,472
Government National Mortgage Association	43,522	2,244	--	45,766
	$ 815,453	$ 11,129	$ 4,979	$ 821,603

  The following tables summarize the estimated market value and gross unrealized losses of those securities which reported an unrealized loss at September 30, 2004 and 2003 and if the unrealized loss position was continuous for the twelve months prior to September 30, 2004 and 2003.

September 30, 2004
	Less Than 12 Months		12 Months or Longer		Total
	Estimated	Gross	Estimated	Gross	Estimated	Gross
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Pass through certificates:
Federal National Mortgage
Association	$ 317,185	$ 3,776	$ 191	$ 1	$ 317,376	$ 3,777
Federal Home Loan Mortgage
Corporation	401,988	5,076	94,469	1,249	496,457	6,325
	$ 719,173	$ 8,852	$ 94,660	$ 1,250	$ 813,833	$ 10,102

September 30, 2003
	Less Than 12 Months		12 Months or Longer		Total
	Estimated	Gross	Estimated	Gross	Estimated	Gross
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Pass through certificates:
Federal National Mortgage
Association	$ 65,787	$ 964	$ 343	$ 2	$ 66,130	$ 966
Federal Home Loan Mortgage
Corporation	146,422	4,013	--	--	146,422	4,013
	$ 212,209	$ 4,977	$ 343	$ 2	$ 212,552	$ 4,979

  The unrealized losses are primarily due to the changes in interest rates during 2004. These securities have not been classified as other than temporarily impaired as the scheduled principal and interest payments have been received and it is anticipated that the entire principal balance will be collected as scheduled.

  The amortized cost and estimated market value of mortgage-related securities held-to-maturity by remaining contractual maturity as of September 30, 2004 are as follows:

Estimated
	Amortized	Market
	Cost	Value

One year through five years	$ 95,718	$ 94,470
Ten years and thereafter	1,351,190	1,348,698
	$ 1,446,908	$ 1,443,168

  Actual maturities of mortgage-related securities may differ from scheduled maturities as borrowers have the right to prepay certain obligations, sometimes without penalties. Maturities of mortgage-related securities depend on the repayment characteristics and experience of the underlying financial instruments.

  All dispositions of mortgage-related securities held-to-maturity during 2004, 2003 and 2002 were the result of principal repayments or maturities.

  LOANS RECEIVABLE, Net

	2004	2003
Mortgage loans:
Residential - one- to-four units	$ 4,492,205	$ 4,069,197
Residential - five or more units	35,421	38,464
Construction and development	54,782	48,537
Commercial	8,698	7,881
	4,591,106	4,164,079
Other loans:
Home equity, auto and other	193,893	179,883
Deposits	9,141	10,963
	203,034	190,846

Less:
Undisbursed loan funds	23,623	27,039
Allowance for loan losses	4,495	4,550
Unearned loan fees and deferred costs	18,794	15,896
Loans receivable, net	$ 4,747,228	$ 4,307,440

  The Bank originated $1,200, $5,773 and $1,405 of commercial real estate and business loans during the years ended September 30, 2004, 2003 and 2002, respectively.

  The Bank is subject to numerous lending-related regulations. Under Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA"), the Bank may not make real estate loans to one borrower in excess of the greater of 15% of its unimpaired capital and surplus or $500. As of September 30, 2004, the Bank was in compliance with this limitation.

  A summary of the activity in the allowance for loan losses is as follows:

	2004	2003	2002

Balance, beginning of year	$ 4,550	$ 4,825	$ 4,837

Provision charged to expense	64	--	184
Losses charged against the allowance for loan losses	(161)	(297)	(199)
Recoveries of loans previously charged against the
allowance for loan losses	42	22	3

Balance, end of year	$ 4,495	$ 4,550	$ 4,825

  The following is a summary of information pertaining to impaired loans:

	2004	2003

Impaired loans without a valuation allowance	$ 4,327	$ 5,494
Impaired loans with a valuation allowance	--	65

	$ 4,327	$ 5,559

Valuation allowance related to impaired loans	$ --	$ 12

	2004	2003	2002

Average investment in impaired loans	$ 5,103	$ 5,706	$ 4,407

Interest income recognized on impaired loans	$ 90	$ 70	$ 71

  No additional funds are committed to be advanced in connection with impaired loans.

  As of September 30, 2004, 2003 and 2002, loans totaling approximately $6,071, $8,944 and $7,974, respectively, were on nonaccrual status. Gross interest income would have increased by $65, $150, and $122 for the years ended September 30, 2004, 2003 and 2002, respectively, if nonaccrual status loans were not classified as such.

  The Bank did not engage in troubled debt restructuring in fiscal year 2004 or 2003.

  Aggregate loans to executive officers, directors and their associates were approximately $3,666 and $3,254, respectively, and did not exceed 5% of stockholders' equity as of September 30, 2004 and 2003. Such loans were made under terms and conditions substantially the same as loans made to parties not affiliated with the Bank.

  As of September 30, 2004 and 2003, the Bank serviced loans for others aggregating approximately $568,005 and $737,914, respectively. Such loans are not included in the accompanying consolidated balance sheets. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income includes servicing fees withheld from investors and certain charges collected from borrowers, such as late payment fees. The Bank held borrowers' escrow balances on loans serviced for others of $6,761 and $7,611 as of September 30, 2004 and 2003, respectively.

  MORTGAGE SERVICING RIGHTS, Net

  The activity of MSR for the periods indicated and the ending balances of MSR and the respective fair values at the periods ended are summarized as follows:

	2004	2003	2002

Beginning balance	$ 5,600	$ 2,547	$ 297
Originated MSR recorded as a result of mortgage loan sales	--	5,254	2,419
Amortization expense	(1,383)	(1,353)	(169)
Balance before impairment loss and valuation allowance	4,217	6,448	2,547
Less:
Impairment loss	502	235	--
Valuation allowance activity	375	613	--
Ending balance	$ 3,340	$ 5,600	$ 2,547

Fair value of MSR	$ 3,523	$ 5,919	$ 2,583

  A summary of the activity in the valuation allowance for MSR for the periods indicated is as follows:

	2004	2003	2002

Beginning balance	$ 613	$ --	$ --
Additions	846	613	--
Recoveries	(471)	--	--
Ending balance	$ 988	$ 613	$ --

  The following compares the key assumptions used in measuring the fair values of MSR at the periods presented:

	2004	2003	2002

Weighted average prepayment speed (CPR)	21.6	14.1	10.1
Weighted average discount rate	4.11%	3.44%	4.74%
Weighted average life (in years)	18.1	19.1	19.5

  Estimated future MSR amortization based upon prepayment assumptions utilized in the September 30, 2004 MSR valuation is as follows:
2005	$ 781
2006	492
2007	324
2008	218
2009	149

  Actual results will vary depending upon the amount and timing of repayments on the loans currently serviced. The amortization expense, impairment loss and changes in the valuation allowance of MSR is included in Other Expenses under Other, net in the consolidated statements of income.

  PREMISES AND EQUIPMENT, Net
	2004	2003

Land	$ 7,146	$ 7,141
Building and improvements	28,571	30,977
Furniture, fixtures and equipment	29,296	27,812
	65,013	65,930

Less accumulated depreciation	40,509	39,421

Premises and equipment, net	$ 24,504	$ 26,509

  Depreciation and amortization expense for the years ended September 30, 2004, 2003 and 2002 was $4,115, $3,554 and $3,317, respectively.

  The Bank has entered into non-cancelable operating lease agreements with respect to banking premises and equipment. It is expected that many agreements will be renewed at expiration in the normal course of business. Rental expense was $865, $746 and $760 for the years ended September 30, 2004, 2003 and 2002, respectively. Future minimum rental commitments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year are as follows:

2005	$ 782
2006	637
2007	630
2008	507
2009	439
Thereafter	3,503

  DEPOSITS

	2004		2003
		Average		Average
	Amount	Rate	Amount	Rate

Passbook and demand deposits:
NOW and PS	$ 380,463	0.21%	$ 374,506	0.26%
Passbook and Passcard	125,992	0.65	119,532	0.65
Money Market Select	929,862	1.33	928,260	1.28

	1,436,317	0.97	1,422,298	0.96
Certificates of deposit:
0.00% to 0.99%	5,109	0.02	104	0.60
1.00% to 1.99%	636,282	1.61	709,092	1.65
2.00% to 2.99%	1,236,086	2.41	708,644	2.27
3.00% to 3.99%	449,464	3.49	747,269	3.64
4.00% to 4.99%	228,475	4.69	251,367	4.67
5.00% to 5.99%	22,221	5.41	216,106	5.19
6.00% to 6.99%	113,518	6.66	183,009	6.59

	2,691,155	2.79	2,815,591	3.20

	$ 4,127,472		$ 4,237,889

Weighted average interest rate on deposits		2.16%		2.45%

  As of September 30, 2004, certificates of deposit mature as follows:

2005	$ 1,370,133
2006	743,194
2007	365,638
2008	180,263
2009	26,673
Thereafter	5,254
$ 2,691,155

  A summary of interest expense by deposit type is as follows:
	2004	2003	2002

Passbook and Passcard savings deposits	$ 778	$ 916	$ 1,205
NOW accounts and money market demand deposits	12,917	15,034	18,474
Certificates of deposit	79,236	108,567	147,587

	$ 92,931	$ 124,517	$ 167,266

  The amount of non-interest bearing deposits was $54,615 and $54,346 as of September 30, 2004 and 2003, respectively. The aggregate amount of deposit accounts with a balance of $100 or greater was approximately $851,774 and $759,552 as of September 30, 2004 and 2003, respectively, of which certificates of deposit with a minimum denomination of $100 was $504,451 and $431,942 as of September 30, 2004 and 2003, respectively. Deposits in excess of $100 may not be insured by the Federal Deposit Insurance Corporation (the "FDIC").

  ADVANCES FROM FEDERAL HOME LOAN BANK

  On July 21, 2004, the Bank refinanced $2,400,000 of its fixed-rate FHLB advances that had a weighted average cost of 6.13%. These FHLB advances were scheduled to mature between May 2009 and September 2010. The refinanced FHLB advances were not hedged by the Bank. The Bank incurred a prepayment penalty of $236,109, pre-tax, to refinance the FHLB advances. The Bank entered into $2,650,000 of new fixed-rate, fixed-term FHLB advances that have no conversion features. The increase in the amount of advances was primarily to pay for the prepayment penalty associated with the refinancing.

  FHLB advances at the periods ended are comprised of the following:
	2004	2003

Fixed-rate advances	$ 3,450,000	$ 3,200,000
Fair value of interest rate swaps	(571)	--
Total FHLB advances	$ 3,449,429	$ 3,200,000

Weighted average interest rate	4.33%	6.14%

  As of September 30, 2004, FHLB advances mature as follows:
Fiscal		Weighted
Year		Average
Maturity	Amount	Rate

2005	$ 200,000	2.14%
2007	750,000	3.52
2008	1,125,000	4.23
2009	600,000	4.24
2010	775,000	5.90
	$ 3,450,000	4.33%

  Of the $200,000 of FHLB advances maturing in 2005, $100,000 is due in January 2005 and $100,000 is due in July 2005.

  The FHLB advances are secured by certain qualifying mortgage loans pursuant to a blanket collateral agreement with the FHLB and all of the capital stock of FHLB owned by the Bank.

  INTEREST RATE SWAPS

  On December 15, 2003, the Bank entered into interest rate swap agreements with a notional amount of $800,000. The Bank is utilizing the interest rate swaps to modify its interest rate risk profile and reduce interest expense. The Bank has agreed to receive interest from counterparties at a fixed-rate matching the amounts paid by the Bank on the hedged FHLB advances and to pay interest at a variable rate indexed to the one month LIBOR rate plus an average spread of 248 basis points during the entire term of the interest rate swaps and remaining term of the hedged FHLB advances. Net interest settlement with the counterparties is completed monthly. The reduction in net interest expense as a result of the interest rate swaps totaled $15,725 for the year ended September 30, 2004.

  Counterparties to the interest rate swaps require collateral for their exposure to the Bank not being able to meet its future obligations under the terms of the interest rate swap agreements when mark-to-market conditions warrant. The exposure is estimated daily by calculating a value for the swap on a net settlement basis. When the valuation indicates that the Bank has a future obligation to the counterparty, the Bank may be required to post collateral sufficient to satisfy the counterparty's exposure. When required, the collateral pledged to the counterparty would be restricted and not available-for-sale. Each counterparty has different collateralization requirements. The Bank was required to post available-for-sale mortgage-related securities with an estimated market value of $16,439 as collateral as of September 30, 2004. If the future obligation indicates that the Bank has a net receivable mark-to-market position from the counterparties, the Bank could have a certain level of exposure to the extent the counterparties are not able to satisfy their obligations to the Bank.

  The interest rate swaps are designated and qualify as fair value hedges under SFAS No. 133. The Bank has assumed no ineffectiveness in the hedging relationship as all of the terms in the interest rate swap agreements match the terms of the FHLB advances. The Bank is accounting for the interest rate swap agreements using the shortcut method, whereby any gain or loss in the fair value on the interest rate swaps is offset by a gain or loss on the hedged FHLB advances. At September 30, 2004, the aggregate fair value adjustment on the interest rate swaps represented a liability of $571. The carrying amount of the FHLB advances was reduced by $571.

  As of September 30, 2004, $225,000 of the interest rate swap agreements mature in fiscal year 2008 and $575,000 mature in fiscal year 2010.

  OTHER BORROWINGS

  During June of 2001 the Board approved a modified dutch auction tender offer ("Tender") to repurchase up to eight million shares of outstanding stock from the Company's shareholders. On August 15, 2001, the Company initiated the Tender, which closed on October 5, 2001. At the close of the offering period, the Company purchased 5,852,596 shares of the Company's stock for $117,052. The purchase of common stock from the shareholders was completed on October 15, 2001. In connection with the Tender, the Company borrowed a cumulative amount of $117,000 from two unrelated financial institutions on October 15, 2001 to fund the purchase of shares. On October 1, 2003, the Company paid off the remaining balance due of $81,391 utilizing a capital distribution from the Bank of $81,000.

  On March 24, 2004, the Company established a Delaware statutory trust, Capitol Federal Financial Trust I (the "Trust"), of which the Company owns 100% of the common securities or slightly more than 3% of the Trust ("Trust Common Securities"). Outside investors own 100% of the capital securities or slightly less than 97% of the Trust. The Trust was formed for the purpose of issuing Company obligated mandatorily redeemable preferred securities ("Trust Preferred Securities"). The Trust issued $53,609 of Trust Preferred Securities on March 24, 2004. The Company purchased $1,609 of the Trust Common Securities which are reported in Other Assets in the September 30, 2004 consolidated balance sheet. When the Trust Preferred and Trust Common Securities were issued, the Trust used the proceeds to purchase a like amount of Junior Subordinated Deferrable Interest Debentures (the "Debentures") of the Company. In connection with the Debentures, the Company capitalized $290 of debt issuance costs to be amortized on a straight-line basis over 5 years. The Debentures bear the same terms and interest rates as the Trust Preferred and Trust Common Securities. Interest is due quarterly in January, April, July and October until the maturity date of April 7, 2034. The interest rate, which resets at each interest payment, is based upon the three month LIBOR rate plus 275 basis points. The principal is due at maturity. The Debentures are callable, in part or whole, beginning on April 7, 2009, at par, at the option of the Company. Any such redemption of the Debentures by the Company will cause a redemption of a like amount of the Trust Preferred and Trust Common Securities by the Trust. The Company has guaranteed the obligations of the Trust. The Trust is not included in the consolidated financial statements of the Company in accordance with revised FIN 46R, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51". The Debentures are the sole assets of the Trust. There are certain covenants that the Company is required to comply with in regards to the Debentures. These covenants include limitations on dividends in the event of default or if the Company elects to defer the payment of interest on the Debentures, certain certifications and financial information of the Company to the Trust and other covenants related to the payment of interest and principal and maintenance of the Trust. The Company was in compliance with all covenants at September 30, 2004.

  The following summarizes the components of other borrowings as of September 30, 2004:
		Average
	Amount	Rate

Debentures to reprice in October 2004	$ 53,609	4.35%
Capitalized debt issuance costs, net of amortization	(261)
	$ 53,348	4.37%

  INCOME TAXES

  Income tax (benefit) expense consists of the following:

	2004	2003	2002

Current	$ 20,449	$ 33,739	$ 59,400
Deferred	(83,500)	(480)	(1,956)
	$ (63,051)	$ 33,259	$ 57,444

  Income tax (benefit) expense has been provided at effective rates of (37.2%), 39.0% and 39.1% for the years ended September 30, 2004, 2003 and 2002, respectively. The differences between such effective rates and the statutory Federal income tax rate computed on income before income tax expense result from the following:

	2004		2003		2002
	Amount	%	Amount	%	Amount	%

Federal income tax expense
computed at statutory rate	$ (59,264)	(35.0)%	$ 29,852	35.0%	$ 51,463	35.0%
Increases (decreases) in
taxes resulting from:
State taxes, net of Federal
income tax benefit	(4,927)	(2.9)	2,466	2.9	4,236	2.9
Other	1,140	0.7	941	1.1	1,745	1.2
	$ (63,051)	(37.2)%	$ 33,259	39.0%	$ 57,444	39.1%

  Deferred income tax (benefit) expense results from temporary differences in the recognition of revenue and expenses for tax and financial statement purposes. The sources of these differences and the tax effect of each were as follows:

	2004	2003	2002

Depreciation	$ (58)	$ 707	$ 178
Bad debts reserve	(1,975)	(1,975)	(1,975)
Allowance for loan losses	104	220	210
Accrued interest on savings	16	43	54
FHLB stock dividends	2,052	--	--
Salaries and employee benefits	606	191	(557)
Deferred loan fees and costs	18	153	53
Deferred compensation plans	81	(46)	(145)
Mortgage servicing rights	(857)	2,124	--
Fair value of mortgage loan related commitments	--	(230)	230
FHLB prepayment penalty	(84,803)	--	--
ESOP compensation	(119)	(155)	(626)
Other	1,435	(1,512)	622

	$ (83,500)	$ (480)	$ (1,956)

  The components of the net deferred income tax (asset) liability as of September 30, 2004 and 2003 are as follows:

	2004	2003
Deferred income tax assets:
Salaries and employee benefits	$ 1,121	$ 1,727
Deferred loan fees and costs	--	18
Accrued interest on savings	93	109
Change in market value of vested Recognition and Retention
Plan shares	1,424	2,050
Deferred compensation plans	931	1,012
ESOP compensation	900	781
FHLB prepayment penalty	84,803	--
Unrealized loss on mortgage-related securities available-for-sale	1,211	1,074
Other	135	1,575
Gross deferred income tax assets	90,618	8,346

Deferred income tax liabilities:
FHLB stock dividends	12,538	10,486
Allowance for loan losses	133	29
Bad debt reserve	--	1,975
Depreciation	1,591	1,649
Prepaid expenses	180	178
Mortgage servicing rights	1,267	2,124
Other	244	251
Gross deferred income tax liabilities	15,953	16,692

Net deferred income tax (assets) liabilities	$ (74,665)	$ 8,346

  The Company assesses the available positive and negative evidence surrounding the recoverability of the deferred tax assets and applies its judgment in estimating the amount of valuation allowance necessary under the circumstances. The Company believes that no valuation allowance is required at September 30, 2004 and 2003.

  EMPLOYEE BENEFIT PLANS

  Profit Sharing Plan -The Bank has a profit sharing trust which covers all employees with a minimum of two years of service and at least 1,000 hours of employment each year. This plan provides for two types of discretionary contributions to the profit sharing plan. The first type is a Bank contribution, determined by the board of directors, between 0.0% and 5% of an eligible employee's base compensation during the fiscal year. The second contribution may be between 0.5% and 10% of an eligible employee's base compensation during the fiscal year if the employee matches 50% (on an after-tax basis) of the Bank's second contribution. The employee match cannot exceed 5% of the employee's annual base compensation. The profit sharing plan permits additional employee contributions, per formula, not to exceed 6% of the employee's annual compensation on an after-tax basis. Total profit sharing contribution amounted to $82, $132 and $901 for the years ended September 30, 2004, 2003 and 2002, respectively.

  Bonus Plans -The Company and the Bank have a short-term performance plan and a deferred incentive bonus plan. The short-term performance plan has a component tied to Company performance and individual participant performance. Individual performance criteria are established by executive management for eligible non-executive employees of the Bank; individual performance criteria for executive officers are established by the Compensation Committee of the board of directors (the "Committee"). Company performance criteria are approved by the Committee. Short-term performance plan awards are granted based upon a performance review by the Committee. The Committee may exercise its discretion and not grant awards. The deferred incentive bonus plan is intended to operate in conjunction with the short-term performance plan. A participant of the deferred incentive bonus plan can elect to defer into an account, with a portion of the earnings on the deferral tied to the performance of the Company's stock and a portion that is a cash percentage match of the amount deferred, between $2 and 50% of the short-term performance plan award up to but not exceeding $100. The deferral period is three years. The total amount of short-term performance plan awards provided for the years ended September 30, 2004, 2003 and 2002, amounted to $0, $550 and $1,901, of which $0, $44 and $385 was deferred under the deferred incentive bonus plan. During fiscal years 2004, 2003 and 2002 the amount expensed in conjunction with the earnings on the deferred amounts was $616, $782 and $288, respectively. The deferrals and returns on the deferrals will be paid in 2005, 2006 and 2007, respectively.

  Employee Stock Ownership Plan -The Bank has an ESOP for the benefit of the Bank employees who meet the eligibility requirements which includes having completed 1,000 hours of service within a 12 month period and be 21 years of age. The ESOP Trust acquired 3,024,574 shares of common stock in the Company's initial public offering with proceeds from a loan from the Company.

  The Bank makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required loan payments to the Company.

  The loan referred to above bears interest at a fixed rate of 5.80% with interest payable annually and future principal and interest payable in nine remaining fixed installments, as of September 30, 2004, of $2,991. Payments of $2,991 consisting of principal of $1,702, $1,609 and $1,520 and interest of $1,289, $1,382 and $1,471 were made on September 30, 2004, 2003 and 2002, respectively. The loan is secured by the shares of the stock purchased.

  As the debt is repaid, 201,638 shares are released from collateral annually at September 30 and allocated to qualified employees based on the proportion of their compensation to total qualifying compensation. The Company accounts for its ESOP in accordance with SOP 93-6. Accordingly, the shares pledged as collateral are reported as a reduction of stockholders' equity in the consolidated balance sheet. As shares are committed to be released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Compensation expense related to the ESOP was $9,473, $7,533 and $4,717 for the years ended September 30, 2004, 2003 and 2002, respectively. Dividends on unallocated ESOP shares are recorded as a reduction of debt, up to a total of $2,991.

  During the fiscal year ended September 30, 2004, there was $2,624 of dividends paid on unallocated ESOP shares in excess of the scheduled debt repayment. During the fiscal year ended September 30, 2003, there was $1,711 of dividends paid on unallocated ESOP shares in excess of the scheduled debt repayment. Participants that were fully vested were given the option to receive the excess dividend in cash or leave the excess dividend in the ESOP. Participants that were not fully vested were required to leave the excess dividend in the ESOP. The excess dividends left in the ESOP are reinvested in Company stock, purchased in the open market at then current market prices on or about the date of the disbursement to participants who opted to take the excess dividend in cash. The fiscal year 2004 cash dividend, to fully vested participants, will be disbursed during the first quarter of fiscal year 2005. The fiscal year 2003 cash dividend was either distributed to vested participants or remained in the ESOP to purchase additional Company stock. The fiscal year 2004 cash dividend less the distribution of the fiscal year 2003 cash dividend resulted in excess cash in the ESOP at September 30, 2004.

  During the fiscal year ended September 30, 2002, the Bank amended its ESOP plan to allow for the direct payment of the dividends received on allocated Company stock held in the participants' accounts. During fiscal year 2004, dividends of $5,169 were credited to participants in the plan with $3,586 disbursed in November 2004 to fully vested participants as of September 30, 2003. During fiscal year 2003, dividends of $1,615 were credited to participants in the plan with $1,059 disbursed in November 2003 to fully vested participants as of September 30, 2002.

  Shares can be withdrawn from the ESOP Trust due to retirement, termination or death of the participant. Following is a summary of shares held in the ESOP Trust as of September 30, 2004 and 2003:
	2004	2003

Allocated ESOP shares	1,124,382	941,887
Unreleased ESOP shares	1,814,746	2,016,384
Total ESOP shares	2,939,128	2,958,271
Fair value of unreleased ESOP shares	$ 58,399	$ 59,100

  Recognition and Retention Plan -The Company maintains a Recognition and Retention Plan ("RRP"), the objective of which is to enable the Company and the Bank to retain personnel of experience and ability in key positions of responsibility. Employees and directors of the Bank are eligible to receive benefits under the RRP at the sole discretion of the Stock Benefits Committee, a sub-committee of the Committee. The RRP is managed by trustees who are non-employee directors of the Bank. The total number of shares eligible to be granted under the RRP is 1,512,287.

  Following is a summary of RRP shares granted since inception:

	Number of	Value of
Grant Date	Shares	Shares	Vesting Period

April 18, 2000	1,280,000	$11,480	April 18, 2000 -April 18, 2004
October 24, 2000	10,000	141	October 24, 2000 -October 24, 2004
June 18, 2002	3,000	77	June 18, 2005 -June 18, 2007
September 23, 2003	5,000	151	September 23, 2003 -September 23, 2007
December 18, 2003	5,000	181	December 18, 2003 -December 18, 2007

  Compensation expense in the amount of the fair market value of the common stock at the date of the grant, as defined by the RRP, to the employee is recognized over the period during which the shares vest. Expense attributable to the RRP amounted to $1,502, $3,004 and $2,756 for fiscal years 2004, 2003 and 2002, respectively. A recipient of such restricted stock will be entitled to all voting and other stockholder rights (including the right to receive dividends on vested and nonvested shares), except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in escrow by the Company. If a holder of such restricted stock terminates employment for reasons other than death or disability, the employee forfeits all rights to the nonvested shares under restriction. If the participant's service terminates as a result of death, disability, or if a change in control of the Bank occurs, all restrictions expire and all shares allocated become unrestricted.

  Stock Option Plan -The Company maintains a Stock Option and Incentive Plan (the "Option Plan"). Pursuant to the Option Plan, 3,780,718 shares of common stock were reserved for issuance by the Company upon exercise of stock options granted to officers, directors and employees of the Company and the Bank from time to time under the Option Plan. The Company may issue both incentive and nonqualified stock options under the Option Plan. The incentive stock options expire in ten years and the nonqualified stock options expire in up to fifteen years from the date of grant. The date on which the options are first exercisable is determined by the Stock Benefits Committee. The vesting period of the options generally range from three to five years. The option price is equal to the market value at the date of grant as defined by the Option Plan. The purpose of the Option Plan is to provide additional incentive to certain officers, directors and key employees by facilitating their purchase of a stock interest in the Company.

  The Option Plan is administered by the Stock Benefits Committee which selects the employees and non-employee directors to whom options are to be granted and the number of shares to be granted. The exercise price may be paid in cash, shares of the common stock, or a combination of both. The option price may not be less than 100% of the fair market value of the shares on the date of the grant. In the case of any employee who is granted an incentive stock option who owns more than 10% of the outstanding common stock at the time the option is granted, the option price may not be less than 110% of the fair market value of the shares on the date of the grant, and the option shall not be exercisable after the expiration of five years from the grant date.

  A summary of option activity for the years ended September 30, 2004, 2003 and 2002 follows:

	2004		2003		2002
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
	of Options	Price	of Options	Price	of Options	Price

Options outstanding
at beginning of year:	1,961,358	$ 10.20	2,362,986	$ 9.63	2,991,450	$ 9.31
Granted	25,000	36.19	51,000	29.80	50,000	24.46
Forfeited	(4,900)	(12.81)	(12,900)	(12.70)	(25,100)	(10.31)
Exercised	(769,391)	(9.46)	(439,728)	(9.33)	(653,364)	(9.26)

Options outstanding
at end of year	1,212,067	$ 11.21	1,961,358	$ 10.20	2,362,986	$ 9.63

  The following summarizes information about the stock options outstanding and exercisable at September 30, 2004:
	Options Outstanding			Options Exercisable

		Weighted
		Average	Weighted		Weighted
	Number	Remaining	Average	Number	Average
Exercise	of Options	Contractual	Exercise	of Options	Exercise
Price	Outstanding	Life	Price	Exercisable	Price

$9.22	1,075,867	9.37	$ 9.22	1,075,867	$ 9.22
14.03 -19.68	29,600	6.41	16.19	15,920	16.05
25.66 -28.78	47,000	8.40	26.25	4,600	26.00
30.19 -36.19	59,600	5.64	32.71	17,400	31.91
	1,212,067	9.08	$ 11.21	1,113,787	$ 9.74
  DEFERRED COMPENSATION

  The Bank has deferred compensation agreements with certain officers and retired officers whereby stipulated amounts will be paid to them over a period of 20 years upon their retirement or termination. Amounts accrued under these agreements aggregate $718 and $808 as of September 30, 2004 and 2003, respectively, and are accrued over the period of active employment and either have been or will be funded by life insurance contracts.

  COMMITMENTS AND CONTINGENCIES

  The Bank had commitments outstanding to originate and purchase first and second mortgage loans as of September 30, 2004 and 2003 as follows:

	2004	2003

Fixed-rate (interest rates ranging from 4.25% to 8.75% and	$ 114,171	$ 96,857
4.50% to 8.50%, respectively, at September 30, 2004 and 2003)
Variable rate	122,338	77,254
	$ 236,509	$ 174,111

  As of September 30, 2004 and 2003, there were no loan-related commitments that met the definition of derivatives.

  As of September 30, 2004, the Bank had commitments to originate non-mortgage loans approximating $3,770 of which approximately $99 were fixed-rate (interest rates ranging from 4.08% to 8.00%) and $3,671 were variable rate commitments. As of September 30, 2003, the Bank had commitments to originate non-mortgage loans approximating $4,945 of which approximately $231 were fixed-rate (interest rates ranging from 7.99% to 14.00%) and $4,714 were variable rate commitments.

  As of September 30, 2004 and 2003, the Bank did not have any commitments to sell mortgage loans.

  Commitments to originate mortgage and non-mortgage loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Some of the commitments are expected to expire without being fully drawn upon; therefore the amount of total commitments disclosed above does not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Bank, upon extension of credit is based on management's credit evaluation of the customer.

  As of September 30, 2004 and 2003, the Bank had approved, but unused, home equity lines of credit of approximately $267,000 and $269,000, respectively. Approval of lines of credit is based upon underwriting standards that do not allow total borrowings, including existing mortgages and lines of credit, to exceed 100% of the estimated market value of the customer's home.

  The Bank has outstanding letters of credit of $6 and $17 at September 30, 2004 and 2003, respectively.

  The Bank has an outstanding commitment of $2,672 to fund a low-income housing partnership at September 30, 2004.

  REGULATORY CAPITAL REQUIREMENTS

  The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors.

  Quantitative measures that have been established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below). The Bank's primary regulatory agency, the OTS, requires that the Bank maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 3%, and total risk-based capital (as defined) of 8%. The Bank is also subject to prompt corrective action capital requirement regulations set forth by the FDIC. The FDIC requires the Bank to maintain a minimum of Tier 1 total and core capital (as defined) to risk-weighted assets (as defined), and of core capital (as defined) to adjusted tangible assets (as defined). Management believes, as of September 30, 2004, that the Bank meets all capital adequacy requirements to which it is subject.

  As of September 30, 2004 and 2003, the most recent guidelines from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

					To Be Well
					Capitalized
					Under Prompt
			For Capital		Corrective Action
	Actual		Adequacy Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2004:
Total capital (to risk weighted assets)	$ 750,221	21.6%	$ 278,044	8.0%	$ 347,555	10.0%
Core capital (to adjusted tangible assets)	749,627	8.8	257,138	3.0	428,564	5.0
Tangible capital (to tangible assets)	749,627	8.8	128,569	1.5	N/A	N/A
Tier I capital (to risk weighted assets)	749,627	21.6	N/A	N/A	208,533	6.0

As of September 30, 2003:
Total capital (to risk weighted assets)	$ 953,231	29.1%	$ 262,029	8.0%	$ 327,536	10.0%
Core capital (to adjusted tangible assets)	949,350	11.0	258,480	3.0	430,800	5.0
Tangible capital (to tangible assets)	949,350	11.0	129,240	1.5	N/A	N/A
Tier I capital (to risk weighted assets)	949,350	29.0	N/A	N/A	196,521	6.0

  A reconciliation of the Bank's equity under GAAP to regulatory capital amounts as of September 30, 2004 and 2003 is as follows:
	2004	2003

Total equity as reported under GAAP	$ 747,978	$ 948,152
Adjustments for regulatory capital:
Unrealized losses (gains) on mortgage-related securities
available-for-sale	1,983	1,758
Other	(334)	(560)
Total tangible and core capital	749,627	949,350
Allowance for loan losses	4,495	4,550
Other	(3,901)	(669)
Total risk based capital	$ 750,221	$ 953,231

  Under OTS regulations, there are limitations on the amount of capital the Bank may distribute to the Company. Generally, this is limited to the earnings of the previous two calendar years and the earnings of the current year-to-date. Currently, the Bank operates under an OTS-granted waiver to these regulations because of capital distributions from the Bank to the Company during the current and prior two calendar years. Because the Bank complies with OTS regulations regarding interest rate risk, capital ratios and operates in a safe and sound manner, it is management's opinion that the Bank will continue to receive waivers until the time period constraints have lapsed, which will occur on December 31, 2006. Currently, the Bank's waiver allows it to move the earnings of the Bank to the Company through June 30, 2005.

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

  The estimated fair values of the Company's financial instruments as of September 30, 2004 and 2003 are as follows:

	2004		2003
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Assets:
Cash and cash equivalents	$ 171,526	$ 171,526	$ 41,918	$ 41,918
Investment securities held-to-maturity	638,079	645,601	1,022,412	1,046,693
Mortgage-related securities:
Available-for-sale	1,201,800	1,201,800	2,128,721	2,128,721
Held-to-maturity	1,446,908	1,443,168	815,453	821,603
Loans receivable held for sale	3,425	3,425	4,257	4,257
Loans receivable	4,747,228	4,854,057	4,307,440	4,492,374
Mortgage servicing rights	3,340	3,523	5,600	5,919
Capital stock of FHLB	174,126	174,126	169,274	169,274
Liabilities:
Deposits	4,127,472	4,157,440	4,237,889	4,286,089
Advances from FHLB	3,449,429	3,571,994	3,200,000	3,684,757
Other borrowings	53,348	53,348	81,146	81,146
Interest rate swaps	(571)	(571)	--	--

	2004		2003
	Contract or	Estimated	Contract or	Estimated
	Notional	Unrealized	Notional	Unrealized
	Amount	Gain	Amount	Gain
Off-balance sheet financial instruments:
Commitments to originate and purchase
first and second mortgage loans	$ 236,509	$ 3,379	$ 174,111	$ 1,942
Commitments to originate
non-mortgage loans	3,770	--	4,945	--

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

  Loans Receivable - Fair values are estimated for portfolios with similar financial characteristics. Loans are segregated by type, such as one- to four-family residential mortgages, multi-family residential mortgages, nonresidential and installment loans. Each loan category is further segmented into fixed and variable interest rate categories. Future cash flows of these loans are discounted using the current rate at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturity.

  Mortgage Servicing Rights - The estimated fair value of MSR is determined through a discounted analysis of future cash flows, incorporating numerous assumptions including servicing income, servicing costs, market discount rates and prepayment speeds.

  Capital Stock of FHLB - The carrying value of capital stock of FHLB approximates its fair value.

  Deposits - The estimated fair value of demand deposits and savings accounts is the amount payable on demand at the reporting date. The estimated fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

  Advances from FHLB - The estimated fair value of advances from FHLB are determined by discounting the future cash flows of existing advances using the treasury yield curve and pricing the option value for each advance.

  Other Borrowings -The other borrowings have a variable rate structure. The carrying value of other borrowings approximates its fair value as the Company cannot prepay the other borrowings until April 2005. After April 2005, the Company can prepay the other borrowings at a premium until April 2009, at which point the borrowings can be pre-paid at par.

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

  Interest Rate Swaps - The fair value of the interest rate swaps are estimated by discounting anticipated cash flows associated with the receive-fixed rate component of the swap and the pay-variable rate component of the swap over the remaining contractual terms of each swap. The pay-variable rate component cash flows are estimated using forward interest rate curves for the one month LIBOR.

  The fair value estimates presented herein are based on pertinent information available to management as of September 30, 2004 and 2003. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date. Therefore, current estimates of fair value may differ significantly from the amounts presented herein.

  PARENT COMPANY FINANCIAL INFORMATION (PARENT COMPANY ONLY)

The Company serves as the holding company for the Bank (Note 1). The Company's (parent company only) balance sheets as of September 30, 2004 and 2003, and the related statements of income and cash flows for each of the three years in the period ended September 30, 2004 are as follows:

BALANCE SHEETS
SEPTEMBER 30, 2004 and 2003
(in thousands, except share amounts)

	2004	2003
ASSETS

CASH ON DEPOSIT AT THE BANK	$ 59,146	$ 89,610

INVESTMENT IN THE BANK	747,978	948,152

INVESTMENT IN CERTIFICATES OF DEPOSIT AT THE BANK	60,000	--

NOTE RECEIVABLE - EMPLOYEE STOCK OWNERSHIP PLAN	20,520	22,222

OTHER ASSETS	1,643	153

TOTAL ASSETS	$ 889,287	$ 1,060,137

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Income taxes payable	$ 2,963	$ 2,036
Accounts payable and accrued expenses	562	510
Other borrowings	53,348	81,146

Total liabilities	56,873	83,692

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 50,000,000 shares authorized,
no shares issued or outstanding	--	--
Common stock, $.01 par value; 450,000,000 shares authorized,
91,512,287 shares issued as of September 30, 2004 and 2003	915	915
Additional paid-in capital	412,126	401,745
Unearned compensation - Employee Stock Ownership Plan	(20,772)	(21,875)
Unearned compensation - Recognition and Retention Plan	(276)	(1,599)
Retained earnings	735,306	896,015
Accumulated other comprehensive loss	(1,983)	(1,758)
	1,125,316	1,273,443

Treasury stock 17,521,486 and 18,203,228 shares as of
September 30, 2004 and 2003, at cost	(292,902)	(296,998)

Total stockholders' equity	832,414	976,445

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 889,287	$ 1,060,137

STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2004, 2003 and 2002
(in thousands)

	2004	2003	2002

DIVIDEND INCOME FROM THE BANK	$ 106,562	$ 68,000	$ 80,000
INTEREST INCOME FROM OTHER INVESTMENTS	2,866	2,502	3,249

INTEREST EXPENSE	1,435	3,129	4,338

NET INTEREST AND DIVIDEND INCOME	107,993	67,373	78,911

OTHER INCOME	35	75	--

OTHER EXPENSES:
Salaries and employee benefits	1,153	2,006	1,929
Other, net	470	484	427

Total other expense	1,623	2,490	2,356

INCOME BEFORE INCOME TAX BENEFIT AND EQUITY IN
UNDISTRIBUTED EARNINGS/(EXCESS OF DISTRIBUTION OVER
EARNINGS) OF SUBSIDIARY	106,405	64,958	76,555

INCOME TAX BENEFIT	(63)	(1,186)	(1,358)

INCOME BEFORE EQUITY IN UNDISTRIBUTED EARNINGS/
(EXCESS OF DISTRIBUTION OVER EARNINGS) OF SUBSIDIARY	106,468	66,144	77,913

EQUITY IN UNDISTRIBUTED EARNINGS/(EXCESS OF
DISTRIBUTION OVER EARNINGS) OF SUBSIDIARY	(212,743)	(14,113)	11,679

NET (LOSS) INCOME	$ (106,275)	$ 52,031	$ 89,592

STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2004, 2003 and 2002
(in thousands)

	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$ (106,275)	$ 52,031	$ 89,592
Adjustments to reconcile net income to net cash provided by
operating activities:
Equity in (undistributed earnings)/excess of distribution over
earnings of subsidiary	212,743	14,113	(11,679)
Amortization of deferred debt issuance costs	274	193	173
Recognition and Retention Plan shares sold, net of forfeitures	(22)	27	96
Changes in:
Other assets	119	(141)	1,178
Income taxes payable	927	176	1,961
Accounts payable and accrued expenses	52	(353)	267
Net cash flows provided by operating activities	107,818	66,046	81,588

CASH FLOWS FROM INVESTING ACTIVITIES:
Principal collected on notes receivable from Employee Stock
Ownership Plan	1,702	1,609	1,520
Purchase of certificates of deposit	(60,000)	--	--
Net cash flows (used in) provided by investing activities	(58,298)	1,609	1,520

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment from subsidiary for sale of treasury stock related to
Recognition and Retention Plan shares	201	123	--
Dividends paid	(54,427)	(39,898)	(14,147)
Acquisition of treasury stock	(3,355)	(18,526)	(159,657)
Stock options exercised	7,278	4,103	6,031
Proceeds from other borrowings	52,000	--	117,000
Capitalized debt issuance costs	(290)	--	(611)
Repayments of other borrowings	(81,391)	(20,348)	(15,261)
Net cash flows used in financing activities	(79,984)	(74,546)	(66,645)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(30,464)	(6,891)	16,463

CASH AND CASH EQUIVALENTS:
Beginning of year	89,610	96,501	80,038

End of year	$ 59,146	$ 89,610	$ 96,501

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income tax payments	$ --	$ 42,520	$ 62,704

Interest payments	$ 1,388	$ 3,415	$ 4,165

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
FINANCING ACTIVITIES:
Tax effect of employee premature disposal of stock options	$ 4,994	$ 1,679	$ 2,542

Treasury stock activity related to Recognition and Retention Plan
(excluding Recognition and Retention Plan shares sold for employee
withholding tax purposes)	$ 48	$ 48	$ 30

Tax effect of Recognition and Retention Plan share transactions	$ 617	$ 2,425	$ 1,486

Purchase of investment in the Trust	$ 1,609	$ --	$ --

Shareholder Information

Annual Meeting

The Annual Meeting of Shareholders will be held at 10:00 a.m. local time, on January 25, 2005, at the Bradbury Thompson Center, 1700 SW Jewell, on the Washburn University campus, in Topeka, Kansas.

Stock Listing

Price Range of Common Stock

The high and low bid quotations for the common stock as reported on the NASDAQ Stock Market, as well as dividends declared per share, are reflected in the table below. Such information reflects inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

FISCAL YEAR 2003	HIGH	LOW	DIVIDENDS
First Quarter	$29.16	$20.20	$1.43
Second Quarter	$32.20	$28.19	$0.22
Third Quarter	$39.90	$27.75	$0.23
Fourth Quarter	$30.49	$28.10	$0.24

FISCAL YEAR 2004	HIGH	LOW	DIVIDENDS
First Quarter	$37.95	$29.30	$1.31
Second Quarter	$39.58	$34.85	$0.50
Third Quarter	$36.27	$29.35	$0.50
Fourth Quarter	$34.96	$29.27	$0.50

The combination of the regular quarterly dividends and the regular quarterly dividend paid in November 2004 resulted in a total cash dividend of $2.00 per share paid to public shareholders in calendar year 2004. CFFN also paid a total of $2.00 per share in cash dividends to its public shareholders in calendar year 2003.

Our cash dividend payout policy is continually reviewed by management and the Board of Directors. Dividend payments depend upon a number of factors, including capital requirements, regulatory limitations, the Company's financial condition, results of operations and the Bank's ability to pay dividends to the Company. The Company relies significantly upon such dividends originating from the Bank to accumulate cash for the payment of dividends to our shareholders. See Note 1 in the Notes to Consolidated Financial Statements for a discussion of restrictions on the Bank's ability to pay dividends.

At December 3, 2004, there were 74,067,526 shares of Capitol Federal Financial common stock issued and outstanding and approximately 9,371 shareholders of record.

Shareholders and General Inquiries

James D. Wempe, Vice President
Capitol Federal Financial, 700 South Kansas Avenue, Topeka, KS 66603
(785) 270-6055
email: jwempe@capfed.com

Transfer Agent

American Stock Transfer & Trust Company
59 Maiden Lane, New York, NY 10038
(800) 937-5449