Form 10-K, Exhibit 13
period 2005-09-30
CAPITOL FEDERAL FINANCIAL
filed 2005-12-15
CIK 1074433

KANSAS
1861
2005
E PLURIBUS UNUM

CAPITOL FEDERAL FINANCIAL
ANNUAL REPORT 2005

Contents

KANSAS
1861
2005
E PLURIBUS UNUM

Financial Highlights 1

Letter To Our Stockholders 2

Directors and Management 4

Financial Information 5

Stockholder Information 77

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

Wichita | 316-689-0200

4000 E. Harry
4020 W. Maple
10404 W. Central
4616 E. 13th St.
8040 E. Douglas
8301 E. 21st St. North

Emporia | 620-342-0125

602 Commercial

Manhattan | 785-537-4226

1401 Poyntz
705A Commons Place
K-State Student Union, *ATM only*

Salina | 785-825-7121

2550 S. 9th St.

Financial Highlights

basic earnings per share(2)
$1.40
$1.20
$1.00
$0.80
$0.60
$0.40
$0.20
$0.00
-$0.20
-$0.40
-$0.60
-$0.80
-$1.00
-$1.20
-$1.40
-$1.60
1.01
1.25
0.74
-1.48
0.90
01 02 03 04 05
Fiscal Year

dividends paid per share
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
0.62
2.00 2.00 2.00
2.30
01 02 03 04 05
Calendar Year

shares outstanding
millions of shares
100
80
60
40
20
0
80.4
25.0
73.6
18.6
73.3
18.8
74.0
20.0
74.3
20.5
01 02 03 04 05
Fiscal Years Ended 2001-2004
Total
Public(1)
Fiscal Year Ended 2005
Total
Public(1)

	2001	2002	2003	2004	2005
		(Dollars in thousands)			
Total Assets	$8,636,684	$8,781,187	$8,582,733	$8,541,124	$8,409,687
Loans Receivable, net	5,417,558	4,867,818	4,307,696	4,747,530	5,464,130
Mortgage-Related Securities					
Available-for-Sale (AFS)	1,059,110	1,318,974	2,128,721	1,201,800	737,638
Held-to-Maturity (HTM)	1,248,813	1,255,906	815,453	1,446,908	1,407,616
Investment Securities (HTM)	502,283	500,814	1,022,412	638,079	430,499
Deposits	4,285,960	4,392,123	4,238,145	4,127,774	3,960,297
Borrowings	3,200,000	3,301,301	3,281,146	3,502,777	3,479,875
Equity	1,048,262	987,430	976,445	832,414	865,063
Net (Loss) Income	77,779	89,592	52,031	(106,275) (2)	65,059
Efficiency Ratio	33.88%	31.81%	46.05%	221.83% (2)	41.19%
Equity to Assets	12.14%	11.24%	11.38%	9.75%	10.29%

(1) The public share count is the number of shares that would receive regular quarterly dividends as of September 30 of each year presented.

(2) Excluding the prepayment penalty related to refinancing the Federal Home Loan Bank Advances during fiscal year 2004, net income would have been $40,290, basic earnings per share would have been $0.56 and the efficiency ratio would have been 52.35%. For a reconciliation of these adjusted amounts to the amounts calculated in accordance with generally accepted accounting principles, see the table captioned "Non-GAAP Selected Financial Results and Ratios" in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of this Annual Report.

1

Letter to Our Stockholders

A SYMBOL OF SUCCESS

Fiscal year 2005 was the first year of the Company's enhanced dividend policy, through which we provided stockholders an increased dividend over the prior year. Our enhanced dividend policy provides that we will pay a special cash dividend in December of each year equal to 25% of the excess of reported net income over the dollar amount that is required to pay the four regular quarterly cash dividend payments for the fiscal year. Our performance in fiscal year 2005 allowed us to pay a special cash dividend in the amount of $0.30 per share on December 2, 2005. The special dividend, combined with the four regular quarterly cash dividends of $0.50 each, returned to stockholders a total of $2.30 per share during calendar year 2005. This dividend provides a yield that is among the highest paid by any publicly traded bank or thrift in the country.

KANSAS
1861
2005
E PLURIBUS UNUM

It is our intention to continue this dividend policy in 2006. In order to protect the ability of the Company to continue to pay the regular quarterly cash dividends and to take advantage of other capital transaction opportunities, we maintained a cash equivalent reserve in excess of $130 million at September 30, 2005.

From an operating perspective, we began to reap the intended benefit of our strategy, adopted in fiscal year 2004, of increasing the purchases of whole loans and correspondent loans instead of purchasing lower yielding mortgage-related securities, which has favorably impacted our financial results. This strategy also resulted in a $696.8 million increase in our portfolio of residential mortgage loans during the year. We generally apply the same underwriting standards to loans we purchase as we do to the loans we originate, and have not changed our emphasis of strong credit quality in our loan portfolio.

During fiscal year 2005, we earned $65.1 million, an increase of approximately $24.8 million, excluding the after-tax impact of the borrowings refinanced in fiscal year 2004. The increase was primarily driven by the reduced costs of the borrowings in fiscal year 2005. The increase in interest income and the reduction in the Company's borrowing costs, resulting from the actions described above, were the key factors in the 34% increase in the Company's net interest income during fiscal year 2005.

During our fiscal year 2005 the Federal Reserve raised the federal funds rate nine times, in addition to three increases in the federal funds rate in our previous fiscal year. Short-term interest rates have increased significantly during this time while long-term rates have remained fairly steady, resulting in a flatter yield curve. This presents a major challenge to the Bank: to manage its interest rate risk through the pricing of deposit and loan products in order to maintain or increase its level of earnings. This is a challenge we are addressing head-on to achieve the best results we can for our stockholders.

Our commitment to cost control will not change. While we expect that our net interest margin will continue to feel the pressure from short-term rates increasing faster than long-term rates, we continue to focus our efforts on managing the costs of operating the Bank. In addition, we will be working to improve the way we deliver products and services to all of our customers, enhancing our ability to compete within all of our market areas.

2

(continued)

We believe that it is in the best interests of our stockholders to maintain capital at a level that is commensurate with the risks to which we are exposed. The Bank has always worked to minimize its exposure to credit risk through conservative loan underwriting and by maintaining a strong relationship with our loan customers. However, as a financial institution that has always been retail oriented, gathering short-term deposits and making long-term residential loans, we take on a higher level of interest rate risk than some of our peers.

We have a very strong commitment to the communities we serve. This effort is demonstrated by the many hours of volunteer service by our employees and through the contributions of the Capitol Federal Foundation. In calendar year 2005, Capitol Federal Foundation set a record in total giving of over $3 million to numerous nonprofit and charitable organizations in our market areas.

The Company continues to be well served by its Board of Directors. Our new directors, Jeffrey Thompson (2003), Dr. Michael McCoy and Jeffrey Johnson (both in 2004), have been active members in their first term on the board and their leadership has proven valuable.

We want to thank you, our stockholders, for your continued support. We will continue our pledge of enhancing value for you in the Company.

Sincerely,

John C. Dicus, Chairman
John B. Dicus, President, Chief Executive Officer

John C. Dicus
— Chairman

John B. Dicus
— President, Chief Executive Officer

3

Directors & Management

Directors

B. B. Andersen	Real Estate Developer
John B. Dicus	President and CEO of Capitol Federal Financial and Capitol Federal Savings Bank
John C. Dicus	Chairman of the Board of Capitol Federal Financial and Capitol Federal Savings Bank
Jeffrey M. Johnson	President of Flint Hills National Golf Club
Michael T. McCoy, M.D.	Orthopedic surgeon in private practice, Chief of Orthopedic Surgery at Stormont-Vail Regional Medical Center
Jeffrey R. Thompson	Chief Financial Officer of Salina Vortex Corporation
Marilyn S. Ward	Executive Director of ERC/Resource & Referral, Retired

Management

John C. Dicus	Chairman of the Board
John B. Dicus	President and CEO
R. Joe Aleshire	Executive Vice President of Retail Operations for Capitol Federal Savings Bank
Larry K. Brubaker	Executive Vice President of Corporate Services for Capitol Federal Savings Bank
Morris J. Huey, II	Executive Vice President and Chief Lending Officer for Capitol Federal Savings Bank
Neil F. M. McKay	Executive Vice President
Kent G. Townsend	Executive Vice President, Chief Financial Officer and Treasurer
Tara D. Van Houweling	First Vice President and Reporting Director
Mary R. Culver	Corporate Secretary

Special Counsel	Silver, Freedman & Taff, L.L.P. • 1700 Wisconsin Avenue, N.W. • Washington, DC 20007
Independent Auditors	Deloitte & Touche L.L.P. • 1010 Grand Avenue, Suite 400 • Kansas City, MO 64106
Corporate Counsel	Shaw, Hergenreter, & Quarnstrom • 700 S. Kansas Avenue, Suite 504 • Topeka, KS 66603

4

Financial Information

SELECTED CONSOLIDATED FINANCIAL and OTHER DATA	6
MANAGEMENT'S DISCUSSION and ANALYSIS of FINANCIAL CONDITION and RESULTS OF OPERATIONS	8
MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING	37
REPORTS of INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	38
CONSOLIDATED FINANCIAL STATEMENTS:	
Consolidated Balance Sheets as of September 30, 2005 and 2004	42
Consolidated Statements of Income for the Years Ended September 30, 2005, 2004 and 2003	44
Consolidated Statements of Stockholders' Equity for the Years Ended September 30, 2005, 2004 and 2003	45
Consolidated Statements of Cash Flows for the Years Ended September 30, 2005, 2004 and 2003	48
Notes to Consolidated Financial Statements for the Years Ended September 30, 2005, 2004 and 2003	50

5

SELECTED CONSOLIDATED FINANCIAL DATA

The summary information presented below under "Selected Balance Sheet Data" and "Selected Operations Data" for, and as of the end of, each of the years ended September 30 is derived from our audited consolidated financial statements. The following information is only a summary and you should read it in conjunction with our consolidated financial statements and notes beginning on page 42.

	September 30,
	2005	2004(1)	2003	2002	2001
	(Dollars in thousands)
Selected Balance Sheet Data:
Total assets	$8,409,687	$8,541,124	$8,582,733	$8,781,187	$8,636,684
Loans receivable, net	5,464,130	4,747,530	4,307,696	4,867,818	5,417,558
Investment securities, held-to-maturity	430,499	638,079	1,022,412	500,814	502,283
Mortgage-related securities:
Available-for-sale ("AFS"), at market value	737,638	1,201,800	2,128,721	1,318,974	1,059,110
Held-to-maturity, at cost	1,407,616	1,446,908	815,453	1,255,906	1,248,813
Capital stock of Federal Home Loan Bank ("FHLB")	182,259	174,126	169,274	163,250	162,350
Deposits	3,960,297	4,127,774	4,238,145	4,392,123	4,285,960
Advances from FHLB	3,426,465	3,449,429	3,200,000	3,200,000	3,200,000
Other borrowings	53,410	53,348	81,146	101,301	--
Stockholders' equity	865,063	832,414	976,445	987,430	1,048,262

	Year Ended September 30,
	2005	2004(1)	2003	2002	2001
	(Dollars and counts in thousands, except per share amounts)
Selected Operations Data:
Total interest and dividend income	$400,107	$384,833	$441,536	$557,132	$580,740
Total interest expense	244,201	268,642	326,848	370,743	410,458
Net interest and dividend income	155,906	116,191	114,688	186,389	170,282
Provision for loan losses	215	64	--	184	75
Net interest and dividend income after provision
for loan losses	155,691	116,127	114,688	186,205	170,207
Retail fees and charges	15,848	14,978	15,068	11,290	9,249
Gains on sales of loans receivable held for sale	84	107	18,949	10,150	136
Other income	7,416	8,500	9,145	8,117	6,996
Total other income	23,348	23,585	43,162	29,557	16,381
Prepayment penalty on FHLB advances	--	236,109	--	--	--
Total other expenses	73,664	309,038	72,560	68,726	63,237
Income (loss) before income tax expense (benefit)	105,375	(169,326)	85,290	147,036	123,351
Income tax expense (benefit)	40,316	(63,051)	33,259	57,444	45,572
Net income (loss)	65,059	(106,275)	52,031	89,592	77,779

Basic earnings (loss) per share	$ 0.90	$ (1.48)	$ 0.74	$ 1.25	$ 1.01
Average shares outstanding	72,506	71,599	70,699	71,523	77,136
Diluted earnings (loss) per share	$ 0.89	$ (1.48)	$ 0.72	$ 1.22	$ 0.99
Average diluted shares outstanding	73,082	71,599	72,392	73,579	78,944

	Year Ended September 30,
	2005	2004(1)	2003	2002	2001
Selected Performance and Financial Ratios
and Other Data:
Performance Ratios:
Return on average assets	0.77%	(1.25)%	0.60%	1.02%	0.93%
Return on average equity	7.62	(11.36)	5.28	9.25	7.69
Dividends paid per public share(2)	$ 2.00	$ 2.81	$ 2.12	$ 0.74	$ 0.57
Dividend payout ratio	62.59%	n/a	76.68%	15.79%	18.16%
Ratio of operating expense to
average total assets	0.87	3.64%	0.84	0.78	0.75
Efficiency ratio	41.19	221.83	46.05	31.81	33.88
Ratio of average interest-earning assets
to average interest-bearing liabilities	1.10	1.12	1.13	1.12	1.14
Interest rate spread information:
Average during period	1.59	1.05	0.90	1.66	1.39
End of period	1.46	1.77	0.42	1.50	1.55
Net interest margin	1.87	1.39	1.34	2.16	2.05
Asset Quality Ratios:
Non-performing assets to total assets	0.08	0.12	0.15	0.12	0.09
Non-performing loans to total loans	0.09	0.13	0.21	0.16	0.12
Allowance for loan losses to
non-accruing loans	89.14	74.04	50.87	60.51	72.63
Allowance for loan losses to
loans receivable, net	0.08	0.09	0.11	0.10	0.09
Capital Ratios:
Equity to total assets at end of period	10.29	9.75	11.38	11.24	12.14
Average equity to average assets	10.05	11.03	11.33	11.07	12.02

Other Data:
Number of traditional offices	29	28	28	27	27
Number of in-store offices	8	8	7	7	7

(1) During July 2004, the Bank refinanced $2.40 billion of its FHLB advances that were not hedged by interest rate swaps. In doing so, the Bank incurred a $236.1 million prepayment penalty. For additional information regarding the refinance, see "Management's Discussion and Analysis of Financial Condition and Results of Operations".

(2) For all years shown, Capitol Federal Savings Bank MHC, which owns a majority of the outstanding shares of Capitol Federal Financial common stock, waived its right to receive dividends paid on the common stock with the exception of the $0.50 per share dividend paid on 500,000 shares in February 2005. Public shares exclude shares held by Capitol Federal Savings Bank MHC, as well as unallocated shares held in the Capitol Federal Financial Employee Stock Ownership Plan. See page 28 for additional information.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General Overview

Capitol Federal Financial (the "Company") is the mid-tier holding company and the sole shareholder of Capitol Federal Savings Bank (the "Bank"). Capitol Federal Savings Bank MHC ("MHC"), a federally chartered mutual holding company, is the majority owner of the Company. MHC owns 52,192,817 shares of the 74,286,889 voting shares outstanding on September 30, 2005. The Company's common stock is traded on the NASDAQ Stock Market under the symbol "CFFN." The Bank comprises almost all of the assets and liabilities of the Company and the Company is dependent primarily upon the performance of the Bank for the results of its operations. Because of this relationship, references to management actions, strategies and results of actions apply to both the Bank and the Company.

Forward-Looking Statements

We may from time to time make written or oral "forward-looking statements", including statements contained in our filings with the Securities and Exchange Commission ("SEC"). These forward-looking statements may be included in this annual report to stockholders and in other communications by the Company, which are made in good faith by us pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond our control. The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan" and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause our future results to differ materially from the plans, objectives, goals, expectations, anticipations, estimates and intentions expressed in the forward-looking statements:

  our ability to continue to maintain overhead costs at reasonable levels;
  our ability to continue to originate a significant volume of one- to four-family mortgage loans in our market area;
  our ability to acquire funds from or invest funds in wholesale or secondary markets;
  the future earnings and capital levels of the Bank, which could affect the ability of the Company to pay dividends in accordance with its dividend policies;
  the credit risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;
  the strength of the U.S. economy in general and the strength of the local economies in which we conduct operations;
  the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;
  the effects of, and changes in, foreign and military policies of the United States Government;
  inflation, interest rates, market and monetary fluctuations;
  our ability to access cost-effective funding;
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

The following discussion is intended to assist in understanding the financial condition and results of operations of the Company. The discussion includes comments relating to the Bank, since the Bank is wholly owned by the Company and comprises the majority of assets and is the principal source of income for the Company.

Executive Summary

The following summary should be read in conjunction with our Management's Discussion and Analysis of Financial Condition and Results of Operations in its entirety.

Our principal business consists of attracting deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences. We also originate consumer loans, loans secured by first mortgages on nonowner-occupied one- to four-family residences, permanent and construction loans secured by one- to four-family residences, commercial real estate and multi-family real estate loans. While our primary business is the origination of one- to four-family mortgage loans funded through retail deposits, we also purchase whole loans and invest in certain investment and mortgage-related securities using FHLB advances as an additional funding source.

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

The Company's results of operations are primarily dependent on our net interest income, which is the difference between the interest earned on loans, mortgage-related securities and investments and the interest paid on deposits and borrowings. We generally price our loan and deposit products based upon an analysis of our competition and changes in market rates. On a weekly basis, management reviews deposit flows, loan demand, cash levels and changes in several market rates to assess all pricing strategies. While we do not explicitly price our products at a margin to a specific market rate or index, our products do tend to be priced at a margin to general market rates or indices. While national market rates change constantly, and rates offered by competitors with nationwide delivery channels may change during a business day, our offered rates generally remain available to customers for up to a week on deposit products and several days to a week on loan products. Our one- to four-family mortgage loans are generally priced based upon the 10 year Treasury rate while, the rates on our deposits are generally priced based upon short-term Treasury rates. The majority of our loans are fixed-rate products with maturities up to 30 years, while the majority of our deposits have maturity or reprice dates of less than 2 years.

During fiscal year 2005, short-term interest rates (one year and shorter maturities) increased as a result of the Federal Reserve Board increasing the Federal Funds rate by 200 basis points. The Federal Reserve Board has increased the Federal Funds rate by 25 basis points at each scheduled meeting since June 2004 or 275 basis points through September 30, 2005. Long-term interest rates, specifically the 10 year Treasury rate, fluctuated slightly during fiscal year 2005 and ended fiscal year 2005 approximately 20 basis points higher than at September 30, 2004. The spread between two and five year treasuries narrowed from approximately 75 basis points at September 30, 2004 to nearly equal rates at September 30, 2005. As a result of the narrowing of the spread in interest rates between terms to maturity, the market yield curve flattened during fiscal year 2005. The Company experienced net interest margin compression as a result of the flattening of the market yield curve. If short-term interest rates continue to increase at a faster pace than long-term interest rates or if both short- and long-term interest rates increase by the same amount, it is likely that net interest margin compression will continue in fiscal year 2006 as our interest-bearing liabilities will reset to current market rates faster than our interest-earning assets. See additional discussion in "Quantitative and Qualitative Disclosure About Market Risk."

Net income for fiscal year 2005 was $65.1 million compared to a net loss of $106.3 million for fiscal year 2004. The prior year net loss was the result of a $146.6 million prepayment penalty, after tax, associated with refinancing $2.40 billion of FHLB advances in July 2004.

Net interest and dividend income for the current fiscal year was $155.9 million compared to $116.2 million in the prior fiscal year. The $39.7 million increase was a result of a $30.2 million decrease in interest expense on FHLB advances due to refinancing the FHLB advances in fiscal year 2004 and a $26.6 million increase in interest income on loans receivable due to loan portfolio growth. The increase in interest income on loans receivable was partially offset by a $13.7 million decrease in interest income on mortgage-related and investment securities as a result of a decrease in the average balance in those portfolios. The decrease in interest expense on FHLB advances was partially offset by a $4.1 million increase in interest expense on deposits as a result of an increase in the portfolio rate.

The Bank grew its loan portfolio from $4.75 billion at September 30, 2004 to $5.46 billion at September 30, 2005. The $716.6 million net growth was a result of originations and purchases of mortgage loans. Loans originated during the current fiscal year totaled $867.5 million, of which 36.2% were adjustable-rate products. Mortgage loans purchased totaled $857.2 million, of which 85% were adjustable-rate products. The emphasis on purchasing mortgage loans rather than mortgage-related securities has resulted in more assets earning a higher rate with, as a general matter, no anticipated material increase in credit exposure than if the purchase of mortgage-related securities had continued. Generally, rates on mortgage loans purchased during the current fiscal year were more favorable than the rates on mortgage-related securities that could have been purchased with excess funds. The weighted average rate on purchased mortgage loans during the current fiscal year was 5.04% compared to a weighted average rate of 4.75% on new mortgage-related securities. Management intends to continue to purchase mortgage loans in fiscal year 2006, with the majority of those loans being adjustable-rate products.

During the current fiscal year, the Bank experienced aggressive deposit pricing by other financial institutions in its local markets. The Bank did not match the top tier competitors' rates because of the likely adverse impact on earnings. As a result, the Bank's deposit portfolio decreased $167.5 million to $3.96 billion at September 30, 2005. The Bank did increase certain deposit rates to remain competitive in the mid tier competitor market, increasing the average rates on the money market and certificate of deposit portfolios. The weighted average deposit portfolio rate increased 51 basis points to 2.67% at September 30, 2005. Management continues to monitor the Bank's local deposit market pricing environment for its impact on the Bank's operations and will adjust the Bank's pricing on deposit accounts accordingly. Management actively looks for pricing opportunities that will allow the Bank to maintain its current size or grow in a profitable manner.

Critical Accounting Policies

The Bank's most critical accounting policies are the methodologies used to determine the allowance for loan losses, the valuation of mortgage servicing rights ("MSR") and deferred income tax assets and our policy regarding derivative instruments. These policies are important to the presentation of our financial condition and results of operations, involve a higher degree of complexity and require management to make difficult and subjective judgments that may require assumptions or estimates about highly uncertain matters. The use of different judgments, assumptions and estimates could cause reported results to differ materially. These critical accounting policies and their application are reviewed at least annually by our audit committee and board of directors. Following is a description of our critical accounting policies and an explanation of the methods and assumptions underlying their application.

Allowance for Loan Losses. We maintain an allowance for loan losses to absorb losses known and inherent in the loan portfolio based upon ongoing, quarterly assessments of the loan portfolio. Our methodology for assessing the appropriateness of the allowance consists of several key elements, which include a formula allowance, specific allowances for identified problem loans and portfolio segments and knowledge of economic conditions that may lead to credit risk concerns about the loan portfolio or segments of the loan portfolio. In addition, the allowance incorporates the results of measuring impaired loans as provided in Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These accounting standards prescribe the measurement methods, income recognition and disclosures related to impaired loans.

One- to four-family mortgage loans and consumer loans that are not impaired as defined in SFAS 114 and 118 are collectively evaluated for impairment using a formula allowance as permitted by SFAS 5, "Accounting for Contingencies". Loans on residential properties with greater than four units, loans on construction properties and commercial properties that are delinquent or where the borrower's total loan concentration balance is greater than $1.5 million (excluding one- to four-family mortgage loans) are evaluated for impairment on a loan by loan basis. If no impairment exists, these loans are included in the formula allowance. The formula allowance is calculated by applying loss factors to outstanding loans based on the internal risk evaluation of pools of loans. Changes in risk evaluations of both performing and non-performing loans affect the amount of the formula allowance. Loss factors are based both on our historical loss experience and on significant factors that, in management's judgment, affect the collectibility of the portfolio as of the evaluation date. Loan loss factors for portfolio segments are representative of the credit risks associated with loans in those segments. The greater the credit risks associated with a particular segment, the greater the loss factor. Loss factors increase as individual loans become classified, delinquent, the foreclosure process begins or as economic conditions warrant.

The appropriateness of the allowance is reviewed by management based upon its evaluation of then-existing economic and business conditions affecting our key lending areas. Other conditions that management considers in determining the appropriateness of the allowance include, but are not limited to, changes to our underwriting standards, credit quality trends (including changes in the balance and characteristics of non-performing loans expected to result from existing economic conditions), trends in collateral values, loan volumes and concentrations, and recent loss experience in particular segments of the portfolio that existed as of the balance sheet date and the impact that such conditions were believed to have had on the collectibility of those loans.

Senior management reviews these conditions quarterly. To the extent that any of these conditions are evidenced by a specifically identifiable problem loan or portfolio segment as of the evaluation date, management's estimate of the effect of such condition may be reflected as a specific allowance applicable to such loan. Where any of these conditions are not evidenced by a specifically identifiable problem loan or portfolio segment as of the evaluation date, management's evaluation of the loss related to these conditions is reflected in the unallocated allowance associated with our homogeneous population of mortgage loans. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific problem loans or portfolio segments.

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

Assessing the adequacy of the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans or changes in the market value of collateral securing loans that may be susceptible to significant change. In the opinion of management, the allowance when taken as a whole, is adequate to absorb reasonable estimated loan losses inherent in our loan portfolios.

Valuation of Mortgage Servicing Rights. The Bank records MSR as a result of retaining the servicing of loans that are sold. Impairment exists if the carrying value of MSR exceeds the estimated fair value of the MSR. MSR are stratified by the underlying loan term and by interest rate. Individual impairment allowances for each stratum are established when necessary and then adjusted in subsequent periods to reflect changes in the measurement of impairment. The estimated fair value of each MSR stratum is determined through analysis of future cash flows incorporating numerous assumptions including: servicing income, servicing costs, market discount rates, prepayment speeds and other market driven data.

The fair value of MSR is highly sensitive to changes in assumptions. Changes in prepayment speed assumptions have the most significant impact on the fair value of MSR. Generally, as interest rates decline, prepayments accelerate due to increased refinance activity, which results in a decrease in the fair value of MSR. As interest rates rise, prepayments slow which generally results in an increase in the fair value of MSR. All assumptions are reviewed for reasonableness on a quarterly basis and adjusted as necessary to reflect current and anticipated market conditions. Thus, any measurement of the fair value of MSR is limited by the conditions existing and the assumptions utilized as of a particular point in time, and those assumptions may not be appropriate if applied at a different point in time. Annually, we receive an independent appraisal of the fair value of our MSR. At September 30, 2005 the independent valuation exceeded our calculated MSR fair value.

Derivative Instruments. The Bank has entered into interest rate swap agreements to hedge certain FHLB advances ("swapped FHLB advances"). When the Bank entered into the interest rate swap agreements, they were designated as fair value hedges. All terms of the interest rate swap agreements relating to the pay, fixed rate components and timing of cash flows match the terms of the swapped FHLB advances. Therefore, the Bank has assumed no ineffectiveness in the hedging relationship and accounts for the interest rate swaps using the shortcut method, under which any gain or loss in the fair value of the interest rate swaps is offset by a gain or loss on the hedged FHLB advances.

Before entering into the interest rate swap agreements, management formally documented its risk management objectives and strategy, and the relationship between the interest rate swap agreements and the swapped FHLB advances. To qualify for hedge accounting, the interest rate swaps and the related FHLB advances must be designated as a hedge. Both at the inception of the hedge and on an ongoing basis, management assesses whether the hedging relationship is expected to be highly effective in offsetting changes in fair values of the swapped FHLB advances. If at some point it is determined that the interest rate swaps are not highly effective as a hedge, hedge accounting will be discontinued. If hedge accounting is discontinued, changes in the fair value of the interest rate swaps will be recorded in earnings and the swapped FHLB advances will no longer be adjusted for changes in fair value.

Deferred Income Tax Assets. Management assesses the available positive and negative evidence surrounding the recoverability of deferred income tax assets on a quarterly basis. A valuation allowance will be recorded to reduce deferred income tax assets when it is more likely than not that the assets will not be realized. Management believes no valuation allowance is required at September 30, 2005.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS 123(R), "Share-Based Payment". SFAS 123(R) amended SFAS 123, "Accounting for Stock-Based Compensation" and superseded Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS 123(R) requires companies to recognize all share-based payments, which include stock options and restricted stock, in compensation expense over the requisite service period of the share-based payment award. SFAS 123(R) establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair value-based measurement method in accounting for share-based payment transactions with employees, except for equity instruments held by employee share ownership plans. SFAS 123(R) also requires significant additional disclosures for share-based payment awards. SFAS 123(R) was initially scheduled to become effective for the Company on July 1, 2005. Effective April 15, 2005, the SEC adopted a new rule amending the implementation compliance date for registrants that do not file as small business issuers to the first annual reporting period beginning on or after June 15, 2005, which for the Company is October 1, 2005. The Company intends to apply the modified prospective method when implementing SFAS 123(R).The impact on the Company's results of operations in fiscal year 2006 is expected to be a reduction in net income comparable to the reduction presented in the 2005 pro forma impact included in the Stock Option Plan section of Note 1 of the Notes to Consolidated Financial Statements included in the Company's 2005 Annual Report to Stockholders, excluding any future stock option activity. Stock options granted during fiscal year 2006 will result in an additional reduction in fiscal year 2006 net income, which will be offset by stock options that fully vest or are forfeited during the year.

Management Strategy

Our strategy is to operate a retail oriented financial institution dedicated to serving the needs of customers in our market areas. Our commitment is to provide the broadest possible access to home ownership through our mortgage lending programs and to offer a complete set of personal banking products and services. The primary components of our strategy include:

  Portfolio Lending. We are one of the largest originators of one- to four-family mortgage loans in the State of Kansas. We primarily have originated these loans for our own portfolio, rather than for sale, and generally we service the loans we originate. We provide retail customers with alternatives for their borrowing needs by offering both fixed- and adjustable-rate products with various terms to maturity and pricing alternatives. We offer special programs to individuals who may be first time home buyers, have low or moderate incomes or may have certain credit risk concerns in order to maximize our ability to deliver home ownership opportunities. We attract customers through our strong relationships with real estate agents, our reputation, pricing, existing and walk-in customers and customers that apply on the Internet. We also purchase one- to four-family mortgage loans from nationwide lenders and correspondent lenders secured by property primarily located within our Kansas City and Wichita market areas.
  Retail Financial Services. We offer a wide array of deposit products and retail services for our customers. These products include checking, savings, money market, certificates of deposit and retirement accounts. These products and services are provided through a branch network of 37 locations which includes traditional branch and retail store locations, our call center which operates on extended hours, telephone bill payment services and Internet based transaction services.
  Commitment to Cost Control. We generally are very effective at controlling our costs of operations, outside of the expense portion of our employee benefit plans that are tied to our stock price. By using technology, we are able to increase productivity and centralize our lending and deposit support functions for efficient processing. Our retail orientation allows us to serve a broad range of customers through relatively few branch locations. Our average deposit base per traditional branch at September 30, 2005 and 2004 was over $136.6 million and $147.4 million, respectively. This large average deposit base helps to control costs. Our one- to four-family mortgage lending strategy, through effective management of credit risk, allows us to service a large portfolio of loans at efficient levels because it costs less to service a portfolio of performing loans.
  Excellent Asset Quality. We utilize underwriting standards for our lending products that are designed to limit our exposure to credit risk, and have a portfolio of predominately one- to four-family mortgage loans which has resulted in minimal levels of delinquent and non-performing loans. At September 30, 2005, our ratio of non-performing assets to total assets was 0.08%.
  Strong Capital Position. Our policy always has been to protect the safety and soundness of the Bank through conservative credit and operational risk management, balance sheet strength, consistent earnings and sound operations. The end result of these activities is a capital ratio that is in excess of the well-capitalized standards set by the Office of Thrift Supervision ("OTS"). We believe that maintaining a strong capital position safeguards the long-term interests of the Bank, the Company and our stockholders.

  Stockholder Value. We strive to enhance stockholder value while maintaining a strong capital position. We continue to provide returns to stockholders through our dividend payments. In October 2005, the board of directors declared a $0.50 per share dividend which was paid on November 18, 2005 to holders of record on November 4, 2005. Due to MHC's waiver of dividends, the dividend of $0.50 per share was paid only on public shares. Total dividends declared during fiscal year 2005 were $2.00 per share. On January 25, 2005, the board of directors approved an enhanced dividend policy. According to the policy, in December of each year, the Company will pay a special dividend equal to 25% of the excess of the prior fiscal year reported net income over the amount required to meet the Company's current dividend policy of $2.00 per share each fiscal year after the waiver of dividends by MHC. If the fiscal year reported net income does not exceed the amount required to meet the Company's current dividend policy, it is the board of directors' intent to continue to pay dividends at the current level. On November 8, 2005, the board of directors approved a special year end cash dividend of $0.30 per share payable on December 2, 2005 to stockholders of record as of the close of business on November 18, 2005. Our cash dividend payout policy is reviewed continually by management and the board of directors, and our ability to pay dividends under the policy depends upon a number of factors including the Company's financial condition, results of operations, regulatory capital requirements of the Bank, other regulatory limitations on the Bank's ability to make capital distributions to the Company and the continued waiver of dividends by MHC.
  Risk Management. Changes in interest rates are our primary risk as our balance sheet is almost entirely comprised of interest-earning assets and interest-bearing liabilities. As such, fluctuations in interest rates have a significant impact not only upon our net income but also upon the cash flows related to those assets and liabilities and the market value of our assets and liabilities. To manage interest rate risk, our Asset and Liability Committee ("ALCO") meets weekly to discuss and monitor the current interest rate environment compared to interest rates offered on our loan and deposit products. Additionally, ALCO meets once a month to review information that presents the effects that changes in interest rates will have on our earnings, the market value of our portfolio equity and cash flows. The members of ALCO are the Chairman, the Chief Executive Officer, the Chief Financial Officer (chair of ALCO), the Executive Vice President for Corporate Services, the Chief Lending Officer and the Executive Vice President for Retail Operations.

To meet each of these strategies, the Bank must manage its daily cash flows and the cost of those cash flows. Cash flow management is accomplished through:

  establishing of interest rates on loan and deposit products;
  investing of cash flows not placed into mortgage loans;
  purchasing investments that meet the long term objectives of earnings, liquidity management and interest rate risk management;
  borrowing money if cash flows are not sufficient to meet local loan demand or to leverage excess capital.

The Bank manages its asset and liability portfolios, including the AFS securities portfolio, essentially as held-to-maturity portfolios. As such, changes in the balance or mix of products in these portfolios typically do not occur quickly, especially in a rising rate environment. Because of this, management looks at changes over a period of time to determine trends that can be changed through various strategies in our local markets, by the investments and mortgage loans we purchase or by borrowings we incur.

Quantitative and Qualitative Disclosure about Market Risk

Asset and Liability Management and Market Risk

The rates of interest we earn on assets and pay on liabilities generally are established contractually for a period of time. Fluctuations in interest rates have a significant impact not only upon our net income, but also upon the cash flows of those assets and liabilities and the market value of our assets and liabilities. Our results of operations, like those of other financial institutions, are impacted by these changes in interest rates and the interest rate sensitivity of our interest-earning assets and interest-bearing liabilities. The risk associated with changes in interest rates on the earnings of the Bank and the market value of its financial assets and liabilities is known as interest rate risk. Interest rate risk is our most significant market risk and our ability to adapt to these changes is known as interest rate risk management.

Based upon management's recommendations, the board of directors sets the asset and liability management policies of the Bank. These policies are implemented by ALCO. The purpose of ALCO is to communicate, coordinate and control asset and liability management consistent with the business plan and board-approved policies. ALCO sets goals for and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources to produce the highest profitability balanced against liquidity, capital adequacy and risk management objectives. At each monthly meeting, ALCO recommends appropriate strategy changes. The Chief Financial Officer or his designee is responsible for reviewing and reporting on the effects of the policy implementations and strategies to the board of directors, generally on a monthly basis.

The ability to maximize net interest income is dependent largely upon the achievement of a positive interest rate spread that can be sustained despite fluctuations in prevailing interest rates. The asset and liability repricing gap is a measure of the difference between the amount of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, maturing or repricing during the same period. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets maturing or repricing during the same period. Generally, during a period of rising interest rates, a negative gap within shorter repricing periods would adversely affect net interest income, while a positive gap within shorter repricing periods would result in an increase in net interest income. During a period of falling interest rates, the opposite would generally be true. As of September 30, 2005, the ratio of our one-year gap to total assets was a negative 4.01%, which primarily was a result of the monthly repricing of our interest rate swaps.

Management recognizes that dramatic changes in interest rates within a short period of time can cause an increase in our interest rate risk relative to the balance sheet. ALCO may decide to increase our interest rate risk position in an effort to increase our net interest margin or maintain it over a longer period of time. Management believes that maintaining and improving earnings is the best way to preserve a strong capital position. Conversely, management recognizes the need, in certain interest rate environments, to limit the Bank's exposure to changing interest rates and may implement strategies to reduce our interest rate risk and may, as a result, reduce earnings in the short-term. To minimize the potential for adverse effects of material and prolonged changes in interest rates on our results of operations, we have adopted asset and liability management policies to better balance the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities based on existing local and national interest rates.

At September 30, 2004, the Bank's loan portfolio had a mix of 33% adjustable-rate loans and 67% fixed-rate loans. By September 30, 2005, this mix had become 38% adjustable-rate and 62% fixed-rate. The increase in adjustable-rate loans as a percentage of the loan portfolio was primarily a result of mortgage loan purchases. During fiscal year 2005, 36% of loan originations, excluding loan purchases, were adjustable-rate compared to 43% in fiscal year 2004. During the third quarter of fiscal year 2004, management shifted its emphasis from purchasing mortgage-related securities to purchasing mortgage loans. As discussed earlier, in the Executive Summary, generally, rates on purchased mortgage loans were more favorable than rates on mortgage-related securities that could have been purchased with excess funds. Approximately 85% of the $857.2 million of mortgage loans purchased during fiscal year 2005 were adjustable-rate loans. Purchased loans accounted for nearly 50% of total loan originations and purchases during fiscal year 2005.

During the years ended September 30, 2005 and 2004, the Bank did not sell any mortgage loans. Long-term interest rates generally increased in fiscal years 2005 and 2004. The rise in long-term interest rates reduced the Bank's opportunity to realize a gain on the sale of mortgage loans. The potential impact on our net interest income, had the Bank sold loans in fiscal years 2005 and 2004, was considered by management.

During periods of economic uncertainty, rising interest rates or extreme competition for loans, the Bank's ability to originate or purchase loans may be adversely affected. In such situations, the Bank alternatively may invest its funds into investment or mortgage-related securities. These alternate investments may have rates of interest lower than rates we could receive on loans, if we were able to originate or purchase them, potentially reducing the Bank's interest income.

Qualitative Disclosure about Market Risk

For each period end presented in the following table, the estimated percentage change in the Bank's net interest income based on the indicated instantaneous, parallel and permanent change in interest rates are presented. The percentage change in each interest rate environment represents the difference between estimated net interest income in the 0 basis point interest rate environment ("base case", assumes market and product interest rates do not change from the as-of date) and estimated net interest income in each alternative interest rate environment (assumes market and product interest rates have a parallel shift in rates across all maturities by the indicated change in rates). Estimations of net interest income used in preparing the table below are based upon the assumptions that the total composition of interest-earning assets and interest-bearing liabilities does not change materially and that any repricing of assets or liabilities occurs at anticipated product and market rates for the alternative rate environments as of the dates presented. The estimation of net interest income does not include any change in the amount of unamortized premium on mortgage-related securities, any projected gain-on-sale related to the sale of loans or the effect of the use of new interest rate swaps or income derived from non-interest income sources, but does include the use of different prepayment assumptions in the alternative interest rate environments. It is important to consider that the estimated changes in net interest income are for a cumulative four-quarter period. These do not reflect the earnings expectations of management.
Percentage Change in Net Interest Income (next four quarters)
Change	At
(in Basis Points)	September 30,	June 30,	March 31,	December 31,	September 30,
in Interest Rates(1)	2005	2005	2005	2004	2004
-300 bp	n/m(2)	n/m(2)	n/m(2)	n/m(2)	n/m(2)
-200 bp	1.53	-2.31	n/m(2)	n/m(2)	n/m(2)
-100 bp	4.48	1.83	4.10	-0.43	-2.09
000 bp	--	--	--	--	--
+100 bp	-8.97	-7.74	-8.45	-7.06	-5.54
+200 bp	-19.47	-17.37	-18.11	-15.79	-13.68
+300 bp	-30.76	-27.94	-28.37	-25.50	-22.44

  Assumes an instantaneous, permanent and parallel change in interest rates at all maturities.

  Not meaningful, as some market rates would compute to a rate less than zero percent.

During July 2004, the Bank refinanced its unhedged FHLB advances which significantly lowered the rate of interest paid on those borrowings as well as increasing the balance of its outstanding advances. The primary drivers for the decrease in the estimated net interest income in the increasing rate environments compared to one year ago are anticipated increases in costs of deposits and interest rate swaps in excess of the increases in yield in the loan and investment and mortgage-related securities portfolios. The increase in the cost of deposits is primarily a result of the relatively short average maturity of the Bank's certificate of deposit portfolio and some anticipated increase in the cost of money market accounts. The increase in the costs of the interest rate swaps is due to the immediate repricing nature of the swaps with no caps, which results in the interest rate swaps experiencing the full impact of the rate change immediately. Changes in the rates on the mortgage loan and mortgage-related securities portfolios happen at a slower pace, compared to the interest-bearing liabilities, because only the amount of cash flow received on the repayment of these portfolios is reinvested at the higher rates. As interest rates increase the rate of prepayment on loans generally decreases, which results in less cash to be reinvested at higher rates. The increase in the estimated net interest income if interest rates were to decrease 100 basis points primarily is the result of the immediate decrease in the cost of our interest rate swaps and the rapid decrease in the cost of deposits compared to a slower decrease in the yield on our interest-earning assets.

It is generally anticipated that interest rates on terms to maturity of less than or equal to two years will continue to increase through the first half of fiscal year 2006. It is also generally anticipated that interest rates for terms longer than two years will not rise significantly during fiscal year 2006. Based upon the relatively short term to repricing of our liabilities compared to our assets, it is likely that the Bank's net interest income sensitivity to changes in interest rates will continue to worsen during fiscal year 2006. This will result in a reduced net interest margin in fiscal year 2006 compared to fiscal year 2005. The extent of the reduction in the net interest margin will depend upon such factors as the increased cost of deposits based upon our deposit pricing in response to expected higher market rates, the volume of deposit flows on a net basis into or out of the Bank, the amount of loan prepayments and the reinvestment of those prepayments into new assets and the rates received on those assets relative to the change in the cost of liabilities.

The following table sets forth the estimated percentage change in market value of portfolio equity ("MVPE") at each period end presented based on the indicated instantaneous, parallel and permanent change in interest rates. The percentage change in each interest rate environment represents the difference between MVPE in the base case and MVPE in each alternative interest rate environment. The estimations of MVPE used in preparing the table below are based upon the assumptions that the total composition of interest-earning assets and interest-bearing liabilities does not change, that any repricing of assets or liabilities occurs at anticipated product or market rates for the alternative rate environments as of the dates presented and that different prepayment rates are used in each alternative interest rate environment. The estimated MVPE results from the valuation of cash flows from financial assets and liabilities over the anticipated lives of each for each interest rate environment. The table presents the effects of the change in interest rates on our assets and liabilities as they mature, repay or reprice as shown by the change in the MVPE in changing interest rate environments.

Percentage Change in MVPE
Change	At
(in Basis Points)	September 30,	June 30,	March 31,	December 31,	September 30,
in Interest Rates(1)	2005	2005	2005	2004	2004
-300 bp	n/m(2)	n/m(2)	n/m(2)	n/m(2)	n/m(2)
-200 bp	-3.08	-10.71	n/m(2)	n/m(2)	n/m(2)
-100 bp	2.89	-2.70	2.09	-3.53	-5.5
000 bp	--	--	--	--	--
+100 bp	-11.68	-8.60	-9.90	-8.93	-7.75
+200 bp	-26.22	-20.91	-21.66	-21.16	-19.60
+300 bp	-41.87	-34.89	-34.47	-34.40	-31.85
  Assumes an instantaneous, permanent and parallel change in interest rates at all maturities.
  Not meaningful, as some market rates would compute to a rate less than zero percent.

The Bank continually reviews components of its financial models. As part of this ongoing process, during the June 30, 2005 quarter, the Bank modified its methodology for determining the fair value of its FHLB advances to align more closely with third party methodologies and results. The prior period percentages have been changed to reflect the impact of the modification. During July 2004, the Bank refinanced its unhedged FHLB advances which significantly lowered the rate of interest paid to the FHLB on those borrowings as well as increased the balance of its outstanding advances.

Changes in the estimated market values of our financial assets and liabilities drive changes in estimates of MVPE. The market value of shorter term-to-maturity financial instruments is less sensitive to changes in interest rates than the market value of longer term-to-maturity financial instruments. Because of this, our certificates of deposit (which have relatively short average lives) tend to display less sensitivity to changes in interest rates than do our mortgage-related assets (which have relatively long average lives). This results in a decrease in the estimated value of the Bank's MVPE in rising rate environments and increases our estimates of sensitivity to changes in MVPE.

The Bank's measure of its MVPE sensitivity to decreases in interest rates indicates a positive change if interest rates drop 100 basis points and becomes a small negative change if interest rates drop 200 basis points. The increase in the MVPE if interest rates drop 100 basis points is primarily driven by an assumed negligible increase in prepayment speeds on mortgage related assets. Given the current composition of our loan portfolio and the current interest rate environment, it is unlikely that many of our customers would be economically enticed to refinance or modify their mortgage loans. The primary reason for this is that during fiscal years 2002, 2003 and 2004, many loan customers took advantage of lower interest rates and either refinanced or modified the terms of their mortgage loans. For MVPE to be significantly negatively impacted in a decreasing rate environment, it would take an increase in cash flows from mortgage prepayments, refinances or modifications. This would likely occur if there was a decrease of at least 200 basis points in interest rates.

The assumptions used by management to evaluate the sensitivity of our financial performance to changes in interest rates presented in the tables above are utilized in, and set forth under, the gap table and related notes beginning on page 17. Although management finds these assumptions reasonable given the constraints described above, the interest rate sensitivity of our assets and liabilities and the estimated effects of changes in interest rates on our net interest income and MVPE indicated in the above tables could vary substantially if different assumptions were used or actual experience differs from these assumptions.

Gap Table: The gap table summarizes the anticipated maturities or repricing of our interest-earning assets and interest-bearing liabilities as of September 30, 2005, based on the information and assumptions set forth in the notes below.
	Within Three Months	Three to Twelve Months	More Than One Year to Three Years	More Than Three Years to Five Years	Over Five Years	Total
Interest-earning assets(1):	(Dollars in thousands)
Loans receivable(2):
Mortgage loans:
Fixed	$ 199,640	$ 483,378	$ 934,039	$ 609,681	$ 1,109,529	$ 3,336,267
Adjustable	160,165	491,613	669,364	553,456	57,125	1,931,723
Other loans	171,914	6,218	7,889	4,466	19,896	210,383
Securities:
Non-mortgage(3)	--	190,499	190,000	--	50,000	430,499
Mortgage-related(4)	154,887	513,506	794,157	419,262	263,442	2,145,254
Other interest-earning assets	23,800	--	--	--	--	23,800
Total interest-earning assets	710,406	1,685,214	2,595,449	1,586,865	1,499,992	8,077,926

Interest-bearing liabilities:
Deposits:
Savings accounts(5)	2,453	7,359	19,988	16,995	74,338	121,133
Checking accounts(5)	8,405	25,215	67,557	54,252	243,061	398,490
Money market deposit accounts(5)	40,184	120,553	212,277	164,086	336,470	873,570
Certificates of deposit	495,367	1,003,019	925,624	139,002	4,092	2,567,104
Borrowings	929,875	100,000	1,650,000	800,000	--	3,479,875
Total interest-bearing liabilities	1,476,284	1,256,146	2,875,446	1,174,335	657,961	7,440,172

Excess (deficiency) of interest- earning assets over
interest- bearing liabilities	$ (765,878)	$ 429,068	$ (279,997)	$ 412,530	$ 842,031	$ 637,754

Cumulative excess (deficiency) of interest-earning
assets over interest-bearing liabilities	$ (765,878)	$ (336,810)	$ (616,807)	$ (204,277)	$ 637,754

Cumulative excess (deficiency) of interest-earning
assets over interest-bearing liabilities as a
percent of total assets at September 30, 2005	(9.11)%	(4.01)%	(7.33)%	(2.43)%	7.58%

Cumulative one-year gap at September 30, 2004		(5.54)%

Cumulative one-year gap at September 30, 2003		1.33%

(1) Adjustable-rate loans are included in the period in which the rate is next scheduled to adjust, rather than in the period in which the loans are due or in the period in which repayments are expected to occur prior to their next rate adjustment. Fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization and prepayment assumptions.

(2) Balances have been reduced for non-performing loans, which totaled $5.2 million at September 30, 2005.

(3) Based on contractual maturities.

(4) Reflects estimated prepayments of mortgage-related securities in our portfolio.

(5) Although our checking accounts, passcard savings accounts and money market deposit accounts are subject to immediate withdrawal, management considers a substantial amount of such accounts to be core deposits having significantly longer effective maturities. The decay rates (the assumed rate at which the balance of existing accounts would decline) used on these accounts are based on assumptions developed through our actual experience with these accounts. If all of our checking accounts, passcard savings accounts and money market deposit accounts had been assumed to be subject to repricing within one year, interest-bearing liabilities which were estimated to mature or reprice within one year would have exceeded interest-earning assets with comparable characteristics by $1.53 billion, for a cumulative one-year gap of (18.14)% of total assets.

The table on the previous page contains certain assumptions which affect the presentation. Although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels likely would deviate significantly from those assumed in calculating the table.

The FHLB advances designated in hedging relationships have maturities ranging from May 2008 to August 2010. At September 30, 2005, the Bank was in a paying position on the interest rate swaps. If the one month LIBOR rate remains at or increases from the September 30, 2005 rate, then the Bank will continue to be in a paying position on the interest rate swaps. The following summarizes the interest rate swap agreements by maturity date at September 30, 2005:
	September 30, 2005
			Paying
Fiscal		Notional	1 Month			Receiving
Year	Fair	Principal	LIBOR		Interest	Interest
Maturity	Value(1)	Amount	Rate(2)	Margin	Rate	Rate	Spread
	(Dollars in thousands)
2008	$ (6,766)	$ 225,000	3.69%	2.41%	6.10%	5.68%	(0.42)%
2010	(16,769)	575,000	3.69	2.51	6.20	6.35	0.15
	$(23,535)	$ 800,000	3.69%	2.48%	6.17%	6.16%	(0.01)%
  The one month LIBOR rate as of September 30, 2005 was 3.86%. This rate was used to calculate the fair value of the interest rate swaps at September 30, 2005. This rate plus the margin noted above will be the paying interest rate during October 2005.
  The one month LIBOR rate as of August 30, 2005 was 3.69%. This rate plus the margin noted above was the paying interest rate during September 2005.

Weighted Average Yields and Rates

The following table presents the weighted average yields earned on loans, investments and other interest-earning assets, the weighted average rates paid on deposits, certificates and borrowings and the resultant interest rate spreads at the dates indicated.

	At September 30,
	2005	2004	2003

Weighted average yield on:
Loans receivable	5.49%	5.44%	5.70%
Mortgage-related securities	3.71	3.57	2.99
Investment securities	4.54	4.89	3.52
Cash and cash equivalents	3.70	1.76	0.64
Capital stock of FHLB	4.70	3.75	3.50
Combined weighted average yield on
interest-earning assets	4.96	4.72	4.44

Weighted average rate paid on:
Savings deposits	0.65	0.65	0.65
Checking accounts	1.48	1.01	0.99
Certificate accounts	3.35	2.79	3.20
Borrowings	4.45	3.87	6.06
Combined weighted average rate paid on
interest-bearing liabilities	3.50	2.95	4.02

Spread	1.46%	1.77%	0.42%

Average Balances, Net Interest Income, Yields Earned and Rates Paid: The following table presents the fiscal year average balances of our assets, liabilities and stockholders' equity and the related yields and costs on our interest-earning assets and interest-bearing liabilities for the years indicated. The yields and costs include amortization of fees, costs, premiums and discounts which are considered adjustments to interest rates.
	September 30, 2005			September 30, 2004			September 30, 2003
	Average	Interest		Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
Assets	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$ 4,838,914	$ 260,294	5.38%	$ 4,230,033	$ 236,917	5.60%	$ 4,213,737	$ 276,146	6.55%
Other loans	208,898	13,678	6.55	198,171	10,448	5.26	206,118	11,375	5.52
Total loans receivable, net	5,047,812	273,972	5.43	4,428,204	247,365	5.59	4,419,855	287,521	6.51
Mortgage-related securities	2,518,237	91,742	3.64	2,825,549	94,469	3.34	3,027,239	115,262	3.81
Investments and cash equivalents	577,361	26,260	4.55	907,752	36,895	4.07	931,610	32,756	3.51
Capital stock of FHLB	177,055	8,134	4.59	171,208	6,104	3.57	168,413	5,997	3.56
Total interest-earning assets(1)	8,320,465	400,108	4.81	8,332,713	384,833	4.62	8,547,117	441,536	5.17
Other noninterest-earning assets(2)	174,914			148,425			141,214
Total assets	$ 8,495,379			$ 8,481,138			$ 8,688,331

Liabilities and stockholders' equity
Interest-bearing liabilities:
Savings deposits	$ 124,969	780	0.62	$ 123,077	778	0.63	$ 115,283	916	0.79
Checking accounts	1,311,241	17,559	1.34	1,317,027	12,917	0.98	1,238,858	15,034	1.21
Certificate accounts	2,619,421	78,660	3.00	2,722,083	79,236	2.90	2,942,356	108,567	3.69
Total deposits	4,055,631	96,999	2.39	4,162,187	92,931	2.23	4,296,497	124,517	2.90
FHLB advances(3)	3,442,395	144,110	4.16	3,252,325	174,276	5.28	3,210,272	199,202	6.14
Borrowings, other	53,380	3,093	5.71	27,820	1,435	4.21	88,684	3,129	3.53
Total interest-bearing liabilities	7,551,406	244,202	3.22	7,442,332	268,642	3.57	7,595,453	326,848	4.27
Other noninterest-bearing liabilities(2)	89,943			103,582			108,263
Stockholders' equity(2)	854,030			935,224			984,615
Total liabilities and stockholders' equity	$ 8,495,379			$ 8,481,138			$ 8,688,331

Net interest income		$ 155,906			$ 116,191			$ 114,688
Net interest rate spread			1.59%			1.05%			0.90%
Net earning assets	$ 769,059			$ 890,381			$ 951,664
Net interest margin			1.87%			1.39%			1.34%
Ratio of interest-earning assets to
interest-bearing liabilities			1.10			1.12			1.13
  Calculated net of deferred loan fees, loan discounts, and loans in process. Non-accruing loans are included in the loans receivable average balance at a yield of zero percent.
  Calculated using month end balances.
  Includes a reduction in net interest expense of $7.3 million and $15.7 million as a result of interest rate swaps for the years ended September 30, 2005 and 2004, respectively.

Rate/Volume Analysis: The table below presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities, comparing fiscal years 2005 to 2004 and fiscal years 2004 to 2003. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume, which are changes in the average balance multiplied by the previous year's average rate and (2) changes in rate, which are changes in the average rate multiplied by the average balance from the previous year. The net changes attributable to the combined impact of both rate and volume have been allocated proportionately to the changes due to volume and the changes due to rate.
	Year Ended September 30,
	2005 vs. 2004			2004 vs. 2003
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)
Interest-earning assets:
Loans receivable, net	$ 33,130	$ (6,523)	$ 26,607	$ 661	$ (40,817)	$ (40,156)
Mortgage-related securities	(15,533)	12,806	(2,727)	(7,346)	(13,447)	(20,793)
Investment and cash equivalents	(15,411)	4,775	(10,636)	(269)	4,408	4,139
Capital stock of FHLB	214	1,816	2,030	100	7	107
Total interest-earning assets	$ 2,400	$ 12,874	$ 15,274	$ (6,854)	$ (49,849)	$ (56,703)

Interest-bearing liabilities:
Savings deposits	$ 12	$ (12)	$ --	$ 68	$ (203)	$ (135)
Checking accounts	(57)	4,689	4,632	1,037	(3,124)	(2,087)
Certificate accounts	(3,894)	3,330	(564)	(7,419)	(21,945)	(29,364)
FHLB advances and other borrowings	7,959	(36,468)	(28,509)	(703)	(25,917)	(26,620)
Total interest-bearing liabilities	$ 4,020	$(28,461)	$ (24,441)	$ (7,017)	$ (51,189)	$ (58,206)

Net interest income			$ 39,715			$ 1,503

Financial Condition

Total assets decreased $131.4 million to $8.41 billion at September 30, 2005. The decrease in assets was attributed to a decrease in mortgage-related securities of $503.5 million, a decrease in investment securities of $207.6 million, a decrease in cash and cash equivalents of $113.0 million and a decrease in deferred income tax assets of $24.0 million. These decreases were offset by an increase in loans receivable of $716.6 million due primarily to mortgage loan purchases during the fiscal year. The Bank purchased $309.5 million of mortgage-related securities compared to $797.9 million of maturities and repayments of such securities during fiscal year 2005. The decrease in the balance of the investment securities portfolio was a result of an issuer calling $100.0 million of securities and $107.0 million of securities maturing. The decrease in cash was due to the purchase and origination of mortgage loans. The decrease in deferred income tax assets was a result of the amortization of the original issue discount associated with refinancing the FHLB advances.

Total liabilities decreased $164.1 million to $7.54 billion at September 30, 2005. The decrease was due largely to a decrease of $167.5 million in deposits, primarily in the money market and certificate of deposit portfolios. As previously discussed, the Bank did not match top tier competitors' rates which resulted in a decrease in the money market and certificate of deposit portfolios.

Stockholders' equity increased $32.6 million to $865.1 million at September 30, 2005. The increase was primarily a result of net income of $65.1 million for fiscal year 2005 and partially due to a $9.8 million increase in additional paid-in capital as a result of Employee Stock Ownership Plan ("ESOP") and stock option activity. The increase was offset by dividends paid of $40.7 million.

Loans Receivable. The loan portfolio increased from $4.75 billion at September 30, 2004 to $5.46 billion at September 30, 2005. The increase in the portfolio was primarily a result of purchasing mortgage loans. Purchased loans from nationwide lenders represented 21.8% of the loan portfolio at September 30, 2005 compared to 13.7% at September 30, 2004.

As previously discussed, the emphasis of purchasing mortgage loans rather than mortgage-related securities has resulted in more assets earning a higher rate with, as a general matter, no anticipated material increase in credit exposure. Loan purchases from nationwide and correspondent lenders totaled $857.2 million at a weighted average rate of 5.04% during fiscal year 2005 compared to purchases of $537.1 million at an average weighted rate of 4.43% during fiscal year 2004. The underwriting standards of the lenders from whom we purchase loans are substantially similar to our internal underwriting standards. Lenders are required to fully document all data sources for each application. "No doc" or "Stated Income, Stated Assets" loans are not permitted. These requirements reduce the credit risk associated with the loans we purchase in pools. Before committing to purchase a pool of loans, our Chief Lending Officer or Secondary Marketing Manager reviews specific criteria such as loan amount, credit scores, loan-to-value ratios, geographic location and debt ratios of each loan in the pool. If the specific criteria do not meet our underwriting standards and compensating factors are not sufficient, then the loan may be removed from the pool. Once the review of the specific criteria is complete and loans not meeting our standards are removed from the pool, changes are sent back to the lender for acceptance and pricing. Before the pool is funded, an approved Bank loan underwriter reviews 25% of the loan files and the supporting documentation in the pool. If a loan does not meet our underwriting standards for these loans, it is removed from the pool prior to funding.

Management intends to continue to purchase mortgage loans in fiscal year 2006 as rates on purchased mortgage loans generally are more favorable than rates on mortgage-related securities. The majority of the purchases are expected to be adjustable-rate products as management strives for a 50/50 mix in fixed- and adjustable-rate interest-earning assets. If adjustable-rate mortgage loans are not available either through origination or purchase, the Bank will purchase adjustable-rate mortgage-related securities.

The average yield on our loan portfolio increased 5 basis points from 5.44% at September 30, 2004 to 5.49% at September 30, 2005. The increase in the yield is primarily a result of the increase in the yield in the consumer loan portfolio, primarily the home equity loans which are indexed to the prime rate and reprice monthly.

During the twelve month period ended September 30, 2005, the Bank's 30 year fixed-rate loans with no points, generally were priced at approximately 151 basis points above the average 10 year Treasury rate, while our 15 year fixed-rate loans were priced approximately 99 basis points above the average 10 year Treasury rate. Our pricing on loans is comparable to the secondary mortgage market pricing.

Loans that are refinanced represent pre-existing Bank loans that have been paid off with a new loan recorded. This process requires the complete underwriting of the new loan. Refinanced loans totaled $174.3 million during the twelve month period ended September 30, 2005, a decrease of $12.4 million, or 6.6%, from last year.

The Bank offers a loan modification program which allows the customer to pay a fee to obtain current market rates without having to process a complete new loan application. Modifications totaled $142.4 million for the twelve month period ended September 30, 2005, a decrease of $99.1 million, or 41.0%, from last year. The average rate on loans modified during the current year decreased 61 basis points from 5.93% to 5.32%.

The following table summarizes the activity in the loan portfolio for the periods indicated, excluding changes in loans in process, deferred fees and allowance for loan losses. The weighted average contractual life of our mortgage loan portfolio at September 30, 2005 was 22.9 years compared to 22.2 years at September 30, 2004.

	For the Three Months Ended
	September 30, 2005		June 30, 2005		March 31, 2005		December 31, 2004
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
Loans receivable:	(Dollars in thousands)
Beginning balance	$5,236,109	5.38%	$5,086,202	5.36%	$4,938,542	5.37%	$4,794,442	5.38%
Originations and refinances	264,867	5.67	232,498	5.60	162,163	5.34	207,993	5.32
Purchases	299,648	5.11	172,834	5.29	214,551	4.85	170,175	4.87
Repayments	(307,092)		(255,995)		(229,263)		(233,825)
Other	855		570		209		(243)
Ending balance	$5,494,387	5.39%	$5,236,109	5.38%	$5,086,202	5.36%	$4,938,542	5.37%

	For the Year Ended September 30,
	2005		2004
	Amount	Rate	Amount	Rate
Loans receivable:	(Dollars in thousands)
Beginning balance	$4,794,442	5.38%	$4,355,181	5.65%
Originations and refinances	867,521	5.51	893,832	5.19
Purchases	857,208	5.03	537,065	4.43
Repayments	(1,026,175)		(992,425)
Other	1,391		789
Ending balance	$5,494,387	5.39%	$4,794,442	5.38%

Mortgage-Related Securities. The balance of mortgage-related securities decreased from $2.65 billion at September 30, 2004 to $2.15 billion at September 30, 2005 due to maturities and repayments in excess of purchases during the year. As noted previously, during fiscal year 2005, we continued our emphasis on the purchase of mortgage loans rather than mortgage-related securities. The following table provides a summary of the activity in our portfolio of mortgage-related securities for the periods presented. The yields and weighted average life ("WAL") for purchases are presented as recorded at the time of purchase. The yields for the beginning and ending balances are as of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The increase in the yield is a result of a slowdown in prepayment speeds due to an increase in market interest rates, purchasing securities during fiscal year 2005 at yields that were higher than the existing average portfolio yield and the impact of a full year of interest on securities purchased during fiscal year 2004 at yields generally higher than the existing average portfolio yield at September 30, 2004. The beginning and ending WAL is the estimated remaining maturity of the underlying collateral after projected prepayment speeds have been applied.

	For the Three Months Ended
	September 30, 2005			June 30, 2005			March 31, 2005			December 31, 2004
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
Mortgage-related securities:	(Dollars in thousands)
Beginning balance	$2,369,765	3.78%	2.98	$2,546,091	3.81%	3.39	$2,632,913	3.70%	3.22	$2,648,708	3.57%	3.35
Maturities and repayments	(221,101)			(194,009)			(173,618)			(209,201)
Net amortization of premiums/discounts	(3,150)			(2,893)			(2,698)			(3,412)
Purchases
Fixed	1,903	5.28	6.20	17,812	5.41	5.72	2,321	4.96	7.28	96,907	4.35	4.47
Adjustable-rate	--	--	--	--	--	--	92,445	4.70	10.44	98,118	4.32	9.24
Change in valuation on AFS securities	(2,163)			2,764			(5,272)			1,793
Ending balance	$2,145,254	3.71%	3.38	$2,369,765	3.78%	2.98	$2,546,091	3.81%	3.39	$2,632,913	3.70%	3.22

	For the Year Ended September 30,
	2005			2004
Mortgage-related securities:	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance	$2,648,708	3.57%	3.35	$2,944,174	2.99%	3.14
Maturities and repayments	(797,929)			(1,160,171)
Net amortization of premiums/discounts	(12,153)			(21,722)
Purchases
Fixed	118,943	4.53	4.74	370,683	4.40	5.43
Adjustable-rate	190,563	4.50	9.82	516,106	3.45	10.09
Change in valuation on AFS securities	(2,878)			(362)
Ending balance	$2,145,254	3.71%	3.38	$2,648,708	3.57%	3.35

Investment Securities. Investment securities, which consist of agency bonds, decreased from $638.1 million at September 30, 2004 to $430.5 million at September 30, 2005. The following table provides a summary of the activity of investment securities for the periods presented. The yields and WAL for purchases are presented as recorded at the time of purchase. The yields for the beginning and ending balances are as of the periods presented. The beginning and ending WAL is the estimated remaining maturity of the underlying collateral after projected call dates have been considered, based upon market rates at each date presented. The decrease in the balance and the yield from September 30, 2004 was due to the call and maturity of higher yielding securities during the current fiscal year. The increase in the WAL at March 31, 2005 compared to September 30, 2004 was due to an increase in long-term interest rates during the quarter ended March 31, 2005 which made the callable securities in the portfolio less likely to be called. The decrease in the WAL at June 30, 2005 compared to March 31, 2005 was due to a decrease in long-term interest rates during the quarter ended June 30, 2005 which increased the likelihood of the callable securities in the portfolio being called. The increase in the WAL at September 30, 2005 compared to June 30, 2005 was due to an increase in long-term interest rates during the quarter ended September 30, 2005 which made the callable securities in the portfolio less likely to be called.

	For the Three Months Ended
	September 30, 2005			June 30, 2005			March 31, 2005			December 31, 2004
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
Investment securities:	(Dollars in thousands)
Beginning balance	$455,497	4.59%	1.63	$505,617	4.65%	3.01	$587,814	4.79%	1.69	$638,079	4.89%	1.73
Maturities and calls	(25,000)			(50,000)			(82,000)			(50,000)
Net amortization of premiums/discounts	2			(120)			(197)			(265)
Ending balance	$430,499	4.54%	2.48	$455,497	4.59%	1.63	$505,617	4.65%	3.01	$587,814	4.79%	1.69

	For the Year Ended September 30,
	2005			2004
	Amount	Yield	WAL	Amount	Yield	WAL
Investment securities:	(Dollars in thousands)
Beginning balance	$ 638,079	4.89%	1.73	$ 1,022,412	3.52%	1.53
Maturities and calls	(207,000)			(530,205)
Net amortization of premiums/discounts	(580)			(4,128)
Purchases	--			150,000	5.92	15.00
Ending balance	$ 430,499	4.54%	2.48	$ 638,079	4.89%	1.73

Deferred Income Tax Asset. Under the Internal Revenue Code, the Bank is required to amortize the $236.1 million prepayment penalty associated with the FHLB advance refinancing over the term of the new advances as an original issue discount. Through September 30, 2010, the Bank will take annual deductions on its tax return for the amount of the original issue discount amortized in that year, as a yield adjustment to recorded FHLB advance expense. The Bank will take a deduction of $21.8 million on its current year tax return related to the amortization of the original issue discount. The Bank recorded a deferred tax asset of $89.5 million associated with the FHLB advance refinancing, with a balance of $63.0 million at September 30, 2005, for the original issue discount that will be amortized in the future.

Liabilities.  Liabilities decreased $164.1 million from $7.71 billion at September 30, 2004 to $7.54 billion at September 30, 2005. The decrease was primarily a result of a $167.5 million decrease in deposits. The Bank is accounting for the interest rate swaps hedging the FHLB advances using the shortcut method, whereby any gain or loss in the fair value on the interest rate swaps is offset by a gain or loss on the hedged FHLB advances. There was a decrease of $23.0 million in FHLB advances due to the fair value adjustment recorded on the swapped FHLB advances. The decreases in deposits and FHLB advances were offset primarily by an increase of $25.4 million in accounts payable and accrued expenses due primarily to the interest rate swap fair value adjustment.

Deposits decreased $167.5 million to $3.96 billion at September 30, 2005, due primarily to a decrease in certificates of $124.1 million. There are several local competitors offering certificates with original maturities less than 18 months at rates more than 50 basis points higher than our comparable term certificates. We have not responded with comparable offerings as we do not believe the cost of such funds are balanced with the Bank's opportunities for investments. Additionally, our money market portfolio decreased $56.3 million due to aggressive pricing by other financial institutions in our market area. The decrease in total deposits was partially offset by a $17.7 million increase in our demand deposit portfolio.

The table below presents the Company's deposit portfolio at the dates indicated.

	At			At			At
	June 30, 2005			March 31, 2005			December 31, 2004
		Average	% of		Average	% of		Average	% of
	Amount	Cost	Total	Amount	Cost	Total	Amount	Cost	Total
	(Dollars in thousands)
Demand	$ 398,493	0.21%	9.98%	$ 413,801	0.21%	10.21%	$ 414,040	0.21%	9.97%
Passbook & passcard	125,209	0.65	3.14	129,132	0.65	3.19	124,334	0.65	3.00
Money market	908,997	1.94	22.77	937,695	1.86	23.14	927,472	1.78	22.34
Certificates	2,558,790	3.16	64.11	2,570,972	3.06	63.46	2,684,930	2.86	64.69
Total deposits	$3,991,489	2.51%	100.00%	$4,051,600	2.41%	100.00%	$4,150,776	2.29%	100.00%

	At			At
	September 30, 2005			September 30, 2004
		Average	% of		Average	% of
	Amount	Cost	Total	Amount	Cost	Total
	(Dollars in thousands)
Demand	$ 398,490	0.21%	10.06%	$ 380,765	0.21%	9.22%
Passbook & passcard	121,133	0.65	3.06	125,992	0.65	3.05
Money market	873,570	2.06	22.06	929,862	1.33	22.53
Certificates	2,567,104	3.35	64.82	2,691,155	2.79	65.20
Total deposits	$3,960,297	2.67%	100.00%	$4,127,774	2.16%	100.00%

The following table presents deposit activity for the periods indicated.

	For the Three Months Ended				For the Year Ended
	September 30,	June 30,	March 31,	December 31,
	2005	2005	2005	2004	2005	2004
Deposit activity:	(Dollars in thousands)				(Dollars in thousands)
Opening balance	$3,991,489	$4,051,600	$4,150,776	$4,127,774	$4,127,774	$4,238,145
Deposits	1,740,093	1,805,908	1,692,679	1,697,254	6,935,934	6,507,746
Withdrawals	1,794,689	1,888,224	1,813,259	1,694,522	7,190,694	6,700,409
Interest credits	23,404	22,205	21,404	20,270	87,283	82,292
Ending balance	$3,960,297	$3,991,489	$4,051,600	$4,150,776	$3,960,297	$4,127,774

Net increase (decrease)	$ (31,192)	$ (60,111)	$ (99,176)	$ 23,002	$ (167,477)	$ (110,371)

Stockholders' Equity. Total stockholders' equity increased $32.7 million from $832.4 million at September 30, 2004 to $865.1 million at September 30, 2005. The increase was primarily a result of net income of $65.1 million and partially due to a $9.8 million increase in additional paid-in capital as a result of ESOP and stock option activity. The increase was offset partially by dividends paid of $40.7 million and by the acquisition of treasury stock.

As shares are released from the ESOP for allocation, compensation expense is recognized and the balance of Unearned Compensation ESOP is reduced. Dividends paid on unallocated shares in the ESOP are used to fund the debt service associated with acquiring the shares. Dividends received on unallocated shares in the ESOP in excess of the debt service are distributed to participants or participants' ESOP accounts after the end of each fiscal year. The distribution of the excess dividends is recorded as a reduction in Unearned Compensation ESOP. During fiscal year 2004, there were $2.7 million of dividends paid on unallocated ESOP shares in excess of the scheduled ESOP debt service. The $2.7 million was distributed during the first quarter of fiscal year 2005 which reduced Unearned Compensation ESOP. There are $639 thousand of fiscal year 2005 dividends estimated to be in excess of the scheduled debt service for fiscal year 2005 recorded in Unearned Compensation ESOP which offset the $2.7 million distributed. These two items resulted in a net reduction of $2.1 million in Unearned Compensation ESOP.

Each quarter since the Company's initial public offering, approximately 50,410 shares of Company stock have been allocated to the ESOP participants, decreasing the balance of ESOP unearned compensation by $504 thousand per quarter or $2.0 million in fiscal year 2005. Mark-to-market adjustments of $5.0 million were recorded in additional paid-in capital on the allocated shares in accordance with Statement of Position ("SOP") 93-6 during fiscal year 2005.

The balance of treasury stock decreased $3.5 million and the balance of additional paid-in capital increased $9.8 million during the fiscal year ended September 30, 2005 primarily as a result of the exercise of stock options. The Company acquired $8.6 million of treasury stock during the period, of which $2.8 million was due to the surrender of shares in payment for the exercise of options.

Dividends from the Company are the only source of funds for MHC. It is expected that MHC will waive future dividends except to the extent dividends are needed to fund continuing operations. The following table shows the number of shares eligible to receive dividends because of the waiver of dividends by MHC at September 30, 2005. The unvested shares in ESOP receive dividends that are recorded through compensation expense.
Total voting shares outstanding at September 30, 2004	73,990,801
Treasury stock acquisitions	(246,430)
Recognition and Retention Plan ("RRP") grants, net	14,200
Options exercised, net	528,318
Total voting shares outstanding at September 30, 2005	74,286,889
Unvested shares in ESOP	(1,613,108)
Shares held by MHC	(52,192,817)
Total shares eligible to receive dividends at September 30, 2005	20,480,964

Comparison of Results of Operations for the Years Ended September 30, 2005 and 2004

The Company recognized net income of $65.1 million for fiscal year 2005 compared to a net loss of $106.3 million for fiscal year 2004. The prior year net loss was primarily the result of a $146.6 million prepayment penalty, after tax, associated with refinancing $2.40 billion of FHLB advances in July of 2004. Management believes, in addition to its regular reporting requirements, it is important for comparability purposes to present selected financial results and performance ratios for fiscal year 2004 excluding the prepayment penalty on a non-GAAP basis. A non-GAAP Selected Financial Results and Ratio table is included after the discussion to provide a reconciliation of actual (GAAP) amounts and percentages to the adjusted (non-GAAP) amounts and percentages. Excluding the prepayment penalty and the related tax impact, net income for the prior fiscal year was $40.3 million, as set forth in the non-GAAP Selected Financial Results and Ratios table. The $24.8 million increase in net income in the current fiscal year compared to the prior fiscal year, excluding the prepayment penalty, was primarily the result of an increase in net interest and dividend income, which was offset partially by an increase in income tax expense as a result of increased earnings.

Net interest and dividend income for the current fiscal year was $155.9 million compared to $116.2 million in the prior fiscal year. The $39.7 million increase primarily was a result of a $30.2 million decrease in interest expense on FHLB advances and a $26.6 million increase in interest income on loans receivable. The increases were partially offset by a $13.7 million decrease in interest income on mortgage-related securities and investment securities and a $4.1 million increase in interest expense on deposits.

Interest income on loans receivable for the current fiscal year was $274.0 million compared to $247.4 million in the prior fiscal year. The increase in interest income was due to a $619.6 million increase in the average balance of the loan portfolio as a result of the continued emphasis on mortgage loan purchases during fiscal year 2005. The increase was partially offset by a 16 basis point decrease in the average yield of the portfolio to 5.43% for the current fiscal year. Generally, the rates on purchased mortgage loans were more favorable than the rates on mortgage-related securities that could have been purchased with the excess funds. During the current fiscal year, the weighted average rate on purchased mortgage loans was 5.04% compared to a weighted average rate of 4.75% on new mortgage-related securities. Of the mortgage loans purchased during fiscal year 2005 and 2004, 85% and 71%, respectively, were adjustable-rate products which generally were at rates lower than fixed-rate products. The Bank primarily originates fixed-rate loan products in its market area. Fixed-rate loan originations during the current fiscal year were at a weighted average rate of 5.56% compared to 5.63% in the prior fiscal year.

Interest income on investment securities in the current fiscal year was $25.0 million compared to $36.0 million in the prior fiscal year. The $11.0 million decrease in interest income was due to a $287.6 million decrease in the average balance of the portfolio as a result of not replacing securities that matured or were called during the current fiscal year. The decrease was offset by a 32 basis point increase in the average yield of the portfolio, to 4.73% for the current fiscal year, as a result of lower yielding securities maturing during the prior fiscal year.

Interest income on mortgage-related securities in the current fiscal year was $91.7 million compared to $94.5 million in the prior fiscal year. The decrease in interest income on mortgage-related securities was due to a $307.3 million decrease in the average balance of the portfolio as a result of the Bank's continued emphasis on purchasing mortgage loans with excess funds rather than mortgage-related securities. The decrease was offset by a 30 basis point increase in the average yield of the portfolio, to 3.64% compared to an average 5.43% yield on the loan portfolio for the current fiscal year, as a result of a slow down in prepayment speeds due to an increase in market interest rates, purchasing securities during fiscal year 2005 at yields that were higher than the existing average portfolio yield and the impact of a full year of interest on securities purchased during fiscal year 2004 at yields generally higher than the existing average portfolio yield at September 30, 2004.

Interest expense on FHLB advances was $144.1 million compared to $174.3 million in the prior fiscal year. The refinancing of the FHLB advances reduced interest expense on the FHLB advances by $38.7 million compared to the prior fiscal year. The average rate on the FHLB advances decreased 138 basis points compared to the prior fiscal year due to the refinancing. The reduction in interest expense on the FHLB advances was partially offset by an $8.4 million increase in interest expense on the variable-rate interest rate swaps as a result of an increase in the one month LIBOR rate between the two periods. The swapped FHLB advances had an average pay rate of 5.26% during the current fiscal year compared to 3.71% for the prior fiscal year.

Interest expense on deposits in the current fiscal year was $97.0 million compared to $92.9 million in the prior fiscal year. The $4.1 million increase in interest expense was a result of an increase in the average rate on the money market and certificate of deposit portfolios. This was partially offset by a decrease in the average balance of the money market and certificate of deposit portfolios. The Bank has not matched the aggressive pricing by other financial institutions in the Bank's local markets because of the likely adverse impact on earnings. During fiscal year 2005, the Bank increased certain deposit rates to remain competitive in the mid tier competitor market, thus resulting in an increase in the money market and certificate of deposit portfolio average rates. However, the result of not matching the top tier competitors' rates has likely been the decrease in the money market and certificate of deposit portfolios during fiscal year 2005.

During the current fiscal year, the Bank recorded a provision for loan losses of $215 thousand compared to $64 thousand in the prior fiscal year. The increase in the provision for loan losses in the current fiscal year was a result of an increase in the inherent risk of the loan portfolio due primarily to the increased size of the portfolio resulting from purchased mortgage loans.

Other expenses for the current fiscal year were $73.7 million compared to $309.0 million for the prior fiscal year. Included in other expenses in the prior fiscal year was the $236.1 million prepayment penalty, pre-tax, associated with refinancing the FHLB advances. Excluding the prepayment penalty, other expenses in the current fiscal year increased $736 thousand from the prior fiscal year. Regulatory and other services increased $2.0 million as a result of additional consulting and audit fees incurred due to complying with the Sarbanes-Oxley Act of 2002 Section 404 ("SOX 404"). For the year ended September 30, 2005, regulatory and other services included consulting fees related to SOX 404 of $1.2 million and audit fees related to SOX 404 of $518 thousand. Management expects to record a similar amount of costs in fiscal year 2006 related to SOX 404. The other, net (income statement line item) decreased $1.8 million due largely to a $571 thousand net recovery on the valuation of MSR in the current fiscal year, compared to an $877 thousand net impairment on MSR in the prior fiscal year. This recovery was attributable to the reduction in prepayment activity during fiscal 2005. Salaries and employee benefits decreased $1.5 million compared to the prior fiscal year as a result of a $3.1 million decrease in ESOP and RRP expenses. ESOP expense decreased $1.8 million due primarily to a decrease in dividends on unallocated ESOP shares as a result of fewer unallocated shares and a decrease in dividends paid during fiscal year 2005. RRP expense decreased $1.3 million due primarily to significant RRP grants fully vesting in fiscal year 2004. This was partially offset by a $1.7 million increase in the short-term performance plan expense accrued for fiscal year 2005. The Company did not accrue expenses for the short-term performance plan for the year ended September 30, 2004 and no short-term performance plan awards were paid for fiscal year 2004, resulting in the increase in fiscal year 2005 short-term performance plan expense over fiscal year 2004.

Income tax expense for the current fiscal year was $40.3 million compared to an income tax benefit of $63.1 million for the prior fiscal year. Excluding the prepayment penalty, income tax expense would have been $26.5 million for the prior fiscal year. The effective tax rate for the current year was 38.3%, a decrease of 141 basis points from the same period one year ago, excluding the prepayment penalty. The decrease in the effective tax rate was primarily a result of the increased level of earnings of the Company, which reduced the impact of certain nondeductible expenses, and a change in the Company's estimate of the impact of tax benefits associated with the ESOP. The increase in the amount of income tax expense was a direct result of an increase in earnings compared to the same period one year ago.

The Company's efficiency ratio for the current fiscal year was 41.19% compared to 52.35%, excluding the prepayment penalty, for the prior fiscal year as set forth in the non-GAAP Selected Financial Results and Ratios table. The improvement in the efficiency ratio was due largely to the increase in net interest income, primarily a result of refinancing the FHLB advances. The efficiency ratio measures a financial institution's total other expenses as a percent of its net interest margin and its other income. A lower value indicates that a financial institution is generating revenue with a lower level of expense. Another measure of a financial institution's ability to operate efficiently is the ratio of operating expenses to total average assets, the "operating expense ratio". The Company's operating expense ratio for the current fiscal year was 0.87%, compared to 0.86%, excluding the prepayment penalty, for the prior fiscal year as set forth in the non-GAAP Selected Financial Results and Ratios table.

The following table presents selected financial results and performance ratios for the years ended September 30, 2005 and 2004. Because of the magnitude and non-recurring nature of the prepayment penalty associated with refinancing $2.40 billion in FHLB advances, management believes it is important for comparability purposes to present selected financial results and performance ratios excluding the prepayment penalty. The adjusted financial results and ratios are not presented in accordance with GAAP.
Non-GAAP Selected Financial Results and Ratios
	For the Year Ended
		September 30, 2004
	September 30,	Actual	Prepayment	Adjusted(1)
	2005	(GAAP)	Penalty	(Non-GAAP)
	(Dollars in thousands, except per share data)
Financial results and ratios:
Net income (loss)	$ 65,059	$ (106,275)	$ (146,565)	$ 40,290
Operating expenses	73,663	309,038	236,109	72,929
Average assets(2)	8,495,379	8,481,138	19,225	8,461,913
Average equity(3)	854,030	935,224	(33,823)	969,047
Basic earnings (loss) per share	0.90	(1.48)	(2.04)	0.56
Diluted earnings (loss) per share(4)	0.89	(1.48)	(2.03)	0.55

Return on average assets	0.77%	(1.25)%	(1.73)%	0.48%
Return on average equity	7.62	(11.36)	(15.52)	4.16
Average equity to average assets	10.05	11.03	(0.42)	11.45
Operating expense ratio	0.87	3.64	2.78	0.86
Efficiency ratio	41.19	221.83	169.48	52.35
  The adjusted financial results and ratios are not presented in accordance with GAAP as the amounts and ratios exclude the effect of the prepayment penalty.
  The adjusted average assets balance excludes the deferred tax asset associated with the refinancing.
  The adjusted average equity balance excludes the impact of the prepayment penalty on average equity.
  The prepayment penalty resulted in a net loss for fiscal year 2004. Due to the net loss, the RRP shares and stock options were not included in the computation of diluted earnings per share at September 30, 2004 as the effect on earnings per share would be antidilutive. Excluding the prepayment penalty results in net income for fiscal year 2004, therefore the RRP shares and stock options are included in the calculation of adjusted (non-GAAP) diluted earnings per share.

Comparison of Results of Operations for the Years Ended September 30, 2004 and 2003

In fiscal year 2004, the Bank refinanced $2.40 billion of FHLB advances and incurred a prepayment penalty of $236.1 million, pre-tax, or $146.6 million after tax. Management believes, in addition to its regular reporting requirements, it is important for comparability purposes to present selected fiscal year 2004 financial results and performance ratios excluding the prepayment penalty on a non-GAAP basis. Because of the magnitude and non-recurring nature of the prepayment penalty, this transaction is discussed in more detail below. A non-GAAP Selected Financial Results and Ratio table is included in "Comparison of Results of Operations for the years ended September 30, 2005 and 2004" to provide a reconciliation of actual (GAAP) amounts and percentages to the adjusted (non-GAAP) amounts and percentages for fiscal year 2004.

For the year ended September 30, 2004, the Company recognized a net loss of $106.3 million, compared to net income of $52.0 million for the year ended September 30, 2003. The net loss was the result of the prepayment penalty associated with refinancing the FHLB advances. Excluding the prepayment penalty and the related tax impact, net income for the year was $40.3 million, as set forth in the non-GAAP Selected Financial Results and Ratios table, or $11.7 million less than the prior year. The decrease, excluding the prepayment penalty, in net income was related primarily to the Bank not selling mortgage loans during the 2004 fiscal year.

During the fiscal year ended September 30, 2003, the Bank sold $591.6 million in fixed-rate single-family loans into the secondary market for a gain of $18.5 million, pre-tax. During the year ended September 30, 2004, the Bank did not sell any mortgage loans, which was a primary contributor to the decrease in net income between the two years, excluding the prepayment penalty. Long-term interest rates generally increased during fiscal year 2004 compared to fiscal year 2003. The increase in long-term rates reduced the Bank's opportunity to originate or modify mortgage loans at then current market rates that would result in a gain if the mortgage loans were sold due to pricing levels generally available in the secondary mortgage market. The potential impact on our net interest margin, had the Bank continued to sell loans, was also considered by management. The yields on mortgage loans are more favorable than the yields on mortgage-related securities, which might have been purchased with proceeds from mortgage loans sales. Rather than selling mortgage loans and purchasing mortgage-related securities with those cash flows, management determined the best long-term option was to retain its mortgage loan portfolio.

The net interest margin increased 5 basis points from the prior year to 1.39% for the year ended September 30, 2004. The slight increase in the net interest margin was due to a decrease in the average rate and average balance of interest-bearing liabilities which was more than the decrease in the average rate and average balance of interest-earning assets.

The average rate on the FHLB advances decreased 86 basis points compared to the prior year due to the swapped FHLB advances and the refinanced FHLB advances. The swapped FHLB advances had an average pay rate of 3.71% during the year, which reduced the average rate on all FHLB advances by 47 basis points for the fiscal year. Prior to the refinancing in July 2004, the $2.40 billion of FHLB advances had an average rate of 6.13%. The average rate of the $2.65 billion of new FHLB advances is 3.78%. The refinancing of the FHLB advances reduced the average cost of our FHLB advances by 39 basis points compared to the prior year, even though the refinancing took place nine months into the fiscal year. Interest expense on the FHLB advances was reduced by $24.9 million between the two years primarily a result of the interest rate swaps and to a lesser extent, the refinancing of the FHLB advances.

The average rate on certificates of deposit decreased to 2.90% for fiscal year 2004, or down 79 basis points from the previous year, and the average balance of certificates decreased $220.3 million from the same period one year ago. As previously discussed, maturing certificates were renewing at rates generally lower than the original rates on those certificates. Not all customers are reinvesting maturing certificates into certificates at current rates offered by the Bank. Interest expense on total deposits decreased $31.6 million between the two years.

In fiscal year 2004, the average yield on interest-earning assets decreased 55 basis points and the average balance decreased $214.4 million compared to the prior year. The decrease in the average yield primarily was a result of the 92 basis point decrease in the average yield on loans receivable and partially a result of the 47 basis point decrease in the average yield on mortgage-related securities. The average yield on loans receivable decreased due to the reduction in the average rate on mortgages held in the portfolio as a result of loan modifications, refinances and originations of mortgage loans with then current market rates, which generally are below the average portfolio rate. The average yield on mortgage-related securities decreased due to securities with higher than current market yields prepaying and being replaced by securities with lower, market yields, partially offset by a decrease in net premium amortization. Net premium amortization for the year ended September 30, 2004 was $21.7 million compared to $28.2 million for the year ended September 30, 2003. The average balance of mortgage-related securities decreased $201.7 million due to the high level of prepayments during the first two quarters of fiscal year 2004 and to a change in strategy by management in the third quarter of fiscal year 2004 as previously discussed. Interest income on interest-earning assets decreased $56.7 million between the two years.

The Bank recorded a provision for loan losses of $64 thousand for the year ended September 30, 2004. The provision primarily was a result of the $423.0 million increase in the balance of our one- to four-family loan portfolio from September 30, 2003. The balance of non-accruing (may also be referred to as "non-performing") one- to four-family loans decreased $2.9 million to $5.8 million at September 30, 2004. We reviewed the ratio of non-accruing loans to total loans and types of loans which were non-accruing and compared this to our ratio of the allowance for loan losses to net loans receivable. The provision for loan losses reflects management's best estimate of inherent credit losses based upon the known risks of the various loan portfolios during fiscal year 2004.

Other expenses increased to $309.0 million for the year ended September 30, 2004 compared to $72.6 million for the year ended September 30, 2003, which was primarily a result of the prepayment penalty for the refinancing of FHLB advances. Other expenses, excluding the prepayment penalty, would have been $72.9 million, which is comparable to the prior year.

During fiscal year 2004, the effective income tax rate was 37.2% as compared to 39.0% for fiscal year 2003. The primary difference between the effective income tax rate and the statutory income tax rate is due to non-deductible expenses associated with the market value adjustment on ESOP shares. In fiscal year 2004, the Company experienced a net loss, due to the $236.1 million prepayment penalty associated with the FHLB advance refinancing, which resulted in a reduction in the effective income tax rate.

The Company's efficiency ratio for the year ended September 30, 2004 was 52.35%, as set forth in the non-GAAP Selected Financial Results and Ratios table excluding the prepayment penalty, compared to 46.05% for the year ended September 30, 2003. The efficiency ratio measures a financial institution's operating expense as a percent of its net interest margin and its other income. A lower value indicates that a financial institution is generating revenue with a lower level of expense. Another measure of a financial institution's ability to operate effectively is the operating expense ratio. The Company's operating expense ratio for the year ended September 30, 2004 was 0.86%, as set forth in the non-GAAP Selected Financial Results and Ratios table excluding the prepayment penalty, which is comparable to 0.84% for fiscal year ended September 30, 2003.

Liquidity and Commitments

Liquidity management is both a daily and long-term function of our business management. The Bank's most available liquid assets, represented by cash and cash equivalents, mortgage-related securities AFS and short-term investment securities, are a product of its operating, investing and financing activities. The Bank's primary sources of funds are deposits, FHLB advances, repayments on and maturities of outstanding loans and mortgage-related securities, other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-related securities and payments on short-term investments are relatively predictable sources of funds, deposit flows and prepayments on loans and mortgage-related securities are greatly influenced by general interest rates, economic conditions and competition and are less predictable sources of funds. To the extent possible, the Bank manages the cash flows of its portfolios by the rates it offers customers. Sources of funds are used primarily to meet our ongoing operations, to pay maturing certificates of deposit and savings withdrawals and to fund loan commitments. At September 30, 2005, approximately $1.50 billion of our $2.57 billion in deposits were certificates of deposit scheduled to mature within one year. Based on past experience and our pricing strategy, we expect that a majority of these maturing deposits will renew, although no assurance can be given in this regard.

The Bank has used FHLB advances to provide funds for lending and investment activities. FHLB lending guidelines set borrowing limits as part of their underwriting standards. At September 30, 2005, the Bank's ratio of the face amount of advances to total assets, as reported to the OTS, was 40.9%. Our advances are secured by a blanket pledge of our loan portfolio, as collateral, supported by quarterly reporting to FHLB Topeka. Advances in excess of 40 percent of total assets, but not exceeding 55 percent of total assets, may be approved by the president of FHLB Topeka based upon a review of documentation supporting the use of the advances. In July 2004, the president of FHLB Topeka approved an increase in the Bank's borrowings to 45 percent of total assets for one year. In July 2005, this approval was extended through July 2006. Currently, the blanket pledge is sufficient collateral for the FHLB advances. It is possible that increases in our borrowings or decreases in our loan portfolio could require the Bank to pledge securities as collateral on the FHLB advances. The Bank's policy allows borrowing from FHLB of up to 55 percent of total assets. The Bank could utilize other sources, such as secondary market repurchase agreements, for liquidity purposes, which the Bank has used in the past, but not in recent years.

In March 2004, the Company issued $53.6 million in Junior Subordinated Deferrable Interest Debentures ("Debentures") in connection with a trust preferred securities offering. The Company received, net, $52.0 million from the issuance of the Debentures and an investment of $1.6 million in Capitol Federal Financial Trust I (the "Trust"). The Company did not down-stream the proceeds to be used by the Bank for Tier 1 capital because the Bank exceeded all regulatory requirements to be a well-capitalized institution. Instead, the Company deposited the proceeds into certificate accounts at the Bank to be used to further the Company's general corporate and capital management strategies which could include the payment of dividends. At September 30, 2005, Capitol Federal Financial, at the holding company level, had $139.6 million in cash and certificates of deposit.

In fiscal year 2006, the Bank plans to begin the process of replacing its core information technology processing system. Costs associated with the new system will likely include license and lease payments, additional hardware, temporary staffing and consulting fees. Although the specific amounts of these costs are currently unknown, management has budgeted a total cash outflow of $7.2 million, most of which will be capitalized, in fiscal years 2006 and 2007.

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

In addition to its commitments of the types described above, at September 30, 2005 the Company's off balance sheet arrangements included its $1.6 million interest in the Trust, which in March 2004 issued $52.0 million of variable rate cumulative trust preferred securities. In connection therewith, the Company issued $53.6 million of Debentures to the Trust. The following table summarizes our contractual obligations and other material commitments as of September 30, 2005. The actual maturity of the Debentures may differ from scheduled maturity as the Debentures are callable at any time, in whole or in part, after April 7, 2009.
	Maturity Range
		Less than	1 - 3	3 - 5	More than
	Total	1 year	years	years	5 years
	(Dollars in thousands)

Operating leases	$ 6,711	$ 952	$ 1,547	$ 1,009	$ 3,203

FHLB advances	3,450,005	200,000	1,875,000	1,375,000	--

Certificates of deposit	2,567,104	1,498,386	925,624	139,002	4,092

Debentures	53,609	--	--	--	53,609

Commitments to originate and
purchase mortgage loans	233,613	233,613	--	--	--

Commitments to fund unused home
equity lines of credit	271,852	271,852	--	--	--

Unadvanced portion of
construction loans	14,803	14,803	--	--	--

We anticipate that we will continue to have sufficient funds, through repayments and maturities of loans and securities, deposits and borrowings, to meet our current commitments.

During December 2003, the Bank entered into interest rate swap agreements with a notional amount of $800.0 million. The Bank is utilizing the interest rate swap agreements to modify its interest rate risk profile. The counterparties with whom we have entered into the interest rate swap agreements are rated as AA- or higher per our internal policies. Counterparties to the interest rate swaps require collateral for their exposure to the Bank's net payable mark-to-market position under the terms of the interest rate swap agreements. The exposure is estimated daily by the counterparties calculating a market value for each swap on a net settlement basis. When the valuation indicates that the Bank has a net payable to the counterparty, the Bank may be required to post collateral sufficient to satisfy the counterparty's exposure. When required, the collateral pledged to the counterparty would be restricted and not AFS. Each counterparty has different collateralization requirements. The Bank posted AFS mortgage-related securities with and estimated market value of $32.2 million as collateral as of September 30, 2005. If the future obligation indicates that the Bank has a net receivable mark-to-market position from the counterparties, the Bank could have a certain level of exposure to the extent the counterparties are not able to satisfy their obligations to the Bank.

Contingencies

In the normal course of business, the Company and its subsidiary are named defendants in various lawsuits and counter claims. In the opinion of management, after consultation with legal counsel, none of the currently pending suits are expected to have a materially adverse effect on the Company's consolidated financial statements for the year ended September 30, 2005 or future periods.

Capital

Consistent with our goals to operate a sound and profitable financial organization, we actively seek to maintain a "well capitalized" status in accordance with regulatory standards. Total equity for the Bank was $762.7 million at September 30, 2005, or 9.1% of total assets on that date. As of September 30, 2005, the Bank exceeded all capital requirements of the OTS. The following table presents the Bank's regulatory capital ratios at September 30, 2005 based upon regulatory guidelines.
		Regulatory
		Requirement
	Bank	For "Well
	Ratios	Capitalized" Status
Core capital	9.1%	5.0%
Tier I risk-based capital	21.3	6.0
Total risk-based capital	21.3	10.0

The long-term ability of the Company to pay dividends to its stockholders is based primarily upon the ability of the Bank to make capital distributions to the Company. Under OTS safe harbor regulations, the Bank may distribute to the Company capital not exceeding net income for the current calendar year and the prior two calendar years. Due to refinancing the FHLB advances in July 2004, the Bank is required to obtain a waiver of the safe harbor regulation from the OTS for capital distributions to the Company through at least December 31, 2006. The Bank cannot distribute capital to the Company unless it receives waivers of the safe harbor regulation from the OTS during the current waiver period. Currently, the Bank has authorization from the OTS to distribute capital from the Bank to the Company through the quarter ending June 30, 2006. So long as the Bank continues to maintain excess capital, operate in a safe and sound manner and comply with the interest rate risk management guidelines of the OTS, it is management's belief that the Bank will be able to continue to receive waivers to distribute, from the Bank to the Company, the net income of the Bank.

Quarterly Results

The following table presents summarized quarterly data for each of the years indicated for the Company.
Quarterly Financial Data (Unaudited)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(Dollars and counts in thousands, except per share amounts)
2005
Total interest and dividend income	$ 99,784	$ 100,196	$ 100,323	$ 99,804	$ 400,107
Net interest and dividend income	41,586	40,857	38,752	34,711	155,906
Provision for loan losses	--	--	--	215	215
Net income	18,573	17,482	16,160	12,844	65,059
Basic earnings per share	0.26	0.24	0.22	0.18	0.90
Diluted earnings per share	0.25	0.24	0.22	0.18	0.89
Dividends paid per share	0.50	0.50	0.50	0.50	2.00
Average number of shares outstanding	72,227	72,473	72,661	72,665	72,506

2004
Total interest and dividend income	$ 96,156	$ 96,331	$ 94,433	$ 97,913	$ 384,833
Net interest and dividend income	21,510	28,889	27,184	38,608	116,191
Provision for loan losses	--	--	20	44	64
Prepayment penalty	--	--	--	236,109	236,109
Net (loss) income	4,618	9,610	9,485	(129,988)	(106,275)
Basic (loss) earnings per share	0.06	0.14	0.13	(1.81)	(1.48)
Diluted (loss) earnings per share	0.06	0.13	0.13	(1.81)	(1.48)
Dividends paid per share	1.31	0.50	0.50	0.50	2.81
Average number of shares outstanding	71,083	71,317	71,883	72,104	71,599

Management's Report on Internal Control Over Financial Reporting

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting (as such terms are defined in Rule 13a-15(f) under the Act). The Company's internal control system is a process designed to provide reasonable assurance to the Company's management and board of directors regarding the preparation and fair presentation of published financial statements.

The Company's internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets; provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures are being made only in accordance with authorizations of management and the directors of the Company; and provide reasonable assurance regarding prevention or untimely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the Company's financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial reporting. Further, because of changes in conditions, the effectiveness of any system of internal control may vary over time. The design of any internal control system also factors in resource constraints and consideration for the benefit of the control relative to the cost of implementing the control. Because of these inherent limitations in any system of internal control, management cannot provide absolute assurance that all control issues and instances of fraud within the Company have been detected.

Management assessed the effectiveness of the Company's internal control over financial reporting as of September 30, 2005. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework. Management has concluded that the Company maintained an effective system of internal control over financial reporting based on these criteria as of September 30, 2005.

The Company's independent registered public accounting firm, Deloitte and Touche LLP, who audited the consolidated financial statements included in the Company's annual report, has issued an audit report on management's assessment of, and the effective operation of, the Company's internal control over financial reporting as of September 30, 2005 and it is included herein.

John B. Dicus, President

   and Chief Executive Officer

  Kent G. Townsend, Executive Vice President,

   Chief Financial Officer and Treasurer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Capitol Federal Financial and Subsidiary

Topeka, Kansas

We have audited management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting, that Capitol Federal Financial and Subsidiary (the "Company") maintained effective internal control over financial reporting as of September 30, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because management's assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management's assessment and our audit of the Company's internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

(Continued)

In our opinion, management's assessment that the Company maintained effective internal control over financial reporting as of September 30, 2005, is fairly stated, in all material respects, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2005, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended September 30, 2005 of the Company and our report dated December 14, 2005 expressed an unqualified opinion on those financial statements.

Kansas City, Missouri

December 14, 2005

(This page intentionally left blank.)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Capitol Federal Financial and Subsidiary

Topeka, Kansas

We have audited the accompanying consolidated balance sheets of Capitol Federal Financial and Subsidiary (the "Company") as of September 30, 2005 and 2004, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiary as of September 30, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of September 30, 2005, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated December 14, 2005 expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

Kansas City, Missouri

December 14, 2005

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2005 AND 2004 (in thousands)

ASSETS	2005	2004

CASH AND CASH EQUIVALENTS	$ 58,566	$ 171,526

INVESTMENT SECURITIES, Held-to-maturity
(Market value of $424,952 and $645,601)	430,499	638,079

MORTGAGE-RELATED SECURITIES:
Available-for-sale, at market value (Amortized cost of $743,710
and $1,204,994)	737,638	1,201,800
Held-to-maturity, at cost (Market value of $1,383,268 and $1,443,168)	1,407,616	1,446,908

LOANS RECEIVABLE HELD FOR SALE, at lower of amortized
cost or market	1,891	3,425

LOANS RECEIVABLE, Net (Less allowance for loan losses of
$4,598 and $4,495)	5,464,130	4,747,530

MORTGAGE SERVICING RIGHTS ("MSR"), Net	2,869	3,340

CAPITAL STOCK OF FEDERAL HOME LOAN BANK ("FHLB"), at cost	182,259	174,126

ACCRUED INTEREST RECEIVABLE:
Loans receivable	21,710	18,704
Mortgage-related securities	9,382	11,337
Investment securities	5,808	9,607

PREMISES AND EQUIPMENT, Net	22,963	24,504

REAL ESTATE OWNED, Net	1,653	4,249

INCOME TAXES RECEIVABLE	44	--

DEFERRED INCOME TAXES, Net	50,618	74,665

OTHER ASSETS	12,041	11,324

TOTAL ASSETS	$8,409,687	$8,541,124

.		(Continued)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2005 AND 2004 (in thousands, except share amounts)

LIABILITIES AND STOCKHOLDERS' EQUITY	2005	2004

LIABILITIES:
Deposits	$3,960,297	$4,127,774
Advances from FHLB	3,426,465	3,449,429
Other borrowings	53,410	53,348
Advance payments by borrowers for taxes and insurance	45,437	40,829
Income taxes payable	--	3,674
Accounts payable and accrued expenses	59,015	33,656

Total liabilities	7,544,624	7,708,710

COMMITMENTS AND CONTINGENCIES (NOTE 14)

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 50,000,000 shares authorized,
no shares issued or outstanding	--	--
Common stock, $.01 par value; 450,000,000 shares authorized,
91,512,287 shares issued as of September 30, 2005 and 2004	915	915
Additional paid-in capital	421,903	412,126
Unearned compensation - Employee Stock Ownership Plan ("ESOP")	(16,721)	(20,772)
Unearned compensation - Recognition and Retention Plan ("RRP")	(539)	(276)
Retained earnings	759,643	735,306
Accumulated other comprehensive loss	(3,769)	(1,983)

	1,161,432	1,125,316

Treasury stock,17,225,398 and 17,521,486 shares as of
September 30, 2005 and 2004, at cost	(296,369)	(292,902)

Total stockholders' equity	865,063	832,414

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,409,687	$8,541,124

See notes to consolidated financial statements.		(Concluded)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2005, 2004 AND 2003 (in thousands, except per share amounts)

	2005	2004	2003
INTEREST AND DIVIDEND INCOME:
Loans receivable	$ 273,972	$ 247,365	$ 287,521
Mortgage-related securities	91,742	94,469	115,262
Investment securities	25,039	36,004	31,230
Capital stock of FHLB	8,134	6,104	5,997
Cash and cash equivalents	1,220	891	1,526
Total interest and dividend income	400,107	384,833	441,536

INTEREST EXPENSE:
Deposits	96,999	92,931	124,517
FHLB advances	144,110	174,276	199,202
Other borrowings	3,092	1,435	3,129
Total interest expense	244,201	268,642	326,848

NET INTEREST AND DIVIDEND INCOME	155,906	116,191	114,688

PROVISION FOR LOAN LOSSES	215	64	--

NET INTEREST AND DIVIDEND INCOME AFTER PROVISION
FOR LOAN LOSSES	155,691	116,127	114,688

OTHER INCOME:
Retail fees and charges	15,848	14,978	15,068
Loan fees	2,065	2,423	2,981
Insurance commissions	1,865	2,114	2,130
Gains on sales of loans receivable held for sale	84	107	18,949
Other, net	3,486	3,963	4,034
Total other income	23,348	23,585	43,162

OTHER EXPENSES:
Salaries and employee benefits	40,448	41,909	39,547
Occupancy of premises	12,772	12,061	11,429
Regulatory and outside services	5,865	3,889	4,431
Deposit and loan transaction costs	4,379	3,723	5,203
Advertising	4,312	3,682	3,962
Office supplies and related expenses	2,367	2,390	2,687
Federal insurance premium	602	656	736
Prepayment penalty on FHLB advances	--	236,109	--
Other, net	2,919	4,619	4,565
Total other expenses	73,664	309,038	72,560
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	105,375	(169,326)	85,290

INCOME TAX EXPENSE (BENEFIT)	40,316	(63,051)	33,259
NET INCOME (LOSS)	$ 65,059	$ (106,275)	$ 52,031

Earnings (Loss) per share:
Basic	$ 0.90	$ (1.48)	$ 0.74
Diluted	$ 0.89	$ (1.48)	$ 0.72
Dividends declared per public share	$ 2.00	$ 2.81	$ 2.12

See notes to consolidated financial statements.

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2005, 2004 AND 2003
(in thousands, except share amounts)

							Accumulated
			Additional	Unearned	Unearned		Other			Total
	Common Stock		Paid-In	Compensation-	Compensation-	Retained	Comprehensive	Treasury Stock		Stockholders'
	Shares	Amount	Capital	ESOP	RRP	Earnings	Loss	Shares	Amount	Equity

Balance, October 1, 2002	91,512,287	$ 915	$ 393,849	$ (22,180)	$(3,855)	$ 883,973	$ 17,587	17,959,145	$ (282,859)	$ 987,430

Comprehensive income:
Net income for the year ended,
September 30, 2003						52,031				52,031
Other comprehensive loss -
Changes in unrealized gains/losses
on mortgage-related securities
available-for-sale, net of deferred
income taxes of $11,818							(19,345)			(19,345)
Total comprehensive income										32,686
Tax benefit of market value change in
vested RRP shares			2,425							2,425
Common stock committed to be
released for allocation - ESOP			3,806	2,016						5,822
Acquisition of treasury stock								688,811	(18,526)	(18,526)
Treasury stock activity related to
RRP, net			130		(151)			(5,000)	48	27
Amortization of unearned compensation -
RRP					2,407					2,407
Dividends in excess of debt service
of the ESOP				(1,711)						(1,711)
Stock options exercised			1,535			(91)		(439,728)	4,339	5,783
Dividends on common stock to
stockholders ($2.12 per public share)						(39,898)				(39,898)
BALANCE, September 30, 2003	91,512,287	915	401,745	(21,875)	(1,599)	896,015	(1,758)	18,203,228	(296,998)	976,445

See notes to consolidated financial statements.										(Continued)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2005, 2004 AND 2003
(in thousands, except share amounts)

							Accumulated
			Additional	Unearned	Unearned		Other			Total
Common Stock			Paid-In	Compensation-	Compensation-	Retained	Comprehensive	Treasury Stock		Stockholders'
	Shares	Amount	Capital	ESOP	RRP	Earnings	Loss	Shares	Amount	Equity
Comprehensive loss:
Net loss for the year ended,
September 30, 2004						(106,275)				(106,275)
Other comprehensive loss -
Changes in unrealized gains/losses
on mortgage-related securities
available-for-sale, net of deferred
income taxes of $137							(225)			(225)
Total comprehensive loss										(106,500)
Tax benefit of market value change in vested
RRP shares			604			13				617
Common stock committed to be
released for allocation - ESOP			4,777	2,016						6,793
Acquisition of treasury stock								92,649	(3,355)	(3,355)
Treasury stock activity related to
RRP, net			133		(181)	(22)		(5,000)	48	(22)
Amortization of unearned compensation -
RRP					1,504					1,504
Dividends in excess of debt service cost
of the ESOP, net				(913)						(913)
Stock options exercised			4,867			2		(769,391)	7,403	12,272
Dividends on common stock to
stockholders ($2.81 per public share)						(54,427)				(54,427)
BALANCE, September 30, 2004	91,512,287	915	412,126	(20,772)	(276)	735,306	(1,983)	17,521,486	(292,902)	832,414

See notes to consolidated financial statements.										(Continued)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2005, 2004 AND 2003
(in thousands, except share amounts)

							Accumulated
			Additional	Unearned	Unearned		Other			Total
Common Stock			Paid-In	Compensation-	Compensation-	Retained	Comprehensive	Treasury Stock		Stockholders'
	Shares	Amount	Capital	ESOP	RRP	Earnings	Loss	Shares	Amount	Equity
Comprehensive income:
Net income for the year ended,
September 30, 2005						65,059				65,059
Other comprehensive loss -
Changes in unrealized gains/losses
on mortgage-related securities
available-for-sale, net of deferred
income taxes of $1,092							(1,786)			(1,786)
Total comprehensive income										63,273
Tax benefit of market value change in vested
RRP shares			30							30
Common stock committed to be
released for allocation - ESOP			4,980	2,016						6,996
Acquisition of treasury stock								246,430	(8,609)	(8,609)
Treasury stock activity related to
RRP, net			370		(503)	(24)		(14,200)	136	(21)
Amortization of unearned compensation -
RRP					240					240
Dividends in excess of debt service cost
of the ESOP, net				2,035						2,035
Stock options exercised			4,397			24		(528,318)	5,006	9,427
Dividends on common stock to
stockholders ($2.00 per public share)						(40,722)				(40,722)
BALANCE, September 30, 2005	91,512,287	$ 915	$ 421,903	$ (16,721)	$ (539)	$ 759,643	$ (3,769)	17,225,398	$ (296,369)	$ 865,063

See notes to consolidated financial statements.										(Concluded)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2005, 2004 AND 2003 (in thousands)

	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ 65,059	$ (106,275)	$ 52,031
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
FHLB stock dividends	(8,133)	(6,104)	--
Prepayment penalty on FHLB advances	--	236,109	--
Net loan origination fees capitalized	(5,192)	6,083	15,722
Amortization of net deferred loan origination fees	(2,747)	(3,185)	(13,145)
Provision for loan losses	215	64	--
Losses (gains) on sales of premises and equipment, net	55	84	(19)
Gains on sales of real estate owned, net	(899)	(1,058)	(631)
Gains on sales of loans receivable held for sale	(84)	(107)	(18,949)
Originations of loans receivable held for sale	(6,694)	(9,798)	(481,033)
Proceeds from sales of loans receivable held for sale	8,312	10,737	631,266
Amortization of MSR	1,042	1,383	1,353
Impairment of MSR	280	502	235
Valuation allowance for MSR	141	846	613
Recovery of valuation allowance on MSR	(992)	(471)	--
Amortization and accretion of premiums and discounts on mortgage-
related securities and investment securities	12,733	25,850	36,661
Depreciation and amortization of premises and equipment	4,132	4,115	3,554
Provision for deferred income taxes	23,719	(83,500)	(480)
Amortization of deferred debt issuance costs	62	274	193
Common stock committed to be released for allocation - ESOP	6,996	6,793	5,822
Amortization of unearned compensation - RRP	240	1,504	2,407
RRP shares sold, net of forfeitures	(21)	(22)	27
Changes in:
Accrued interest receivable	2,748	2,289	1,464
Other assets	4	(2,459)	(1,005)
Income taxes receivable/payable	2,094	20,449	(7,930)
Accounts payable and accrued expenses	1,674	(9,491)	1,778
Net cash provided by operating activities	104,744	94,612	229,934

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities or calls of investment securities	207,000	530,205	75,000
Purchases of investment securities	--	(150,000)	(605,044)
Proceeds from the retirement of capital stock of FHLB	--	3,752	9,476
Purchases of capital stock of FHLB	--	(2,500)	(15,500)
Principal collected on mortgage-related securities available-for-sale	451,611	907,771	1,467,885
Purchases of mortgage-related securities available-for-sale	--	(1,050)	(2,340,718)
Principal collected on mortgage-related securities held-to-maturity	346,318	252,400	1,161,718
Purchases of mortgage-related securities held-to-maturity	(309,506)	(885,739)	(717,558)
Loan originations, net of principal collected	(60,974)	(36,745)	458,287
Loan purchases, net of principal collected	(652,407)	(413,929)	97,610
Purchases of premises and equipment, net	(2,646)	(2,194)	(6,638)
Proceeds from sales of real estate owned	8,000	8,709	6,802
Net cash (used in) provided by investing activities	(12,604)	210,680	(408,680)

			(Continued)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2005, 2004 AND 2003 (in thousands)

	2005	2004	2003

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	$ (40,722)	$ (54,427)	$ (39,898)
Dividends in excess of debt service cost of the ESOP, net	2,035	(913)	(1,711)
Deposits, net of withdrawals	(167,477)	(110,371)	(153,978)
Proceeds from advances/line of credit from FHLB	719,900	494,891	443,000
Repayments of advances/line of credit from FHLB	(719,900)	(481,000)	(443,000)
Proceeds from other borrowings	--	52,000	--
Capitalized debt issuance costs	--	(290)	--
Repayments of other borrowings	--	(81,391)	(20,348)
Change in advance payments by borrowers for taxes and insurance	4,608	1,894	(1,319)
Acquisitions of treasury stock	(8,609)	(3,355)	(18,526)
Stock options exercised	5,065	7,278	4,103

Net cash used in financing activities	(205,100)	(175,684)	(231,677)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(112,960)	129,608	(410,423)

CASH AND CASH EQUIVALENTS:
Beginning of year	171,526	41,918	452,341

End of year	$ 58,566	$ 171,526	$ 41,918

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income tax payments	$ 10,395	$ --	$ 42,520

Interest payments, net of interest credited to deposits of $87,283,
$82,292 and $109,607	$ 155,443	$ 190,250	$ 218,282

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
AND FINANCING ACTIVITIES:
Loans transferred to real estate owned	$ 4,505	$ 7,934	$ 7,187

Loans made upon the sale of real estate owned	$ --	$ 56	$ 180

Loan modifications and refinances	$ 316,757	$ 428,255	$ 2,566,359

Originated MSR recorded in conjunction with the sale of
loans held for sale	$ --	$ --	$ 5,254

Purchase of investment in the Capitol Federal Financial Trust I	$ --	$ 1,609	$ --

Tax effect of employee exercise on non-qualified stock options
and premature disposal of incentive stock option shares	$ 4,362	$ 4,994	$ 1,679

Treasury stock activity related to RRP (excluding RRP shares sold for
employee withholding tax purposes)	$ 136	$ 48	$ 48

Tax effect of RRP share transactions	$ 30	$ 617	$ 2,425

Refinanced FHLB advances	$ --	$ 2,400,000	$ --

Market value change related to fair value hedge -
Interest rate swaps hedging FHLB advances	$ 22,964	$ 571	$ --

Change in commitment to fund low income housing partnerships	$ 910	$ 2,672	$ --

See notes to consolidated financial statements.			(Concluded)

CAPITOL FEDERAL FINANCIAL and SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2005, 2004 AND 2003 (in thousands, except share data)

  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business - Capitol Federal Financial (the "Company") provides a full range of retail banking services through its wholly-owned subsidiary, Capitol Federal Savings Bank (the "Bank") which has 29 traditional and 8 in-store banking offices serving primarily the entire metropolitan areas of Topeka, Wichita, Lawrence, Manhattan, Emporia and Salina, Kansas and a portion of the metropolitan area of greater Kansas City. The Bank emphasizes mortgage lending, primarily originating and purchasing one- to four-family mortgage loans and providing personal retail financial services. The Bank is subject to competition from other financial institutions and other companies that provide financial services. The Company is subject to the regulations of the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC") and undergoes periodic examinations by those regulatory authorities.

The Bank has an expense sharing agreement with the Company that covers the reimbursement of certain expenses that are allocable to the Company. These expenses include compensation, rent for leased office space and general overhead expenses.

The Company is organized as a mid-tier holding company chartered as a federal savings and loan holding company. The Company owns 100% of the stock of the Bank. The Company is majority owned by Capitol Federal Savings Bank MHC ("MHC"), a federally chartered mutual holding company. At September 30, 2005 MHC owned approximately 70% of the stock of the Company. The Company's ability to pay dividends is dependent, in part, upon its ability to obtain capital distributions from the Bank. The future dividend policy of the Company is subject to the discretion of the board of directors and will depend upon a number of factors, including the Company's financial condition, results of operations, regulatory capital requirements of the Bank, other regulatory limitations on the Bank's ability to make capital distributions to the Company and the continued waiver of dividends by MHC. Holders of common stock will be entitled to receive dividends as and when declared by the board of directors of the Company out of funds legally available for that purpose. Such payment, however, will be subject to the regulatory restrictions set forth by the OTS. In addition, the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") provides that, as a general rule, a financial institution may not make a capital distribution if it would be undercapitalized after making the capital distribution.

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

Investment Securities and Mortgage-Related Securities, Held-to-Maturity - Investment securities and certain mortgage-related securities are classified as held-to-maturity as it is management's intent to hold such securities to maturity and the Bank has the ability to do so. Such securities are stated at cost and are adjusted for amortization of premiums and discounts which are recognized as adjustments to interest income over the life of the securities using the level-yield method.

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

To the extent management determines a decline in value in a mortgage-related security available-for-sale to be other than temporary, the Bank will adjust the carrying value and include such expense in the consolidated statements of income.

Loans Receivable Held for Sale - Upon commitment, the Bank's management designates certain loans receivable as held for sale as management does not then intend to hold such loans to maturity or payoff. Accordingly, such loans are carried at the lower of amortized cost (outstanding principal adjusted for unamortized deferred loan fees, net of certain direct loan origination costs) or market value. Market values for such loans are determined based on sales commitments or dealer quotations. Gains or losses on such sales are recognized utilizing the specific identification method. Interest, including amortization and accretion of deferred loan fees and costs, is included in interest income on loans receivable.

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

Net loan origination fees and costs and commitment fees are amortized as a yield adjustment to interest income using the level-yield method over the contractual lives of the related loans.

Allowance for Loan Losses - The Bank considers a loan to be impaired when management believes it is probable that it will be unable to collect all principal and interest due according to the contractual terms of the loan. If a loan is impaired, the Bank records an allowance equal to the excess of the loan's carrying value over the present value of the estimated future cash flows discounted at the loan's effective rate based on the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent losses in the portfolio, adverse situations that may affect a borrower's ability to repay, estimated value of any underlying collateral, and current economic conditions. One- to four-family residential loans and consumer loans are collectively evaluated for impairment. Loans on residential properties with greater than four units, loans on construction and development and commercial properties that are delinquent or the borrower's total loan concentration balance is greater than $1,500 are evaluated for impairment on a loan by loan basis. Assessing the adequacy of the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, which may be susceptible to significant change. In the opinion of management, the allowance when taken as a whole, is adequate to absorb estimated loan losses inherent in the Bank's loan portfolio.

Mortgage Servicing Rights - The right to service loans for others is recognized in conjunction with the sale of loans with servicing retained. Originated MSR are recorded at fair value at the time of the sale of loans. Fees earned for servicing loans are reported as income when the related mortgage loan payments are collected. MSR are amortized in proportion to and over the estimated period of net servicing income. MSR are carried at amortized cost, and temporary impairment, if any, is recognized through a valuation allowance. Impairment exists if the carrying value of MSR exceeds the estimated fair value of the MSR. MSR are stratified by the underlying loan term and by interest rate. Individual impairment allowances for each stratum are established when necessary and then adjusted in subsequent periods to reflect changes in the valuation of the stratum. The estimated fair value of each MSR stratum is determined through analysis of future cash flows incorporating numerous assumptions including: servicing income, servicing costs, market discount rates, prepayment speeds and other market driven data.

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

Capital Stock of Federal Home Loan Bank - Capital Stock of FHLB Topeka is carried at cost. Dividends received on such stock are reflected as interest and dividend income in the consolidated statements of income.

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

Income Taxes - The Company files a consolidated income tax return. The Company provides for income taxes using the asset/liability method of accounting for income taxes. Deferred income tax assets and liabilities are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The provision for deferred income taxes represents the change in deferred income tax assets and liabilities excluding the tax effects of the change in net unrealized gain/(loss) on mortgage-related securities available-for-sale and changes in the market value of vested RRP shares.

Prior to the fiscal year ended September 30, 1997, the Bank was permitted under the Internal Revenue Code to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. This addition differs from the bad debt expense used for financial accounting purposes. A deferred tax liability was required to be provided only to the extent the tax bad debt reserve exceeded the September 30, 1988 base year reserve. Retained earnings, as of September 30, 2005, includes approximately $97,108 representing such bad debt reserve for which no deferred income taxes have been provided. The Small Business Job Protection Act of 1996 (the "Act") required thrifts to recapture any reserves accumulated after 1987, but forgave taxes owed on reserves accumulated prior to 1988. The Bank began recapturing excess reserves beginning with the fiscal year ended September 30, 1999. In addition, under the Act, the Bank is required to use the specific charge-off method for tax purposes in accounting for bad debts beginning with the fiscal year ended September 30, 1997. The recapture of excess reserves is being accounted for as a reduction of the deferred tax liability relating to post-1987 reserves. As of September 30, 2004, the Bank had recaptured all of the excess reserves.

The Company will record a valuation allowance to reduce its deferred income tax assets when uncertainty regarding their realizability exists. As of September 30, 2005 and 2004, no valuation allowance has been recorded.

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

For purposes of the pro forma disclosures required by SFAS No. 148, the estimated fair value of the options is amortized to expense on a straight-line method over the options' vesting period. If the fair value provisions under SFAS No. 123 would have been adopted, salary and employee benefit expense would have been $40,720, $42,703 and $40,917 for the years ended September 30, 2005, 2004 and 2003, respectively.

The following table presents the pro forma impact on earnings and earnings per share.

	2005	2004	2003

Net income (loss)	$ 65,059	$ (106,275)	$ 52,031

Add: Stock-based compensation expense included in
reported net income (loss), net of related tax effects	150	943	1,832
Deduct: Total stock-based employee
compensation expense determined under
fair value based method for all awards,
net of related tax effects	318	1,432	2,669

Pro forma net income (loss)	$ 64,891	$ (106,764)	$ 51,194

Net earnings (loss) per share
Basic-as reported	$ 0.90	$ (1.48)	$ 0.74
Basic-pro forma	$ 0.89	$ (1.49)	$ 0.72

Diluted-as reported	$ 0.89	$ (1.48)	$ 0.72
Diluted-pro forma	$ 0.89	$ (1.49)	$ 0.71

The fair value of the stock option grants were estimated on the date of the grant using the Black-Scholes option pricing model. The weighted average grant-date fair value of stock options granted during fiscal years 2005, 2004 and 2003 was $4.58, $5.30 and $4.93 per share, respectively. The following weighted average assumptions were used for valuing option grants made during the years ended September 30, 2005, 2004 and 2003:

	2005	2004	2003

Risk-free interest rate	4.1%	4.3%	3.9%
Expected life (years)	8	7	7
Expected volatility	23%	24%	24%
Dividend yield	5.7%	5.6%	5.4%

Estimates - The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include the allowance for loan losses, valuation of MSR, valuation of deferred income tax assets and the fair values of financial instruments. Actual results could differ from those estimates.

Derivative Instruments - The Bank uses derivative instruments as a means of managing interest rate risk. Interest rate swaps are the derivative instruments that the Bank uses as part of its interest rate risk management strategy. Interest rate swaps are contractual agreements between two parties to exchange interest payments, based on a common notional amount and maturity date.

Before entering into a derivative instrument, management formally documents its risk management objectives, strategy and the relationship between the hedging instruments and the hedged items. For those derivative instruments that are designated and qualify as hedging instruments, management designates the hedging instrument as either a fair value or cash flow hedge, based upon the exposure being hedged, in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. Both at the inception of the hedge and on an ongoing basis, management assesses the effectiveness of its hedging relationships in accordance with its risk management policy. The interest rate swaps are designated and qualify as fair value hedges under SFAS No. 133. The Bank has assumed no ineffectiveness in the hedging relationship as all of the terms in the interest rate swap agreements match the terms of the FHLB advances. The Bank is accounting for the interest rate swap agreements using the shortcut method, whereby any gain or loss in the fair value of the interest rate swaps is offset by a gain or loss on the hedged FHLB advances. If at some point it is determined that the hedging instruments are not highly effective as a hedge, hedge accounting will be discontinued. If hedge accounting is discontinued, the derivative instrument will be carried at its fair value on the consolidated balance sheet with changes in its fair value recorded in current period earnings.

The Company may enter into fixed commitments to originate and sell mortgage loans held for sale when the market conditions are appropriate or, for risk management purposes, the holding of loans would increase interest rate or credit risk to levels above which management believes are inappropriate for the Bank. Pursuant to clarifying guidance, such commitments are considered derivative instruments under SFAS No. 133, the standard requires the recognition of all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. As of September 30, 2005 and 2004 the Company had no mortgage loans held for sale and therefore had no loan-related commitments.

Significant Group Concentrations of Credit Risk - The majority of the Bank's activities are with customers located within the metropolitan areas of central, south central and eastern Kansas and a portion of the metropolitan area of greater Kansas City. The Bank regularly purchases mortgage loans from nationwide lenders which reduces geographic concentration of credit risk.

New Statements of Financial Accounting Standards - In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS 123(R), "Share-Based Payment". SFAS 123(R) amended SFAS 123, "Accounting for Stock-Based Compensation" and superseded APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS 123(R) requires companies to recognize all share-based payments, which include stock options and restricted stock, in compensation expense over the requisite service period of the share-based payment award. SFAS 123(R) establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees, except for equity instruments held by employee share ownership plans. SFAS 123(R) also requires significant additional disclosures for share-based payment awards. SFAS 123(R) was initially scheduled to become effective for the Company on July 1, 2005. Effective April 15, 2005, the Securities and Exchange Commission adopted a new rule amending the implementation compliance date for registrants that do not file as small business issuers to the first annual reporting period beginning on or after June 15, 2005, which for the Company is October 1, 2005. The Company intends to apply the modified prospective method when implementing SFAS 123(R). The impact on the Company's results of operations in fiscal year 2006 is expected to be a reduction in net income comparable to the reduction presented in the 2005 pro forma impact included in the Stock Option Plan section of Note 1, excluding any future stock option activity. Stock options granted during fiscal year 2006 will result in an additional reduction in fiscal year 2006 net income, which will be offset by stock options that fully vest or are forfeited during the year.

Earnings Per Share - The Company accounts for the shares acquired by its ESOP in accordance with Statement of Position ("SOP") 93-6 and the shares acquired for its RRP in a manner similar to the ESOP shares; shares acquired by the ESOP and the RRP are not considered in the basic average shares outstanding until the shares are committed for allocation or vested to an employee's individual account. The following is a reconciliation of the numerators and denominators of the basic and diluted earnings (loss) per share calculations.

	2005(1)	2004(2)	2003

Net income (loss)	$ 65,059	$ (106,275)	$ 52,031

Average common shares outstanding	72,429,832	71,523,084	70,622,508
Average committed ESOP shares outstanding	76,236	76,166	76,236

Total basic average common shares outstanding	72,506,068	71,599,250	70,698,744

Effect of dilutive RRP shares	2,674	--	307,294
Effect of dilutive stock options	573,063	--	1,386,043

Total diluted average common shares outstanding	73,081,805	71,599,250	72,392,081

Net earnings (loss) per share
Basic	$ 0.90	$ (1.48)	$ 0.74
Diluted	$ 0.89	$ (1.48)	$ 0.72

  Options to purchase 80,000 shares of common stock at prices between $35.34 per share and $36.19 per share were outstanding as of September 30, 2005, but were not included in the computation of diluted EPS because the exercise prices were greater than the average market price of the common shares for the year ended September 30, 2005.
  RRP shares totaling 130,286 and options totaling 1,056,276 which were outstanding at September 30, 2004 were not included in the computation of diluted earnings per share as the effect on earnings per share would be antidilutive, due to the net loss at September 30, 2004.

Reclassifications - Certain reclassifications have been made to the 2004 and 2003 consolidated financial statements in order to conform with the 2005 presentation.

  INVESTMENT SECURITIES HELD-TO-MATURITY

September 30, 2005
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Agency notes:
Federal National Mortgage Association	$ 174,995	$ 137	$ 5,679	$ 169,453
Federal Home Loan Mortgage Corporation	105,805	261	1,105	104,961
FHLB	149,699	1,020	181	150,538
	$ 430,499	$ 1,418	$ 6,965	$ 424,952

September 30, 2004
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Agency notes:
Federal National Mortgage Association	$ 250,432	$ 2,678	$ 3,261	$ 249,849
Federal Home Loan Mortgage Corporation	155,903	1,943	141	157,705
FHLB	231,744	6,303	--	238,047
	$ 638,079	$ 10,924	$ 3,402	$ 645,601

  The following tables summarize the estimated market value and gross unrealized losses of those investment securities on which an unrealized loss at September 30, 2005 or 2004 was reported and the continuous unrealized loss position for the twelve months prior to September 30, 2005 and 2004 or for a shorter period of time.

September 30, 2005
	Less Than 12 Months		12 Months or Longer		Total
	Estimated	Gross	Estimated	Gross	Estimated	Gross
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Federal National Mortgage
Association	$ --	$ --	$ 144,320	$ 5,679	$ 144,320	$ 5,679
Federal Home Loan Mortgage
Corporation	24,837	163	39,058	942	63,895	1,105
FHLB	24,820	181	--	--	24,820	181
	$ 49,657	$ 344	$ 183,378	$ 6,621	$ 233,035	$ 6,965

September 30, 2004
	Less Than 12 Months		12 Months or Longer		Total
	Estimated	Gross	Estimated	Gross	Estimated	Gross
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Federal National Mortgage
Association	$ --	$ --	$ 146,739	$ 3,261	$ 146,739	$ 3,261
Federal Home Loan Mortgage
Corporation	39,859	141	--	--	39,859	141
	$ 39,859	$ 141	$ 146,739	$ 3,261	$ 186,598	$ 3,402

  The unrealized losses are primarily a result of the changes in interest rates during 2005. These securities have not been classified as other than temporarily impaired as the scheduled principal and interest payments have been received, it is anticipated that the entire principal balance will be collected as scheduled and management has the intent and ability to hold these securities to maturity.

  The amortized cost and estimated market value of the investment securities held-to-maturity by remaining contractual maturity, without consideration of call features, as of September 30, 2005 are as follows:
		Estimated
	Amortized	Market
	Cost	Value

One year or less	$ 190,499	$ 191,917
One year through five years	190,000	183,378
Ten years and thereafter	50,000	49,657
	$ 430,499	$ 424,952

  As of September 30, 2005, the Bank has pledged investment securities held-to-maturity with an amortized cost of $154,911 and an estimated market value of $156,047 to public unit depositors of the Bank.

  All dispositions of investment securities held-to-maturity during 2005, 2004 and 2003 were the result of maturities or calls.

  MORTGAGE-RELATED SECURITIES

September 30, 2005
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale (pass through certificates):
Federal National Mortgage Association	$ 494,288	$ 1,217	$ 6,485	$ 489,020
Federal Home Loan Mortgage Corporation	249,422	1,460	2,264	248,618
	$ 743,710	$ 2,677	$ 8,749	$ 737,638

Held-to-maturity (pass through certificates):
Federal National Mortgage Association	$ 647,243	$ 591	$ 11,826	$ 636,008
Federal Home Loan Mortgage Corporation	750,348	167	13,619	736,896
Government National Mortgage Association	10,025	339	--	10,364
	$ 1,407,616	$ 1,097	$ 25,445	$ 1,383,268

September 30, 2004
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale (pass through certificates):
Federal National Mortgage Association	$ 792,267	$ 2,901	$ 7,785	$ 787,383
Federal Home Loan Mortgage Corporation	412,727	3,811	2,121	414,417
	$ 1,204,994	$ 6,712	$ 9,906	$ 1,201,800

Held-to-maturity (pass through certificates):
Federal National Mortgage Association	$ 598,828	$ 2,038	$ 3,777	$ 597,089
Federal Home Loan Mortgage Corporation	828,971	3,394	6,325	826,040
Government National Mortgage Association	19,109	930	--	20,039
	$ 1,446,908	$ 6,362	$ 10,102	$ 1,443,168

  The following tables summarize the estimated market value and gross unrealized losses of those securities on which an unrealized loss at September 30, 2005 and 2004 was reported and the continuous unrealized loss position for the twelve months prior to September 30, 2005 and 2004 or for a shorter period of time.

September 30, 2005
	Less Than 12 Months		12 Months or Longer		Total
	Estimated	Gross	Estimated	Gross	Estimated	Gross
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Federal National Mortgage
Association	$ 486,892	$ 8,041	$ 506,605	$ 10,270	$ 993,497	$ 18,311
Federal Home Loan Mortgage
Corporation	394,266	4,223	483,787	11,660	878,053	15,883
	$ 881,158	$ 12,264	$ 990,392	$ 21,930	$ 1,871,550	$ 34,194

September 30, 2004
	Less Than 12 Months		12 Months or Longer		Total
	Estimated	Gross	Estimated	Gross	Estimated	Gross
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Federal National Mortgage
Association	$ 817,685	$ 10,239	$ 138,149	$ 1,323	$ 955,834	$ 11,562
Federal Home Loan Mortgage
Corporation	496,999	6,146	240,652	2,300	737,651	8,446
	$ 1,314,684	$ 16,385	$ 378,801	$ 3,623	$ 1,693,485	$ 20,008

  The unrealized losses are primarily a result of the changes in interest rates during 2005. These securities have not been classified as other than temporarily impaired as the scheduled principal and interest payments have been received, it is anticipated that the entire principal balance will be collected as scheduled and management has the intent and ability to hold these securities to maturity.

  The amortized cost and estimated market value of mortgage-related securities by remaining contractual maturity as of September 30, 2005 are as follows:

	Available-for-Sale		Held-to-Maturity		Total
		Estimated		Estimated		Estimated
	Amortized	Market	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value	Cost	Value

One year or less	$ 9	$ 9	$ --	$ --	$ 9	$ 9
One year through five years	22,978	23,776	72,403	70,977	95,381	94,753
Ten years and thereafter	720,723	713,853	1,335,213	1,312,291	2,055,936	2,026,144
	$743,710	$737,638	$1,407,616	$1,383,268	$2,151,326	$2,120,906

  Actual maturities of mortgage-related securities may differ from scheduled maturities as borrowers have the right to prepay certain obligations, sometimes without penalties. Maturities of mortgage-related securities depend on the repayment characteristics and experience of the underlying financial instruments.

  As of September 30, 2005, the Bank has pledged mortgage-related securities available-for-sale and held-to-maturity as collateral with an amortized cost of $37,200 and $75,190, respectively, and estimated market value of $36,503 and $74,531, respectively, to the Federal Reserve Bank for treasury, public unit depositors of the Bank, tax and loan requirements and to the counterparties of the interest rate swaps.

  All dispositions of mortgage-related securities during 2005, 2004 and 2003 were the result of principal repayments or maturities.

  LOANS RECEIVABLE, Net

	2005	2004
Mortgage loans:
Residential - one- to four-units	$ 5,189,006	$ 4,492,205
Residential - five or more units	40,636	35,421
Construction and development	45,312	54,782
Commercial	8,927	8,698
	5,283,881	4,591,106
Other loans:
Home equity, auto and other	202,129	194,195
Deposits	8,377	9,141
	210,506	203,336

Less:
Undisbursed loan funds	14,803	23,623
Allowance for loan losses	4,598	4,495
Unearned loan fees and deferred costs	10,856	18,794
Loans receivable, net	$ 5,464,130	$ 4,747,530

  The Bank originated $4,950, $1,200 and $5,773 of commercial real estate and business loans during the years ended September 30, 2005, 2004 and 2003, respectively.

  The Bank is subject to numerous lending-related regulations. Under Financial Institutions Reform, Recovery, and Enforcement Act ("FIRREA"), the Bank may not make real estate loans to one borrower in excess of the greater of 15% of its unimpaired capital and surplus or $500. As of September 30, 2005, the Bank was in compliance with this limitation.

  A summary of the activity in the allowance for loan losses is as follows:

	2005	2004	2003

Balance, beginning of year	$ 4,495	$ 4,550	$ 4,825

Provision charged to expense	215	64	--
Losses charged against the allowance for loan losses	(147)	(161)	(297)
Recoveries of loans previously charged against the
allowance for loan losses	35	42	22

Balance, end of year	$ 4,598	$ 4,495	$ 4,550

  The following is a summary of information pertaining to impaired loans:

	2005	2004

Impaired loans without a valuation allowance	$ 8,217	$ 4,327
Impaired loans with a valuation allowance	76	--

	$ 8,293	$ 4,327

Valuation allowance related to impaired loans	$ 35	$ --

	2005	2004	2003

Average investment in impaired loans	$ 4,703	$ 5,103	$ 5,706

Interest income recognized on impaired loans	$ 54	$ 70	$ 93

  No additional funds are committed to be advanced in connection with impaired loans.

  As of September 30, 2005, 2004 and 2003, loans totaling approximately $5,158, $6,071 and $8,944, respectively, were on nonaccrual status. Gross interest income would have increased by $85, $99, and $194 for the years ended September 30, 2005, 2004 and 2003, respectively, if nonaccrual status loans were not classified as such.

  The Bank did not engage in troubled debt restructuring in fiscal year 2005 or 2004.

  Aggregate loans to executive officers, directors and their associates were approximately $4,011 and $3,666, respectively, and did not exceed 5% of stockholders' equity as of September 30, 2005 and 2004. Such loans were made under terms and conditions substantially the same as loans made to parties not affiliated with the Bank.

  As of September 30, 2005 and 2004, the Bank serviced loans for others aggregating approximately $448,420 and $568,005, respectively. Such loans are not included in the accompanying consolidated balance sheets. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income includes servicing fees withheld from investors and certain charges collected from borrowers, such as late payment fees. The Bank held borrowers' escrow balances on loans serviced for others of $6,176 and $6,761 as of September 30, 2005 and 2004, respectively.

  MORTGAGE SERVICING RIGHTS, Net

  The activity of MSR for the periods indicated and the ending balances of MSR and the respective fair values at the periods ended are summarized as follows:

	2005	2004	2003

Beginning balance	$ 3,340	$ 5,600	$ 2,547
Originated MSR recorded as a result of mortgage loan sales	--	--	5,254
Amortization expense	(1,042)	(1,383)	(1,353)
Balance before impairment loss and valuation allowance	2,298	4,217	6,448
Less:
Impairment loss	280	502	235
Valuation allowance activity	(851)	375	613
Ending balance	$ 2,869	$ 3,340	$ 5,600

Fair value of MSR	$ 3,128	$ 3,523	$ 5,919

  The significant assumptions used in measuring the fair value of MSR as of September 30, 2005 are the weighted average prepayment speed (CPR) of 17.3 and the weighted average life of 3.9 years.

  A summary of the activity in the valuation allowance for MSR for the periods indicated is as follows:

	2005	2004	2003

Beginning balance	$ 988	$ 613	$ --
Additions	141	846	613
Recoveries	(992)	(471)	--
Ending balance	$ 137	$ 988	$ 613

  Estimated future MSR amortization based upon prepayment assumptions utilized in the September 30, 2005 MSR valuation are as follows:
2006	$ 732
2007	451
2008	289
2009	192
2010	130

  Actual results will vary depending upon the amount and timing of repayments on the loans currently serviced. The amortization expense, impairment loss and changes in the valuation allowance of MSR is included in Other Expenses under Other, net in the consolidated statements of income.

  PREMISES AND EQUIPMENT, Net
	2005	2004

Land	$ 7,152	$ 7,146
Building and improvements	27,993	28,571
Furniture, fixtures and equipment	28,670	29,296
	63,815	65,013

Less accumulated depreciation	40,852	40,509

Premises and equipment, net	$ 22,963	$ 24,504

  Depreciation and amortization expense for the years ended September 30, 2005, 2004 and 2003 was $4,132, $4,115 and $3,554, respectively.

  The Bank has entered into non-cancelable operating lease agreements with respect to banking premises and equipment. It is expected that many agreements will be renewed at expiration in the normal course of business. Rental expense was $1,026, $865 and $746 for the years ended September 30, 2005, 2004 and 2003, respectively. Future minimum rental commitments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year are as follows:

2006	$ 952
2007	860
2008	687
2009	576
2010	433
Thereafter	3,203

  DEPOSITS

	2005		2004
		Weighted		Weighted
		Average		Average
	Amount	Rate	Amount	Rate

Passbook and demand deposits:
Checking accounts	$ 398,490	0.21%	$ 380,765	0.21%
Passbook and Passcard	121,133	0.65	125,992	0.65
Money Market	873,570	2.06	929,862	1.33

	1,393,193	1.41	1,436,619	0.97
Certificates of deposit:
0.00% to 0.99%	123	0.60	5,109	0.02
1.00% to 1.99%	137,442	1.86	636,282	1.61
2.00% to 2.99%	863,948	2.58	1,236,086	2.41
3.00% to 3.99%	905,058	3.51	449,464	3.49
4.00% to 4.99%	600,367	4.24	228,475	4.69
5.00% to 5.99%	2,611	5.46	22,221	5.41
6.00% to 6.99%	57,555	6.61	113,518	6.66

	2,567,104	3.35	2,691,155	2.79

	$ 3,960,297		$ 4,127,774

Weighted average interest rate on deposits		2.67%		2.16%

  As of September 30, 2005, certificates of deposit mature as follows:

2006	$ 1,498,386
2007	681,637
2008	243,987
2009	107,628
2010	31,374
Thereafter	4,092
$ 2,567,104

  A summary of interest expense by deposit type is as follows:

	2005	2004	2003

Passbook and Passcard savings deposits	$ 780	$ 778	$ 916
Checking accounts and money market deposits	17,559	12,917	15,034
Certificates of deposit	78,660	79,236	108,567

	$ 96,999	$ 92,931	$ 124,517

  The amount of non-interest bearing deposits was $62,028 and $54,615 as of September 30, 2005 and 2004, respectively. The aggregate amount of deposit accounts with a balance of $100 or greater was approximately $866,827 and $851,774 as of September 30, 2005 and 2004, respectively, of which certificates of deposit with a minimum denomination of $100 was $535,906 and $504,451 as of September 30, 2005 and 2004, respectively. Deposits in excess of $100 may not be insured by the FDIC. The aggregate amount of demand deposits that were reclassified as loans receivable was $203 and $302 as of September 30, 2005 and 2004, respectively.

  ADVANCES FROM FEDERAL HOME LOAN BANK

  During fiscal year 2004, the Bank refinanced $2,400,000 of its fixed-rate FHLB advances that had a weighted average cost of 6.13%. The refinanced FHLB advances were not hedged by the Bank. The Bank incurred a prepayment penalty of $236,109, pre-tax, to refinance the FHLB advances. The Bank entered into $2,650,000 of new fixed-rate, fixed-term FHLB advances that have no conversion features. The increase in the amount of advances was primarily to pay for the prepayment penalty associated with the refinancing.

  FHLB advances at the periods ended are comprised of the following:
	2005	2004

Fixed-rate FHLB advances	$ 3,450,000	$ 3,450,000
Fair value of interest rate swaps	(23,535)	(571)
	$ 3,426,465	$ 3,449,429

Weighted average interest rate on FHLB advances	4.42%	4.33%

  As of September 30, 2005, FHLB advances mature as follows:
		Weighted
		Average
	Amount	Rate

2006	$ 200,000	3.60%
2007	750,000	3.52
2008	1,125,000	4.23
2009	600,000	4.24
2010	775,000	5.90
	$ 3,450,000	4.42%

  Of the $200,000 FHLB advances maturing in fiscal year 2006, $100,000 is due in October 2005 and $100,000 is due in January 2006.

  The FHLB advances are secured by certain qualifying mortgage loans pursuant to a blanket collateral agreement with the FHLB and all of the capital stock of FHLB owned by the Bank.

  Per the FHLB Topeka's lending guidelines, total FHLB borrowings cannot exceed 40% of total Bank assets, unless approval is received from the FHLB Topeka president. In July 2005, the president of FHLB Topeka approved an increase in the Bank's borrowings to 45% of total assets for one year. At September 30, 2005, the Bank's ratio of FHLB advances to total assets, as reported to the OTS, was 40.9%. At September 30, 2005, the Company had access to a line of credit with the FHLB Topeka. Subsequent to September 30, 2005, the Bank renewed the line of credit with the FHLB of Topeka for a one year period. At September 30, 2005, there were no borrowings on the FHLB line of credit. Any borrowings on the line of credit would be included in total FHLB borrowings in calculating the ratio of FHLB borrowings to total Bank assets, which could not exceed 45% of total Bank assets at September 30, 2005.

  INTEREST RATE SWAPS

  During fiscal year 2004, the Bank entered into interest rate swap agreements with an aggregate notional amount of $800,000. The Bank utilizes the interest rate swaps to modify its interest rate risk profile. The Bank has agreed to receive interest from counterparties at a fixed-rate matching the amounts paid by the Bank on the hedged FHLB advances and to pay interest at a variable rate indexed to the one month LIBOR rate plus an average spread of 248 basis points during the entire term of the interest rate swaps and remaining term of the hedged FHLB advances. Net interest settlement with the counterparties is completed monthly. The reduction in net interest expense as a result of the interest rate swaps totaled $7,284 and $15,725 for the years ended September 30, 2005 and 2004.

  Counterparties to the interest rate swaps require collateral for their exposure to the Bank's net payable mark-to-market position under the terms of the interest rate swap agreements. The exposure is estimated daily by the counterparties calculating a market value for each swap on a net settlement basis. When the valuation indicates that the Bank has a net payable to the counterparty, the Bank may be required to post collateral sufficient to satisfy the counterparty's exposure. When required, the collateral pledged to the counterparty would be restricted and not available-for-sale. Each counterparty has different collateralization requirements. The Bank posted available-for-sale mortgage-related securities with an estimated market value of $32,191 as collateral as of September 30, 2005. If the future obligation indicates that the Bank has a net receivable mark-to-market position from the counterparties, the Bank could have a certain level of exposure to the extent the counterparties are not able to satisfy their obligations to the Bank.

  The aggregate fair value adjustment on the interest rate swaps represented a liability of $23,535 and $571 as of September 30, 2005 and 2004, respectively. As a result, the carrying amount of the FHLB advances as of September 30, 2005 and 2004 was reduced by $23,535 and $571, respectively.

  As of September 30, 2005, $225,000 of the interest rate swap agreements mature in fiscal year 2008 and $575,000 mature in fiscal year 2010.

  OTHER BORROWINGS

  On March 24, 2004, the Company established a Delaware statutory trust, Capitol Federal Financial Trust I (the "Trust"), of which the Company owns 100% of the common securities or slightly more than 3% of the Trust ("Trust Common Securities"). Outside investors own 100% of the capital securities or slightly less than 97% of the Trust. The Trust was formed for the purpose of issuing Company obligated mandatorily redeemable preferred securities ("Trust Preferred Securities"). The Trust issued $53,609 of Trust Preferred Securities on March 24, 2004. The Company purchased $1,609 of the Trust Common Securities which are reported in Other Assets in the September 30, 2005 and 2004 consolidated balance sheet. When the Trust Preferred and Trust Common Securities were issued, the Trust used the proceeds to purchase a like amount of Junior Subordinated Deferrable Interest Debentures (the "Debentures") of the Company. The Debentures bear the same terms and interest rates as the Trust Preferred and Trust Common Securities. Interest is due quarterly in January, April, July and October until the maturity date of April 7, 2034. The interest rate, which resets at each interest payment, is based upon the three month LIBOR rate plus 275 basis points. Principal is due at maturity. The Debentures are callable, in part or whole, beginning on April 7, 2009, at par. Any such redemption of the Debentures by the Company will cause a redemption of a like amount of the Trust Preferred and Trust Common Securities by the Trust. The Company has guaranteed the obligations of the Trust. The Trust is not included in the consolidated financial statements of the Company in accordance with revised FIN 46R, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51". The Debentures are the sole assets of the Trust. There are certain covenants of the Debentures that the Company is required to comply with. These covenants include a prohibition on cash dividends in the event of default or if the Company elects to defer the payment of interest on the Debentures, annual certifications to the Trust and other covenants related to the payment of interest and principal and maintenance of the Trust. The Company was in compliance with all covenants at September 30, 2005.

  The following summarizes the components of other borrowings as of September 30, 2005 and 2004:

	2005		2004
		Average		Average
	Amount	Rate	Amount	Rate

Debentures to reprice in October, 2005	$ 53,609	6.35%	$ 53,609	4.35%
Capitalized debt issuance costs, net of amortization	(199)		(261)
	$ 53,410	6.37%	$ 53,348	4.37%

  INCOME TAXES

  Income tax expense (benefit) consists of the following:
	2005	2004	2003

Current	$ 16,597	$ 20,449	$ 33,739
Deferred	23,719	(83,500)	(480)
	$ 40,316	$ (63,051)	$ 33,259

  Income tax expense (benefit) has been provided at effective rates of 38.3%, (37.2)% and 39.0% for the years ended September 30, 2005, 2004 and 2003, respectively. The differences between such effective rates and the statutory Federal income tax rate computed on income before income tax expense result from the following:

	2005		2004		2003
	Amount	%	Amount	%	Amount	%

Federal income tax expense (benefit)
computed at statutory rate	$ 36,881	35.0%	$ (59,264)	(35.0)%	$ 29,852	35.0%
Increases (decreases) in
taxes resulting from:
State taxes, net of Federal
income tax expense (benefit)	3,027	2.9	(4,927)	(2.9)	2,466	2.9
Other	408	0.4	1,140	0.7	941	1.1
	$ 40,316	38.3%	$ (63,051)	(37.2)%	$ 33,259	39.0%

  Deferred income tax expense (benefit) results from temporary differences in the recognition of revenue and expenses for tax and financial statement purposes. The sources of these differences and the tax effect of each were as follows:
	2005	2004	2003

Depreciation	$ (1,109)	$ (58)	$ 707
Allowance for loan losses	23	(1,871)	(1,755)
Accrued interest on deposits	(20)	16	43
FHLB stock dividends	3,085	2,052	--
Salaries and employee benefits	131	353	484
Deferred loan fees and costs	--	18	153
Deferred compensation plans	280	334	(339)
MSR	(179)	(857)	2,124
Fair value of mortgage loan related commitments	--	--	(230)
FHLB prepayment penalty	21,847	(84,803)	--
ESOP compensation	(82)	(119)	(155)
Other	(257)	1,435	(1,512)

	$ 23,719	$ (83,500)	$ (480)

  The components of the net deferred income tax asset as of September 30, 2005 and 2004 are as follows:

	2005	2004
Deferred income tax assets:
Salaries and employee benefits	$ 1,106	$ 1,237
Accrued interest on savings	113	93
Change in market value of vested Recognition and Retention
Plan shares	4	1,424
Deferred compensation plans	535	815
ESOP compensation	982	900
FHLB prepayment penalty	62,956	84,803
Unrealized loss on mortgage-related securities available-for-sale	2,303	1,211
Other	326	135
Gross deferred income tax assets	68,325	90,618

Deferred income tax liabilities:
FHLB stock dividends	15,623	12,538
Allowance for loan losses	156	133
Depreciation	482	1,591
Prepaid expenses	174	180
MSR	1,088	1,267
Other	184	244
Gross deferred income tax liabilities	17,707	15,953

Net deferred income tax assets	$ 50,618	$ 74,665

  The Company assesses the available positive and negative evidence surrounding the recoverability of the deferred tax assets and applies its judgment in estimating the amount of valuation allowance necessary under the circumstances. The Company believes that no valuation allowance is required at September 30, 2005 and 2004.

  EMPLOYEE BENEFIT PLANS

  Profit Sharing Plan - The Bank has a profit sharing trust which covers all employees with a minimum of two years of service and at least 1,000 hours of employment each year. This plan provides for two types of discretionary contributions to the profit sharing plan. The first type is an optional Bank contribution, determined by the board of directors, between 0.0% and 5.0% of an eligible employee's base compensation during the fiscal year. The second contribution may be between 0.5% and 10.0% of an eligible employee's base compensation during the fiscal year if the employee matches 50.0% (on an after-tax basis) of the Bank's second contribution. The employee match cannot exceed 5.0% of the employee's annual base compensation. The profit sharing plan permits additional employee contributions, per formula, not to exceed 6.0% of the employee's annual compensation on an after-tax basis. Total profit sharing contribution amounted to $186, $82 and $132 for the years ended September 30, 2005, 2004 and 2003, respectively.

  Bonus Plans - The Company and the Bank have a short-term performance plan and a deferred incentive bonus plan. The short-term performance plan has a component tied to Company performance and a component tied to individual participant performance. Individual performance criteria are established by executive management for eligible non-executive employees of the Bank; individual performances of executive officers are reviewed by the Compensation Committee of the board of directors (the "Committee"). Company performance criteria are approved by the Committee. Short-term performance plan awards are granted based upon a performance review by the Committee. The Committee may exercise its discretion and not grant awards. The deferred incentive bonus plan is intended to operate in conjunction with the short-term performance plan. A participant of the deferred incentive bonus plan can elect to defer into an account, with a portion of the earnings on the deferral tied to the performance of the Company's stock and a portion that is a cash percentage match of the amount deferred, between $2 and 50% of the short-term performance plan award up to but not exceeding $100. The deferral period is three years. The total amount of short-term performance plan awards provided for the years ended September 30, 2005, 2004 and 2003, amounted to $1,695, $0 and $550, of which $301, $0 and $44 was deferred under the deferred incentive bonus plan. During fiscal years 2005, 2004 and 2003 the amount expensed in conjunction with the earnings on the deferred amounts was $239, $616 and $782, respectively. The deferrals and returns on the deferrals will be paid in 2007 and 2009, respectively. There will not be a payout in 2008 as there were no deferred amounts under the deferred incentive bonus plan for the year ended September 30, 2004.

  Employee Stock Ownership Plan - The Bank has an ESOP for the benefit of the Bank employees who meet the eligibility requirements which includes having completed 1,000 hours of service within a 12 month period and attaining 21 years of age. The ESOP Trust acquired 3,024,574 shares of common stock in the Company's initial public offering with proceeds from a loan from the Company.

  The Bank makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required loan payments to the Company.

  The loan referred to above bears interest at a fixed rate of 5.80% with interest payable annually and future principal and interest payable in eight remaining fixed installments, as of September 30, 2005, of $2,991. Payments of $2,991 consisting of principal of $1,801, $1,702 and $1,609 and interest of $1,190, $1,289 and $1,382 were made on September 30, 2005, 2004 and 2003, respectively. The loan is secured by the shares of the stock purchased.

  As the debt is repaid, 201,638 shares are released from collateral annually at September 30 and allocated to qualified employees based on the proportion of their compensation to total qualifying compensation. The Company accounts for its ESOP in accordance with SOP 93-6. Accordingly, the shares pledged as collateral are reported as a reduction of stockholders' equity in the consolidated balance sheet. As shares are committed to be released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Compensation expense related to the ESOP was $7,635, $9,473 and $7,533 for the years ended September 30, 2005, 2004 and 2003, respectively. Dividends on unallocated ESOP shares are recorded as a reduction of debt, up to a total of $2,991.

  During the year ended September 30, 2005 and 2004, there was $639 and $2,675, respectively, of dividends paid on unallocated ESOP shares in excess of the scheduled debt repayment and $2,239 and $2,652, respectively of dividends paid to participants on allocated ESOP shares. Participants that were fully vested were given the option to receive the dividends in cash or leave the dividend in the ESOP. During the year ended September 30, 2005, the Bank amended its ESOP to allow unvested participants the option to receive the dividends in cash or leave the dividends in the ESOP. Dividends are reinvested in Company stock for those participants who choose to leave their dividends in the ESOP or who do not make an election. The purchase of Company stock is made in the open market on or about the date of the disbursement to the participants who opt to take the dividends in cash. The fiscal year 2005 cash dividends will be disbursed during the first quarter of fiscal year 2006. The fiscal year 2004 cash dividends, to fully vested participants, were disbursed during the first quarter of fiscal year 2005.

  Shares may be withdrawn from the ESOP Trust due to retirement, termination or death of the participant. Following is a summary of shares held in the ESOP Trust as of September 30, 2005 and 2004:
	2005	2004

Allocated ESOP shares	1,316,694	1,124,382
Unreleased ESOP shares	1,613,108	1,814,746
Total ESOP shares	2,929,802	2,939,128
Fair value of unreleased ESOP shares	$ 55,201	$ 58,399

  Recognition and Retention Plan - The Company maintains a RRP, the objective of which is to enable the Company and the Bank to retain personnel of experience and ability in key positions of responsibility. Employees and directors of the Bank are eligible to receive benefits under the RRP at the sole discretion of the Stock Benefits Committee, a sub-committee of the Committee. The RRP is managed by trustees who are non-employee directors of the Bank. The total number of shares originally eligible to be granted under the RRP is 1,512,287.

  Following is a summary of RRP shares granted since inception:

	Number of	Value of
Grant Date	Shares	Shares	Vesting Period

April 18, 2000	1,280,000	$11,480	April 18, 2000 - April 18, 2004
October 24, 2000	10,000	141	October 24, 2000 - October 24, 2004
June 18, 2002	3,000	77	April 18, 2005 - April 18, 2007
September 23, 2003	5,000	151	September 23, 2003 - September 23, 2007
December 18, 2003	5,000	181	December 18, 2003 - December 18, 2007
January 25, 2005	1,200	43	January 25, 2005 - January 25, 2007
January 27, 2005	10,000	358	January 27, 2005 - January 27, 2009
August 23, 2005	3,000	102	August 23, 2006 - August 23, 2010
Total RRP shares granted	1,317,200

  Compensation expense in the amount of the fair market value of the common stock at the date of the grant, as defined by the RRP, to the employee is recognized over the period during which the shares vest. Compensation expense attributable to the vesting of RRP shares amounted to $240, $1,504 and $2,407 for fiscal years 2005, 2004 and 2003, respectively. A recipient of such restricted stock will be entitled to all voting and other stockholder rights (including the right to receive dividends on vested and nonvested shares), except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in escrow by the Company. If a holder of such restricted stock terminates employment for reasons other than death or disability, the employee forfeits all rights to the nonvested shares under restriction. If the participant's service terminates as a result of death, disability, or if a change in control of the Bank occurs, all restrictions expire and all shares allocated become unrestricted.

  Stock Option Plan - The Company maintains a Stock Option and Incentive Plan (the "Option Plan"). Pursuant to the Option Plan, 3,780,718 shares of common stock were reserved for issuance by the Company upon exercise of stock options granted to officers, directors and employees of the Company and the Bank from time to time under the Option Plan. The Company may issue both incentive and nonqualified stock options under the Option Plan. The incentive stock options expire in ten years and the nonqualified stock options expire in up to fifteen years from the date of grant. The date on which the options are first exercisable is determined by the Stock Benefits Committee. The vesting period of the options generally range from three to five years. The option price is equal to the market value at the date of grant as defined by the Option Plan. The purpose of the Option Plan is to provide additional incentive to certain officers, directors and key employees by facilitating their purchase of a stock interest in the Company. At September 30, 2005, the Company had 492,518 shares of remaining stock options that could be granted.

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

  A summary of option activity for the years ended September 30, 2005, 2004 and 2003 follows:

	2005		2004		2003
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
	of Options	Price	of Options	Price	of Options	Price

Options outstanding
at beginning of year:	1,212,067	$ 11.21	1,961,358	$ 10.20	2,362,986	$ 9.63
Granted	114,000	34.81	25,000	36.19	51,000	29.80
Forfeited	(8,000)	(20.08)	(4,900)	(12.81)	(12,900)	(12.70)
Exercised	(528,318)	(9.59)	(769,391)	(9.46)	(439,728)	(9.33)

Options outstanding
at end of year	789,749	$ 15.61	1,212,067	$ 11.21	1,961,358	$ 10.20

  The following summarizes information about the stock options outstanding and exercisable as of September 30, 2005:
	Options Outstanding			Options Exercisable

		Weighted
		Average	Weighted		Weighted
	Number	Remaining	Average	Number	Average
Exercise	of Options	Contractual	Exercise	of Options	Exercise
Price	Outstanding	Life	Price	Exercisable	Price

$9.22	556,749	8.36	$ 9.22	556,749	$ 9.22
14.03 - 19.68	24,100	5.44	16.40	22,600	16.18
25.66 - 28.78	43,000	8.91	26.04	16,600	25.83
30.19 - 36.19	165,900	11.03	34.22	42,167	33.63
	789,749	8.86	$ 15.61	638,116	$ 11.51

  DEFERRED COMPENSATION

  The Bank has deferred compensation agreements with certain officers and retired officers whereby stipulated amounts will be paid to them over a period of 20 years upon their retirement or termination. Amounts accrued under these agreements aggregate $713 and $718 as of September 30, 2005 and 2004, respectively, and are accrued over the period of active employment and either have been or will be funded by life insurance contracts.

  COMMITMENTS AND CONTINGENCIES

  The Bank had commitments outstanding to originate and purchase first and second mortgage loans as of September 30, 2005 and 2004 as follows:

	2005	2004

Fixed-rate (interest rates ranging from 4.75% to 8.00% and	$ 91,247	$ 114,171
4.25% to 8.75%, respectively, at September 30, 2005 and 2004)
Variable rate	142,366	122,338
	$ 233,613	$ 236,509

  As of September 30, 2005 and 2004, there were no loan-related commitments that met the definition of derivatives or commitments to sell mortgage loans.

  As of September 30, 2005, the Bank had commitments to originate non-mortgage loans approximating $2,029 of which approximately $69 were fixed-rate (interest rates ranging from 5.99% to 7.75%) and $1,960 were variable rate commitments. As of September 30, 2004, the Bank had commitments to originate non-mortgage loans approximating $3,770 of which approximately $99 were fixed-rate (interest rates ranging from 4.08% to 8.00%) and $3,671 were variable rate commitments.

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

  As of September 30, 2005 and 2004, the Bank had approved, but unused, home equity lines of credit of approximately $272,000 and $267,000, respectively. Approval of lines of credit is based upon underwriting standards that do not allow total borrowings, including existing mortgages and lines of credit, to exceed 100% of the estimated market value of the customer's home.

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

  Quantitative measures that have been established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below). The Bank's primary regulatory agency, the OTS, requires that the Bank maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 4%, and total risk-based capital (as defined) of 8%. The Bank also is subject to prompt corrective action capital requirement regulations set forth by the FDIC. The FDIC requires the Bank to maintain a minimum of Tier 1 total and core capital (as defined) to risk-weighted assets (as defined), and of core capital (as defined) to adjusted tangible assets (as defined). Management believes, as of September 30, 2005, that the Bank meets all capital adequacy requirements to which it is subject.

  As of September 30, 2005 and 2004, the most recent guidelines from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

					To Be Well
					Capitalized
					Under Prompt
			For Capital		Corrective Action
	Actual		Adequacy Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2005:
Total capital (to risk weighted assets)	$ 762,432	21.3%	$ 286,960	8.0%	$ 358,700	10.0%
Core capital (to adjusted tangible assets)	764,847	9.1	337,761	4.0	422,201	5.0
Tangible capital (to tangible assets)	764,847	9.1	126,660	1.5	N/A	N/A
Tier I capital (to risk weighted assets)	764,847	21.3	N/A	N/A	215,220	6.0

As of September 30, 2004:
Total capital (to risk weighted assets)	$ 750,221	21.6%	$ 278,044	8.0%	$ 347,555	10.0%
Core capital (to adjusted tangible assets)	749,627	8.8	342,851	4.0	428,564	5.0
Tangible capital (to tangible assets)	749,627	8.8	128,569	1.5	N/A	N/A
Tier I capital (to risk weighted assets)	749,627	21.6	N/A	N/A	208,533	6.0

  A reconciliation of the Bank's equity under GAAP to regulatory capital amounts as of September 30, 2005 and 2004 is as follows:
	2005	2004

Total equity as reported under GAAP	$ 762,657	$ 747,978
Unrealized losses on mortgage-related securities
available-for-sale	3,769	1,983
Other	(1,579)	(334)
Total tangible and core capital	764,847	749,627
Allowance for loan losses	4,598	4,495
Other	(7,013)	(3,901)
Total risk based capital	$ 762,432	$ 750,221

  Under OTS regulations, there are limitations on the amount of capital the Bank may distribute to the Company. Generally, this is limited to the earnings of the previous two calendar years and current year-to-date earnings. Currently, the Bank operates under an OTS-granted waiver to these regulations because of capital distributions from the Bank to the Company during the current and prior two calendar years. Because the Bank complies with OTS regulations regarding interest rate risk, capital ratios and operates in a safe and sound manner, it is management's opinion that the Bank will continue to receive waivers until the time period constraints have lapsed, which should occur on December 31, 2006. Currently, the Bank's waiver allows it to move all earnings of the Bank to the Company through June 30, 2006.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

  The Company determined estimated fair value amounts using available market information and a selection from a variety of valuation methodologies. However, considerable judgment necessarily is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts.

  The estimated fair values of the Company's financial instruments as of September 30, 2005 and 2004 are as follows:

	2005		2004
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Assets:
Cash and cash equivalents	$ 58,566	$ 58,566	$ 171,526	$ 171,526
Investment securities held-to-maturity	430,499	424,952	638,079	645,601
Mortgage-related securities:
Available-for-sale	737,638	737,638	1,201,800	1,201,800
Held-to-maturity	1,407,616	1,383,268	1,446,908	1,443,168
Loans receivable held for sale	1,891	1,891	3,425	3,425
Loans receivable	5,464,130	5,404,906	4,747,530	4,854,359
MSR	2,869	3,128	3,340	3,523
Capital stock of FHLB	182,259	182,259	174,126	174,126
Liabilities:
Deposits	3,960,297	3,965,425	4,127,774	4,157,742
Advances from FHLB	3,426,465	3,475,157	3,449,429	3,591,778
Other borrowings	53,410	55,087	53,348	53,348
Interest rate swaps	(23,535)	(23,535)	(571)	(571)

	2005		2004
	Contract or	Estimated	Contract or	Estimated
	Notional	Unrealized	Notional	Unrealized
	Amount	Gain	Amount	Gain
Off-balance sheet financial instruments:
Commitments to originate and purchase
first and second mortgage loans	$ 233,613	$ 1,708	$ 236,509	$ 3,379
Commitments to originate
non-mortgage loans	2,029	--	3,770	--

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

  Loans Receivable - Fair values are estimated for portfolios with similar financial characteristics. Loans are segregated by type, such as one- to four-family residential mortgages, multi-family residential mortgages, nonresidential and installment loans. Each loan category is further segmented into fixed and variable interest rate categories. Future cash flows of fixed-rate mortgage loans are discounted using the current yield curve at a margin above treasury rates, at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturity. Future cash flows for adjustable-rate mortgage loans are discounted using the current rate at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturity.

  Mortgage Servicing Rights - The estimated fair value of MSR is determined through a discounted analysis of future cash flows, incorporating numerous assumptions including servicing income, servicing costs, market discount rates and prepayment speeds.

  Capital Stock of FHLB - The carrying value of capital stock of FHLB approximates its fair value.

  Deposits - The estimated fair value of demand deposits and savings accounts is the amount payable on demand at the reporting date. The estimated fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for FHLB advances of similar remaining maturities.

  Advances from FHLB - The estimated fair value of advances from FHLB are determined by discounting the future cash flows of existing advances using a margin above the treasury yield curve for each advance.

  Other Borrowings - The other borrowings have a variable rate structure. Starting in April 2005, the Company can prepay the other borrowings at a premium until April 2009, at which point the borrowings can be pre-paid at par.

  Interest Rate Swaps - The fair value of the interest rate swaps are estimated by discounting anticipated cash flows associated with the receive-fixed rate component of the swap and the pay-variable rate component of the swap over the remaining contractual terms of each swap. The pay-variable rate component cash flows are estimated using forward interest rate curves for the one month LIBOR.

  Loan-related Commitments - The estimated fair value of commitments to originate loans is based on the fees currently charged to enter into similar agreements and the difference between current levels of interest rates and the committed rates. The estimated fair value of commitments to purchase or sell loans held for sale is based on the change in the market price of the pass-through rate from the commitment closing date to the reporting date.

  The fair value estimates presented herein are based on pertinent information available to management as of September 30, 2005 and 2004. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date. Therefore, current estimates of fair value may differ significantly from the amounts presented herein.

  PARENT COMPANY FINANCIAL INFORMATION (PARENT COMPANY ONLY)

The Company serves as the holding company for the Bank (Note 1). The Company's (parent company only) balance sheets as of September 30, 2005 and 2004, and the related statements of income and cash flows for each of the three years in the period ended September 30, 2005 are as follows:

BALANCE SHEETS
SEPTEMBER 30, 2005 and 2004
(in thousands, except share amounts)

	2005	2004
ASSETS

CASH ON DEPOSIT AT THE BANK	$ 79,607	$ 59,146

INVESTMENT IN THE BANK	762,657	747,978

INVESTMENT IN CERTIFICATES OF DEPOSIT AT THE BANK	60,000	60,000

NOTE RECEIVABLE - ESOP	18,720	20,520

OTHER ASSETS	1,654	1,643

INCOME TAXES RECEIVABLE	170	--

TOTAL ASSETS	$ 922,808	$ 889,287

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Income taxes payable	$ --	$ 2,963
Accounts payable and accrued expenses	4,335	562
Other borrowings	53,410	53,348

Total liabilities	57,745	56,873

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 50,000,000 shares authorized,
no shares issued or outstanding	--	--
Common stock, $.01 par value; 450,000,000 shares authorized,
91,512,287 shares issued as of September 30, 2005 and 2004	915	915
Additional paid-in capital	421,903	412,126
Unearned compensation - ESOP	(16,721)	(20,772)
Unearned compensation - RRP	(539)	(276)
Retained earnings	759,643	735,306
Accumulated other comprehensive loss	(3,769)	(1,983)
	1,161,432	1,125,316

Treasury stock 17,225,398 and 17,521,486 shares as of
September 30, 2005 and 2004, at cost	(296,369)	(292,902)

Total stockholders' equity	865,063	832,414

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 922,808	$ 889,287

STATEMENTS OF INCOME
YEARS ENDED September 30, 2005, 2004 and 2003
(in thousands)

	2005	2004	2003

INTEREST AND DIVIDEND INCOME:
Dividend income from the Bank	$ 62,010	$ 106,562	$ 68,000
Interest income from other investments	3,998	2,866	2,502
Total interest and dividend income	66,008	109,428	70,502

INTEREST EXPENSE	3,092	1,435	3,129

NET INTEREST AND DIVIDEND INCOME	62,916	107,993	67,373

OTHER INCOME	91	35	75

OTHER EXPENSES:
Salaries and employee benefits	937	1,153	2,006
Other, net	507	470	484
Total other expenses	1,444	1,623	2,490

INCOME BEFORE INCOME TAX BENEFIT AND EQUITY IN
UNDISTRIBUTED EARNINGS/(EXCESS OF DISTRIBUTION OVER
EARNINGS) OF SUBSIDIARY	61,563	106,405	64,958

INCOME TAX BENEFIT	(170)	(63)	(1,186)

INCOME BEFORE EQUITY IN UNDISTRIBUTED EARNINGS/
(EXCESS OF DISTRIBUTION OVER EARNINGS) OF SUBSIDIARY	61,733	106,468	66,144

EQUITY IN UNDISTRIBUTED EARNINGS/(EXCESS OF
DISTRIBUTION OVER EARNINGS) OF SUBSIDIARY	3,326	(212,743)	(14,113)

NET INCOME (LOSS)	$ 65,059	$ (106,275)	$ 52,031

STATEMENTS OF CASH FLOWS
YEARS ENDED September 30, 2005, 2004 and 2003
(in thousands)

	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ 65,059	$ (106,275)	$ 52,031
Adjustments to reconcile net income to net cash provided by
operating activities:
Equity in (undistributed earnings)/excess of distribution over
earnings of subsidiary	(3,326)	212,743	14,113
Amortization of deferred debt issuance costs	62	274	193
RRP shares sold, net of forfeitures	(21)	(22)	27
Changes in:
Other assets	(11)	119	(141)
Income taxes receivable/payable	(3,133)	927	176
Accounts payable and accrued expenses	3,773	52	(353)
Net cash flows provided by operating activities	62,403	107,818	66,046

CASH FLOWS FROM INVESTING ACTIVITIES:
Principal collected on notes receivable from ESOP	1,800	1,702	1,609
Purchase of certificates of deposit	--	(60,000)	--
Net cash flows provided by (used in) investing activities	1,800	(58,298)	1,609

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment from subsidiary for sale of treasury stock related to RRP shares	524	201	123
Dividends paid	(40,722)	(54,427)	(39,898)
Acquisition of treasury stock	(8,609)	(3,355)	(18,526)
Stock options exercised	5,065	7,278	4,103
Proceeds from other borrowings	--	52,000	--
Capitalized debt issuance costs	--	(290)	--
Repayments of other borrowings	--	(81,391)	(20,348)
Net cash flows used in financing activities	(43,742)	(79,984)	(74,546)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	20,461	(30,464)	(6,891)

CASH AND CASH EQUIVALENTS:
Beginning of year	59,146	89,610	96,501

End of year	$ 79,607	$ 59,146	$ 89,610

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income tax payments	$ --	$ --	$ 42,520

Interest payments	$ 1,722	$ 1,388	$ 3,415

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
FINANCING ACTIVITIES:
Tax effect of employee premature disposal of stock options	$ 4,362	$ 4,994	$ 1,679

Treasury stock activity related to RRP
(excluding RRP shares sold for employee
withholding tax purposes)	$ 136	$ 48	$ 48

Tax effect of RRP share transactions	$ 30	$ 617	$ 2,425

Purchase of investment in the Trust	$ --	$ 1,609	$ --

Stockholder Information

Annual Meeting

The Annual Meeting of Stockholders will be held at 10:00 a.m. local time, on January 24, 2006, at the Bradbury Thompson Center, 1700 SW Jewell, on the Washburn University campus, in Topeka, Kansas.

Stock Listing

Price Range of Common Stock

The high and low sales prices for the common stock as reported on the NASDAQ Stock Market, as well as dividends declared per share, are reflected in the table below. Such information reflects inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

FISCAL YEAR 2004	HIGH	LOW	DIVIDENDS
First Quarter	$37.95	$29.30	$1.31
Second Quarter	$39.58	$34.85	$0.50
Third Quarter	$36.27	$29.35	$0.50
Fourth Quarter	$34.96	$29.27	$0.50
FISCAL YEAR 2005	HIGH	LOW	DIVIDENDS
First Quarter	$36.15	$32.11	$0.50
Second Quarter	$37.31	$33.66	$0.50
Third Quarter	$35.44	$32.70	$0.50
Fourth Quarter	$36.79	$33.40	$0.50

The combination of the regular quarterly dividends and the special year end dividend paid in December 2005 resulted in total cash dividends of $2.30 per share paid to public stockholders in calendar year 2005. The combination of the regular quarterly cash dividends paid during fiscal year 2004 and the quarterly dividend paid in November 2004 resulted in total cash dividends of $2.00 per share paid to public stockholders in calendar year 2004.

Our cash dividend payout policy is continually reviewed by management and the board of directors. Dividend payments depend upon a number of factors including the Company's financial condition, results of operations, regulatory capital requirements of the Bank, other regulatory limitations on the Bank's ability to make capital distributions to the Company and the continued waiver of dividends by Capitol Federal Savings Bank MHC. The Company relies significantly upon such dividends originating from the Bank to accumulate cash for the payment of dividends to Company stockholders. See Notes 1 and 15 in the Notes to Consolidated Financial Statements for a discussion of restrictions on the Bank's ability to pay dividends.

At December 2, 2005, there were 74,290,789 shares of Capitol Federal Financial common stock issued and outstanding and approximately 11,043 stockholders of record.

Stockholders and General Inquiries

James D. Wempe, Vice President
Capitol Federal Financial,
700 South Kansas Avenue,
Topeka, KS 66603
(785) 270-6055
email: jwempe@capfed.com

Transfer Agent

American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
(800) 937-5449

two thousand five  annual report
KANSAS
1861
2005
E PLURIBUS UNUM

Capitol
Federal
Financial