Form 10-K, Exhibit 13
period 2007-09-30
CAPITOL FEDERAL FINANCIAL
filed 2007-11-29
CIK 1074433

CONTENTS

Financial Highlights	1
Letter To Our Stockholders	2
Directors and Management	4
Financial Information	5
Stockholder Information	81

LOCATIONS

Topeka | 785-235-1341

Home Office
700 S Kansas Avenue, Topeka, KS 66603

1201 S Topeka Blvd
2100 SW Fairlawn Rd
2865 SW Wanamaker Rd
2901 S Kansas Ave
3540 NW 46th St
12th St & Wanamaker, ATM only
29th & California, ATM only

Greater Kansas City | 913-381-5400

5251 Johnson Dr
9000 W 87th St
10101 College Blvd
1408 E Santa Fe
9500 Nall Ave
13500 Metcalf
5700 Nieman Rd
1900 W 75th St
15525 W 87th Pkwy
2100 E 151st St
22400 Midland Dr
12200 Blue Valley Pkwy, SuperTarget
15700 Shawnee Mission Pkwy, SuperTarget
7734 State Ave, Price Chopper
15345 W 119th St, SuperTarget
11700 W 135th St, Price Chopper
4050 W 83rd St, Hen House
75th & Quivira, ATM only
13351 Mission Rd, Price Chopper
Santa Fe & Hwy 7, ATM only
1223 NE Rice Rd, Loan Production Office
8560 N Green Hills Road, Loan Production Office

Lawrence | 785-749-9000

1046 Vermont St
1025 Iowa St
3201 S Iowa, SuperTarget
4701 W 6th St, Dillon's
1026 Westdale Rd, Loan Production office
1321 Oread, KU Student Union, ATM only
1740 Massachusetts, Dillon's Plaza, ATM only

Wichita | 316-689-0200

4000 E Harry
4020 W Maple
10404 W Central
4616 E 13th
8040 E Douglas
8301 E 21st St North

Emporia | 620-342-0125

602 Commercial

Manhattan | 785-537-4226

1401 Poyntz
705A Commons Place
K-State Student Union, ATM only

Salina | 785-825-7121

2550 S 9th St

FINANCIAL HIGHLIGHTS

	2003	2004	2005	2006	2007
	(Dollars in thousands)				
Total Assets	$8,582,733	$8,541,124	$8,409,687	$8,199,073	$7,675,886
Loans Receivable, net	4,307,696	4,747,530	5,464,130	5,221,117	5,290,071
Mortgage-Related Securities					
Trading	–	–	–	396,904	–
Available-for-Sale	2,128,721	1,201,800	737,638	556,248	402,686
Held-to-Maturity	815,453	1,446,908	1,407,616	1,131,634	1,011,585
Investment Securities					
Available-for-Sale	–	–	–	189,480	102,424
Held-to-Maturity	1,022,412	638,079	430,499	240,000	421,744
Deposits	4,238,145	4,127,774	3,960,297	3,900,431	3,922,782
Borrowings	3,281,146	3,502,777	3,479,875	3,322,172	2,785,707
Equity	976,445	832,414	865,063	863,219	867,631
Net Income (Loss)	52,031	(106,275) (1)	65,059	48,117	32,296
Efficiency Ratio	46.05%	221.83% (1)	41.19%	48.03%	59.60%
Equity to Assets	11.38%	9.75%	10.29%	10.53%	11.30%

dividends paid per share
$2.35
$2.30
$2.25
$2.20
$2.15
$2.10
$2.05
$2.00
$1.95
$1.90
$1.85
2.00
2.00
2.30
2.09
2.00
03 04 05 06 07
Calendar Year

shares outstanding
millions of shares
100
80
60
40
20
0
73.3
18.8
74.0
20.0
74.3
20.5
74.0
20.4
74.3
20.9
03 04 05 06 07
Fiscal Years Ended 2003-2006
Total
Public (2)
Fiscal Year Ended 2007
Total
Public (2)

basic earnings per share
$1.20
$1.00
$0.80
$0.60
$0.40
$0.20
$0.00
-$0.20
-$0.40
-$0.60
-$0.80
-$1.00
-$1.20
-$1.40
-$1.60
0.74
-1.48
0.90
0.66
0.44
03 04(1) 05 06 07
Fiscal Year

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

1

LETTER TO OUR STOCKHOLDERS

In addition to the challenge of a flat yield curve in 2007, the mortgage loan business also faced the worst credit crunch in decades. In spite of these two major events, Capitol Federal Financial was able to reward its stockholders with a nationally recognized dividend yield, grow its deposits and increase its loan portfolio.

Short term interest rates decreased late in our fiscal year, due to the actions of the Federal Reserve. Long term treasury rates increased during the summer but eased late in the year in response to the changes made by the Federal Reserve and credit concerns in the mortgage market. As a result of these market dynamics, Capitol Federal operated during the year in an interest rate environment dominated by a relatively flat or inverted yield curve. This flat or inverted yield curve caused the compression of our net interest margin and thus had a direct adverse effect on our earnings.

In response to the interest rate environment in 2007, we reduced our Federal Home Loan Bank advances by $600 million. Capitol Federal chose not to renew these advances because the renewal interest rate would have been 150 to 200 basis points higher than the existing rate. Had Capitol Federal renewed these advances, we would have seen a substantial increase in our cost of funds without a corresponding increase in the yields on our assets. By not renewing these advances, we were able to slow the decrease of our net interest margin.

In September and again in October of 2007, the Federal Reserve lowered several key short term interest rates. The Federal Reserve will continue to monitor and manage short term interest rates during these challenging times. Capitol Federal will continue to examine its balance sheet for adjustments that will improve our net interest margin or at least slow further compression of our net interest margin.

Capitol Federal has not been a participant in the sub-prime market and does not intend to participate in this market in the future. In the spring of 2007, early payment defaults on home mortgages, especially sub-prime loans, began to rise nationally. This and other events set the stage for the massive credit crunch that developed during the year. Throughout this period our ability to fund loans has not been interrupted, and we continue to practice sound lending policies to help protect the integrity of Capitol Federal and its borrowers.

The Bank's lending policies include the origination and purchase of loans that are primarily secured by first mortgages on owner-occupied one to four family residences. Our underwriting standards are generally in accordance with FHLMC and FNMA guidelines and require a fully documented loan file. Our definition of full documentation includes the applicant's credit report and income verification, appraisal of the property and evidence of funds for the down payment, applicable fees and reserves required at the closing of all loans.

Although some areas of the country experienced a decrease in lending activity in 2007, our loan volume remained strong. Our experienced staff, competitive interest

2

rates and longevity in the market continued to attract borrowers to our offices. As a realtor in one of our markets stated, "These are the times that Cap Fed shines...."

At the end of our fiscal year, Capitol Federal's asset quality was excellent. The Bank's ratios of non-performing assets to total assets and non-performing loans to total loans were among the best in the country.

Capitol Federal Financial has paid a quarterly cash dividend since its initial public offering on March 31, 1999. The current quarterly cash dividend of $0.50 per share remains among the highest paid by any publicly traded bank or thrift in the country. It is our intention to continue the current dividend policy in 2008.

On May 26, 2006, the board of directors approved a stock repurchase program. Under this plan, Capitol Federal Financial intends to repurchase up to 500,000 shares. To date, 88,527 shares have been repurchased under this plan. It continues to be our intention to buy back stock, from time to time, depending on market conditions.

The dividend we paid in 2007 exceeded our net earnings. However, in an effort to protect against times when earnings alone are not sufficient to allow us to meet our dividend policy, Capitol Federal Financial has accumulated funds that may be used for the payment of dividends, the repurchase of stock or other general corporate activities. These funds totaled $113.7 million at September 30, 2007.

We thank you, our stockholders and customers, for your support and business as we strive to build the value of your company and keep Capitol Federal one of the strongest financial institutions in the country.

Sincerely,

John C. Dicus
Chairman

John B. Dicus
President,
Chief Executive Officer

3

Directors

B. B. Andersen	Real Estate Developer
John B. Dicus	President and CEO of Capitol Federal Financial and Capitol Federal Savings Bank
John C. Dicus	Chairman of the Board of Capitol Federal Financial and Capitol Federal Savings Bank
Jeffrey M. Johnson	President of Flint Hills National Golf Club
Michael T. McCoy, M.D.	Orthopedic surgeon in private practice, Chief of Orthopedic Surgery at Stormont-Vail Regional Medical Center
Jeffrey R. Thompson	Chief Executive Officer of Salina Vortex Corporation
Marilyn S. Ward	Retired Executive Director of ERC/Resource & Referral

Management

John C. Dicus	Chairman of the Board
John B. Dicus	President and CEO
R. Joe Aleshire	Executive Vice President of Retail Operations for Capitol Federal Savings Bank
Larry K. Brubaker	Executive Vice President of Corporate Services for Capitol Federal Savings Bank
Morris J. Huey, II	Executive Vice President and Chief Lending Officer for Capitol Federal Savings Bank
Kent G. Townsend	Executive Vice President, Chief Financial Officer and Treasurer
Tara D. Van Houweling	First Vice President and Reporting Director
Mary R. Culver	Corporate Secretary

Special Counsel	Silver, Freedman & Taff, L.L.P., 3299 K Street, N.W., Suite 100, Washington, DC 20007
Independent Auditors	Deloitte & Touche L.L.P., 1100 Walnut, Suite 3300, Kansas City, MO 64106
Corporate Counsel	Shaw, Hergenreter, & Quarnstrom, 700 S. Kansas Avenue, Suite 504, Topeka, KS 66603

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
	September 30,
	2007	2006	2005	2004(1)	2003
	(Dollars in thousands)
Selected Balance Sheet Data:
Total assets	$7,675,886	$8,199,073	$8,409,687	$8,541,124	$8,582,733
Loans receivable, net	5,290,071	5,221,117	5,464,130	4,747,530	4,307,696
Investment securities:
Available-for-sale (“AFS”), at market value	102,424	189,480	--	--	--
Held-to-maturity (“HTM”), at cost	421,744	240,000	430,499	638,079	1,022,412
Mortgage-related securities:
Trading, at market value	--	396,904	--	--	--
AFS, at market value	402,686	556,248	737,638	1,201,800	2,128,721
HTM, at cost	1,011,585	1,131,634	1,407,616	1,446,908	815,453
Capital stock of Federal Home Loan Bank (“FHLB”)	139,661	165,130	182,259	174,126	169,274
Deposits	3,922,782	3,900,431	3,960,297	4,127,774	4,238,145
Advances from FHLB	2,732,183	3,268,705	3,426,465	3,449,429	3,200,000
Other borrowings	53,524	53,467	53,410	53,348	81,146
Stockholders’ equity	867,631	863,219	865,063	832,414	976,445

	Year Ended September 30,
	2007	2006	2005	2004(1)	2003
	(Dollars and counts in thousands, except per share amounts)
Selected Operations Data:
Total interest and dividend income	$411,550	$410,928	$400,107	$384,833	$441,536
Total interest expense	305,110	283,905	244,201	268,642	326,848
Net interest and dividend income	106,440	127,023	155,906	116,191	114,688
(Recovery) provision for loan losses	(225)	247	215	64	--
Net interest and dividend income after (recovery)
provision for loan losses	106,665	126,776	155,691	116,127	114,688
Retail fees and charges	16,120	17,007	16,029	15,119	15,157
Gains on sales of loans receivable held for sale	88	49	84	107	18,949
Other income	7,758	7,739	7,202	8,321	9,006
Total other income	23,966	24,795	23,315	23,547	43,112
Prepayment penalty on FHLB advances	--	--	--	236,109	--
Total other expenses	77,725	72,868	73,631	309,000	72,510
Income (loss) before income tax expense (benefit)	52,906	78,703	105,375	(169,326)	85,290
Income tax expense (benefit)	20,610	30,586	40,316	(63,051)	33,259
Net income (loss)	32,296	48,117	65,059	(106,275)	52,031

Basic earnings (loss) per share	$ 0.44	$ 0.66	$ 0.90	$ (1.48)	$ 0.74
Average shares outstanding	72,849	72,595	72,506	71,599	70,699
Diluted earnings (loss) per share	$ 0.44	$ 0.66	$ 0.89	$ (1.48)	$ 0.72
Average diluted shares outstanding	72,970	72,854	73,082	71,599	72,392

	2007	2006	2005	2004(1)	2003
Selected Performance and Financial Ratios
and Other Data:
Performance Ratios:
Return on average assets	0.41%	0.58%	0.77%	(1.25)%	0.60%
Return on average equity	3.72	5.58	7.62	(11.36)	5.28
Dividends paid per public share(2)	$ 2.09	$ 2.30	$ 2.00	$ 2.81	$ 2.12
Dividend payout ratio	133.14%	97.41%	62.59%	n/a	76.68%
Ratio of operating expense to
average total assets	0.98	0.88	0.87	3.64%	0.84
Efficiency ratio	59.60	48.03	41.19	221.83	46.05
Ratio of average interest-earning assets
to average interest-bearing liabilities	1.12	1.11	1.10	1.12	1.13
Interest rate spread information:
Average during period	0.93	1.19	1.59	1.05	0.90
End of period	0.89	1.07	1.46	1.77	0.42
Net interest margin	1.36	1.57	1.87	1.39	1.34
Asset Quality Ratios:
Non-performing assets to total assets	0.12	0.10	0.08	0.12	0.15
Non-performing loans to total loans	0.14	0.11	0.09	0.13	0.21
Allowance for loan losses to
non-accruing loans	56.87	79.03	89.14	74.04	50.87
Allowance for loan losses to
loans receivable, net	0.08	0.08	0.08	0.09	0.11
Capital Ratios:
Equity to total assets at end of period	11.30	10.53	10.29	9.75	11.38
Average equity to average assets	10.91	10.47	10.05	11.03	11.33

Regulatory Capital of Bank:
Core capital	10.3	9.5	9.1	8.8	11.0
Tier I risk-based capital	22.9	22.6	21.3	21.6	29.0
Total risk-based capital	22.8	22.5	21.3	21.6	29.1

Other Data:
Number of traditional offices	29	29	29	28	28
Number of in-store offices	9	9	8	8	7

(1)  During 2004, Capitol Federal Savings Bank refinanced $2.40 billion of its FHLB advances that were not hedged by interest rate swaps.  In doing so, Capitol Federal Savings Bank incurred a $236.1 million prepayment penalty.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General Overview

Capitol Federal Financial (the “Company”) is the mid-tier holding company and the sole shareholder of Capitol Federal Savings Bank (the “Bank”).  Capitol Federal Savings Bank MHC (“MHC”), a federally chartered mutual holding company, is the majority owner of the Company.  MHC owns 52,192,817 shares of the 74,258,977 voting shares outstanding on September 30, 2007.  The Company’s common stock is traded on the NASDAQ Stock Market LLC under the symbol “CFFN.”  The Bank comprises almost all of the assets and liabilities of the Company and the Company is dependent primarily upon the performance of the Bank for the results of its operations.  Because of this relationship, references to management actions, strategies and results of actions apply to both the Bank and the Company.

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

During the majority of fiscal year 2007, the yield curve was generally flat or slightly inverted.  Net interest income is affected by the yield curve environment to a large extent, as our interest-earning assets and interest-bearing liabilities are generally priced relative to the rates reflected in the yield curve.  Our interest-bearing liabilities reprice more rapidly than our interest-earning assets.  As a result of the generally flat or slighted inverted yield curve, the Company experienced continued net interest margin compression in fiscal year 2007.  During the last quarter of fiscal year 2007, the yield curve began to assume a positive shape.

The Federal Open Market Committee (“FOMC”) of the Federal Reserve Board decreased the Federal Funds rate by 50 basis points from 5.25% to 4.75% in the last quarter of fiscal year 2007.  The rate had remained unchanged at 5.25% since mid-2006, with the FOMC citing inflationary risk as the primary variable in maintaining the Federal Funds rate at that level.  Data as of September 30, 2007 suggests that inflationary risks are no longer the FOMC’s primary economic concern, but rather the marked decline in credit quality experienced nationwide due to the ongoing adjustment in the housing sector, the resulting lack of liquidity in national markets, and recent increases in delinquencies on subprime loans.  Delinquency rates market-wide have prompted a tightening of credit standards, which has restricted additional economic recovery.  The FOMC expects the recent 50 basis point reduction to promote modest economic recovery, and is cautious about further policy easing since inflationary concerns have not completely subsided.  The Federal Funds rate is the rate at which depository institutions lend reserve requirement surplus balances at the Federal Reserve to other depository institutions in deficit of their reserve requirement.  A change in this rate does not directly impact the rates offered to loan consumers, but the trickle-down effect caused by the change in borrowing costs for banks may be eventually realized in mortgage, consumer, and corporate loan rates.   The forward yield curve generally indicates that the market expects the yield curve to continue to assume a positive shape, with additional rate cuts by the FOMC expected during fiscal year 2008.  See additional discussion of interest rate risk in "Quantitative and Qualitative Disclosure About Market Risk."

Management actively monitors the Company’s interest rate sensitivity, and has implemented strategies to address that sensitivity.  The strategies have resulted in a year-over-year reduction in total assets, with a resulting increase in our capital ratios.  This reduction was intentional and in exchange for the prudent usage of balance sheet leverage, as investment opportunities were not always balanced with the cost of funding.  As a result, the Bank’s sensitivity to changes is lower than one year ago.

Net income for fiscal year 2007 was $32.3 million compared to $48.1 million in the prior fiscal year. The $15.8 million decrease in net income was primarily a result of a $21.2 million increase in interest expense and a $4.9 million increase in other expenses, offset by a $10.0 million decrease in income tax expense as a result of decreased earnings.  The increase in interest expense was mainly attributable to higher rates on the certificate of deposit and money market portfolios, and the interest rate swaps which are all generally priced based upon short-term interest rates (two year and shorter maturities).  The $4.9 million increase in non-interest expense was primarily a result of a $1.8 million increase in regulatory and outside services and a $1.2 million increase in salaries and employee benefits.

The Bank’s loan portfolio increased $69.0 million during fiscal year 2007 to $5.29 billion at September 30, 2007.  The increase in the portfolio was largely a result of the origination and purchase of mortgage loans, and a slowdown in prepayment speeds as a result of higher long-term interest rates during fiscal year 2007 compared to fiscal year 2006.  Prepayments on loans generally decline as long-term rates rise because borrowers are less likely to refinance their current mortgage or move into more expensive homes due to costs associated with higher rates on new mortgages.

During fiscal year 2007, $750.0 million of FHLB advances matured, of which management elected not to renew $600.0 million.  The weighted average renewal rate on the FHLB advances was approximately 5.23% compared to 3.50% on the maturing advances. The FHLB advances were not renewed because the interest rate available on the Bank’s short-term investment opportunities for these funds were less than or equal to the rate that would have been available on the new FHLB advances, and the Bank had sufficient liquidity to repay the maturing FHLB advances.   The remaining $150.0 million of maturing FHLB advances were renewed at a weighted average rate of 5.40% and are scheduled to mature during fiscal year 2011.  Management elected to renew $150.0 million as a result of the amount of liquidity available at the time of maturity, and to extend the maturity date to better match the interest rate risk profile of the loan portfolio as fixed-rate loans continue to comprise a larger part of that portfolio.  During fiscal year 2008, $1.13 billion of FHLB advances are scheduled to mature.  At each FHLB advance maturity date in fiscal year 2008, management will continue to balance the yield spread on assets generally funded by the maturing FHLB advances relative to the cost of new FHLB advances or alternative funding strategies, the amount of liquidity available to repay maturing FHLB advances or invest, and the interest rate risk profile of funding alternatives and their impact on the overall interest rate risk profile of the Bank.  Based upon these factors, management may repay some or all maturing FHLB advances in fiscal year 2008.  See additional discussion of interest rate risk in "Quantitative and Qualitative Disclosure About Market Risk."

The Bank experienced continued high levels of competition for retail deposit dollars due to aggressive pricing by other financial institutions in its local markets.  The Bank increased the average rates on its money market and certificate of deposit portfolios to remain competitive, with an emphasis on the mid-term maturity certificate of deposit market.  The Bank’s entire deposit portfolio increased $22.4 million during fiscal year 2007 to $3.92 billion at September 30, 2007 which was primarily a result of an increase in the certificate of deposit portfolio.  The increase in certificates was partially offset by a $18.6 million decrease in the money market portfolio.  Management continues to monitor the Bank’s local deposit market pricing environment for its impact on the Bank’s operations and will adjust the Bank’s pricing on deposit accounts accordingly.  Management actively looks for pricing opportunities that will allow the Bank to maintain its current size or grow in a profitable manner.

The Bank opened a new traditional branch in November 2007 in Topeka, Kansas.  Management will continue to explore branch expansion opportunities in the Bank’s market areas.

Critical Accounting Policies

Our most critical accounting policies are the methodologies used to determine the allowance for loan losses, other than temporary declines in the value of securities, the valuation of mortgage servicing rights (“MSR”), and our policy regarding derivative instruments.  These policies are important to the presentation of our financial condition and results of operations, involve a high degree of complexity, and require management to make difficult and subjective judgments that may require assumptions or estimates about highly uncertain matters.  The use of different judgments, assumptions, and estimates could cause reported results to differ materially.  These critical accounting policies and their application are reviewed at least annually by our audit committee and board of directors.  The following is a description of our critical accounting policies and an explanation of the methods and assumptions underlying their application.

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

Management reviews the appropriateness of the allowance based upon its evaluation of then-existing economic and business conditions affecting our key lending areas.  Other conditions management considers in determining the appropriateness of the allowance include, but are not limited to, changes in our underwriting standards, credit quality trends (including changes in the balance and characteristics of non-performing loans expected to result from existing national and local economic conditions), trends in collateral values, loan volumes and concentrations, and recent loss experience in particular segments of the portfolio as of the evaluation date.  Management also measures the impact that such conditions were believed to have had on the collectibility of impaired loans.

Senior management reviews these conditions quarterly.  To the extent that any of these conditions are evidenced by a specifically identifiable problem loan or portfolio segment as of the evaluation date, management’s estimate of the effect of such condition may be reflected as a specific allowance applicable to such loan or loans. Where any of these conditions are not evidenced by a specifically identifiable problem loan or portfolio segment as of the evaluation date, management’s evaluation of the loss related to these conditions is reflected in the allowance associated with our homogeneous population of loans.  The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific problem loans or portfolio segments.

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

Assessing the adequacy of the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, and changes in the market value of collateral securing loans, which may be susceptible to volatility. In the opinion of management, the allowance, when taken as a whole, is adequate to absorb reasonable estimated loan losses inherent in our loan portfolio at each evaluation date.

Securities Impairment.  Management continually monitors the investment and mortgage-related security portfolios for impairment on a security by security basis.  Many factors are considered in determining whether the impairment is deemed to be other-than-temporary, including, but not limited to, the length of time the security has had a market value less than the cost basis, the severity of the loss, the intent and ability of the Bank to hold the security for a period of time sufficient for a substantial recovery of its investment, recent events specific to the issuer or industry including the issuer’s financial condition and current ability to make future payments in a timely manner, external credit ratings, and recent downgrades in such ratings.  If management deems such decline to be other-than-temporary, the carrying value of the security is adjusted and an impairment amount is recorded in the consolidated statements of income.  Currently, all securities are rated investment grade, and there is a market for the securities.

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

The fair value of MSR is highly sensitive to changes in assumptions. Changes in prepayment speed assumptions have the most significant impact on the fair value of MSR.  Generally, as interest rates decline, prepayments accelerate due to increased refinance activity, which results in a decrease in the fair value of MSR.  As interest rates rise, prepayments slow which generally results in an increase in the fair value of MSR.  All assumptions are reviewed for reasonableness on a quarterly basis and adjusted as necessary to reflect current and anticipated market conditions. Thus, any measurement of the fair value of MSR is limited by the conditions existing and the assumptions utilized as of a particular point in time, and those assumptions may not be appropriate if applied at a different point in time.  Annually, we receive an independent appraisal of the fair value of our MSR.  At  September 30, 2007 the independent valuation exceeded our calculated MSR fair value.

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

         Recent Accounting Pronouncements.  In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.”  SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”  SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation, if the holder irrevocably elects to account for the whole instrument on a fair value basis, and clarifies various aspects of SFAS No. 133 and SFAS No. 140 relating to derivative financial instruments and qualifying special-purpose entities holding derivative financial instruments.  The Company’s adoption of SFAS No. 155, effective October 1, 2006, had no impact on its financial condition or results of operations.

In March 2006, FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140.”  SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract as defined in the SFAS.  It requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable, and allows an entity to choose between amortization or fair value measurement methods for each class of separately recognized servicing assets and servicing liabilities.  It also permits a one-time reclassification of available-for-sale securities to trading without tainting the investment portfolio, provided the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities.  The Company’s adoption of SFAS No. 156, effective October 1, 2006, had no impact on its financial condition or results of operations, as management will continue to value MSR at the lower of cost or market.

In July 2006, the FASB issued Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.”  The interpretation clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.”  The interpretation prescribes a process by which the likelihood of a tax position is gauged based upon the technical merits of the position, and then a subsequent measurement relates the maximum benefit and the degree of likelihood to determine the amount of benefit to recognize in the financial statements.  The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition.  FIN

No. 48 is effective for fiscal years beginning after December 15, 2006, which for the Company is October 1, 2007.  The Company’s adoption of FIN 48 is not expected to have a material impact on its financial condition or results of operations.

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

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” which permits an entity to measure certain financial assets and financial liabilities at fair value. The objective of SFAS No. 159 is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions.  When a company elects to apply the fair value option to existing specific items, the company reports the difference between the items’ carrying value and their fair value as a cumulative-effect adjustment to the opening balance of retained earnings upon adoption of the standard, with subsequent changes in fair value being charged to earnings.  When a company elects to apply the fair value option to new items, the company reports the change in the items value through current period income.  SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, which for the Company is October 1, 2008.  An entity may elect to early adopt SFAS No. 159 if, among a number of conditions, it has not issued financial statements for any interim period within the fiscal year SFAS No. 159 is first adopted.  The Company has not yet completed its assessment of the impact of SFAS No. 159.

Management Strategy

Our strategy is to operate a retail-oriented financial institution dedicated to serving the needs of customers in our market areas. Our commitment is to provide the broadest possible access to home ownership through our mortgage lending programs and to offer a complete set of personal banking products and services.  We strive to enhance stockholder value while maintaining a strong capital position.  To achieve our strategy, we focus on the following:

•
Portfolio Lending.  We are one of the largest originators of one- to four-family mortgage loans in the State of Kansas.  We have primarily originated these loans for our own portfolio, rather than for sale, and generally we service the loans we originate.  We provide retail customers with alternatives for their borrowing needs by offering both fixed- and adjustable-rate products with various terms to maturity and pricing alternatives.  We offer special programs to individuals who may be first time home buyers, have low or moderate incomes or may have certain credit risk concerns in order to maximize our ability to deliver home ownership opportunities.  Through our strong relationships with real estate agents and marketing efforts which reflect our reputation and pricing, we attract mortgage loan business from walk-in customers, customers that apply online, and existing customers.   We also purchase one- to four-family mortgage loans from correspondent lenders secured by property primarily located within our market areas and select market areas in Missouri and nationwide lenders.

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

•
Cost Control.  We generally are very effective at controlling our costs of operations, outside of the expense portion of our employee benefit plans that are tied to the Company’s stock price.  By using technology, we are able to centralize our lending and deposit support functions for efficient processing.  Our retail orientation allows us to serve a broad range of customers through relatively few branch locations.  Our average deposit base per traditional branch at September 30, 2007 and 2006 was over $123.3 million and $121.8 million, respectively.  This large average deposit base helps to control costs.  Our one- to four-family mortgage lending strategy, through effective management of credit risk, allows us to service a large portfolio of loans at efficient levels because it costs less to service a portfolio of performing loans.

•
Asset Quality.  We utilize underwriting standards for our lending products that are designed to limit our exposure to credit risk, and have a portfolio of predominately one- to four-family mortgage loans which has resulted in minimal levels of delinquent and non-performing loans.  At September 30, 2007, our ratio of non-performing assets to total assets was 0.12%.  See additional discussion of asset quality in Part I, Item 1 of the Annual Report on Form 10-K.

•
Capital Position.  Our policy has always been to protect the safety and soundness of the Bank through conservative credit and operational risk management, balance sheet strength, and sound operations.  The end result of these activities is a capital ratio that is in excess of the well-capitalized standards set by the Office of Thrift Supervision (“OTS”).  We believe that maintaining a strong capital position safeguards the long-term interests of the Bank, the Company and our stockholders.

•
Stockholder Value.  We strive to enhance stockholder value while maintaining a strong capital position.  We continue to provide returns to stockholders through our dividend payments.  Total dividends declared during fiscal year 2007 were $2.09 per share.  In October 2007, the board of directors declared a $0.50 per share dividend which was paid on November 16, 2007 to holders of record on November 2, 2007.  Due to MHC's waiver of dividends, the dividend of $0.50 per share was paid only on public shares.  The Company’s cash dividend payout policy is reviewed continually by management and the board of directors, and the ability to pay dividends under the policy depends upon a number of factors including the Company’s financial condition, results of operations, regulatory capital requirements of the Bank, other regulatory limitations on the Bank’s ability to make capital distributions to the Company and the continued waiver of dividends by MHC.

•
Interest Rate Risk Management.  Changes in interest rates are our primary risk as our balance sheet is almost entirely comprised of interest-earning assets and interest-bearing liabilities.  As such, fluctuations in interest rates have a significant impact not only upon our net income but also upon the cash flows related to those assets and liabilities and the market value of our assets and liabilities.  To manage interest rate risk, the Asset and Liability Committee (“ALCO”) meets weekly to discuss and monitor the current interest rate environment compared to interest rates offered on our loan and deposit products.  Additionally, ALCO meets once a month to review information regarding the sensitivity of our assets and liabilities to changes in rates.  The members of ALCO are the Chairman, the Chief Executive Officer, the Chief Financial Officer (chair of ALCO), the Executive Vice President for Corporate Services, the Chief Lending Officer and the Executive Vice President for Retail Operations.

•	Cash Flow Management. The Bank must manage its daily cash flows. Cash flow management is accomplished through:

•	establishing interest rates on loan and deposit products;
•	investing cash flows not placed into mortgage loans;
•	purchasing securities that meet the long term objectives of earnings, liquidity management and interest rate risk management; and
•	borrowing funds if cash flows are not sufficient to meet local loan demand or to leverage excess capital.

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

Based upon management’s recommendations, the board of directors sets the asset and liability management policies of the Bank.  These policies are implemented by ALCO.  The purpose of ALCO is to communicate, coordinate and control asset and liability management consistent with the business plan and board-approved policies.  ALCO sets goals for and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs.  The objectives are to manage assets and funding sources to produce the highest profitability balanced against liquidity, capital adequacy and risk management objectives.  At each monthly meeting, ALCO recommends appropriate strategy changes.  The Chief Financial Officer, or his designee, is responsible for executing, reviewing and reporting on the results of the policy recommendations and strategies to the board of directors, generally on a monthly basis.

The ability to maximize net interest income is dependent largely upon the achievement of a positive interest rate spread that can be sustained despite fluctuations in prevailing interest rates.  The asset and liability repricing gap is a measure of the difference between the amount of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time.  The difference provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates.  A gap is considered positive when the amount of interest-earning assets exceeds the amount of interest-bearing liabilities, maturing or repricing during the same period. A gap is considered negative when the amount of interest-bearing liabilities exceeds the amount of interest-earning assets maturing or repricing during the same period.  Generally, during a period of rising interest rates, a negative gap within shorter repricing periods adversely affects net interest income, while a positive gap within shorter repricing periods results in an increase in net interest income.  During a period of falling interest rates, the opposite would generally be true.  As of September 30, 2007, the ratio of our one-year gap to total assets was a negative 11.57%, which primarily was a result of the monthly repricing of our interest rate swaps.

Management recognizes that dramatic changes in interest rates within a short period of time can cause an increase in our interest rate risk relative to the balance sheet.  At times, ALCO may recommend increasing our interest rate risk position in an effort to increase our net interest margin.  Management believes that maintaining and improving earnings is the best way to preserve a strong capital position.  Conversely, management recognizes the need, in certain interest rate environments, to limit the Bank's exposure to changing interest rates and may implement strategies to reduce our interest rate risk which could, as a result, reduce earnings in the short-term.  To minimize the potential for adverse effects of material and prolonged changes in interest rates on our results of operations, we have adopted asset and liability management policies to better balance the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities based on existing local and national interest rates.

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

Qualitative Disclosure about Market Risk

For each period presented in the following table, the estimated percentage change in the Bank’s net interest income based on the indicated instantaneous, parallel and permanent change in interest rates are presented.  The percentage change in each interest rate environment represents the difference between estimated net interest income in the 0 basis point interest rate environment (“base case”, assumes market and product interest rates do not materially change from the as-of date) and estimated net interest income in each alternative interest rate environment (assumes market and product interest rates have a parallel shift in rates across all maturities by the indicated change in rates).  Estimations of net interest income used in preparing the table below are based upon the assumptions that the total composition of interest-earning assets and interest-bearing liabilities does not change materially, that any repricing of assets or liabilities occurs at anticipated product and market rates for the alternative rate environments as of the dates presented and that the existing interest rate swaps that expire during the period considered are not renewed.  The estimation of net interest income does not include any projected gain-on-sale related to the sale of loans or securities or the effect of the use of new interest rate swaps or income derived from non-interest income sources, but does include the use of different prepayment assumptions in the alternative interest rate environments.  It is important to consider that the estimated changes in net interest income are for a cumulative four-quarter period.  These do not reflect the earnings expectations of management.

Percentage Change in Net Interest Income (next four quarters)
Change
(in Basis Points)	At September 30,
in Interest Rates(1)	2007	2006
-200 bp	15.98%	9.98%
-100 bp	14.10%	8.58%
000 bp	--	--
+100 bp	-8.31%	-12.54%
+200 bp	-23.10%	-27.20%
+300 bp	-38.32%	-42.87%

(1)	Assumes an instantaneous, permanent and parallel change in interest rates at all maturities.

The primary drivers for the decrease in the estimated net interest income in the increasing rate environments are anticipated increases in costs of deposits and interest rate swaps in excess of the increases in yields in the loan and investment and mortgage-related securities portfolios.  The increase in the cost of deposits is primarily a result of the relatively short average maturity of the Bank’s certificate of deposit portfolio due to our customer’s propensity to shorten the maturities of the certificates they invest in.  The increase in the costs of the interest rate swaps is due to the immediate repricing nature of the interest rate swaps, which would result in the interest rate swaps experiencing the full impact of the rate change immediately.  Changes in the rates on the mortgage loan and mortgage-related securities portfolios happen at a slower pace, compared to the interest-bearing liabilities, because only the amount of cash flow received on the repayment of these portfolios is reinvested at the higher rates or caps on adjustable-rate products limit the increase in rates in these assets when rates rise   The decrease in the sensitivity to earnings in increasing rate environments, compared to the previous year, is primarily due to the assumption that the interest rate swaps that mature during the next four-quarter period are not renewed.

The increase in the estimated net interest income if interest rates were to decrease is primarily the result of the immediate decrease in the cost of our interest rate swaps and the decrease in the cost of deposits compared to a slower decrease in the yield on our interest-earning assets. The increase in the sensitivity to earnings in decreasing rate environments, compared to the previous year, is primarily due to the assumption that the interest rate swaps that mature during the next four-quarter period are not renewed.

As a result of the flat or slightly inverted yield curve during the majority of fiscal year 2007 and the relatively short term to repricing of our liabilities compared to our assets, the Bank’s net interest margin was lower in fiscal year 2007 compared to fiscal year 2006.  The forward yield curve generally indicates that the market expects the yield curve to continue to assume a positive shape, with additional rate cuts by the FOMC expected, during fiscal year 2008.  Net margin compression could continue in fiscal year 2008.  The extent of net interest income compression will be determined primarily by the level of the one-month LIBOR rate, our ability to lower the costs of our deposits, and our ability to manage the spread on the maturing FHLB advances relative to possible decreasing yields received on new loans and investments.  The cost of deposits will be driven by both competitors’ willingness to lower their deposit rates in reaction to lower market rates and our depositors’ acceptance of lower rates, reflective of decreased market rates, rather than withdrawing their accounts.  However, there could be events that cause interest rates to return to levels seen during the prior fiscal year.  If that happens, the impact of those events on market interest rates, and thereby on our net interest margin, could be more severe than the current rate environment.  Due to the increased awareness of credit risk in lending nationwide, credit spreads have widened during the fourth quarter of fiscal year 2007, allowing loan rates to not decrease as fast as market rates of interest.  However, stabilization in the credit markets could cause our loan rates to decrease as credit concerns ease.  Our ability to maintain our current level of borrowings will be based upon our ability to replace maturing FHLB advances with borrowings at a cost that allows us to invest those proceeds at an acceptable spread without taking undo interest rate risk.

The following table sets forth the estimated percentage change in market value of portfolio equity (“MVPE”) of the Bank at each period presented based on the indicated instantaneous, parallel and permanent change in interest rates.  The MVPE is defined as the net of the present value of the cash flows of an institution’s existing assets, liabilities and off-balance sheet instruments.  The percentage change in each interest rate environment represents the difference between MVPE in the base case and MVPE in each alternative interest rate environment.  The estimations of MVPE used in preparing the table below are based upon the assumptions that the total composition of interest-earning assets and interest-bearing liabilities does not change, that any repricing of assets or liabilities occurs at current product or market rates for the alternative rate environments as of the dates presented and that different prepayment rates are used in each alternative interest rate environment.  The estimated MVPE results from the valuation of cash flows from financial assets and liabilities over the anticipated lives of each for each interest rate environment.  The table presents the effects of the change in interest rates on our assets and liabilities as they mature, repay or reprice, as shown by the change in the MVPE in changing interest rate environments.

Percentage Change in MVPE
Change
(in Basis Points)	At September 30,
in Interest Rates(1)	2007	2006
-200 bp	-1.89%	6.69%
-100 bp	4.77%	8.09%
000 bp	--	--
+100 bp	-13.05%	-15.59%
+200 bp	-29.99%	-34.07%
+300 bp	-49.00%	-54.36%

(1)	Assumes an instantaneous, permanent and parallel change in interest rates at all maturities.

Changes in the estimated market values of our financial assets and liabilities drive changes in estimates of MVPE.  The market value of shorter term-to-maturity financial instruments is less sensitive to changes in interest rates than the market value of longer term-to-maturity financial instruments.  Because of this, our certificates of deposit (which have relatively short average lives) tend to display less sensitivity to changes in interest rates than do our mortgage-related assets (which have relatively long average lives).  However, the average life expected on our mortgage-related assets varies under different interest rate environments because of the ability of customers to prepay their mortgage loans.  Prepayment assumptions change on mortgage-related assets under various interest rate environments because many customers with mortgage debt look to obtain financing at the lowest cost available.  Generally, there is no penalty to prepay a mortgage loan we have originated or purchased.  If rates decrease,  customers have an economic incentive to lower the cost of their mortgage (through a lower interest rate) with only the fees associated with the new mortgage or loan modification as a cost to obtain the lower cost mortgage.  In a decreasing rate environment, prepayments generally increase and the average life of a mortgage shortens compared to higher rate environments.  When interest rates increase, the economic incentive for customers to modify their mortgage debt is reduced, resulting in lower prepayment speed assumptions.  In an increasing rate environment, prepayments decrease and the average life of the mortgage lengthens compared to lower rate environments.  Holders of certificates of deposit have the ability to modify the terms of their deposits by withdrawing before maturity the balance in their account.  Generally a penalty is assessed for such early withdrawal.  In a decreasing rate environment the economic incentive to the depositor probably does not exist because the rate on the new account would likely be lower than they are currently receiving.  Given the short term nature of our certificates of deposit, in an increasing rate environment customers will likely wait until maturity to change the terms of their deposit, which would result in no change to the expected lives of our certificates of deposit in a rising rate environment.  In rising rate environments, these characteristics of our financial assets and liabilities result in a decrease in the estimated value of the Bank’s MVPE and increases our estimates of sensitivity to changes in MVPE.

The Bank’s measure of its MVPE sensitivity to decreases in interest rates indicates little change at September 30, 2007.  The increase in MVPE, if interest rates drop 100 basis points, is primarily driven by the short-term nature of our liabilities compared to the decrease in the expected lives of our assets, relative to the base case rate scenario, as a result of an assumed increase in prepayment speeds on mortgage-related assets, primarily our fixed-rate loan portfolio.  Given the current composition of our loan portfolio and the current interest rate environment, it is likely that many of our customers would be economically enticed to refinance or modify their mortgage loans with a 100 basis point decline in rates compared to the base case scenario.  The Bank’s MVPE is negatively impacted in a down 200 basis points rate environment because of an increase in cash flows from mortgage prepayments or refinances of loans to lower market rates.  The higher prepayment assumptions shorten the expected average lives on our fixed-rate assets thereby decreasing the sensitivity of the present value of their cash flows to changes in interest rates, while the expected average lives of our liabilities remains largely unchanged.

The Bank’s estimate of its changes in MVPE from the base case in rising rate environments continued its trend towards more sensitivity.  This was primarily driven by the increase in the 30-year fixed-rate loan portfolio, the trend for customers to shorten the maturities of their certificates of deposit, and the shorter term average lives of our FHLB advances as they move toward maturity.  As rates increase, the estimated fair values of the liabilities with short average lives do not respond to rates in the same manner as the longer maturity loans, such as our fixed-rate loans, which have longer average lives.  The prepayment assumptions on the fixed-rate loans in particular, and all loans in general, anticipate slower prepayment rates in the increasing rate environments.  The lower prepayment assumptions extend the expected average lives on these assets thereby increasing their sensitivity to changes in interest rates.  The net effect of these characteristics of short-lived liabilities and long-lived assets is to increase the sensitivity of the Bank to changes in interest rates.

Management realizes that this level of sensitivity, while in compliance with limits established by the board of directors, exposes the Bank to significant challenges in its operations.  Management intends to continue purchasing shorter duration securities for the foreseeable future.  Additionally, management believes in fiscal year 2008, the opportunity will exist to borrow funds to purchase securities at spreads acceptable to management and consistent with historical average spreads for these types of transactions.  Management believes that such transactions, if completed, will improve the earnings of the Company and not create excessive interest rate risk exposure and could improve the Bank’s interest rate risk exposure.

The assumptions used by management to evaluate the sensitivity of our financial performance to changes in interest rates presented in the tables above are utilized in, and set forth under, the gap table and related notes beginning on page 18.  Although management finds these assumptions reasonable given the constraints described above, the interest rate sensitivity of our assets and liabilities and the estimated effects of changes in interest rates on our net interest income and MVPE indicated in the above tables could vary substantially if different assumptions were used or actual experience differs from these assumptions.

Gap Table:  The gap table summarizes the anticipated maturities or repricing of our interest-earning assets and interest-bearing liabilities as of September 30, 2007, based on the information and assumptions set forth in the notes below.
	Within Three Months	Three to Twelve Months	More Than One Year to Three Years	More Than Three Years to Five Years	Over Five Years	Total

Interest-Earning Assets:			(Dollars in thousands)
Loans receivable(1) (2):
Mortgage loans:
Fixed	$ 147,232	$ 481,781	$ 1,093,447	$ 675,843	$ 975,557	$ 3,373,860
Adjustable	127,123	627,133	819,117	155,039	8,263	1,736,675
Other loans	135,449	5,560	11,720	7,781	58,336	218,846
Securities:
Non-mortgage(3)	177,727	311,494	13,144	3,325	18,385	524,075
Mortgage-related(4)	155,856	638,441	341,500	118,353	158,140	1,412,290
Other interest-earning assets	126,272	--	--	--	--	126,272
Total interest-earning assets	869,659	2,064,409	2,278,928	960,341	1,218,681	7,392,018

Interest-bearing liabilities:
Deposits:
Savings(5)	138,865	6,580	14,852	11,395	65,456	237,148
Checking(5)	10,826	36,736	69,811	52,400	224,336	394,109
Money market(5)	33,930	94,507	176,341	99,325	386,174	790,277
Certificates	358,141	1,388,882	683,716	68,644	1,865	2,501,248
Borrowings(6)	1,053,609	700,000	870,000	176,000	--	2,799,609
Total interest-bearing liabilities	1,595,371	2,226,705	1,814,720	407,764	677,831	6,722,391

Excess (deficiency) of interest-earning assets over
interest-bearing liabilities	$ (725,712)	$ (162,296)	$ 464,208	$ 552,577	$ 540,850	$ 669,627

Cumulative excess (deficiency) of interest-earning
assets over interest-bearing liabilities	$ (725,712)	$ (888,008)	$ (423,800)	$ 128,777	$ 669,627

Cumulative excess (deficiency) of interest-earning
assets over interest-bearing liabilities as a
percent of total assets at September 30, 2007	(9.45)%	(11.57)%	(5.52)%	1.68%	8.72%

Cumulative one-year gap at September 30, 2006		(13.62)%

Cumulative one-year gap at September 30, 2005		(4.01)%

(1)  Adjustable-rate loans are included in the period in which the rate is next scheduled to adjust or in the period in which repayments are expected to occur prior to their next rate adjustment, rather than in the period in which the loans are due.  Fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization and prepayment assumptions.
(2)  Balances have been reduced for non-performing loans, which totaled $7.4 million at September 30, 2007.
(3)  Based on contractual maturities, terms to call date or pre-refunding dates as of September 30, 2007, and excludes the unrealized gain adjustment of $93 thousand on AFS investment securities.
(4)  Reflects estimated prepayments of mortgage-related securities in our portfolio, and excludes the unrealized gain adjustment of $2.0 million on AFS mortgage-related securities.
(5)  Although our checking, savings and money market accounts are subject to immediate withdrawal, management considers a substantial amount of such accounts to be core deposits having significantly longer effective maturities.  The decay rates (the assumed rate at which the balance of existing accounts would decline) used on these accounts are based on assumptions developed based upon our actual experience with these accounts.  If all of our checking, savings and money market accounts had been assumed to be subject to repricing within one year, interest-bearing liabilities which were estimated to mature or reprice within one year would have exceeded interest-earning assets with comparable characteristics by $1.99 billion, for a cumulative one-year gap of (25.9)% of total assets.
(6)  Borrowings exclude the $13.8 million unrealized loss adjustment on the swapped FHLB advances and $85 thousand of capitalized debt issuance costs on other borrowings.

The decrease in the negative cumulative one-year gap from September 30, 2006 to September 30, 2007 was a  result of investment securities moving closer to maturity, the purchase of investment securities during fiscal year 2007 with weighted average lives less than one year, and adjustable-rate mortgage-related securities and loans moving closer to their repricing date.  The increase in interest-earning assets in the one year or less category more than offset the increase in interest-bearing liabilities in the one year or less category between the two period ends.  The increase in interest-bearing liabilities in the one year or less category between the two period ends was due to a larger dollar amount of FHLB advances scheduled to mature during fiscal year 2008 compared to fiscal year 2007 and customers continuing to shift from medium and long-term to short-term certificates of deposit.

The table on the previous page contains certain assumptions which affect the presentation.  Although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates.  The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates.  Certain assets, such as adjustable–rate mortgage (“ARM”) loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset.  In the event of a change in interest rates, prepayment and early withdrawal levels likely would deviate significantly from those assumed in calculating the table.

The FHLB advances designated in hedging relationships have maturities ranging from May 2008 to August 2010.  At September 30, 2007, the Bank was in a paying position on the interest rate swaps.  If the one month LIBOR rate remains higher than 3.68% (weighted average break even LIBOR rate), then the Bank will continue to be in a paying position on the interest rate swaps. The following summarizes the interest rate swap agreements by maturity date at September 30, 2007.

Fiscal				Paying		Receiving
Year	Fair	Notional	1 Month		Interest	Interest
Maturity	Value(1)	Amount	LIBOR Rate(2)	Margin	Rate	Rate	Spread
	(Dollars in thousands)
2008	$ (2,679)	$ 225,000	5.72%	2.41%	8.13%	5.68%	(2.45)%
2010	(11,138)	575,000	5.72	2.51	8.23	6.35	(1.88)
	$ (13,817)	$ 800,000	5.72%	2.48%	8.20%	6.16%	(2.04)%

(1)  The one month LIBOR rate as of September 28, 2007 was 5.12%.  This rate was used to calculate the fair value of the interest rate swaps at September 30, 2007.  This rate plus the margin noted above will be the paying interest rate during October 2007.
(2)  The one month LIBOR rate as of August 31, 2007 was 5.72%.  This rate plus the margin noted above was the paying interest rate during September 2007.

Weighted Average Yields and Rates

The following table presents the weighted average yields earned on loans, securities and other interest-earning assets, the weighted average rates paid on deposits, certificates and borrowings and the resultant interest rate spreads at the dates indicated.  Yields on tax-exempt securities are not calculated on a tax-equivalent basis.

	At September 30,
	2007	2006	2005

Weighted average yield on:
Loans receivable	5.73%	5.64%	5.49%
Mortgage-related securities	4.46	4.54	3.71
Investment securities	4.52	4.46	4.54
Capital stock of FHLB	6.68	6.24	4.70
Cash and cash equivalents	4.94	5.19	3.70
Combined weighted average yield on
interest-earning assets	5.41	5.29	4.96

Weighted average rate paid on:
Savings deposits(1)	2.58	0.65	0.65
Checking deposits	0.21	0.21	0.21
Money market deposits	3.18	3.31	2.06
Certificates of deposit	4.77	4.35	3.35
Borrowings	5.44	4.93	4.45
Combined weighted average rate paid on
interest-bearing liabilities	4.52	4.22	3.50

Net Interest Rate Spread	0.89%	1.07%	1.46%

(1)  The increase in the weighted average rate on savings deposits at September 30, 2007 is due to the reclassification of variable-rate retirement certificates of deposit to savings during fiscal year 2007.  The variable-rate retirement certificates of deposit did not have a stated maturity date as a result of changes required by the Bank’s new core information technology processing system.  The weighted average rate of savings deposits at September 30, 2007, excluding the reclassified variable-rate retirement accounts, would have been 0.65%.

Financial Condition

Total assets decreased $523.2 million from $8.20 billion at September 30, 2006 to $7.68 billion at September 30, 2007.  The decrease in assets was attributed mainly to a decrease in mortgage-related securities of $670.5 million which was partially offset by an increase in investment securities of $94.7 million and loans receivable of $69.0 million.

Total liabilities decreased $527.6 million from $7.34 billion at September 30, 2006 to $6.81 billion at September 30, 2007.  The decrease in liabilities was due primarily to the repayment of $600.0 million in maturing FHLB advances.  The decrease in liabilities was partially offset by an increase in deposits of $22.4 million.

Stockholders’ equity increased $4.4 million from $863.2 million at September 30, 2006 to $867.6 million at September 30, 2007.

Loans Receivable.  The loan portfolio increased $69.0 million from $5.22 billion at September 30, 2006 to $5.29 billion at September 30, 2007.  The increase in the portfolio was primarily a result of loan originations of $803.5 million and loan purchases of $144.3 million.  The increase in the loan portfolio was mostly offset by $856.0 million in loan repayments during the year.

Purchased loans from nationwide lenders represented 17.2% of the loan portfolio at September 30, 2007 compared to 21.3% at September 30, 2006.  As of September 30, 2007, the average balance of a purchased loan was approximately $350 thousand compared to the average balance of approximately $120 thousand for an originated loan.  Purchasing mortgage loans rather than mortgage-related securities has resulted in more assets earning a higher rate with no anticipated material increase in credit risk exposure. Our purchased mortgage loans, as measured for interest rate risk sensitivity, were less sensitive to changes in rates than the fixed-rate loans we originate as the majority of our purchased loans are ARM loans.  The majority of purchased ARM loans had reprice terms of 36 months or greater at the time of purchase.  Generally, when acquired or originated, the initial rates on ARM loans are lower than the rates on fixed-rate loans.  Our purchased loans are more sensitive to changes in rates than the mortgage-related and investment securities we would have purchased, which would have likely consisted of ARMs with initial reprice terms of less than 36 months and other short duration investments.

Loans purchased from correspondent lenders during the current fiscal year totaled $129.1 million at a weighted average rate of 5.91% compared to $151.3 million at a weighted average rate of 5.90% during the prior year.  Of the loans purchased during the current and prior fiscal years, $76.0 million and $80.6 million, respectively, were adjustable-rate.

Total one- to four-family loan originations during the current fiscal year were $677.6 million at an average rate of 6.09% compared to one- to four-family loan originations of $645.4 million at an average rate of 5.96% for the prior fiscal year.  Of the one- to four- family loans originated during fiscal year 2007 and 2006, $573.2 million and $497.5 million, respectively, were fixed-rate.

The average yield on our loan portfolio increased 9 basis points from 5.64% at September 30, 2006 to 5.73% at September 30, 2007.  The increase in the yield was primarily a result of fixed-rate mortgage loans originated at rates higher than the overall loan portfolio rate, the origination and purchase of ARM loans at rates higher than the overall loan portfolio rate, and existing ARM loans in the portfolio repricing.

Generally, during the current fiscal year ended September 30, 2007, the Bank’s 30-year fixed-rate loans, with no points paid by the borrower, were priced at approximately 150 basis points above the average 10-year Treasury rate, while the Bank’s 15-year fixed-rate loans were priced approximately 110 basis points above the average 10-year Treasury rate.  The Bank’s loan pricing is comparable to the secondary mortgage market pricing.

The Bank has not experienced any significant increase in the balance of non-performing assets during fiscal year 2007.  Non-performing assets at September 30, 2007 was $9.4 million compared to $8.0 million at September 30, 2006.  Non-performing assets as a percentage of total assets were 0.12% at September 30, 2007 compared to 0.10% at September 30, 2006.  Management continually monitors the circumstances surrounding loans that become non-performing.   If there is a trend toward worsening economic conditions that impairs customers’ ability to repay their loans, and as a result, losses are realized, adjustments to the formula component of our allowance for loan losses may be warranted.

The following tables summarize the activity in the loan portfolio for the periods indicated, excluding changes in loans in process, deferred fees and allowance for loan losses.  The weighted average contractual life of our mortgage loan portfolio at September 30, 2007 and 2006 was approximately 23 years.  Included in the year ended September 30, 2006 are repayment amounts of $47.6 million which represent loans that were repurchased by a seller.  These loans were purchased during fiscal year 2005.

	For the Three Months Ended
	September 30, 2007		June 30, 2007		March 31, 2007		December 31, 2006
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
Loans receivable:	(Dollars in thousands)
Beginning balance	$5,303,830	5.64%	$5,249,793	5.59%	$5,259,857	5.57%	$5,257,473	5.55%
Originations and refinances	225,333	6.50	246,940	6.24	161,705	6.31	169,473	6.39
Purchases	39,820	6.06	54,624	6.25	23,518	5.75	26,372	5.98
Repayments	(221,075)		(246,829)		(194,085)		(193,991)
Other	(1,282)		(698)		(1,202)		530
Ending balance	$5,346,626	5.68%	$5,303,830	5.64%	$5,249,793	5.59%	$5,259,857	5.57%

	For the Year Ended September 30,
	2007		2006
	Amount	Rate	Amount	Rate
Loans receivable:	(Dollars in thousands)
Beginning balance	$5,257,473	5.55%	$5,494,387	5.39%
Originations and refinances	803,451	6.36	811,246	6.37
Purchases	144,334	6.07	329,319	5.52
Repayments	(855,980)		(973,054)
Principal balance of loans related
to loan swap transaction(1)	--	--	(404,819)	5.72
Other	(2,652)		394
Ending balance	$5,346,626	5.68%	$5,257,473	5.55%

(1)  During the quarter ended September 30, 2006, the Bank entered into a transaction with the Federal Home Loan Mortgage Corporation (“FHLMC”) whereby the Bank exchanged $404.8 million of fixed-rate mortgage loans for mortgage-related securities.

Mortgage-Related Securities.  The balance of mortgage-related securities decreased $670.5 million from $2.08 billion at September 30, 2006 to $1.41 billion at September 30, 2007.  The decrease in the portfolio was a result of maturities and repayments and the sale of the trading securities, proceeds from which were reinvested in short-term investment securities.  The decrease was partially offset by $228.1 million of purchases during fiscal year 2007.

The following tables provide a summary of the activity in our portfolio of mortgage-related securities for the periods presented.  The yields and weighted average life (“WAL”) for purchases are presented as recorded at the time of purchase.  The yields for the beginning and ending balances are as of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented.  Excluding the yield on the trading securities, the portfolio yield at September 30, 2006 would have been 4.26%.  Excluding the trading securities, the portfolio yield increased 20 basis points between September 30, 2006 and September 30, 2007.  The increase in the yield between the two periods was a result of existing adjustable-rate securities in the portfolio repricing upward.  The beginning and ending WAL is the estimated remaining maturity of the underlying collateral after projected prepayment speeds have been applied.  Excluding the WAL of the trading securities, the portfolio WAL would have been 3.74 years at September 30, 2006.  Excluding the trading securities, the WAL increased between the two periods due to the purchase of securities with a WAL greater than that of the existing portfolio.

	For the Three Months Ended
	September 30, 2007			June 30, 2007			March 31, 2007			December 31, 2006
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
Mortgage-related securities:	(Dollars in thousands)
Beginning balance	$1,466,822	4.30%	4.89	$1,603,443	4.27%	3.40	$1,668,548	4.26%	3.48	$2,084,786	4.54%	4.39
Maturities and repayments	(126,050)			(135,905)			(112,054)			(120,737)
Sale of securities, net of gains	--			--			--			(404,459)
Net amortization of premiums/discounts	(783)			(1,228)			(988)			(1,075)
Purchases:
Fixed-rate	72,610	5.79	4.34	692	5.62	7.61	1,983	5.65	18.18	--	--	--
Adjustable-rate	--	--	--	--	--	--	44,672	4.60	1.24	108,135	5.17	1.76
Change in valuation on AFS securities	1,672			(180)			1,282			1,898
Ending balance	$1,414,271	4.46%	4.04	$1,466,822	4.30%	4.89	$1,603,443	4.27%	3.40	$1,668,548	4.26%	3.48

	For the Year Ended September 30,
	2007			2006
Mortgage-related securities:	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance	$2,084,786	4.54%	4.39	$2,145,254	3.71%	3.38
Maturities and repayments	(494,746)			(564,355)
Sale of securities, net of gains	(404,459)			--
Net amortization of premiums/discounts	(4,074)			(7,032)
Purchases:
Fixed-rate	75,285	5.78	4.74	11,075	6.42	2.20
Adjustable-rate	152,807	5.00	5.45	100,031	5.97	2.08
Fair value of securities received in loan swap transaction	--	--	--	395,828	5.73	7.15
Other-than-temporary impairment of AFS securities	--			(472)
Change in valuation on securities:
Trading	--			1,076
AFS	4,672			3,381
Ending balance	$1,414,271	4.46%	4.04	$2,084,786	4.54%	4.39

Investment Securities.  Investment securities consist of investment grade agency bonds (primarily issued by Federal National Mortgage Association (“FNMA”) or FHLMC) and municipal investments.  Investment securities increased $94.7 million, from $429.5 million at September 30, 2006 to $524.2 million at September 30, 2007.  The increase was the result of purchases during the year, primarily using the proceeds from the sale of the trading securities, offset by maturities and calls.

The following tables provide a summary of the activity of investment securities for the periods presented.  The yields for the beginning and ending balances are as of the periods presented.  The increase in the yield at September 30, 2007 compared to September 30, 2006 was a result of purchases that had a net yield greater than that of the existing portfolio.  The beginning and ending WAL represent the estimated remaining maturity of the underlying collateral after projected call dates have been considered, based upon market rates at each date presented.  The decrease in the WAL at September 30, 2007 compared to September 30, 2006 was primarily due to the purchase of securities with a net WAL less than that of the existing portfolio.

	For the Three Months Ended
	September 30, 2007			June 30, 2007			March 31, 2007			December 31, 2006
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
Investment securities:	(Dollars in thousands)
Beginning balance	$673,160	4.68%	1.71	$773,404	4.76%	1.72	$844,514	4.82%	1.66	$429,480	4.46%	2.63
Maturities and calls	(155,250)			(158,740)			(229,500)			(57,000)
Net amortization of premiums/discounts	334			1,303			1,572			1,042
Purchases – fixed-rate	5,802	3.76	4.85	57,329	5.01	0.74	156,768	5.34	1.44	471,140	5.18	0.67
Change in valuation on AFS securities	122			(136)			50			(148)
Ending balance	$524,168	4.52%	1.66	$673,160	4.68%	1.71	$773,404	4.76%	1.72	$844,514	4.82%	1.66

	For the Year Ended September 30,
	2007			2006
	Amount	Yield	WAL	Amount	Yield	WAL
Investment securities:	(Dollars in thousands)
Beginning balance	$429,480	4.46%	2.63	$430,499	4.54%	2.48
Maturities and calls	(600,490)			(200,510)
Net amortization of premiums/discounts	4,251			143
Purchases – fixed-rate	691,039	5.19	0.88	199,143	5.33	1.39
Change in valuation on AFS securities	(112)			205
Ending balance	$524,168	4.52%	1.66	$429,480	4.46%	2.63

Liabilities.  Liabilities decreased $527.6 million from $7.34 billion at September 30, 2006 to $6.81 billion at September 30, 2007. The decrease in liabilities was due primarily to the repayment of $600.0 million in FHLB advances.  The decrease in liabilities was partially offset by an increase in deposits of $22.4 million.

During fiscal year 2007, the Company repaid $600.0 million of the $750.0 million of FHLB advances that matured during the fiscal year.  During the year, management determined that the increase in costs of the FHLB advances, without the opportunity to reinvest repayments or maturities on earning assets at higher rates than were currently being earned, would not be appropriate because it would have further reduced the Company’s net interest margin.  This was primarily due to the inverted to flat yield curve through much of fiscal year 2007.  However, management believes in fiscal year 2008, the opportunity will exist to borrow funds to purchase securities at spreads acceptable to management and consistent with historical average spreads for these types of transactions.  Management believes that such transactions, if completed, will improve the earnings of the Company and not create excessive interest rate risk exposure.

The $22.4 million increase in the deposit portfolio was primarily a result of an increase in the certificate of deposit portfolio, after taking into consideration the transfer of retirement accounts from the certificate of deposit portfolio to the savings portfolio during the first quarter of fiscal year 2007 as a result of the Bank’s new core information technology processing system.

At September 30, 2007, $193.0 million of our $2.50 billion in certificates were brokered and public unit deposits, compared to $233.5 million in brokered and public unit deposits at September 30, 2006.  The $40.5 million decrease between September 30, 2006 and September 30, 2007 was primarily attributed to a decrease in public unit deposits of $217.2 million, partially offset by an increase in brokered deposits of $176.7 million.  The decrease in public unit deposits was a result of maturities that were not retained because the Bank was not in the market for public unit deposits at the time of maturity for those deposits.  Management will continue to monitor the wholesale and public unit deposit markets.

The table below presents the Company’s deposit portfolio at the dates indicated.

	At			At
	September 30, 2007			September 30, 2006
		Average	% of		Average	% of
	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Checking	$ 394,109	0.21%	10.05%	$ 402,898	0.21%	10.33%
Savings(1)	237,148	2.58	6.04	106,347	0.65	2.73
Money market	790,277	3.18	20.15	808,910	3.31	20.74
Certificates(1)	2,501,248	4.77	63.76	2,582,276	4.35	66.20
Total deposits	$ 3,922,782	3.86%	100.00%	$ 3,900,431	3.61%	100.00%

(1)  During the second quarter of fiscal year 2007, variable-rate retirement certificates of deposit were reclassified to Savings as the new classifications for these accounts did not have a stated maturity date as a result of changes required by the Bank’s new core information technology processing system.  The amount of the retirement savings included in Savings at September 30, 2007 was $136.6 million.  The amount of variable-rate certificates of deposit included in Certificates at September 30, 2006 was $153.0 million.

Stockholders’ Equity.  Total stockholders’ equity increased $4.4 million from $863.2 million at September 30, 2006 to $867.6 million at September 30, 2007.  The increase in stockholders’ equity was a result of $32.3 million in net income, $7.5 million in Employee Stock Ownership Plan (“ESOP”) activity, $6.6 million in stock option exercise activity, and a $2.8 million increase in unrealized gains on AFS securities, which was partially offset by $43.0 million in dividend payments and $3.2 million in treasury stock activity.

During fiscal year 2007, the Company repurchased 49,843 shares at an average price of $33.76, compared to 486,668 shares repurchased at an average price of $32.82 during fiscal year 2006.  Excluded from the share repurchase numbers are shares that were surrendered in payment of the exercise price for the exercise of options, which totaled 38,345 and 21,883 for fiscal years ended September 30, 2007 and 2006, respectively.  See additional discussion in Item 5 of the Annual Report on Form 10-K “Market for the Registrant’s Common Stock, Related Security Holder Matters and Issuer Purchases of Equity Securities.”

The Company’s current dividend policy provides for the payment of a $0.50 per public share dividend each quarter.  To the extent earnings exceed dividends paid during the fiscal year, a special dividend equal to 25% of such excess is paid during the first quarter of the succeeding fiscal year.  For fiscal year 2007, the Company did not have earnings in excess of the amount paid in dividends during the fiscal year, so there will be no special dividend paid in the first quarter of fiscal year 2008 for fiscal year 2007 earnings.  Despite the shortfall in earnings, the Company was able to pay a $0.50 per public share dividend each quarter during fiscal year 2007 because it maintains an excess cash position at the holding company level, partially for this purpose.

During fiscal year 2007, $43.0 million of dividends were paid.  The amount paid included the fiscal year 2006 fourth quarter dividend of $0.50 per public share and the fiscal year 2006 special year end dividend of $0.09 per public share.  The amount of dividends paid during fiscal year 2007 was $10.7 million greater than fiscal year 2007 earnings.  It is management’s and the board of director’s intention to continue to pay regular quarterly dividends of $0.50 per public share for the foreseeable future.  See additional discussion on dividends and restrictions on dividends in “Regulatory Capital” on page 35.  At September 30, 2007, Capitol Federal Financial, at the holding company level, had $113.7 million in cash and certificates of deposit held in accounts at the Bank.

Each quarter since the Company’s initial public offering, approximately 50,410 shares of Company stock have been allocated to the ESOP participants, decreasing the balance of ESOP unearned compensation by $504 thousand per quarter or $2.0 million each fiscal year.  During fiscal year 2007, mark-to-market adjustments of $5.5 million were recorded in additional paid-in capital on the allocated shares in accordance with Statement of Position (“SOP”) 93-6“Employers' Accounting for Employee Stock Ownership Plans”.

Dividends from the Company are the only source of funds for MHC.  It is expected that MHC will waive future dividends except to the extent dividends are needed to fund continuing operations.  The following table shows the number of shares eligible to receive dividends because of the waiver of dividends by MHC at September 30, 2007.  The unvested shares in ESOP receive dividends that are recorded through compensation expense.

Total voting shares outstanding at September 30, 2006	74,031,930
Treasury stock acquisitions	(88,188)
Recognition and Retention Plan (“RRP”) grants, net	4,600
Options exercised, net	310,635
Total voting shares outstanding at September 30, 2007	74,258,977
Unvested shares in ESOP	(1,209,832)
Shares held by MHC	(52,192,817)
Total shares eligible to receive dividends at September 30, 2007 (public shares)	20,856,328

Average Balance Sheet:   The following table presents certain information regarding our financial condition and net interest income for fiscal years 2007, 2006, and 2005. The table presents the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years indicated.  We derived the yields and costs by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown. We derived average balances from daily balances over the periods indicated, except as noted.  Interest income includes fees that we considered adjustments to yields. Yields on tax-exempt securities were not calculated on a tax-equivalent basis.

	For the Year Ended September 30,
	2007			2006			2005
	Average	Interest		Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
Assets	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$ 5,022,178	$ 276,317	5.50%	$ 5,314,972	$ 286,372	5.39%	$ 4,838,914	$ 260,294	5.38%
Other loans	222,000	18,427	8.30	216,600	17,450	8.06	208,898	13,678	6.55
Total loans receivable, net	5,244,178	294,744	5.62	5,531,572	303,822	5.49	5,047,812	273,972	5.43
Mortgage-related securities	1,605,901	68,752	4.28	1,902,579	75,806	3.98	2,518,237	91,742	3.64
Investments and cash equivalents	795,613	38,037	4.77	475,484	21,387	4.50	577,361	26,259	4.55
Capital stock of FHLB	153,478	10,017	6.53	174,094	9,913	5.69	177,055	8,134	4.59
Total interest-earning assets	7,799,170	411,550	5.28	8,083,729	410,928	5.08	8,320,465	400,107	4.81
Other noninterest-earning assets(2)	153,949			159,286			174,914
Total assets	$ 7,953,119			$ 8,243,015			$ 8,495,379

Liabilities and stockholders' equity
Interest-bearing liabilities:
Savings(3)	$ 195,660	4,952	2.53	$ 114,234	697	0.61	$ 124,969	780	0.62
Checking	396,454	850	0.21	396,934	857	0.22	393,645	871	0.22
Money market	807,459	26,566	3.29	845,233	22,443	2.66	917,596	16,688	1.82
Certificates(3)	2,504,069	114,911	4.59	2,555,952	98,551	3.86	2,619,421	78,660	3.00
Total deposits	3,903,642	147,279	3.77	3,912,353	122,548	3.14	4,055,631	96,999	2.39
FHLB advances(4)	3,009,538	153,363	5.03	3,284,554	157,197	4.73	3,442,395	144,110	4.16
Borrowings, other	53,493	4,468	8.24	53,378	4,160	7.69	53,380	3,092	5.71
Total interest-bearing liabilities	6,966,673	305,110	4.35	7,250,285	283,905	3.89	7,551,406	244,201	3.22
Other noninterest-bearing liabilities(2)	118,445			129,875			89,943
Stockholders' equity(2)	868,001			862,855			854,030
Total liabilities and stockholders' equity	$ 7,953,119			$ 8,243,015			$ 8,495,379

Net interest income		$ 106,440			$ 127,023			$ 155,906
Net interest rate spread			0.93%			1.19%			1.59%
Net earning assets	$ 832,497			$ 833,444			$ 769,059
Net interest margin			1.36%			1.57%			1.87%
Ratio of interest-earning assets to
interest-bearing liabilities			1.12			1.11			1.10

(1)  Calculated net of deferred loan fees, loan discounts, and loans in process.  Non-accruing loans are included in the loans receivable average balance at a yield of zero percent.
(2)  Calculated using month end balances.
(3)  Variable-rate retirement certificates of deposit were included in the Savings average balance and weighted average rate for the portion of the year after the replacement of the Bank’s core information technology processing system, since they did not have a stated maturity date as a result of changes required by the Bank’s new core information technology processing system. Prior to the replacement of the Bank’s core information technology processing system, variable-rate retirement certificates of deposit were included in Certificates.  The average balance of variable rate retirement accounts included in Savings for fiscal year 2007 was $92.2 million with a weighted average rate of 4.66%.
(4)  The rate calculation includes net interest expense of $13.6 million, $8.6 million, and $7.3 million related to the interest rate swaps for fiscal years 2007, 2006 and 2005, respectively.

Rate/Volume Analysis:  The table below presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities, comparing fiscal years 2007 to 2006 and fiscal years 2006 to 2005.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume, which are changes in the average balance multiplied by the previous year’s average rate and (2) changes in rate, which are changes in the average rate multiplied by the average balance from the previous year.  The net changes attributable to the combined impact of both rate and volume have been allocated proportionately to the changes due to volume and the changes due to rate.

	Year Ended September 30,
	2007 vs. 2006			2006 vs. 2005
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)
Interest-earning assets:
Loans receivable, net	$ (15,565)	$ 6,487	$ (9,078)	$ 26,252	$ 3,598	$ 29,850
Mortgage-related securities	(12,451)	5,397	(7,054)	(25,789)	9,853	(15,936)
Investment	11,763	1,039	12,802	(5,584)	(1,407)	(6,991)
Cash equivalents	3,580	268	3,849	725	1,394	2,119
Capital stock of FHLB	(1,250)	1,354	103	(134)	1,913	1,779
Total interest-earning assets	$ (13,923)	$ 14,545	$ 622	$ (4,530)	$ 15,351	$ 10,821

Interest-bearing liabilities:
Savings(1)	$ 786	$ 3,475	$ 4,261	$ (66)	$ (12)	$ (78)
Checking	(1)	(39)	(40)	7	--	7
Money market	(1,043)	5,125	4,082	(1,192)	6,975	5,783
Certificates(1)	(2,025)	18,453	16,428	(1,832)	21,669	19,837
FHLB advances and other borrowings	(13,103)	9,577	(3,526)	(6,438)	20,593	14,155
Total interest-bearing liabilities	$ (15,386)	$ 36,591	$ 21,205	$ (9,521)	$ 49,225	$ 39,704

Net change in net interest and dividend income	$ 1,463	$ (22,046)	$ (20,583)	$ 4,991	$ (33,874)	$ (28,883)

(1)  The increase in the volume and the rate in Savings in the 2007 vs 2006 comparison is related to the variable-rate retirement certificates of deposit that were reclassified to Savings from Certificates as the reclassified accounts did not have a stated maturity date as a result of changes required by the Bank’s new core information technology processing system.  The change in volume and rate on the Savings would have been a decrease of $68 thousand and an increase of $33 thousand, respectively, excluding the variable-rate retirement certificates reclassified to Savings.  The change in the volume and rate on Certificates would have been an increase of $1.6 million and $19.1 million, respectively, including the variable-rate retirement certificates reclassified to Savings.

Comparison of Results of Operations for the Years Ended September 30, 2007 and 2006

For fiscal year 2007, the Company recognized net income of $32.3 million compared to net income of $48.1 million in fiscal year 2006.  The $15.8 million decrease in net income was primarily a result of a $20.6 million decrease in net interest and dividend income and a $4.9 million increase in other expenses, offset by a $10.0 million decrease in income tax expense.

Net interest and dividend income in the current fiscal year was $106.4 million compared to $127.0 million in the prior fiscal year.  The $20.6 million decrease between the two periods was a result of a $21.2 million increase in interest expense, which was partially offset by a $622 thousand increase in interest and dividend income. The increase in interest expense was mainly attributable to higher rates on the certificate of deposit and money market portfolios and the interest rate swaps which are all generally priced based upon short-term interest rates (two year and shorter maturities).

Interest income on loans receivable in the current fiscal year was $294.7 million compared to $303.8 million in the prior fiscal year.  The $9.1 million decrease in loan interest income was primarily due to a $287.4 million decrease in the average balance of the portfolio primarily as a result of the loan swap transaction which took place at the end of fiscal year 2006.  The weighted average yield of the loan portfolio for the current fiscal year increased 13 basis points to 5.62%, compared to 5.49% for the same period one year ago.  The increase in the yield was due primarily to fixed- and adjustable-rate mortgage loans originated at rates generally higher than the average yield on the existing loan portfolio and existing ARM loans in the portfolio repricing to higher rates.

Interest income on mortgage-related securities in the current fiscal year was $68.8 million compared to $75.8 million in the prior fiscal year.  The $7.0 million decrease in interest income was a result of a $296.7 million decrease in the average balance of the portfolio, which was partially offset by an increase in the weighted average yield of 30 basis points to 4.28% for the current fiscal year.  The decrease in the average balance was due to maturities and principal repayments during the year.  The weighted average yield increased during the current fiscal year primarily due to adjustable-rate securities in the portfolio repricing to a higher rate, and partially due to the purchase of securities with weighted-average yields greater than that of the existing portfolio.

Interest income on investment securities in the current fiscal year was $30.8 million compared to $18.0 million in the prior fiscal year.  The $12.8 million increase in interest income was primarily a result of a $251.5 million increase in the average balance of the portfolio and, to a lesser extent, a 24 basis point increase in the weighted average yield to 4.70% for the current fiscal year.  The increase in the average balance was a result of the purchase of securities.  The funds to purchase the securities were primarily from the proceeds from the sale of the trading securities in the first quarter of fiscal year 2007.  The increase in the weighted average yield of the portfolio was due to the purchase of securities with weighted average yields higher than that of the remaining portfolio.

Interest income on cash and cash equivalents in the current fiscal year was $7.2 million compared to $3.3 million in the prior fiscal year.  The $3.9 million increase in interest income was primarily a result of an increase in the average balance and partially a result of an increase in the average yield.  The average balance increased due to the timing of the repayment of maturing FHLB advances.  The increase in the average yield was due to an increase in short-term interest rates between the two years.

Interest expense on deposits in the current fiscal year was $147.3 million compared to $122.5 million in the prior fiscal year.  The $24.8 million increase was primarily a result of an increase in the average rate on the certificate of deposit and money market portfolios.  The weighted average rate of the certificate of deposit portfolio for the current fiscal year was 4.59% compared to 3.86% for the prior fiscal year.  The weighted average rate of the money market portfolio for the current fiscal year was 3.29% compared to 2.66% for the prior fiscal year.  The Bank increased certain deposit rates in response to the general trend of increasing interest rates to remain competitive in its markets, which resulted in an increase in the weighted average rate of the certificate of deposit and money market portfolios.

Interest expense on FHLB advances in the current fiscal year was $153.4 million compared to $157.2 million in the prior fiscal year.  The $3.8 million decrease in interest expense was a result of a decrease in the average FHLB balance, partially offset by an increase in the paying rate on the interest rate swaps.  The average balance of FHLB advances decreased as a result of the repayment of $600.0 million of maturing FHLB advances during fiscal year 2007.  The weighted average paying rate on the variable-rate interest rate swaps was 7.83% for the current fiscal year compared to 7.22% for the prior fiscal year.  The 61 basis point increase was due to the increase in the one month LIBOR rate between the two periods.

During the current fiscal year, the Bank recorded a recovery for loan losses of $225 thousand compared to a provision for loan losses of $247 thousand in the prior fiscal year.  The recovery for loan losses in the current fiscal year was a result of adjustments to the risk assessments of certain categories of loans to better reflect the inherent risk of those categories.  The adjustments to the risk assessments were based upon management’s continuous evaluation of the recent and historical loss experience of our loan portfolio, underwriting standards, credit quality trends, trends in collateral values, and economic and business conditions affecting our key lending areas.

Total other income decreased $829 thousand to $24.0 million during the current fiscal year compared to $24.8 million for the prior fiscal year.  The decrease in other income was primarily due to a $1.1 million net gain on trading securities recorded in fiscal year 2006 with no such similar transaction occurring in fiscal year 2007, and a decrease in retail fees and charges of $887 thousand.  The decreases were partially offset by a $691 thousand increase in loan fees and a $472 thousand other-than-temporary impairment on AFS securities in fiscal year 2006 with no such impairment amount recorded in fiscal year 2007.  As previously indicated in our Form 10-K for the year ended September 30, 2006, we discontinued collection of fees for transactions originated electronically following the Bank’s core information technology processing system replacement.  Fees charged for the processing of insufficient fund (“NSF”) transactions decreased due to fewer incidents of NSF.  Fees generally charged to our customers relating to their usage of ATMs not owned by the Bank were not charged immediately following the core system replacement.  In addition, waived fees increased due primarily to fees assessed to customers that were waived immediately following the core system replacement as customers were becoming accustomed to new interfaces.  The waived fees and ATM service charges that were not charged are expected to be a one-time core system replacement-related incident.  Loan fees increased primarily as a result of an increase in service fees on sold loans due to the servicing rights retained in the loan swap transaction.

  Total other expenses increased $4.8 million to $77.7 million during the current fiscal year compared to $72.9 million for the prior fiscal year.  The increase was due primarily to a $1.8 million increase in regulatory and other services, a $1.2 million increase in salaries and employee benefit expenses and a $710 thousand increase in office supplies and related expenses.  The  increase in regulatory and other services was due primarily to an increase in consulting fees related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”) and other professional services, as the Company’s internal control environment had to be completely re-documented under the Bank’s new core information technology processing systems.  The $1.2 million increase in salaries and employee benefits was a result of an increase in payroll expense and related taxes largely attributed to overtime paid following the core system replacement for additional staffing required to address customer service issues, partially offset by capitalized payroll expense related to the core system replacement.  The increase in office supplies and related expense was due primarily to an increase in stationary and postage due to conversion-related mailings and customer statement printing changes related to the core system replacement.

Income tax expense for the current fiscal year was $20.6 million compared to $30.6 million for the prior fiscal year.  The decrease was primarily a result of a decrease in earnings in the current fiscal year compared to the prior fiscal year.  The effective tax rate for the current fiscal year was 39.0% which was relatively unchanged from 38.9% in the prior fiscal year.

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

Net interest and dividend income for fiscal year 2006 was $127.0 million compared to $155.9 million in fiscal year 2005.  The $28.9 million decrease between the two periods was a result of a $39.7 million increase in interest expense, which was partially offset by a $10.8 million increase in interest and dividend income. The increase in interest expense was mainly attributable to higher rates on the certificate of deposit and money market portfolios and the interest rate swaps which are all generally priced based upon short-term interest rates (two year and shorter maturities).

Interest income on loans receivable for fiscal year 2006 was $303.8 million compared to $274.0 million in fiscal year 2005.  The $29.8 million increase in loan interest income was primarily due to a $483.8 million increase in the average balance of the portfolio as a result of loan originations and purchases, and a slowdown in prepayment speeds during fiscal year 2006.  The weighted average yield of the loan portfolio for fiscal year 2006 increased six basis points to 5.49%, compared to 5.43% in fiscal year 2005.  The increase in the yield was due to home equity and ARM loans repricing to higher rates and fixed- and adjustable-rate mortgage loans originated and purchased at rates generally higher than the average yield on the existing loan portfolio.

Interest income on mortgage-related securities for fiscal year 2006 was $75.8 million compared to $91.7 million in fiscal year 2005.  The $15.9 million decrease in interest income was a result of a $615.7 million decrease in the average balance of the portfolio, which was partially offset by an increase in the weighted average yield of 34 basis points to 3.98% for fiscal year 2006.  The weighted average yield increased during the fiscal year 2006 primarily due to purchases of mortgage-related securities with yields higher than that of the total portfolio and adjustable-rate securities in the portfolio repricing to a higher rate.

Interest income on investment securities for fiscal year 2006 was $18.0 million compared to $25.0 million in fiscal year 2005.  The $7.0 million decrease in interest income was primarily a result of a $123.9 million decrease in the average balance of the portfolio and, to a lesser extent, a 28 basis point decrease in the weighted average yield to 4.45% for fiscal year 2006.  The decrease in the average balance was a result of the timing of called and maturing securities and the purchase of new securities.  The decrease in the weighted average yield of the portfolio was attributed to called and maturing securities with weighted average yields higher than that of the remaining portfolio.

Interest expense on deposits for fiscal year 2006 was $122.5 million compared to $97.0 million in fiscal year 2005.  The $25.5 million increase was primarily a result of an increase in the average rate on the certificate of deposit and money market portfolios which was slightly offset by a decrease in the average balance of the certificate of deposit, money market, and savings portfolios.  The weighted average rate of the certificate of deposit portfolio for fiscal year 2006 was 3.86% compared to 3.00% for fiscal year 2005.  The weighted average rate of the money market portfolio for fiscal year 2006 was 2.66% compared to 1.82% for fiscal year 2005.  The Bank increased certain deposit rates in response to the general trend of increasing interest rates to remain competitive in its markets, which resulted in an increase in the weighted average rate of the certificate of deposit and money market portfolios.

Interest expense on FHLB advances in fiscal year 2006 was $157.2 million compared to $144.1 million in fiscal year 2005.  The $13.1 million increase in interest expense was primarily a result of an increase in the paying rate on the interest rate swaps, partially offset by a decrease in the average FHLB advance balance.  The weighted average paying rate on the variable-rate interest rate swaps was 7.22% for fiscal year 2006 compared to 5.26% for fiscal year 2005.  The 196 basis point increase was due to the increase in the one month LIBOR rate between the two periods.  The average balance of FHLB advances decreased as a result of the repayment of $200.0 million of maturing FHLB advances during fiscal year 2006.

During fiscal year 2006, the Bank recorded a provision for loan losses of $247 thousand compared to $215 thousand in fiscal year 2005.  The increase in the provision for loan losses in fiscal year 2006 was a result of replacing amounts in the general valuation allowance for loans transferred to specific reserves, and also a result of the movement of loans between risk categories in the general valuation model.

Total other income increased $1.5 million to $24.8 million during fiscal year 2006 compared to $23.3 million for fiscal year 2005.  The increase in other income was primarily due to a $1.1 million net gain on trading securities.  Retail fees and charges increased $978 thousand as a result of increased debit card usage, an increase in overdraft protection fees, and a decrease in the amount of overdrawn account charge-offs between periods. After the replacement of the Bank’s core information technology processing systems, the Bank ceased charging a monthly fee or a transaction fee for internet banking or telephone payment services.  Insurance commission income increased $464 thousand as a result of an increase in premiums written and an increase in commissions due to the lower level of claims experienced by the insurance companies with whom the Bank does business.  These increases were partially offset by a $472 thousand other-than-temporary impairment on available-for-sale mortgage-related securities at September 30, 2006 and decreases in loan fees and other income, net.  Subsequent to September 30, 2006, the aforementioned available-for-sale securities were sold at approximately book value.  Loan fees decreased $269 thousand primarily as a result of a reduction in service fees on sold loans.  Other income, net decreased $297 thousand primarily as a result of a decrease in profits on sales of real estate owned and fewer properties sold.

Total other expenses decreased $763 thousand to $72.9 million during fiscal year 2006 compared to $73.6 million for fiscal year 2005.  The decrease was due to a $1.3 million decrease in regulatory and other services, salaries and employee benefit expenses, and advertising expense, offset by an $869 thousand increase in other expense, net.  The $624 thousand decrease in regulatory and other services was related to higher consulting and audit fees in fiscal year 2005 associated with the first year of compliance with SOX 404.  The $422 thousand decrease in salaries and employee benefits was primarily a result of a decrease in the costs associated with the short-term performance plan due to actual corporate performance targets exceeding minimum performance levels but falling below targeted performance levels and to the ESOP due to a decrease in the average market value of the Company’s stock compared to the prior year.  The decrease in costs was partially offset by a $208 thousand increase in the cost associated with the RRP as a result of RRP grants during the current fiscal year.  Advertising expense decreased $274 thousand due primarily to the timing of advertising campaigns and sponsorship programs.  The increase in other, net was due to miscellaneous operational expenses which were individually insignificant.

Income tax expense for fiscal year 2006 was $30.6 million compared to $40.3 million for the prior fiscal year.  The decrease was primarily a result of a decrease in earnings in fiscal year 2006 compared to fiscal year 2005.  The effective tax rate for fiscal year 2006 was 38.9%, compared to 38.3% for fiscal year 2005.  The increase in the effective tax rate was primarily a result of a change in the Company’s estimate of the impact of tax benefits associated with the ESOP.

Liquidity and Capital Resources

Liquidity management is both a daily and long-term function of our business management.  The Bank’s most available liquid assets, represented by cash and cash equivalents, AFS mortgage-related and investment securities, and short-term investment securities, are a product of its operating, investing and financing activities.  The Bank’s primary sources of funds are deposits, FHLB advances, repayments on and maturities of outstanding loans and mortgage-related securities, other short-term investments and funds provided from operations.  While scheduled payments from the amortization of loans and mortgage-related securities and payments on short-term investments are relatively predictable sources of funds, deposit flows and prepayments on loans and mortgage-related securities are greatly influenced by general interest rates, economic conditions and competition and are less predictable sources of funds.  To the extent possible, the Bank manages the cash flows of its portfolios by the rates it offers customers.  Sources of funds are used primarily to meet our ongoing operations, to pay savings and money market account withdrawals and maturing certificates of deposit, and to fund loan commitments.  At September 30, 2007, approximately $1.75 billion of our $2.50 billion in certificates of deposit were scheduled to mature within one year.  Based on past experience and our pricing strategy, we expect that a majority of these maturing deposits will renew, although no assurance can be given in this regard.

At September 30, 2007, cash and cash equivalents totaled $162.8 million.  Subsequent to September 30, 2007, the Bank repaid $200.0 million in maturing FHLB advances using a portion of the cash balance at September 30, 2007 plus the cash flows from investment securities that matured or were called and funds from loan and mortgage-related securities repayments.  As previously discussed, at each FHLB advance maturity date in fiscal year 2008, management will balance the yield spread on assets generally funded by the maturing FHLB advances relative to the cost of new FHLB advances or alternative funding strategies, the amount of liquidity available to repay maturing FHLB advances or invest, and the interest rate risk profile of funding alternatives and their impact on the overall interest rate risk profile of the Bank.  Based upon these factors, management may continue to repay some or all maturing FHLB advances in fiscal year 2008, or roll over the funding using either FHLB advances or alternative funding sources.

The Bank has used FHLB advances to provide funds for lending and investment activities.  FHLB lending guidelines set borrowing limits as part of their underwriting standards.  At September 30, 2007, the Bank’s ratio of the face amount of advances to total assets, as reported to the OTS, was 35.7%.  Our advances are secured by a blanket pledge of our loan portfolio, as collateral, supported by quarterly reporting to FHLB Topeka.  Advances in excess of 40% of total assets, but not exceeding 55% of total assets, may be approved by the president of FHLB Topeka based upon a review of documentation supporting the use of the advances.  Currently, the blanket pledge is sufficient collateral for the FHLB advances.  It is possible that increases in our borrowings or decreases in our loan portfolio could require the Bank to pledge securities as collateral on the FHLB advances.  The Bank’s policy allows borrowing from FHLB of up to 55% of total assets.  In the past, the Bank has utilized other sources for liquidity, such as secondary market repurchase agreements, but in recent years it has relied primarily on the FHLB advances.

In 2004, the Company issued $53.6 million in Junior Subordinated Deferrable Interest Debentures (“Debentures”) in connection with a trust preferred securities offering.  The Company received, net, $52.0 million from the issuance of the Debentures and an investment of $1.6 million in Capitol Federal Financial Trust I (the “Trust”).  The Company did not down-stream the proceeds to be used by the Bank for Tier 1 capital because the Bank already exceeded all regulatory requirements to be a well-capitalized institution.  Instead, the Company deposited the proceeds into certificate accounts at the Bank to be used to further the Company’s general corporate and capital management strategies which could include the payment of dividends.

Off-Balance Sheet Arrangements, Commitments and Contractual Obligations

The Company, in the normal course of business, makes commitments to buy or sell assets or to incur or fund liabilities.  Commitments may include, but are not limited to:

•	the origination, purchase, or sale of loans;
•	the purchase or sale of investment and mortgage-related securities;
•	extensions of credit on home equity loans and construction loans;
•	terms and conditions of operating leases; and
•	funding withdrawals of savings accounts at maturity.

In addition to its commitments of the types described above, at September 30, 2007 the Company’s off-balance sheet arrangements included its $1.6 million interest in the Trust, which in 2004 issued $52.0 million of variable rate cumulative trust preferred securities.  In connection therewith, the Company issued $53.6 million of Debentures to the Trust.

The following table summarizes our contractual obligations and other material commitments as of September 30, 2007.  The actual maturity of the Debentures may differ from scheduled maturity as the Debentures are callable at any time, in whole or in part, after April 7, 2009.

	Maturity Range
		Less than	1 - 3	3 - 5	More than
	Total	1 year	years	years	5 years
	(Dollars in thousands)

Operating leases	$ 10,743	$ 1,197	$ 1,973	$ 1,427	$ 6,146

FHLB Advances	$ 2,746,000	1,125,000	1,445,000	176,000	--
Weighted average rate	4.80%	4.23%	5.17%	5.35%	--%

Certificates of Deposit	$ 2,501,248	1,747,023	683,716	68,644	1,865
Weighted average rate	4.77%	4.78%	4.79%	4.42%	4.57%

Debentures	$ 53,609	--	--	--	53,609
Weighted average rate	8.12%	--%	--%	--%	8.12%

Commitments to originate and
purchase mortgage loans	$ 150,267	150,267	--	--	--
Weighted average rate	6.17%	6.17%	--%	--%	--%

Commitments to fund unused home
equity lines of credit	$ 269,264	269,264	--	--	--
Weighted average rate	8.45%	8.45%	--%	--%	--%

Unadvanced portion of
construction loans	$ 42,481	42,481	--	--	--

We anticipate that we will continue to have sufficient funds, through repayments and maturities of loans and securities, deposits and borrowings, to meet our current commitments.

During 2003, management entered into interest rate swap agreements with a notional amount of $800.0 million.  Management entered into the interest rate swap agreements to modify the Bank’s interest rate risk profile.  The counterparties with whom we have entered into the interest rate swap agreements are rated as AA- or higher per our internal policies.  Counterparties to the interest rate swaps require collateral for their exposure to the Bank’s net payable mark-to-market position under the terms of the interest rate swap agreements.  The exposure is estimated daily by the counterparties calculating a market value for each swap on a net settlement basis.  When the valuation indicates that the Bank has a net payable to the counterparty, the Bank may be required to post collateral sufficient to satisfy the counterparty’s exposure.  When required, the collateral pledged to the counterparty would be restricted and not available-for-sale.  Each counterparty has different collateralization requirements.  At September 30, 2007, the Bank had posted AFS mortgage-related securities with an estimated market value of $27.7 million.  If the future obligation indicates that the Bank has a net receivable mark-to-market position from the counterparties, the Bank could have a certain level of exposure to the extent the counterparties are not able to satisfy their obligations to the Bank.

Contingencies

In the normal course of business, the Company and its subsidiary are named defendants in various lawsuits and counter claims.  In the opinion of management, after consultation with legal counsel, none of the currently pending suits are expected to have a materially adverse effect on the Company’s consolidated financial statements for the year ended September 30, 2007 or future periods.

Regulatory Capital

Consistent with management’s goals to operate a sound and profitable financial organization, we actively seek to maintain a “well capitalized” status in accordance with regulatory standards.  Total equity for the Bank was $793.7 million at September 30, 2007, or 10.3% of total assets on that date.  As of September 30, 2007, the Bank exceeded all capital requirements of the OTS.  The following table presents the Bank’s regulatory capital ratios at September 30, 2007 based upon regulatory guidelines.

		Regulatory
		Requirement
	Bank	For "Well
	Ratios	Capitalized” Status
Core capital	10.3%	5.0%
Tier I risk-based capital	22.9	6.0
Total risk-based capital	22.8	10.0

The long-term ability of the Company to pay dividends to its stockholders is based primarily upon the ability of the Bank to make capital distributions to the Company.  Under OTS safe harbor regulations, the Bank may distribute to the Company capital not exceeding net income for the current calendar year and the prior two calendar years.  Due to the impact refinancing the FHLB advances had on earnings in 2004, the Bank cannot distribute capital to the Company unless it receives waivers of the safe harbor regulation from the OTS during the current waiver period.   As a result of net interest margin compression, earnings have not been at the levels originally forecasted which will likely result in a waiver being required through December 31, 2008.  Currently, the Bank has authorization from the OTS to distribute capital from the Bank to the Company through the quarter ending June 30, 2008.  So long as the Bank continues to maintain excess capital, operate in a safe and sound manner, and comply with the interest rate risk management guidelines of the OTS, it is management’s belief that the Bank will continue to receive waivers allowing it to distribute the net income of the Bank to the Company, although no assurance can be given in this regard.

Quarterly Results

The following table presents summarized quarterly data for each of the years indicated for the Company.

Quarterly Financial Data (Unaudited)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

(Dollars and counts in thousands, except per share amounts)
2007
Total interest and dividend income	$ 105,166	$ 104,573	$ 101,526	$ 100,285	$ 411,550
Net interest and dividend income	27,827	28,697	25,816	24,100	106,440
(Recovery) Provision for loan losses	(280)	55	--	--	(225)
Net income	10,251	8,456	7,289	6,300	32,296
Basic earnings per share	0.14	0.12	0.10	0.08	0.44
Diluted earnings per share	0.14	0.12	0.10	0.08	0.44
Dividends paid per public share	0.59	0.50	0.50	0.50	2.09
Average number of shares outstanding	72,627	72,812	72,947	73,011	72,849

2006
Total interest and dividend income	$ 101,860	$ 101,958	$ 102,427	$ 104,683	$ 410,928
Net interest and dividend income	33,856	33,815	30,764	28,588	127,023
Provision (Recovery) for loan losses	268	(138)	40	77	247
Net income	13,313	13,587	11,306	9,911	48,117
Basic earnings per share	0.18	0.19	0.16	0.14	0.66
Diluted earnings per share	0.18	0.19	0.15	0.14	0.66
Dividends paid per public share	0.80	0.50	0.50	0.50	2.30
Average number of shares outstanding	72,650	72,647	72,525	72,558	72,595

Stockholder Return Performance Presentation

The line graph below compares the cumulative total stockholder return on the Company’s common stock to the cumulative total return of a broad index of the Nasdaq Stock Market and a savings and loan industry index for the period September 30, 2002 through September 30, 2007. The information presented below assumes $100 invested on September 30, 2002 in the Company’s common stock and in each of the indices, and assumes the reinvestment of all dividends. Historical stock price performance is not necessarily indicative of future stock price performance.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG CAPITOL FEDERAL FINANCIAL, NASDAQ MARKET INDEX AND HEMSCOTT GROUP INDEX

300
250
200
150
100
50
0
DOLLARS
2002
2003
2004
2005
2006
2007
CAPITOL FEDERAL FINANCIAL
S&L INDEX
NASDAQ MARKET INDEX

	2002	2003	2004	2005	2006	2007
CAPITOL FEDERAL FINANCIAL	100.00	142.65	169.85	191.23	212.74	216.55
S&L INDEX	100.00	133.59	155.99	162.33	186.04	162.87
NASDAQ MARKET INDEX	100.00	153.26	162.48	184.85	195.81	234.00

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

Management assessed the effectiveness of the Company’s internal control over financial reporting as of September 30, 2007.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework.  Management has concluded that the Company maintained an effective system of internal control over financial reporting based on these criteria as of September 30, 2007.

The Company’s independent registered public accounting firm, Deloitte & Touche LLP, who audited the consolidated financial statements included in the Company’s annual report, has issued an audit report on management’s assessment of, and the effective operation of, the Company’s internal control over financial reporting as of September 30, 2007 and it is included herein.

John B. Dicus, President
and Chief Executive Officer

Kent G. Townsend, Executive Vice President,
Chief Financial Officer and Treasurer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Capitol Federal Financial and Subsidiary
Topeka, Kansas

We have audited management's assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Capitol Federal Financial and Subsidiary (the “Company”) maintained effective internal control over financial reporting as of September 30, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”), management’s assessment and our audit of the Company’s internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C).  The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting.  Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

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

(CONTINUED)

In our opinion, management's assessment that the Company maintained effective internal control over financial reporting as of September 30, 2007, is fairly stated, in all material respects, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2007, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended September 30, 2007 of the Company and our report dated November 28, 2007 expressed an unqualified opinion on those financial statements.

Kansas City, Missouri
November 28, 2007

(This page intentionally left blank.)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Capitol Federal Financial and Subsidiary
Topeka, Kansas

We have audited the accompanying consolidated balance sheets of Capitol Federal Financial and Subsidiary (the “Company”) as of September 30, 2007 and 2006, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2007.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Capitol Federal Financial and Subsidiary as of September 30, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of September 30, 2007, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 28, 2007 expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

Kansas City, Missouri
November 28, 2007

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2007 and 2006 (in thousands)

ASSETS	2007	2006

CASH AND CASH EQUIVALENTS	$ 162,791	$ 183,242

INVESTMENT SECURITIES:
Available-for-sale, at market (amortized cost of $102,331 and $189,275)	102,424	189,480
Held-to-maturity, at cost (market value of $418,940 and $233,525)	421,744	240,000

MORTGAGE-RELATED SECURITIES:
Trading, at market value	--	396,904
Available-for-sale, at market value (amortized cost of $400,705
and $558,939)	402,686	556,248
Held-to-maturity, at cost (market value of $995,415 and $1,101,159)	1,011,585	1,131,634

LOANS RECEIVABLE HELD FOR SALE, at lower of amortized
cost or market	2,184	1,440

LOANS RECEIVABLE, net (less allowance for loan losses of
$4,181 and $4,433)	5,290,071	5,221,117

MORTGAGE SERVICING RIGHTS (“MSR”), net	5,606	6,917

BANK OWNED LIFE INSURANCE (“BOLI”)	50,027	--

CAPITAL STOCK OF FEDERAL HOME LOAN BANK (“FHLB”), at cost	139,661	165,130

ACCRUED INTEREST RECEIVABLE:
Loans receivable	21,714	23,018
Mortgage-related securities	6,787	9,663
Investment securities	7,368	5,351

PREMISES AND EQUIPMENT, net	26,610	26,500

REAL ESTATE OWNED, net	2,097	2,409

INCOME TAXES RECEIVABLE, net	6,620	5,359

DEFERRED INCOME TAXES, net	543	20,967

OTHER ASSETS	15,368	13,694

TOTAL ASSETS	$ 7,675,886	$ 8,199,073

.		(Continued)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2007 and 2006 (in thousands, except share amounts)

LIABILITIES AND STOCKHOLDERS’ EQUITY	2007	2006

LIABILITIES:
Deposits	$ 3,922,782	$ 3,900,431
Advances from FHLB	2,732,183	3,268,705
Other borrowings	53,524	53,467
Advance payments by borrowers for taxes and insurance	51,109	48,353
Accounts payable and accrued expenses	48,657	64,898

Total liabilities	6,808,255	7,335,854

COMMITMENTS AND CONTINGENCIES (NOTE 16)

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; 50,000,000 shares authorized,
no shares issued or outstanding	--	--
Common stock, $.01 par value; 450,000,000 shares authorized,
91,512,287 shares issued; 74,258,977 and 74,031,930 shares
outstanding as of September 30, 2007 and 2006, respectively	915	915
Additional paid-in capital	438,964	429,286
Unearned compensation - Employee Stock Ownership Plan (“ESOP”)	(12,098)	(14,784)
Unearned compensation - Recognition and Retention Plan (“RRP”)	(630)	(825)
Retained earnings	750,186	760,890
Accumulated other comprehensive gain (loss)	1,287	(1,543)

	1,178,624	1,173,939

Treasury stock, 17,253,310 and 17,480,357 shares as of
September 30, 2007 and 2006, at cost	(310,993)	(310,720)

Total stockholders’ equity	867,631	863,219

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 7,675,886	$ 8,199,073

See notes to consolidated financial statements.		(Concluded)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2007, 2006, and 2005 (in thousands, except per share amounts)

	2007	2006	2005
INTEREST AND DIVIDEND INCOME:
Loans receivable	$ 294,744	$ 303,822	$ 273,972
Mortgage-related securities	68,752	75,806	91,742
Investment securities	30,849	18,047	25,039
Capital stock of FHLB	10,017	9,913	8,134
Cash and cash equivalents	7,188	3,340	1,220
Total interest and dividend income	411,550	410,928	400,107

INTEREST EXPENSE:
Deposits	147,279	122,548	96,999
FHLB advances	153,363	157,197	144,110
Other borrowings	4,468	4,160	3,092
Total interest expense	305,110	283,905	244,201

NET INTEREST AND DIVIDEND INCOME	106,440	127,023	155,906

(RECOVERY) PROVISION FOR LOAN LOSSES	(225)	247	215

NET INTEREST AND DIVIDEND INCOME AFTER (RECOVERY)
PROVISION FOR LOAN LOSSES	106,665	126,776	155,691

OTHER INCOME:
Retail fees and charges	16,120	17,007	16,029
Loan fees	2,467	1,776	2,045
Insurance commissions	2,059	2,329	1,865
Gains on trading securities, net	34	1,076	--
Losses on available-for-sale securities, net	(47)	(472)	--
Income from BOLI	27	--	--
Other, net	3,306	3,079	3,376
Total other income	23,966	24,795	23,315

OTHER EXPENSES:
Salaries and employee benefits	41,269	40,026	40,448
Occupancy of premises	13,135	12,970	12,796
Regulatory and outside services	7,078	5,241	5,865
Deposit and loan transaction costs	4,709	4,332	4,346
Advertising	4,317	4,038	4,312
Office supplies and related expenses	2,913	2,203	2,367
Federal insurance premium	490	533	602
Other, net	3,814	3,525	2,895
Total other expenses	77,725	72,868	73,631
INCOME BEFORE INCOME TAX EXPENSE	52,906	78,703	105,375

INCOME TAX EXPENSE	20,610	30,586	40,316
NET INCOME	$ 32,296	$ 48,117	$ 65,059

Earnings per share:
Basic	$ 0.44	$ 0.66	$ 0.90
Diluted	$ 0.44	$ 0.66	$ 0.89
Dividends declared per public share	$ 2.09	$ 2.30	$ 2.00

See notes to consolidated financial statements.

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED SEPTEMBER 30, 2007, 2006, and 2005
(in thousands, except share amounts)

							Accumulated
			Additional	Unearned	Unearned		Other			Total
Common Stock			Paid-In	Compensation-	Compensation-	Retained	Comprehensive	Treasury Stock		Stockholders’
	Shares	Amount	Capital	ESOP	RRP	Earnings	Loss	Shares	Amount	Equity
Balance, October 1, 2004	91,512,287	$915	$412,126	$ (20,772)	$ (276)	$ 735,306	$ (1,983)	17,521,486	$ (292,902)	$ 832,414

Comprehensive income:
Net income for the year ended,
September 30, 2005						65,059				65,059
Other comprehensive loss -
Changes in unrealized gains/losses
on securities available-for-sale,
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

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED SEPTEMBER 30, 2007, 2006, and 2005
(in thousands, except share amounts)

							Accumulated
			Additional	Unearned	Unearned		Other			Total
Common Stock			Paid-In	Compensation-	Compensation-	Retained	Comprehensive	Treasury Stock		Stockholders’
	Shares	Amount	Capital	ESOP	RRP	Earnings	Gain (Loss)	Shares	Amount	Equity
Comprehensive income:
Net income for the year ended,
September 30, 2006						48,117				48,117
Other comprehensive income -
Changes in unrealized gains/losses
on securities available-for-sale
net of deferred income taxes
of $1,360							2,226			2,226
Total comprehensive income										50,343
Tax benefit of market value change in vested
RRP shares			25							25
Common stock committed to be
released for allocation - ESOP			4,741	2,016						6,757
Acquisition of treasury stock								508,551	(16,681)	(16,681)
Treasury stock activity related to
RRP, net			518		(737)			(22,500)	208	(11)
Amortization of unearned compensation -
RRP					451					451
Stock based compensation expense			375							375
Dividends in excess of debt service cost
of the ESOP, net				(79)						(79)
Stock options exercised			1,724					(231,092)	2,122	3,846
Dividends on common stock to
stockholders ($2.30 per public share)						(46,870)				(46,870)
BALANCE, September 30, 2006	91,512,287	915	429,286	(14,784)	(825)	760,890	(1,543)	17,480,357	(310,720)	863,219

See notes to consolidated financial statements.										(Continued)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED SEPTEMBER 30, 2007, 2006, and 2005
(in thousands, except share amounts)

							Accumulated
			Additional	Unearned	Unearned		Other			Total
Common Stock			Paid-In	Compensation-	Compensation-	Retained	Comprehensive	Treasury Stock		Stockholders’
	Shares	Amount	Capital	ESOP	RRP	Earnings	Gain	Shares	Amount	Equity
Comprehensive income:
Net income for the year ended,
September 30, 2007						32,296				32,296
Other comprehensive income -
Changes in unrealized gains/losses
on securities available-for-sale,
net of deferred income taxes
of $1,730							2,830			2,830
Total comprehensive income										35,126
Tax benefit of market value change in vested
RRP shares			42							42
Common stock committed to be
released for allocation - ESOP			5,497	2,016						7,513
Acquisition of treasury stock								88,188	(3,198)	(3,198)
Treasury stock activity related to
RRP, net			138		(180)			(4,600)	42	--
Amortization of unearned compensation -
RRP					375					375
Stock based compensation expense			294							294
Dividends in excess of debt service cost
of ESOP, net				670						670
Stock options exercised			3,707					(310,635)	2,883	6,590
Dividends on common stock to
stockholders ($2.09 per public share)						(43,000)				(43,000)
BALANCE, September 30, 2007	91,512,287	$ 915	$ 438,964	$ (12,098)	$ (630)	$ 750,186	$ 1,287	17,253,310	$ (310,993)	$ 867,631

See notes to consolidated financial statements.										(Concluded)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2007, 2006, and 2005 (in thousands)

	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 32,296	$ 48,117	$ 65,059
Adjustments to reconcile net income to net cash provided by
operating activities:
FHLB stock dividends	(10,017)	(9,913)	(8,133)
(Recovery) provision for loan losses	(225)	247	215
Originations of loans receivable held-for-sale	(4,062)	(4,408)	(6,694)
Proceeds from sales of loans receivable held-for-sale	3,405	4,907	8,312
MSR activity, net	1,311	640	471
Amortization and accretion of premiums and discounts on mortgage-
related and investment securities	(177)	6,889	12,733
Principal collected on trading securities	7,729	--	--
Proceeds from sale of trading securities	389,209	--	--
Depreciation and amortization of premises and equipment	4,510	3,845	4,132
Amortization of deferred debt issuance costs	57	57	62
Common stock committed to be released for allocation - ESOP	7,513	6,757	6,996
Stock based compensation - stock options and RRP	669	826	240
Provision for deferred income taxes	18,714	28,288	23,719
Other, net	(705)	(1,224)	(949)
Changes in:
Accrued interest receivable	2,163	(1,132)	2,748
Other assets	930	532	4
Income taxes payable/receivable	(1,239)	(5,287)	(2,286)
Accounts payable and accrued expenses	(5,367)	2,123	1,674
Net cash provided by operating activities	446,714	81,264	108,303

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities or calls of investment securities AFS	88,990	10,000	--
Purchases of investment securities AFS	(1,520)	(199,143)	--
Proceeds from maturities or calls of investment securities HTM	511,500	190,510	207,000
Purchases of investment securities HTM	(689,519)	--	--
Principal collected on mortgage-related securities AFS	230,934	288,970	451,611
Purchases of mortgage-related securities AFS	(91,294)	(110,123)	--
Proceeds from sale of mortgage-related securities AFS	15,237	--	--
Principal collected on mortgage-related securities HTM	256,083	275,385	346,318
Purchases of mortgage-related securities HTM	(136,798)	(983)	(309,506)
Proceeds from the redemption of capital stock of FHLB	38,287	27,042	--
Purchases of capital stock of FHLB	(2,801)	--	--
Loan originations, net of principal collected	(144,710)	(94,347)	(60,974)
Loan purchases, net of principal collected	71,399	(70,787)	(652,407)
Purchase of BOLI	(50,000)	--	--
Net deferred fee activity	574	299	(7,939)
Purchases of premises and equipment, net	(4,625)	(7,444)	(2,646)
Proceeds from sales of real estate owned, net	4,929	4,767	8,000
Net cash provided by (used in) investing activities	96,666	314,146	(20,543)
			(Continued)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2007, 2006, and 2005 (in thousands)

	2007	2006	2005

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(43,000)	(46,870)	(40,722)
Dividends in excess of debt service cost of ESOP, net	670	(79)	2,035
Deposits, net of withdrawals	22,351	(59,866)	(167,477)
Proceeds from advances/line of credit from FHLB	206,901	675,100	719,900
Repayments on advances/line of credit from FHLB	(756,901)	(829,100)	(719,900)
Change in advance payments by borrowers for taxes and insurance	2,756	2,916	4,608
Acquisitions of treasury stock	(3,198)	(16,681)	(8,609)
Stock options exercised	3,942	2,279	5,065
Excess tax benefits from stock options	2,648	1,567	4,380
Net cash used in financing activities	(563,831)	(270,734)	(200,720)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(20,451)	124,676	(112,960)

CASH AND CASH EQUIVALENTS:
Beginning of Period	183,242	58,566	171,526

End of Period	$ 162,791	$ 183,242	$ 58,566

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income tax payments	$ 711	$ 6,020	$ 14,522

Interest payments, net of interest credited to deposits of $143,383
$112,386 and $87,283	$ 163,158	$ 170,317	$ 155,443

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
AND FINANCING ACTIVITIES:
Loans transferred to real estate owned	$ 4,008	$ 4,996	$ 4,505

Loan swap with Federal Home Loan Mortgage Corporation, net	$ --	$ 402,701	$ --

Market value change related to fair value hedge:
Interest rate swaps hedging FHLB advances	$ (13,478)	$ 3,760	$ 22,964

See notes to consolidated financial statements.			(Concluded)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2007, 2006, and 2005

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business - Capitol Federal Financial (the “Company”) provides a full range of retail banking services through its wholly-owned subsidiary, Capitol Federal Savings Bank (the “Bank”) which has 29 traditional and nine in-store banking offices serving primarily the entire metropolitan areas of Topeka, Wichita, Lawrence, Manhattan, Emporia and Salina, Kansas and a portion of the metropolitan area of greater Kansas City. The Bank emphasizes mortgage lending, primarily originating and purchasing one- to four-family mortgage loans and providing personal retail financial services.  The Bank is subject to competition from other financial institutions and other companies that provide financial services. The Company is subject to the regulations of the Office of Thrift Supervision (“OTS”) and the Federal Deposit Insurance Corporation (“FDIC”) and undergoes periodic examinations by those regulatory authorities.

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

Basis of Presentation - The Company is organized as a mid-tier holding company chartered as a federal savings and loan holding company.  The Company owns 100% of the stock of the Bank.  The Company is majority owned by Capitol Federal Savings Bank MHC ("MHC"), a federally chartered mutual holding company.  At September 30, 2007 MHC owned approximately 70% of the stock of the Company.  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, the Bank. The Bank has a wholly owned subsidiary, Capitol Funds, Inc.  Capitol Funds, Inc. has a wholly owned subsidiary, Capitol Federal Mortgage Reinsurance Company.  Significant intercompany accounts and transactions have been eliminated.

These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include the allowance for loan losses, security impairment, valuation of MSR, and the fair values of financial instruments. Actual results could differ from those estimates.

Cash and Cash Equivalents - Cash and cash equivalents include cash on hand and amounts due from banks.  The Bank has acknowledged informal agreements with other banks where it maintains deposits. Under these agreements, service fees charged to the Bank are waived provided certain average compensating balances are maintained throughout each month.  Federal Reserve Board (“FRB”) regulations require federally chartered savings banks to maintain non-interest-earning cash reserves against their transaction accounts. Required reserves must be maintained in the form of vault cash, a non-interest-bearing account at a Federal Reserve Bank, or a pass-through account as defined by the FRB.  FHLB members are also authorized to borrow from the Federal Reserve “discount window” in the event they do not meet reserve requirements, but FRB regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank. The Bank is in compliance with the FRB requirements.

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

The Bank regularly monitors its securities portfolio for impairment on a security by security basis. The Bank considers many factors in determining whether the impairment is deemed to be other-than-temporary, including, but not limited to, the length of time the security has had a market value less than the cost basis, the severity of the loss, the intent and ability of the Bank to hold the security for a period of time sufficient for a substantial recovery of its investment, recent events specific to the issuer or industry including the issuer’s financial condition and current ability to make future payments in a timely manner, external credit ratings and recent downgrades in such ratings. To the extent management determines a decline in value in a held-to-maturity or available-for-sale security to be other-than-temporary, the Bank will adjust the carrying value and include such expense in Losses on available-for-sale securities, net in the consolidated statements of income.

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

Loans Receivable - Loans receivable that management has the intent and ability to hold for the foreseeable future are carried at the amount of unpaid principal, net of allowance for loan losses, unamortized premiums and discounts, undisbursed loan funds, and deferred loan origination fees and costs.  Net loan origination fees and costs and commitment fees are amortized as a yield adjustment to interest income using the level-yield method, adjusted for estimated prepayment speeds of the related loans when applicable.  Interest on loans is credited to income as earned and accrued only if deemed collectible.  Loans are placed on nonaccrual status when a loan is 90 days or more delinquent.  The loan remains on nonaccrual status until principal and interest payments are made to bring the loan to less than 90 days delinquent.  After the completion of the foreclosure process, previously accrued but unpaid interest is reversed against current income. Subsequent collections of cash may be applied as reductions to the principal balance, interest in arrears or recorded as income, depending on management’s assessment of the ultimate collectibility of the loan.

Allowance for Loan Losses - The allowance for loan losses consists of two components, specific allowances allocated to individually impaired loans and allowances calculated for pools of loans.  A loan is considered to be impaired when management believes it is probable that it will be unable to collect all principal and interest due according to the contractual terms of the loan. If a loan is impaired, the Bank records an allowance equal to the excess of the loan’s carrying value over the present value of the estimated future cash flows discounted at the loan’s effective rate based on the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent, net of selling expenses and any private mortgage insurance claims.  The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries).  Management’s periodic evaluation of the adequacy of the allowance is based on the Bank’s past loan loss experience, known and inherent losses in the portfolio, adverse situations that may affect a borrower’s ability to repay, estimated value of any underlying collateral, and current economic conditions.  One- to four-family residential loans and consumer loans are collectively evaluated for impairment. Loans on residential properties with greater than four units, loans on construction and development and commercial properties that are delinquent or the borrower’s total loan concentration balance is greater than $1.5 million, except one- to-four family loans, are evaluated for impairment on a loan by loan basis at least annually. Assessing the adequacy of the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, which may be susceptible to significant change. In the opinion of management, the allowance when taken as a whole, is adequate to absorb estimated loan losses inherent in the Bank’s loan portfolio.

Mortgage Servicing Rights - The right to service loans for others is recognized in conjunction with the sale of loans with servicing retained.  Originated MSR are recorded at allocated cost at the time of the disposition.  Fees earned for servicing loans are reported in Other income, net in the consolidated statements of income when the related mortgage loan payments are collected.  MSR are amortized in proportion to and over the estimated period of net servicing income. MSR are carried at amortized cost, and a temporary impairment, if any, is recognized through a valuation allowance.  Impairment exists if the carrying value of MSR exceeds the estimated fair value of the MSR.  MSR are stratified by the underlying loan term and by interest rate.  Individual impairment allowances for each stratum are established when necessary and then adjusted in subsequent periods to reflect changes in the valuation of the stratum. The estimated fair value of each MSR stratum is determined through analysis of future cash flows incorporating numerous assumptions including: servicing income, servicing costs, market discount rates, prepayment speeds and other market driven data.

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

Bank Owned Life Insurance – During fiscal year 2007, the Bank paid a $50.0 million premium to purchase $120.0 million of BOLI policies on key employees.  In the event of the death of an insured individual, the Bank would receive a death benefit.  If the insured individual is employed by the Bank at the time of death, a death benefit will be paid to the insured individual’s designated beneficiary equal to the insured individual’s annual compensation at the time BOLI was approved by the Bank’s board of directors.  If the individual is not employed by the Bank at the time of death, no death benefits will be paid to the insured individual’s designated beneficiary.

The Bank’s BOLI policies are accounted for in accordance with Financial Accounting Standards Board (“FASB”) Technical Bulletin No. 85-4, “Accounting for Purchases of Life Insurance”, Emerging Issues Task Force (“EITF”) No. 06-4 “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements”, EITF No. 06-5 “Accounting for Purchases of Life Insurance – Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4” and Statement of Financial Accounting Standards (“SFAS”) No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.”

The cash surrender value of the policies is reported in BOLI in the consolidated balance sheets.   Changes in the cash surrender value are recorded in Income from BOLI in the consolidated statements of income.  Death benefits, in excess of the cash surrender value, are recorded in the consolidated statements of income at the time of receipt.  If the insured individual dies while employed by the Bank, the Bank will recognize the death benefit paid to the insured individual’s designated beneficiary in the consolidated statements of income at the time of death.

Capital Stock of Federal Home Loan Bank - Capital Stock of FHLB Topeka is carried at cost. Dividends received on such stock are reflected as interest and dividend income in the consolidated statements of income.

Premises and Equipment - Land is carried at cost. Buildings and improvements and furniture, fixtures and equipment are carried at cost less accumulated depreciation and amortization.  Depreciation is computed on straight-line or accelerated methods over the estimated useful lives of the related assets.  The estimated useful lives of the assets are as follows:

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

Income Taxes - The Company files a consolidated Federal income tax return.  MHC, the Company and Capitol Funds, Inc. file a consolidated Kansas corporate income tax return.  The Bank files a Kansas privilege tax return.

The Company provides for income taxes using the asset/liability method of accounting for income taxes. Deferred income tax assets and liabilities are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  The provision for deferred income taxes represents the change in deferred income tax assets and liabilities excluding the tax effects of the change in net unrealized gain (loss) on AFS securities and changes in the market value of vested RRP shares.

The Company will record a valuation allowance to reduce its deferred income tax assets when there is uncertainty regarding the ability to realize their benefit.  As of September 30, 2007, there was a $231 thousand valuation allowance on net operating losses that management believes will not be deductible for the foreseeable future on the Company’s consolidated Kansas corporate income tax return.  As of September 30, 2006, no valuation allowance was recorded.

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

The Bank may enter into fixed commitments to originate and sell mortgage loans held for sale when the market conditions are appropriate or, for risk management purposes, the holding of loans would increase interest rate or credit risk to levels above which management believes are inappropriate for the Bank.  Pursuant to clarifying guidance, such commitments are considered derivative instruments under SFAS No. 133.  The standard requires the recognition of all derivatives as either assets or liabilities on the balance sheet and measures those instruments at fair value.  As of September 30, 2007 and 2006, there were no significant loan-related commitments that met the definition of derivatives or commitments to sell mortgage loans.

Significant Group Concentrations of Credit Risk - The majority of the Bank’s activities are with customers located within the metropolitan areas of central, south central and eastern Kansas and a portion of the metropolitan area of greater Kansas City.  The Bank regularly purchases mortgage loans from nationwide lenders which reduces geographic concentration of credit risk.

Recent Accounting Pronouncements- In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.”  SFAS No. 155 amends SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”  SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation, if the holder irrevocably elects to account for the whole instrument on a fair value basis, and clarifies various aspects of SFAS No. 133 and SFAS No. 140 relating to derivative financial instruments and qualifying special-purpose entities holding derivative financial instruments.  The Company’s adoption of SFAS No. 155, effective October 1, 2006, had no impact on its financial condition or results of operations.

In March 2006, FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140.”  SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract as defined in the SFAS.  It requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable, and allows an entity to choose between amortization or fair value measurement methods for each class of separately recognized servicing assets and servicing liabilities.  It also permits a one-time reclassification of available-for-sale securities to trading without tainting the investment portfolio, provided the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities.  The Company’s adoption of SFAS No. 156, effective October 1, 2006, had no impact on its financial condition or results of operations, as management will continue to value MSR at the lower of cost or market.

In July 2006, the FASB issued Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.”  The interpretation clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.”  The interpretation prescribes a process by which the likelihood of a tax position is gauged based upon the technical merits of the position, and then a subsequent measurement relates the maximum benefit and the degree of likelihood to determine the amount of benefit to recognize in the financial statements.  The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition.  FIN No. 48 is effective for fiscal years beginning after December 15, 2006, which for the Company is October 1, 2007.  The Company’s adoption of FIN 48 is not expected to have a material impact on its financial condition or results of operations.

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

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 108 “Correcting the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.”  SAB No. 108 provides interpretation of the SEC’s views regarding the process of quantifying financial statement misstatements.  SAB No. 108 requires registrants to quantify misstatements using a balance sheet and income statement approach and evaluate materiality as it pertains to relevant qualitative and quantitative factors.  The SEC believes registrants must quantify the impact of correcting all misstatements on the current year financial statements.  SAB No. 108 is effective for fiscal years ending on or after November 15, 2006.  The Company’s adoption of SAB No. 108 on September 30, 2007 had no impact on its financial condition or results of operations.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” which permits an entity to measure certain financial assets and financial liabilities at fair value. The objective of SFAS No. 159 is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions.  When a company elects to apply the fair value option to existing specific items, the company reports the difference between the items’ carrying value and their fair value as a cumulative-effect adjustment to the opening balance of retained earnings upon adoption of the standard, with subsequent changes in fair value being charged to earnings.  When a company elects to apply the fair value option to new items, the company reports the change in the items values through current period income.  SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, which for the Company is October 1, 2008.  An entity may elect to early adopt SFAS No. 159 if, among a number of conditions, it has not issued financial statements for any interim period within the fiscal year SFAS No. 159 is first adopted.  The Company has not yet completed its assessment of the impact of SFAS No. 159.

Earnings Per Share (“EPS”) - The Company accounts for the shares acquired by its ESOP in accordance with Statement of Position (“SOP”) No. 93-6 and the shares acquired for its RRP in a manner similar to the ESOP shares.  Shares acquired by the ESOP and the RRP are not considered in the basic average shares outstanding until the shares are committed for allocation or vested to an employee’s individual account. The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations.

	2007(1)	2006(2)	2005(3)
	(Dollars in thousands, except per share amounts)

Net income	$ 32,296	$ 48,117	$ 65,059

Average common shares outstanding	72,772,859	72,518,562	72,429,832
Average committed ESOP shares outstanding	76,236	76,236	76,236

Total basic average common shares outstanding	72,849,095	72,594,798	72,506,068

Effect of dilutive RRP shares	5,902	3,648	2,674
Effect of dilutive stock options	115,391	255,245	573,063

Total diluted average common shares outstanding	72,970,388	72,853,691	73,081,805

Net earnings per share:
Basic	$ 0.44	$ 0.66	$ 0.90
Diluted	$ 0.44	$ 0.66	$ 0.89

(1)
Options to purchase 31,500 shares of common stock at a price of $38.77 per share were outstanding as of September 30, 2007 but were not included in the computation of diluted EPS because they were anti-dilutive for the year ended September 30, 2007.

(2)
Options to purchase 247,000 shares of common stock at prices between $32.48 per share and $36.19 per share were outstanding as of September 30, 2006, but were not included in the computation of diluted EPS because they were anti-dilutive for the year ended September 30, 2006.

(3)
Options to purchase 80,000 shares of common stock at prices between $35.34 per share and $36.19 per share were outstanding as of September 30, 2005, but were not included in the computation of diluted EPS because they were anti-dilutive for the year ended September 30, 2005.

2.           INVESTMENT SECURITIES

The following tables reflect the amortized cost, estimated market value, and gross unrealized gains and losses of available-for-sale and held-to-maturity investment securities at September 30, 2007 and 2006.

	September 30, 2007
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
	(Dollars in thousands)
Available-for-sale:
FNMA	$ 22,423	$ 35	$ --	$ 22,458
FHLMC	57,229	39	--	57,268
FHLB	19,975	4	--	19,979
Municipal bonds	2,704	19	4	2,719
	$ 102,331	$ 97	$ 4	$ 102,424

Held-to-maturity:
FNMA	$ 194,988	$ 36	$ 2,021	$ 193,003
FHLMC	86,673	84	699	86,058
FHLB	119,770	19	252	119,537
Municipal bonds	20,313	83	54	20,342
	$ 421,744	$ 222	$ 3,026	$ 418,940

	September 30, 2006
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
	(Dollars in thousands)
Available-for-sale:
FNMA	$ 27,477	$ 85	$ --	$ 27,562
FHLMC	81,996	93	21	82,068
FHLB	78,601	37	4	78,634
Municipal bonds	1,201	15	--	1,216
	$ 189,275	$ 230	$ 25	$ 189,480

Held-to-maturity:
FNMA	$ 150,000	$ --	$ 4,816	$ 145,184
FHLMC	65,000	--	1,275	63,725
FHLB	25,000	--	384	24,616
	$ 240,000	$ --	$ 6,475	$ 233,525

The following tables summarize the estimated market value and gross unrealized losses of those investment securities on which an unrealized loss at September 30, 2007 and 2006 was reported and the continuous unrealized loss position for the twelve months prior to September 30, 2007 and 2006 or for a shorter period of time.
September 30, 2007
	Less Than 12 Months		12 Months or Longer		Total
	Estimated	Gross	Estimated	Gross	Estimated	Gross
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses
(Dollars in thousands)
Available-for-sale:
Municipal bonds	$ 531	$ 4	$ --	$ --	$ 531	$ 4

Held-to-maturity:
FNMA	$ --	$ --	$ 147,980	$ 2,021	$ 147,980	$ 2,021
FHLMC	3,961	6	64,306	693	68,267	699
FHLB	--	--	24,748	252	24,748	252
Municipal bonds	6,441	54	--	--	6,441	54
	$ 10,402	$ 60	$ 237,034	$ 2,966	$ 247,436	$ 3,026

September 30, 2006
	Less Than 12 Months		12 Months or Longer		Total
	Estimated	Gross	Estimated	Gross	Estimated	Gross
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses
(Dollars in thousands)
Available-for-sale:
FHLMC	$ 50,186	$ 21	$ --	$ --	$ 50,186	$ 21
FHLB	19,996	4	--	--	19,996	4
	$ 70,182	$ 25	$ --	$ --	$ 70,182	$ 25

Held-to-maturity:
FNMA	$ --	$ --	$ 145,184	$ 4,816	$ 145,184	$ 4,816
FHLMC	--	--	63,725	1,275	63,725	1,275
FHLB	--	--	24,616	384	24,616	384
	$ --	$ --	$ 233,525	$ 6,475	$ 233,525	$ 6,475

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

The amortized cost and estimated market value of the investment securities by remaining contractual maturity, without consideration of call features or pre-refunding dates, as of September 30, 2007 are as follows:
	Available-for-Sale		Held-to-Maturity		Total
		Estimated		Estimated		Estimated
	Amortized	Market	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value	Cost	Value
	(Dollars in thousands)

One year or less	$ 99,627	$ 99,705	$ 223,960	$ 221,488	$ 323,587	$ 321,193
One year through five years	182	182	130,392	130,535	130,574	130,717
Five years through ten years	1,333	1,332	11,885	11,879	13,218	13,211
Ten years and thereafter	1,189	1,205	55,507	55,038	56,696	56,243
	$ 102,331	$ 102,424	$ 421,744	$ 418,940	$ 524,075	$ 521,364

Issuers of certain securities have the right to call obligations with or without prepayment penalties.  As of September 30, 2007, the amortized cost of the securities in our portfolio which are callable or have pre-refunding dates within one year totaled $371.5 million.

All dispositions of investment securities during 2007, 2006, and 2005 were the result of maturities or calls.

3.      MORTGAGE-RELATED SECURITIES
The following tables reflect the amortized cost, estimated market value, and gross unrealized gains and losses of available-for-sale and held-to-maturity mortgage-related securities at September 30, 2007 and 2006.  At September 30, 2006, mortgage-related securities of $396.9 million were classified as trading and were excluded from the following tables.

	September 30, 2007
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
	(Dollars in thousands)
Available-for-sale (pass through certificates):
FNMA	$ 182,632	$ 915	$ 1,009	$ 182,538
FHLMC	210,367	2,369	356	212,380
Other mortgage-related securities	7,706	62	--	7,768
	$ 400,705	$ 3,346	$ 1,365	$ 402,686

Held-to-maturity (pass through certificates):
FNMA	$ 469,853	$ 895	$ 7,435	$ 463,313
FHLMC	537,476	913	10,665	527,724
GNMA	4,256	122	--	4,378
	$ 1,011,585	$ 1,930	$ 18,100	$ 995,415

	September 30, 2006
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
	(Dollars in thousands)
Available-for-sale (pass through certificates):
FNMA	$ 353,222	$ 1,129	$ 3,477	$ 350,874
FHLMC	195,848	802	1,234	195,416
Other mortgage-related securities	9,869	89	--	9,958
	$ 558,939	$ 2,020	$ 4,711	$ 556,248

Held-to-maturity (pass through certificates):
FNMA	$ 507,032	$ 224	$ 12,976	$ 494,280
FHLMC	619,064	213	18,076	601,201
GNMA	5,538	140	--	5,678
	$ 1,131,634	$ 577	$ 31,052	$ 1,101,159

The following tables summarize the estimated market value and gross unrealized losses of those securities on which an unrealized loss at September 30, 2007 and 2006 was reported and the continuous unrealized loss position for the twelve months prior to September 30, 2007 and 2006 or for a shorter period of time.

September 30, 2007
	Less Than 12 Months		12 Months or Longer		Total
	Estimated	Gross	Estimated	Gross	Estimated	Gross
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses
(Dollars in thousands)
Available-for-sale:
FNMA	$ 29,654	$ 104	$ 76,177	$ 905	$ 105,831	$ 1,009
FHLMC	9,813	46	30,312	310	40,125	356
	$ 39,467	$ 150	$ 106,489	$ 1,215	$ 145,956	$ 1,365

Held-to-maturity:
FNMA	$ 33,920	$ 196	$ 309,506	$ 7,239	$ 343,426	$ 7,435
FHLMC	3,200	3	424,831	10,662	428,031	10,665
	$ 37,120	$ 199	$ 734,337	$ 17,901	$ 771,457	$ 18,100

September 30, 2006
	Less Than 12 Months		12 Months or Longer		Total
	Estimated	Gross	Estimated	Gross	Estimated	Gross
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses
(Dollars in thousands)
Available-for-sale:
FNMA	$ 30,856	$ 135	$ 210,922	$ 3,342	$ 241,778	$ 3,477
FHLMC	34,974	88	63,672	1,146	98,646	1,234
	$ 65,830	$ 223	$ 274,594	$ 4,488	$ 340,424	$ 4,711

Held-to-maturity:
FNMA	$ 13,576	$ 59	$ 468,047	$ 12,917	$ 481,623	$ 12,976
FHLMC	--	--	583,788	18,076	583,788	18,076
	$ 13,576	$ 59	$ 1,051,835	$ 30,993	$ 1,065,411	$ 31,052

The unrealized losses are primarily a result of an increase in interest rates since the time of purchase.  These securities have not been classified as other-than-temporarily impaired, except as noted below, as the scheduled principal and interest payments have been received, it is anticipated that the entire principal balance will be collected as scheduled and management has the intent and ability to hold these securities to maturity or for a sufficient amount of time to recover the recorded principal.

During management’s review of the available-for-sale portfolio for the year ended September 30, 2006, securities were identified that management did not have the intent to hold until maturity or recovery of recorded principal primarily because their performance was below expectations set by the Bank’s Asset and Liability Committee.  As a result of management’s decision to sell the securities, an other-than-temporary impairment of $472 thousand was recorded during the year ended September 30, 2006.  The other-than-temporary impairment is included in Losses on available-for-sale-securities, net in the consolidated statements of income.  During fiscal year 2007, the aforementioned securities were sold, resulting in proceeds of $15.2 million, and a gross loss of $47 thousand.  The gross loss is included in Losses on available-for-sale securities, net in the consolidated statements of income.  There were no other-than-temporary impairments recorded for the years ended September 30, 2007 and 2005.

The amortized cost and estimated market value of mortgage-related securities by remaining contractual maturity as of September 30, 2007 are as follows:

	Available-for-Sale		Held-to-Maturity		Total
		Estimated		Estimated		Estimated
	Amortized	Market	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value	Cost	Value
	(Dollars in thousands)

One year or less	$ 3,199	$ 3,201	$ 45,044	$ 44,469	$ 48,243	$ 47,670
One year through five years	4,698	4,756	--	--	4,698	4,756
Five years through ten years	8,553	8,659	--	--	8,553	8,659
Ten years and thereafter	384,255	386,070	966,541	950,946	1,350,796	1,337,016
	$ 400,705	$ 402,686	$ 1,011,585	$ 995,415	$ 1,412,290	$ 1,398,101

Actual maturities of mortgage-related securities may differ from scheduled maturities as borrowers have the right to prepay certain obligations, sometimes without penalties. Maturities of mortgage-related securities depend on the repayment characteristics and experience of the underlying financial instruments.

As of September 30, 2007, the Bank had pledged mortgage-related securities available-for-sale and held-to-maturity as collateral with an amortized cost of $28.1 million and $19.4 million, respectively, and estimated market value of $27.9 million and $18.9 million, respectively, to the Federal Reserve Bank for treasury, public unit depositors of the Bank, tax and loan requirements, and to the counterparties of the interest rate swaps.

In September 2006, the Bank executed a loan swap transaction with the FHLMC.  The Bank swapped $404.8 million of originated fixed-rate mortgage loans (“swapped loans”) for mortgage-related securities.  The Bank services the swapped loans.  The mortgage-related securities were classified as trading securities.  The trading securities were sold during fiscal year 2007 resulting in proceeds of $389.2 million, gross gains of $2.8 million and gross losses of $1.7 million.  The gross gains and losses are included in Gains on trading securities, net in the consolidated statements of income.

All dispositions of mortgage-related securities during 2006 and 2005 were the result of principal repayments or maturities.

4.	LOANS RECEIVABLE, Net

	2007	2006
	(Dollars in thousands)
Mortgage loans:
Residential - one- to four-units	$ 4,992,398	$ 4,931,505
Multi-family and commercial	60,625	56,774
Construction and development	74,521	45,452
	5,127,544	5,033,731
Other loans:
Home equity, auto and other	213,833	217,492
Deposits	5,249	6,250
	219,082	223,742

Less:
Undisbursed loan funds	42,481	22,605
Allowance for loan losses	4,181	4,433
Unearned loan fees and deferred costs	9,893	9,318
Loans receivable, net	$ 5,290,071	$ 5,221,117

The Bank originated $16.7 million, $3.1 million, and $5.0 million of commercial real estate and business loans during the years ended September 30, 2007, 2006, and 2005, respectively.

The Bank is subject to numerous lending-related regulations. Under the Financial Institutions Reform, Recovery, and Enforcement Act, the Bank may not make real estate loans to one borrower in excess of the greater of 15% of its unimpaired capital and surplus or $500 thousand.  As of September 30, 2007, the Bank was in compliance with this limitation.

A summary of the activity in the allowance for loan losses is as follows:

	2007	2006	2005
	(Dollars in thousands)

Balance, beginning of year	$ 4,433	$ 4,598	$ 4,495
(Recovery) provision charged to expense	(225)	247	215
Losses charged against the allowance for loan losses	(27)	(132)	(147)
Recoveries of loans previously charged against the
allowance for loan losses	--	1	35
Allowance on loans in the loan swap transaction	--	(281)	--
Balance, end of year	$ 4,181	$ 4,433	$ 4,598

The following is a summary of information pertaining to impaired loans:

	2007	2006
	(Dollars in thousands)

Impaired loans without a valuation allowance	$ 2,951	$ 2,868
Impaired loans with a valuation allowance	50	53
	$ 3,001	$ 2,921

Valuation allowance related to impaired loans	$ 1	$ 1

	2007	2006	2005
	(Dollars in thousands)
Average investment in impaired loans	$ 2,964	$ 5,398	$ 4,703
Interest income recognized on impaired loans	$ 54	$ 44	$ 54

No additional funds are committed to be advanced in connection with impaired loans.

As of September 30, 2007, 2006, and 2005, loans totaling approximately $7.4 million, $5.6 million, and $5.2 million, respectively, were on nonaccrual status. Gross interest income would have increased by $77 thousand, $105 thousand, and $85 thousand for the years ended September 30, 2007, 2006, and 2005, respectively, if these nonaccrual status loans were not classified as such.

The Bank had no troubled debt restructurings as of September 30, 2007, 2006, or 2005.

Aggregate loans to executive officers, directors and their associates did not exceed 5% of stockholders’ equity as of September 30, 2007 and 2006.  Such loans were made under terms and conditions substantially the same as loans made to parties not affiliated with the Bank.

As of September 30, 2007 and 2006, the Bank serviced loans for others aggregating approximately $674.8 million and $776.1 million, respectively.  Such loans are not included in the accompanying consolidated balance sheets. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income includes servicing fees withheld from investors and certain charges collected from borrowers, such as late payment fees. The Bank held borrowers’ escrow balances on loans serviced for others of $9.2 million and $9.9 million as of September 30, 2007 and 2006, respectively.

5.      MORTGAGE SERVICING RIGHTS, Net

The activity of MSR for the periods indicated and the ending balances of MSR and the respective fair values at the periods ended are summarized as follows:

	2007	2006	2005
	(Dollars in thousands)

Amortized cost at beginning of year	$ 6,917	$ 2,869	$ 3,340
MSR recorded as a result of the loan swap transaction	--	4,688	--
Amortization expense	(1,061)	(761)	(1,042)
Balance before impairment loss and valuation allowance	5,856	6,796	2,298
Impairment loss	(200)	(16)	(280)
Valuation allowance activity	(50)	137	851
Amortized cost at end of year	$ 5,606	$ 6,917	$ 2,869

Fair value of MSR	$ 6,496	$ 7,875	$ 3,128

The significant assumptions used in measuring the fair value of MSR as of September 30, 2007 are the weighted average prepayment speed (CPR) of 7.4% and the weighted average life of 6.9 years.

A summary of the activity in the valuation allowance for MSR for the periods indicated is as follows:

	2007	2006	2005
	(Dollars in thousands)

Beginning balance	$ --	$ 137	$ 988
Additions	50	--	141
Recoveries	--	(137)	(992)
Ending balance	$ 50	$ --	$ 137

Estimated future MSR amortization, rounded to the nearest thousand, based upon prepayment assumptions utilized in the September 30, 2007 MSR valuation are as follows (dollars in thousands):

2008	$ 878
2009	644
2010	487
2011	375
2012	326

Actual results will vary depending upon the amount and timing of repayments on the loans currently serviced.  The amortization expense, impairment loss and changes in the valuation allowance of MSR were included in Other Expenses under Other, net in the consolidated statements of income.

6.       PREMISES AND EQUIPMENT, Net

	2007	2006
	(Dollars in thousands)

Land	$ 7,166	$ 7,159
Building and improvements	27,330	26,924
Furniture, fixtures and equipment	30,155	35,333
	64,651	69,416

Less accumulated depreciation	(38,041)	(42,916)

	$ 26,610	$ 26,500

Depreciation and amortization expense for the years ended September 30, 2007, 2006, and 2005 was $4.5 million, $3.8 million and $4.1 million, respectively.

The Bank has entered into non-cancelable operating lease agreements with respect to banking premises and equipment. It is expected that many agreements will be renewed at expiration in the normal course of business. Rental expense was $1.1 million, $1.0 million and $1.0 million for the years ended September 30, 2007, 2006, and 2005, respectively.  Future minimum rental commitments, rounded to the nearest thousand, required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year are as follows (dollars in thousands):

2008	$ 1,197
2009	1,095
2010	878
2011	730
2012	697
Thereafter	6,146
$ 10,743

7.	DEPOSITS

	2007			2006
		Weighted			Weighted
		Average	% of		Average	% of
	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Savings and demand deposits:
Checking	$ 394,109	0.21%	10.05%	$ 402,898	0.21%	10.33%
Savings(1)	237,148	2.58	6.04	106,347	0.65	2.73
Money market	790,277	3.18	20.15	808,910	3.31	20.74
Total non-certificates	1,421,534	2.26	36.24	1,318,155	2.15	33.80

Certificates of deposit: (1)
0.00 – 0.99%	134	0.65	--	125	0.59	--
1.00 – 1.99%	--	--	--	--	--	--
2.00 – 2.99%	35,815	2.92	0.91	215,891	2.85	5.53
3.00 – 3.99%	225,162	3.50	5.74	541,236	3.57	13.88
4.00 – 4.99%	746,707	4.46	19.04	1,323,434	4.59	33.93
5.00 – 5.99%	1,489,706	5.16	37.98	497,453	5.21	12.75
6.00 – 6.99%	3,724	6.63	0.09	4,137	6.61	0.11
Total certificates of deposit	2,501,248	4.77	63.76	2,582,276	4.35	66.20

	$ 3,922,782	3.86%	100.00%	$ 3,900,431	3.61%	100.00%

(1)  During the second quarter of fiscal year 2007, variable-rate retirement certificates of deposit were reclassified to “Savings” as the new classifications for these accounts did not have a stated maturity date as a result of changes required by the Bank’s new core information technology processing system.  The amount of the retirement savings included in “Savings” at September 30, 2007 was $136.6 million.  The amount of variable-rate certificates of deposit included in “Certificates” at September 30, 2006 was $153.0 million.

As of September 30, 2007, certificates of deposit mature as follows, rounded to the nearest thousand:

2008	$ 1,747,023
2009	400,859
2010	282,857
2011	44,946
2012	23,698
Thereafter	1,865
$ 2,501,248

The amount of noninterest-bearing deposits was $65.6 million and $64.5 million as of September 30, 2007 and 2006, respectively.  Deposits in excess of $100 thousand and IRA accounts in excess of $250 thousand may not be insured by the FDIC.  The aggregate amount of deposit accounts in excess of $100 thousand were $991.6 million and $926.2 million as of September 30, 2007 and 2006, respectively.  Certificates of deposit with a minimum denomination of $100 thousand were $650.7 million and $614.3 million as of September 30, 2007 and 2006, respectively. The aggregate amount of deposits that were reclassified as loans receivable was $216 thousand and $187 thousand as of September 30, 2007 and 2006, respectively.

8.	ADVANCES FROM FEDERAL HOME LOAN BANK

FHLB advances at the periods ended are comprised of the following:

	2007	2006
	(Dollars in thousands)

Fixed-rate FHLB advances	$ 2,746,000	$ 3,296,000
Fair value of interest rate swaps	(13,817)	(27,295)
	$ 2,732,183	$ 3,268,705

Weighted average interest rate on FHLB advances	4.80%	4.48%

As of September 30, 2007, FHLB advances mature as follows:

		Weighted
		Average
	Amount	Rate
	(Dollars in thousands)

2008	$ 1,125,000	4.23%
2009	620,000	4.27
2010	825,000	5.85
2011	176,000	5.35
	$ 2,746,000	4.80%

Of the $1.13 billion FHLB advances maturing in fiscal year 2008, $200.0 million is due in the first quarter of fiscal year 2008, $300.0 million is due in the second quarter of fiscal year 2008, $425.0 million is due in the third quarter of fiscal year 2008, and $200.0 million is due in the fourth quarter of fiscal year 2008.

The FHLB advances are secured by certain qualifying mortgage loans pursuant to a blanket collateral agreement with the FHLB and all of the capital stock of FHLB owned by the Bank.  Per the FHLB’s lending guidelines, total FHLB borrowings cannot exceed 40% of total Bank assets.  At September 30, 2007, the Bank’s ratio of FHLB advances to total assets, as reported to the OTS, was 35.7%.

At September 30, 2007, the Company had access to a line of credit with the FHLB.  In December 2007 the line of credit will be renewed automatically by the FHLB for a one year period.  At September 30, 2007, there were no borrowings on the FHLB line of credit.  Any borrowings on the line of credit would be included in total FHLB borrowings in calculating the ratio of FHLB borrowings to total Bank assets, which generally could not exceed 40% of total Bank assets at September 30, 2007.

9.	INTEREST RATE SWAPS

The Bank has interest rate swap agreements with an aggregate notional amount of $800.0 million.  The Bank utilizes the interest rate swaps to modify its interest rate risk profile.  The Bank has agreed to receive interest from counterparties at a fixed-rate matching the amounts paid by the Bank on the hedged FHLB advances and to pay interest at a variable rate indexed to the one month LIBOR rate plus a weighted average spread of 248 basis points during the term of the interest rate swaps and hedged FHLB advances.  Net interest settlement with the counterparties is completed monthly.  At September 30, 2007, the Bank is in a net paying position on the interest rate swaps.  Interest expense on FHLB advances increased $13.6 million and $8.6 million as a result of the interest rate swaps for the years ended September 30, 2007 and 2006, respectively.  Interest expense on FHLB advances was reduced by $7.3 million for the year ended September 30, 2005 as a result of the interest rate swaps.

Counterparties to the interest rate swaps require collateral for their exposure to the Bank’s net payable mark-to-market position under the terms of the interest rate swap agreements.  The exposure is estimated daily by the counterparties calculating a market value for each swap on a net settlement basis.  When the valuation indicates that the Bank has a net payable to the counterparty, the Bank may be required to post collateral sufficient to satisfy the counterparty’s exposure.  When required, the collateral pledged to the counterparty would be restricted and not available-for-sale.  Each counterparty has different collateralization requirements.  The Bank posted available-for-sale mortgage-related securities with an estimated market value of $27.7 million as collateral as of September 30, 2007.  If the future obligation indicates that the Bank has a net receivable mark-to-market position from the counterparties, the Bank could have a certain level of exposure to the extent the counterparties are not able to satisfy their obligations to the Bank.

The aggregate fair value adjustment on the interest rate swaps represented a liability of $13.8 million and $27.3 million as of September 30, 2007 and 2006, respectively.  As a result, the carrying amount of the FHLB advances as of September 30, 2007 and 2006 was reduced by $13.8 million and $27.3 million, respectively.

As of September 30, 2007, $225.0 million of the interest rate swap agreements are scheduled to mature in the third quarter of fiscal year 2008 and $575.0 million are scheduled to mature in fiscal year 2010.

10.	OTHER BORROWINGS

The Company has established a Delaware statutory trust, Capitol Federal Financial Trust I (the “Trust”), of which the Company owns 100% of the common securities, or slightly more than 3% of the Trust (“Trust Common Securities”).  Outside investors own 100% of the capital securities, or slightly less than 97% of the Trust.  The Trust was formed for the purpose of issuing Company obligated mandatorily redeemable preferred securities (“Trust Preferred Securities”).  The Trust issued $53.6 million of Trust Preferred Securities.  The Company purchased $1.6 million of the Trust Common Securities which are reported in Other Assets in the September 30, 2007 and 2006 consolidated balance sheet.  When the Trust Preferred and Trust Common Securities were issued, the Trust used the proceeds to purchase a like amount of Junior Subordinated Deferrable Interest Debentures (the “Debentures”) of the Company.  The Debentures bear the same terms and interest rates as the Trust Preferred and Trust Common Securities.  Interest is due quarterly in January, April, July and October until the maturity date of April 7, 2034.  The interest rate, which resets at each interest payment, is based upon the three month LIBOR rate plus 275 basis points.  Principal is due at maturity.  The Debentures are callable, in part or whole, beginning on April 7, 2009, at par.  Any such redemption of the Debentures by the Company will cause a redemption of a like amount of the Trust Preferred and Trust Common Securities by the Trust.  The Company has guaranteed the obligations of the Trust.  The Trust is not included in the consolidated financial statements of the Company in accordance with FIN No. 46R, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.”  The Debentures are the sole assets of the Trust.  There are certain covenants of the Debentures that the Company is required to comply with.  These covenants include a prohibition on cash dividends in the event of default or if the Company elects to defer the payment of interest on the Debentures, annual certifications to the Trust and other covenants related to the payment of interest and principal and maintenance of the Trust.  The Company was in compliance with all covenants at September 30, 2007.

The following summarizes the components of other borrowings as of September 30, 2007 and 2006:

	2007		2006
		Average		Average
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Debentures to reprice in October, 2007	$ 53,609	8.11%	$ 53,609	8.26%
Capitalized debt issuance costs, net of amortization	(85)		(142)
	$ 53,524	8.12%	$ 53,467	8.28%

11.                 INCOME TAXES

Income tax expense consists of the following:

	2007	2006	2005
	(Dollars in thousands)

Current	$ 1,896	$ 2,298	$ 16,597
Deferred	18,714	28,288	23,719
	$ 20,610	$ 30,586	$ 40,316

Income tax expense has been provided at effective rates of 39.0%, 38.9% and 38.3% for the years ended September 30, 2007, 2006, and 2005, respectively.  The differences between such effective rates and the statutory Federal income tax rate computed on income before income tax expense result from the following:

	2007		2006		2005
	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
Federal income tax expense
computed at statutory rate	$ 18,517	35.0%	$ 27,546	35.0%	$ 36,881	35.0%
Increases in taxes resulting from:
State taxes, net of Federal
income tax expense	1,719	3.3	2,335	3.0	3,027	2.9
Other	374	0.7	705	0.9	408	0.4
	$ 20,610	39.0%	$ 30,586	38.9%	$ 40,316	38.3%

Deferred income tax expense results from temporary differences in the recognition of revenue and expenses for tax and financial statement purposes. The sources of these differences and the tax effect of each were as follows:

	2007	2006	2005
	(Dollars in thousands)

FHLB prepayment penalty	$ 21,225	$ 25,261	$ 21,847
MSR	(497)	1,535	(179)
FHLB stock dividends	(440)	1,214	3,085
Other, net	(1,574)	278	(1,034)
	$ 18,714	$ 28,288	$ 23,719

The components of the net deferred income tax asset as of September 30, 2007 and 2006 are as follows:

	2007	2006
	(Dollars in thousands)
Deferred income tax assets:
FHLB prepayment penalty	$ 16,470	$ 37,695
Salaries and employee benefits	1,048	993
ESOP compensation	1,024	1,024
Other	2,392	2,020
Gross deferred income tax assets	20,934	41,732

Valuation allowance	(231)	--
Gross deferred income tax asset, net of valuation allowance	20,703	41,732

Deferred income tax liabilities:
FHLB stock dividends	16,397	16,837
MSR	2,126	2,623
Other	1,637	1,305
Gross deferred income tax liabilities	20,160	20,765

Net deferred tax assets	$ 543	$ 20,967

The Company assesses the available positive and negative evidence surrounding the recoverability of the deferred tax assets and applies its judgment in estimating the amount of valuation allowance necessary under the circumstances.  As of September 30, 2007, the Company recorded a $231 thousand valuation allowance on net operating losses that management believes will not be deductible for the foreseeable future on the Company’s consolidated Kansas corporate income tax return.  As of September 30, 2006, no valuation allowance was necessary.

12.	EMPLOYEE BENEFIT PLANS

The Company’s Thrift and Stock Ownership Plan (the “Plan”) has a profit sharing component and an ESOP component.  The Plan covers all employees with a minimum of one year of service, at least age 21 and at least 1,000 hours of employment each year.  Subsequent to September 30, 2007, the Plan was segregated into two separate plans, one for the Partners in Thrift (“PIT”) and one for the ESOP.  The new plans are substantially identical to the former unified plan.

Profit Sharing– The profit sharing component of the Plan provides for two types of discretionary contributions. The first type is an optional Bank contribution, determined by the board of directors, between 0.0% and 5.0% of an eligible employee’s base compensation during the fiscal year. The second contribution may be between 0.5% and 10.0% of an eligible employee’s base compensation during the fiscal year if the employee matches 50.0% (on an after-tax basis) of the Bank’s second contribution.  The plan shall continue to be designed to qualify as a thrift and profit sharing plan for purposes of Internal Revenue Codes 401(a), 402, 412, and 417.  Total profit sharing contributions amounted to $80 thousand, $153 thousand and $186 thousand for the years ended September 30, 2007, 2006, and 2005, respectively.

ESOP– The ESOP Trust acquired 3,024,574 shares of common stock in the Company’s initial public offering with proceeds from a loan from the Company.  The Bank makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required loan payments to the Company.

The loan referenced above bears interest at a fixed-rate of 5.80% with interest payable annually and future principal and interest payable in six remaining fixed installments, as of September 30, 2007, of $3.0 million. Payments of $3.0 million consisting of principal of $2.0 million, $1.9 million and $1.8 million and interest of $1.0 million, $1.1 million and $1.2 million were made on September 30, 2007, 2006, and 2005, respectively. The loan is secured by the shares of Company stock purchased.

As the debt is repaid, 201,638 shares are released from collateral annually at September 30 and allocated to qualified employees based on the proportion of their qualifying compensation to total qualifying compensation. The Company accounts for its ESOP in accordance with SOP No. 93-6. Accordingly, the shares pledged as collateral are reported as a reduction of stockholders’ equity in the consolidated balance sheet. As shares are committed to be released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Compensation expense related to the ESOP was $7.5 million, $7.5 million and $7.6 million for the years ended September 30, 2007, 2006, and 2005, respectively. Dividends on unallocated ESOP shares are recorded as a reduction of debt, up to a total of $3.0 million.

During the year ended September 30, 2007, the Bank paid $41 thousand of the ESOP debt payment because dividends on unallocated shares were not sufficient to pay the scheduled debt payment as they had been in previous years.  Dividends paid to participants on allocated ESOP shares were $2.9 million for the year ended September 30, 2007.  During the year ended September 30, 2006, there were $719 thousand of dividends paid on unallocated ESOP shares in excess of the scheduled debt repayment and $3.0 million of dividends paid to participants on allocated ESOP shares.

Participants have the option to receive the dividends in cash or leave the dividend in the ESOP.  Dividends are reinvested in Company stock for those participants who choose to leave their dividends in the ESOP or who do not make an election.  The purchase of Company stock for reinvestment of dividends is made in the open market on or about the date of the cash disbursement to the participants who opt to take dividends in cash.

Shares may be withdrawn from the ESOP Trust due to retirement, termination or death of the participant.  Following is a summary of shares held in the ESOP Trust as of September 30, 2007 and 2006:

	2007	2006
(Dollars in thousands, except share amounts)

Allocated ESOP shares	1,529,881	1,427,877
Unreleased ESOP shares	1,209,832	1,411,470
Total ESOP shares	2,739,713	2,839,347
Fair value of unreleased ESOP shares	$ 41,376	$ 50,192

13.	STOCK BASED COMPENSATION

At September 30, 2007, the Company had a Stock Option and Incentive Plan (the “Option Plan”) and an RRP.  SFAS No. 123(R) “Share-Based Payment” requires companies to recognize all share-based payments, which include stock options and restricted stock, in compensation expense over the service period of the share-based payment award.  SFAS No. 123(R) establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees, except for equity instruments held by employee share ownership plans.

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

Compensation expense related to the amortization of the RRP awards was recognized in the income statement prior to the implementation of SFAS No. 123(R).  Compensation expense attributable to RRP awards during the year ended September 30, 2007 and 2006 totaled $375 thousand ($229 thousand, net of tax) and $451 thousand ($275 thousand, net of tax), respectively.  Compensation expense attributable to stock options awards during the year ended September 30, 2007 and 2006 totaled $294 thousand ($179 thousand, net of tax) and $375 thousand ($229 thousand, net of tax), respectively.

Prior to the adoption of SFAS No. 123(R), the Company applied the recognition and measurement principles of Accounting Principles Board (“APB”) No. 25, “Accounting for Stock Issued to Employees” as allowed by SFAS No. 123 and SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure.”  Accordingly, no stock based compensation was recognized in net income for stock options as all options granted had an exercise price equal to the market value of the underlying common stock on the date of the grant and the related number of options granted were fixed at that point in time.  The following table presents the pro forma impact on earnings and earnings per share for the years ended September 30, 2005, if the Company had applied the fair value recognition provisions of SFAS No. 123, as amended by SFAS No. 148:

2005

(Dollars in thousands)
Net income	$ 65,059

Add: Stock-based compensation expense included in
reported net income, net of related tax effects(1)	150
Deduct: Total stock-based employee
compensation expense determined under
fair value based method for all awards,
net of related tax effects(1)	318
Pro forma net income	$ 64,891

Net earnings per share
Basic-as reported	$ 0.90
Basic-pro forma	$ 0.89

Diluted-as reported	$ 0.89
Diluted-pro forma	$ 0.89

(1)  The amount includes compensation expense related to the RRP awards reported in net income.

The fair value of stock option grants are estimated on the date of the grant using the Black-Scholes option pricing model.  The weighted average grant-date fair value of stock options granted during the fiscal years ended September 30, 2007, 2006, and 2005 was $5.61, $3.98 and $4.58 per share, respectively.  The following weighted average assumptions were used for valuing stock option grants for the periods noted:

	2007	2006	2005

Risk-free interest rate	4.8%	4.5%	4.1%
Expected life (years)	6	8	8
Expected volatility	21%	22%	23%
Dividend yield	5.2%	6.1%	5.7%
Estimated forfeitures	0%	0%	0%

The risk-free interest rate was determined using the yield available on the option grant date for a zero-coupon U.S. Treasury security with a term equivalent to the expected life of the option.  The expected life for options granted during the year ended September 30, 2007 and 2006 represents the period the option is expected to be outstanding and was determined by applying the simplified method as allowed by SAB No.107.  The expected life for the stock options granted during the year ended September 30, 2005 was based on the midpoint between the average vesting term and the average contractual term.  The expected volatility was determined using historical volatilities based on historical stock prices.  The dividend yield was determined based upon historical quarterly dividends and the Company’s stock price on the option grant date.  Estimated forfeitures were determined based upon voluntary termination behavior and actual option forfeitures.

Stock Option Plan – Pursuant to the Option Plan, 3,780,718 shares of common stock were reserved for issuance by the Company upon exercise of stock options granted to officers, directors and employees of the Company and the Bank from time to time under the Option Plan. The Company may issue both incentive and nonqualified stock options under the Option Plan.  The incentive stock options expire in ten years and the nonqualified stock options expire fifteen years from the date of grant.  The date on which the options are first exercisable is determined by the Stock Benefits Committee (“sub-committee”), a sub-committee of the Compensation Committee (“committee”) of the board of directors.  The vesting period of the options generally ranges from three to five years.  The option price is equal to the market value at the date of the grant as defined by the Option Plan.  The purpose of the Option Plan is to provide additional incentive to certain officers, directors and key employees by facilitating their purchase of a stock interest in the Company.  At September 30, 2007, the Company had 357,685 shares available for future grants under the Option Plan.

The Option Plan is administered by the sub-committee, which selects the employees and non-employee directors to whom options are to be granted and the number of shares to be granted.  The exercise price may be paid in cash, shares of the common stock, or a combination of both.  The option price may not be less than 100% of the fair market value of the shares on the date of the grant. In the case of any employee who is granted an incentive stock option who owns more than 10% of the outstanding common stock at the time the option is granted, the option price may not be less than 110% of the fair market value of the shares on the date of the grant, and the option shall not be exercisable after the expiration of five years from the grant date.  Historically, the Company has issued shares held in treasury upon the exercise of stock options.

A summary of option activity for the years ended September 30, 2007, 2006, and 2005 follows:

	2007		2006		2005
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
	of Options	Price	of Options	Price	of Options	Price

Options outstanding
at beginning of year	668,457	$ 20.43	789,749	$ 15.61	1,212,067	$ 11.21
Granted	34,000	38.77	112,000	32.69	114,000	34.81
Forfeited	(8,967)	29.37	(2,200)	22.57	(8,000)	20.08
Exercised	(310,635)	12.69	(231,092)	9.87	(528,318)	9.59
Options outstanding
at end of year	382,855	$ 28.13	668,457	$ 20.43	789,749	$ 15.61

During the year ended September 30, 2007, the total pretax intrinsic value of stock options exercised was $8.1 million and the tax benefits realized from the exercise of stock options were $2.6 million.  During the year ended September 30, 2006, the total pretax intrinsic value of stock options exercised was $5.3 million and the tax benefits realized from the exercise of stock options were $1.6 million.  The fair value of stock options vested during the year ended September 30, 2007 was $338 thousand.

The following summarizes information about the stock options outstanding and exercisable as of September 30, 2007:

	Options Outstanding				Options Exercisable
		Weighted	Weighted			Weighted
		Average	Average			Average
	Number	Remaining	Exercise	Aggregate	Number	Exercise	Aggregate
Exercise	of Options	Contractual	Price per	Intrinsic	of Options	Price per	Intrinsic
Price	Outstanding	Life (in years)	Share	Value	Exercisable	Share	Value
	(Dollars in thousands, except per share amounts)
$9.22	81,155	5.60	$ 9.22	$ 2,027	81,155	$ 9.22	$ 2,027
14.03 - 19.68	15,000	3.54	17.00	258	15,000	17.00	258
25.66 - 28.78	4,500	4.93	26.98	33	4,500	26.98	33
30.19 - 38.77	282,200	10.76	34.18	270	137,600	33.81	159
	382,855	9.31	$ 28.13	$ 2,588	238,255	$ 24.25	$ 2,477

The aggregate intrinsic value in the preceding table represents the total pre-tax intrinsic value, based on the Company’s closing stock price of $34.20 as of September 30, 2007, which would have been received by the option holders had all option holders exercised their options as of that date.  The total number of in-the-money options exercisable as of September 30, 2007 was 178,755.

As of September 30, 2007, the total future compensation cost related to non-vested stock options not yet recognized in the consolidated statements of income was $490 thousand and the weighted average period over which these awards are expected to be recognized was 2.4 years.

Recognition and Retention Plan– The objective of the RRP is to enable the Company and the Bank to retain personnel of experience and ability in key positions of responsibility.  Employees and directors of the Bank are eligible to receive benefits under the RRP at the sole discretion of the sub-committee. The total number of shares originally eligible to be granted under the RRP was 1,512,287.  At September 30, 2007, the Company had 175,987 shares available for future grants under the RRP.

Compensation expense in the amount of the fair market value of the common stock at the date of the grant, as defined by the RRP, to the employee is recognized over the period during which the shares vest.  Compensation expense attributable to the vesting of RRP shares amounted to $375 thousand, $451 thousand and $240 thousand for fiscal years 2007, 2006, and 2005, respectively.  A recipient of such restricted stock will be entitled to all voting and other stockholder rights (including the right to receive dividends on vested and non-vested shares), except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in escrow by the Company. If a holder of such restricted stock terminates employment for reasons other than death or disability, the employee forfeits all rights to the non-vested shares under restriction. If the participant’s service terminates as a result of death, disability, or if a change in control of the Bank occurs, all restrictions expire and all non-vested shares become unrestricted.  A summary of RRP share activity for the years September 30, 2007, 2006, and 2005 follows:

	2007		2006		2005
		Weighted		Weighted		Weighted
	Number	Average	Number	Average	Number	Average
	of	Grant Date	of	Grant Date	of	Grant Date
	Shares	Fair Value	Shares	Fair Value	Shares	Fair Value
Outstanding at beginning
of period	30,800	$ 33.37	18,800	$ 33.88	12,000	$ 28.39
Granted	5,000	38.77	22,500	32.73	14,200	35.38
Vested	(11,100)	33.35	(10,500)	32.91	(7,400)	27.84
Forfeited	(400)	35.42	--	--	--	--
Outstanding at end of period	24,300	$ 34.46	30,800	$ 33.37	18,800	$ 33.88

The estimated forfeiture rate for the RRP shares granted during the year ended September 30, 2007 and 2006 was 0% based upon voluntary termination behavior and actual forfeitures.  The fair value of RRP shares that vested during the year ended September 30, 2007, 2006, and 2005 totaled $370 thousand, $346 thousand and $206 thousand, respectively.  As of September 30, 2007, there was $630 thousand of unrecognized compensation cost related to non-vested RRP shares to be recognized over a weighted average period of 2.4 years.

14.             PERFORMANCE BASED COMPENSATION

The Company and the Bank have a short-term performance plan for all officers and a deferred incentive bonus plan for executive officers.  The short-term performance plan has a component tied to Company performance and a component tied to individual participant performance.  Individual performance criteria are established by executive management for eligible non-executive employees of the Bank; individual performances of executive officers are reviewed by the committee.  Company performance criteria are approved by the committee.  Short-term performance plan awards are granted based upon a performance review by the committee.  The committee may exercise its discretion and reduce or not grant awards.  The deferred incentive bonus plan is intended to operate in conjunction with the short-term performance plan.  A participant of the deferred incentive bonus plan can elect to defer into an account between $2 thousand and 50% of the short-term performance plan award up to but not exceeding $100 thousand.  The amount deferred receives a 50% employer match.  The deferral period is three years.  Earnings on the amount deferred by the executive and the employer match are tied to the performance of the Company’s common stock and cash dividends paid thereon during the deferral period. The total amount of short-term performance plan awards provided for the years ended September 30, 2007, 2006, and 2005, amounted to $1.1 million, $1.1 million and $1.7 million respectively, of which $66 thousand, $125 thousand and $301 thousand respectively, was deferred under the deferred incentive bonus plan.  The deferrals and earnings on those deferrals will be paid in 2009, 2010, and 2011.  During fiscal years 2007, 2006, and 2005 the amount expensed in conjunction with the earnings on the deferred amounts was $82 thousand, $110 thousand, and $239 thousand, respectively.

15.	DEFERRED COMPENSATION

The Bank has deferred compensation agreements with certain officers and retired officers whereby stipulated amounts will be paid to them over a period of 20 years upon their retirement or termination. Amounts accrued under these agreements aggregate $492 thousand and $608 thousand as of September 30, 2007 and 2006, respectively, and are accrued over the period of active employment and are funded by life insurance contracts.

16.	COMMITMENTS AND CONTINGENCIES

The Bank had commitments outstanding to originate and purchase first and second mortgage loans as of September 30, 2007 and 2006 as follows:

	2007	2006
	(Dollars in thousands)
Fixed-rate (interest rates ranging from 5.25% to 9.50% and
5.13% to 8.50% at September 30, 2007 and 2006, respectively)	$ 107,358	$ 63,333
Variable rate	42,909	26,568
	$ 150,267	$ 89,901

As of September 30, 2007 and 2006, there were no significant loan-related commitments that met the definition of derivatives or commitments to sell mortgage loans.

As of September 30, 2007, the Bank had commitments to originate non-mortgage loans approximating $2.2 million of which approximately $158 thousand were fixed-rate (interest rates ranging from 6.74% to 14.00%) and $2.1 million were variable rate commitments.  As of September 30, 2006, the Bank had commitments to originate non-mortgage loans approximating $1.5 million of which approximately $92 thousand were fixed-rate (interest rates ranging from 5.44% to 14.0%) and $1.4 million were variable rate commitments.

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

As of September 30, 2007 and 2006, the Bank had approved but unadvanced home equity lines of credit of $269.3 million and $272.1 million, respectively.  Approval of lines of credit is based upon underwriting standards that do not allow total borrowings, including existing mortgages and lines of credit, to exceed 100% of the estimated market value of the customer’s home.

17.                 REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors.

Quantitative measures that have been established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below). The Bank’s primary regulatory agency, the OTS, requires that the Bank maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 4%, and total risk-based capital (as defined) of 8%. The Bank also is subject to prompt corrective action capital requirement regulations set forth by the FDIC. The FDIC requires the Bank to maintain a minimum of Tier 1 total and core capital (as defined) to risk-weighted assets (as defined), and of core capital (as defined) to adjusted tangible assets (as defined). Management believes, as of September 30, 2007, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2007 and 2006, the most recent guidelines from the OTS categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized,” the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events subsequent to September 30, 2007 that management believes changed the Bank’s category.

					To Be Well
					Capitalized
					Under Prompt
			For Capital		Corrective Action
	Actual		Adequacy Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of September 30, 2007:
Total capital (to risk weighted assets)	$ 784,725	22.8%	$ 275,296	8.0%	$ 344,120	10.0%
Core capital (to adjusted tangible assets)	788,621	10.3	307,799	4.0	384,749	5.0
Tangible capital (to tangible assets)	788,621	10.3	115,425	1.5	N/A	N/A
Tier I capital (to risk weighted assets)	788,621	22.9	N/A	N/A	206,472	6.0

As of September 30, 2006:
Total capital (to risk weighted assets)	$ 781,356	22.5%	$ 277,791	8.0%	$ 347,238	10.0%
Core capital (to adjusted tangible assets)	783,562	9.5	328,893	4.0	411,117	5.0
Tangible capital (to tangible assets)	783,562	9.5	123,335	1.5	N/A	N/A
Tier I capital (to risk weighted assets)	783,562	22.6	N/A	N/A	208,343	6.0

A reconciliation of the Bank’s equity under GAAP to regulatory capital amounts as of September 30, 2007 and 2006 is as follows:

	2007	2006
	(Dollars in thousands)

Total equity as reported under GAAP	$ 793,661	$ 783,144
Unrealized (gains) losses on AFS securities	(1,287)	1,543
Other	(3,753)	(1,125)
Total tangible and core capital	788,621	783,562
Allowance for loan losses	4,164	4,422
Equity investments	(8,060)	(6,628)
Total risk based capital	$ 784,725	$ 781,356

Under OTS regulations, there are limitations on the amount of capital the Bank may distribute to the Company.  Generally, this is limited to the earnings of the previous two calendar years and current year-to-date earnings.  Currently, the Bank operates under an OTS-granted waiver to these regulations because of capital distributions from the Bank to the Company during the current and prior two calendar years.  Because management believes that the Bank complies with OTS regulations regarding interest rate risk, capital ratios and operates in a safe and sound manner, it is management's opinion that the Bank will continue to receive waivers until the time period constraints have lapsed, which should occur on December 31, 2008.  Currently, the Bank's waiver allows it to move all earnings of the Bank to the Company through June 30, 2008.

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

The estimated fair values of the Company’s financial instruments as of September 30, 2007 and 2006 are as follows:

	2007		2006
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
		(Dollars in thousands)
Assets:
Cash and cash equivalents	$ 162,791	$ 162,791	$ 183,242	$ 183,242
Investment securities:
Available-for-sale	102,424	102,424	189,480	189,480
Held-to-maturity	421,744	418,940	240,000	233,525
Mortgage-related securities:
Trading	--	--	396,904	396,904
Available-for-sale	402,686	402,686	556,248	556,248
Held-to-maturity	1,011,585	995,415	1,131,634	1,101,159
Loans receivable held-for-sale	2,184	2,184	1,440	1,440
Loans receivable	5,290,071	5,189,611	5,221,117	5,081,826
Capital stock of FHLB	139,661	139,661	165,130	165,130
Liabilities:
Deposits	3,922,782	3,925,810	3,900,431	3,897,736
Advances from FHLB, net of
interest rate swaps	2,732,183	2,751,641	3,268,705	3,295,055
Other borrowings	53,524	54,451	53,467	54,726
Loan-related commitments	--	--	--	--

The following methods and assumptions were used to estimate the fair value of the financial instruments:

Cash and Cash Equivalents - The carrying amounts of cash and cash equivalents are reasonable estimates of their fair value.

Investment and Mortgage-Related Securities - Estimated fair values of investment and mortgage-related securities are based on quoted market prices where available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar instruments.

Loans Receivable Held-for-Sale - Estimated fair values of loans receivable held for sale are determined based on sales commitments or dealer quotations.

Loans Receivable - Fair values are estimated for portfolios with similar financial characteristics. Loans are segregated by type, such as one- to four-family residential mortgages, multi-family residential mortgages, nonresidential and installment loans. Each loan category is further segmented into fixed and variable interest rate categories. At September 30, 2007, market pricing sources are used to approximate the estimated fair value of fixed and adjustable-rate one- to four-family residential mortgages.  For all other loan categories, future cash flows are discounted using the current yield curve at a margin above treasury rates, at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturity.  At September 30, 2006, future cash flows of fixed-rate mortgage loans are discounted using the current yield curve at a margin above treasury rates, at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturity.  Future cash flows for adjustable-rate mortgage loans are discounted using the current rate at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturity.

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

Interest Rate Swaps - The carrying value and fair value of the interest rate swaps are included in the carrying value and fair value of Advances from FHLB.  The fair value of the interest rate swaps are estimated by discounting anticipated cash flows associated with the receive-fixed rate component of the swap and the pay-variable rate component of the swap over the remaining contractual terms of each swap.  The pay-variable rate component cash flows are estimated using forward interest rate curves for the one month LIBOR.

Other Borrowings – The other borrowings have a variable rate structure. The Company can prepay the other borrowings at a premium until April 2009, at which point the borrowings can be pre-paid at par.

Loan-related Commitments - The estimated fair value of commitments to originate loans is based on the fees currently charged to enter into similar agreements and the difference between current levels of interest rates and the committed rates. The estimated fair value of commitments to purchase or sell loans held for sale is based on the change in the market price of the pass-through rate from the commitment closing date to the reporting date.  The fair market value of loan-related commitments approximated the carrying amount of zero.

The fair value estimates presented herein are based on pertinent information available to management as of September 30, 2007 and 2006. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date. Therefore, current estimates of fair value may differ significantly from the amounts presented herein.

19.	PARENT COMPANY FINANCIAL INFORMATION (PARENT COMPANY ONLY)

The Company serves as the holding company for the Bank (see Note 1).  The Company’s (parent company only) balance sheets as of September 30, 2007 and 2006, and the related statements of income and cash flows for each of the three years in the period ended September 30, 2007 are as follows:

BALANCE SHEETS
SEPTEMBER 30, 2007 and 2006
(in thousands, except share amounts)
	2007	2006
ASSETS

Cash and cash equivalents	$ 53,662	$ 55,988
Investment in the Bank	793,661	783,145
Investment in certificates of deposit at the Bank	60,000	60,000
Note receivable - ESOP	14,799	16,815
Other assets	1,639	1,672
Income tax receivable	--	123
TOTAL ASSETS	$ 923,761	$ 917,743

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Income tax payable	$ 228	$ --
Accounts payable and accrued expenses	2,378	1,057
Other borrowings	53,524	53,467
Total liabilities	56,130	54,524

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; 50,000,000 shares authorized,
no shares issued or outstanding	--	--
Common stock, $.01 par value; 450,000,000 shares authorized,
91,512,287 shares issued; 74,258,977 and 74,031,930 shares
outstanding as of September 30, 2007 and 2006, respectively	915	915
Additional paid-in capital	438,964	429,286
Unearned compensation - ESOP	(12,098)	(14,784)
Unearned compensation - RRP	(630)	(825)
Retained earnings	750,186	760,890
Accumulated other comprehensive gain (loss)	1,287	(1,543)
	1,178,624	1,173,939
Treasury stock 17,253,310 and 17,480,357 shares as of
September 30, 2007 and 2006, at cost	(310,993)	(310,720)

Total stockholders’ equity	867,631	863,219

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 923,761	$ 917,743

STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2007, 2006, and 2005
(in thousands)

	2007	2006	2005

INTEREST AND DIVIDEND INCOME:
Dividend income from the Bank	$ 35,956	$ 38,414	$ 62,010
Interest income from other investments	5,751	5,174	3,998
Total interest and dividend income	41,707	43,588	66,008

INTEREST EXPENSE	4,468	4,160	3,092

NET INTEREST AND DIVIDEND INCOME	37,239	39,428	62,916

OTHER INCOME	132	123	91

OTHER EXPENSES:
Salaries and employee benefits	945	960	937
Other, net	438	512	507
Total other expenses	1,383	1,472	1,444

INCOME BEFORE INCOME TAX EXPENSE (BENEFIT) AND EQUITY
IN (EXCESS OF DISTRIBUTION OVER) UNDISTRIBUTED
EARNINGS OF SUBSIDIARY	35,988	38,079	61,563

INCOME TAX EXPENSE (BENEFIT)	11	(123)	(170)

INCOME BEFORE EQUITY IN (EXCESS OF DISTRIBUTION OVER)
UNDISTRIBUTED EARNINGS OF SUBSIDIARY	35,977	38,202	61,733

EQUITY IN (EXCESS OF DISTRIBUTION OVER)
UNDISTRIBUTED EARNINGS OF SUBSIDIARY	(3,681)	9,915	3,326

NET INCOME	$ 32,296	$ 48,117	$ 65,059

STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2007, 2006, and 2005
(in thousands)

	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 32,296	$ 48,117	$ 65,059
Adjustments to reconcile net income to net cash provided by
operating activities:
Equity in excess of distribution over/(undistributed)
earnings of subsidiary	3,681	(9,915)	(3,326)
Amortization of deferred debt issuance costs	57	57	62
Other, net	(5)	(11)	(21)
Changes in:
Other assets	33	(18)	(11)
Income taxes receivable/payable	351	47	(3,133)
Accounts payable and accrued expenses	1,321	(3,278)	3,773
Net cash flows provided by operating activities	37,734	34,999	62,403

CASH FLOWS FROM INVESTING ACTIVITIES:
Principal collected on notes receivable from ESOP	2,016	1,905	1,800
Net cash flows provided by investing activities	2,016	1,905	1,800

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment from subsidiary for sale of treasury stock related to
RRP shares	180	749	524
Dividends paid	(43,000)	(46,870)	(40,722)
Acquisition of treasury stock	(3,198)	(16,681)	(8,609)
Stock options exercised	3,942	2,279	5,065
Net cash flows used in financing activities	(42,076)	(60,523)	(43,742)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(2,326)	(23,619)	20,461

CASH AND CASH EQUIVALENTS:
Beginning of year	55,988	79,607	59,146

End of year	$ 53,662	$ 55,988	$ 79,607

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest payments	$ 4,511	$ 3,915	$ 1,722

STOCKHOLDER INFORMATION

Annual Meeting

The Annual Meeting of Stockholders will be held at 10:00 a.m. local time on January 9, 2008, at the Bradbury Thompson Center, 1700 SW Jewell on the Washburn University campus in Topeka, Kansas.

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

FISCAL YEAR 2006	HIGH	LOW	DIVIDENDS
First Quarter	$35.00	$32.78	$0.80
Second Quarter	$33.99	$31.46	$0.50
Third Quarter	$34.60	$31.76	$0.50
Fourth Quarter	$35.81	$32.68	$0.50

FISCAL YEAR 2007	HIGH	LOW	DIVIDENDS
First Quarter	$38.97	$35.34	$0.59
Second Quarter	$40.42	$36.36	$0.50
Third Quarter	$39.78	$36.72	$0.50
Fourth Quarter	$37.40	$29.25	$0.50

The regular quarterly dividends resulted in a total cash dividend of $2.00 per share paid to public stockholders in calendar year 2007. The combination of the regular quarterly dividends and the special year end dividend paid in December 2006 resulted in total cash dividends of $2.09 per share paid to public stockholders in calendar year 2006.

Our cash dividend payout policy is continually reviewed by management and the board of directors. Dividend payments depend upon a number of factors including the Company's financial condition, results of operations, regulatory capital requirements of the Bank, other regulatory limitations on the Bank's ability to make capital distributions to the Company and the continued waiver of dividends by Capitol Federal Savings Bank MHC. The Company relies significantly upon dividends originating from the Bank to accumulate cash for the payment of dividends to Company stockholders. See Notes 1 and 17 in the Notes to Consolidated Financial Statements for a discussion of restrictions on the Bank's ability to pay dividends.

At November 16, 2007, there were 74,232,582 shares of Capitol Federal Financial common stock issued and outstanding and approximately 10,276 stockholders of record.

Stockholders and General Inquiries

James D. Wempe, Vice President
Capitol Federal Financial, 700 South Kansas Avenue, Topeka, KS 66603
(785) 270-6055
e-mail: jwempe@capfed.com
Copies of our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 are available at no charge to stockholders upon request.

Transfer Agent

American Stock Transfer & Trust Company
59 Maiden Lane, New York, NY 10038
(800) 937-5449