Form 10-K, Exhibit 13
period 2010-09-30
CAPITOL FEDERAL FINANCIAL
filed 2010-11-29
CIK 1074433

contents

1 Financial Highlights

2 Letter To Stockholders

4 Directors and Management

5 Financial Information

89 Stockholder Information

locations

Topeka: 785-235-1341

Home Office
700 S Kansas Avenue, Topeka, KS 66603

1201 S Topeka Blvd
2100 SW Fairlawn Rd
2865 SW Wanamaker Rd
2901 S Kansas Ave
3540 NW 46th St
3310 SE 29th St
12th St & Wanamaker, ATM only
29th & California, ATM only

Greater Kansas City: 913-381-5400
5501 Johnson Dr
9000 W 87th St
10101 College Blvd
1408 E Santa Fe
9500 Nall Ave
13500 Metcalf
5700 Nieman Rd
1900 W 75th St
15525 W 87th Pkwy
2100 E 151st St
22400 Midland Dr
15081 Nall Ave
13100 State Line Rd
5821 NW Barry Rd, Kansas City, MO
12200 Blue Valley Pkwy, SuperTarget
15700 Shawnee Mission Pkwy, SuperTarget
7734 State Ave, Price Chopper
15345 W 119th St, SuperTarget
11700 W 135th St, Price Chopper
4050 W 83rd St, Hen House
13351 Mission Rd, Price Chopper
500 NE Barry Rd, Kansas City, MO, Price Chopper
830 E Main, Gardner, Price Chopper
75th & Quivira, ATM only
Santa Fe & Hwy 7, ATM only
19601 W 101st, Price Chopper, ATM only
Capitol Federal Park at Sandstone, 2 ATMs

Lawrence: 785-749-9000
1046 Vermont St
1025 Iowa St
3201 S Iowa, SuperTarget
4701 W 6th St, Dillon's
1026 Westdale Rd, Loan Production Office
1321 Oread, KU Student Union, ATM only
1740 Massachusetts, Dillon's Plaza, ATM only
Walgreen's - 2 ATM locations in Lawrence

Wichita: 316-689-0200
4000 E Harry
4020 W Maple
10404 W Central
4616 E 13th
8040 E Douglas
8301 E 21st St North
1636 North Rock Road, Suite 900, Derby, KS
114 E Cloud, Andover, KS

Emporia: 620-342-0125
602 Commercial

Manhattan: 785-537-4226
1401 Poyntz
705A Commons Place
K-State Student Union, ATM only

Salina: 785-825-7121
2550 S 9th St

financial
HIGHLIGHTS

	2010	2009	2008	2007	2006
	(dollars in thousands)				
Total Assets	$8,487,130	$8,403,680	$8,055,249	$7,675,886	$8,199,073
Loans Receivable, net	5,168,202	5,603,965	5,320,780	5,290,071	5,221,117
Investment Securities					
Available-for-Sale	55,870	234,784	49,586	102,424	189,480
Held-to-Maturity	1,276,786	245,920	92,773	421,744	240,000
Mortgage-Backed Securities					
Trading	–	–	–	–	396,904
Available-for-Sale	1,004,496	1,389,211	1,484,055	402,686	556,248
Held-to-Maturity	603,368	603,256	750,284	1,011,585	1,131,634
Deposits	4,386,310	4,228,609	3,923,883	3,922,782	3,900,431
Borrowings	3,016,980	3,106,179	3,160,710	2,785,707	3,322,172
Equity	961,950	941,298	871,216	867,631	863,219
Net Income	67,840	66,298	50,954	32,296	48,117
Efficiency Ratio	43.99%	45.62%	49.93%	59.60%	48.03%
Equity to Assets	11.33%	11.20%	10.82%	11.30%	10.53%

dividends paid per share

$2.35
$2.30
$2.25
$2.20
$2.15
$2.10
$2.05
$2.00
$1.95
$1.90
$1.85
2.30
2.29
2.11
2.00
2.09
10 09 08 07 06
Calendar Year

shares outstanding

100
80
60
40
20
0
millions of shares
74.0
21.2
74.1
21.1
74.1
20.9
74.3
20.9
74.0
20.4
10 09 08 07 06
Fiscal Year Ended 2010
Total
Public (1)
Fiscal Years Ended 2009-2006
Total
Public (1)

basic earnings per share

$1.20
$1.00
$0.80
$0.60
$0.40
$0.20
$0.00
0.93
0.91
0.70
0.44
0.66
10 09 08 07 06
Fiscal Year

(1) The public share count is the number of shares that would receive regular quarterly dividends as of September 30 of each year presented.

1

letter
TO STOCKHOLDERS

With the signing of the Wall Street Reform and Consumer Protection Act (Act) on July 21, 2010, many changes to the regulatory structure for financial institutions became law. This new law has already had a significant impact on our holding company as it is the impetus behind our efforts to become a fully public company by completing our second-step conversion. Despite the challenges this year, we are proud to report continued success in 2010 with higher earnings, continued low levels of non-performing assets and a strong capital position.

The Act is the most sweeping legislation to impact financial institutions since the Great Depression. This legislation will influence how we serve our current and future customers and could impact the services we provide. As Capitol Federal Savings Bank and Capitol Federal Financial adjust to new regulations and new regulators, we will continue to maintain our commitment to excellent customer service.

The current recession was caused in large part by a crisis in the housing market in many parts of the country. As is usually the case, the extremes of the crisis were not as pronounced in our markets as in other parts of the country. Capitol Federal stood true to its traditional underwriting standards and products which allowed us to maintain high asset quality while helping troubled borrowers remain in their homes.

The local real estate market is not as robust as the past several years. The volume of loan originations is down and customer confidence to "move up" has waned. However, borrowers did take advantage of historically low interest rates during 2010 by refinancing and modifying their loans.

2

As the country comes out of the recession it appears that it will be constrained by high levels of unemployment, weak consumer spending and reduced levels of state and local government spending, offset by large federal deficits and some strength in business investment. The accommodative nature of the monetary policy has kept interest rates low. This could prove to be a future challenge for Capitol Federal if funding costs rise faster than loan repayments by borrowers with low-cost mortgages. Management has implemented strategies to mitigate the effects of this possibility and continues to monitor our balance sheet for the ongoing risks related to this challenge.

The Capitol Federal Foundation continues to fund worthy programs and activities in the communities in which we operate. In fiscal year 2010, the Foundation donated more than $3.4 million to organizations and programs, positively impacting people's lives.

As we move into fiscal year 2011, the board and management of Capitol Federal are working to provide the highest level of service to our customers while managing our business in order to provide earnings consistent with the regulatory and interest rate environments in which we operate.

Your Board of Directors stands prepared and ready to meet the challenges of the future. We thank you for your continued trust and support.

John B. Dicus
Chairman, President and CEO

3

directors

B. B. Andersen	Real Estate Developer
John B. Dicus	Chairman, President and CEO of Capitol Federal Financial and Capitol Federal Savings Bank
Morris J. Huey II	Retired Executive Vice President and Chief Lending Officer for Capitol Federal Savings
Jeffrey M. Johnson	President, Flint Hills National Golf Club
Michael T. McCoy, M.D.	Orthopedic surgeon in private practice, Chief of Orthopedic Surgery at Stormont-Vail HealthCare
Jeffrey R. Thompson	Chief Executive Officer, Salina Vortex Corporation
Marilyn S. Ward	Retired Executive Director of ERC/Resource & Referral

management

John B. Dicus	Chairman, President and CEO
R. Joe Aleshire	Executive Vice President of Retail Operations for Capitol Federal Savings Bank
Larry K. Brubaker	Executive Vice President of Corporate Services for Capitol Federal Savings Bank
Rick C. Jackson	Executive Vice President and Chief Lending Officer for Capitol Federal Savings Bank
Kent G. Townsend	Executive Vice President and Chief Financial Officer
Tara D. Van Houweling	First Vice President and Reporting Director
Mary R. Culver	Corporate Secretary

Special Counsel	Silver, Freedman & Taff, L.L.P. , 3299 K Street, N.W. , Suite 100, Washington, DC 20007
Independent Auditors	Deloitte & Touche L.L.P. , 1100 Walnut, Suite 3300, Kansas City, MO 64106

4

financial INFORMATION

Selected Consolidated Financial Data 6

Reports of Independent Registered Public Accounting Firm 41

Consolidated Financial Statements:

Consolidated Statements of Stockholders' Equity for the Years Ended September 30, 2010, 2009, and 2008 48

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

	September 30,
	2010	2009	2008	2007	2006
	(Dollars in thousands, except per share amounts)
Selected Balance Sheet Data:
Total assets	$8,487,130	$8,403,680	$8,055,249	$7,675,886	$8,199,073
Loans receivable, net	5,168,202	5,603,965	5,320,780	5,290,071	5,221,117
Investment securities:
Available-for-sale (“AFS”)	55,870	234,784	49,586	102,424	189,480
Held-to-maturity (“HTM”)	1,276,786	245,920	92,773	421,744	240,000
Mortgage-backed securities (“MBS”):
Trading	--	--	--	--	396,904
AFS	1,004,496	1,389,211	1,484,055	402,686	556,248
HTM	603,368	603,256	750,284	1,011,585	1,131,634
Capital stock of Federal Home Loan Bank (“FHLB”)	120,866	133,064	124,406	139,661	165,130
Deposits	4,386,310	4,228,609	3,923,883	3,922,782	3,900,431
Advances from FHLB	2,348,371	2,392,570	2,447,129	2,732,183	3,268,705
Other borrowings	668,609	713,609	713,581	53,524	53,467
Stockholders’ equity	961,950	941,298	871,216	867,631	863,219
Book value per share	13.11	12.85	11.93	11.88	11.89

	Year Ended September 30,
	2010	2009	2008	2007	2006
	(Dollars and counts in thousands, except per share amounts)
Selected Operations Data:
Total interest and dividend income	$374,051	$412,786	$410,806	$411,550	$410,928
Total interest expense	204,486	236,144	276,638	305,110	283,905
Net interest income	169,565	176,642	134,168	106,440	127,023
Provision (recovery) for loan losses	8,881	6,391	2,051	(225)	247
Net interest income after provision
(recovery) for loan losses	160,684	170,251	132,117	106,665	126,776
Retail fees and charges	17,789	18,023	17,805	16,120	17,007
Other income	16,622	10,571	12,222	7,846	7,788
Total other income	34,411	28,594	30,027	23,966	24,795
Total other expenses	89,730	93,621	81,989	77,725	72,868
Income before income tax expense	105,365	105,224	80,155	52,906	78,703
Income tax expense	37,525	38,926	29,201	20,610	30,586
Net income	67,840	66,298	50,954	32,296	48,117

Basic earnings per share	$0.93	$0.91	$0.70	$0.44	$0.66
Average shares outstanding	73,270	73,144	72,939	72,849	72,595
Diluted earnings per share	$0.93	$0.91	$0.70	$0.44	$0.66
Average diluted shares outstanding	73,287	73,208	73,013	72,970	72,854

	2010		2009		2008		2007		2006
Selected Performance and Financial Ratios
and Other Data:
Performance Ratios:
Return on average assets	0.80%		0.81%		0.65%		0.41%		0.58%
Return on average equity	7.09		7.27		5.86		3.72		5.58
Dividends paid per public share (1)	$2.29		$2.11		$2.00		$2.09		$2.30
Dividend payout ratio	71.34%		66.47%		81.30%		133.14%		97.41%
Ratio of operating expense to
average total assets	1.06		1.14		1.04		0.98		0.88
Efficiency ratio	43.99		45.62		49.93		59.60		48.03
Ratio of average interest-earning assets
to average interest-bearing liabilities	1.11	x	1.12	x	1.12	x	1.12	x	1.11	x
Interest rate spread information:
Average during period	1.78%		1.86%		1.35%		0.93%		1.19%
End of period	1.76		1.89		1.70		0.89		1.07
Net interest margin	2.06		2.20		1.75		1.36		1.57
Asset Quality Ratios:
Non-performing assets to total assets	0.49		0.46		0.23		0.12		0.10
Non-performing loans to total loans	0.62		0.55		0.26		0.14		0.11
Allowance for loan losses to
non-performing loans	46.60		32.83		42.37		56.87		79.03
Allowance for loan losses to
loans receivable, net	0.29		0.18		0.11		0.08		0.08
Capital Ratios:
Equity to total assets at end of period	11.33		11.20		10.82		11.30		10.53
Average equity to average assets	11.30		11.08		11.05		10.91		10.47

Regulatory Capital Ratios of Bank:
Tangible equity	9.8		10.0		10.0		10.3		9.5
Tier 1 (core) capital	9.8		10.0		10.0		10.3		9.5
Tier I risk-based capital	23.5		23.2		23.1		22.9		22.6
Total risk-based capital	23.8		23.3		23.0		22.8		22.5

Other Data:
Number of traditional offices	35		33		30		29		29
Number of in-store offices	11		9		9		9		9

(1) For all years shown, Capitol Federal Savings Bank MHC, which owns a majority of the outstanding shares of Capitol Federal Financial common stock, waived its right to receive dividends paid on the common stock with the exception of the $0.50 per share dividend paid on 500,000 shares in February 2010.  Public shares exclude shares held by Capitol Federal Savings Bank MHC, as well as unallocated shares held in the Capitol Federal Financial Employee Stock Ownership Plan (“ESOP”).  See page 27 for additional information.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General Overview

Capitol Federal Financial (the “Company”) is the mid-tier holding company and the sole shareholder of Capitol Federal Savings Bank (the “Bank”).  Capitol Federal Savings Bank MHC (“MHC”), a federally chartered mutual holding company, is the majority owner of the Company.  MHC owns 52,192,817 shares of the 73,992,678 voting shares outstanding on September 30, 2010.  The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “CFFN.”  The Bank comprises almost all of the consolidated assets and liabilities of the Company and the Company is dependent primarily upon the performance of the Bank for the results of its operations.  Because of this relationship, references to management actions, strategies and results of actions apply to both the Bank and the Company.

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

These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond our control.  The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan" and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause our future results to differ materially from the plans, objectives, goals, expectations, anticipations, estimates and intentions expressed in the forward-looking statements:

•	our ability to continue to maintain overhead costs at reasonable levels;
•	our ability to continue to originate a significant volume of one- to four-family mortgage loans in our market areas;
•	our ability to acquire funds from or invest funds in wholesale or secondary markets;
•	the future earnings and capital levels of the Bank, which could affect the ability of the Company to pay dividends in accordance with its dividend policies;
•	fluctuations in deposit flows, loan demand, and/or real estate values, which may adversely affect our business;
•
the credit risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses (“ALLL”);

•
results of examinations of the Bank by its primary regulator, the Office of Thrift Supervision (the “OTS”), including the possibility that the OTS may, among other things, require the Bank to increase its ALLL;

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

The Boards of Directors of MHC, the Company and the Bank adopted a Plan of Conversion and Reorganization (“the Plan”) on May 5, 2010. Pursuant to the Plan, MHC intends to convert from the mutual holding company form of organization to a stock form of organization.  MHC will be merged into the Company, and MHC will no longer exist.  As part of the conversion, MHC’s ownership interest of the Company is being offered for sale in a public offering. The existing publicly held shares of the Company, which represent the remaining ownership interest in the Company, will be exchanged for new shares of common stock of Capitol Federal Financial, Inc., a new Maryland corporation.  When the conversion and public offering are completed, all of the outstanding capital stock of the Bank will be owned by Capitol Federal Financial, Inc. and all of the outstanding capital stock of Capitol Federal Financial, Inc. will be owned by the public.

Our principal business consists of attracting deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences.  To a much lesser extent, we also originate home equity and other consumer loans, loans secured by first mortgages on non-owner-occupied one- to four-family residences and commercial properties, construction loans secured by one- to four-family residences, commercial real estate loans, and multi-family real estate loans.  While our primary business is the origination of one- to four-family loans funded through retail deposits, we also purchase whole loans and invest in certain investment securities and MBS and use FHLB advances, repurchase agreements and other borrowings as additional funding sources.

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

The Company’s results of operations are primarily dependent on net interest income, which is the difference between the interest earned on loans, MBS, investment securities and cash, and the interest paid on deposits and borrowings.  On a weekly basis, management reviews deposit flows, loan demand, cash levels, and changes in several market rates to assess all pricing strategies.  We generally price our loan and deposit products based upon an analysis of our competition and changes in market rates.  The Bank generally prices its first mortgage loan products based on secondary market and competitor pricing.  Generally, deposit pricing is based upon a survey of competitors in the Bank’s market areas, and the need to attract funding and retain maturing deposits.  The majority of our loans are fixed-rate products with maturities up to 30 years, while the majority of our deposits have maturity or repricing dates of less than two years.

During fiscal year 2010, the economy began to show signs of recovery, as evidenced by increases in consumer spending and the stabilization of the labor market, the housing sector, and financial markets.  However, unemployment levels remained elevated and unemployment periods prolonged, housing prices remained depressed and demand for housing was weak, due to distressed sales and tightened lending standards.  In an effort to support mortgage lending and housing market recovery, and to help improve credit conditions overall, the Federal Open Market Committee of the Federal Reserve has maintained the overnight lending rate between zero and 25 basis points since December 2008.  At the November 2010 Federal Open Market Committee meeting, the Committee announced a second round of quantitative easing.  Under this new program, the Federal Reserve is committed to purchasing $600 billion, or approximately $75 billion per month, of Treasury securities over the next eight months.  By doing this, the Federal Reserve will effectively increase the amount of excess reserves in the banking system and reduce long-term interest rates in an effort to help stimulate the economy.

The historically low interest rate environment during the past two fiscal years spurred an increased demand for our loan modification program and mortgage refinances.  Our loan modification program allows existing loan customers, whose loans have not been sold to third parties and who have been current on their contractual loan payments for the previous 12 months, the opportunity to modify, for a fee, their original loan terms to current loan terms being offered.   During fiscal years 2010 and 2009, the Bank modified $545.1 million and $1.14 billion of originated loans, respectively, with a weighted average rate decrease of 87 basis points for both periods.  Additionally, the Bank refinanced $153.6 million and $267.4 million of its loans during fiscal years 2010 and 2009, respectively.  In an effort to mitigate the net interest income impact from the repricing of our loan portfolio to lower rates, the Bank refinanced $200.0 million and $875.0 million of FHLB advances during fiscal years 2010 and 2009, respectively.  Additionally, our deposit portfolio repriced down 59 basis points from September 30, 2009 to a weighted average rate of 1.61% at September 30, 2010.

Total assets increased $83.5 million, from $8.40 billion at September 30, 2009 to $8.49 billion at September 30, 2010, due primarily to growth in the deposit portfolio, which was used primarily to fund investment security purchases and repay maturing debt.  During the first quarter of fiscal year 2010, $194.8 million of originated fixed-rate mortgage loans were swapped for MBS (“loan swap transaction”).  The MBS were sold and the proceeds were primarily reinvested into investment securities with terms shorter than that of the loans swapped.  The transaction was executed as a means of reducing future interest rate risk sensitivity as measured at that time.

The loans receivable portfolio decreased $435.8 million from $5.60 billion at September 30, 2009 to $5.17 billion at September 30, 2010.  During fiscal year 2010, principal repayments on loans have exceeded originations, refinances, and purchases by $225.6 million. Mortgage origination volume, in general, has decreased from the prior year as the market demand for lending has decreased.  The balance of loans 30 to 89 days delinquent decreased $2.1 million from $26.8 million at September 30, 2009 to $24.7 million at September 30, 2010.  Non-performing loans increased $1.1 million from $30.9 million at September 30, 2009 to $32.0 million at September 30, 2010.  The balance of non-performing loans continues to remain at historically high levels due to the continued high level of unemployment coupled with the decline in real estate values, particularly in some of the states in which we have purchased loans.  Despite the current economic operating environment and some deterioration in our loan portfolio we believe that our overall credit quality continued to compare favorably to the industry and our peers.

The balance of MBS decreased $384.6 million from $1.99 billion at September 30, 2009 to $1.61 billion at September 30, 2010.  The decrease in the balance was a result of the majority of the cash flows from the MBS portfolio being reinvested into the investment securities portfolio.  Investment securities increased $852.0 million, from $480.7 million at September 30, 2009 to $1.33 billion at September 30, 2010.  The investment security portfolio balance increased as a result of purchases funded with proceeds from the loan swap transaction, MBS and loan principal repayments and, to a lesser extent, from an increase in retail deposits.  The investment securities purchased had a weighted average life (“WAL”) of less than 2 years at the time of purchase.  If market rates were to rise, the short-term nature of these securities may allow management the opportunity to reinvest the maturing funds at a higher rate.

Total liabilities increased $62.8 million from $7.46 billion at September 30, 2009 to $7.53 billion at September 30, 2010, due primarily to an increase in deposits of $157.7 million.  The increase in deposits was primarily in money market and checking accounts.  Also during fiscal year 2010, $200.0 million of FHLB advances were refinanced, $100.0 million of maturing FHLB advances were replaced in their entirety, and $50.0 million of maturing FHLB advances and $45.0 million of maturing repurchase agreements were not replaced.

The Company recognized net income of $67.8 million for the fiscal year ended September 30, 2010, compared to net income of $66.3 million for the fiscal year ended September 30, 2009.  The $1.5 million increase in net income was primarily a result of a $5.8 million increase in other income, a $3.9 million decrease in other expenses and a $1.4 million decrease in income tax expense, partially offset by a $7.1 million decrease in net interest income and a $2.5 million increase in provision for loan losses.  The $5.8 million increase in other income was due primarily to the $6.5 million gain on the sale of trading MBS received in conjunction with the loan swap transaction.  The $3.9 million decrease in other expenses was due primarily to an impairment and valuation allowance taken on the mortgage-servicing rights asset in the prior year period, compared to a net recovery in the current period. The $1.4 million decrease in income tax expense was a result of a decrease in the effective tax rate to 35.6% in the current fiscal year compared to 37.0% in the prior fiscal year.  The net interest margin for fiscal year 2010 was 2.06% compared to 2.20% for fiscal year 2009.  The 14 basis point decrease in the net interest margin was primarily a result of an increase in the average balance of interest-earning assets at lower yields compared to the prior year.  The $8.9 million provision for loan losses recorded during fiscal year 2010 is composed of $5.0 million related to increases in certain loss factors in our general valuation allowance model and $3.9 million related to establishing or increasing specific valuation allowances.

The Bank has opened three new branches in our Kansas City market area and a new branch in the Wichita market area since the beginning of fiscal year 2010.  The Bank continues to consider expansion opportunities in all of its market areas.

Critical Accounting Policies

Our most critical accounting policies are the methodologies used to determine the ALLL, other-than-temporary declines in the value of securities and fair value measurements.  These policies are important to the presentation of our financial condition and results of operations, involve a high degree of complexity, and require management to make difficult and subjective judgments that may require assumptions or estimates about highly uncertain matters.  The use of different judgments, assumptions, and estimates could cause reported results to differ materially.  These critical accounting policies and their application are reviewed at least annually by our audit committee.  The following is a description of our critical accounting policies and an explanation of the methods and assumptions underlying their application.

Allowance for Loan Losses.  Management maintains an ALLL to absorb known and inherent losses in the loan portfolio based upon ongoing quarterly assessments of the loan portfolio.  Our methodology for assessing the appropriateness of the ALLL consists of a formula analysis for general valuation allowances and specific valuation allowances for identified problem and impaired loans.  The ALLL is maintained through provisions for loan losses which are charged to income.  The methodology for determining the ALLL is considered a critical accounting policy by management because of the high degree of judgment involved, the subjectivity of the assumptions used, and the potential for changes in the economic environment that could result in changes to the amount of the recorded ALLL.

Our primary lending emphasis is the origination and purchase of one- to four-family mortgage loans on residential properties, and, to a lesser extent, home equity and second mortgages on one- to four-family residential properties, resulting in a loan concentration in residential first mortgage loans.  As a result of our lending practices, we also have a concentration of loans secured by real property located in Kansas and Missouri.  At September 30, 2010, approximately 75% and 15% of the Bank’s loans were secured by real property located in Kansas and Missouri, respectively.  Based on the composition of our loan portfolio, we believe the primary risks inherent in our portfolio are the continued weakened economic conditions, continued high levels of unemployment or underemployment, and a continuing decline in real estate values.  Any one or a combination of these events may adversely affect borrowers’ ability to repay their loans, resulting in increased delinquencies, non-performing assets, loan losses, and future levels of loan loss provisions.  Although management believes that the Bank has established and maintained the ALLL at appropriate levels, additions may be necessary if economic and other conditions continue or worsen substantially from the current operating environment.

Management considers quantitative and qualitative factors when determining the appropriateness of the ALLL.  Such factors include the trend and composition of delinquent and non-performing loans, results of foreclosed property and short sale transactions (historical losses and net charge-offs), the current status and trends of local and national economies, particularly levels of unemployment, trends and current conditions in the real estate and housing markets, and loan portfolio growth and concentrations. Since our loan portfolio is primarily concentrated in one- to four-family real estate, we monitor one- to four-family real estate market value trends in our local market areas and geographic sections of the U.S. by reference to various industry and market reports, economic releases and surveys, and our general and specific knowledge of the real estate markets in which we lend, in order to determine what impact, if any, such trends may have on the level of our ALLL.  We also use ratio analyses as a supplemental tool for evaluating the overall reasonableness of the ALLL.  We consider the observed trends in the ratios, taking into consideration the composition of our loan portfolio compared to our peers, in combination with our historical loss experience.  In addition, the OTS reviews the adequacy of the Company’s ALLL during its examination process. We consider any comments from the OTS when assessing the appropriateness of our ALLL.  Reviewing these quantitative and qualitative factors assists management in evaluating the overall reasonableness of the ALLL and whether changes need to be made to our assumptions.  We seek to apply ALLL methodology in a consistent manner; however, the methodology can be modified in response to changing conditions.

Our loan portfolio is segregated into categories in the formula analysis based on certain risk characteristics such as loan type (one- to four-family, multi-family, etc.), interest payments (fixed-rate, adjustable-rate), loan source (originated or purchased), loan-to-value (“LTV”) ratios, borrower’s credit score and payment status (i.e. current or number of days delinquent).  Consumer loans, such as second mortgages and home equity lines of credit, with the same underlying collateral as a one- to four-family loan are combined with the one- to four-family loan in the formula analysis to calculate a combined LTV ratio.  All loans that are not impaired are included in a formula analysis.  Impaired loans are defined as non-accrual loans, loans classified as substandard, loans with specific valuation allowances and troubled debt restructurings that have not yet performed under the restructured terms for 12 consecutive months.  Quantitative loss factors are applied to each loan category in the formula analysis based on the historical net loss experience and current specific valuation allowances, adjusted for such factors as loan delinquency trends, for each respective loan category.  Additionally, qualitative loss factors that management believes impact the collectability of the loan portfolio as of the evaluation date are applied to certain loan categories.  Such qualitative factors include changes in collateral values, unemployment rates, credit scores and delinquent loan trends.  Loss factors increase as loans become classified or delinquent.

The qualitative and quantitative factors applied in the formula analysis are reviewed quarterly by management to assess whether the factors adequately cover probable and estimable losses inherent in the loan portfolio.  Our ALLL methodology permits modifications to the formula analysis in the event that, in management’s judgment, significant factors which affect the collectability of the portfolio or any category of the loan portfolio, as of the evaluation date, are not reflected in the current formula analysis.  Management’s evaluation of the qualitative factors with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with a specific problem loan or portfolio segments.  During fiscal year 2010, management adjusted certain loss factors in the formula analysis to account for lingering negative economic conditions and the relatively recent loss experience on our purchased loan portfolio.  If our future loss experience requires additional increases in our loss factors, this may result in increased levels of loan loss provisions.

Specific valuation allowances are established in connection with individual loan reviews of specifically identified problem and impaired loans.  Since the majority of our loan portfolio is composed of one- to four-family real estate, determining the estimated fair value of the underlying collateral is important in evaluating the amount of specific valuation allowances required for problem and impaired loans.  Generally, once a purchased loan is 90 days delinquent new collateral values are obtained through automated valuation models or broker price opinions.  An updated automated valuation model or broker price opinion is then requested every 6 months while the loan is greater than 90 days delinquent. Due to the relatively stable home values in Kansas and Missouri, we do not obtain new collateral values on originated loans until they enter foreclosure.  If the estimated fair value of the collateral, less estimated costs to sell, is less than the current loan balance, a specific valuation allowance is established for the difference.

Loans with an outstanding balance of $1.5 million or more are individually reviewed annually if secured by property in one of the following categories:  multi-family (five or more units) property, unimproved land, other improved commercial property, acquisition and development of land projects, developed building lots, office building, single-use building, or retail building.  Specific valuation allowances are established if the individual loan review determines a quantifiable impairment.

Securities Impairment.  Management monitors the securities portfolio for other-than-temporary impairments on an ongoing basis and performs a formal review quarterly.  The process involves monitoring market events and other items that could impact the issuers’ ability to perform.  The evaluation includes, but is not limited to such factors as:  the nature of the investment, the length of time the security has had a fair value less than the amortized cost basis, the cause(s) and severity of the loss, expectation of an anticipated recovery period, recent events specific to the issuer or industry including the issuer’s financial condition and the current ability to make future payments in a timely manner, external credit ratings and recent downgrades in such ratings, the Company’s intent to sell and whether it is more likely than not the Company would be required to sell a security prior to recovery for debt securities.

Management determines whether other-than-temporary impairment losses should be recognized for impaired securities by assessing all known facts and circumstances surrounding the securities.  If the Company intends to sell an impaired security or if it is more likely than not that the Company will be required to sell an impaired security before recovery of its amortized cost basis, an other-than-temporary impairment will be recognized and the difference between amortized cost and fair value will be recognized as a loss in earnings.  At September 30, 2010, no securities had been identified as other-than-temporarily impaired.

Fair Value Measurements.  The Company uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures, per the provisions of Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures.  In accordance with ASC 820, the Company groups its assets at fair value in three levels, based on the markets in which the assets are traded and the reliability of the underlying assumptions used to determine fair value, with Level 1 (quoted prices for identical assets in an active market) being considered the most reliable, and Level 3 having the most unobservable inputs and therefore being considered the least reliable.  The Company bases its fair values on the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date.  As required by ASC 820, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.  The Company did not have any liabilities that were measured at fair value at September 30, 2010.

The Company’s AFS securities are our most significant assets measured at fair value on a recurring basis.  Changes in the fair value of AFS securities are recorded, net of tax, in accumulated other comprehensive income, which is a component of stockholders’ equity.  As part of determining fair value, the Company obtains fair values for all AFS securities from independent nationally recognized pricing services. Various modeling techniques are used to determine pricing for the Company’s securities, including option pricing and discounted cash flow models. The inputs to these models may include benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids, offers and reference data.  There are some AFS securities in the AFS portfolio that have significant unobservable inputs requiring the independent pricing services to use some judgment in pricing the related securities.  These AFS securities are classified as Level 3.  All other AFS securities are classified as Level 2.

Loans receivable and real estate owned (“REO”) are the Company’s significant assets measured at fair value on a non-recurring basis.  These non-recurring fair value adjustments involve the application of lower-of-cost-or-fair value accounting or write-downs of individual assets.  Fair value for these assets is estimated using current appraisals, automated valuation models, broker price opinions, or listing prices.  Fair values may be adjusted by management to reflect current economic and market conditions and, as such, are classified as Level 3.

Recent Accounting Pronouncements.  For a discussion of Recent Accounting Pronouncements, see “Notes to Financial Statements - Note 1 - Summary of Significant Accounting Policies.”

Management Strategy

We are a retail-oriented financial institution dedicated to serving the needs of customers in our market areas. Our commitment is to provide qualified borrowers the broadest possible access to home ownership through our mortgage lending programs and to offer a complete set of personal banking products and services to our customers.  We strive to enhance stockholder value while maintaining a strong capital position.  To achieve these goals, we focus on the following strategies:

•
Residential Portfolio Lending.  We are one of the largest originators of one- to four-family loans in the state of Kansas.  We have originated these loans primarily for our own portfolio, rather than for sale, and generally we service the loans we originate.  We provide retail customers with alternatives for their borrowing needs by offering both fixed- and adjustable-rate products with various terms to maturity and pricing alternatives.  We offer special programs to individuals who may be first time home buyers, have low or moderate incomes or may have certain credit risk concerns in order to maximize our ability to deliver home ownership opportunities.  Through our marketing efforts that reflect our reputation and pricing, and strong relationships with real estate agents, we attract mortgage loan business from walk-in customers, customers that apply online, and existing customers.  We also purchase from correspondent lenders one- to four-family loans secured by property primarily located within our market areas and select market areas in Missouri, as well as one- to four-family loans from nationwide lenders.

•
Retail Financial Services.  We offer a wide array of deposit products and retail services for our customers.  These products include checking, savings, money market, certificates of deposit and retirement accounts.  These products and services are provided through a branch network of 46 locations, including traditional branch and retail store locations, our call center which operates on extended hours, telephone bill payment services and Internet-based transaction services.

•
Cost Control.  We generally are very effective at controlling our costs of operations.  By using technology, we are able to centralize our lending and deposit support functions for efficient processing.  We have located our branches to serve a broad range of customers through relatively few branch locations.  Our average deposit base per traditional branch at September 30, 2010 was approximately $114.2 million.  This large average deposit base per branch helps to control costs.  The average deposit base per traditional branch decreased the past two years due to the opening of new traditional branches; however, the deposit base at our existing traditional branches increased during the same time period which helped to offset the impact of the new branches.  Our one- to four-family lending strategy and our effective management of credit risk allows us to service a large portfolio of loans at efficient levels because it costs less to service a portfolio of performing loans.  For the year ended September 30, 2010, our efficiency ratio was 43.99%.

•
Asset Quality.  We utilize underwriting standards for our lending products that are designed to limit our exposure to credit risk.  We require complete documentation for both originated and purchased loans, and make credit decisions based on our assessment of the borrower’s ability to repay the loan in accordance with its terms. See additional discussion of asset quality in Part I, Item 1 of the Annual Report on Form 10-K.

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

•
Stockholder Value.  We strive to enhance stockholder value while maintaining a strong capital position.  One way that we continue to provide returns to stockholders is through our dividend payments.  Total dividends declared and paid during fiscal year 2010 were $2.29 per public share, which consisted of the regular quarterly dividends of $0.50 per public share and a special year-end dividend of $0.29 per public share.  In October 2010, the Board of Directors declared a $0.50 per share quarterly dividend and $0.30 per share special year-end dividend which were paid on November 5, 2010 to holders of record on October 29, 2010.  Due to MHC's waiver of dividends, the dividends were paid only on public shares.  The Company’s cash dividend payout policy is reviewed quarterly by management and the Board of Directors, and the ability to pay dividends under the policy depends upon a number of factors, including the Company’s financial condition and results of operations, the Bank’s regulatory capital requirements, regulatory limitations on the Bank’s ability to make capital distributions to the Company, the amount of cash at the holding company and the continued waiver of dividends by MHC.  It is management’s and the Board of Directors’ intentions to continue to pay regular quarterly dividends for the foreseeable future and a special dividend each year, to the extent justified by earnings.

•
Interest Rate Risk Management.  Changes in interest rates are our primary market risk as our balance sheet is almost entirely comprised of interest-earning assets and interest-bearing liabilities.  As such, fluctuations in interest rates have a significant impact not only upon our net income but also upon the cash flows related to those assets and liabilities and the market value of our assets and liabilities.  In order to maintain acceptable levels of net interest income in varying interest rate environments, we take on a moderate amount of interest rate risk consistent with board policies.

Quantitative and Qualitative Disclosure about Market Risk

Asset and Liability Management and Market Risk

The rates of interest the Bank earns on assets and pays on liabilities generally are established contractually for a period of time.  Fluctuations in interest rates have a significant impact not only upon our net income, but also upon the cash flows of those assets and liabilities and the market value of our assets and liabilities.  Our results of operations, like those of other financial institutions, are impacted by these changes in interest rates and the interest rate sensitivity of our interest-earning assets and interest-bearing liabilities.  The risk associated with changes in interest rates on the earnings of the Bank and the market value of its financial assets and liabilities is known as interest rate risk.  Interest rate risk is our most significant market risk and our ability to adapt to changes in interest rates is known as interest rate risk management.

The general objective of our interest rate risk management is to determine and manage an appropriate level of interest rate risk while maximizing net interest income, in a manner consistent with our policy to reduce, to the extent possible, the exposure of our net interest income to changes in market interest rates.  The Asset and Liability Committee (“ALCO”) regularly reviews the interest rate risk exposure of the Bank by forecasting the impact of hypothetical, alternative interest rate environments on net interest income and market value of portfolio equity (“MVPE”) at various dates.  The MVPE is defined as the net of the present value of the cash flows of an institution’s existing assets, liabilities and off-balance sheet instruments.  The present values are determined based upon market conditions as of the date of the analysis as well as in alternative interest rate environments providing potential changes in MVPE under those alternative interest rate environments.  Net interest income is projected in the same alternative interest rate environments as well, both with a static balance sheet and with management strategies considered.  MVPE and net interest income analysis is also conducted that estimates sensitivity to rates for future time horizons based upon market conditions as of the date of the analysis.  The Bank’s analysis of its net interest income and MVPE at September 30, 2010 indicated a general decrease in its risk exposure compared to September 30, 2009, primarily due to lower market interest rates at September 30, 2010.

Based upon management’s recommendations, the Board of Directors sets the asset and liability management policies of the Bank.  These policies are implemented by ALCO.  The purpose of ALCO is to communicate, coordinate and control asset and liability management consistent with board-approved policies.  ALCO’s objectives are to manage assets and funding sources to produce the highest profitability balanced against liquidity, capital adequacy and risk management objectives.  At each monthly meeting, ALCO recommends appropriate strategy changes.  The Chief Financial Officer, or his designee, is responsible for executing, reviewing and reporting on the results of the policy recommendations and strategies to the Board of Directors, generally on a monthly basis.

The ability to maximize net interest income is dependent largely upon the achievement of a positive interest rate spread that can be sustained despite fluctuations in prevailing interest rates.  The asset and liability repricing gap is a measure of the difference between the amount of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time.  The difference provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates.  A gap is considered positive when the amount of interest-earning assets exceeds the amount of interest-bearing liabilities, maturing or repricing during the same period.  A gap is considered negative when the amount of interest-bearing liabilities exceeds the amount of interest-earning assets maturing or repricing during the same period.  Generally, during a period of rising interest rates, a negative gap within shorter repricing periods adversely affects net interest income, while a positive gap within shorter repricing periods results in an increase in net interest income.  During a period of falling interest rates, the opposite would generally be true.  As of September 30, 2010, the ratio of our one-year gap to total assets was a positive 21.06%.

Management recognizes that dramatic changes in interest rates within a short period of time can cause an increase in our interest rate risk relative to the balance sheet.  At times, ALCO may recommend increasing our interest rate risk exposure in an effort to increase our net interest margin, while maintaining compliance with established board limits for interest rate risk sensitivity.  Management believes that maintaining and improving earnings is the best way to preserve a strong capital position.  Management recognizes the need, in certain interest rate environments, to limit the Bank's exposure to changing interest rates and may implement strategies to reduce our interest rate risk which could, as a result, reduce earnings in the short-term.  To minimize the potential for adverse effects of material and prolonged changes in interest rates on our results of operations, we have adopted asset and liability management policies to better balance the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities based on existing local and national interest rates.

During periods of economic uncertainty, rising interest rates or extreme competition for loans, the Bank’s ability to originate or purchase loans may be adversely affected.  In such situations, the Bank alternatively may invest its funds into investment securities or MBS.  These investments may have rates of interest lower than rates we could receive on loans, if we were able to originate or purchase them, potentially reducing the Bank’s interest income.

Qualitative Disclosure about Market Risk

Percentage Change in Net Interest Income.  For each period end presented in the following table, the estimated percentage change in the Bank’s net interest income based on the indicated instantaneous, parallel and permanent change in interest rates is presented.  The percentage change in each interest rate environment represents the difference between estimated net interest income in the 0 basis point interest rate environment (“base case”, assumes the forward market and product interest rates implied by the yield curve are realized) and estimated net interest income in each alternative interest rate environment (assumes market and product interest rates have a parallel shift in rates across all maturities by the indicated change in rates).  Estimations of net interest income used in preparing the table below are based upon the assumptions that the total composition of interest-earning assets and interest-bearing liabilities does not change materially and that any repricing of assets or liabilities occurs at anticipated product and market rates for the alternative rate environments as of the dates presented.  The estimation of net interest income does not include any projected gain or loss related to the sale of loans or securities, or income derived from non-interest income sources, but does include the use of different prepayment assumptions in the alternative interest rate environments.  It is important to consider that the estimated changes in net interest income are for a cumulative four-quarter period.  These do not reflect the earnings expectations of management.

Change		Percentage Change in Net Interest Income
(in Basis Points)		At September 30,
in Interest Rates (1)		2010	2009
-100	bp	N/A	N/A
000	bp	--	--
+100	bp	6.44%	0.84%
+200	bp	4.56%	-0.54%
+300	bp	0.93%	-2.41%

(1)	Assumes an instantaneous, permanent and parallel change in interest rates at all maturities.

At September 30, 2010, the percentage change in the net interest income projections increased from September 30, 2009 in all the interest rate shock scenarios.  The primary reason for the projected increase in net interest income projections over this time period was due to a significant decrease in interest rates from September 30, 2009 to September 30, 2010.  The decrease in interest rates caused the WAL of mortgage-related assets and callable agency debentures to shorten significantly as borrowers have an economic incentive to refinance their mortgages into lower interest rate loans and agency debt issuers have an economic incentive to exercise their call options and issue lower costing debt.  The cash flows from mortgage-related assets and callable agency debentures are reinvested into higher yielding interest-earning assets as interest rates rise resulting  in the yield on interest-earning assets increasing faster than the anticipated cost of interest-bearing liabilities.  However, as interest rates rise, the financial incentive to refinance mortgages or call agency debentures is diminished resulting in reduced cash flows that could be reinvested at higher market rates.

Percentage Change in MVPE.  The following table sets forth the estimated percentage change in the MVPE at each period end presented based on the indicated instantaneous, parallel and permanent change in interest rates.  The percentage change in each interest rate environment represents the difference between MVPE in the base case and MVPE in each alternative interest rate environment.  The estimations of MVPE used in preparing the table below are based upon the assumptions that the total composition of interest-earning assets and interest-bearing liabilities does not change, that any repricing of assets or liabilities occurs at current product or market rates for the alternative rate environments as of the dates presented, and that different prepayment rates are used in each alternative interest rate environment.  The estimated MVPE results from the valuation of cash flows from financial assets and liabilities over the anticipated lives of each for each interest rate environment.  The table presents the effects of the change in interest rates on our assets and liabilities as they mature, repay or reprice, as shown by the change in the MVPE in changing interest rate environments.

Change		Percentage Change in MVPE
(in Basis Points)		At September 30,
in Interest Rates (1)		2010	2009
-100	bp	N/A	N/A
000	bp	--	--
+100	bp	0.10%	-4.92%
+200	bp	-8.76%	-18.11%
+300	bp	-22.42%	-34.32%

(1)	Assumes an instantaneous, permanent and parallel change in interest rates at all maturities.

Changes in the estimated market values of our financial assets and liabilities drive changes in estimates of MVPE.  The market value of shorter term-to-maturity financial instruments are less sensitive to changes in interest rates than the market value of longer term-to-maturity financial instruments.  Because of this, our certificates of deposit (which have relatively short average lives) tend to display less sensitivity to changes in interest rates than do our mortgage-related assets (which have relatively long average lives).  The average life expected on our mortgage-related assets varies under different interest rate environments because borrowers have the ability to prepay their mortgage loans.

The Bank’s MVPE declines in the +200 and +300 interest rate environments.  As rates increase to these levels, the estimated fair values of the liabilities with short average lives do not respond to rates in the same manner as the longer maturity assets, such as our fixed-rate loans, which have longer average lives.  The prepayment assumptions on the fixed-rate loans in particular, and all mortgage-related assets in general, are expected to slow down significantly as interest rate rise  such that projected prepayments would likely only be realized through normal changes in borrowers lives, such as divorce, death, job-related relocations, and other life changing events.  The lower prepayment assumptions extend the expected average lives on these assets, relative to assumptions in the base case, thereby increasing their sensitivity to changes in interest rates.  The net effect of these characteristics of short-lived liabilities and long-lived assets is to increase the sensitivity of the Bank to changes in interest rates the more interest rates increase.

The sensitivity of the MVPE decreased from September 30, 2009 to September 30, 2010.  This was due to the decrease in interest rates from September 30, 2009 to September 30, 2010.  The decrease in interest rates resulted in a significant decrease in the WAL of all mortgage-related assets as borrowers have an increased economic incentive to refinance their mortgages into lower interest rate loans and agency debt issuers have an economic incentive to exercise their call options and issue lower costing debt.  This caused a decrease in the price sensitivity of all mortgage-related assets and callable agency debentures, and as a result, in interest-earning assets as a whole.  Since the price sensitivity of assets is reduced in the base case, the adverse impact to rising interest rates is thus reduced in all scenarios presented.

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

Gap Table.  The gap table summarizes the anticipated maturities or repricing of our interest-earning assets and interest-bearing liabilities as of September 30, 2010, based on the information and assumptions set forth in the notes below.
	Within	Three to	More Than	More Than
	Three	Twelve	One Year to	Three Years	Over
	Months	Months	Three Years	to Five Years	Five Years	Total
Interest-earning assets:	(Dollars in thousands)
Loans receivable: (1)
Mortgage loans:
Fixed	$374,893	$1,095,187	$1,236,438	$472,149	$907,068	$4,085,735
Adjustable	91,365	563,604	186,734	39,865	6,002	887,570
Other loans	136,829	16,334	19,364	11,848	8,947	193,322
Investment securities (2)	257,703	667,652	152,418	245,296	10,238	1,333,307
MBS (3)	251,456	658,831	351,527	125,597	168,578	1,555,989
Other interest-earning assets	45,094	--	--	--	--	45,094
Total interest-earning assets	1,157,340	3,001,608	1,946,481	894,755	1,100,833	8,101,017

Interest-bearing liabilities:
Deposits:
Checking (4)	11,132	44,767	119,670	63,008	243,851	482,428
Savings (4)	93,670	9,370	21,606	16,758	92,881	234,285
Money market (4)	41,568	114,712	276,455	143,079	366,614	942,428
Certificates	362,265	1,164,310	876,117	322,313	2,164	2,727,169
Borrowings (5)	353,609	176,000	1,170,000	770,000	575,000	3,044,609
Total interest-bearing liabilities	862,244	1,509,159	2,463,848	1,315,158	1,280,510	7,430,919

Excess (deficiency) of interest-earning assets over
interest-bearing liabilities	$295,096	$1,492,449	$(517,367)	$(420,403)	$(179,677)	$670,098

Cumulative excess (deficiency) of interest-earning
assets over interest-bearing liabilities	$295,096	$1,787,545	$1,270,178	$849,775	$670,098

Cumulative excess (deficiency) of interest-earning
assets over interest-bearing liabilities as a
percent of total assets at September 30, 2010	3.48%	21.06%	14.97%	10.01%	7.90%

Cumulative one-year gap at September 30, 2009		6.78%

Cumulative one-year gap at September 30, 2008		1.90%

(1) Adjustable-rate mortgage (“ARM”) loans are included in the period in which the rate is next scheduled to adjust or in the period in which repayments are expected to occur, or prepayments are expected to be received, prior to their next rate adjustment, rather than in the period in which the loans are due.  Fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization and prepayment assumptions.  Balances have been reduced for non-performing loans, which totaled $32.0 million at September 30, 2010.

(2) Based on contractual maturities, terms to call date or pre-refunding dates as of September 30, 2010, and excludes the unrealized loss adjustment of $651 thousand on AFS investment securities.

(3) Reflects estimated prepayments of MBS in our portfolio, and excludes the unrealized gain adjustment of $51.9 million on AFS MBS.

(4) Although our checking, savings and money market accounts are subject to immediate withdrawal, management considers a substantial amount of such accounts to be core deposits having significantly longer effective maturities.  The decay rates (the assumed rate at which the balance of existing accounts would decline) used on these accounts are based on assumptions developed from our actual experience with these accounts.  If all of our checking, savings and money market accounts had been assumed to be subject to repricing within one year, interest-earning assets which were estimated to mature or reprice within one year would have exceeded interest-bearing liabilities with comparable characteristics by $443.6 million, for a cumulative one-year gap of 5.23% of total assets.

(5) Borrowings exclude $28.3 million of deferred prepayment penalty costs and $632 thousand of deferred gain on the terminated interest rate swap agreements.

The change in the one-year gap to 21.06% at September 30, 2010 from 6.78% at September 30, 2009 was a result of a significant decrease in interest rates between year ends.  The decrease in interest rates resulted in an increase in projected cash flows from mortgage-related assets and callable agency debentures which resulted in shorter WALs and quicker repricing of interest-earning assets at September 30, 2010 compared to September 30, 2009.

The gap table summarizes the anticipated maturities or repricing of our interest-earning assets and interest-bearing liabilities as of September 30, 2010, based on the information and assumptions set forth in the notes above.  Cash flow projections for mortgage loans and MBS are calculated based on current interest rates.  Prepayment projections are subjective in nature, involve uncertainties and assumptions and, therefore, cannot be determined with a high degree of accuracy.  Although certain assets and liabilities may have similar maturities or periods to repricing, they may react differently to changes in market interest rates.  Assumptions may not reflect how actual yields and costs respond to market changes.  The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates.  Certain assets, such as ARM loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset.  In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the gap table.  For additional information regarding the impact of changes in interest rates, see the Percentage Change in Net Interest Income and Percentage Change in MVPE tables above.

Financial Condition

Total assets increased $83.5 million from $8.40 billion at September 30, 2009 to $8.49 billion at September 30, 2010, due primarily to growth in the deposit portfolio, which was used primarily to fund investment security purchases and repay maturing debt.

Total liabilities increased $62.8 million from $7.46 billion at September 30, 2009 to $7.53 billion at September 30, 2010, due primarily to an increase in deposits of $157.7 million.  The increase in deposits was primarily in money market and checking accounts.  During fiscal year 2010, $200.0 million of FHLB advances with a weighted average contractual rate of 4.63% were refinanced and replaced with $200.0 million of fixed-rate FHLB advances with a weighted average contractual interest rate of 3.17%.  Also during fiscal year 2010, $100.0 million of maturing FHLB advances with a rate of 3.94% were replaced with $100.0 million of FHLB advances with a rate of 3.23% and $50.0 million of maturing FHLB advances and $45.0 million of maturing repurchase agreements were not replaced.

Stockholders’ equity increased $20.7 million, from $941.3 million at September 30, 2009 to $962.0 million at September 30, 2010.  The increase was due primarily to net income of $67.8 million, partially offset by dividend payments of $48.4 million during the current fiscal year.

Loans Receivable.  The loans receivable portfolio decreased $435.8 million from $5.60 billion at September 30, 2009 to $5.17 billion at September 30, 2010.  During fiscal year 2010, principal repayments on loans have exceeded originations, refinances, and purchases by $225.6 million.  Mortgage origination volume, in general, has decreased from the prior year as the market demand for lending has decreased.  Additionally, the Bank has been purchasing fewer loans under the Bank’s nationwide purchase loan program during fiscal year 2010 due to the lack of loans meeting our underwriting criteria from our existing relationships.  The Bank is working to expand the number of relationships with third parties from whom it may buy loans in the future.  The decrease in the loan portfolio was also due the $194.8 million loan swap transaction during the first quarter of the current fiscal year.

The weighted average rate of the loan portfolio decreased 22 basis points from 5.29% at September 30, 2009 to 5.07% at September 30, 2010.  The decrease in the weighted average portfolio rate was due to loan modifications and refinances, originations and purchases at market rates lower than the existing portfolio, and repayments of loans with rates higher than the portfolio.

During fiscal year 2010, $44.1 million of one- to four-family loans were purchased from nationwide lenders.  One- to four-family loans purchased from nationwide lenders during the current fiscal year had a weighted average credit score of 723 at origination and a weighted average LTV ratio of 47%, based upon the loan balance at the time of purchase and the lower of the purchase price or appraisal at origination.  Loans purchased from nationwide lenders represented approximately 10% of the loan portfolio at September 30, 2010 compared to 12% at September 30, 2009, and were secured by properties located in 47 of the continental states.  At September 30, 2010, purchased loans from nationwide lenders in the following states comprised 5% or greater of total purchased loans: Illinois 11%; Texas 8%, Florida and New York 7%.  As of September 30, 2010, the average balance of a nationwide purchased one- to four-family loan was approximately $340 thousand, the average balance of an originated one- to four-family loan was approximately $125 thousand, and the average balance of correspondent purchased one- to four-family loans was approximately $275 thousand.

Included in the loan portfolio at September 30, 2010 were $198.0 million of ARM loans that were originated as interest-only.  Of these interest-only loans, $154.3 million were purchased from nationwide lenders, primarily during fiscal year 2005.  Interest-only ARM loans do not typically require principal payments during their initial term, and have initial interest-only terms of either five or ten years.  The $154.3 million of purchased interest-only ARM loans had a weighted average credit score of 736 at origination and a weighted average LTV ratio of 74%, based upon the loan balance at the time of purchase and the lower of purchase price or appraisal at origination.  The Bank has not purchased any interest-only ARM loans since 2006 and discontinued offering the product in its local markets during 2008 to reduce future credit risk.  At September 30, 2010, $121.6 million, or 61%, of interest-only loans were still in their interest-only payment term.  As of September 30, 2010, $27.7 million will begin to amortize principal within two years, $62.3 million will begin to amortize principal within two-to-five years, $27.2 million will begin to amortize principal within five-to-seven years and the remaining $4.4 million will begin amortizing in seven-to-ten years.  At September 30, 2010, $13.2 million, or 41% of non-performing loans, were interest-only ARMs and $3.2 million was reserved in the ALLL for these loans.  Of the $13.2 million non-performing interest-only ARM loans, $6.5 million, or 49%, were still in the interest-only payment term.  Non-performing interest-only ARM loans represented approximately 7% of the total interest-only ARM loan portfolio at September 30, 2010. See discussion regarding the ALLL in “Critical Accounting Policies – Allowance for Loan Losses.”

Historically, the Bank’s underwriting guidelines have provided the Bank with loans of high quality and low delinquencies, and low levels of non-performing assets compared to national levels.  Of particular importance is the complete documentation required for each loan the Bank originates and purchases.  This allows the Bank to make an informed credit decision based upon a thorough assessment of the borrower’s ability to repay the loan, compared to underwriting methodologies that do not require full documentation.  Non-performing loans increased $1.1 million from $30.9 million at September 30, 2009 to $32.0 million at September 30, 2010. Our ratio of non-performing loans to total loans increased from 0.55% at September 30, 2009 to 0.62% at September 30, 2010.  At September 30, 2010, our ALLL was $14.9 million or 0.29% of the total loan portfolio and 47% of total non-performing loans.  This compares with an ALLL of $10.2 million or 0.18% of the total loan portfolio and 33% of total non-performing loans as of September 30, 2009.  See additional discussion of asset quality in Part I, Item 1 of the Annual Report on Form 10-K.

The Bank generally prices its one- to four-family loan products based upon prices available in the secondary market and competitor pricing.  During fiscal year 2010, the average daily spread between the Bank’s 30-year fixed-rate one- to four-family loan offer rate, with no points paid by the borrower, and the 10-year Treasury rate was approximately 160 basis points, while the average daily spread between the Bank’s 15-year fixed-rate one- to four-family loan offer rate and the 10-year Treasury rate was approximately 100 basis points.

Conventional one- to four-family loans may be sold on a bulk basis for portfolio restructuring or on a flow basis as loans are originated to reduce interest rate risk and/or maintain a certain liquidity position.  The Bank generally retains the servicing on these sold loans.  ALCO determines which conventional one- to four-family loans are to be originated as held for sale or held for investment.  Conventional loans originated as held for sale are to be sold in accordance with policies set forth by ALCO.  Conventional loans originated as held for investment are generally not eligible for sale unless a specific segment of the portfolio qualifies for asset restructuring purposes.

The following table summarizes the activity in the loan portfolio for the periods indicated, excluding changes in loans in process, deferred fees, and ALLL.  Loans that were paid-off as a result of refinances are included in repayments.  Purchased loans include purchases from correspondent and nationwide lenders.  Loan modification activity is not included in the activity in the following table because a new loan is not generated at the time of modification.  During fiscal year 2010 and 2009, the Bank modified $545.1 million and $1.14 billion loans, respectively, with a weighted average decrease in rate of 87 basis points for both years.  The modified balance and rate are included in the ending loan portfolio balance and rate.  The weighted average contractual life of our mortgage loan portfolio was 23 years at both September 30, 2010 and 2009.

	For the Three Months Ended
	September 30, 2010		June 30, 2010		March 31, 2010		December 31, 2009
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$5,361,472	5.14%	$5,425,458	5.19%	$5,463,744	5.23%	$5,646,950	5.29%
Originations and refinances:
Fixed	94,048	4.64	137,012	4.96	107,694	4.93	156,507	4.95
Adjustable	39,170	4.33	34,033	4.62	38,779	4.44	37,885	4.57
Purchases:
Fixed	6,850	5.05	8,590	5.15	12,417	5.03	20,149	5.09
Adjustable	1,417	4.40	10,737	5.58	14,011	4.03	44,930	3.69
Repayments	(288,626)		(250,098)		(208,015)		(243,087)
Transfer of loans to
loans held-for-sale (“LHFS”), net (1)	--		--		--		(194,759)
Other (2)	(5,018)		(4,260)		(3,172)		(4,831)
Ending balance	$5,209,313	5.07%	$5,361,472	5.14%	$5,425,458	5.19%	$5,463,744	5.23%

	For the Year Ended
	2010		2009
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$5,646,950	5.29%	$5,379,845	5.66%
Originations and refinances:
Fixed	495,261	4.89	988,375	5.12
Adjustable	149,867	4.48	131,306	4.91
Purchases:
Fixed	48,006	5.08	109,813	5.21
Adjustable	71,095	4.05	223,619	5.01
Repayments	(989,826)		(1,079,777)
Transfer of loans to LHFS, net (1)	(194,759)		(94,672)
Other (2)	(17,281)		(11,559)
Ending balance	$5,209,313	5.07%	$5,646,950	5.29%

(1)	Transfer of loans to LHFS in the December 31, 2009 quarter includes loans with a principal balance of $194.8 million related to the loan swap transaction.

(2)	Other consists of transfers to REO, modification fees advanced and reductions in commitments.

The following table presents our fixed-rate one- to four-family loan portfolio, including our fixed-rate one- to four-family construction loans, and the annualized prepayment speeds for the quarter ending September 30, 2010 by interest rate tier.  Loan modifications and refinances are considered a prepayment and are included in the prepayment speeds presented below.  During the quarter ended September 30, 2010, $236.7 million of fixed-rate loans were modified and $74.3 million of fixed-rate loans were refinanced.

	Original Term
	15 years or less		More than 15 years
		Prepayment		Prepayment
	Principal	Speed	Principal	Speed
Rate Range	Balance	(annualized)	Balance	(annualized)
	(Dollars in thousands)

< =4.50%	$221,872	14.46%	$162,804	7.14%
4.51 - 4.99%	357,383	37.97	185,251	31.36
5.00 - 5.50%	311,286	50.01	1,838,750	29.69
5.51 - 5.99%	68,084	54.79	438,103	66.56
6.00 - 6.50%	30,108	27.07	332,462	60.16
6.51 - 6.99%	8,779	12.05	50,736	40.10
>=7.00%	4,776	9.19	36,903	26.35
Total	$1,002,288	38.41%	$3,045,009	38.61%

Approximately 46% of our fixed-rate one- to four-family loans are over 100 basis points higher than our fixed-rate one- to four-family loan offered rates at September 30, 2010, which ranged from 3.75% to 4.375% depending on the fixed-rate loan product type.  This indicates that a significant portion of our fixed-rate one- to four-family loan portfolio could prepay or reprice downward if our offered rates remain at, or decline from, the rates offered at September 30, 2010.  We attempt to mitigate the repricing risk of our fixed-rate one- to four-family loan portfolio by the interest rates we offer and through the terms of our modification program.  Management closely monitors competitors’ rates and also considers interest rate risk and net interest income when setting offered rates.  Through our modification program a borrower can modify the rate and/or term of their loan in less time than it takes to process a refinance, and for a cost that is less than a refinance, if they have been current on their payments for the previous 12 months and the loan has not been sold to a third party.  At September 30, 2010, the fixed rates offered through our modification program were at least 12 basis points higher than a similar new origination or refinance.  This allows the Bank to retain the modified loan and achieve a current above-market interest rate.  The borrower also has the option of paying a higher modification fee to obtain a lower interest rate.

We manage the reinvestment risk of loan prepayments through our interest rate risk and asset management strategies.  Principal repayments exceeded originations, refinances, and purchases by $225.6 million for fiscal year 2010, compared to originations, refinances, and purchases exceeding principal repayments by $369.4 million in fiscal year 2009.  In recent periods, principal repayments in excess of loan originations and purchases have been reinvested in shorter-term investment securities at lower market rates than our loan portfolio which reduces our interest rate spread.  If, however, market rates were to rise, the short-term nature of the investment securities may allow management the opportunity to reinvest the maturing funds at a higher rate.

Mortgage-Backed Securities.  The balance of MBS, which primarily consists of securities of U.S. government-sponsored enterprises (“GSEs”), decreased $384.6 million from $1.99 billion at September 30, 2009 to $1.61 billion at September 30, 2010.  The decrease was a result of some cash flows from the MBS portfolio being reinvested into investment securities.  At September 30, 2010, the MBS held within our portfolio were issued by Federal Home Loan Mortgage Corporation (“FHLMC”), Federal National Mortgage Association (“FNMA”) and Government National Mortgage Association (“GNMA”), with the exception of $2.9 million, which were issued by a private issuer.  Unlike MBS issued by GSEs, the principal and interest payments of privately issued MBS are not guaranteed, although we generally receive a higher interest rate as compensation for the relative increase in credit risk.  Should the underlying mortgages in a privately issued MBS security default on their mortgage payment above the level of credit enhancement, losses could be realized.

During the first quarter of fiscal year 2010, MBS with an amortized cost of $192.7 million were received in conjunction with the loan swap transaction.  As previously discussed, the related MBS were sold for a $6.5 million gain.  The proceeds from the sale were primarily used to purchase investment securities with terms shorter than those of the mortgage loans that were swapped.  The loan swap transaction was primarily undertaken for interest rate risk management purposes.

The following table provides a summary of the activity in our portfolio of MBS for the periods presented.  The yields and WAL for purchases are presented as recorded at the time of purchase.  The yields for the beginning and ending balances are as of the period presented and are generally derived from recent prepayment activity on the MBS in the portfolio as of the dates presented.  The weighted average yield of the MBS portfolio decreased from September 30, 2009 to September 30, 2010 due primarily to the maturity and repayment of securities with higher yields than the overall portfolio, adjustable-rate MBS resetting to lower coupons due to a decline in related indices and purchases at yields lower than the overall portfolio yield.  The beginning and ending WAL is the estimated remaining maturity after projected prepayment speeds have been applied.  The decrease in the WAL at September 30, 2010 compared to September 30, 2009 was due primarily to faster estimated principal prepayments as a result of lower interest rates.

	For the Three Months Ended
	September 30, 2010			June 30, 2010			March 31, 2010			December 31, 2009
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance – carrying value	$1,620,623	4.15%	3.99	$1,757,310	4.21%	4.07	$1,877,969	4.34%	5.09	$1,992,467	4.42%	4.67
Maturities and repayments	(131,861)			(145,432)			(121,635)			(112,380)
Sale of securities, net of gains	--			--			--			(192,690)
Net amortization of premiums/(discounts)	(457)			(393)			(499)			(392)
Purchases:
Fixed	126,394	2.54	3.71	--	--	--	2,042	4.18	7.08	2,990	4.10	7.48
Adjustable	--	--	--	--	--	--	--	--	--	--	--	--
Amortized cost of securities
received in loan swap transaction	--			--			--			192,690
Change in valuation on AFS securities	(6,835)			9,138			(567)			(4,716)
Ending balance – carrying value	$1,607,864	4.00%	3.58	$1,620,623	4.15%	3.99	$1,757,310	4.21%	4.07	$1,877,969	4.34%	5.09

	For the Year Ended
	2010			2009
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance – carrying value	$1,992,467	4.42%	4.67	$2,234,339	4.82%	5.05
Maturities and repayments	(511,308)			(494,932)
Sale of securities, net of gains	(192,690)			--
Net amortization of premiums/(discounts)	(1,741)			(482)
Purchases:
Fixed	131,426	2.60	3.85	21,756	3.03	3.84
Adjustable	--	--	--	169,452	2.72	2.41
Amortized cost of securities
received in loan swap transaction	192,690			--
Change in valuation on AFS securities	(2,980)			62,334
Ending balance – carrying value	$1,607,864	4.00%	3.58	$1,992,467	4.42%	4.67

The following table presents our fixed-rate MBS portfolio, at amortized cost, based on the underlying weighted average loan rate, the annualized prepayment speeds for the quarter ending September 30, 2010 which represents prepayments during July, August and September 2010, and the net premium/discount by interest rate tier.  Our fixed-rate MBS portfolio is somewhat less sensitive than our fixed-rate one- to four-family loan portfolio to repricing risk due to external refinancing barriers such as unemployment, income changes, and decreases in property values, causing barriers to refinancing to be generally more pronounced outside of our local market areas.  However, we are unable to control the interest rates and/or governmental programs that could impact the loans in our fixed-rate MBS portfolio, and are therefore more likely to experience reinvestment risk due to principal prepayments.  Additionally, prepayments impact the amortization/accretion of premiums/discounts on our MBS portfolio.  As prepayments increase, the related premiums/discounts are amortized/accreted at a faster rate.  The amortization of premiums decreases interest income while the accretion of discounts increases interest income.  As noted in the table below, the fixed-rate MBS portfolio had a net premium of $3.8 million as of September 30, 2010.  Given that the weighted average coupon on the underlying loans in this portfolio are above current market rates, the Bank could experience an increase in the premium amortization should prepayment speeds increase significantly, potentially reducing future interest income.

	Original Term
	15 years or less		More than 15 years
		Prepayment		Prepayment		Net
	Amortized	Speed	Amortized	Speed		Premium/
Rate Range	Cost	(annualized)	Cost	(annualized)	Total	(Discount)
	(Dollars in thousands)

< =4.99%	$426,640	12.18%	$3,886	0.34%	$430,526	$3,588
5.00 - 5.50%	172,934	0.21	12,244	19.85	185,178	(132)
5.51 - 5.99%	108,689	21.43	68,940	32.90	177,629	112
6.00 - 6.50%	19,702	35.10	25,315	22.91	45,017	85
6.51 - 6.99%	3,535	14.61	13,105	18.00	16,640	162
>=7.00%	--	--	5,808	14.65	5,808	11
Total	$731,500	11.35%	$129,298	26.40%	$860,798	$3,826

Average Rate	4.99%		5.91%		5.13%
Average remaining
term (months)	115		210		130

Investment Securities.  Investment securities, which consist primarily of debentures issued by GSEs (primarily issued by FNMA, FHLMC, or FHLB) and municipal investments, increased $852.0 million from $480.7 million at September 30, 2009 to $1.33 billion at September 30, 2010.  The increase in the balance was primarily a result of purchases of $1.53 billion in shorter-term securities, partially offset by maturities and calls of $674.2 million.  If market rates were to rise, the short-term nature of these securities may allow management the opportunity to reinvest the maturing funds at a higher yield.  All of the investment securities purchased during the current fiscal year were classified as HTM.  Management is no longer classifying securities as AFS due to the potential fluctuations in stockholders’ equity caused by market yield changes.  See additional discussion regarding unrealized gain and losses on AFS securities and the impact to stockholders’ equity in “Stockholders’ Equity.”  Management has focused on purchasing investment securities over the past year as a way to reduce the Bank’s exposure to higher future interest rates.  Given the current balance of investment securities, as a percentage of the overall investment portfolio, management intends to keep the portfolio composition relatively unchanged for the foreseeable future.

The following tables provide a summary of the activity of investment securities for the periods presented.  The yields for the beginning and ending balances are as of the first and last days of the periods presented.  The decrease in the yield at September 30, 2010 compared to September 30, 2009 was a result of higher yielding investment securities being called and purchases of new securities with yields lower than the overall portfolio yield.  The beginning and ending WAL represent the estimated remaining maturity of the securities after call dates have been considered, based upon market rates at each date presented.  The WAL at September 30, 2010 decreased from September 30, 2009 due to the purchase of securities with WALs shorter than the existing portfolio and increased call projections of higher coupon securities due to lower interest rates.
	For the Three Months Ended
	September 30, 2010			June 30, 2010			March 31, 2010			December 31, 2009
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance – carrying value	$1,203,064	1.67%	0.82	$970,431	1.76%	1.29	$651,943	2.05%	1.65	$480,704	1.93%	1.53
Maturities and calls	(343,999)			(210,048)			(119,103)			(1,033)
Net amortization of premiums/ (discounts)	(1,034)			(1,051)			(1,053)			(1,061)
Purchases:
Fixed	475,141	1.08	1.19	443,757	1.38	1.11	438,254	1.36	1.02	173,431	2.39	1.25
Adjustable	--	--	--	--	--	--	--	--	--	--	--	--
Change in valuation on AFS securities	(516)			(25)			390			(98)
Ending balance – carrying value	$1,332,656	1.47%	0.84	$1,203,064	1.67%	0.82	$970,431	1.76%	1.29	$651,943	2.05%	1.65

	For the Year Ended
	2010			2009
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance – carrying value	$480,704	1.93%	1.53	$142,359	3.94%	6.06
Maturities and calls	(674,183)			(109,760)
Net amortization of premiums/(discounts)	(4,199)			(2,162)
Purchases:
Fixed	1,530,583	1.39	1.13	448,553	1.70	1.53
Adjustable	--	--	--	--	--	--
Change in valuation on AFS securities	(249)			1,714
Ending balance – carrying value	$1,332,656	1.47%	0.84	$480,704	1.93%	1.53

Liabilities.  Liabilities increased from $7.46 billion at September 30, 2009 to $7.53 billion at September 30, 2010.  The $62.8 million increase in liabilities was due primarily to an increase in deposits of $157.7 million.  The increase in deposits was primarily in the money market and checking portfolios.  The $94.3 million increase in the money market portfolio from September 30, 2009 to September 30, 2010 was due to customers reinvesting funds from maturing shorter term certificates into the money market portfolio and some customers maintaining higher cash balances due to the current economic uncertainty and in anticipation of market rates increasing, which would allow them to reinvest at higher rates.  The $42.4 million increase in our checking portfolio from September 30, 2009 to September 30, 2010 was also due to customers keeping more cash readily available, as reflected by a 9% increase in the average customer checking account balance between year ends.

Our certificate of deposit portfolio increased $13.1 million from $2.71 billion at September 30, 2009 to $2.73 billion at September 30, 2010.  The $13.1 million increase consisted of a $30.7 million increase in wholesale certificates, partially offset by a $17.6 million decrease in retail certificates.  The $17.6 million decrease in retail certificates was primarily in our shorter term certificates, partially offset by an increase in our longer term certificates.  Management competitively priced our longer term certificates in order to lengthen the weighted average maturity of the retail certificate of deposit portfolio. The following table presents the amount, average rate and percentage of total deposits for checking, savings, money market and certificates at September 30, 2010 and 2009.

	At September 30,
	2010			2009
		Average	% of		Average	% of
	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)

Checking	$482,428	0.13%	11.0%	$439,975	0.17%	10.4%
Savings	234,285	0.54	5.3	226,396	0.66	5.4
Money market	942,428	0.65	21.5	848,157	0.82	20.1
Certificates	2,727,169	2.29	62.2	2,714,081	3.09	64.1
	$4,386,310	1.61%	100.0%	$4,228,609	2.20%	100.0%

During fiscal year 2010, the Bank prepaid $200.0 million of fixed-rate FHLB advances with a weighted average contractual rate of 4.63% and replaced them with $200.0 million of fixed-rate FHLB advances with a weighted average contractual interest rate of 3.17% for a term of 84 months.  The Bank paid an $875 thousand prepayment penalty to the FHLB.  The prepayment penalty is being deferred as an adjustment to the carrying value of the new advances and will be recognized as expense over the life of the new advances, which effectively increased the interest rate on the new advances 7 basis points to 3.24%.  Also during fiscal year 2010, $100.0 million of maturing FHLB advances with a rate of 3.94% were replaced with $100.0 million of FHLB advances with a rate of 3.23% and $50.0 million of maturing FHLB advances with a rate of 5.02% and $45.0 million of maturing repurchase agreements with a weighted average rate of 3.05% were not replaced. See additional discussion of the transaction in “Notes to Financial Statements - Note 7 - Borrowed Funds.”

The Board of Directors has authorized management to utilize brokered deposits and public unit deposits (deposits from governmental and other public entities) as sources of funds.  The rates paid on brokered deposits, plus fees, are generally equivalent to the rates offered by the FHLB on advances and favorable to some rates paid on retail deposits.  In order to qualify to obtain public unit deposits, the Bank must have a branch in each county in which it collects public unit deposits, and by law, must pledge securities as collateral for all balances in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limits.  The rates paid on public unit deposits are based on bid rates and not the rate available to retail customers.  Depending on market conditions, management utilizes these two sources to fund asset growth.  Since the pricing of public unit funds are set by us and we can select posted broker rates for brokered deposits, they are useful funding tools.  Because the Bank chooses to take longer term maturities for brokered deposits, these assist in managing our interest rate risk.  The primary risk of using these sources of funds is the volatility of retention at maturity, primarily due to competition in the market.  Due to this volatility, the Bank’s policies limit the amount of brokered deposits to 10% of total deposits and public unit deposits to 5% of total deposits.

At September 30, 2010, $83.7 million in certificates were brokered deposits, compared to $71.5 million in brokered deposits at September 30, 2009.  The $83.7 million of brokered deposits at September 30, 2010 had a weighted average rate of 2.58% and a remaining term to maturity of 3.9 years.  The Bank regularly considers brokered deposits as a source of funding, provided that investment opportunities are balanced with the funding cost. As of September 30, 2010, $109.9 million in certificates were public unit deposits, compared to $91.5 million in public unit deposits at September 30, 2009.  The $109.9 million of public unit deposits at September 30, 2010 had a weighted average rate of 0.41% and a remaining term to maturity of 6 months.  Management will continue to monitor the wholesale deposit market for attractive opportunities relative to the yield received from investing the proceeds.

Stockholders’ Equity.  Stockholders’ equity increased $20.7 million, from $941.3 million at September 30, 2009 to $962.0 million at September 30, 2010.  The increase was due primarily to net income of $67.8 million, partially offset by dividend payments of $48.4 million during the current fiscal year.

Unrealized gains and losses on AFS securities result from changes in the fair value of the securities, due to fluctuations in market yields.  Fluctuations in market yields result in changes in stockholders’ equity through accumulated other comprehensive income, but they do not impact results of operations unless the securities are sold and proceeds are reinvested at market rates.  During fiscal year 2010, accumulated other comprehensive income decreased $2.0 million.  The decrease was due to a decrease in the balance of AFS securities as a result of repayments, partially offset by a decrease in market interest rates between September 30, 2009 and September 30, 2010 which increased the unrealized gain on AFS securities.  Management is no longer classifying purchased securities as AFS due to the potential fluctuations in stockholders’ equity caused by market yield changes.  Management will continue to monitor the size of the AFS securities portfolio and will begin classifying purchased securities as AFS when appropriate.  If future market yields were to remain at the same level as September 30, 2010, then the net unrealized gain in stockholders’ equity would decrease over time due to the decline in the AFS security portfolio balance as a result of repayments.

The Board of Directors approved a new stock purchase plan on January 26, 2010.  Under the new plan, the Company intends to repurchase up to 250,000 shares from time to time, depending on market conditions, at prevailing market prices in open-market and other transactions.  The shares would be held as treasury stock for general corporate use.  The plan has no expiration date.  We currently are not repurchasing shares because of the pending stock offering.

Dividends from the Company are the only source of funds for MHC.  It is expected that MHC will waive future dividends except to the extent they are needed to fund its continuing operations.  The following table shows the number of shares eligible to receive dividends (“public shares”) because of the waiver of dividends by MHC at September 30, 2010.  The unvested shares in the ESOP receive cash equal to the dividends paid on the public shares.  The cash received is applied to the annual debt obligation on the loan taken out by the ESOP from the Company at the time of the mutual-to-stock conversion of the Bank to purchase shares for the ESOP.  These shares are held in trust for a future employee benefit, and are therefore excluded from the calculation of public shares.

Total voting shares outstanding at September 30, 2009	74,099,355
Treasury stock acquisitions	(130,368)
Recognition and Retention Plan grants	5,000
Options exercised	18,691
Total voting shares outstanding at September 30, 2010	73,992,678
Unvested shares in ESOP	(604,918)
Shares held by MHC	(52,192,817)
Total public shares at September 30, 2010	21,194,943

Weighted Average Yields and Rates.  The following table presents the weighted average yields earned on loans, securities and other interest-earning assets, the weighted average rates paid on deposits and borrowings and the resultant interest rate spreads at the dates indicated.  Yields on tax-exempt securities are not calculated on a tax-equivalent basis.

	At September 30,
	2010	2009	2008

Weighted average yield on:
Loans receivable	5.23%	5.38%	5.69%
MBS	4.00	4.42	4.82
Investment securities	1.47	1.93	3.94
Capital stock of FHLB	2.98	2.98	4.73
Cash and cash equivalents	0.22	0.21	2.95
Combined weighted average yield on
interest-earning assets	4.33	4.89	5.37

Weighted average rate paid on:
Checking deposits	0.13	0.17	0.21
Savings deposits	0.54	0.66	1.51
Money market deposits	0.65	0.82	1.48
Certificate of deposit	2.29	3.09	3.91
FHLB advances (1)	3.96	4.13	4.75
Other borrowings	3.97	3.91	4.09
Combined weighted average rate paid on
interest-bearing liabilities	2.57	3.00	3.67

Net interest rate spread	1.76%	1.89%	1.70%

(1) The September 30, 2010 and 2009 rate includes the net impact of the deferred prepayment penalties related to the prepayment of certain FHLB advances and deferred gain associated with the interest rate swap termination during fiscal year 2008.  The September 30, 2008 rate includes the impact of the deferred gain associated with the interest rate swap termination during fiscal year 2008.

Average Balance Sheet.  The following table presents the average balances of our assets, liabilities and stockholders’ equity and the related annualized yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated.  Average yields are derived by dividing annualized income by the average balance of the related assets and average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown.  Average outstanding balances are derived from average daily balances, except for other noninterest-earning assets, other noninterest-earning liabilities and stockholders’ equity which were calculated based on month-end balances.  The yields and rates include amortization of fees, costs, premiums and discounts which are considered adjustments to yields/rates.  Yields on tax-exempt securities were not calculated on a tax-equivalent basis.

	Year Ended September 30,
	2010				2009				2008
	Average	Interest			Average	Interest			Average	Interest
	Outstanding	Earned/	Yield/		Outstanding	Earned/	Yield/		Outstanding	Earned/	Yield/
	Balance	Paid	Rate		Balance	Paid	Rate		Balance	Paid	Rate
Assets					(Dollars in thousands)
Interest-earning assets:
Mortgage loans (1)	$ 5,198,175	$271,154	5.22%		$ 5,296,297	$293,685	5.55%		$ 5,099,147	$286,383	5.62%
Other loans	199,244	11,153	5.60		208,252	12,097	5.81		216,404	15,637	7.21
Total loans receivable	5,397,419	282,307	5.23		5,504,549	305,782	5.56		5,315,551	302,020	5.68
MBS (2)	1,710,074	71,859	4.20		2,110,701	97,926	4.64		1,888,186	88,395	4.68
Investment securities (2)(3)	887,955	15,682	1.77		229,766	5,533	2.41		242,426	9,917	4.09
Capital stock of FHLB	133,817	3,966	2.96		129,716	3,344	2.58		129,216	6,921	5.36
Cash equivalents	100,411	237	0.24		72,184	201	0.28		112,522	3,553	3.11
Total interest-earning assets (1)(2)	8,229,676	374,051	4.55		8,046,916	412,786	5.13		7,687,901	410,806	5.34
Other noninterest-earning assets	235,324				181,829				186,312
Total assets	$ 8,465,000				$ 8,228,745				$ 7,874,213

Liabilities and stockholders' equity
Interest-bearing liabilities:
Checking	$ 471,397	$ 622	0.13%		$ 426,976	$ 879	0.21%		$ 398,430	$ 819	0.20%
Savings	232,651	1,323	0.57		228,879	1,873	0.82		230,818	4,105	1.77
Money market	914,382	6,522	0.71		814,898	8,512	1.04		804,612	16,771	2.08
Certificates	2,672,364	70,749	2.65		2,585,560	89,207	3.45		2,507,036	111,740	4.44
Total deposits	4,290,794	79,216	1.85		4,056,313	100,471	2.48		3,940,896	133,435	3.37
FHLB advances (4)	2,389,597	97,212	4.07		2,437,978	106,551	4.36		2,552,883	125,748	4.89
Repurchase agreements	654,987	26,378	3.97		660,000	26,549	3.97		337,459	13,831	4.03
Other borrowings	53,609	1,680	3.09		53,601	2,573	4.74		53,550	3,624	6.66
Total borrowings	3,098,193	125,270	4.03		3,151,579	135,673	4.29		2,943,892	143,203	4.82
Total interest-bearing liabilities	7,388,987	204,486	2.77		7,207,892	236,144	3.27		6,884,788	276,638	3.99
Other noninterest-bearing liabilities	119,441				108,940				119,353
Stockholders' equity	956,572				911,913				870,072
Total liabilities and stockholders' equity	$ 8,465,000				$ 8,228,745				$ 7,874,213

Net interest income (7)		$169,565				$176,642				$134,168
Net interest rate spread (5)			1.78%				1.86%				1.35%
Net earning assets	$ 840,689				$ 839,024				$ 803,113
Net interest margin (6)			2.06%				2.20%				1.75%
Ratio of interest-earning assets to
interest-bearing liabilities			1.11	x			1.12	x			1.12	x

(1)
Calculated net of unearned loan fees, deferred costs, and undisbursed loan funds.  Non-accrual loans are included in the loans receivable average balance with a yield of zero percent.  Balances include LHFS.

(2)       MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.
(3)
The average balance of investment securities includes an average balance of nontaxable securities of $72.0 million, $61.0 million, and $45.9 million for the years ended September 30, 2010, 2009, and 2008, respectively.

(4)       FHLB advances are stated net of deferred gains and deferred prepayment penalties.
(5)       Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6)       Net interest margin represents net interest income as a percentage of average interest-earning assets.
(7)
Net interest income represents the difference between interest income earned on interest-earning assets, such as mortgage loans, investment securities, and MBS, and interest paid on interest-bearing liabilities, such as deposits, FHLB advances, and other borrowings.  Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

Rate/Volume Analysis.  The table below presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities, comparing fiscal years 2010 to 2009 and fiscal years 2009 to 2008.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume, which are changes in the average balance multiplied by the previous year’s average rate and (2) changes in rate, which are changes in the average rate multiplied by the average balance from the previous year.  The net changes attributable to the combined impact of both rate and volume have been allocated proportionately to the changes due to volume and the changes due to rate.

	Year Ended September 30,
	2010 vs. 2009			2009 vs. 2008
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$ (5,867)	$ (17,608)	$ (23,475)	$ 10,443	$ (6,681)	$ 3,762
MBS	(17,383)	(8,684)	(26,067)	10,295	(764)	9,531
Investment securities	11,980	(1,831)	10,149	(494)	(3,890)	(4,384)
Capital stock of FHLB	110	512	622	27	(3,604)	(3,577)
Cash and cash equivalents	69	(33)	36	(947)	(2,405)	(3,352)
Total interest-earning assets	(11,091)	(27,644)	(38,735)	19,324	(17,344)	1,980

Interest-bearing liabilities:
Checking	86	(370)	(284)	60	42	102
Savings	30	(583)	(553)	(35)	(2,218)	(2,253)
Money market	942	(2,930)	(1,988)	208	(8,589)	(8,381)
Certificates	2,901	(21,331)	(18,430)	3,351	(25,783)	(22,432)
FHLB advances	(1,407)	(7,932)	(9,339)	(4,606)	(14,591)	(19,197)
Other borrowings	(199)	(865)	(1,064)	12,920	(1,253)	11,667
Total interest-bearing liabilities	2,353	(34,011)	(31,658)	11,898	(52,392)	(40,494)

Net change in net interest income	$ (13,444)	$ 6,367	$ (7,077)	$ 7,426	$ 35,048	$ 42,474

Comparison of Results of Operations for the Years Ended September 30, 2010 and 2009

For fiscal year 2010, the Company recognized net income of $67.8 million compared to net income of $66.3 million in fiscal year 2009.  The $1.5 million increase in net income was primarily a result of a $5.8 million increase in other income, a $3.9 million decrease in other expenses and a $1.4 million decrease in income tax expense, partially offset by a $7.1 million decrease in net interest income and a $2.5 million increase in provision for loan losses.

The net interest margin for fiscal year 2010 was 2.06% compared to 2.20% for fiscal year 2009.  The 14 basis point decrease in the net interest margin was primarily a result of a decrease in the average yield of interest-earning assets compared to the prior year.  The average yield on the loan portfolio decreased 33 basis points between periods due to loan modifications and refinances, originations and purchases at market rates which were lower than the existing portfolio and repayments of loans with rates higher than the portfolio.  Additionally, the Bank has been purchasing investment securities with weighted average lives of approximately three years or less and at yields lower than MBS as part of our overall interest rate risk management strategy.  The decrease in the weighted average yield on interest-earning assets was partially offset by a decrease in the weighted average rate paid on interest-bearing liabilities, specifically the certificate of deposit portfolio and FHLB advances.

Interest and Dividend Income
Total interest and dividend income for the current fiscal year was $374.1 million compared to $412.8 million for the prior fiscal year.  The $38.7 million decrease was a result of a $26.0 million decrease in interest income on MBS and a $23.5 million decrease in interest income on loans receivable, partially offset by a $10.2 million increase in interest income on investment securities.

Interest income on loans receivable in the current fiscal year was $282.3 million compared to $305.8 million in the prior fiscal year.  The $23.5 million decrease was a result of a 33 basis point decrease in the weighted average yield of the portfolio to 5.23% for the current fiscal year, as well as a $107.1 million decrease in the average balance of the loan portfolio between the two periods.  The decrease in the weighted average yield was due to loan modifications and refinances, originations and purchases at market rates lower than the existing portfolio, and repayments of loans with rates higher than the portfolios.  The decrease in the average balance was due to the loan swap transaction and principal repayments outpacing originations and purchases during the fiscal year.

Interest income on MBS in the current fiscal year was $71.9 million compared to $97.9 million in the prior fiscal year.  The $26.0 million decrease was due primarily to a decrease of $400.6 million in the average balance, as well as a 44 basis point decrease in the weighted average portfolio yield to 4.20% for the current fiscal year.  The decrease in the average balance of the portfolio was due to principal repayments which were not replaced in their entirety; rather, the proceeds were reinvested into the investment securities portfolio.   The weighted average yield decreased between the two periods due to an increase of prepayments on MBS with yields higher than the existing portfolio, repricing of adjustable-rate securities to lower market rates, and, to a lesser extent, purchases of MBS at lower yields than the existing portfolio between the two periods.

Interest income on investment securities in the current fiscal year was $15.7 million compared to $5.5 million in the prior fiscal year.  The $10.2 million increase was primarily a result of an increase of $658.2 million in the average balance of the portfolio, partially offset by a 64 basis point decrease in the weighted average portfolio yield to 1.77% for the current fiscal year.  The average portfolio balance increased as a result of purchases funded with proceeds from the loan swap transaction, MBS and loan principal repayments and, to a lesser extent, from an increase in retail deposits.  The decrease in the weighted average yield of the portfolio was attributed to maturities and calls of securities with yields greater than the remaining portfolio, and to investments made at lower market yields than the overall portfolio yield.

Interest Expense
Total interest expense for the current fiscal year was $204.5 million, compared to $236.1 million in the prior fiscal year.  The $31.6 million decrease was primarily due to a decrease in interest expense on deposits of $21.3 million and a decrease in interest expense on FHLB advances of $9.4 million.

Interest expense on deposits in the current fiscal year was $79.2 million compared to $100.5 million in the prior fiscal year.  The $21.3 million decrease was primarily a result of a decrease in the rates on the entire deposit portfolio, primarily the certificate of deposit and money market portfolios, as these portfolios repriced to lower market rates.  The average rate paid on the deposit portfolio decreased 63 basis points to 1.85% for the current fiscal year.  The decrease in interest expense was partially offset by a $234.5 million increase in the average balance of the deposit portfolio, particularly the certificate of deposit and money market portfolios.

Interest expense on FHLB advances in the current fiscal year was $97.2 million compared to $106.6 million in the prior fiscal year.  The $9.4 million decrease in interest expense was a result of the refinancing of $875.0 million of advances during the second and third quarters of fiscal year 2009, and the refinancing of $200.0 million of advances and the renewal of $100.0 million of advances during the third quarter of fiscal year 2010 at rates lower than the existing portfolio.

Provision for Loan Losses
During fiscal year 2010, the Company recorded a provision for loan losses of $8.9 million compared to a provision of $6.4 million in the prior fiscal year.  The $8.9 million provision for loan losses is composed of $5.0 million related to increases in certain loss factors in our general valuation allowance model and $3.9 million related to establishing or increasing specific valuation allowances.  The increase in certain loss factors in our general valuation allowance model reflects the risks inherent in our loan portfolio due to decreases in real estate values in certain geographic regions where the Bank has purchased loans, the continued elevated level of unemployment, and the increase in non-performing loans and loan charge-offs.  The increase in specific valuation allowances was primarily related to our purchased loan portfolio.  These factors, when combined, contributed to the increase in the provision for loan losses in fiscal year 2010 and resulted in an increase in our ALLL from $10.2 million at September 30, 2009 to $14.9 million at September 30, 2010.

Other Income and Expense
Total other income for the current fiscal year was $34.4 million compared to $28.6 million in the prior fiscal year.  The $5.8 million increase was due primarily to the $6.5 million gain on the sale of trading MBS in conjunction with the loan swap transaction during the first quarter of fiscal year 2010.

In response to the amendments to Regulation E by the Federal Reserve Board, the Bank made changes to its overdraft fee schedule and informed eligible accountholders of their options for handling these overdrafts.  As a result of the new fee schedule and the number of customers who elected to opt-in or opt-out, the Bank is estimating that its overdraft fee income will be reduced by approximately $3.3 million annually.  Management is analyzing the Bank’s deposit account fee structure and plans to make adjustments to the structure during fiscal year 2011 to mitigate the reduction in fee income.

Total other expenses for the current fiscal year were $89.7 million compared to $93.6 million for the prior fiscal year.  The $3.9 million decrease was due primarily to an impairment and valuation allowance taken on the mortgage-servicing rights asset in the prior year period, compared to a net recovery in the current period.

During the fourth quarter of fiscal year 2010, management decided to discontinue the debit card rewards program effective October 31, 2010.  It is estimated to result in a $1.5 million decrease in advertising and promotional expense compared to fiscal year 2010.

Income Tax Expense
Income tax expense for the current fiscal year was $37.5 million compared to $38.9 million for the prior fiscal year.  The effective tax rate was 35.6% for the current fiscal year, compared to 37.0% for the prior fiscal year.  The difference in the effective tax rate between periods was primarily a result of a net decrease in nondeductible amounts associated with the ESOP in the current fiscal year, a reduction of unrecognized tax benefits due to the lapse of the statute of limitations during the first quarter of fiscal year 2010 and an increase in tax credits related to our low income housing partnerships.

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

Interest and Dividend Income
Total interest and dividend income for fiscal year 2009 was $412.8 million compared to $410.8 million for fiscal year 2008.  The $2.0 million increase was a result of a $9.5 million increase in interest income on MBS and a $3.8 million increase in interest income on loans receivable, partially offset by a $4.4 million decrease in interest income on investment securities, a $3.6 million decrease in dividends on FHLB stock, and a $3.4 million decrease in interest income on cash and cash equivalents.

 Interest income on loans receivable in fiscal year 2009 was $305.8 million compared to $302.0 million in fiscal year 2008.  The $3.8 million increase in loan interest income was a result of a $189.0 million increase in the average balance of the loan portfolio between the two periods, partially offset by a decrease of 12 basis points in the weighted average yield of the portfolio to 5.56% for fiscal year 2009.  The increase in the average balance was due to originations and loan purchases during fiscal year 2009.  The decrease in the weighted average yield was due to purchases and originations at market rates which were lower than the existing portfolio, loan modifications and refinances during fiscal year 2009, and the home equity loan portfolio repricing to lower market interest rates, partially offset by an increase in deferred fee amortization as a result of prepayments, modifications, and refinances.

Interest income on MBS in fiscal year 2009 was $97.9 million compared to $88.4 million in fiscal year 2008.  The $9.5 million increase in interest income was primarily due to an increase of $222.5 million in the average balance, slightly offset by a four basis point decrease in the weighted average portfolio yield to 4.64% for fiscal year 2009.  The increase in the average portfolio balance was a result of purchases.  The funds for the purchases came from maturities and calls of investment securities and from new borrowings in fiscal year 2008.

Interest income on investment securities in fiscal year 2009 was $5.5 million compared to $9.9 million in fiscal year 2008. The $4.4 million decrease in interest income was a result of a 168 basis point decrease in the weighted average portfolio yield to 2.41% for fiscal year 2009 and, to a lesser extent, a decrease of $12.7 million in the average balance of the portfolio.  The decrease in the weighted average yield of the portfolio was attributed to maturities and calls of securities with weighted average yields greater than the remaining portfolio, and also due to reinvestments made at lower market yields than the overall portfolio yield.  The decrease in the average balance was a result of the timing of calls, maturities, and security purchases during fiscal year 2009.

Dividends on FHLB stock in fiscal year 2009 were $3.3 million compared to $6.9 million in fiscal year 2008.  The $3.6 million decrease in dividend income was due primarily to a 278 basis point decrease in the average yield to 2.58% for fiscal year 2009.  The dividend rate on FHLB stock correlates to the federal funds rate, which decreased during fiscal year 2009.

Interest income on cash and cash equivalents in fiscal year 2009 was $201 thousand compared to $3.6 million in fiscal year 2008.  The $3.4 million decrease was due to a 283 basis point decrease in the weighted average yield due to a decrease in short-term interest rates between the two periods, and a decrease in the average balance of $40.3 million.  The decrease in the average balance was a result of cash being utilized to purchase MBS and investment securities.

Interest Expense
Total interest expense for fiscal year 2009 was $236.1 million, compared to $276.6 million in fiscal year 2008.  The $40.5 million decrease in interest expense was due to a decrease in interest expense on deposits of $32.9 million and a decrease in interest expense on FHLB advances of $19.2 million, partially offset by an increase in interest expense on other borrowings of $11.6 million.

Interest expense on deposits in fiscal year 2009 was $100.5 million compared to $133.4 million in fiscal year 2008.  The $32.9 million decrease in interest expense was primarily a result of a decrease in the average rate paid on the certificate of deposit, money market and savings portfolios due to the portfolios repricing to lower market rates.  The average rate paid on the deposit portfolio decreased 89 basis points to 2.48% for fiscal year 2009.

Interest expense on FHLB advances in fiscal year 2009 was $106.5 million compared to $125.7 million in fiscal year 2008.  The $19.2 million decrease in interest expense was a result of the termination and maturity of the interest rate swap agreements during fiscal year 2008, a decrease in the average balance of FHLB advances, and a decrease in the interest rate due to the refinancing of $875.0 million of advances during the second and third quarters of fiscal year 2009.  The decrease in the average balance was a result of maturing advances that were replaced with repurchase agreements during fiscal year 2008.

Interest expense on other borrowings was $29.1 million for fiscal year 2009 compared to $17.5 million in fiscal year 2008.  The $11.6 million increase was due to an increase in the average balance as a result of the Bank entering into $660.0 million of repurchase agreements during fiscal year 2008.  The proceeds from the repurchase agreements were used to purchase MBS and to repay maturing FHLB advances.

Provision for Loan Losses
During fiscal year 2009, the Bank experienced an increase in delinquencies, non-performing loans, net loan charge-offs, and losses on foreclosed property transactions, primarily on purchased loans, as a result of the decline in housing and real estate markets, as well as the ongoing economic recession.  As a result of these conditions, the Bank recorded a provision for loan losses of $6.4 million in fiscal year 2009 compared to a provision of $2.1 million in fiscal year 2008.  The $4.3 million increase in the provision primarily reflects an increase in the specific valuation allowances on purchased loans, an increase in the balance of non-performing purchased loans, an increase in the general valuation allowances primarily related to purchased loans 30 to 89 days delinquent, and an increase in charge-offs, also primarily related to purchased loans.

Other Income and Expense
Total other income for fiscal year 2009 was $28.6 million compared to $30.0 million in fiscal year 2008.  The $1.4 million decrease in other income was primarily a result of a $1.2 million decrease in income from bank-owned life insurance (“BOLI”) as a result of a decrease in the net crediting rate due to a decrease in market interest rates.

Total other expenses for fiscal year 2009 was $93.6 million compared to $82.0 million for fiscal year 2008.  The $11.6 million increase was due to a $6.8 million increase in federal insurance premiums, a $2.0 million increase in advertising expense, and a $2.0 million increase in mortgage servicing activity, net.  The increase in federal insurance premiums was a result of the FDIC special assessment and increases in the regular quarterly deposit insurance premiums.  The increase in advertising expense was due to expense associated with the Bank’s new debit card rewards program and to advertising campaigns undertaken to inform customers of the Bank’s safety and soundness in response to current economic conditions.  The increase in mortgage servicing activity, net was due to mortgage servicing asset impairments and valuation allowances due to an increase in prepayment speeds.

Income Tax Expense
Income tax expense for fiscal year 2009 was $38.9 million compared to $29.2 million for fiscal year 2008.  The increase in income tax expense was primarily due to an increase in earnings compared to the prior year period.  The effective tax rate was 37.0% for fiscal year 2009, compared to 36.4% for fiscal year 2008.  The difference in the effective tax rate between the two fiscal years was primarily a result of a decrease in nontaxable income from BOLI and an increase in pre-tax income which reduced the effective tax rate benefit of nontaxable income.

Liquidity and Capital Resources

Liquidity refers to our ability to generate sufficient cash to fund ongoing operations, to pay maturing certificates of deposit and other deposit withdrawals, and to fund loan commitments.  Liquidity management is both a daily and long-term function of our business management.  The Bank’s most available liquid assets are represented by cash and cash equivalents, AFS MBS and investment securities, and short-term investment securities.  The Bank’s primary sources of funds are deposits, FHLB advances, other borrowings, repayments and maturities of outstanding loans and MBS, other short-term investments, and funds provided by operations.  The Bank’s borrowings primarily have been used to invest in U.S. GSE debenture and MBS securities in an effort to improve the earnings of the Bank, without taking undo credit and interest-rate risk, while maintaining capital ratios in excess of regulatory standards for well-capitalized financial institutions.  In addition, the Bank’s focus on managing risk has provided additional liquidity capacity by remaining below FHLB borrowing limits and by increasing the balance of MBS and investment securities available as collateral for borrowings.

We generally intend to maintain cash reserves sufficient to meet short-term liquidity needs, which are routinely forecasted for 10, 30, and 365 days.  Additionally, on a monthly basis, we perform a liquidity stress test in accordance with the Interagency Policy Statement on Funding and Liquidity Risk Management.  The liquidity stress test incorporates both a short-term and long-term liquidity scenario in order to quantify liquidity risk. In the event short-term liquidity needs exceed available cash, the Bank has access to lines of credit at the FHLB and the Federal Reserve Bank.  The FHLB line of credit, when combined with FHLB advances, may not exceed 40% of total assets.  Our unused borrowing capacity at the FHLB as of September 30, 2010 was $1.20 billion. The Federal Reserve Bank line of credit is based upon the fair values of the securities pledged as collateral and certain other characteristics of those securities, and is used only when other sources of short-term liquidity are unavailable.  At September 30, 2010, the Bank had $1.64 billion of securities that were eligible but unused as collateral for borrowing or other liquidity needs.  Borrowings on the lines of credit are outstanding until replaced by cash flows from long-term sources of liquidity, and are generally outstanding no longer than 30 days.

If management observes a trend in the amount and frequency of lines of credit utilization, the Bank will likely utilize long-term wholesale borrowing sources, such as FHLB advances and/or repurchase agreements, to provide permanent fixed-rate funding.  The maturity of these borrowings is generally structured in such a way as to stagger maturities in order to reduce the risk of a highly negative cash flow position at maturity.  Additionally, the Bank could utilize the repayment and maturity of outstanding loans, MBS and other investments for liquidity needs rather than reinvesting such funds into the related portfolios.

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

At September 30, 2010, cash and cash equivalents totaled $65.2 million, an increase of $24.1 million from September 30, 2009.  The increase was primarily due to cash flows from the prepayment of the loan and securities portfolios not being immediately reinvested at September 30, 2010.

During fiscal year 2010, loan originations and purchases, net of principal repayments and other related loan activities provided a net cash inflow of $220.3 million, compared to a cash outflow of $396.9 million in the prior year.  Mortgage origination volume, in general, has decreased from the prior year as the market demand for lending has declined.  Additionally, the Bank has been purchasing fewer loans under the Bank’s nationwide purchase loan program during fiscal year 2010 due to the lack of loans meeting our underwriting criteria from our existing relationships.  The Bank is working to expand the number of relationships from which it may buy loans in the future.

During fiscal year 2010, the Bank received principal payments on MBS of $511.3 million and proceeds from the sale of trading MBS received in the loan swap transaction of $199.1 million.  These cash inflows were largely reinvested in investment securities.  The investment securities purchased during fiscal year 2010 had a WAL of approximately two years or less at the time of purchase.  If market rates were to rise, the short-term nature of these securities may allow management the opportunity to reinvest the maturing funds at a yield higher than current yields.

The Bank utilizes FHLB advances to provide funds for lending and investment activities.  FHLB lending guidelines set borrowing limits as part of their underwriting standards.  At September 30, 2010, the Bank’s ratio of the face amount of advances to total assets, as reported to the OTS, was 28%.  Our advances are secured by a blanket pledge of our loan portfolio, as collateral, supported by quarterly reporting to FHLB.  Advances in excess of 40% of total assets, but not exceeding 55% of total assets, may be approved by the president of FHLB based upon a review of documentation supporting the use of the advances.  Currently, the blanket pledge is sufficient collateral for the FHLB advances.  It is possible that increases in our borrowings or decreases in our loan portfolio could require the Bank to pledge securities as collateral on the FHLB advances.  The Bank’s policy allows borrowing from FHLB of up to 55% of total assets.  The Bank relies on FHLB advances as a primary source of borrowings.  There was no increase in FHLB advances during fiscal year 2010; however, a maturing $100.0 million FHLB advance was replaced, $200.0 million of FHLB advances were refinanced and a $50 million maturing FHLB advance was not replaced.  A prepayment fee of $875 thousand was paid on the $200.0 million of advances that were refinanced.  See additional discussion regarding the FHLB advance refinance in “Notes to Financial Statements - Note 7 – Borrowed Funds”.

The Bank has access to and utilizes other sources for liquidity, such as secondary market repurchase agreements, brokered deposits, and public unit deposits.  There were no repurchase agreements entered into during fiscal year 2010; however a maturing $45.0 million repurchase agreement was not replaced during fiscal year 2010. The Bank may enter into additional repurchase agreements as management deems appropriate. Management continuously monitors the wholesale deposit market for opportunities to obtain brokered and public unit deposits at attractive rates.  As of September 30, 2010, the Bank’s policy allows for repurchase agreements of up to 15% of total assets, brokered deposits up to 10% of total deposits, and public unit deposits up to 5% of total deposits.  At September 30, 2010, the Bank had repurchase agreements of $615.0 million, or approximately 7% of total assets, public unit deposits of $109.9 million, or approximately 3% of total deposits, and brokered deposits of $83.7 million, or approximately 2% of total deposits.  See additional discussion regarding the repurchase agreements in “Notes to Financial Statements - Note 7 – Borrowed Funds”.

The Bank has pledged securities with an estimated fair value of $709.9 million as collateral for repurchase agreements and $128.6 million as collateral for public unit deposits.  The securities pledged for the repurchase agreements will be delivered back to the Bank when the repurchase agreements mature. The securities pledged as collateral for public unit deposits are held under joint custody receipt by the FHLB and generally will be released upon deposit maturity.  At September 30, 2010, the Bank had securities with a fair value of $1.64 billion eligible, but unused, for collateral.  This collateral amount is comprised of AFS and HTM securities with individual fair values greater than $10.0 million, which is then reduced by a collateralization ratio of 10% to account for potential market value fluctuations.

At September 30, 2010, $1.52 billion of the $2.73 billion in certificates of deposit were scheduled to mature within one year.  Included in the $1.52 billion were $96.9 million in brokered and public unit deposits.  Based on our deposit retention experience and our current pricing strategy, we anticipate the majority of the maturing retail certificates of deposit will renew or transfer to other deposit products at the prevailing rate, although no assurance can be given in this regard.

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

During fiscal year 2010, the Company paid cash dividends of $48.4 million, or $2.29 per share.  The $2.29 per share consisted of four quarterly dividends of $0.50 per share and a $0.29 special dividend per share related to fiscal year 2009 earnings per the Company’s dividend policy.  Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, the Bank’s regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, the amount of cash at the holding company, and the continued waiver of dividends by MHC.  At September 30, 2010, Capitol Federal Financial, at the holding company level, had $143.1 million in cash and certificates of deposit at the Bank to be used to further the Company's general corporate and capital management strategies, which could include the payment of dividends.  See additional discussion regarding limitations and potential limitations on dividends in the section entitled “Regulation” in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 and “Item 1A. Risk Factors - The Company’s ability to pay dividends is subject to the ability of the Bank to make capital distributions to the Company and the waiver of dividends by MHC.”

The long-term ability of the Company to pay dividends to its stockholders is based primarily upon the ability of the Bank to make capital distributions to the Company.  So long as the Bank continues to remain “well capitalized” after each capital distribution, operate in a safe and sound manner, provide the OTS with updated capital levels, and non-performing asset balances and ALLL information as requested, and comply with the interest rate risk management guidelines of the OTS, it is management’s belief that the OTS will continue to allow the Bank to distribute its net income to the Company, although no assurance can be given in this regard.

Due to recent bank failures, in an effort to replenish the Deposit Insurance Fund, the Board of Directors of the FDIC adopted a rule that required insured institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of calendar year 2009 and for all of calendar year 2010, 2011 and 2012 during the quarter ended December 31, 2009.  The Bank paid FDIC premiums of $27.5 million in December 2009, which included $25.7 million of prepayments for calendar years 2010, 2011 and 2012.  During the year ended September 30, 2010, the Bank expensed $5.3 million of the $25.7 million prepaid amount.

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

In addition to its commitments of the types described above, at September 30, 2010 the Company’s off-balance sheet arrangements included its $1.6 million interest in the Trust, which in 2004 issued $52.0 million of variable rate cumulative trust preferred securities.  In connection therewith, the Company issued $53.6 million of Debentures to the Trust.

The following table summarizes our contractual obligations and other material commitments as of September 30, 2010.  The Debentures are callable at any time, in whole or in part.

	Maturity Range
		Less than	1 - 3	3 - 5	More than
	Total	1 year	years	years	5 years
	(Dollars in thousands)

Operating leases	$12,245	$1,124	$1,837	$1,551	$7,733

Certificates of Deposit	$2,727,169	$1,516,681	$885,232	$323,033	$2,223
Weighted average rate	2.29%	1.97%	2.67%	2.77%	3.02%

FHLB Advances	$2,376,000	$276,000	$875,000	$650,000	$575,000
Weighted average rate	3.61%	4.87%	3.57%	3.22%	3.51%

Repurchase Agreements	$615,000	$200,000	$295,000	$120,000	$--
Weighted average rate	4.03%	3.79%	4.12%	4.24%	--%

Debentures	$53,609	$--	$--	$--	$53,609
Weighted average rate	3.28%	--%	--%	--%	3.28%

Commitments to originate and
purchase mortgage loans	$107,022	$107,022	$--	$--	$--
Weighted average rate	4.29%	4.29%	--%	--%	--%

Commitments to fund unused
home equity lines of credit	$265,367	$265,367	$--	$--	$--
Weighted average rate	4.49%	4.49%	--%	--%	--%

Unadvanced portion of
construction loans	$15,489	$15,489	$--	$--	$--
Weighted average rate	4.77%	4.77%	--%	--%	--%

Excluded from the table above are income tax liabilities of $114 thousand related to uncertain income tax positions.  The amounts are excluded as management is unable to estimate the period of cash settlement as it is contingent on the statute of limitations expiring without examination by the respective taxing authority.

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

Contingencies

In the normal course of business, the Company and its subsidiaries are named defendants in various lawsuits and counter claims.  In the opinion of management, after consultation with legal counsel, none of the currently pending suits are expected to have a materially adverse effect on the Company’s consolidated financial statements for the year ended September 30, 2010 or future periods.

Regulatory Capital

Consistent with management’s goals to operate a sound and profitable financial organization, we actively seek to maintain a “well capitalized” status in accordance with regulatory standards.  Total equity under accounting principles generally accepted in the United States of America (“GAAP”) for the Bank was $857.1 million at September 30, 2010, or 10.1% of total Bank assets on that date.  As of September 30, 2010, the Bank exceeded all capital requirements of the OTS.  The following table presents the Bank’s regulatory capital ratios at September 30, 2010 based upon regulatory guidelines.

		Regulatory
		Requirement
	Bank	For “Well-
	Ratios	Capitalized” Status
Tangible equity	9.8%	N/A
Tier 1 (core) capital	9.8%	5.0%
Tier 1 (core) risk-based capital	23.5%	6.0%
Total risk-based capital	23.8%	10.0%

Stockholder Return Performance Presentation

The line graph below compares the cumulative total stockholder return on the Company’s common stock to the cumulative total return of a broad index of the Nasdaq Stock Market and a Hemscott Group savings and loan industry index (“S&L Index Hemscott #419”) for the period September 30, 2005 through September 30, 2010.  The information presented below assumes $100 invested on September 30, 2005 in the Company’s common stock and in each of the indices, and assumes the reinvestment of all dividends.  Historical stock price performance is not necessarily indicative of future stock price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Capitol Federal Financial, the NASDAQ Composite Index
and the S&L Hemscott Index #419

$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
9/05
9/06
9/07
9/08
9/09
9/10
Capitol Federal Financial
NASDAQ Composite
Hemscott S&L Index #419

*$100 invested on September 30, 2005 in stock or index, including reinvestment of dividends.
Fiscal year ending September 30.

	2005	2006	2007	2008	2009	2010
Capitol Federal Financial	100.00	111.25	113.24	155.27	121.30	96.02
NASDAQ Composite	100.00	106.39	127.37	96.70	100.00	112.86
S&L Index Hemscott #419	100.00	113.42	109.39	102.26	78.63	79.08

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

Management assessed the effectiveness of the Company’s internal control over financial reporting as of September 30, 2010.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control - Integrated Framework.  Management has concluded that the Company maintained an effective system of internal control over financial reporting based on these criteria as of September 30, 2010.

The Company’s independent registered public accounting firm, Deloitte & Touche LLP, who audited the consolidated financial statements included in the Company’s annual report, has issued an audit report on the Company’s internal control over financial reporting as of September 30, 2010 and it is included herein.

John B. Dicus, Chairman, President
and Chief Executive Officer

Kent G. Townsend, Executive Vice President
and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Capitol Federal Financial and subsidiaries
Topeka, Kansas

We have audited the internal control over financial reporting of Capitol Federal Financial and subsidiaries (the "Company") as of September 30, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment and our audit of the Company’s internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C).  The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting.  Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2010, based on the criteria established in Internal Control -  Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended September 30, 2010 of the Company and our report dated November 29, 2010 expressed an unqualified opinion on those financial statements.

Kansas City, Missouri
November 29, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Capitol Federal Financial and subsidiaries
Topeka, Kansas

We have audited the accompanying consolidated balance sheets of Capitol Federal Financial and subsidiaries (the “Company”) as of September 30, 2010 and 2009, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2010.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Capitol Federal Financial and subsidiaries as of September 30, 2010 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of September 30, 2010, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated November 29, 2010 expressed an unqualified opinion on the Company's internal control over financial reporting.

Kansas City, Missouri
November 29, 2010

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2010 and 2009 (Dollars in thousands)

ASSETS	2010	2009

CASH AND CASH EQUIVALENTS (includes interest-earning deposits of
$50,771 and $32,319)	$65,217	$41,154

INVESTMENT SECURITIES:
Available-for-sale ("AFS"), at fair value (amortized cost of $56,521 and $235,185)	55,870	234,784
Held-to-maturity ("HTM"), at cost (fair value of $1,283,880 and $248,929)	1,276,786	245,920

MORTGAGE-BACKED SECURITIES ("MBS"):
AFS, at fair value (amortized cost of $952,621 and $1,334,357)	1,004,496	1,389,211
HTM, at cost (fair value of $629,574 and $627,829)	603,368	603,256

LOANS RECEIVABLE, net (less allowance for loan losses of
$14,892 and $10,150)	5,168,202	5,603,965

BANK-OWNED LIFE INSURANCE ("BOLI")	54,710	53,509

CAPITAL STOCK OF FEDERAL HOME LOAN BANK ("FHLB"), at cost	120,866	133,064

ACCRUED INTEREST RECEIVABLE	30,220	32,640

PREMISES AND EQUIPMENT, net	41,260	37,709

REAL ESTATE OWNED ("REO"), net	9,920	7,404

PREPAID FEDERAL INSURANCE PREMIUM	20,447	--

INCOME TAXES RECEIVABLE	716	--

OTHER ASSETS	35,052	21,064

TOTAL ASSETS	$8,487,130	$8,403,680

    (Continued)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2010 and 2009 (Dollars in thousands)

LIABILITIES AND STOCKHOLDERS' EQUITY	2010	2009

LIABILITIES:
Deposits	$4,386,310	$4,228,609
Advances from FHLB	2,348,371	2,392,570
Other borrowings, net	668,609	713,609
Advance payments by borrowers for taxes and insurance	55,036	55,367
Income taxes payable	--	6,016
Deferred income tax liabilities, net	33,244	30,970
Accounts payable and accrued expenses	33,610	35,241

Total liabilities	7,525,180	7,462,382

COMMITMENTS AND CONTINGENCIES (NOTE 12)

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; 50,000,000 shares authorized,
no shares issued or outstanding	--	--
Common stock, $.01 par value; 450,000,000 shares authorized,
91,512,287 shares issued; 73,992,678 and 74,099,355 shares
outstanding as of September 30, 2010 and 2009, respectively	915	915
Additional paid-in capital	457,795	452,872
Unearned compensation, Employee Stock Ownership Plan ("ESOP")	(6,050)	(8,066)
Unearned compensation, Recognition and Retention Plan ("RRP")	(255)	(330)
Retained earnings	801,044	781,604
Accumulated other comprehensive income ("AOCI"), net of tax	31,862	33,870

	1,285,311	1,260,865

Treasury stock, at cost, 17,519,609 and 17,412,932 shares as of
September 30, 2010 and 2009, respectively	(323,361)	(319,567)

Total stockholders’ equity	961,950	941,298

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,487,130	$8,403,680

See notes to consolidated financial statements                                                                                                                                                                                                                                                                                                                                (Concluded)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2010, 2009, and 2008 (Dollars in thousands, except per share amounts)

	2010	2009	2008
INTEREST AND DIVIDEND INCOME:
Loans receivable	$282,307	$305,782	$302,020
MBS	71,859	97,926	88,395
Investment securities	15,682	5,533	9,917
Capital stock of FHLB	3,966	3,344	6,921
Cash and cash equivalents	237	201	3,553
Total interest and dividend income	374,051	412,786	410,806

INTEREST EXPENSE:
FHLB advances	97,212	106,551	125,748
Deposits	79,216	100,471	133,435
Other Borrowings	28,058	29,122	17,455
Total interest expense	204,486	236,144	276,638

NET INTEREST INCOME	169,565	176,642	134,168

PROVISION FOR LOAN LOSSES	8,881	6,391	2,051

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	160,684	170,251	132,117

OTHER INCOME:
Retail fees and charges	17,789	18,023	17,805
Loan fees	2,592	2,327	2,325
Insurance commissions	2,476	2,440	2,238
Gains on securities, net	6,454	--	--
Income from BOLI	1,202	1,158	2,323
Other income, net	3,898	4,646	5,336
Total other income	34,411	28,594	30,027

(Continued)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2010, 2009, and 2008 (Dollars in thousands, except per share amounts)

	2010	2009	2008
OTHER EXPENSES:
Salaries and employee benefits	42,666	43,318	43,498
Communications, information technology, and occupancy	15,554	15,226	13,957
Federal insurance premium	7,452	7,558	735
Advertising and promotional	6,027	6,918	4,925
Deposit and loan transaction costs	5,300	5,434	5,240
Regulatory and outside services	4,769	4,318	5,457
Postage and office supplies	2,465	2,636	2,234
Mortgage servicing activity, net	600	3,148	1,108
Other expenses, net	4,897	5,065	4,835
Total other expenses	89,730	93,621	81,989

INCOME BEFORE INCOME TAX EXPENSE	105,365	105,224	80,155

INCOME TAX EXPENSE	37,525	38,926	29,201

NET INCOME	$67,840	$66,298	$50,954

Basic earnings per share	$0.93	$0.91	$0.70
Diluted earnings per share	$0.93	$0.91	$0.70
Dividends declared per public share	$2.29	$2.11	$2.00

Basic weighted average common shares	73,270,388	73,144,116	72,938,871
Diluted weighted average common shares	73,286,852	73,208,101	73,012,666

(Concluded)

See notes to consolidated financial statements

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED SEPTEMBER 30, 2010, 2009, and 2008 (Dollars in thousands, except share amounts)

		Additional	Unearned					Total
	Common	Paid-In	Compensation		Retained	AOCI	Treasury	Stockholders'
	Stock	Capital	ESOP	RRP	Earnings	(Loss)	Stock	Equity
Balance at October 1, 2007	$915	$438,964	$(12,098)	$(630)	$750,186	$1,287	$(310,993)	$867,631

Cumulative effect of adopting
Accounting Standards Codification
("ASC") 740, Income Taxes					(339)			(339)

Comprehensive Income:
Net income, fiscal year 2008					50,954			50,954
Changes in unrealized gain/losses on
securities AFS, net of deferred
income tax $4,414						(7,255)		(7,255)
Total comprehensive income								43,699

ESOP activity, net		5,471	2,016					7,487
RRP activity, net		238		77			96	411
Stock based compensation
- stock options and RRP		323						323
Acquisition of treasury stock							(7,307)	(7,307)
Stock options exercised		395					342	737
Dividends on common stock to
stockholders ($2.00 per public share)					(41,426)			(41,426)
Balance at September 30, 2008	915	445,391	(10,082)	(553)	759,375	(5,968)	(317,862)	871,216

Comprehensive Income:
Net income, fiscal year 2009					66,298			66,298
Changes in unrealized gain/losses on
securities AFS, net of deferred
income tax $24,210						39,838		39,838
Total comprehensive income								106,136

ESOP activity, net		5,913	2,016					7,929
RRP activity, net		131		(100)			24	55
Stock based compensation
- stock options and RRP		281		323				604
Acquisition of treasury stock							(2,426)	(2,426)
Stock options exercised		1,156					697	1,853
Dividends on common stock to
stockholders ($2.11 per public share)					(44,069)			(44,069)
Balance at September 30, 2009	915	452,872	(8,066)	(330)	781,604	33,870	(319,567)	941,298

(Continued)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED SEPTEMBER 30, 2010, 2009, and 2008 (Dollars in thousands, except share amounts)

		Additional	Unearned					Total
	Common	Paid-In	Compensation		Retained	AOCI	Treasury	Stockholders'
	Stock	Capital	ESOP	RRP	Earnings	(Loss)	Stock	Equity

Comprehensive Income:
Net income, fiscal year 2010					67,840			67,840
Changes in unrealized gain/losses on
securities AFS, net of deferred
income tax $1,221						(2,008)		(2,008)
Total comprehensive income								65,832

ESOP activity, net		4,465	2,016					6,481
RRP activity, net		123		(163)			47	7
Stock based compensation
- stock options and RRP		214		238				452
Acquisition of treasury stock							(4,019)	(4,019)
Stock options exercised		121					178	299
Dividends on common stock to
stockholders ($2.29 per public share)					(48,400)			(48,400)
Balance at September 30, 2010	$915	$457,795	$(6,050)	$(255)	$801,044	$31,862	$(323,361)	$961,950

See notes to consolidated financial statements

(Concluded)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2010, 2009, and 2008 (Dollars in thousands)

	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$67,840	$66,298	$50,954
Adjustments to reconcile net income to net cash provided by
operating activities:
FHLB stock dividends	(3,966)	(3,344)	(6,921)
Provision for loan losses	8,881	6,391	2,051
Originations of loans receivable held-for-sale ("LHFS")	(47,488)	(851)	(47,062)
Proceeds from sales of LHFS	46,140	97,838	48,444
Amortization and accretion of premiums and discounts on
MBS and investment securities	5,940	2,644	717
Depreciation and amortization of premises and equipment	4,584	5,132	5,428
Deferred amounts related to FHLB advances, net	6,676	3,829	1,129
Common stock committed to be released for allocation - ESOP	6,481	7,929	7,487
Stock based compensation - stock options and RRP	452	604	722
Provision for deferred income taxes	3,466	3,548	8,160
Gain on the sale of trading securities received
in the loan swap transaction	(6,454)	--	--
Changes in:
Prepaid federal insurance premium, net	(20,447)	--	--
Accrued interest receivable	2,420	1,064	2,165
Other assets, net	(7,035)	837	(6,142)
Income taxes payable/receivable	(6,697)	8	12,978
Accounts payable and accrued expenses	(1,631)	(1,209)	1,610
Net cash provided by operating activities	59,162	190,718	81,720

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of trading securities received
in the loan swap transaction	199,144	--	--
Proceeds from maturities or calls of investment securities AFS	177,093	70,057	99,810
Purchases of investment securities AFS	--	(255,046)	(49,248)
Proceeds from maturities or calls of investment securities HTM	497,090	39,703	514,208
Purchases of investment securities HTM	(1,530,583)	(193,507)	(185,138)
Principal collected on MBS AFS	380,048	326,044	233,225
Purchases of MBS AFS	--	(169,452)	(1,324,872)
Principal collected on MBS HTM	131,260	168,888	266,853
Purchases of MBS HTM	(131,426)	(21,756)	(5,483)
Proceeds from the redemption of capital stock of FHLB	16,185	3,688	35,261
Purchases of capital stock of FHLB	(21)	(9,002)	(13,085)
Loan originations and purchases, net of principal collected	220,349	(396,886)	(40,784)
Net deferred fee activity	(721)	2,101	195
Purchases of premises and equipment	(8,183)	(13,053)	(8,721)
Proceeds from sales of REO	11,273	7,669	5,197
Net cash used in investing activities	(38,492)	(440,552)	(472,582)

(Continued)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2010, 2009, and 2008 (Dollars in thousands)

	2010	2009	2008
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(48,400)	(44,069)	(41,426)
Deposits, net of withdrawals	157,701	304,726	1,101
Proceeds from advances/line of credit from FHLB	300,000	1,561,612	834,700
Repayments on advances/line of credit from FHLB	(350,000)	(1,581,612)	(1,134,700)
Deferred FHLB prepayment penalty	(875)	(38,388)	--
Proceeds from repurchase agreements	--	--	660,000
Repayment of repurchase agreements	(45,000)	--	--
Change in advance payments by borrowers for taxes and insurance	(331)	2,154	2,104
Deferred offering costs	(5,982)	--	--
Acquisitions of treasury stock	(4,019)	(2,426)	(7,307)
Stock options exercised	210	1,337	623
Excess tax benefits from stock options	89	516	114
Net cash provided by financing activities	3,393	203,850	315,209

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	24,063	(45,984)	(75,653)

CASH AND CASH EQUIVALENTS:
Beginning of Period	41,154	87,138	162,791

End of Period	$65,217	$41,154	$87,138

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income tax payments	$40,664	$35,334	$8,050

Interest payments	$199,433	$236,137	$275,319

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
AND FINANCING ACTIVITIES:
Loans transferred to REO	$13,717	$10,730	$8,159

Transfer of loans receivable to LHFS, net	$--	$94,672	$--

Swap of loans for trading securities	$193,889	$--	$--

Market value change related to fair value hedge:
Interest rate swaps hedging FHLB advances	$--	$--	$(13,817)

See notes to consolidated financial statements			(Concluded)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2010, 2009, and 2008

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business - Capitol Federal Financial (the “Company”) provides a full range of retail banking services through its wholly-owned subsidiary, Capitol Federal Savings Bank (the “Bank”) which has 35 traditional and 11 in-store banking offices serving primarily the metropolitan areas of Topeka, Wichita, Lawrence, Manhattan, Emporia and Salina, Kansas and portions of the metropolitan area of greater Kansas City. The Bank emphasizes mortgage lending, primarily originating and purchasing one- to four-family mortgage loans and providing personal retail financial services.  The Bank is subject to competition from other financial institutions and other companies that provide financial services. The Company is subject to the regulations of the Office of Thrift Supervision (“the OTS”) and the Federal Deposit Insurance Corporation (“the FDIC”) and undergoes periodic examinations by those regulatory authorities.

The Bank has an expense sharing agreement with the Company that covers the reimbursement of certain expenses that are allocable to the Company.  These expenses include compensation, rent for leased office space and general overhead expenses.

The Company and its subsidiaries have a tax allocation agreement at September 30, 2010.  The Bank is the paying agent to the taxing authorities for the group for all periods presented.  Each company is liable for taxes as if separate tax returns were filed and reimburses the Bank for its related tax liability.  If any entity has a tax benefit due to a taxable loss, the Bank reimburses the entity for the related tax benefit.  The Company’s ability to pay dividends is dependent, in part, upon its ability to obtain capital distributions from the Bank. The future dividend policy of the Company is subject to the discretion of the Board of Directors and will depend upon a number of factors, including the Company’s financial condition and results of operations, the Bank’s regulatory capital requirements, regulatory limitations on the Bank’s ability to make capital distributions to the Company, the amount of cash at the holding company and the continued waiver of dividends by Capitol Federal Savings Bank MHC (“MHC”).  Holders of common stock will be entitled to receive dividends as and when declared by the Board of Directors of the Company out of funds legally available for that purpose.

Basis of Presentation - The Company is organized as a mid-tier holding company chartered as a federal savings and loan holding company.  The Company owns 100% of the stock of the Bank.  Effective July 2010, the Company owns 100% of the stock of Capitol Federal Financial, Inc.  The Company is majority owned by MHC, a federally chartered mutual holding company.  At September 30, 2010, MHC owned 71% of the stock of the Company.  The consolidated financial statements at September 30, 2010 and for the year ended September 30, 2010 include the accounts of the Company and its wholly owned subsidiaries, the Bank and Capitol Federal Financial, Inc. The consolidated financial statements at September 30, 2009 and for the years ended September 30, 2009 and 2008 include the accounts of the Company and its wholly owned subsidiary, the Bank. The Bank has a wholly owned subsidiary, Capitol Funds, Inc.  Capitol Funds, Inc. has a wholly owned subsidiary, Capitol Federal Mortgage Reinsurance Company.  All intercompany accounts and transactions have been eliminated.

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

Cash and Cash Equivalents - Cash and cash equivalents include cash on hand and amounts due from banks.  The Bank has acknowledged informal agreements with other banks where it maintains deposits. Under these agreements, service fees charged to the Bank are waived provided certain average compensating balances are maintained throughout each month.  Federal Reserve Board regulations require federally chartered savings banks to maintain cash reserves against their transaction accounts.  Required reserves must be maintained in the form of vault cash, an account at a Federal Reserve Bank, or a pass-through account as defined by the Federal Reserve Board.  The Bank is in compliance with the Federal Reserve Board requirements.  For the years ended September 30, 2010 and 2009, the average daily balance of required reserves at the Federal Reserve Bank was $9.7 million and $11.6 million, respectively.

Securities - Securities include mortgage-backed and agency securities issued primarily by United States Government-Sponsored Enterprises (“GSE”), including Federal National Mortgage Association (“FNMA”), Federal Home Loan Mortgage Corporation (“FHLMC”) and FHLB, United States Government agencies, including Government National Mortgage Association (“GNMA”), and municipal bonds.  Securities are classified as HTM, AFS, or trading based on management’s intention on the date of purchase.  Generally, classifications are made in response to liquidity needs, asset/liability management strategies, and the market interest rate environment at the time of purchase.

Securities that management has the intent and ability to hold to maturity are classified as HTM and reported at amortized cost. Such securities are adjusted for the amortization of premiums and discounts which are recognized as adjustments to interest income over the life of the securities using the level-yield method.

Securities that management may sell if necessary for liquidity or asset management purposes are classified as AFS and reported at fair value, with unrealized gains and losses reported as a component of accumulated other comprehensive income (loss) within stockholders’ equity, net of deferred income taxes.  The amortization of premiums and discounts are recognized as adjustments to interest income over the life of the securities using the level-yield method.  Gains or losses on the disposition of AFS securities are recognized using the specific identification method. Estimated fair values of AFS securities are based on one of three methods:  1) quoted market prices where available, 2) quoted market prices for similar instruments if quoted market prices are not available, and 3) unobservable data that represents the Bank’s assumptions about items that market participants would consider in determining fair value where no market data is available.  See additional discussion of fair value of AFS securities in Note 14.

Securities that are purchased and held principally for resale in the near future are classified as trading securities and are reported at fair value, with unrealized gains and losses included in other income in the consolidated statements of income.  During fiscal year 2010, the Bank held trading securities for a limited time.  The securities were received in conjunction with swapping originated fixed-rate mortgage loans with FHLMC for MBS.  For the year ended September 30, 2009, we did not maintain a trading portfolio.

Management monitors the securities portfolio for impairment on an ongoing basis and performs a formal review quarterly. The process involves monitoring market events and other items that could impact issuers.  The evaluation includes, but is not limited to, such factors as:  the nature of the investment, the length of time the security has had a fair value less than the amortized cost basis, the cause(s) and severity of the loss, expectation of an anticipated recovery period, recent events specific to the issuer or industry including the issuer’s financial condition and current ability to make future payments in a timely manner, external credit ratings and recent downgrades in such ratings, management’s intent to sell and whether it is more likely than not management would be required to sell prior to recovery for debt securities. Management determines whether other-than-temporary losses should be recognized for impaired securities by assessing all known facts and circumstances surrounding the securities.  If management intends to sell an impaired security or if it is more likely than not that management will be required to sell an impaired security before recovery of its amortized cost basis, an other-than-temporary impairment has occurred and the difference between amortized cost and fair value will be recognized as a loss in earnings and the security will be written down to fair value.  Such losses would be included in other income in the consolidated statements of income.

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

A condition in which the Bank grants a concession to a borrower due to financial difficulties that it would not otherwise consider is a troubled debt restructuring.  The majority of the Bank’s troubled debt restructurings involve a modification in loan terms such as a temporary reduction in the payment amount requiring only interest and escrow (if required) and extending the maturity date of the loan.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the loan agreement.  Interest income on impaired loans is recognized in the period collected unless the ultimate collection of principal is considered doubtful.  Management considers all non-accrual loans, loans classified as substandard, loans with specific valuation allowances and troubled debt restructurings that have not been performing under the new terms for 12 consecutive months to be impaired loans.

Allowance for Loan Losses - The allowance for loan losses represents management’s best estimate of the amount of known and inherent losses in the loan portfolio as of the balance sheet date.  Management’s methodology for assessing the appropriateness of the allowance for loan losses consists of a formula analysis for general valuation allowances and specific valuations for identified problem loans. Management maintains the allowance for loan losses through provisions for loan losses that are charged to income.

The Bank’s primary lending emphasis is the origination and purchase of one- to four-family first mortgage loans on residential properties and, to a lesser extent, second mortgage loans on one- to four-family residential properties resulting in a loan concentration in residential first mortgage loans.  As a result of the Bank’s lending practices, the Bank also has a concentration of loans secured by real property located in Kansas and Missouri.  Based on the composition of our loan portfolio, management believes the primary risks inherent in the loan portfolio are the continued weakened economic conditions due to the U.S. recession, continued high levels of unemployment or underemployment, and a continuing decline in real estate values.  Any one or a combination of these events may adversely affect borrowers’ ability to repay their loans, resulting in increased delinquencies, non-performing assets, loan losses, and future levels of loan loss provisions.

Each quarter, the loan portfolio is segregated into categories in the formula analysis based on certain risk characteristics such as loan type (one- to four-family, multi-family, etc.), interest payments (fixed-rate, adjustable-rate), loan source (originated or purchased), loan-to-value ratios, borrower’s credit scores and payment status (i.e., current or number of days delinquent).  Consumer loans, such as second mortgages and home equity lines of credit, with the same underlying collateral as a one- to four-family loan are combined with the one- to four-family loan in the formula analysis to calculate a combined loan-to-value ratio.  All non-impaired loans are included in a formula analysis.  Quantitative loss factors are applied to each loan category in the formula analysis based on the historical net loss experience and current specific valuation allowances, adjusted for such factors as loan delinquency trends, for each respective loan category.  Additionally, qualitative loss factors that management believes impact the collectability of the loan portfolio as of the evaluation date are applied to certain loan categories.  Such qualitative factors include changes in collateral values, unemployment rates, credit scores and delinquent loan trends.  Loss factors increase as loans become classified or delinquent.  The qualitative and quantitative factors applied in the formula analysis are reviewed quarterly by management to assess whether the factors adequately cover probable and estimable losses inherent in the loan portfolio.  The Bank’s allowance for loan losses methodology permits modifications to the formula analysis in the event that, in management’s judgment, significant factors which affect the collectability of the portfolio or any category of the loan portfolio, as of the evaluation date, are not reflected in the current formula analysis.

Specific valuation allowances are established in connection with individual loan reviews of specifically identified problem loans and impaired loans.  Since the majority of the loan portfolio is composed of one- to four-family real estate, determining the estimated fair value of the underlying collateral is important in evaluating the amount of specific valuations required for problem and impaired loans.  Generally, once a purchased loan is 90 days delinquent new collateral values are obtained through automated valuation models or broker price opinions.  Due to the relatively stable home values in Kansas and Missouri, new collateral values are not obtained on originated loans until the loans enter foreclosure.  If the estimated fair value of the collateral, less estimated costs to sell, is less than the current loan balance, a specific valuation allowance is established for the difference.

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

Bank-Owned Life Insurance - During fiscal year 2007, the Bank paid $50.0 million to purchase $120.0 million of BOLI policies on key employees.  BOLI is an insurance investment designed to help offset costs associated with the Bank’s compensation and benefit programs.  In the event of the death of an insured individual, the Bank would receive a death benefit.  If the insured individual is employed by the Bank at the time of death, a death benefit will be paid to the insured individual’s designated beneficiary equal to the insured individual’s base compensation at the time BOLI was approved by the Bank’s Board of Directors.  If the individual is not employed by the Bank at the time of death, no death benefits will be paid to the insured individual’s designated beneficiary.

The Bank is subject to various regulatory restrictions related to BOLI, outlined in the OTS Thrift Bulletin 84 and the Office of Comptroller of Currency Bulletin 2004-56.  The regulatory limit for BOLI is 25% of tier 1 capital plus the allowance for loan losses.

The cash surrender value of the policies is reported in BOLI in the consolidated balance sheets.   Changes in the cash surrender value are recorded in Income from BOLI in the consolidated statements of income.

Capital Stock of Federal Home Loan Bank - As a member of FHLB Topeka, the Bank is required to acquire and hold shares of FHLB stock.  The Bank’s holding requirement varies based on the Bank’s activities, primarily the Bank’s outstanding advances, with FHLB.  FHLB stock is carried at cost.  Management conducts a periodic review and evaluation of the Bank’s investment in FHLB stock to determine if any impairment exists.  Dividends received on FHLB stock are reflected as interest and dividend income in the consolidated statements of income.

Premises and Equipment - Land is carried at cost. Buildings, leasehold improvements and furniture, fixtures and equipment are carried at cost less accumulated depreciation and leasehold amortization.  Buildings, furniture, fixtures and equipment are depreciated over their estimated useful lives using the straight-line or accelerated method.  Buildings have an estimated useful life of 39 years. Furniture, fixtures and equipment have an estimated useful life of three to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the respective leases, which is generally three to 15 years.  The costs for major improvements and renovations are capitalized, while maintenance, repairs and minor improvements are charged to operating expenses as incurred.  Gains and losses on dispositions are recorded as other income or other expense as incurred.

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

Prepaid Federal Insurance Premium - The Bank prepaid its estimated FDIC insurance assessments for calendar years 2010, 2011 and 2012.  The Bank is amortizing the prepaid federal insurance premium each quarter by recording an expense based on the Bank’s actual quarterly FDIC assessment.  The expense is reported in Federal Insurance Premium on the consolidated statements of income.

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

Employee Stock Ownership Plan - The funds borrowed by the ESOP from the Company to purchase the Company’s common stock are being repaid from the Bank’s contributions and dividends paid on unallocated ESOP shares.  The shares pledged as collateral are reported as a reduction of stockholders’ equity at cost.  As ESOP shares are committed to be released from collateral each quarter, the Company records compensation expense based on the average market price of the Company’s stock during the quarter.  Additionally, the shares become outstanding for earnings per share (“EPS”) computations once they are committed to be released.

Stock-based Compensation - At September 30, 2010, the Company had a Stock Option and Incentive Plan (the “Option Plan”) and an RRP which are considered share-based payment awards.  Compensation expense is recognized over the service period of each share-based payment award.  The Company applies a fair-value-based measurement method in accounting for share-based payment transactions with employees, except for equity instruments held by the ESOP.  The Company applies the modified prospective method in which compensation cost is recognized over the service period for all awards granted.

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

The Bank has obtained advances from FHLB.  FHLB advances are secured by certain qualifying mortgage loans pursuant to a blanket collateral agreement with FHLB and all of the capital stock of FHLB owned by the Bank.  Per the FHLB lending guidelines, total FHLB borrowings cannot exceed 40% of total Bank assets, as reported to the OTS on our Thrift Financial Report, without pre-approval from the FHLB president.

The Company has established a Delaware statutory trust, Capitol Federal Financial Trust I (the “Trust”), of which the Company owns 100% of the common securities, or slightly more than 3% of the Trust (“Trust Common Securities”).  The Trust was formed for the purpose of issuing Company obligated mandatorily redeemable preferred securities (“Trust Preferred Securities”). Outside investors own 100% of the Trust Preferred Securities, or slightly less than 97% of the Trust.  The Trust issued $53.6 million of Trust Preferred Securities.  The Company purchased $1.6 million of the Trust Common Securities which are reported in Other Assets in the September 30, 2010 and 2009 consolidated balance sheets.  When the Trust Preferred and Trust Common Securities were issued, the Trust used the proceeds to purchase a like amount of Junior Subordinated Deferrable Interest Debentures (the “Debentures”) of the Company. The Company has guaranteed the obligations of the Trust.  The Trust is not included in the consolidated financial statements.  The Debentures are the sole assets of the Trust.

The Bank is authorized to borrow from the Federal Reserve Bank’s “discount window.”  The Bank had no outstanding Federal Reserve Bank borrowings at September 30, 2010 or 2009.

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

Interest rate swaps are derivative instruments the Bank has used as part of its interest rate risk management strategy.  Interest rate swaps are contractual agreements between two parties to exchange interest payments, based on a common notional amount and maturity date.  The interest rate swaps in effect for a portion of the year during fiscal year 2008 were designated and qualified as fair value hedges.  The Bank assumed no ineffectiveness in the hedging relationship as all of the terms in the interest rate swap agreements matched the terms of hedged FHLB advances.  The Bank accounted for the interest rate swap agreements using the shortcut method, whereby any gain or loss in the fair value of the interest rate swaps was offset by the gain or loss on the hedged FHLB advances.

The Bank may enter into fixed commitments to originate and sell mortgage loans held for sale when the market conditions are appropriate or for risk management purposes, such as instances where holding the loans would increase interest rate or credit risk to levels above those management believes are appropriate for the Bank. Pursuant to clarifying guidance, such commitments are considered derivative instruments.  All related derivatives are reported as assets or liabilities, as appropriate, on the balance sheet and are measured at fair value.  As of September 30, 2010 and 2009, there were no significant loan-related commitments that met the definition of derivatives or commitments to sell mortgage loans.

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

Earnings Per Share - Basic EPS is computed by dividing income available to common stockholders by the weighted average number of shares outstanding for the period.  Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (such as stock options) were exercised or resulted in the issuance of common stock.  These potentially dilutive shares would then be included in the weighted average number of shares outstanding for the period using the treasury stock method.  Shares issued and shares reacquired during any period are weighted for the portion of the period that they were outstanding.

In computing both basic and diluted EPS, the weighted average number of common shares outstanding includes the ESOP shares previously allocated to participants and shares committed to be released for allocation to participants and the RRP shares which have vested or have been allocated to participants. ESOP and RRP shares that have not been committed to be released or have not vested are excluded from the computation of basic and diluted EPS.  According to ASC 260, unvested awards that contain nonforfeitable rights to dividends should be treated as participating securities in the computation of EPS pursuant to the two-class method.  The Company has evaluated the impact of ASC 260 on EPS and has determined that the impact is inconsequential.

Public Shares - Shares eligible to receive dividends because of the waiver of dividends by MHC.  Public shares represent voting shares less unvested ESOP shares and MHC shares.  The following table shows the number of shares eligible to receive dividends (“public shares”) because of the waiver of dividends by MHC at September 30, 2010 and 2009.

	2010	2009
Total voting shares outstanding	73,992,678	74,099,355
Unvested shares in ESOP	(604,918)	(806,556)
Shares held by MHC	(52,192,817)	(52,192,817)
Total public shares	21,194,943	21,099,982

Recent Accounting Pronouncements - In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 166, Accounting for Transfers of Financial Assets an Amendment of FASB Statement No. 140.  SFAS No. 166 was codified into ASC 860, Transfers of Servicing Assets by Accounting Standards Update (“ASU”) 2009-16.  The objective of this standard is to improve the relevance, representational faithfulness, and comparability of the information provided in the financial statements related to the transfer of financial assets; the effects of a transfer on the company’s financial position, financial performance and cash flows; and a transferor’s continuing involvement in transferred financial assets.  The standard is effective for financial asset transfers occurring after the beginning of an entity’s first fiscal year that begins after November 15, 2009, which for the Company is October 1, 2010.  Early adoption is prohibited.  Since the provisions of the standard are disclosure related, the adoption of this standard is not expected to have a material impact on its financial condition or results of operations.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R).  SFAS No. 167 was codified into ASC 810, Consolidation by ASU 2009-17.  The standard does not change many of the key principles for determining whether an entity is a variable interest entity consistent with the ASC on “Consolidation.” The standard does amend many important provisions of the existing guidance on “Consolidation.”  The standard is effective as of the beginning of the first fiscal year that begins after November 15, 2009, which for the Company is October 1, 2010.  Early adoption is prohibited.  The adoption of this standard is not expected to have a material impact on its financial condition, results of operations or financial statement disclosures.

Effective October 1, 2009, the Company adopted new authoritative accounting guidance under ASC 260, Earnings Per Share, which provides that unvested share-based payment awards containing nonforfeitable rights to dividends or dividend equivalents are participating securities and should be included in the computation of EPS pursuant to the two-class method. The Company determined that its unvested RRP awards are participating securities.  This new guidance requires retrospective adjustment to all prior-period EPS data presented.  The Company has participating securities related to the Company’s stock incentive plans in the form of unvested restricted common shares.  However, these participating securities do not have a material impact on the Company’s EPS.

In January 2010, the FASB issued ASU 2010-06, Improving Disclosures About Fair Value Measurements, which amends ASC 820-10 to require new disclosures about transfers in and out of Level 1 and Level 2 fair value measurements and the roll forward of activity in Level 3 fair value measurements.  ASU 2010-06 also clarifies existing disclosure requirements regarding the level of disaggregation of each class of assets and liabilities within a line item in the statement of financial condition and clarifies that a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements that fall in either Level 2 or Level 3 fair value measurements.  The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the new disclosures about the roll forward of activity in Level 3 fair value measurements which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years.  The Company’s adoption of this guidance did not have an impact on its financial condition or results of operations.

In February 2010, the FASB issued ASU 2010-09, Amendments to Certain Recognition and Disclosure Requirements, which amends ASC 855, Subsequent Events to address implementation issues of ASC 855.  ASU 2010-09 requires Securities and Exchange Commission (“SEC”) filers to evaluate subsequent events through the date the financial statements are issued and exempts SEC filers from disclosing the date through which subsequent events have been evaluated.  The ASU was effective immediately for the Company. Since the provisions of ASU 2010-09 are disclosure related, the Company’s adoption of this guidance did not have an impact on its financial condition or results of operations.  See related disclosure in Note 16.

In July 2010, the FASB issued ASU 2010-20, Disclosures about Credit Quality of Financing Receivables and the Allowance for Credit Losses, which amends ASC 310, Receivables, by requiring more robust and disaggregated disclosures about the credit quality of an entity’s financing receivables and its allowance for credit losses. The objective of enhancing these disclosures is to improve financial statement users’ understanding of (1) the nature of an entity’s credit risk associated with its financing receivables and (2) the entity’s assessment of that risk in estimating its allowance for credit losses as well as changes in the allowance and the reasons for those changes.   The new and amended disclosures that relate to information as of the end of a reporting period will be effective for the first interim or annual reporting periods ending on or after December 15, 2010, which for the Company is December 31, 2010. However, the disclosures that include information for activity that occurs during a reporting period will be effective for the first interim or annual periods beginning after December 15, 2010, which for the Company is January 1, 2011. Those disclosures include (1) the activity in the allowance for credit losses for each period and (2) disclosures about modifications of financing receivables.  Since the provisions of ASU 2010-20 are disclosure related, the Company’s adoption of this guidance is not expected to have an impact on its financial condition or results of operations.

2.	EARNINGS PER SHARE

The Company accounts for the 3,024,574 shares acquired by its ESOP and the shares awarded pursuant to its RRP in accordance with ASC 260, which requires that unvested RRP awards that contain nonforfeitable rights to dividends be treated as participating securities in the computation of EPS pursuant to the two-class method.  The two-class method is an earnings allocation that determines EPS for each class of common stock and participating security.  Shares acquired by the ESOP are not considered in the basic average shares outstanding until the shares are committed for allocation or vested to an employee’s individual account.

	2010	2009	2008
	(Dollars in thousands)

Net income (1)	$67,840	$66,298	$50,954

Average common shares outstanding	73,194,152	73,067,880	72,862,705
Average committed ESOP shares outstanding	76,236	76,236	76,166
Total basic average common shares outstanding	73,270,388	73,144,116	72,938,871

Effect of dilutive RRP shares	2,868	5,378	5,460
Effect of dilutive stock options	13,596	58,607	68,335

Total diluted average common shares outstanding	73,286,852	73,208,101	73,012,666

Net EPS
Basic	$0.93	$0.91	$0.70
Diluted	$0.93	$0.91	$0.70

Antidilutive stock options and RRP, excluded
from the diluted average common shares
outstanding calculation	283,950	74,050	31,100

(1) Net income available to participating securities (unvested RRP shares) was inconsequential for fiscal years 2010, 2009, and 2008.

3.	SECURITIES

The following tables reflect the amortized cost, estimated fair value, and gross unrealized gains and losses of AFS and HTM securities at September 30, 2010 and 2009.  The majority of the securities portfolio is composed of securities issued by GSE.

	September 30, 2010
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in thousands)
AFS:
GSE debentures	$50,151	$104	$--	$50,255
Municipal bonds	2,649	170	--	2,819
Trust preferred securities	3,721	--	925	2,796
MBS	952,621	51,881	6	1,004,496
	1,009,142	52,155	931	1,060,366

HTM:
GSE debentures	1,208,829	4,441	--	1,213,270
Municipal bonds	67,957	2,654	1	70,610
MBS	603,368	26,209	3	629,574
	1,880,154	33,304	4	1,913,454

	$2,889,296	$85,459	$935	$2,973,820

	September 30, 2009
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in thousands)
AFS:
GSE debentures	$228,743	$1,132	$--	$229,875
Municipal bonds	2,668	131	--	2,799
Trust preferred securities	3,774	--	1,664	2,110
MBS	1,334,357	55,552	698	1,389,211
	1,569,542	56,815	2,362	1,623,995

HTM:
GSE debentures	175,394	535	--	175,929
Municipal bonds	70,526	2,514	40	73,000
MBS	603,256	24,645	72	627,829
	849,176	27,694	112	876,758

	$2,418,718	$84,509	$2,474	$2,500,753

At September 30, 2010 and 2009, the MBS held within our portfolio were issued by FNMA, FHLMC, or GNMA, with the exception of $2.9 million and $4.6 million at those respective dates, which were issued by a private issuer.  The following table presents the carrying value of the MBS in our portfolio by issuer.

	At September 30,
	2010	2009
	(Dollars in thousands)

FNMA	$890,216	$1,035,271
FHLMC	712,253	949,639
GNMA	2,452	2,921
Private Issuer	2,943	4,636
	$1,607,864	$1,992,467

The following table presents the taxable and non-taxable components of interest income on investment securities for the fiscal years ended September 30, 2010, 2009 and 2008.

	For the Year Ended
	September 30,
	2010	2009	2008
	(Dollars in thousands)

Taxable	$13,547	$3,526	$8,313
Non-taxable	2,135	2,007	1,604
	$15,682	$5,533	$9,917

The following tables summarize the estimated fair value and gross unrealized losses of those securities on which an unrealized loss at September 30, 2010 and 2009 was reported and the continuous unrealized loss position for the 12 months prior to September 30, 2010 and 2009 or for a shorter period of time, as applicable.

	September 30, 2010
	Less Than			Equal to or Greater
	12 Months			Than 12 Months
		Estimated			Estimated
		Fair	Unrealized		Fair	Unrealized
	Count	Value	Losses	Count	Value	Losses
	(Dollars in thousands)
AFS:
Trust preferred securities	--	$--	$--	1	$2,796	$925
MBS	4	1,678	5	3	359	1
	4	$1,678	$5	4	$3,155	$926

HTM:
Municipal bonds	--	$--	$--	1	$878	$1
MBS	1	48,392	3	--	--	--
	1	$48,392	$3	1	$878	$1

	September 30, 2009
	Less Than			Equal to or Greater
	12 Months			Than 12 Months
		Estimated			Estimated
		Fair	Unrealized		Fair	Unrealized
	Count	Value	Losses	Count	Value	Losses
	(Dollars in thousands)
AFS:
Trust preferred securities	--	$--	$--	1	$2,110	$1,664
MBS	16	57,157	600	37	15,804	98
	16	$57,157	$600	38	$17,914	$1,762

HTM:
Municipal bonds	4	$1,930	$36	1	$495	$4
MBS	3	5,563	26	4	11,043	46
	7	$7,493	$62	5	$11,538	$50

On a quarterly basis, management conducts a formal review of securities for the presence of an other-than-temporary impairment.  Management assesses whether an other-than-temporay impairment is present when the fair value of a security is less than its amortized cost basis at the balance sheet date.  For such securities, other-than-temporary impairment is considered to have occurred if the Company intends to sell the security, if it is more likely than not the Company will be required to sell the security before recovery of its amortized cost basis or if the present value of expected cash flows is not sufficient to recover the entire amortized cost.

The unrealized losses at September 30, 2010 and 2009 are primarily a result of increases in market yields from the time of purchase.  In general, as market yields rise, the fair value of securities will decrease; as market yields fall, the fair value of securities will increase. Management views changes in fair value caused by changes in interest rates as temporary; therefore, these securities have not been classified as other-than-temporarily impaired.  Additionally, the impairment is also considered temporary because scheduled coupon payments have been made, it is anticipated that the entire principal balance will be collected as scheduled, and management does not intend to sell the securities and it is not more likely than not that the Company will be required to sell the securities before the recovery of the remaining amortized cost amount, which could be at maturity.

The amortized cost and estimated fair value of securities by remaining contractual maturity without consideration for call features or pre-refunding dates as of September 30, 2010 are shown below.  Actual maturities of MBS may differ from contractual maturities because borrowers have the right to call or prepay obligations, generally without penalties.  Maturities of MBS depend on the repayment characteristics and experience of the underlying financial instruments.

	AFS		HTM		Total
		Estimated		Estimated		Estimated
	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value
	(Dollars in thousands)

One year or less	$25,151	$25,217	$4,642	$4,676	$29,793	$29,893
One year through five years	25,580	25,653	1,204,409	1,209,546	1,229,989	1,235,199
Five years through ten years	130,178	139,542	318,357	336,592	448,535	476,134
Ten years and thereafter	828,233	869,954	352,746	362,640	1,180,979	1,232,594
	$1,009,142	$1,060,366	$1,880,154	$1,913,454	$2,889,296	$2,973,820

Issuers of certain investment securities have the right to call and prepay obligations with or without prepayment penalties.  As of September 30, 2010, the amortized cost of the securities in our portfolio which are callable or have pre-refunding dates within one year totaled $1.17 billion.

As of September 30, 2010 and 2009, the Bank has pledged AFS and HTM MBS with an amortized cost of $671.9 million and $764.4 million, respectively, and an estimated fair value of $709.9 million and $797.0 million, respectively, as collateral for the repurchase agreements.  The securities pledged as collateral for the repurchase agreements can be repledged by the counterparties.  As of September 30, 2010 and 2009, the Bank also had pledged AFS and HTM MBS with an amortized cost of $155.0 million and $193.6 million, respectively, and an estimated fair value of $165.0 million and $202.8 million, respectively, as collateral for public unit depositors and/or the Federal Reserve Bank.

During fiscal year 2010, the Bank swapped originated fixed-rate mortgage loans with the FHLMC for MBS (“loan swap transaction”).  The $192.7 million of MBS received, at amortized cost, in the loan swap transaction were classified as trading securities prior to their subsequent sale by the Bank.  Proceeds from the sale of these securities were $199.1 million, resulting in a gross realized gain of $6.5 million.  The gain is included in gain on securities, net in the consolidated statements of income for the year ended September 30, 2010.  All dispositions of securities during 2009 and 2008 were the result of principal repayments or maturities.

4.	LOANS RECEIVABLE and ALLOWANCE FOR LOAN LOSSES

Loans receivable, net at September 30, 2010 and 2009 is summarized as follows:

	2010	2009
	(Dollars in thousands)
Mortgage loans:
One- to four-family	$4,915,651	$5,321,935
Multi-family and commercial	66,476	80,493
Construction	33,168	39,535
Total real estate loans	5,015,295	5,441,963

Consumer loans:
Home equity	186,347	195,557
Other	7,671	9,430
Total consumer loans	194,018	204,987

Total loans receivable	5,209,313	5,646,950

Less:
Undisbursed loan funds	15,489	20,649
Allowance for loan losses	14,892	10,150
Unearned loan fees and deferred costs	10,730	12,186
	$5,168,202	$5,603,965

Originating and purchasing loans secured by one- to four-family mortgage loans on residential properties is the Bank’s primary business, resulting in a loan concentration in residential first mortgage loans.  As a result of the Bank’s lending practices, the Bank also has a concentration of loans secured by real property located in Kansas and Missouri.  At September 30, 2010 and 2009, approximately 75% and 70%, respectively, of the Bank’s loans were located in Kansas.  At September 30, 2010 and 2009, approximately 15% of the Bank’s loans were located in Missouri.

The Bank originated and refinanced $13.1 million, $15.3 million, and $975 thousand of commercial real estate and business loans during the years ended September 30, 2010, 2009, and 2008, respectively.

The Bank is subject to numerous lending-related regulations. Under the Financial Institutions Reform, Recovery, and Enforcement Act, the Bank may not make real estate loans to one borrower in excess of the greater of 15% of its unimpaired capital and surplus or $500 thousand.  As of September 30, 2010, the Bank was in compliance with this limitation.

Aggregate loans to executive officers, directors and their associates did not exceed 5% of stockholders’ equity as of September 30, 2010 and 2009.  Such loans were made under terms and conditions substantially the same as loans made to parties not affiliated with the Bank.

The Bank recognized net gains of $1.8 million, $2.2 million and $829 thousand during fiscal year 2010, 2009, and 2008, respectively, as a result of selling loans held-for-sale.  The net gains are included in other income, net in the consolidated statements of income.

As of September 30, 2010 and 2009, the Bank serviced loans for others aggregating approximately $681.1 million and $576.0 million, respectively.  Such loans are not included in the accompanying consolidated balance sheets. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income includes servicing fees withheld from investors and certain charges collected from borrowers, such as late payment fees. The Bank held borrowers’ escrow balances on loans serviced for others of $9.0 million and $7.9 million as of September 30, 2010 and 2009, respectively.

As of September 30, 2010, 2009, and 2008, loans totaling approximately $32.0 million, $30.9 million, and $13.7 million, respectively, were on nonaccrual status.  Gross interest income would have increased by $766 thousand, $603 thousand, and $178 thousand for the years ended September 30, 2010, 2009, and 2008, respectively, if these nonaccrual status loans were not classified as such. The balance of non-performing loans continues to remain at historically high levels due to the continued elevated level of unemployment coupled with the decline in real estate values, particularly in some of the states in which we have purchased loans.

Impaired loans are defined as non-accrual loans, loans classified as substandard, loans with specific valuation allowances and troubled debt restructurings that have not yet performed under the restructured terms for 12 consecutive months.  Substantially all of the impaired loans at September 30, 2010 and 2009 were secured by residential real estate.  Generally, impaired loans are individually assessed to ensure that the carrying value of the loan is not in excess of the fair value of the collateral, less estimated selling costs.  Fair values are estimated through such methods as current appraisals, automated valuation models, broker price opinions or listing prices.  Fair values may be adjusted by management to reflect current economic and market conditions.  If the outstanding loan balance is in excess of the estimated fair value determined by management, less estimated costs to sell, then a specific valuation allowance is recorded for the difference.  The following is a summary of information pertaining to impaired loans.

	2010	2009
	(Dollars in thousands)

Impaired loans without a specific valuation allowance	$39,508	$19,052
Impaired loans with a specific valuation allowance	17,610	22,347

	$57,118	$41,399

Specific valuation allowance related to impaired loans	$4,336	$4,596

	2010	2009	2008
	(Dollars in thousands)

Average investment in impaired loans	$50,693	$25,156	$10,878

Interest income recognized on impaired loans	$2,152	$473	$150

No additional principal is committed to be advanced in connection with impaired loans.

At September 30, 2010, 2009, and 2008, loans totaling $27.2 million, $10.8 million, and $918 thousand, respectively, were troubled debt restructurings that have not been performing under the restructured terms for 12 consecutive months.

Continued declines in real estate values could adversely impact the property used as collateral for the Bank’s loans.  Adverse changes in the economy and increasing unemployment rates may have a negative effect on the ability of the Bank’s borrowers to make timely loan payments, which would likely increase delinquencies and have an adverse impact on the Bank’s earnings.  Further increases in delinquencies will decrease net interest income and will likely adversely impact the Bank’s loan loss experience, resulting in an increase in the Bank’s allowance for loan losses and provision for loan losses.  Although management believes the allowance for loan losses was at an adequate level to absorb known and inherent losses in the loan portfolio at September 30, 2010, the level of the allowance for loan losses remains an estimate that is subject to significant judgment and short-term changes.  Additions to the allowance for loan losses may be necessary if future economic and other conditions differ substantially from the current environment.

A summary of the activity in the allowance for loan losses for the years ended September 30, 2010, 2009 and 2008 is as follows:

	2010	2009	2008
	(Dollars in thousands)

Balance at beginning of year	$10,150	$5,791	$4,181
Plus provision for loan losses	8,881	6,391	2,051
Less charge-offs:
Residential - one- to four-family loans	4,131	2,007	407
Home equity	28	1	2
Other	17	24	32
Total charge-offs	4,176	2,032	441
Plus recoveries	172	--	--
Allowance for loan losses associated with the
loan swap transaction	(135)	--	--
Balance at end of year	$14,892	$10,150	$5,791

5.	PREMISES AND EQUIPMENT, Net

A summary of the net carrying value of banking premises and equipment at September 30, 2010 and 2009 is as follows:

	2010	2009
	(Dollars in thousands)

Land	$7,877	$7,866
Building and improvements	45,295	40,167
Furniture, fixtures and equipment	37,289	35,874
	90,461	83,907

Less accumulated depreciation	49,201	46,198

	$41,260	$37,709

Depreciation and amortization expense for the years ended September 30, 2010, 2009, and 2008 was $4.6 million, $5.1 million, and $5.4 million, respectively.

The Bank has entered into non-cancelable operating lease agreements with respect to banking premises and equipment. It is expected that many agreements will be renewed at expiration in the normal course of business. Rental expense was $1.2 million for each of the years ended September 30, 2010, 2009, and 2008, respectively.  Future minimum rental commitments, rounded to the nearest thousand, required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year are as follows (dollars in thousands):

2011	$1,124
2012	985
2013	852
2014	807
2015	744
Thereafter	7,733
$12,245

6.	DEPOSITS

Deposits at September 30, 2010 and 2009 are summarized as follows:

	2010			2009
		Weighted			Weighted
		Average	% of		Average	% of
	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-certificates:
Checking	$482,428	0.13%	11.0%	$439,975	0.17%	10.4%
Savings	234,285	0.54	5.3	226,396	0.66	5.4
Money market	942,428	0.65	21.5	848,157	0.82	20.1
Total non-certificates	1,659,141	0.48	37.8	1,514,528	0.61	35.9

Certificates of deposit:
0.00 – 0.99%	193,959	0.53	4.4	78,036	0.55	1.8
1.00 – 1.99%	1,013,538	1.44	23.1	254,846	1.55	6.0
2.00 – 2.99%	777,687	2.53	17.7	971,605	2.42	23.0
3.00 – 3.99%	576,595	3.50	13.2	848,991	3.45	20.1
4.00 – 4.99%	164,763	4.32	3.8	326,087	4.41	7.7
5.00 – 5.99%	627	5.29	--	233,572	5.17	5.5
6.00 – 6.99%	--	--	--	944	6.48	--
Total certificates of deposit	2,727,169	2.29	62.2	2,714,081	3.09	64.1
	$4,386,310	1.61%	100.0%	$4,228,609	2.20%	100.0%

As of September 30, 2010, certificates of deposit mature as follows:

		Weighted
		Average
	Amount	Rate
	(Dollars in thousands)

2011	$1,516,681	1.97%
2012	596,412	2.70
2013	288,820	2.61
2014	189,672	2.66
2015	133,361	2.91
Thereafter	2,223	3.02
	$2,727,169	2.29%

Interest expense on deposits for the periods presented is as follows:
	Year Ended September 30,

	2010	2009	2008
	(Dollars in thousands)

Checking	$622	$879	$819
Savings	1,323	1,873	4,105
Money market	6,522	8,512	16,771
Certificates	70,749	89,207	111,740
	$79,216	$100,471	$133,435

The amount of noninterest-bearing deposits was $76.4 million and $71.7 million as of September 30, 2010 and 2009, respectively.  Certificates of deposit with a minimum denomination of $100 thousand were $885.6 million and $790.8 million as of September 30, 2010 and 2009, respectively.  Deposits in excess of $250 thousand generally are not federally insured.  The aggregate amount of deposits that were reclassified as loans receivable due to customer overdrafts was $175 thousand and $235 thousand as of September 30, 2010 and 2009, respectively.

7.	BORROWED FUNDS

At September 30, 2010 and 2009, the Company’s borrowed funds consisted of FHLB advances and other borrowings.  Included in other borrowings are repurchase agreements and the Debentures.

FHLB Advances – FHLB advances at September 30, 2010 and 2009 were comprised of the following:

	2010	2009
	(Dollars in thousands)

Fixed-rate FHLB advances	$2,376,000	$2,426,000
Deferred prepayment penalty	(28,261)	(34,227)
Deferred gain on terminated interest rate swaps	632	797
	$2,348,371	$2,392,570

Weighted average contractual interest rate on FHLB advances	3.61%	3.79%
Weighted average effective interest rate on FHLB advances (1)	3.96%	4.13%

(1)
The effective rate includes the net impact of the amortization of deferred prepayment penalties related to the prepayment of certain FHLB advances and deferred gains related to the termination of interest rate swaps.

During the first quarter of fiscal year 2008, management terminated interest rate swap agreements with total notional amounts of $575.0 million.  As a result of the termination, the Bank received cash proceeds of $1.7 million and recorded a deferred gain for the proceeds. The FHLB advances that were originally hedged by the terminated interest rate swaps were refinanced during fiscal year 2009.  The deferred gain related to the termination of the interest rate swaps is being amortized to interest expense on FHLB advances over the remaining life of the related refinanced FHLB advances. The Bank had no interest rate swap agreements outstanding at September 30, 2010 or 2009.

During fiscal year 2009, the Bank prepaid $875.0 million of fixed-rate FHLB advances with a weighted average interest rate of 5.65% and a weighted average remaining term to maturity of 11 months.  The prepaid FHLB advances were replaced with $875.0 million of fixed-rate FHLB advances, with a weighted average contractual interest rate of 3.41% and an average term of 69 months.  The Bank paid a $38.4 million penalty to the FHLB as a result of prepaying the FHLB advances.  The prepayment penalty was deferred as an adjustment to the carrying value of the new advances as the new FHLB advances were not “substantially different,” from the prepaid FHLB advances.  The present value of the cash flows under the terms of the new FHLB advances was not more than 10% different from the present value of the cash flows under the terms of the prepaid FHLB advances (including the prepayment penalty) and there were no embedded conversion options in the prepaid FHLB advances or in the new FHLB advances.  The prepayment penalty effectively increased the interest rate on the new advances 96 basis points at the time of the transaction.  The deferred prepayment penalty is being recognized in interest expense over the life of the new FHLB advances.

During fiscal year 2010, the Bank prepaid $200.0 million of fixed-rate FHLB advances with a weighted average interest rate of 4.63% and a weighted average remaining term to maturity of approximately one month.  The prepaid FHLB advances were replaced with $200.0 million of fixed-rate FHLB advances with a weighted average contractual interest rate of 3.17% and an average term of 84 months.  The Bank paid an $875 thousand prepayment penalty to the FHLB as a result of prepaying the FHLB advances.  The present value of the cash flows under the terms of the new FHLB advance was not more than 10% different from the present value of the cash flows under the terms of the prepaid FHLB advances (including the prepayment penalty) and there were no embedded conversion options in the prepaid advances or in the new FHLB advances.  The prepayment penalty effectively increased the interest rate on the new advances seven basis points at the time of the transaction.  The deferred prepayment penalty is being recognized in interest expense over the life of the new FHLB advances.  The benefit of prepaying the advances in fiscal year 2009 and 2010 was an immediate decrease in interest expense, and a decrease in interest rate sensitivity, as the maturity of the refinanced advances were extended at a lower rate.

The FHLB advances are secured by certain qualifying mortgage loans pursuant to a blanket collateral agreement with the FHLB and all of the capital stock of FHLB owned by the Bank.  Per the FHLB’s lending guidelines, total FHLB borrowings cannot exceed 40% of total Bank assets without the pre-approval of the FHLB president.  At September 30, 2010, the Bank’s ratio of FHLB advances to total assets, as reported to the OTS, was 28%.

At September 30, 2010, the Bank had access to a line of credit with the FHLB set to expire on November 26, 2010, at which time the line of credit is expected to be renewed automatically by the FHLB for a one year period.  At September 30, 2010, there were no borrowings on the FHLB line of credit.  Any borrowings on the line of credit would be included in total FHLB borrowings in calculating the ratio of FHLB borrowings to total Bank assets, which generally could not exceed 40% of total Bank assets at September 30, 2010.

Other Borrowings –The following summarizes the components of other borrowings as of September 30, 2010 and 2009:

	2010		2009
		Weighted		Weighted
		Average		Average
		Contractual		Contractual
	Amount	Rate	Amount	Rate
	(Dollars in thousands)

Repurchase agreements	$615,000	4.03%	$660,000	3.97%
Debentures	53,609	3.28	53,609	3.26
	$668,609	3.97%	$713,609	3.91%

Repurchase Agreements - During fiscal year 2008, the Bank entered into repurchase agreements totaling $660.0 million.   Repurchase agreements are made at mutually agreed upon terms between counterparties and the Bank.  The use of repurchase agreements allows for the diversification of funding sources and the use of securities that were not being leveraged as collateral.  The Bank has pledged MBS with a fair value of $709.9 million at September 30, 2010 as collateral for the repurchase agreements.

Debentures - The Debentures bear the same terms and interest rates as the Trust Preferred and Trust Common Securities.  Interest is due quarterly in January, April, July and October until the maturity date of April 7, 2034.  The interest rate, which resets at each interest payment, is based upon the three month LIBOR rate plus 275 basis points.  Principal is due at maturity.  The Debentures were callable, in part or whole, beginning on April 7, 2009, at par.  Any such redemption of the Debentures by the Company will cause redemption of a like amount of the Trust Preferred and Trust Common Securities by the Trust.

There are certain covenants of the Debentures that the Company is required to comply with.  These covenants include a prohibition on cash dividends in the event of default or if the Company elects to defer the payment of interest on the Debentures, annual certifications to the Trust and other covenants related to the payment of interest and principal and maintenance of the Trust.  The Company was in compliance with all covenants at September 30, 2010.

Maturity of Borrowed Funds – At September 30, 2010, the FHLB advances, repurchase agreements and Debentures mature as follows:

					Weighted	Weighted
	FHLB	Repurchase		Total	Average	Average
	Advances	Agreements	Debentures	Borrowings	Contractual	Effective
	Amount	Amount	Amount	Amount	Rate	Rate
	(Dollars in thousands)
2011	$276,000	$200,000	$--	$476,000	4.42%	4.42%
2012	350,000	150,000	--	500,000	3.67	3.67
2013	525,000	145,000	--	670,000	3.74	4.00
2014	450,000	100,000	--	550,000	3.33	3.96
2015	200,000	20,000	--	220,000	3.50	4.16
Thereafter	575,000	--	53,609	628,609	3.49	3.74
	$2,376,000	$615,000	$53,609	$3,044,609	3.69%	3.96%

Of the $276.0 million FHLB advances maturing in fiscal year 2011, $200.0 million is due in the first quarter of fiscal year 2011 and $76.0 million is due in the fourth quarter of fiscal year 2011. Of the $200.0 million of repurchase agreements maturing in fiscal year 2011, $100.0 million is due in the first quarter, $25.0 million is due in the second and third quarters and $50.0 million is due in the fourth quarter of fiscal year 2011.

8.	INCOME TAXES

Income tax expense for the years ended September 30, 2010, 2009, and 2008 consisted of the following:

	2010	2009	2008
	(Dollars in thousands)
Current
Federal	$31,252	$32,590	$19,523
State	2,807	2,788	1,518
	34,059	35,378	21,041
Deferred
Federal	3,209	3,285	7,556
State	257	263	604
	3,466	3,548	8,160
	$37,525	$38,926	$29,201

Income tax expense has been provided at effective rates of 35.6%, 37.0%, and 36.4% for the years ended September 30, 2010, 2009, and 2008, respectively.  The differences between such effective rates and the statutory Federal income tax rate computed on income before income tax expense result from the following:

	2010		2009		2008
	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
Federal income tax expense
computed at statutory Federal rate	$36,878	35.0%	$36,828	35.0%	$28,054	35.0%
Increases in taxes resulting from:
State taxes, net of Federal tax effect	3,064	2.9	3,051	2.9	2,122	2.6
Net tax-exempt interest income	(624)	(0.6)	(579)	(0.6)	(450)	(0.6)
Other	(1,793)	(1.7)	(374)	(0.3)	(525)	(0.6)
	$37,525	35.6%	$38,926	37.0%	$29,201	36.4%

Deferred income tax expense results from temporary differences in the recognition of revenue and expenses for tax and financial statement purposes. The sources of these differences and the tax effect of each as of September 30, 2010, 2009 and 2008 were as follows:

	2010	2009	2008
	(Dollars in thousands)

FHLB prepayment penalty	$1,283	$4,601	$10,586
FHLB stock dividends	2,206	694	(1,901)
Allowance for loan losses	(1,771)	(1,628)	(611)
Mortgage servicing rights	774	(874)	(194)
Other, net	974	755	280
	$3,466	$3,548	$8,160

The components of the net deferred income tax (liabilities) assets as of September 30, 2010 and 2009 are as follows:

	2010	2009
	(Dollars in thousands)
Deferred income tax assets:
FHLB prepayment penalty	$--	$1,283
Salaries and employee benefits	1,230	1,259
Allowance for loan losses	3,666	1,895
ESOP compensation	747	887
Other	2,307	2,401
Gross deferred income tax assets	7,950	7,725

Valuation allowance	(280)	(261)
Gross deferred income tax asset, net of valuation allowance	7,670	7,464

Deferred income tax liabilities:
Unrealized gain on AFS securities	19,362	20,583
FHLB stock dividends	17,396	15,190
Other	4,156	2,661
Gross deferred income tax liabilities	40,914	38,434

Net deferred tax (liabilities) assets	$(33,244)	$(30,970)

The Company assesses the available positive and negative evidence surrounding the recoverability of the deferred tax assets and applies its judgment in estimating the amount of valuation allowance necessary under the circumstances.  As of September 30, 2010 and 2009, the Company recorded a valuation allowance of $280 thousand and $261 thousand, respectively, related to net operating losses generated by the Company's consolidated Kansas corporate income tax return. The Company's consolidated Kansas corporate income tax return at September 30, 2010 includes MHC, the Company, Capitol Federal Financial, Inc. and Capitol Funds, Inc., as the Bank files a Kansas privilege tax return.  Prior to September 30, 2010, the Kansas corporate income tax return included MHC, the Company and Capitol Funds, Inc. Based on the nature of operations at September 30, 2010 and 2009 of the noted entities, management believes there will not be sufficient taxable income for the foreseeable future on the Company's consolidated Kansas corporate income tax return to utilize the net operating losses.

ASC 740 Income Taxes prescribes a process by which the likelihood of a tax position is gauged based upon the technical merits of the position, and then a subsequent measurement relates the maximum benefit and the degree of likelihood to determine the amount of benefit to recognize in the financial statements.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits for the years ended September 30, 2010, 2009, and 2008 is as follows.  The amounts have not been reduced by the federal deferred tax effects of unrecognized tax benefits.

	2010	2009	2008
	(Dollars in thousands)

Balance at beginning of year	$2,848	$2,409	$3,773
Additions for tax positions related to the current year	--	109	--
Additions for tax positions of prior years	28	888	130
Reductions for tax positions of prior years	(195)	--	(915)
Reductions relating to settlement with taxing authorities	--	(97)	--
Lapse of statute of limitations	(2,567)	(461)	(579)
Balance at end of year	$114	$2,848	$2,409

If realized, the unrecognized tax benefits at September 30, 2010 would impact the effective tax rate.  After the related deferred tax effects, realization of those benefits would reduce income tax expense by $10 thousand.  Included in the unrecognized tax benefits in the table above were accrued penalties and interest of $17 thousand, $763 thousand and $609 thousand for the years ended September 30, 2010, 2009, and 2008, respectively.  The net reversal of penalties and interest expense due to the lapse of statute of limitations for the years ended September 30, 2010 was $463 thousand.  Estimated penalties and interest for the years ended September 30, 2009 and 2008 were $87 thousand and $81 thousand, respectively.  Estimated penalties and interest are included in income tax expense in the consolidated statements of income.  Interest income related to state and federal tax return refunds for the year ended September 30, 2008 was $235 thousand which is included in other income in the consolidated statements of income.  It is reasonably possible that decreases in gross unrecognized tax benefits totaling $4 thousand may occur in fiscal year 2011 as a result of a lapse in the applicable statute of limitations.

The Company files income tax returns in the U.S. federal jurisdiction and the state of Kansas, as well as other states where it has nexus.  In many cases, uncertain tax positions are related to tax years that remain subject to examination by the relevant taxing authorities.  With few exceptions, the Company is no longer subject to U.S. federal and state examinations by tax authorities for fiscal years before 2007.

9.	EMPLOYEE BENEFIT PLANS

The Company has a profit sharing plan (“PIT”) and an ESOP.  The plans cover all employees with a minimum of one year of service, at least age 21, and at least 1,000 hours of employment in each plan year.

Profit Sharing Plan – The PIT provides for two types of discretionary contributions. The first type is an optional Bank contribution and may be 0% or any percentage above that, as determined by the Board of Directors, of an eligible employee’s eligible compensation during the fiscal year.  The second contribution may be 0% or any percentage above that, as determined by the Board of Directors, of an eligible employee’s eligible compensation during the fiscal year if the employee matches 50.0% (on an after-tax basis) of the Bank’s second contribution.  The PIT qualifies as a thrift and profit sharing plan for purposes of Internal Revenue Codes 401(a), 402, 412, and 417.  Total Bank contributions to the PIT amounted to $101 thousand, $102 thousand, and $93 thousand for the years ended September 30, 2010, 2009, and 2008, respectively.

ESOP – The ESOP Trust acquired 3,024,574 shares of common stock in the Company’s initial public offering with proceeds from a loan from the Company.  The Bank makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required annual loan payments to the Company on September 30.

The loan referenced above bears interest at a fixed-rate of 5.80% with interest payable annually and future principal and interest payable in three remaining fixed installments, as of September 30, 2010, of $3.0 million. Payments of $3.0 million consisting of principal of $2.4 million, $2.3 million, and $2.1 million and interest of $600 thousand, $700 thousand, and $900 thousand were made on September 30, 2010, 2009, and 2008, respectively. The loan is secured by the shares of Company stock purchased.

As the debt is repaid, 201,638 shares are released from collateral annually at September 30 and allocated to qualified employees based on the proportion of their qualifying compensation to total qualifying compensation.  As ESOP shares are committed to be released from collateral, the Company records compensation expense.   Compensation expense related to the ESOP was $6.5 million for the year ended September 30, 2010, $7.9 million for the year ended September 30, 2009 and $7.5 million for the year ended September 30, 2008.  Dividends on unallocated ESOP shares are recorded as a reduction of debt, up to a total of $3.0 million.

During the years ended September 30, 2010, 2009, and 2008, the Bank paid $1.1 million, $863 thousand, and $571 thousand, respectively, of the ESOP debt payment because dividends on unallocated shares were insufficient to pay the scheduled debt payment as they had been in previous years.  Dividends paid to participants on allocated ESOP shares were $3.8 million for the year ended September 30, 2010, $3.3 million for the year ended September 30, 2009 and $2.9 million for the year ended September 30, 2008.

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

Shares may be withdrawn from the ESOP Trust due to retirement, termination or death of the participant.  Additionally, a participant may begin to diversify at least 25% of their ESOP shares at age 50.  Following is a summary of shares held in the ESOP Trust as of September 30, 2010 and 2009:

	2010	2009
	(Dollars in thousands)

Allocated ESOP shares	1,779,734	1,751,474
Unreleased ESOP shares	604,918	806,556
Total ESOP shares	2,384,652	2,558,030

Fair value of unreleased ESOP shares	$14,941	$26,552

10.	STOCK BASED COMPENSATION

At September 30, 2010, the Company had an Option Plan and an RRP which are considered share-based plans.  Compensation expense is recognized over the service period of the share-based payment award.  The Company utilizes a fair-value-based measurement method in accounting for the share-based payment transactions with employees, except for equity instruments held by the ESOP.

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

Under the Option Plan, incentive stock options may not be granted after April 2010 and nonqualified stock options may not be granted after April 2015.  At September 30, 2010, the Company had 1,256,904 shares available for future grants under the Option Plan.  This includes 1,050,369 shares added back to the Option Plan through the reload feature of the plan, which provides that the maximum number of shares with respect to which awards may be made under the plan shall be increased by (i) the number of shares of common stock repurchased by the Company with an aggregate price no greater than the cash proceeds received by the Company from the exercise of options under the Option Plan; and (ii) the number of shares surrendered to the Company in payment of the exercise price of options granted under the Option Plan.

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

The fair value of stock option grants are estimated on the date of the grant using the Black-Scholes option pricing model.  The weighted average grant-date fair value of stock options granted during the fiscal years ended September 30, 2010, 2009, and 2008 was $3.43, $5.03 and $3.20 per share, respectively.  Compensation expense attributable to stock options awards during the year ended September 30, 2010, 2009 and 2008 totaled $214 thousand ($189 thousand, net of tax), $281 thousand ($240 thousand, net of tax), and $323 thousand ($205 thousand, net of tax), respectively.  The following weighted average assumptions were used for valuing stock option grants for the years noted:

	2010	2009	2008

Risk-free interest rate	2.1%	2.1%	3.2%
Expected life (years)	4	4	5
Expected volatility	25%	24%	22%
Dividend yield	6.2%	4.8%	6.2%
Estimated forfeitures	3.3%	10.5%	3.0%

The risk-free interest rate was determined using the yield available on the option grant date for a zero-coupon U.S. Treasury security with a term equivalent to the expected life of the option.  The expected life for options granted was based upon historical experience.  The expected volatility was determined using historical volatilities based on historical stock prices.  The dividend yield was determined based upon historical quarterly dividends and the Company’s stock price on the option grant date.  Estimated forfeitures were determined based upon voluntary termination behavior and actual option forfeitures.

A summary of option activity for the years ended September 30, 2010, 2009 and 2008 follows:

	2010		2009		2008
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
	of Options	Price	of Options	Price	of Options	Price

Options outstanding
at beginning of year	372,022	$33.28	403,322	$29.66	382,855	$28.13
Granted	53,000	32.27	41,750	42.05	56,500	32.19
Forfeited	--	--	--	--	(100)	25.66
Exercised	(18,691)	11.24	(73,050)	18.31	(35,933)	17.34
Options outstanding
at end of year	406,331	34.16	372,022	33.28	403,322	29.66

Shares issued upon the exercise of stock options are issued from treasury stock.  The Company has an adequate number of treasury shares available for sale for future stock option exercises.

During the years ended September 30, 2010, 2009, and 2008, the total pretax intrinsic value of stock options exercised was $361 thousand, $1.7 million, and $755 thousand, respectively, and the tax benefits realized from the exercise of stock options were $89 thousand, $515 thousand, and $114 thousand, respectively.  The fair value of stock options vested during the year ended September 30, 2010, 2009, and 2008 was $264 thousand, $297 thousand, and $281 thousand, respectively.

The following summarizes information about the stock options outstanding and exercisable as of September 30, 2010:

	Options Outstanding
		Weighted	Weighted
		Average	Average
	Number	Remaining	Exercise	Aggregate
Exercise	of Options	Contractual	Price per	Intrinsic
Price	Outstanding	Life (in years)	Share	Value
	(Dollars in thousands, except per share amounts)
$9.22	3,881	4.55	$9.22	$60
14.03 - 19.68	2,000	0.74	18.64	12
25.66 - 28.78	2,000	1.84	26.44	--
30.19 - 39.83	372,950	8.49	33.91	--
43.46	25,500	8.08	43.46	--
	406,331	8.35	34.16	$72

	Options Exercisable
		Weighted	Weighted
		Average	Average
	Number	Remaining	Exercise	Aggregate
Exercise	of Options	Contractual	Price per	Intrinsic
Price	Exercisable	Life (in years)	Share	Value
	(Dollars in thousands, except per share amounts)
$9.22	3,881	4.55	$9.22	$60
14.03 - 19.68	2,000	0.74	18.64	12
25.66 - 28.78	2,000	1.84	26.44	--
30.19 - 39.83	291,900	8.13	33.98	--
43.46	10,200	8.08	43.46	--
	309,981	8.00	33.83	$72

The aggregate intrinsic value in the preceding table represents the total pre-tax intrinsic value, based on the Company’s closing stock price of $24.70 as of September 30, 2010, which would have been received by the option holders had all option holders exercised their options as of that date.  The total number of in-the-money options exercisable as of September 30, 2010 was 5,881.

As of September 30, 2010, the total future compensation cost related to non-vested stock options not yet recognized in the consolidated statements of income was $245 thousand and the weighted average period over which these awards are expected to be recognized was 2.5 years.

Recognition and Retention Plan – The objective of the RRP is to enable the Company and the Bank to retain personnel of experience and ability in key positions of responsibility.  Employees and directors of the Bank are eligible to receive benefits under the RRP at the sole discretion of the sub-committee. The total number of shares originally eligible to be granted under the RRP was 1,512,287.  At September 30, 2010, the Company had 158,487 shares available for future grants under the RRP.  The RRP expires in April 2015.  No additional grants may be made after expiration, but outstanding grants continue until they are individually vested, forfeited, or expire.

Compensation expense in the amount of the fair market value of the common stock at the date of the grant, as defined by the RRP, to the employee is recognized over the period during which the shares vest.  Compensation expense attributable to RRP awards during the years ended September 30, 2010, 2009 and 2008 totaled $238 thousand ($153 thousand, net of tax), $323 thousand ($204 thousand, net of tax), and $399 thousand ($253 thousand, net of tax), respectively.  A recipient of such restricted stock will be entitled to all voting and other stockholder rights (including the right to receive dividends on vested and non-vested shares), except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in escrow by the Company.  If a holder of such restricted stock terminates employment for reasons other than death or disability, the employee forfeits all rights to the non-vested shares under restriction.  If the participant’s service terminates as a result of death, disability, or if a change in control of the Bank occurs, all restrictions expire and all non-vested shares become unrestricted.  A summary of RRP share activity for the years ended September 30, 2010, 2009 and 2008 follows:

	2010		2009		2008
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Grant Date	Number	Grant Date	Number	Grant Date
	of Shares	Fair Value	of Shares	Fair Value	of Shares	Fair Value
Unvested RRP shares
at beginning of year	15,100	$34.35	23,200	$33.68	24,300	$34.46
Granted	5,000	32.66	2,500	39.95	10,000	32.26
Vested	(9,600)	33.70	(10,600)	34.20	(11,100)	34.12
Forfeited	--	--	--	--	--	--
Unvested RRP shares
at end of year	10,500	34.13	15,100	34.35	23,200	33.68

The estimated forfeiture rate for the RRP shares granted during the year ended September 30, 2010, 2009, and 2008 was 0% based upon voluntary termination behavior and actual forfeitures.  The fair value of RRP shares that vested during the years ended September 30, 2010, 2009, and 2008 totaled $324 thousand, $363 thousand, and $379 thousand, respectively.  As of September 30, 2010, there was $255 thousand of unrecognized compensation cost related to non-vested RRP shares to be recognized over a weighted average period of 2.4 years.

11.	PERFORMANCE BASED COMPENSATION

The Company and the Bank have a short-term performance plan for all officers and a deferred incentive bonus plan for senior officers.  The short-term performance plan has a component tied to Company performance and a component tied to individual participant performance.  Individual performance criteria are established by executive management for eligible non-executive employees of the Bank; individual performance of executive officers is reviewed by the committee.  Company performance criteria are approved by the committee.  Short-term performance plan awards are granted based upon a performance review by the committee.  The committee may exercise its discretion and reduce or not grant awards.  The deferred incentive bonus plan is intended to operate in conjunction with the short-term performance plan.  A participant in the deferred incentive bonus plan can elect to defer into an account between $2 thousand and up to 50% of the short-term performance plan award up to but not exceeding $100 thousand.  The amount deferred receives an employer match of up to 50% that is accrued over a three year mandatory deferral period.  The amount deferred, plus up to a 50% match, is deemed to have been invested in Company stock on the last business day of the calendar year preceding the receipt of the short-term performance plan award, in the form of phantom stock.  The number of shares deemed purchased in phantom stock receives dividend equivalents as if the stock were owned by the officer.  At the end of the mandatory deferral period, the deferred incentive bonus plan award is paid out in cash and is comprised of the initial amount deferred, the match amount, dividend equivalents on the phantom shares over the deferral period and the increase in the market value of the Company’s stock over the deferral period, if any, on the phantom shares.  There is no provision for the reduction of the deferred incentive bonus plan award if the market value of the Company’s stock at the time is lower than the market value at the time of the deemed investment.

The total amount of short-term performance plan awards provided for the years ended September 30, 2010, 2009, and 2008 amounted to $1.7 million, $1.1 million, and $2.1 million, respectively, of which $332 thousand, $137 thousand, and $165 thousand, respectively, was deferred under the deferred incentive bonus plan.  The deferrals, any earnings on those deferrals and increases in the market value of the phantom shares, if any, will be paid in 2012, 2013, and 2014.  During fiscal years 2010, 2009, and 2008, the amount expensed in conjunction with the deferred amounts was $86 thousand, $51 thousand, and $332 thousand, respectively.

12.	COMMITMENTS AND CONTINGENCIES

The Bank had commitments outstanding to originate and purchase first and second mortgage loans as of September 30, 2010 and 2009 as follows:

	2010	2009
	(Dollars in thousands)

Originate fixed-rate	$74,957	$105,316
Originate adjustable-rate	20,144	8,945
Purchase fixed-rate	3,526	12,948
Purchase adjustable-rate	8,395	9,000
	$107,022	$136,209

As of September 30, 2010 and 2009, the Bank had commitments to originate non-mortgage loans approximating $45 thousand and $134 thousand, respectively, all of which were fixed-rate.

As of September 30, 2010 and 2009, the Bank had approved but unadvanced home equity lines of credit of $265.4 million and $270.3 million, respectively.  Approval of lines of credit is based upon underwriting standards that do not allow total borrowings, including existing mortgages and lines of credit, to exceed 90% of the estimated market value of the customer’s home.  Prior to June 2010, the limit was 95% of the estimated market value of the customer’s home.  In order to minimize risk of loss, home equity loans that are greater than 80% of the value of the property, when combined with the first mortgage, require private mortgage insurance.

Commitments to originate mortgage and non-mortgage loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee.  Some of the commitments are expected to expire without being fully drawn upon; therefore the amount of total commitments disclosed above does not necessarily represent future cash requirements.  The Bank evaluates each customer’s creditworthiness on a case-by-case basis.  The amount of collateral obtained, if considered necessary by the Bank, upon extension of credit is based on management’s credit evaluation of the customer.  As of September 30, 2010 and 2009, there were no significant loan-related commitments that met the definition of derivatives or commitments to sell mortgage loans.

13.	REGULATORY CAPITAL REQUIREMENTS

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

The Bank’s primary regulatory agency, the OTS, requires that the Bank maintain minimum ratios of tangible equity of 1.5%, Tier 1 (core) capital of 4%, and total risk-based capital of 8%.  As of September 30, 2010 and 2009, the most recent guidelines from the OTS categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action.  To be categorized as “well capitalized,” the Bank must maintain minimum Tier 1 (core) capital, Tier 1 risked based capital and total risk-based capital ratios as set forth in the table below.  Management believes, as of September 30, 2010, that the Bank meets all capital adequacy requirements to which it is subject and there were no conditions or events subsequent to September 30, 2010 that would change the Bank’s category.

					To Be Well
					Capitalized
					Under Prompt
			For Capital		Corrective Action
	Actual		Adequacy Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of September 30, 2010:
Tangible equity	$824,768	9.8%	$126,666	1.5%	N/A	N/A
Tier 1 (core) capital	824,768	9.8	337,776	4.0	$422,220	5.0%
Tier 1 risk-based capital	824,768	23.5	N/A	N/A	210,597	6.0
Total risk-based capital	835,324	23.8	280,796	8.0	350,995	10.0

As of September 30, 2009:
Tangible equity	$834,879	10.0%	$125,505	1.5%	N/A	N/A
Tier 1 (core) capital	834,879	10.0	334,681	4.0	$418,351	5.0%
Tier 1 risk-based capital	834,879	23.2	N/A	N/A	216,029	6.0
Total risk-based capital	840,439	23.3	288,039	8.0	360,049	10.0

A reconciliation of the Bank’s equity under GAAP to regulatory capital amounts as of September 30, 2010 and 2009 is as follows:

	2010	2009
	(Dollars in thousands)

Total Bank equity as reported under GAAP	$857,114	$869,029
Unrealized gains on AFS securities	(31,862)	(33,870)
Other	(484)	(280)
Total tangible equity and Tier 1 (core) capital	824,768	834,879
Allowance for loan losses (1)	10,556	5,560
Total risk based capital	$835,324	$840,439

(1)
This amount represents the general valuation allowances calculated using the formula analysis.  Specific valuation allowances are netted against the related loan balance on the Thrift Financial Report and are therefore not included in this amount.

Under OTS regulations, there are limitations on the amount of capital the Bank may distribute to the Company.  Generally, this is limited to the earnings of the previous two calendar years and current year-to-date earnings.  Under OTS safe harbor regulations, the Bank may distribute to the Company capital not exceeding net income for the current calendar year and the prior two calendar years.  At September 30, 2010, the Bank was in compliance with the OTS safe harbor regulations.  So long as the Bank continues to remain “well capitalized” after each capital distribution, operate in a safe and sound manner, provide the OTS with updated capital levels, and non-performing asset balances and allowance for loan loss information as requested, and comply with the interest rate risk management guidelines of the OTS, it is management’s belief that the OTS will continue to allow the Bank to distribute its net income to the Company, although no assurance can be given in this regard.

14.	FAIR VALUE OF FINANCIAL INSTRUMENTS

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

The Company uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures.  The Company did not have any liabilities that were measured at fair value at September 30, 2010 and 2009.  The Company’s AFS securities are recorded at fair value on a recurring basis.  Additionally, from time to time, the Company may be required to record at fair value other assets or liabilities on a non-recurring basis, such as REO, LHFS, and impaired loans.  These non-recurring fair value adjustments involve the application of lower-of-cost-or-fair value accounting or write-downs of individual assets.

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

AFS Securities - The Company’s AFS securities portfolio is carried at estimated fair value, with any unrealized gains and losses, net of taxes, reported as accumulated other comprehensive income/loss in stockholders' equity.  The Company’s major security types based on the nature and risks of the securities are included in the table below.  The majority of the securities within the AFS portfolio are issued by U.S. government sponsored enterprises.  The fair values for all AFS securities are based on quoted prices for similar securities.  Various modeling techniques are used to determine pricing for the Company’s securities, including option pricing and discounted cash flow models. The inputs to these models may include benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids, offers and reference data.  There are some AFS securities in the AFS portfolio that have significant unobservable inputs requiring the independent pricing services to use some judgment in pricing the related securities.  These AFS securities are classified as Level 3.  All other AFS securities are classified as Level 2.

The following tables provide the level of valuation assumption used to determine the carrying value of the Company’s AFS securities measured at fair value on a recurring basis at September 30, 2010 and 2009.

	September 30, 2010
		Quoted Prices	Significant	Significant
		in Active Markets	Other Observable	Unobservable
	Carrying	for Identical Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)(1)
	(Dollars in thousands)
AFS securities:
GSE debentures	$50,255	$--	$50,255	$--
Municipal bonds	2,819	--	2,819	--
Trust preferred securities	2,796	--	--	2,796
MBS	1,004,496	--	1,004,496	--
	$1,060,366	$--	$1,057,570	$2,796

	September 30, 2009
		Quoted Prices	Significant	Significant
		in Active Markets	Other Observable	Unobservable
	Carrying	for Identical Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)(2)
	(Dollars in thousands)
AFS securities:
GSE debentures	$229,875	$--	$229,875	$--
Municipal bonds	2,799	--	2,799	--
Trust preferred securities	2,110	--	--	2,110
MBS	1,389,211	--	1,389,211	--
	$1,623,995	$--	$1,621,885	$2,110

(1)
The Company’s Level 3 AFS securities have had no activity from September 30, 2009 to September 30, 2010, except for principal repayments of $93 thousand and reductions in net unrealized losses recognized in other comprehensive income.  Reductions of net unrealized losses included in other comprehensive income for the year ended September 30, 2010 were $460 thousand.

(2)
The Company’s Level 3 AFS securities have had no activity from September 30, 2008 to September 30, 2009, except for principal repayments of $132 thousand and increases in net unrealized losses recognized in other comprehensive income.  Increases in net unrealized losses included in other comprehensive income for the years ended September 30, 2009 were $286 thousand.

The following is a description of valuation methodologies used for significant assets measured at fair value on a non-recurring basis.

Loans Receivable - Loans which meet certain criteria are evaluated individually for impairment. A loan is considered impaired when, based upon current information and events, it is probable the Bank will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the loan agreement.  Impaired loans at September 30, 2010 were $57.1 million.  Substantially all of the Bank’s impaired loans at September 30, 2010 are secured by residential real estate.  These impaired loans are individually assessed to ensure that the carrying value of the loan is not in excess of the fair value of the collateral, less estimated selling costs. Fair value is estimated through current appraisals, automated valuation models, broker price opinions, or listing prices.  Fair values may be adjusted by management to reflect current economic and market conditions and, as such, are classified as Level 3.  Based on this evaluation, the Company maintained an allowance for loan losses of $4.3 million at September 30, 2010 for such impaired loans.

REO, net - REO represents real estate acquired as a result of foreclosure or by deed in lieu of foreclosure and is carried at the lower-of-cost-or fair value.  Fair value is estimated through current appraisals, automated valuation models, broker price opinions, or listing prices.  As these properties are actively marketed, estimated fair values may be adjusted by management to reflect current economic and market conditions and, as such, are classified as Level 3.  REO at September 30, 2010 was $9.9 million.  During the year ended September 30, 2010, charge-offs to the allowance for loan losses related to loans that were transferred to REO were $2.0 million, and write downs related to REO that were charged to other expense were $655 thousand.

The following tables provide the level of valuation assumption used to determine the carrying value of the Company’s assets measured at fair value on a non-recurring basis at September 30, 2010 and 2009.

	September 30, 2010
		Quoted Prices	Significant	Significant
		in Active Markets	Other Observable	Unobservable
	Carrying	for Identical Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
	(Dollars in thousands)

Impaired loans	$57,118	$--	$--	$57,118
REO, net	9,920	--	--	9,920
	$67,038	$--	$--	$67,038

	September 30, 2009
		Quoted Prices	Significant	Significant
		in Active Markets	Other Observable	Unobservable
	Carrying	for Identical Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
	(Dollars in thousands)

Impaired loans	$41,399	$--	$--	$41,399
REO, net	7,404	--	--	7,404
	$48,803	$--	$--	$48,803

Fair Value Disclosures - The Company determined estimated fair value amounts using available market information applying from a variety of valuation methodologies.  However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amount the Company could realize in a current market exchange.  The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts.  The fair value estimates presented herein are based on pertinent information available to management as of September 30, 2010 and 2009.  Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date.

The carrying amounts and estimated fair values of the Company’s financial instruments as of September 30, 2010 and 2009 were as follows:

	2010		2009
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$65,217	$65,217	$41,154	$41,154
Investment securities:
AFS	55,870	55,870	234,784	234,784
HTM	1,276,786	1,283,880	245,920	248,929
MBS:
AFS	1,004,496	1,004,496	1,389,211	1,389,211
HTM	603,368	629,574	603,256	627,829
Loans receivable	5,168,202	5,392,550	5,603,965	5,801,724
BOLI	54,710	54,710	53,509	53,509
Capital stock of FHLB	120,866	120,866	133,064	133,064
Liabilities:
Deposits	4,386,310	4,459,052	4,228,609	4,294,454
FHLB Advances	2,348,371	2,557,064	2,392,570	2,554,206
Other borrowings	668,609	701,099	713,609	742,301

The following methods and assumptions were used to estimate the fair value of the financial instruments:

Cash and Cash Equivalents - The carrying amounts of cash and cash equivalents are considered to approximate their fair value due to the nature of the financial asset.

Investment Securities and MBS - Estimated fair values of securities are based on one of three methods:  1) quoted market prices where available, 2) quoted market prices for similar instruments if quoted market prices are not available, 3) unobservable data that represents the Bank’s assumptions about items that market participants would consider in determining fair value where no market data is available.  AFS securities are carried at estimated fair value.  HTM securities are carried at amortized cost.

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

BOLI - The carrying value of BOLI is considered to approximate its fair value due to the nature of the financial asset.

Capital Stock of FHLB – The carrying value of FHLB stock equals cost.  The fair value is based on redemption at par value.

Deposits - The estimated fair value of demand deposits, savings, and money market accounts is the amount payable on demand at the reporting date.  The estimated fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using a margin to the LIBOR curve.

Advances from FHLB - The estimated fair value of advances from FHLB is determined by discounting the future cash flows of each advance using a margin to the LIBOR curve.

Other Borrowings – Other borrowings consists of repurchase agreements and the debentures. The estimated fair value of the repurchase agreements is determined by discounting the future cash flows of each agreement using a margin to the LIBOR curve.  The debentures have a variable rate structure, with the ability to redeem at par; therefore, the carrying value of the debentures approximates their estimated fair value.

15.	PLAN OF CONVERSION AND REORGANIZATION

The Board of Directors of MHC, the Company and the Bank adopted a Plan of Conversion and Reorganization (the “Plan”) on May 5, 2010. Pursuant to the Plan, MHC will convert from the mutual holding company form of organization to a stock form of organization.  MHC will be merged into the Company, and MHC will no longer exist. Pursuant to the Plan, the Company, which owns 100% of the Bank, also will be succeeded by a new Maryland corporation, named Capitol Federal Financial, Inc.  As part of the conversion, MHC’s ownership interest of the Company will be offered for sale in a public offering.  The existing publicly held shares of the Company, which represents the remaining ownership interest in the Company, will be exchanged for new shares of common stock of Capitol Federal Financial, Inc., the new Maryland corporation.  The exchange ratio will ensure that immediately after the conversion and public offering, the public stockholders of the Company will own the same aggregate percentage of Capitol Federal Financial, Inc. common stock that they owned of the Company common stock immediately prior to that time.  When the conversion and public offering are completed, all of the outstanding capital stock of the Bank will be owned by Capitol Federal Financial, Inc. and all of the outstanding capital stock of Capitol Federal Financial, Inc. will be owned by the public.  In addition, Capitol Federal Financial, Inc. intends to fund a $40.0 million cash contribution to the Bank’s charitable foundation in connection with the conversion.

In July 2010, the Company received conditional approval from the OTS to reorganize from a two-tier mutual holding company structure to a stock holding company structure and commence a “second-step” stock offering of new shares of common stock.  The conversion and reorganization was approved by the Company’s shareholders and members of MHC in August 2010.  The conversion and reorganization is expected to be completed by the end of calendar year 2010, subject to the receipt of final regulatory approvals.

The Plan provides for the establishment, upon the completion of the reorganization, of special “liquidation accounts” at Capitol Federal Financial, Inc. and at the Bank for the benefit of certain depositors of the Bank in an amount equal to MHC’s ownership interest in the retained earnings of the Company as of the date of the latest balance sheet contained in the prospectus for the public offering. Following the completion of the reorganization, under the rules of the OTS, neither Capitol Federal Financial, Inc. nor the Bank, will be permitted to pay dividends on its capital stock to its stockholders, if stockholders’ equity would be reduced below the amount of its liquidation account.

Direct costs of the conversion and public offering will be deferred and reduce the proceeds from the shares sold in the public offering.  If the conversion and public offering are not completed, all costs will be charged to expense in the period in which the public offering is terminated.  As of September 30, 2010, the Company had incurred and deferred $6.0 million in costs related to the offering.

16.	SUBSEQUENT EVENTS

In preparing these financial statements, management has evaluated events occurring subsequent to September 30, 2010, for potential recognition and disclosure.  There have been no material events or transactions which would require adjustments to the consolidated financial statements at September 30, 2010.

Subsequent to September 30, 2010, the registration statement relating to the sale of common stock by Capitol Federal Financial, Inc., was declared effective by the SEC.  Completion of the conversion and offering is subject to, among other things, the receipt of final regulatory approvals.

17.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents summarized quarterly data for each of the years indicated for the Company.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
	(Dollars and counts in thousands, except per share amounts)
2010
Total interest and dividend income	$98,887	$93,707	$91,485	$89,972	$374,051
Net interest income	44,854	42,683	40,887	41,141	169,565
Provision for loan losses	3,115	3,200	1,816	750	8,881
Net income	20,980	14,655	16,758	15,447	67,840
Basic earnings per share	0.29	0.20	0.23	0.21	0.93
Diluted earnings per share	0.29	0.20	0.23	0.21	0.93
Dividends paid per public share	0.79	0.50	0.50	0.50	2.29
Average number of shares outstanding	73,267	73,214	73,273	73,326	73,270

2009
Total interest and dividend income	$105,273	$104,335	$103,078	$100,100	$412,786
Net interest income	41,218	45,862	45,922	43,640	176,642
Provision for loan losses	549	2,107	3,112	623	6,391
Net income	15,852	18,132	15,476	16,838	66,298
Basic earnings per share	0.22	0.25	0.21	0.23	0.91
Diluted earnings per share	0.22	0.25	0.21	0.23	0.91
Dividends paid per public share	0.61	0.50	0.50	0.50	2.11
Average number of shares outstanding	73,063	73,113	73,173	73,227	73,144

18.	PARENT COMPANY FINANCIAL INFORMATION (PARENT COMPANY ONLY)

The Company serves as the holding company for the Bank (see Note 1).  The Company’s (parent company only) balance sheets as of September 30, 2010 and 2009, and the related statements of income and cash flows for each of the three years in the period ended September 30, 2010 are as follows:

BALANCE SHEETS
SEPTEMBER 30, 2010 and 2009
(Dollars in thousands, except share amounts)

	2010	2009
ASSETS

Cash and cash equivalents	$88,098	$54,101
Investment in the Bank and Capitol Federal Financial, Inc.	857,115	869,028
Investment in certificates of deposit at the Bank	55,000	60,000
Note receivable - ESOP	8,024	10,411
Other assets	7,604	1,622
Income tax receivable	138	162
TOTAL ASSETS	$1,015,979	$995,324

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:

Accounts payable and accrued expenses	$420	$417
Other borrowings	53,609	53,609
Total liabilities	54,029	54,026

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; 50,000,000 shares authorized,
no shares issued or outstanding	--	--
Common stock, $.01 par value; 450,000,000 shares authorized,
91,512,287 shares issued; 73,992,678 and 74,099,355 shares	915	915
outstanding as of September 30, 2010 and 2009, respectively
Additional paid-in capital	457,795	452,872
Unearned compensation - ESOP	(6,050)	(8,066)
Unearned compensation - RRP	(255)	(330)
Retained earnings	801,044	781,604
Accumulated other comprehensive gain (loss)	31,862	33,870
	1,285,311	1,260,865
Treasury stock, at cost, 17,519,609 and 17,412,932 shares as of
September 30, 2010 and 2009, respectively	(323,361)	(319,567)

Total stockholders’ equity	961,950	941,298

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,015,979	$995,324

STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2010, 2009 and 2008
(Dollars in thousands)

	2010	2009	2008

INTEREST AND DIVIDEND INCOME:
Dividend income from the Bank	$84,869	$50,056	$41,511
Interest income from other investments	2,927	3,612	4,683
Total interest and dividend income	87,796	53,668	46,194

INTEREST EXPENSE	1,680	2,573	3,624

NET INTEREST INCOME	86,116	51,095	42,570

OTHER INCOME	50	76	107

OTHER EXPENSES:
Salaries and employee benefits	929	1,108	975
Other, net	763	471	380
Total other expenses	1,692	1,579	1,355

INCOME BEFORE INCOME TAX BENEFIT AND EQUITY IN
(EXCESS OF DISTRIBUTION OVER) UNDISTRIBUTED
EARNINGS OF SUBSIDIARY	84,474	49,592	41,322

INCOME TAX BENEFIT	(138)	(162)	(66)

INCOME BEFORE EQUITY IN (EXCESS OF DISTRIBUTION OVER)
UNDISTRIBUTED EARNINGS OF SUBSIDIARY	84,612	49,754	41,388

EQUITY IN (EXCESS OF DISTRIBUTION OVER)
UNDISTRIBUTED EARNINGS OF SUBSIDIARY	(16,772)	16,544	9,566

NET INCOME	$67,840	$66,298	$50,954

STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2010, 2009 and 2008
(Dollars in thousands)

	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$67,840	$66,298	$50,954
Adjustments to reconcile net income to net cash provided by
operating activities:
Equity in excess of distribution over/(undistributed)
earnings of subsidiary	16,772	(16,544)	(9,566)
Amortization of deferred debt issuance costs	--	28	57
Other, net	1	14	3
Changes in:
Other assets	--	2,999	(2,982)
Income taxes receivable/payable	24	(95)	(295)
Accounts payable and accrued expenses	3	(292)	(1,669)
Net cash flows provided by operating activities	84,640	52,408	36,502

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of Bank certificates of deposit	5,000	--	--
Purchase of Capitol Federal Financial, Inc. stock	(1)	--	--
Principal collected on notes receivable from ESOP	2,387	2,256	2,132
Net cash flows provided by investing activities	7,386	2,256	2,132

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment from subsidiary for sale of treasury stock related to
RRP shares	162	87	322
Dividends paid	(48,400)	(44,069)	(41,426)
Acquisition of treasury stock	(4,019)	(2,426)	(7,307)
Stock options exercised	210	1,337	623
Deferred offering costs	(5,982)	--	--
Net cash flows used in financing activities	(58,029)	(45,071)	(47,788)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	33,997	9,593	(9,154)

CASH AND CASH EQUIVALENTS:
Beginning of year	54,101	44,508	53,662

End of year	$88,098	$54,101	$44,508

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest payments	$1,678	$2,866	$3,929

stockholder INFORMATION

Annual Meeting
The Annual Meeting of Stockholders will be held at 10:00 a.m. local time on February 22, 2011, at the Bradbury Thompson Center, 1700 SW Jewell on the Washburn University campus in Topeka, Kansas.

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

FISCAL YEAR 2010	HIGH	LOW	DIVIDENDS
First Quarter	$33.36	$28.19	$0.79
Second Quarter	$38.20	$30.76	$0.50
Third Quarter	$38.49	$31.16	$0.50
Fourth Quarter	$34.10	$23.97	$0.50

FISCAL YEAR 2009	HIGH	LOW	DIVIDENDS
First Quarter	$47.64	$33.06	$0.61
Second Quarter	$45.77	$33.02	$0.50
Third Quarter	$44.93	$34.91	$0.50
Fourth Quarter	$39.29	$30.24	$0.50

The combination of regular quarterly dividends and the special year end dividend paid in November 2010 resulted in total cash dividends of $2.30 per share paid to public stockholders in calendar year 2010. Total cash dividends paid to public stockholders during calendar year 2009 were $2.29 per share.

Our cash dividend payout policy is continually reviewed by management and the board of directors. Dividend payments depend upon a number of factors including the Company's financial condition, results of operations, regulatory capital requirements of the Bank, other regulatory limitations on the Bank's ability to make capital distributions to the Company and the continued waiver of dividends by Capitol Federal Savings Bank MHC. The Company relies significantly upon dividends originating from the Bank to accumulate cash for the payment of dividends to Company stockholders. See Notes 1 and 13 in the Notes to Consolidated Financial Statements for a discussion of restrictions on the Bank's ability to pay dividends.

At November 12, 2010, there were 73,992,678 shares of Capitol Federal Financial common stock issued and outstanding and approximately 9,123 stockholders of record.

Stockholders and General Inquiries
James D. Wempe, Vice President
Capitol Federal Financial, 700 South Kansas Avenue, Topeka, KS 66603, (785) 270-6055
e-mail: jwempe@capfed.com
Copies of our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 are available at no charge to stockholders upon request.

Transfer Agent
American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038, (800) 937-5449

89